As filed with the United States Securities and Exchange Commission on June 27, 2022
Registration No. 333-262203

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vector Holding, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation Or Organization)	7389 (Primary Standard Industrial Classification Code Number)	87-3764229 (I.R.S. Employer Identification Number)
251 Little Falls Drive,
Wilmington, New Castle
County, Delaware 19808
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Chinh E. Chu
Chief Executive Officer
200 Park Avenue, 58th Floor,
New York, NY 10166
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Peter S. Seligson, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	James R. Griffin, Esq. Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 (214) 746-7779	Kyle C. Krpata, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 (650) 802-3093

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business
Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 27, 2022
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF CC NEUBERGER PRINCIPAL HOLDINGS II
PROSPECTUS FOR
189,735,093 SHARES OF CLASS A COMMON STOCK, 2,570,000 SHARES OF SERIES B-1 COMMON
STOCK, 2,570,000 SHARES OF SERIES B-2 COMMON STOCK AND 39,260,000 WARRANTS TO PURCHASE CLASS A COMMON STOCK
OF
VECTOR HOLDING, LLC
(TO BE RENAMED GETTY IMAGES HOLDINGS, INC.)

To the Shareholders of CC Neuberger Principal Holdings II:
You are cordially invited to attend the Extraordinary General Meeting (the “Shareholders Meeting”) of CC Neuberger Principal Holdings II (“CCNB”) on [•], 2022 at 9:00 a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, for the purpose of voting on CCNB’s proposed Business Combination (as defined below) with Griffey Global Holdings, Inc. (“Getty Images”) and the other matters described in the accompanying proxy statement/prospectus.
The board of directors of CCNB (the “CCNB Board”) has unanimously approved the Business Combination Agreement, dated December 9, 2021 (the “Business Combination Agreement”), by and among CCNB, Vector Holding, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of CCNB (“New CCNB”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CCNB (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CCNB (“G Merger Sub 2”), Getty Images and Griffey Investors, L.P., a Delaware limited partnership, solely for the purposes of certain sections set forth therein, pursuant to which (a) on the business day prior to the date of the closing of the Business Combination (the “Closing Date”), New CCNB will statutorily convert from a Delaware limited liability company to a Delaware corporation (the “Statutory Conversion”) and at 12:01 a.m. on the Closing Date, CCNB will be merged with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB (the “Domestication Merger”), (b) on the Closing Date following the Domestication Merger, G Merger Sub 1 will be merged with and into Getty Images, with Getty Images surviving the merger as an indirect wholly-owned subsidiary of New CCNB (the “First Getty Merger”) and (c) immediately after the First Getty Merger, Getty Images will be merged with and into G Merger Sub 2 with G Merger Sub 2 surviving the merger as an indirect wholly-owned subsidiary of New CCNB (the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”). The transactions contemplated by the Business Combination Agreement, including the Statutory Conversion, the Domestication Merger, the First Getty Merger and the Second Getty Merger, are referred to herein as the “Business Combination.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A. In connection with the Business Combination, New CCNB will change its name to “Getty Images Holdings, Inc.”
In addition, in connection with CCNB’s initial public offering (“IPO”), CCNB entered into (a) that certain Forward Purchase Agreement, dated August 4, 2020 (the “Forward Purchase Agreement”), with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), which provides for the purchase of up to 20,000,000 shares of Class A common stock of New CCNB (“New CCNB Class A Common Stock”), par value $0.0001 per share (the “Forward Purchase Shares”), plus 3,750,000 redeemable warrants to purchase one share of New CCNB Class A Common Stock at $11.50 per share (the “Forward Purchase Warrants” and, together with the Forward Purchase Shares, the “Forward Purchase Securities”), for a purchase price of $200,000,000 or $10.00 per share of New CCNB Class A Common Stock (the “Forward Purchase Amount”), in a private placement to close concurrently with the closing of CCNB’s initial business combination (which will be the Business Combination should it occur) The purchase of the Forward Purchase Securities will be made regardless of whether any Class A ordinary shares of CCNB (“CCNB Class A Ordinary Shares”) included in the units issued in the IPO (“public shares”) are redeemed by CCNB’s public shareholders. The Forward Purchase Securities will be issued only in connection with the closing of the Business Combination (the “Closing”). The proceeds from the sale of Forward Purchase Securities will be part of the consideration payable under the Business Combination Agreement. Getty Images is a third party beneficiary of CCNB’s rights to enforce NBOKS’ obligation to fund pursuant to the Forward Purchase Agreement (as amended by the NBOKS Side Letter (as defined below)), subject to the terms and conditions set forth therein and (b) that certain Backstop Facility Agreement (the “Backstop Agreement”), dated November 16, 2020, with NBOKS, substantially in the form attached as Annex S to the accompanying proxy statement/prospectus, pursuant to which NBOKS agreed to, subject to (ii) the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein and (ii) the terms of the Business Combination Agreement, allocate up to an aggregate of $300,000,000 to subscribe for shares of New CCNB Class A Common Stock at $10.00 per share in connection with the Business Combination, which amount will not exceed the number of shares of CCNB subject to redemption (the “Backstop”). The Backstop Agreement will terminate automatically upon the termination of the Business Combination Agreement or otherwise in accordance with its terms. Getty Images is a third party beneficiary of CCNB’s rights to enforce NBOKS’ obligation to fund pursuant to the Backstop Agreement (as amended by the NBOKS Side Letter), subject to the terms and conditions set forth therein.
In connection with the signing of the Business Combination Agreement, New CCNB, CCNB and NBOKS entered into a side letter to (i) the Forward Purchase Agreement and (ii) the Backstop Agreement, attached here as Annex F to this proxy statement/prospectus (the “NBOKS Side Letter”), which NBOKS Side Letter provides for the assignment of CCNB’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination.
Concurrently with the execution of the Business Combination Agreement, CCNB and New CCNB entered into the Subscription Agreements with the Sponsor and Getty Investments (the “PIPE Subscription Agreements”). Additionally, on December 28, 2021, CCNB and New CCNB entered into the Permitted Equity Subscription Agreement with Multiply Group (the “Permitted Equity Subscription Agreement”). Pursuant to the PIPE Subscription Agreements and the Permitted Equity Subscription Agreement, the Sponsor, Getty Investments and Multiply Group agreed to subscribe for and purchase, and CCNB and New CCNB agreed to issue and sell to such investors, on the Closing Date, an aggregate of 22,500,000 shares of New CCNB Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $225,000,000. The shares of New CCNB Class A Common Stock to be issued pursuant to the PIPE Subscription Agreements and the Permitted Equity Subscription Agreement have not been registered under the Securities Act of 1933, as amended, and will be issued in reliance on the availability of an exemption from such registration. The PIPE Subscription Agreements and the Permitted Equity Subscription Agreement provide for certain customary registration rights. For additional information, see “Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Subscription Agreements and Permitted Equity Subscription Agreement.”
New CCNB intends to apply to list its common stock and warrants on the New York Stock Exchange (the “NYSE”) under the symbols “GETY” and “GETY WS,” respectively, upon the Closing. CCNB’s publicly-traded ordinary shares, units (if not previously separated) and warrants are currently listed on the NYSE under the symbols “PRPB,” “PRPB.U” and “PRPB WS,” respectively. CCNB’s publicly-traded units will automatically separate into the component securities (that is, common stock and warrants) upon consummation of the Business Combination.
The New CCNB Post-Closing Certificate of Incorporation will authorize the following classes of stock: preferred stock; New CCNB Class A Common Stock; and New CCNB Class B Common Stock.
Except as otherwise required by law, each holder of New CCNB Class A Common Stock is entitled to one vote for each share on all matters properly submitted to a vote of the New CCNB Stockholders, including the election of directors. New CCNB Stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.
Except as otherwise required by law, the shares of New CCNB Class B Common Stock are non-voting and do not confer economic rights other than the accrual of certain dividends. If entitled to vote by law, each holder of New CCNB Class B Common Stock is entitled to one vote per share. Under the DGCL, an amendment to a corporation’s charter generally requires the approval of the corporation’s board of directors and the holders of a majority of the outstanding stock, whether New CCNB Class A Common Stock or New CCNB Class B Common Stock, entitled to vote thereon unless the charter requires a higher vote. Accordingly, when holders of New CCNB Class B Common Stock are entitled to vote by law, they will vote together with the holders of New CCNB Class A Common Stock, unless, pursuant to the DGCL, the amendment of the charter adversely alters or changes the powers, preferences or special rights of only one class of the series, where only the holders of such adversely affected class of shares will be entitled to vote on the proposed amendment. All such Restricted Sponsor Shares are restricted shares that are subject to certain performance-based conversion events, and upon the occurrence of any B-1 Vesting Event or B-2 Vesting Event applicable to any shares of New CCNB Class B Common Stock that occurs during the Earn-Out Period (as defined in the New CCNB Post-Closing Certificate of Incorporation), such shares of New CCNB Class B Common Stock will be automatically converted into an equal number of shares of New CCNB Class A Common Stock. The shares of New CCNB Class B Common Stock will only be issued to the Sponsor and the Independent Directors.
CCNB is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at an extraordinary general meeting to be held on [•], 2022 for the purpose of voting on the Business Combination and the other matters described herein. Whether or not you plan to attend the Shareholders Meeting, we urge all of CCNB’s shareholders to read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of CCNB and Getty Images, carefully and in their entirety. In particular, we urge you to read carefully the section titled “Risk Factors” beginning on page 71 of the accompanying proxy statement/prospectus.
The CCNB Board has unanimously approved the Business Combination Agreement and unanimously recommends that the CCNB Shareholders vote “FOR” all of the proposals presented to CCNB Shareholders at the Shareholders Meeting. When you consider the CCNB Board recommendation of these proposals, you should keep in mind that directors and officers of CCNB have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Shareholder Proposal 2: The Business Combination Proposal — Interests of CCNB’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus.
Pursuant to CCNB’s amended and restated memorandum and articles of association (the “Existing Organizational Documents”), CCNB’s public shareholders may request that CCNB redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising their Redemption Right (as defined in the accompanying proxy statement/prospectus) with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (the “Transfer Agent”), CCNB’s transfer agent, directly and instruct it to do so. The Redemption Right includes the requirement that a holder must identify itself as a beneficial holder, such as by providing its legal name, phone number and address to the Transfer Agent, in order to validly redeem its shares. Public shareholders may elect to redeem public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, all public shares submitted for redemption will be returned to the respective holder, broker or bank, and CCNB instead may search for an alternative initial business combination. If the Business Combination is consummated, and if a public shareholder properly exercises its Redemption Right with respect to all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, CCNB will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established by CCNB pursuant to that certain trust agreement, dated August 4, 2020, established at the consummation of the IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.01 per issued and outstanding public share. If a public shareholder exercises its Redemption Right in full, then it will be electing to exchange its public shares for cash and will no longer own such public shares. The redemption will take place following the Domestication Merger and accordingly its shares of New CCNB Class A Common Stock will be redeemed immediately after consummation of the Business Combination. See “Shareholders Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Business Combination Agreement provides that the obligation of Getty Images to consummate the Business Combination is conditioned on, among other things, as of 6:00 a.m. Eastern Time on the Closing Date, the amount equal to (a) the sum of the aggregate outstanding principal amount of indebtedness for borrowed money under the (i) Credit Agreement dated as of February 19, 2019, by and among Abe Investment Holdings, Inc. (as the parent borrower), Getty Images, Inc. (as a borrower), Griffey Midco (DE), LLC, J.P. Morgan Chase Bank, N.A., as the administrative agent, and the other parties thereto, (ii) senior unsecured notes in the aggregate principal amount of $300,000,000 issued pursuant to the Indenture, dated as of February 19, 2019, by and among Getty Images, Inc. (as the company) and Wilmington Trust, National Association (as the trustee), as supplemented by that certain First Supplemental Indenture, dated as of February 19, 2019, by and among Getty Images, Inc. (as the company), Wilmington Trust, National Association (as the trustee) and the subsidiary guarantors party thereto from time to time (the “Senior Unsecured Notes”) and (iii) any new debt financing, minus (b) the Available Cash (as defined in the accompanying proxy statement/prospectus) (collectively, “Net Funded Indebtedness”) being equal to or less than $1,350,000,000 (the “Maximum Net Indebtedness Amount” and, such condition, the “Net Funded Indebtedness Condition”). If this Net Funded Indebtedness Condition is not met, and such condition is not waived by Getty Images, then the Business Combination Agreement may be terminated and the proposed Business Combination may not be consummated. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that any party to the Business Combination Agreement would waive any such closing condition of the Business Combination Agreement. In addition, in no event will CCNB redeem public shares in an amount that would cause CCNB’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
Your vote is very important.   Whether or not you plan to attend the Shareholders Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholders Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholders Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal and Domestication Merger Proposal (collectively, the “Required CCNB Shareholder Proposals”) are approved at the Shareholders Meeting. Each of the Required CCNB Shareholder Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal (as defined in the accompanying proxy statement/prospectus) is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholders Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholders Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholders Meeting. If you are a shareholder of record and you attend the Shareholders Meeting and wish to vote in person, you may withdraw your proxy and vote in person (including by voting online at the meeting if the meeting is conducted virtually).
We look forward to your participation at the Shareholders Meeting.

Chinh E. Chu
Director and Chief Executive Officer of CC Neuberger Principal Holdings II
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated [•], 2022, and is expected to be first mailed to CCNB Shareholders on or about [•], 2022.

CC NEUBERGER PRINCIPAL HOLDINGS II
A Cayman Islands Exempted Company
(Company Number 359073)
200 Park Avenue, 58th Floor
New York, New York 10166
To the Shareholders of CC Neuberger Principal Holdings II:
You are cordially invited to attend the extraordinary general meeting in lieu of the annual general meeting (the “Shareholders Meeting”) of CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), at 9:00 a.m., Eastern Time, on [•], 2022 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.
As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association (the “Existing Organizational Documents”). If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. You are cordially invited to attend the Shareholders Meeting to conduct the following important items of business:
1.
Domestication Merger Proposal — To consider and vote upon a proposal by special resolution to approve CCNB merging with and into Vector Domestication Merger Sub, LLC (“Domestication Merger Sub”) in accordance with Section 18-209 of the DLLCA and ceasing to exist in the Cayman Islands in accordance with Part XVI the Companies Act, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB (the “Domestication Merger”), and all outstanding securities of CCNB will convert to outstanding securities of New CCNB, as described in more detail in the accompanying proxy statement/prospectus (the “Domestication Merger Proposal”);

2.
Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement, dated December 9, 2021 (the “Business Combination Agreement”), by and among CCNB, New CCNB, Domestication Merger Sub, Vector Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CCNB (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CCNB (“G Merger Sub 2”), Griffey Global Holdings, Inc., a Delaware corporation (“Getty Images”) and Griffey Investors, L.P., a Delaware limited partnership, solely for the purposes of certain sections set forth therein, a copy of which is attached as Annex A to this proxy statement/prospectus, and approve the transactions contemplated thereby (including the Getty Mergers) (the “Business Combination” and such proposal, the “Business Combination Proposal”); and

3.
Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. This proposal will only be presented at the Shareholders Meeting (i) to the extent necessary to ensure that any legally required supplement or amendment to the proxy statement/prospectus is provided to CCNB Shareholders, (ii) if there are insufficient voting interests of CCNB represented (either in person or by proxy) to constitute a quorum, (iii) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Required CCNB Shareholder Proposals, (iv) if the holders of public shares have elected to redeem such shares such that the Net Funded Indebtedness Condition (as defined in the accompanying proxy statement/prospectus) would not be satisfied, or (v) in the case of clauses “(ii)” and “(iii)”, upon the reasonable request of Getty Images (the “Adjournment Proposal”).

The above matters are more fully described in this proxy statement/prospectus. We urge you to read carefully the proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of CCNB and Getty Images.
It is anticipated that, upon completion of the Business Combination, and assuming no holders of CCNB Class A Ordinary Shares included in the units issued in the IPO (such shares “public shares,” and such holders, “public shareholders”) exercise their Redemption Right (as defined in the accompanying proxy statement/prospectus): (i) CCNB’s public shareholders will retain an ownership interest of approximately 21.7% of the issued and outstanding shares of New CCNB Common Stock; (ii) CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and its affiliates, including CCNB Sponsor 2 Holdings LLC (“CC Holdings”) and Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”, and together with CC Holdings, the “Founder Holders”), and our current independent directors Joel Alsfine, James Quella and Jonathan Gear (collectively, the “Independent Directors”) will own approximately 14.6% of the issued and outstanding shares of New CCNB Common Stock (including 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock subject to certain vesting restrictions pursuant to the Sponsor Side Letter, any shares to be issued to the Sponsor in connection with the PIPE Investment and NBOKS in connection with the Backstop Agreement); (iii) Multiply Group will own approximately 2.0% of the issued and outstanding shares of New CCNB Common Stock pursuant to the Permitted Equity Financing and (iv) Getty Images Stockholders will own approximately 61.8% of the issued and outstanding shares of New CCNB Common Stock. The Getty Family Stockholders will own approximately 36.7% of the issued and outstanding shares of New CCNB Common Stock (including shares purchased in connection with the PIPE Investment and excluding the potential issuance of any Earn-Out Shares), and the other limited partners of the Partnership will own approximately 16.2% of the issued and outstanding shares of New CCNB Common Stock. These levels of ownership assume (A) that prior to the Closing no CCNB Warrants will be exercised, (B) that at or after the Closing no New CCNB Warrants or Forward Purchase Warrants will be exercised, (C) a net exercise of Getty Images’ rollover vested options on a post-exercise basis at $10 per share at the time of exercise (excluding the exercise of Getty Images’ unvested options), (D) no additional Permitted Equity Financing is entered into prior to the Closing and (E) the Optional Equity Cure Amount is zero.
The Existing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against CCNB arising out of or relating in any way to the Existing Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) CCNB irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. CCNB will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, CCNB does not intend to apply these provisions of the Existing Warrant Agreement to suits brought to enforce any liability or duty created by the Exchange Act (which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce a duty or liability created by the Exchange Act or the rules and regulations thereunder) or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with CCNB, which may discourage such lawsuits. Alternatively, if a court were to find this provision of CCNB’s Existing Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, CCNB may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect CCNB’s business, financial condition and results of operations and result in a diversion of the time and resources of CCNB’s management and the CCNB Board.
The New CCNB Post-Closing Certificate of Incorporation provides that, unless New CCNB consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court of the District of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for:
•
any derivative action or proceeding brought on behalf of New CCNB;

•
any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of New CCNB to New CCNB or New CCNB’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty;

•
any action or proceeding against New CCNB or any current or former director, officer or other employee of New CCNB or any stockholder (a) arising pursuant to any provision of the DGCL, the New CCNB Post-Closing Certificate of Incorporation or the New CCNB Post-Closing Bylaw (as each may be amended, restated, modified, supplemented or waived from time to time) or (b) as to which the Delaware General Corporation Law ("DGCL") confers jurisdiction on the Court of Chancery of the State of Delaware;

•
any action or proceeding to interpret, apply, enforce or determine the validity of the New CCNB Post-Closing Certificate of Incorporation of the New CCNB Post-Closing Bylaws (including any right, obligation or remedy thereunder);

•
any action asserting a claim against New CCNB or any director, officer or other employee of New CCNB or any stockholder, governed by the internal affairs doctrine; and

•
any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New CCNB or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will not apply to actions arising under the Securities Act, as other provisions in the New CCNB Post-Closing Certificate of Incorporation designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of New CCNB’s securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, New CCNB we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the New CCNB Post-Closing Certificate of Incorporation. However, there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive forum provision contained in the New CCNB Post-Closing Certificate of Incorporation to be inapplicable or unenforceable in an action, New CCNB may incur additional costs associated with resolving such action in other jurisdictions, which could harm New CCNB’s business, results of operations and financial condition.
The Record Date for the Shareholders Meeting is [•], 2022. Only shareholders of record at the close of business on that date may vote at the Shareholders Meeting or any adjournment thereof. A complete list of our shareholders of record entitled to vote at the Shareholders Meeting will be available for ten days before the Shareholders Meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Shareholders Meeting.
Pursuant to the Existing Organizational Documents, we are providing our public shareholders with the opportunity to redeem, upon the consummation of the Business Combination, public shares then held by them for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) established in connection with our initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our tax obligations, divided by the number of then outstanding public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their public shares will not be reduced by the transaction expenses incurred in connection with the Business Combination. For illustrative purposes, as of March 31, 2022, the estimated per share redemption price would have been approximately $10.01. Public shareholders may elect to redeem their shares even if they vote “FOR” the Business Combination.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your Redemption Right (as defined in the accompanying proxy statement/prospectus) with respect to the public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on [•], 2022, (a) submit a written request to Continental Stock Transfer & Trust Company, CCNB’s transfer agent (the “Transfer Agent”), that CCNB redeem your public shares for cash and (b) deliver your share certificates (if any) and other redemptions forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising their Redemption Right with respect to the public shares. Any request for redemption, once made by a public shareholder, may not be withdrawn once submitted to CCNB unless CCNB’s board of directors (the “CCNB Board”) determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares included in the units sold in our IPO. We have no specified maximum redemption threshold under the Existing Organizational Documents, other than the aforementioned 15% threshold, except that in no event will we redeem ordinary shares in an amount that would cause our net tangible assets to be less than $5,000,001. Each redemption of public shares by our public shareholders will reduce the amount in our Trust Account. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in this proxy statement/prospectus assumes that none of our public shareholders exercise their Redemption Right with respect to their public shares.
The Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote all of their Founder Shares and any public shares purchased during or after our IPO in favor of the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor and the Independent Directors own, collectively, approximately 23.7% of our issued and outstanding Ordinary Shares, including all of the Founder Shares. Additionally, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have, for no additional consideration, agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
The Business Combination is conditioned on the approval of the Business Combination Proposal and the Domestication Merger Proposal (collectively, the “Required CCNB Shareholder Proposals”) at the Shareholders Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
It is important for you to note that in the event the Required CCNB Shareholder Proposals do not receive the requisite vote for approval, CCNB will not consummate the Business Combination. Unless CCNB amends its Existing Organizational Documents (which requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the outstanding CCNB ordinary shares, who, being present and entitled to vote at a meeting of CCNB’s shareholders, vote at such meeting) and amends certain other agreements into which CCNB has entered in order to extend the life of CCNB, in the event CCNB does not consummate the Business Combination and fails to complete an initial business combination by August 4, 2022, CCNB will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Approval of the Business Combination Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of a majority of the holders of CCNB ordinary shares, who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting. Approval of the Domestication Merger Proposal requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the outstanding CCNB ordinary shares, who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting. Approval of the Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of a majority of the holders of CCNB ordinary shares, who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting. The CCNB Board unanimously recommends that you vote “FOR” each of these proposals.
By Order of the CCNB Board of Directors,

Chinh E. Chu
Director and Chief Executive Officer
New York, New York
[•], 2022
This notice was mailed by CCNB on [•], 2022.
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SHAREHOLDER PROPOSALS. YOU MAY EXERCISE YOUR RIGHTS TO DEMAND THAT CCNB REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT WHETHER YOU VOTE FOR OR AGAINST THE SHAREHOLDER PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHT, YOU MUST TENDER YOUR SHARES TO CCNB’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SHAREHOLDERS MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY THROUGH THE DEPOSITORY TRUST COMPANY. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT. SEE THE SECTION TITLED “SHAREHOLDERS MEETING — REDEMPTION RIGHT” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about CCNB from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the public reference room of the U.S. Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov. You can also obtain this proxy statement/prospectus free of charge by requesting it in writing or by telephone from the appropriate company at the following address and telephone number:
CC Neuberger Principal Holdings II
200 Park Avenue, 58th Floor
New York, New York 10166
(212) 355-5515
or
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: PRPB.info@investor.morrowsodali.com
To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Shareholders Meeting.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by New CCNB, constitutes a prospectus of New CCNB under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New CCNB Common Stock to be issued under the Business Combination Agreement to CCNB Shareholders and Getty Images Stockholders who did not deliver a written consent adopting the Business Combination Agreement in connection with the execution of the Business Combination Agreement. This document also constitutes a proxy statement of CCNB under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to CCNB Shareholders nor the issuance by New CCNB of its shares of New CCNB Common Stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding CCNB has been provided by CCNB and information contained in this proxy statement/prospectus regarding Getty Images has been provided by Getty Images.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “CCNB” refer to CC Neuberger Principal Holdings II, and the term “Post-Combination Company” refers to Vector Holding, LLC and its subsidiaries, including Getty Images, following the consummation of the Business Combination.
In this document:
“affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries, or otherwise as defined under Rule 144 of the Securities Act.
“Aggregate Company Common Stock Consideration” means a number of shares of New CCNB Class A Common Stock equal to (a) the Transaction Equity Value divided by (b) $10.00.
“Antitrust Division” means the Antitrust Division of the Department of Justice.
“Available Cash” means, as of 6:00 a.m. Eastern Time on the Closing Date, (a) the aggregate amount of (i) all cash on hand of Getty Images and its subsidiaries (without giving effect to the payment of any Preferred Dividend) minus (ii) any restricted cash (as determined in accordance with GAAP as classified in the audited consolidated balance sheet of Getty Images, Inc. and its subsidiaries as of December 31, 2019 and 2020) of Getty Images and its subsidiaries, plus (b) the amount to be received by CCNB and New CCNB from the (i) consummation of the equity financings contemplated by the Business Combination Agreement (including the PIPE Investment, the Permitted Equity Financing and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement) and (ii) release of all proceeds from the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the CCNB Share Redemption), and minus (c) the (i) Preferred Cash Consideration, (ii) aggregate amount of unpaid transaction expenses (assuming the occurrence of the Closing) and (iii) unpaid aggregate purchase price paid or agreed to be paid in connection with the acquisition of any vested Getty Images Options, if applicable.
“B-1 Vesting Event” means, with respect to the New CCNB Series B-1 Common Stock, the first date on which the VWAP of the New CCNB Class A Common Stock is greater than or equal to $12.50 for a period of at least 20 days out of 30 consecutive days on which shares of New CCNB Class A Common Stock are actually traded on the NYSE.
“B-2 Vesting Event” means, with respect to the New CCNB Series B-2 Common Stock, the first date on which the VWAP of the New CCNB Class A Common Stock is greater than or equal to $15.00 for a period of at least 20 days out of 30 consecutive days on which shares of New CCNB Class A Common Stock are actually traded on the NYSE.
“Backstop” means the financing committed by NBOKS, pursuant to the Backstop Agreement, as amended by the NBOKS Side Letter, whereby NBOKS agreed to (subject to (i) the availability of capital NBOKS has committed to all special purpose acquisition companies sponsored by CC Capital and NBOKS on a first come first serve basis and the other terms and conditions included therein and (ii) the terms of the Business Combination Agreement, at Closing), NBOKS may subscribe for shares of New CCNB Class A Common Stock to fund redemptions by shareholders of CCNB in connection with the Business Combination in an amount of up to $300,000,000.
“Backstop Agreement” means that certain Backstop Facility Agreement by and between CCNB and NBOKS, dated as of November 16, 2020.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 9, 2021, by and among CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, Getty Images and Griffey Investors L.P., solely for the purposes of certain sections set forth therein.

“Cash Adjustment Amount” means an amount equal to the difference between (x) the amount of Net Funded Indebtedness after taking into account the Optional Equity Cure Amount minus (y) $1,350,000,00.
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced from time to time.
“CC Capital” means CC Capital Partners, LLC.
“CC Holdings” means CC NB Sponsor 2 Holdings LLC, a Delaware limited liability company.
“CCNB” means CC Neuberger Principal Holdings II, a Cayman Islands exempted company.
“CCNB1” means CC Neuberger Principal Holdings I.
“CCNB3” means CC Neuberger Principal Holdings III.
“CCNB Board” means the board of directors of CCNB.
“CCNB Class A Ordinary Shares” means the Class A ordinary shares of CCNB, par value $0.0001 per share.
“CCNB Class B Ordinary Shares” means the Class B ordinary shares of CCNB, par value $0.0001 per share.
“CCNB Management” means the members of CCNB’s management team.
“CCNB Ordinary Shares” means the CCNB Class A Ordinary Shares together with the CCNB Class B Ordinary Shares.
“CCNB Parties” means CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2.
“CCNB Share Redemption” means the election of each public shareholder (as determined in accordance with the Existing Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s CCNB Class A Ordinary Shares, at the Redemption Price in connection with the Shareholders Meeting.
“CCNB Shareholders” means the holders of CCNB Ordinary Shares.
“CCNB Shareholder Proposals” means the Domestication Merger Proposal, the Business Combination Proposal and the Adjournment Proposal.
“CCNB Warrants” means the public warrants and the Private Placement Warrants.
“Closing” means the closing of the Business Combination.
“Closing Backstop Amount” means the amount funded (if any) by NBOKS to New CCNB under the Backstop Agreement, as modified by the NBOKS Side Letter, in connection with the Closing in accordance with the terms thereof and hereof to the extent applicable.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Court of Chancery” means the Court of Chancery in the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware.
“DLLCA” means the Delaware Limited Liability Company Act.
“Domestication Merger” means the merger of CCNB with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB, pursuant to the Business Combination Agreement.

“Domestication Merger Sub” means Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of New CCNB.
“DTC” means the Depository Trust Company.
“Earn-Out Shares” means the additional, up to 65.0 million shares of New CCNB Class A Common Stock, which will be issued upon the occurrence of certain events pursuant to the Business Combination Agreement.
“Employee Purchase Plan” means the 2022 Employee Stock Purchase Plan, which is an incentive compensation plan for employees of New CCNB following the Closing and its designated subsidiaries, which may include, from and after the Closing, Getty Images and its subsidiaries, a copy of which is attached to this proxy statement/prospectus as Annex M.
“Equity Financing Source” means the persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire equity interests in New CCNB or CCNB in exchange for cash prior to or in connection with the Business Combination, including the parties named in any Subscription Agreement, a Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective affiliates and their respective affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.
“ERISA” means Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of CCNB, dated July 30, 2020.
“Existing Registration Rights Agreement” means that certain Registration and Shareholder Rights Agreement, dated August 4, 2020 by and among CCNB, the Sponsor and certain other security holders named therein.
“Existing Warrant Agreement” means the certain Warrant Agreement, dated as of August 4, 2020, between CCNB and Continental Stock Transfer & Trust Company, as warrant agent.
“First Getty Merger” means the merger of G Merger Sub 1 with and into Getty Images, with Getty Images surviving the merger as a wholly-owned indirect subsidiary of New CCNB, pursuant to the Business Combination Agreement.
“Forward Purchase Securities” means, collectively, the Forward Purchase Shares and the Forward Purchase Warrants.
“Forward Purchase Shares” means shares of New CCNB Class A Common Stock to be issued pursuant to the Forward Purchase Agreement (as amended by the NBOKS Side Letter).
“Forward Purchase Warrants” means warrants of New CCNB to be issued pursuant to the Forward Purchase Agreement (as amended by the NBOKS Side Letter).
“Founder Holders” means NBOKS and CC Holdings.
“Founder Shares” means 25,700,000 CCNB Class B Ordinary Shares issued and outstanding.
“FTC” means the Federal Trade Commission.
“G Merger Sub 1” means Vector Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of New CCNB.
“G Merger Sub 2” means Vector Merger Sub 2, LLC a Delaware limited liability company and a wholly-owned subsidiary of New CCNB.
“Getty Family Stockholders” means Getty Investments, Mark Getty, The October 1993 Trust and The Options Settlement.

“Getty Images” means Griffey Global Holdings, Inc., a Delaware corporation.
“Getty Images Board” means the board of directors of Getty Images.
“Getty Images Common Shares” means shares of common stock, par value $0.01 per share, of Getty Images designated as “Common Stock” pursuant to the Getty Images Certificate of Incorporation.
“Getty Images Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Getty Images filed with the Secretary of State of Delaware on February 19, 2019, as will be amended by the Pre-Closing Getty Images Certificate of Incorporation in accordance with the Business Combination Agreement.
“Getty Images Equityholders” means all holders of Getty Images Shares or Getty Images Options, which for the avoidance of doubt after the Partnership Liquidation includes partners of the Partnership as of the date of the Business Combination Agreement that hold Getty Images Shares or Getty Images Options following the Partnership Liquidation.
‘‘Getty Images Forecasted Financial Information’’ means certain non-public financial forecasts regarding Getty Images covering Getty Images fiscal years 2021 through 2026.
‘‘Getty Images Internal Forecasts’’ means financial forecasts provided to CCNB by Getty Images for fiscal years 2021 through 2023, which were not for public disclosure.
“Getty Images Management” means the members of Getty Images’ management team.
“Getty Images Option” means any option to purchase one or more Getty Images Common Shares issued pursuant to Getty Images’ equity plan and the applicable Getty Images Option agreement.
“Getty Images Optionholders” means all of the holders of Getty Images Options.
‘‘Getty Images Organic Long-term Growth Model’’ means the Getty Images’ Long-term Organic Growth Model provided by Getty Images’ management to CCNB for diligence purposes and disclosed in CCNB’s 8-K dated December 10, 2021.
“Getty Images Preferred Shares” means shares of preferred stock, par value $0.01 per share, of Getty Images designated as “Series A Preferred Stock” pursuant to the Getty Images Certificate of Incorporation.
“Getty Images Shares” means Getty Images Common Shares and Getty Images Preferred Shares.
“Getty Images Stockholders” means, collectively, (i) holders of Getty Images Common Shares (which for the avoidance of doubt after the Partnership Liquidation includes partners of the Partnership as of the date hereof that hold Getty Images Common Shares following the Partnership Liquidation), and (ii) holders of Getty Images the Preferred Shares.
“Getty Investments” means Getty Investments L.L.C.
“Getty Mergers” means, collectively, the First Getty Merger and the Second Getty Merger.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality, including any state-owned entity, of any federal, state, local or foreign jurisdiction.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Plan” means the 2022 Equity Incentive Plan, which is an incentive compensation plan for the directors, officers, employees, consultants, and advisors of New CCNB following the Closing and its subsidiaries, including, from and after the Closing, Getty Images and its subsidiaries, a copy of which is attached to this proxy statement/prospectus as Annex N.

“Independent Directors” means Joel Alsfine, James Quella and Jonathan Gear.
“Insider Letter Agreement” means the Letter Agreement, dated July 30, 2020, among CCNB, the Sponsor and certain of CCNB’s officers and/or directors.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means CCNB’s initial public offering, consummated on August 4, 2020, through the sale of 82,800,000 units, including 10,800,000 units from the exercise of the underwriters’ over-allotment option at $10.00 per unit.
“IPO Private Placement” means the issuance of 18,560,000 warrants to the Sponsor upon the closing of the IPO.
“Koch Equity Development” means Koch Equity Development LLC.
“Koch Icon” means Koch Icon Investments, LLC.
“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law (including fiduciary duties).
“LIBOR” means the London Interbank Offered Rate.
“Maximum Net Indebtedness Amount” means an amount equal to $1,350,000,000.
“Mergers” means the Getty Mergers and Domestication Merger.
“Merger Consideration” means the aggregate consideration to be paid to the Getty Images stockholders (including with respect to the options outstanding as of the effective time of the First Getty Merger) in the First Getty Merger.
“Multiply Group” means Multiply Group, a tech-focused holding company.
“NBOKS” means Neuberger Berman Opportunistic Capital Solutions Master Fund LP.
“NBOKS Side Letter” means the side letter, attached as Annex F to this proxy statement/prospectus, to the (i) Forward Purchase Agreement and (ii) Backstop Agreement, which side letter provides for the assignment of CCNB’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination.
“Net Funded Indebtedness” means, as of 6:00 a.m. Eastern Time on the Closing Date, an amount equal to (a) the sum of the aggregate outstanding principal amount of indebtedness for borrowed money under the (i) Credit Agreement dated as of February 19, 2019, by and among Abe Investment Holdings, Inc. (as the parent borrower), Getty Images, Inc. (as a borrower), Griffey Midco (DE), LLC, J.P. Morgan Chase Bank, N.A., as the administrative agent, and the other parties thereto, (ii) senior unsecured notes in the aggregate principal amount of $300,000,000 issued pursuant to the Indenture, dated as of February 19, 2019, by and among Getty Images, Inc. (as the company) and Wilmington Trust, National Association (as the trustee), as supplemented by that certain First Supplemental Indenture, dated as of February 19, 2019, by and among Getty Images, Inc. (as the company), Wilmington Trust, National Association (as the trustee) and the subsidiary guarantors party thereto from time to time and (iii) any new debt financing, minus (b) Available Cash.
“Net Funded Indebtedness Condition” means that condition to Getty Images’ obligation to consummate the transaction under the Business Combination Agreement requiring the Net Funded Indebtedness to be equal to or less than the Maximum Net Indebtedness Amount.
“New CCNB” means (a) prior to the Statutory Conversion, Vector Holding, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of CCNB, and (b) following the Statutory Conversion, Getty Images Holdings, Inc., a Delaware corporation.
“New CCNB Board” means the board of directors of New CCNB.

“New CCNB Class A Common Stock” means the Class A common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Post-Closing Certificate of Incorporation.
“New CCNB Class B Common Stock” means the New CCNB Series B-1 Common Stock and the New CCNB Series B-2 Common Stock.
“New CCNB Common Stock” means the New CCNB Class A Common Stock and the New CCNB Class B Common Stock.
“New CCNB Option” means any option to purchase one or more shares of New CCNB Class A Common Stock issued pursuant to the Incentive Plan.
“New CCNB Post-Closing Certificate of Incorporation” means the certification of incorporation of New CCNB as of and following the Closing, which will be the certificate of incorporation of New CCNB, substantially in the form attached hereto as Annex D.
“New CCNB Post-Closing Bylaws” means the the bylaws of New CCNB following the Closing, which will be the bylaws of the New CCNB, substantially in the form attached hereto as Annex E.
“New CCNB Pre-Closing Bylaws” means the bylaws of New CCNB following the Statutory Conversion, substantially in the form attached hereto as Annex C.
“New CCNB Pre-Closing Certificate of Incorporation” means the certification of incorporation of New CCNB following the Statutory Conversion, which provides rights to two classes of common stock in a manner consistent with the articles of incorporation of CCNB prior to the Statutory Conversion, substantially in the form attached hereto as Annex B.
“New CCNB Pre-Closing Class A Common Stock” means the Class A common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Pre-Closing Certificate of Incorporation.
“New CCNB Pre-Closing Class B Common Stock” means the Class B common stock of New CCNB, par value $0.0001, to be authorized pursuant to the New CCNB Pre-Closing Certificate of Incorporation.
“New CCNB Series B-1 Common Stock” means the shares of Series B-1 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Post-Closing Certificate of Incorporation.
“New CCNB Series B-2 Common Stock” means the shares of Series B-2 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Post-Closing Certificate of Incorporation.
“New CCNB Stockholder” means each holder of New CCNB Common Stock.
“New CCNB Warrant” means a warrant that represents the right to acquire shares of New CCNB Class A Common Stock, on the terms set forth in the Warrant Assumption Agreement.
“Non-Consenting Getty Images Stockholder” means those Getty Images Stockholders who did not deliver a written consent adopting the Business Combination Agreement in connection with the execution of the Business Combination Agreement.
“NYSE” means the New York Stock Exchange.
“Optional Equity Cure Amount” means the amount by which Net Funded Indebtedness exceeds Maximum Net Indebtedness.
“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, directive, decree or award entered by or with any Governmental Entity or arbitral institution.
“Partnership” means Griffey Investors, L.P., a Delaware limited liability company.
“Partnership Liquidation” means the liquidation of the Partnership in accordance with the governing documents of the Partnership and applicable Law, pursuant to which the Partnership will be liquidated and each member of the Partnership will be entitled to receive its pro rata portion of Getty Images Common Shares held by the Partnership immediately prior to such liquidation as determined pursuant to the governing documents of the Partnership and applicable Law.
“PCAOB” means Public Company Accounting Oversight Board.
“Permitted Equity Financing” means purchases of shares of New CCNB Class A Common Stock at, on or prior to the Closing by Equity Financing Sources pursuant to the terms of the Business Combination Agreement. As of the date of this proxy statement/prospectus, an aggregate amount of $75,000,000 of shares of New CCNB Class A Common Stock will be purchased pursuant to the Permitted Equity Financing. For more information regarding the rights of New CCNB and CCNB to execute Permitted Equity Financing Subscription Agreements in connection with a Permitted Equity Financing see the section titled “Shareholder Proposal 2: The Business Combination Proposal  — Related Agreements  — Subscription Agreements and Permitted Equity Subscription Agreements.”
“Permitted Equity Subscription Agreement” means the agreements, substantially in the form attached as Annex I to this proxy statement/prospectus, executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash shares of New CCNB Class A Common Stock from New CCNB on or prior to the Closing pursuant to the terms of the Business Combination Agreement.
“PIPE Financing” means the PIPE Investment and the Permitted Equity Financing.
“PIPE Investment” means the purchase of an aggregate amount of $150,000,000 of shares of New CCNB Class A Common Stock pursuant to the Subscription Agreements (which will be consummated following the Domestication Merger and prior to the First Getty Merger).
“PIPE Investors” means certain investors, including equityholders of CCNB and Getty Images who entered into subscription agreements with CCNB substantially concurrently with the signing of the Business Combination Agreement.
“PIPE Subscription Agreements” means the agreements, substantially in the form attached as Annex H to this proxy statement/prospectus, that New CCNB and PIPE Investors entered into for a private placement of 15,000,000 shares of New CCNB Class A Common Stock to be consummated on the Closing Date following the Domestication Merger and prior to the First Getty Merger.
“Plan of Merger” means the agreement between CCNB and the Domestication Merger Sub to enter into the Domestication Merger, substantially in the form attached hereto as Annex P.
“Pre-Closing Getty Images Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of Getty Images, substantially in the form attached as Exhibit J to the Business Combination Agreement.
“Preferred Cash Consideration” means an amount equal to (a) the Preferred Liquidation Preference minus (b) $150,000,000, as may be adjusted in accordance with the terms of the Business Combination Agreement.
“Preferred Dividend” means the Preferred Cash Consideration payable to Koch Icon in respect of its Getty Images Preferred Shares which may, for the avoidance of doubt, be paid all or in part through a distribution in respect of the Getty Images Preferred Shares immediately prior to Closing by Getty Images.
“Preferred Liquidation Preference” means an amount set forth on the allocation schedule delivered by Getty Images to CCNB in accordance with the Business Combination Agreement and calculated in accordance with the Getty Images Certificate of Incorporation.
“Preferred Stock Consideration” means the number of shares of New CCNB Class A Common Stock equal to the quotient obtained by dividing (a) the result of (i) the Preferred Liquidation Preference minus (ii) the Preferred Cash Consideration and (b) $10.00, as may be adjusted in accordance with the terms of the Business Combination Agreement.
“Private Placement Warrants” means the 18,560,000 warrants to purchase CCNB Class A Ordinary Shares (with each such whole warrant being exercisable for one CCNB Class A Ordinary Share and with an exercise price of $11.50 per share), held by the Sponsor that were issued to our Sponsor simultaneously with the closing of the IPO in the IPO Private Placement.
“public shareholders” means holders of public shares.
“public shares” means CCNB Class A Ordinary Shares included in the units issued in the IPO.
“public warrants” means the warrants included in the units issued in the IPO, each whole warrant being exercisable for one CCNB Class A Ordinary Share, in accordance with its terms.
“Record Date” means [•], 2022.
“Redemption Price” means, as of March 31, 2022, approximately $10.01 per share.
“Redemption Right” means the right of each public shareholder (as determined in accordance with the Existing Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s CCNB Class A Ordinary Shares, at the Redemption Price in connection with the Shareholders Meeting.
“Registration Rights Agreement” means that certain Registration Rights Agreement, substantially in the form attached as Annex L to this proxy statement/prospectus, to be entered into at Closing by New CCNB, the Sponsor, the Independent Directors and the persons identified therein, pursuant to which, among other things, the parties thereto will be granted certain registration rights on the terms and conditions in such registration rights agreement.
“Required CCNB Shareholder Proposals” means the Business Combination Proposal and the Domestication Merger Proposal.
“Required Vote” means the affirmative vote of CCNB Shareholders required to approve the Required CCNB Shareholder Proposals.
“Restricted Sponsor Shares” means the shares of New CCNB Series B-1 Common Stock and the shares of New CCNB Series B-2 Common Stock.
“Rollover Options” means the New CCNB Options to acquire New CCNB Class A Common Stock resulting from the automatic conversion at the effective time of the First Getty Merger of the Getty Images Options (whether vested or unvested) in accordance with the Business Combination Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Getty Merger” means the merger of G Merger Sub 2 with and into the surviving company of the First Getty Merger, with G Merger Sub 2 surviving the merger as a wholly-owned indirect subsidiary of New CCNB, pursuant to the Business Combination Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholders Meeting” means the Extraordinary General Meeting of CCNB Shareholders that is the subject of this proxy statement/prospectus.
“Solomon” means Solomon Partners Securities, LLC.
“Sponsor” means CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company.
“Sponsor Earn-Out Shares” mean an aggregate of 5,140,000 Founder Shares, which will (a) at the Domestication Merger, convert into 5,140,000 shares of New CCNB Pre-Closing Class B Common Stock and (b) following the Domestication Merger, at the Closing (following and contingent upon the filing of the New CCNB Certification of Incorporation) be exchanged for 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock, in each case, in accordance with the Sponsor Side Letter.
“Sponsor Group” means the Sponsor and its affiliates, including CC Holdings and NBOKS.

“Sponsor Side Letter” means that certain Side Letter, substantially in the form attached as Annex G to this proxy statement/prospectus, entered into by and among the Sponsor, the Independent Directors, CC Holdings, NBOKS, CCNB, New CCNB, and the Company.
“Statutory Conversion” means the conversion of New CCNB from a Delaware limited liability company to a Delaware corporation, in accordance with Section 265 of the DGCL and Section 18-216 of the DLLCA, on the business day prior to the Closing.
“Stockholders Agreement” means that certain Stockholders Agreement, substantially in the form attached as Annex K to this proxy statement/prospectus, entered into as of the date of the Business Combination Agreement, by and among the Sponsor, the Founder Holders, the Independent Directors and certain Getty Images Equityholders.
“Termination Date” means July 24, 2022.
“Transaction Common Equity Value” means the sum of (a) the Transaction Equity Value, minus (b) the Preferred Liquidation Preference minus (c) the aggregate purchase price paid or agreed to be paid in accordance with the acquisitions of any Vested Getty Images Options, if applicable.
“Transaction Equity Value” means $2,912,000,000.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account of CCNB that holds the proceeds from the IPO and the IPO Private Placement of the private placement units.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of August 4, 2020, by and between CCNB and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“units” means the units of CCNB, each consisting of one CCNB Class A Ordinary Share and one-fourth of one redeemable public warrant of CCNB, whereby each whole public warrant entitles the holder thereof to purchase one CCNB Class A Ordinary Share at an exercise price of $11.50 per share, sold in the IPO.
“U.S.” means the United States.
“U.S. GAAP” means United States generally accepted accounting principles.
“Warrant Assumption Agreement” means the certain Warrant Assignment, Assumption and Amendment Agreement, to be entered into immediately upon the completion of the Domestication Merger and conditioned on the occurrence of the Closing, by and among the Transfer Agent, CCNB and New CCNB.
“Working Capital Loans” means certain loans that may be made by the Sponsor or an affiliate of the Sponsor, or certain of CCNB’s officers and directors in connection with the financing of a business combination.
“Vested Getty Images Option” means each outstanding Getty Images Option held by a Getty Images Optionholder as of immediately prior to the First Effective Time that is vested as of the First Effective Time (including after giving effect to any acceleration of vesting of any Getty Images Options as a result of the Closing).

MARKET AND INDUSTRY DATA
Information contained in this proxy statement/prospectus concerning the market and the industry in which Getty Images competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, including independent industry publications, reports by market research firms or other published independent sources, assumptions made by Getty Images based on such sources and Getty Images’ knowledge of the visual content market. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. Some market data and statistical information are also based on Getty Images’ good faith estimates, which are derived from management’s knowledge of Getty Images’ industry and such independent sources referred to above. This information may prove to be inaccurate because of the method by which Getty Images obtained some of the data for estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although Getty Images believes these sources are reliable. Certain market, ranking and industry data included in this proxy statement/prospectus, including the size of certain markets and Getty Images’ size or position and the positions of its competitors within these markets, including its services relative to competitors, are based on estimates of Getty Images management. These estimates have been derived from management’s considerable knowledge and experience in the markets in which Getty Images operates, as well as information obtained from surveys, reports by market research firms, Getty Images customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Getty Images operates. We have not independently verified any third-party information. The industry in which Getty Images operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Getty Images” and elsewhere in this proxy statement/prospectus. The information relating to the industry contained in the section titled “Information About Getty Images,” unless otherwise indicated, has been based on The Global Digital Content Creation Market Share, Trends, Analysis and Forecasts, 2020 – 2030; Global Over the Top (OTT) Market’s Report — Growth, Trends, COVID-19 Impact, and Forecasts (2021 – 2026): Clutch Co.’s 2018 Small Business Survey; research conducted by World Artists Federation and The Observatory International; and PubMatic, Inc., Global Digital Ad Trends, Market Developments Report, 2020.
Certain monetary amounts, percentages, statistics and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
TRADEMARKS AND SERVICE MARKS
This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which are owned by Getty Images and others that are the property of other organizations. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. The trademarks we own or have the right to use include Getty Images, iStock and Unsplash. We also own or have the rights to use copyrights that protect the content of our products. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of any thid parties’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any third parties. See “Risk Factors — We may lose the right to use “Getty Images” trademarks in the event we experience a change of control.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:
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the benefits of the Business Combination;

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the future financial performance of New CCNB following the Business Combination;

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the impact of the COVID-19 pandemic on Getty Images’ business;

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changes in the market for Getty Images’ services;

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expansion plans and opportunities; and

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other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding whether to redeem your shares, how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include:
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the inability of Getty Images to continue to license third-party content and offer relevant quality and diversity of content to satisfy customer needs;

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Getty Images’ ability to attract new customers and retain and motivate an increase in spending by its existing customers;

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the user experience of Getty Images’ customers on its website;

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the extent to which Getty Images is able to maintain and expand the breadth and quality of our content library through content licensed from third-party suppliers, content acquisitions and imagery captured by its staff of inhouse photographers;

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the mix of and basis upon which Getty Images licenses its content, including the price-points at, and the license models and purchase options through, which Getty Images licenses its content;

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the risk that Getty Images operates in a highly competitive market;

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the risk that Getty Images is unable to successfully execute its business strategy;

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the inability of Getty Images to effectively manage its growth;

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the risk that Getty Images may lose the right to use “Getty Images” trademarks;

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the inability to evaluate Getty Images’ future prospects and challenges due to evolving markets and customers’ industries;

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the risk that Getty Images’ operation in and continued expansion into international markets bring additional business, political, regulatory, operational, financial and economic risks;

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the inability to expand Getty Images’ operations into new products, services and technologies and to increase customer and supplier awareness of new and emerging products and services;

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the loss of and inability to attract and retain key personnel that could negatively impact Getty Images’ business growth;

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the inability to protect the proprietary information of customers and networks against security breaches and protect and enforce intellectual property rights;

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Getty Images’ reliance on third parties;

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the risk that an increase in government regulation of the industries and markets in which Getty Images operates could negatively impact Getty Images’ business;

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the impact of worldwide and regional political, military or economic conditions, including declines in foreign currencies in relation to the value of the U.S. dollar, hyperinflation, devaluation and significant political or civil disturbances in international markets where Getty Images conducts business;

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the risk that claims, lawsuits and other proceedings that have been, or may be, instituted against Getty Images or CCNB could adversely affect Getty Images’ business;

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the risk that the market price of New CCNB’s securities may decline after the closing of the Business Combination;

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the inability to predict the effect that New CCNB's multi-class structure may have on the market price of the New CCNB Class A Common Stock;

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the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

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the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of CCNB Shareholders, or other conditions to closing in the Business Combination Agreement;

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the inability to obtain or maintain the listing of New CCNB Class A Common Stock on the NYSE following the Business Combination;

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the risk that the COVID-19 pandemic and efforts to reduce its spread impacts Getty Images’ business, financial condition, cash flows and operation results more significantly than currently expected;

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the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New CCNB following the Closing to grow its business and manage growth profitably;

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costs related to the Business Combination;

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changes in applicable Laws or regulations;

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the possibility that Getty Images or CCNB may be adversely affected by other economic, business, and/or competitive factors; and

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other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section titled “Risk Factors.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
Parties to the Business Combination
Getty Images
For over 25 years, Getty Images, Inc. (“Getty Images”) has been synonymous with the very best visual content. Getty Images was founded in 1995, with the core mission of bringing the world’s best creative and editorial content solutions to its customers to engage their audiences. With a consistently differentiated and high-quality content offering at its core, Getty Images has a rich history of embracing disruption and innovation with regard to how that content is packaged, accessed, licensed and distributed to an evolving universe of customers. Getty Images is a preeminent global visual content creator and marketplace. Getty Images has developed market enhancements across e-commerce, content subscriptions, user-generated content, diverse and inclusive content, and proprietary research alongside investment in its technology platform to become a global, trusted industry leader in the visual content space.
Compelling and impactful visual content is the lifeblood of Getty Images’ business. Getty Images’ content offering is generated through a base of more than 488,000 contributors, approximately 300 premium content partners, a dedicated staff of content experts who guide and contribute to the creation of award-winning content, and a unique and comprehensive visual archive collection covering a broad range of subject matter. Collectively, these represent a growing library of over 486 million visual assets that delivers unmatched depth, breadth, and quality to meet the expanding needs of Getty Images’ growing customer base.

The Getty Images Business at a Glance

Leading Content Creator and Marketplace

Comprehensive product offering across the entire value spectrum	Premium library underpinned by exclusive content	Search business with built-in feedback loop	Trusted long-term relationships with enterprise-level customers

$919mm FY'21A Revenue **$231mm** Q1'22A Revenue	**~73%** FY'21A Revenue less cost of revenue as a percentage of revenue **~73%** Q1'22A Revenue less cost of revenue as a percentage of revenue	**~13%** FY'21A Net Income as % of Revenue **~11%** Q1'22A Net Income as % of Revenue **~34%** FY'21A Adj. EBITDA Margin[1] **~34%** Q1'22A Adj. EBITDA Margin[1]	**~46%** FY'21A Subscription Revenue **~48%** Q1'22A Subscription Revenue
2.5bn+ Searches Per Year[2]	**50%+** Revenue Derived from Pre-2020 Images[3]	**486mm+** Total Assets[4]	**~483k** New Customers per Year[5]
17k+ API Integrations[6]	**~68%** Exclusive Content Revenue[2]	**80k+** Exclusive Contributors[4]	**115+** Staff Photographers and Videographers[4]

gettyimages

Note: Searches, Visitors, Assets, Contributors, and Staff data for Getty Inc. exclude Unsplash.
[1] Please see reconciliation of non-GAAP measures. [2] Reflects the LTM March 31, 2022 period. [3] Revenue derived from pre-2020 images data reflects the FY'21A period. [4] As of March 31, 2022. [5] New customers per year data reflects the LTM March 31, 2022 period. [6] Pro forma for the Unsplash acquisition, which closed April 1, 2021.

1

Getty Images reaches all customer segments: corporate, agency and media. Through its premier brands Getty Images, iStock and Unsplash, Getty Images reaches customers from the largest enterprises to the smallest businesses and individual creators. Almost half of Getty Images’ revenue is through annual subscriptions with strong customer loyalty, as demonstrated through high revenue retention rates. In addition, Getty Images maintains deep integrations with internet platforms, ensuring broad access to its content across the creative economy.
While Getty Images goes to market through its Getty Images, iStock, and Unsplash brands, Getty Images categorizes its content and services into three categories — Creative, Editorial and Other. Creative refers to photos, illustrations, vectors, and videos that are released for commercial use. Creative content covers a wide variety subjects, including lifestyle, business, science, health and audiences. This content includes over 188 million digital assets. Editorial refers to photos and video, which cover the world of news, sports and entertainment. From red carpet events to sports to conflict zones and beyond, prior to the COVID-19 pandemic, Getty Images covered and represented approximately 160,000 events around the globe. Getty Images’ Editorial business combines contemporary coverage of more than 157 million rights managed assets with the largest privately held photographic archive containing over 135 million archive images dating from 2000 all the way back to the beginning of photography. Getty Images invests to generate its own coverage through an editorial team of nearly 300 dedicated staff and Getty Images combines this with coverage from its network of contributors, including over 50 premium editorial content partners. Products within Other include music licensing, digital asset management and distribution services, wall décor sales, data revenues and certain retired products such as Rights Managed.
The mailing address of Getty Images’ principal executive office is 605 5th Ave S. Suite 400, Seattle, WA 98104 and its telephone number is (206) 925-5000.
CCNB
CCNB is a blank check company, which was incorporated as a Cayman Islands exempted company on May 12, 2020. It was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry or sector.
On August 4, 2020, CCNB consummated the IPO of 82,800,000 units, including the issuance of 10,800,000 additional units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions.
Simultaneously with the closing of the IPO, CCNB consummated the IPO Private Placement of 18,560,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, generating gross proceeds of approximately $18.6 million.
Upon the closing of the IPO and the IPO Private Placement, $828.0 million ($10.00 per unit) of the net proceeds of the IPO and the sale of the Private Placement Warrants were placed in the Trust Account, located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below.
CCNB’s units, public shares and public warrants are currently listed on the NYSE under the symbols “PRPB.U “PRPB” and “PRPB WS,” respectively.
New CCNB
New CCNB is a Delaware limited liability company and wholly-owned subsidiary of CCNB that was formed on November 15, 2021.
The registered address of New CCNB is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.
Domestication Merger Sub
Domestication Merger Sub is a Delaware limited liability company and wholly-owned subsidiary of New CCNB that was formed on November 15, 2021. Domestication Merger Sub was formed to facilitate the Getty Mergers.
The registered address of Domestication Merger Sub is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.
G Merger Sub 1
G Merger Sub 1 is a Delaware limited liability company and wholly-owned subsidiary of CCNB that was formed on November 15, 2021. G Merger Sub 1 was formed to facilitate the Getty Mergers.
The registered address of G Merger Sub 1 is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.
G Merger Sub 2
G Merger Sub 2 is a Delaware limited liability company and wholly-owned subsidiary of CCNB that was formed on November 15, 2021. G Merger Sub 2 was formed to facilitate the Getty Mergers.
The registered address of G Merger Sub 2 is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.
The Proposals to be Submitted at the Shareholders Meeting
The following is a summary of the CCNB Shareholder Proposals to be submitted to the CCNB Shareholders at the Shareholders Meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Required CCNB Shareholder Proposals are approved at the Shareholders Meeting.
Shareholder Proposal 1: The Domestication Merger Proposal
As discussed in this proxy statement/prospectus, CCNB is asking its shareholders to approve by special resolution the Domestication Merger Proposal. Under the Business Combination Agreement, the approval of the Domestication Merger Proposal is also a condition to the consummation of the Business Combination. The CCNB Board has unanimously approved and recommends that the CCNB Shareholders approve, and CCNB Shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Merger Proposal”), CCNB merging with and into Domestication Merger Sub in accordance with Section 18-209 of the DLLCA and cease to exist in the Cayman Islands in accordance with Part XVI the Companies Act, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB. Accordingly, while CCNB is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the effectiveness of the Domestication Merger, CCNB will cease to exist in the Cayman Islands and New CCNB will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”
In connection with the Domestication Merger, effective as of 12:01 a.m. Eastern Time on the Closing Date and prior to the Closing, (i) each CCNB Class A Ordinary Share outstanding immediately prior to the Domestication Merger will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one share of New CCNB Pre-Closing Class A Common Stock, (ii) each CCNB Class B Ordinary Share outstanding immediately prior to the Domestication Merger will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one share of New CCNB Pre-Closing Class B Common Stock, and (iii) each CCNB Warrant outstanding immediately prior to the Domestication Merger will automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and will instead represent a right to acquire shares of New CCNB Pre-Closing Class A Common Stock on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger in accordance with and subject to the terms of the Warrant Assumption Agreement. Pursuant to the Domestication Merger, CCNB will file the requisite documents in order to receive a certificate merger from the Registrar of Companies of the Cayman Islands.
In connection with the Domestication Merger, following the Domestication Merger but prior to the consummation of the PIPE Investment, the Permitted Equity Financing and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Post-Closing Certificate of Incorporation to provide for, among other things, the shares of New CCNB Class A Common Stock and the shares of New CCNB Class B Common Stock and, following and contingent upon the filing of the New CCNB Certification of Incorporation, (i) the shares of New CCNB Pre-Closing Class A Common Stock will thereafter be shares of New CCNB Class A Common Stock and (ii) (a) a number of shares of New CCNB Pre-Closing Class B Common Stock equal to the number of Sponsor Earn-Out Shares will thereafter be shares of New CCNB Class B Common Stock and (b) the remaining shares of New CCNB Pre-Closing Class B Common Stock will automatically be converted to shares of New CCNB Class A Common Stock in accordance with the Sponsor Side Letter. Please read the section titled “Shareholder Proposal 1: The Domestication Merger Proposal” for further details.
Shareholder Proposal 2: The Business Combination Proposal
As discussed in this proxy statement/prospectus, CCNB is asking its shareholders to approve by ordinary resolution the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. The Business Combination Agreement provides that, among other things, CCNB will acquire a majority of the equity interests in Getty Images through a series of mergers, with Getty Images becoming an indirect subsidiary of New CCNB. After consideration of the factors identified and discussed in the section titled “Shareholder Proposal 2: The Business Combination Proposal — CCNB Board’s Reasons for the Approval of the Business Combination” the CCNB Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for the IPO, including that the businesses of Getty Images had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Shareholder Proposal 2: The Business Combination Proposal.” CCNB shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and the transactions contemplated thereby.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the First Getty Merger (and, for the avoidance of doubt, following the Partnership Liquidation) (the “First Effective Time”), (a) each Getty Images Share that is issued and outstanding immediately prior to the First Effective Time (including Getty Images Shares resulting from the Partnership Liquidation, but excluding Getty Images Shares as to which appraisal rights have been properly exercised in accordance with Delaware law and Getty Images Shares held by Getty Images as treasury stock) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with the applicable portion of the merger consideration in accordance with an allocation schedule to be provided by Getty Images (the “Allocation Schedule”) that will set forth the allocation of the merger consideration (including the Earn-Out Shares (as defined below)) among the equityholders of Getty Images, consisting of (i) with respect to each holder of Getty Images Common Shares, a number of shares of New CCNB Common Stock equal to the Per Common Share Merger Consideration as determined under the merger agreement and further described below as the “Per Common Share Merger Consideration,” (ii) with respect to the preferred stockholder, (A) a number of shares of New CCNB Class A Common Stock equal to the Preferred Stock Consideration in respect of its Company Preferred Shares (subject to the “Preferred Stock Consideration Adjustment” further described herein) and (B) the Preferred Cash Consideration (subject to the “Cash Adjustment Amount” further described herein) and (b) each Getty Images Option (whether vested or unvested) to purchase Getty Images Common Shares that is outstanding as of immediately prior to the First Effective Time will be converted into an option to purchase a number of shares of New CCNB Class A Common Stock based on the Option Exchange Ratio (as defined below) with an exercise price per share of New CCNB Class A Common Stock calculated in accordance with the terms of the Business Combination Agreement. In addition to the consideration to be paid at Closing, New CCNB will issue to equityholders of Getty Images an aggregate of up to 65,000,000 shares of New CCNB Class A Common Stock, issuable upon and subject to the occurrence of the applicable vesting events, as more specifically set forth in “Shareholder Proposal 2: The Business Combination Proposal — Consideration to Getty Equityholders in the Business Combination”. Please read the section titled “Shareholder Proposal 2: The Business Combination Proposal” for further details.
The Per Common Share Merger Consideration and Preferred Stock Consideration to be issued to the Getty Images Stockholders who delivered a written consent adopting the Business Combination in connection with the execution of the Business Combination Agreement will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Per Common Share Merger Consideration to be issued to the Non-Consenting Getty Images Stockholders will be issued and registered under the Securities Act pursuant to the registration statement, of which this proxy statement/prospectus is a part.
Shareholder Proposal 3: The Adjournment Proposal
CCNB is proposing the Adjournment Proposal to allow the Board to adjourn the Shareholders Meeting (i) for one period of no longer than twenty calendar days, to the extent necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to CCNB Shareholders, (ii), in each case, for one period of no longer than ten calendar days, (a) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient CCNB Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (b) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Business Combination Proposal or the Domestication Merger Proposal, or (c) if CCNB Shareholders redeem an amount of CCNB Class A Ordinary Shares such that the condition to Getty Images’ obligation to consummate the Business Combination that the Net Funded Indebtedness will be equal to or less than the Maximum Net Indebtedness Amount is not satisfied (prior to the implementation of any adjustment to the Preferred Cash Consideration and the Preferred Stock Consideration and prior to any Optional Equity Cure Amount) or (iii) in the case of clauses “(a)” and “(b)”, upon the reasonable request of Getty Images, as further described under the section titled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement; Structure of the Business Combination”). The CCNB Board has unanimously approved and recommends that the CCNB Shareholders approve the Adjournment Proposal if presented.
Each of the Domestication Merger Proposal and the Business Combination Proposal is interdependent upon the other and must be approved in order for CCNB to complete the Business Combination as contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any other proposal.
CCNB Board’s Reasons for the Approval of the Business Combination
The CCNB Board, in evaluating the Business Combination, consulted with CCNB’s management and financial, legal and other advisors. In reaching its unanimous resolution (i) that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which CCNB is or will be a party and to consummate the transactions contemplated thereby (including the Mergers), (ii) to adopt and approve the execution, delivery and performance by CCNB of the Business Combination Agreement, the ancillary documents to which CCNB is or will be a party and the transactions contemplated thereby (including the Mergers), (iii) to recommend that the CCNB Shareholders entitled to vote thereon vote in favor of the approval of the Business Combination Agreement and other proposals related thereto, and (iv) that such proposals, including the proposal to approve the Business Combination Agreement, be submitted to the CCNB Shareholders for approval, the CCNB Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the CCNB Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CCNB Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the CCNB Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the CCNB Board discussed the material of its management’s due diligence activities undertaken prior to the execution of the Business Combination Agreement, which included:
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Extensive meetings and calls with Getty Images’ Management team regarding competitive landscape and positioning, content library, product and technology functionality and features, historical and projected financial performance, and the historical acquisition of Unsplash, amongst other topics;

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Evaluation of potential value-creation opportunities to develop a comprehensive value-add plan, including organic revenue growth acceleration with new and existing customers, new product offerings, increased marketing spend and international expansion, AI / ML and data and analytics opportunities to enhance the customer experience and value proposition, leveraging our management’s experience with other data and analytics market leaders, pursuit of strategic partnerships and NFT monetization opportunities, tuck-in and transformative acquisitions, and appropriate investor communications strategies and alignment with environment, social and governance goals leveraging both Neuberger Berman’s and Getty Images’ extensive resources;

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Research on the global creative economy, with the assistance of a leading global third-party consulting firm specifically focused on the global pre-shot image and video industry, including historical and projected growth trends, competitive landscape, customer perceptions, pricing, and video and editorial trends, among other topics;

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Calls with industry experts, including former and current executives of competitors and customers;

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Evaluation of NFT monetization opportunities with the assistance of industry research, third-party advisors (e.g., industry strategy consultants) and leading thinkers in the NFT space (e.g., multinational art brokerages experienced in monetizing NFTs) with whom our management has relationships. Furthermore, our conviction is strengthened by Getty Images’ propriety library of owned content and its exclusive contributor base, as well as early success partnering with businesses within the NFT ecosystem such as Dapper Labs. In the future, we believe there is an opportunity to sustainably grow new revenue streams from Getty Images’ extensive archive, while also adding value to its contributor base through innovative content tracking and renumeration opportunities unlocked by NFTs. Getty Images management believes that the NFT opportunity will be additive to the company’s financial model, thus providing incremental margin of safety and opportunities for additional growth;

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Technical review of software architecture, AI / ML, infrastructure, integration, corporate IT services, security & privacy, and other key components of Getty Images’ technological infrastructure led by a leading third-party technology consultant and other advisors with significant experience in the industry;

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Other due diligence activities relating to quality of earnings, accounting, legal, tax, insurance, operations and other matters conducted in conjunction with external advisors, including international and U.S. legal firms, among others;

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Financial and valuation analyses, including the Getty Images Internal Forecasts and the Getty Images Organic Long-Term Growth Model provided by Getty Images (in each case as of the dates such financial and valuation analyses were provided, or if earlier, dated); and

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Research on the public trading values of comparable companies to Getty Images as of prior to the execution of the Business Combination Agreement.

The CCNB Board considered a number of factors pertaining to Getty Images and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Strong Competitive Differentiation.   Getty Images is an iconic, blue-chip company with scarcity value. With over 469 million assets, and underpinned by a very attractive base of exclusive content that only exists on its platform, Getty Images has an extremely high quality content library. The depth, breadth, and quality of the library enables strong network efforts across both content creators and consumers. Moreover, Getty Images owns a significant portion of its library, which includes a premier archive comprised of videos and images of countless memorable historical and culturally iconic events. Furthermore, Getty Images has a differentiated Editorial business, which covers the world of news, sports and entertainment. Getty Images’ Editorial business is unique in scale as well as content, combining contemporary coverage of more than 150 million rights-managed assets with the largest privately held photographic archive containing over 135 million archive images dating from 2000 all the way back to the beginning of photography. Getty Images invests to generate its own coverage through an editorial team of more than 300 dedicated staff and combines this with coverage from a network of contributors, including over 50 premium editorial content partners, such as AFP, Disney, ITN, Bloomberg, BBC Studios, CBS, The Boston Globe, Fairfax Media, NBC News, Sky News, Formula One, NBA, NHL, MLB, NASCAR, FIFA and the International Olympic Committee.

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Accelerating Tailwinds in an Attractive Industry.   The CCNB Board considered that the visual content space is an attractive industry with historically strong growth trends across several dimensions that are expected to accelerate. These growth projections are driven and supported by strong tailwinds, driven by accelerating demand for visual and digital content from continued corporate investment as well as the rapidly expanding content-creation-economy made up of amateur and professional creators. Getty Images covers all these segments of the market with its three core brands: Getty Images, iStock, and Unsplash. Increasing demand for visual content is driven by corporations and media companies’ need to maintain a presence across an expanding spectrum of platforms, which are increasingly visual and require high frequency publishing through advertising and direct posts. InsightSlice estimates the global digital content market is expected to grow at a 12% CAGR from 2019 to 2030. Additionally, over the top providers and video advertising are fueling unprecedented demand for high-quality video content, of which Getty Images is a leading provider. Per PubMatic, global digital video ad spend is expected to grow from $60 billion in 2020 to $111 billion in 2024. Demand is continuing to increase in the corporate segment as corporations bring their creative teams in-house to manage their increasing content needs. The World Federation of Advertisers' estimates 74% of in-house creative teams were established in the last 5 years. Small and medium-sized businesses (“SMBs”), are also driving demand as the SMB segment itself grows and the individual companies increase their demand for visual content as they build out their online and digital presences. Kauffman Index estimated 540,000 new businesses are created in the US each month, according to a 2021 report, and in 2018 Clutch estimated that, 61% of small businesses invested in social media marketing.

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Significant Value Creation Opportunity.   The CCNB Board considered the opportunity for significant value creation. Getty Images has the opportunity to accelerate organic revenue growth by executing and capitalizing on opportunities such as increasing subscription revenue, continuing to further penetrate the corporate segment and continuing to upsell incremental products such as video and music to its customer base. Additionally, Getty Images has been able to achieve high ROI on its marketing investment, and the CCNB Board expects to invest in incremental marketing, unlocked through a de-levered balance sheet as a result of the Business Combination, to further accelerate organic growth. There also exists substantial whitespace opportunity in the international market that incremental marketing spend can help capture. Lastly, Getty Images is well positioned to pursue additional upside through new strategic partnerships, including leveraging its deep and unique owned library to pursue sustainable NFT monetization opportunities, strategic and financially accretive M&A and continued data and technology investments to deliver the best digital content to its customers in a cost effective and value-added manner.
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Subscription Revenue.   Getty Images has increased its annual subscription revenue from ~29% of total revenue (excl. certain retired products) in 2015 to ~46% in 2020. The CCNB Board believes there is opportunity for Getty Images to increase that to ~60% as a long-term run rate. Historical financial information shows that annual subscribers exhibit an impressive approximately 99% retention figure, based on annual subscriber revenue retention in LTM 1H’21, and also shows that subscribers spend incremental dollars above and beyond the cost of their subscription. Getty Images has taken an approach to increase the attractiveness of the subscription products over time; for example, it recently introduced a subscription on iStock that includes video and music in addition to images.

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Increasing Demand from Corporations.   Getty Images has benefitted from increasing demand for visual content across its corporate customers and the CCNB Board believes this trend will continue. The World Federation of Advertisers recently estimated that 74% of in-house creative teams were established in the last 5 years. Consumption of imagery and video is expected to continue expanding as corporations continue to bring their creative marketing in-house to manage the breadth and frequency of content consumption, while balancing the cost of their marketing campaigns. As a leading provider of high quality, differentiated content, the CCNB Board believes Getty Images is well positioned to capture this opportunity.

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Continue to Grow Video Consumption.   Getty Images’ video revenues grew approximately 30% in 1H’21 as compared to 1H'20. The CCNB Board believes demand for video represents a great growth lever for the business and represents significant opportunity for organic revenue acceleration. Despite strong historical performance, approximately 20% of Getty Images and approximately 7% of iStock customers currently purchase video. We expect more customers to use video in the future, which we believe creates a stickier customer that consumes and spends more on our platform. First time video customers in 2020 spent over approximately 85% more in the twelve months following their first video purchase.

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Sales & Marketing.   Getty Images has historically demonstrated attractive ROI on its sales and marketing spend. Return on dollars of digital marketing spend, both based on a new customer count and new customer revenue basis, have grown +60% and +40%, respectively from FY’19 to H1’21. Over that same time period, Getty Images customer acquisition cost has declined ~35%. The CCNB Board believes there is substantial opportunity for strategic sales and marketing spend in the future to drive incremental revenue growth.

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Geographic Expansion.   The CCNB Board anticipates that there is a significant opportunity to increase penetration and market share in Rest of World markets by investing in digital marketing, search engine optimization and further localization of its services and content in underpenetrated geographies. Getty Images is well-positioned from a brand, content, and product perspective across 18 languages and 24 currencies to capture an increased share of these attractive market opportunities.

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NFT & Partnerships.   The CCNB Board believes that Getty Images has the opportunity for NFT revenue monetization. Getty Images strives to delivery high-quality imagery to tell meaningful stories, regardless of medium, and to that extent, it views the NFT opportunity as an extension of that mission. One key point of differentiation as it relates to the NFT revenue opportunity is that Getty Images has scaled ownership of high-quality, relevant content, which will be essential to capturing and monetizing the NFT opportunity. The CCNB Board believes that Getty Images will take a measured approach towards NFTs with the intent to create a recurring, sustainable, and profitable source of value for Getty Images and its stakeholderse over time. The CCNB Board also believes that Getty Images will be able to expand upon its strong base of strategic partnerships, such as the partnership that it currently has with the BBC or with the various partnerships it has with the major sports leagues. Expanded content and rights will provide incremental revenue opportunity for Getty Images.

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Management Team.   The CCNB Board believes that Getty Images has a strong team of key management executives, including reports to C-suite executives, and that under the leadership of

Getty Images’ Chief Executive Officer, Getty Images has been able successful in effectuating a business transformation over the past several years, including significant improvements in its technology, search and international capabilities, transition to a differentiated subscription offering, streamlining of products, and realignment of its digital marketing and sales force. Getty Images’ management team, whose leadership is expected to provide important continuity in advancing Getty Images’ strategic and growth goals, has done an impressive job of reorienting Getty Images’ strategy and positioning the business for accelerated growth going forward. Moreover, the CCNB Board believes that Getty Images’ management team has fostered a winning culture of excellence and respect within the organization.
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Transaction Proceeds.   The fact that (i) the Business Combination is expected to provide approximately $1.4 billion of gross proceeds to New CCNB, assuming no redemptions by the CCNB Shareholders of their CCNB Class A Ordinary Shares and (ii) such proceeds are expected to provide sufficient funding required for Getty Images’ targeted deleveraging, continuing growth and cash flow needs (including taking into account the closing condition related to maximum net leverage in favor of Getty Images and the related Net Funded Indebtedness Condition, which provides CCNB with additional comfort that New CCNB will enter the public markets with reasonable leverage levels despite the uncertainty associated with redemptions if the transaction is consummated);

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Due Diligence.   The CCNB Board reviewed and discussed in detail the results of the due diligence examination of Getty Images conducted by CCNB’s management team and CCNB’s financial, technical, market consultants, technology consultants and legal advisors prior to the entry into the Business Combination Agreement, which included a substantial number of meetings with the management team and advisors of Getty Images regarding Getty Images’ business and business plan, operations, prospects and forecasts (including the assumptions and key variables underlying the Getty Images Forecasted Financial Information), valuation analyses with respect to the Business Combination, review of significant contracts and other material matters, as well as general financial, technical, market, legal, tax and accounting due diligence.

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Financial Condition.   The CCNB Board reviewed factors such as Getty Images’ historical financial results, outlook and business and financial plans, as well as the financial profiles of publicly traded companies in the visual content industries and other shared economy companies as of such time, and certain relevant information with respect to companies that could have been potential alternate transaction counterparties to Getty Images for CCNB. In reviewing these factors, the CCNB Board believed that Getty Images was well-positioned in its industry for strong potential future growth and represented a significant opportunity for value creation from the CCNB shareholders.

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Fairness Opinion.   The CCNB Board took into account the opinion of Solomon, dated December 9, 2021, to the CCNB Board, to the effect that, as of such date, and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the aggregate Merger Consideration (as defined in such opinion) derived from the Transaction Equity Value to be paid by CCNB to Company Equityholders (as defined in such opinion) pursuant to in the Business Combination Agreement, is fair, from a financial point of view, to CCNB, as more fully described below in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Opinion of Solomon Partners Securities, LLC.” The CCNB Board was not required under the Existing Organizational Documents to obtain the fairness opinion but did so as part of its due diligence and evaluation of the Business Combination.

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Reasonableness of Consideration.   Following a review of the financial data provided to CCNB prior to the entry into the Business Combination Agreement, including the Getty Images Forecasted Financial Information and the data underlying such projections, and the due diligence of Getty Images’ business conducted by CCNB’s management and CCNB’s advisors, and taking into account the opinion from Solomon, dated December 9, 2021, to the CCNB Board, to the effect that, as of such date and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the aggregate Merger Consideration (as defined in such opinion) derived from the Transaction Equity Value to be paid by CCNB to Company Equityholders (as defined in such opinion) pursuant to the Business Combination Agreement, is fair, from a financial point of view, to CCNB, the CCNB Board determined that the aggregate consideration to be paid in the Business

Combination was fair to CCNB. The CCNB Board viewed the Business Combination as fair and compelling from both an intrinsic and extrinsic valuation perspective. As of such date, from an intrinsic valuation perspective, the Business Combination features a mid-single digit pro forma free cash flow yield at entry, with mid to high single digit plus expected organic revenue growth and high incremental margins, low capital intensity, and substantial upside opportunities. As of such date, from an extrinsic, or relative, valuation perspective, the implied 15x FY’22E EV/EBITDA entry valuation multiple for Getty Images was a 4.0x less than Shutterstock, Inc. (“Shutterstock”) and 9.0x less than the median of the public companies referenced by Solomon in its presentation on December 8, 2021 (which information was as of December 7, 2021).
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Substantial Post-Closing Economic Interest in New CCNB.   If the Business Combination is consummated, CCNB shareholders (other than CCNB shareholders that sought redemption of their CCNB Class A Ordinary Shares) would have a substantial economic interest in New CCNB and as a result would have a continuing opportunity to benefit from the success of New CCNB following the consummation of the Business Combination.

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Lock-Up.   Getty Images Equityholders have agreed to be subject to a 180-day lock-up in respect of their shares of New CCNB Common Stock received in the Business Combination (subject to certain customary exceptions). In addition, the Sponsor and the Independent Directors have agreed to be subject to a twelve-month lock-up in respect of their Founder Shares (subject to certain customary exceptions).

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Additional Capital Committed at Signing.   The CCNB Board took into account that the agreement of the Sponsor and Getty Investments to invest an aggregate of $150 million in PIPE Investment in New CCNB at Closing at $10.00 per share (with the understanding that the New CCNB Class A Common Shares to be acquired by the PIPE Investors in the PIPE Investment or the Permitted Equity Financing would not be subject to a lock-up period following the closing of the Business Combination). See the section titled “Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Subscription Agreements and Permitted Equity Subscription Agreements” of this proxy statement/prospectus for additional information.

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Highly Committed Shareholders Aligned for Future Value Creation.   The fact that existing holders of Getty Images Common Shares intend to retain 100% of the value of their existing equity stake in New CCNB equity in connection with the consummation of the Business Combination, reflecting the desire to participate in future equity value creation. Similarly, NBOKS will invest $200 million of additional capital into the transaction, pursuant to the Forward Purchase Agreement (as amended by the NBOKS Side Letter), alongside CCNB’s public shareholders, in addition to the investments to be made by the Sponsor and Getty Investments in connection with the PIPE Investment. In addition, pursuant to the Backstop Facility Agreement (as amended by the NBOKS Side Letter), NBOKS also agreed to, subject to certain terms and conditions, fund redemptions by CCNB Shareholders in connection with the Business Combination in an amount of up to $300 million.

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Support of Key Equityholders.   The CCNB Board noted the fact that key Getty Images Equityholders representing approximately 100% of the then issued and outstanding equity of Getty Images delivered written consents, demonstrating such Getty Images Equityholders’ support of the Business Combination. See the section titled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement; Structure of the Business Combination” of this proxy statement/prospectus for additional information.

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Other Alternatives.   CCNB completed its IPO in May 2020 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Shareholder Proposal 2: The Business Combination Proposal - Background of the Business Combination”, CCNB has evaluated numerous opportunities for a potential business combination. The CCNB Board believes, based on the terms of the Business Combination, its review of Getty Images’ business and the financial data provided to CCNB, including the Getty Images Forecasted Financial Information, and the due diligence of Getty Images conducted by CCNB’s management and CCNB’s advisors, that a business combination with Getty Images represent a combination with a high quality business in the most attractive valuation and therefore would create the best available opportunity to maximize value for CCNB’s shareholders.

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Consistency with CCNB Business Strategy.   Getty Images is consistent with the key industry and business characteristics CCNB identified at the creation of its business, and the proposed Business Combination is at a reasonable valuation. The target business characteristics included high barriers to entry, significant streams of recurring revenue, attractive stead-state margins, high incremental margins and attractive free cash flow characteristics. The CCNB Board believes that Getty Images is consistent with these criteria.

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Negotiated Transaction.   The financial and other terms of the Business Combination Agreement, and the fact that such terms and conditions were the product of arm’s length negotiations between CCNB and Getty Images.

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Maximum Net Leverage.   The fact that CCNB negotiated mechanics with respect to achieving a desired amount of maximum net leverage as reflected by the Net Funded Indebtedness Condition and related covenant regarding limitations of waiver of such condition to the extent that CCNB would be required to close into a situation with greater than an agreed level of maximum leverage to ensure New CCNB will enter the public markets at a reasonable leverage level for a similar situated company, well positioned for growth and support of its operations.

The CCNB Board also considered a variety of uncertainties and risks and other potentially negative factors related to Getty Images’ business and prospects and related to the Business Combination including, but not limited to, the following:
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Macroeconomic Risks.   The risk that the future financial performance of Getty Images and New CCNB (including the Getty Images Forecasted Financial Information, Getty Images Internal Forecasts and the Getty Images Organic Long-Term Growth Model) may not meet the CCNB Board’s expectations due to factors in Getty Images’ control or out of its control, including due to economic cycles or other macroeconomic factors and that public trading values of comparable companies to Getty Images could deteriorate based on uncertain market conditions (including those set forth in the section titled “Risk Factors” of this proxy statement/prospectus).

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Business Risks.   The risks that (i) Getty Images may be unable to offer relevant quality and diversity of content to satisfy customer needs, including continued licensing of content owned by third parties, which may become unavailable to it on commercially reasonable terms or may not be available at all, (ii) Getty Images may lose the right to use “Getty Images” trademarks in the event it experiences a change of control or otherwise in each case in accordance with the Restated Option Agreement, (iii) the third parties’ search engines, which Getty Images relies on to drive traffic to its website may change their search engine algorithms or pricing in ways that could negatively affect Getty Images’ business, results of operations, financial condition and prospects, (iv) Getty Images may be unable to adequately maintain, adapt and upgrade its websites and technology systems to ingest and deliver higher quantities of new content and allow existing and new customers to successfully search for its content, (v) because Getty Images’ business is highly competitive, Getty Images may face intense competition from a number of companies, which could reduce its revenues, margins and results of operations, (vi) if Getty Images cannot continue to innovate technologically, develop, market and sell new products and services or enhance existing technology and products and services to meet customer requirements, its ability to grow revenue could be impaired and (vii) any recession that has occurred or may occur in the future may impact Getty Images’ business, results of operations, financial condition and prospects, and other business risks (including those set forth in the section titled “Risk Factors” of this proxy statement/prospectus).

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Industry Risks.   Risks associated with (i) the business being highly competitive, and Getty Images facing intense competition from a number of companies, which could reduce Getty Images revenues, margins and operating results, (ii) changes to customers’ industries that could adversely affect Getty Images’ future revenues and limit its future growth prospects and results of operations and (iii) Getty Images operating in new and rapidly changing markets, which makes it difficult for Getty Images to evaluate its future prospects and may increase the risk that Getty Images will not be successful, or other industry risks (including those set forth in the section titled “Risk Factors” of this proxy statement/prospectus).

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COVID-19.   Uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions (such as actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter-in-place, stay-at-home or total lock-down orders and business limitations and shutdowns) on Getty Images’ business operations, financial condition and demand for its products.
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Redemption Risk.   The potential that a significant number of CCNB Shareholders may elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents, which would reduce the gross proceeds to New CCNB from the Business Combination, which would increase net leverage and, therefore, could hinder New CCNB’s ability to continue its development and growth (however the CCNB Board considered this in light of the protection negotiated with respect to maximum net leverage at Closing discussed above).

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Stockholder Vote.   The risk that CCNB’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CCNB’s control.

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Transaction Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could delay or prevent consummation of the Business Combination.

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Listing Risks.   The challenges associated with preparing Getty Images, a privately held entity, for the applicable disclosure, controls and listing requirements to which New CCNB will be subject as a publicly traded company on the NYSE.

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Potential Benefits May Not Be Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Liquidation of CCNB.   The risks and costs to CCNB if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CCNB being unable to effect a business combination by August 4, 2022 and result in the liquidation of CCNB.

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Exclusivity.   The fact that the Business Combination Agreement includes an exclusivity provision that prohibits CCNB from soliciting other business combinations, which restricts its ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

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Post-Business Combination Ownership and Corporate Governance in New CCNB.   The fact that current CCNB Shareholders will hold a minority position in New CCNB, and the fact that the New CCNB Board will be classified and that all New CCNB directors will not be elected annually.

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Fees and Expenses.   The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the CCNB Board also considered other factors including, without limitation:
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Interests of Certain Persons.   The Sponsor and certain members of the CCNB Board and executive officers of CCNB and the Sponsor may have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of CCNB shareholders generally (see the section titled “—  Interests of CCNB’s Directors and Officers and Others in the Business Combination” of this proxy statement/prospectus), including (without limitation) (i) the fact that Koch Financial Assets III, LLC (an affiliate of Koch Icon in a separately managed Koch business unit, a key equityholder of Getty Images whose consent is required to approve the Business Combination on behalf of Getty Images) is an anchor investor with a significant capital commitment to and a meaningful economic interest in NBOKS and (ii) the fact that certain governance rights were granted to the Sponsor pursuant to the Stockholder Agreement, including the right to nominate one director on behalf of the Sponsor to be appointed to the New CCNB Board. CCNB’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CCNB Board, the Business Combination Agreement and the transactions contemplated therein, including the Mergers.
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Other Risks.   The various risks associated with the Business Combination, the business of Getty Images, and the business of CCNB, as described in the section titled “Risk Factors” of this proxy statement/prospectus.

The CCNB Board concluded that the potential benefits expected to be received by CCNB and its shareholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the CCNB Board unanimously resolved (i) that it was advisable, to enter into the Business Combination Agreement and the ancillary agreements to which CCNB is or will be a party and the other transactions contemplated hereby and thereby (including the Mergers), (ii) to adopt and approve the execution, delivery and performance by CCNB of the Business Combination Agreement and the ancillary agreements to which CCNB is or will be a party and the other transactions contemplated hereby and thereby (including the Mergers), (iii) to recommend that the CCNB shareholders entitled to vote thereon vote in favor of the approval of the Business Combination Agreement and other proposals related thereto, and (iv) to direct that such proposals, including the proposal to approve the Business Combination Agreement, be submitted to the CCNB Shareholders for approval.
Related Agreements
Stockholders Agreement
On December 9, 2021, the Sponsor, the equityholders of the Sponsor, certain equityholders of Getty Images and certain other parties thereto entered into the Stockholders Agreement with New CCNB relating to, among other things, the composition of the New CCNB Board following the Closing, certain voting provisions and lock-up restrictions. Pursuant to the Stockholders Agreement, (i) the Sponsor and the Independent Directors (together with their respective successors and any permitted transferees) agreed to be subject to a twelve month lock-up period in respect of their Founder Shares (subject to certain customary exceptions) and (ii) the Getty Family Stockholders (together with their respective successors and any permitted transferees) and Koch Icon (together with its respective successors and any permitted transferees) agreed to be subject to a 180-day lock-up period in respect of their shares of New CCNB Common Stock received in the Business Combination (subject to certain customary exceptions). Pursuant to the Stockholders Agreement, the initial composition of the New CCNB Board following the Closing will be (a) three directors nominated by Getty Investments (together with its successors and any permitted transferees), (b) two directors nominated by Koch Icon (together with its successors and any permitted transferees), (c) one director nominated by CC Capital (together with its successors and any permitted transferees), (d) the chief executive officer of Getty Images, (which will be Craig Peters at close) and (e) a number of independent directors sufficient to comply with the requisite independence requirements of the NYSE and the rules and regulations of the SEC. The number of nominees that each of Getty Investments (together with its successors and any permitted transferees), Koch Icon (together with its successors and any permitted transferees) and CC Capital (together with its successors and any permitted transferees) will be entitled to nominate pursuant to the Stockholders Agreement is subject to reduction based on the aggregate number of shares of New CCNB Class A Common Stock held by such stockholders, as further described in the Stockholders Agreement attached as Annex K to this proxy statement/prospectus.
Registration Rights Agreement
At the closing of the Business Combination, New CCNB will enter into the Registration Rights Agreement, substantially in the form attached as Annex L to this proxy statement/prospectus, with the Sponsor, the Independent Directors, Getty Investments, Koch Icon and certain equityholders of Getty Images (such persons, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the Holders will be entitled to certain piggyback registration rights and customary demand registration rights. The Registration Rights Agreement provides that New CCNB will agree that, as soon as practicable, and in any event within 30 days after the Closing, New CCNB will file with the SEC a shelf registration statement. New CCNB will use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the 90th day (or the 120th day if the SEC notifies New CCNB that it will “review” such shelf registration statement) following the filing deadline, in each case subject to the terms and conditions set forth therein; and New CCNB will not be subject to any form of monetary penalty for its failure to do so.
Warrant Assumption Agreement
In connection with the Business Combination, the Transfer Agent, CCNB and New CCNB will enter into the Warrant Assumption Agreement, effective immediately upon the completion of the Domestication Merger and conditioned on the occurrence of the Closing, pursuant to which, among other things, CCNB will assign to New CCNB all of CCNB’s right, title and interest in and to, and New CCNB will assume all of CCNB liabilities and obligations under the Existing Warrant Agreement. As a result, effective immediately following the completion of the Domestication Merger, each Warrant will automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and will instead represent a right to acquire shares of New CCNB Pre-Closing Class A Common Stock, and, following and contingent upon the filing of the New CCNB Post-Closing Certificate of Incorporation, shares of New CCNB Class A Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement (as amended by the Warrant Assumption Agreement).
Sponsor Side Letter
Concurrently with the execution of the Business Combination Agreement, the Sponsor, the Independent Directions, CC Holdings, NBOKS, CCNB, New CCNB, and the Company entered into the Sponsor Side Letter, pursuant to which, (a) in connection with the Domestication Merger, each Founder Share will automatically be converted into the right to receive one share of New CCNB Pre-Closing Class B Common Stock, (b) in accordance with the New CCNB Pre-Closing Certificate of Incorporation, at the Closing, the shares of New CCNB Pre-Closing Class B Common Stock would automatically convert into shares of New CCNB Class A Common Stock (the “Automatic Conversion”), and (c) in lieu of the Automatic Conversion, at the Closing simultaneously and contingent upon with the filing of the New CCNB Post-Closing Certificate of Incorporation, in accordance with the terms of the Sponsor Side Letter, (i) each share of New CCNB Pre-Closing Class B Common Stock held by a “Sponsor Party” (as defined therein) listed on Schedule I thereto under the heading “Class B Conversion Shares” will automatically be converted into one share of New CCNB Class A Common Stock, (ii) each share of New CCNB Pre-Closing Class B Common Stock held by a Sponsor Party listed on Schedule I hereto under the heading “Series B-1 Earn-Out Shares” will automatically be converted into one share of New CCNB Series B-1 Common Stock and (iii) each share of New CCNB Pre-Closing Class B Common Stock held by a Sponsor Party listed on Schedule I hereto under the heading “Series B-2 Earn-Out Shares” will automatically be converted into one share of New CCNB Series B-2 Common Stock (the shares of New CCNB Series B-2 Common Stock together with the shares of New CCNB Series B-1 Common Stock, the “Restricted Sponsor Shares”). All such Restricted Sponsor Shares are restricted shares that are subject to certain performance-based conversion events and upon the occurrence of a B-1 Vesting Event or a B-2 Vesting Event (as defined herein). Each Restricted Sponsor Share will accrue and be entitled to dividend declared by the New CCNB Board in respect of a share of New CCNB Series B-1 Common Stock or a share of New CCNB Series B-2 Common Stock pursuant to and in accordance with the New CCNB Post-Closing Certificate of Incorporation. Any Restricted Sponsor Shares that have not converted into shares of New CCNB Class A Common Stock by the tenth anniversary of the Closing, as applicable, will be automatically forfeited, and any accrued dividends will be forfeited in connection therewith. The Sponsor Side Letter is attached to this proxy statement/prospectus as Annex G.
Subscription Agreements and Permitted Equity Subscription Agreement
Concurrently with the execution of the Business Combination Agreement, CCNB and New CCNB entered into the Subscription Agreements with the Sponsor and Getty Investments. Additionally, on December 28, 2021, CCNB and New CCNB entered into the Permitted Equity Subscription Agreement with Multiply Group. Pursuant to the PIPE Subscription Agreements and the Permitted Equity Subscription Agreement, the PIPE Investors and Multiply Group agreed to subscribe for and purchase, and CCNB and New CCNB agreed to issue and sell to such investors, on the Closing Date, an aggregate of 22,500,000 shares of New CCNB Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $225,000,000. The shares of New CCNB Class A Common Stock to be issued pursuant to the PIPE Financing have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration. The PIPE Subscription Agreements and the Permitted Equity Subscription Agreement provide for certain customary registration rights. For additional information, see “Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Subscription Agreements and Permitted Equity Subscription Agreement”.
NBOKS Side Letter
In connection with the signing of the Business Combination Agreement, New CCNB, CCNB, and NBOKS entered into a side letter to (a) the Forward Purchase Agreement, pursuant to which, among other things, NBOKS confirmed the allocation to CCNB of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 shares of New CCNB Class A Common Stock, and 3,750,000 Forward Purchase Warrants (as defined therein) and (b) the Backstop Agreement whereby NBOKS agreed to (subject to (i) the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein and (ii) the terms of the Business Combination Agreement), at Closing, subscribe for shares of New CCNB Class A Common Stock to fund redemptions by shareholders of CCNB in connection with the Business Combination in an amount of up to $300,000,000 (clauses “(a)” and “(b),” collectively, the “NBOKS Side Letter”), which NBOKS Side Letter provides for the assignment of CCNB’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination. The NBOKS Side Letter is attached to this proxy statement/prospectus as Annex F.
Fourth Amendment to Restated Option Agreement
In connection with the entry into the Business Combination Agreement, Getty Investments and certain equityholders and/or affiliates of Getty Images (the “Getty Family Entities”) delivered an amendment (the “Fourth Amendment to Restated Option Agreement”) to that certain Restated Option Agreement, dated of as February 9, 1998, pursuant to which the Restated Option Agreement will automatically terminate if, and on the date following the Closing Date on which, the Getty Family Stockholders (together with their respective successors and any permitted transferees) beneficially own less than 27,500,000 shares of New CCNB Common Stock (as adjusted for stock splits, stock combinations, and similar transactions). The Fourth Amendment to Restated Option Agreement is attached to this proxy statement/prospectus as Annex Q.
The Shareholders Meeting
Date, Time and Place of Shareholders Meeting
CCNB’s shareholders meeting is to be held at 9:00 a.m., Eastern Time, on [•], 2022, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. Only shareholders who held CCNB Ordinary Shares at the close of business on the Record Date will be entitled to vote at the Shareholders Meeting.
Record Date; Outstanding Shares; Shareholders Entitled to Vote
CCNB has fixed the close of business on [•], 2022, as the Record Date for determining the CCNB Shareholders entitled to notice of and to attend and vote at the Shareholders Meeting. As of the close of business on such date, there were 82,800,000 CCNB Class A Ordinary Shares and 25,700,000 CCNB Class B Ordinary Shares outstanding and entitled to vote. The CCNB Class A Ordinary Shares and the CCNB Class B Ordinary Shares vote together as a single class, except in the election of directors, as to which only the CCNB Class B ordinary shares vote, and each share is entitled to one vote per share at the Shareholders Meeting.

The Sponsor and the Independent Directors own 25,700,000 CCNB Class B Ordinary Shares. The Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote all of their Founder Shares and any public shares purchased during or after our IPO in favor of the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor and the Independent Directors own, collectively, approximately 23.7% of our issued and outstanding Ordinary Shares, including all of the Founder Shares.
Quorum and Required Vote
A quorum of CCNB Shareholders is necessary to hold the Shareholders Meeting. The holders of a majority of the outstanding CCNB Ordinary Shares present in person, by proxy or by authorized representative shall constitute a quorum for the Shareholders Meeting. Each of the Domestication Merger Proposal and the Business Combination Proposal is interdependent upon the other and must be approved in order for CCNB to complete the Business Combination as contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any of the other proposals. The Business Combination Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding CCNB Ordinary Shares, who, being present and entitled to vote at a meeting of CCNB’s shareholders, vote at such meeting. The Domestication Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding CCNB Ordinary Shares, who, being present and entitled to vote at a meeting of CCNB’s shareholders, vote at such meeting. If any of the Domestication Merger Proposal or the Business Combination Proposal fails to receive the required approval, neither will be approved and the Business Combination will not be completed.
Redemption Right
Pursuant to the Existing Organizational Documents, a public shareholder may request of CCNB that the Company redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your Redemption Right with respect to the public shares;

•
submit a written request to the Transfer Agent, in which you (a) request that the Company redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares, such as by providing your legal name, phone number and address; and

•
deliver your public shares to the Transfer Agent, physically or electronically through DTC.

Public shareholders may seek to have their public shares redeemed by CCNB, regardless of whether they vote for or against the Business Combination Proposal or any other proposals and whether they held public shares as of the Record Date or acquired them after the Record Date. Any public shareholder who holds public shares of CCNB on or before [•], 2022 (two business days before the Shareholders Meeting) will have the right to demand that his or her public shares be redeemed for a full pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $828,800,000 on March 31, 2022 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the per share redemption price is expected to be approximately $10.01. A public shareholder that has properly tendered his or her public shares for Redemption will be entitled to receive his or her pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such public shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered public shares will be returned to the relevant public shareholders as appropriate.
CCNB public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [•], 2022 (two business days before the Shareholders Meeting) by

(i) submitting a written request to the Transfer Agent that CCNB redeem such public shareholder’s public shares for cash, (ii) affirmatively certifying in such request to the Transfer Agent for redemption if such public shareholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to public shares of CCNB and (iii) delivering their public shares, either physically or electronically using DTC’s DWAC System, at the public shareholder’s option, to the Transfer Agent prior to the Shareholders Meeting. If a public shareholder holds the public shares in street name, such public shareholder will have to coordinate with his or her broker to have such public shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming public shareholder. In the event the Business Combination is not completed, this may result in an additional cost to public shareholders for the return of their shares.
Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares included in the units sold in our IPO. We have no specified maximum redemption threshold under the Existing Organizational Documents, other than the aforementioned 15% threshold, except that in no event will we redeem ordinary shares in an amount that would cause our net tangible assets to be less than $5,000,001. Each redemption of public shares by our public shareholders will reduce the amount in our Trust Account.
Additionally, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have, for no additional consideration, agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The closing price of CCNB Class A Ordinary Shares on the date immediately prior to the date of this proxy statement/prospectus was $[•]. The cash held in the Trust Account as of March 31, 2022, was approximately $10.01 per Public Share. Prior to exercising their Redemption Right, shareholders should verify the market price of CCNB Class A Ordinary Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Right if the market price per share is higher than the Redemption price. CCNB cannot assure its shareholders that they will be able to sell their CCNB Class A Ordinary Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A public shareholder who properly exercises its Redemption Right pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay CCNB’s taxes.
For more information, see “Shareholders Meeting — Redemption Right”
Appraisal Rights
CCNB Shareholders.   None of the unit holders or warrant holders have dissent rights in connection the Business Combination under Cayman Islands law. CCNB shareholders may be entitled to give notice to CCNB prior to the extraordinary general meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his or her CCNB shares if they follow the procedures set out in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. It is CCNB’s view that such fair market value would equal the amount which CCNB shareholders would obtain if they exercise their redemption rights as described herein.

Getty Images Stockholders.   Pursuant to Section 262 of the DGCL, the Getty Images Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their Getty Images Shares, as determined by the Court of Chancery, if the First Getty Merger is completed. A summary of the appraisal rights that may be available to the Getty Images Stockholders is described in this proxy statement/prospectus in the section titled “Appraisal Rights,” which is qualified by the copy of Section 262 of the DGCL attached as Annex R to this proxy statement/prospectus.
Proxy Solicitation
CCNB is soliciting proxies on behalf of the CCNB Board. This solicitation is being made by mail but also may be made by telephone or in person. CCNB and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section titled “Shareholders Meeting — Revoking Your Proxy; Changing Your Vote.”
Interests of CCNB’s Directors and Officers and Others in the Business Combination
In considering the recommendation of the CCNB Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the CCNB Board and the executive officers of CCNB have interests in such proposals and the Business Combination that are different from, or in addition to, those of CCNB shareholders generally. The CCNB Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to CCNB shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CCNB’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
These interests include, among other things:
•
the fact that, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price;

•
the fact that, pursuant to the Sponsor Side Letter, 5,140,000 of the Founder Shares held by the Sponsor and the Independent Directors will be converted into the Restricted Sponsor Shares. For more information, please see the section titled “Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Sponsor Side Letter.”

•
the fact that if the Business Combination or another business combination is not consummated by August 4, 2022, CCNB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCNB Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the CCNB Board, dissolving and liquidating;

•
the fact that 25,700,000 Founder Shares, which are held by the Sponsor (in which certain of CCNB’s officers and directors hold an indirect interest), and the Independent Directors and were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless if the Business Combination or another business combination is not consummated by August 4, 2022, because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a higher value than $25,000 (the price paid for such securities) at the time of the Business Combination, estimated to have an aggregate market value of $256.0 million based upon the closing price of $9.96 per public share on the NYSE on June 23, 2022;

•
the fact that if the Business Combination or another business combination is not consummated by August 4, 2022, the 18,560,000 Private Placement Warrants held by the Sponsor, in which CCNB’s officers and directors hold a direct or indirect interest and which were acquired for an aggregate purchase price of $18.6 million in a private placement that took place simultaneously with the consummation of the CCNB IPO, would become worthless. Such securities may have a higher value than $18.6 million (the price paid for such securities) at the time of the Business Combination, estimated to have an aggregate market value of $7.2 million based upon the closing price of $0.39 per public warrant on the NYSE on June 23, 2022;
•
the fact that CCNB entered into the Forward Purchase Agreement with NBOKS, as amended by the NBOKS Side Letter, which provides for the purchase of up to 20,000,000 Forward Purchase Shares and 3,750,000 redeemable Forward Purchase Warrants to purchase one share of New CCNB Class A Common Stock, for an aggregate purchase price of $200 million, which investment will close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement (as amended by the NBOKS Side Letter);

•
the fact that CCNB entered into the Backstop Agreement with NBOKS, as amended by the NBOKS Side Letter, whereby NBOKS agreed to (subject to (i) the availability of capital NBOKS has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein and (ii) the terms of the Business Combination Agreement) at Closing, subscribe for shares of New CCNB Class A Common Stock at $10.00 per share to fund redemptions by shareholders of CCNB in connection with the Business Combination in an amount of up to $300,000,000;

•
the fact that the Sponsor has entered into a commitment to invest an aggregate of $100 million in the PIPE Investment, pursuant to the terms of a Subscription Agreement entered among the Sponsor, CCNB and New CCNB;

•
the fact that upon consummation of the Business Combination, the Sponsor Group and the Independent Directors are expected to hold an economic ownership in New CCNB, as further described in “Risk Factors - Risks Related to the Business Combination and CCNB - The public shareholders will experience immediate dilution as a consequence of the issuance of New CCNB Class A Common Stock as consideration in the Business Combination and in the Forward Purchase Agreement, Backstop Agreement and PIPE Financing,” through their ownership of founder shares, forward purchase shares issued to NBOKS, shares issued to the Sponsor pursuant to the PIPE Investment, shares issued to NBOKS in connection with the Backstop Agreement, shares issuable upon exercise of the New CCNB Warrants (including such warrants issuable pursuant to Working Capital Loans) and shares issuable to NBOKS upon exercise of the forward purchase warrants (assuming no redemptions, the forfeiture of all of the Earn-Out Shares and the occurrence of the applicable vesting events for the shares of New CCNB Class B Common Stock, as more specifically set forth in “Shareholder Proposal 2: The Business Combination Proposal — Consideration to Getty Equityholders in the Business Combination”), and is anticipated to be approximately 18.5% of the ownership of New CCNB immediately upon consummation of the Business Combination;

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the fact that the Sponsor Group will pay an aggregate of $319,435,000, assuming no available Backstop, or up to $619,435,000 assuming full Backstop is subscribed for, for its investment in CCNB, as summarized in the table below. The shares of New CCNB Class B Common Stock held by the Sponsor following the consummation of the Business Combination are included in the table below. The Sponsor Group will not receive any Earn-Out Shares following the consummation of the Business Combination, and as a result, the Earn-Out Shares are not included in the table below. Following the consummation of the Business Combination, as a result of its previous investment in CCNB, the aggregate value of the Sponsor Group’s investment in New CCNB will be $861,409,200 based upon the respective closing prices of $9.96 per public share and $0.39 per public warrant on the NYSE on June 23, 2022:

Sponsor Group Ownership of CCNB Prior to the Business Combination
	Securities held by Sponsor Group	Sponsor Cost at CCNB’s initial public offering ($)
CCNB Class A Ordinary Shares	—	—
Founder Shares	25,580,000	$25,000(1)
Private Placement Warrants(2)	18,560,000	$18,560,000
Total		$18,585,000

(1)
Include cost for 120,000 Founder Shares held by the Independent Directors.

(2)
Excludes any Private Placement Warrants that may be issued upon conversion of Working Capital Loans.

Sponsor Group Ownership of New CCNB Following the Business Combination
	Securities held by Sponsor Group Following the Closing	Value per Security ($)	Sponsor Group Cost at Closing ($)	Total Value ($)
Shares of New CCNB Class A Common Stock Issued Pursuant to the PIPE Investment	10,000,000	$9.96	$100,000,000	$99,600,000
Shares of New CCNB Class A Common Stock Issued Pursuant to the Forward Purchase	20,000,000	$9.96	$200,000,000	$199,200,000
Shares of New CCNB Class A Common Stock Issued Upon Conversion of the Founder Shares(1)	25,580,000	$9.96	—	$254,776,800
Shares of New CCNB Class A Common Stock Issued pursuant to the Backstop(2)	30,000,000	$9.96	$300,000,000	$298,800,000
New CCNB Warrants Issued Pursuant to the Forward Purchase	3,750,000	$0.39	—	$1,462,500
Private Placement Warrants(3)	19,410,000	$0.39	—	$7,569,900
Total			$600,000,000	$861,409,200

(1)
Includes 2,558,000 shares of New CCNB Series B-1 Common Stock and 2,558,000 shares of New CCNB Series B-2 Common Stock held by the Sponsor following the consummation of the Business Combination, which are each convertible into shares of New CCNB Class A Common Stock upon meeting certain vesting criteria as described in Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Sponsor Side Letter.”

(2)
Assumes that the full Backstop is subscribed for by NBOKS, and therefor this is the maximum amount of securities issued pursuant to the Backstop. To the extent not used, or used only partially, this number will be reduced.

(3)
Includes 850,000 New CCNB Warrants that may be issued upon conversion of the $850,000 in Working Capital Loans, outstanding as of June 27, 2022.

•
the fact that the Sponsor, CCNB’s officers and directors, and their respective affiliates are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on CCNB’s behalf related to identifying, investigating, negotiating and completing an initial business combination. However, if CCNB fails to consummate a business combination by August 4, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, CCNB may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within such period. As of May 28, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by CCNB upon consummation of the Business Combination is less than $775,000;

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the fact that the Sponsor and CCNB’s current officers and directors have agreed, for no additional consideration, to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if CCNB fails to complete an initial business combination by August 4, 2022;

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the fact that the Registration Rights Agreement will be entered into by, among others, the Sponsor and the Independent Directors;

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the fact that, as of the date of the Business Combination Agreement, the Sponsor, the Founder Holders, the Independent Directors and certain other parties have entered into the Stockholders Agreement relating to, among other things, the composition of the New CCNB Board following the Closing (including certain governance rights granted to the Sponsor, including designation rights with respect to the New CCNB Board), certain voting provisions and lockup restrictions;

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the fact that Koch Financial Assets III, LLC (an affiliate of Koch Icon in a separately managed Koch business unit, which is a key equityholder of Getty Images whose consent was required to approve the Business Combination on behalf of Getty Images) is an anchor investor in NBOKS;

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the fact that James Quella, a member of the CCNB Board, was appointed by an affiliate of a member of the Sponsor to serve as a director and on the compensation committee and audit committee of Dun & Bradstreet Corporation.

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other CCNB shareholders experience a negative rate of return in New CCNB;

•
the fact that CCNB agreed to pay the Sponsor a total of $20,000 per month for office space, secretarial and administrative services and such arrangement will terminate upon the Closing.

•
the fact that CCNB’s directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement;

•
the fact that at the option of the Sponsor, an aggregate amount of $850,000 outstanding under the Working Capital Loans made by the Sponsor to CCNB on January 7, 2022 and May 20, 2022, respectively, is repayable in full upon consummation of the Business Combination or, at the option of the Sponsor, be converted (in whole or in part) into Private Placement Warrants in connection with the consummation of the Business Combination, and such amount (including amounts due under the outstanding Working Capital Loans) will likely be written off if an initial business combination is not consummated by August 4, 2022; and

•
the fact that the Sponsor Group has an aggregate of approximately $20,210,000 at risk that depends on the completion of a business combination, comprised of (i) the $25,000 purchase price for 25,700,000 Founder Shares (including the cost for the 120,000 Founder Shares held by the Independent Directors), (ii) the $18,560,000 purchase price for 18,560,000 Private Placement Warrants, (iii) the $850,000 amount outstanding under a Working Capital Loan made by the Sponsor to CCNB and (iv) less than $775,000 in aggregate fees due and out-of-pocket expenses to be repaid by CCNB.

In addition, certain persons who are expected to become members of the New CCNB Board after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the CCNB Shareholders. See “Shareholder Proposal 2: The Business Combination Proposal — Interests of CCNB’s Directors and Officers and Others in the Business Combination.” for additional information.
The Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote all of their Founder Shares and any public shares purchased during or after our IPO in favor of the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor and the

Independent Directors own, collectively, approximately 23.7% of our issued and outstanding CCNB Ordinary Shares, including all of the Founder Shares. Additionally, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
As a result of multiple business affiliations, CCNB's officers and directors have certain fiduciary and contractual obligations to other entities. In addition, the Existing Organizational Documents provide that CCNB renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his capacity as a director or officer of CCNB and such opportunity is one CCNB is able to complete on a reasonable basis. CCNB is not aware of any such corporate opportunities not being offered to CCNB. CCNB does not believe that the fiduciary and contractual obligations of CCNB's officers, or the waiver of the corporate opportunities doctrine, has materially affected CCNB's search for an acquisition target or will materially affect CCNB’s ability to complete its business combination.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors), or their respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required CCNB Shareholder Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Required CCNB Shareholder Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Right. In the event that the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Right, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Merger Proposal, (3) otherwise limit the number of public shares electing to redeem and (4) CCNB’s net tangible assets (as determined in accordance with Rule 3a51-1 (g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be submitted at the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of CCNB’s directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of CCNB and its shareholders and what he/she or they may believe is best for himself/herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCNB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Classes of Common Stock of New CCNB Following the Business Combination
New CCNB Class A Common Stock
Except as otherwise required by law, each holder of New CCNB Class A Common Stock is entitled to one vote for each share on all matters properly submitted to a vote of the New CCNB Stockholders, including the election of directors. New CCNB Stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.
New CCNB Class B Common Stock
Except as otherwise required by law, the shares of New CCNB Class B Common Stock are non-voting and do not confer economic rights other than the accrual of certain dividends. All such Restricted Sponsor Shares are restricted shares that are subject to certain performance-based conversion events, and upon the occurrence of any B-1 Vesting Event or B-2 Vesting Event applicable to any shares of New CCNB Class B Common Stock that occurs during the Earn-out Period (as defined in the New CCNB Post-Closing Certificate of Incorporation), such shares of New CCNB Class B Common Stock will be automatically converted into an equal number of shares of New CCNB Class A Common Stock. The shares of New CCNB Class B Common Stock will only be issued to the Sponsor and the Independent Directors.
See the section entitled “Description of New CCNB Securities” for more information.
Recommendation to Shareholders of CCNB
The CCNB Board has unanimously approved each of the CCNB Shareholder Proposals.
The CCNB Board unanimously recommends that shareholders:
•
Vote “FOR” the Domestication Merger Proposal;

•
Vote “FOR” the Business Combination Proposal; and

•
Vote “FOR” the Adjournment Proposal.

In considering the recommendation of the CCNB Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the CCNB Board and executive officers of CCNB have interests in such proposals and the Business Combination that are different from, or in addition to, those of CCNB Shareholders generally. The CCNB Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to CCNB Shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CCNB’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section titled “Shareholder Proposal 2: The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of the CCNB Class A Ordinary Shares are redeemed in connection with the Business Combination and (ii) assuming that the contractual maximum number of CCNB Class A Ordinary Shares with the available backstop are redeemed in connection with the Business Combination, while still satisfying the Net Funded Indebtedness Condition. For an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of the CCNB Class A Ordinary Shares in an illustrative redemption scenario, in a contractual maximum redemption with no backstop scenario and a charter redemption limitation scenario, see “Risk Factors — The public shareholders will experience immediate dilution as a consequence of the issuance of New CCNB Class A Common Stock as consideration in the Business Combination and in the Forward Purchase Agreement, Backstop Agreement and PIPE Financing.”
No Redemption(1)
Source of Funds
(in millions)
Existing Cash held in Trust Account(2)	$828.8
Forward Purchase Agreement	200.0
PIPE Investment	225.0
Backstop	—
Balance Sheet Cash(2)	210.8
Total Sources	$1,464.7
Uses
(in millions)
Existing Debt Paydown	$651.0
Shareholder Redemptions	—
Preferred Paydown(3)	602.6
Cash to New CCNB Balance Sheet	104.0
Estimated Transaction Fees and Expenses(4)	107.1
Total Uses	$1,464.7

(1)
Figures exclude impact of cash and cash equivalents as well as outstanding payables at CCNB.

(2)
As of March 31, 2022.

(3)
Reflects estimates as of May 31, 2022, inclusive of prepayment fees, net of the Preferred Stock Consideration.

(4)
Represents an estimated amount, inclusive of IPO deferred underwriting fee and financial advisor, accounting, legal and other diligence fees related to the Business Combination. Reflects $112 million of estimated transaction fees and expenses, less ~$4.9 million expenses already paid by Getty Images.

Contractual Maximum Redemption with Available Backstop(1)
Source of Funds
(in millions)
Existing Cash held in Trust Account(2)	$828.8
Forward Purchase Agreement	200.0
PIPE Investment	225.0
Backstop	300.0
Balance Sheet Cash(2)	210.8
Total Sources	$1,764.7
Uses
(in millions)
Existing Debt Paydown	$309.3
Shareholder Redemptions(3)	641.7
Preferred Paydown(4)	602.6
Cash to New CCNB Balance Sheet	104.0

Uses
(in millions)
Estimated Transaction Fees and Expenses(5)	107.1
Total Uses	$1,764.7

(1)
Figures exclude impact of cash and cash equivalents as well as outstanding payables at CCNB.

(2)
As of March 31, 2022.

(3)
Assumes that the maximum number of CCNB Class A Ordinary Shares that can be redeemed are redeemed, while still satisfying the Net Funded Indebtedness Condition, requiring the Net Funded Indebtedness to be equal or less than $1,350.0 million per the Business Combination Agreement.

(4)
Reflects estimates as of May 31, 2022, inclusive of prepayment fees, net of the Preferred Stock Consideration.

(5)
Represents an estimated amount, inclusive of IPO deferred underwriting fee and financial advisor, accounting, legal and other diligence fees related to the Business Combination. Reflects $112 million of estimated transaction fees and expenses, less ~$4.9 million expenses already paid by Getty Images.

Material U.S. Federal Income Tax Consequences of the Domestication Merger
As discussed more fully under the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders” below, the Domestication Merger, together with the Statutory Conversion, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets, such as CCNB, this result is not free from doubt. In the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of CCNB Class A Ordinary Shares will be subject to Section 367(b) of the Code and as a result:
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a U.S. Holder of CCNB Class A Ordinary Shares whose CCNB Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication Merger, and who on the date of the Domestication Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CCNB Ordinary Shares, will generally not recognize any gain or loss on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion) and will generally not be required to include any part of CCNB’s earnings in income pursuant to the Domestication Merger;

•
a U.S. Holder of CCNB Class A Ordinary Shares whose CCNB Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication Merger, and who on the date of the Domestication Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CCNB Ordinary Shares, will generally recognize gain (but not loss) on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion) pursuant to the Domestication Merger. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their CCNB Class A Ordinary Shares, provided certain other requirements are satisfied. CCNB does not expect to have significant cumulative earnings and profits on the date of the Domestication Merger; and

•
a U.S. Holder of CCNB Class A Ordinary Shares who on the date of the Domestication Merger owns (actually and constructively) 10% or more of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote or 10% or more of the total value of all classes of CCNB Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its CCNB Class A Ordinary Shares on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion). Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. CCNB does not expect to have significant cumulative earnings and profits on the date of the Domestication Merger.
Furthermore, even in the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of CCNB Class A Ordinary Shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its CCNB Class A Ordinary Shares or public warrants for the common stock or warrants of New CCNB (a Delaware corporation following the Statutory Conversion) pursuant to the Domestication Merger under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication Merger) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New CCNB (a Delaware corporation following the Statutory Conversion) received in the Domestication Merger and the U.S. Holder’s adjusted tax basis in the corresponding CCNB Class A Ordinary Shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because CCNB is a blank check company with no current active business, we believe that CCNB may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of CCNB Class A Ordinary Shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of New CCNB (a Delaware corporation following the Statutory Conversion) pursuant to the Domestication Merger, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CCNB Class A Ordinary Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CCNB. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication Merger, see the discussion in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders — U.S. Holders — PFIC Considerations.”
For a description of the tax consequences for public shareholders exercising their Redemption Right in connection with the Business Combination, see the sections titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”
Additionally, the Domestication Merger may cause Non-U.S. Holders (as defined in “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New CCNB Common Stock after the Domestication Merger.
The tax consequences of the Domestication Merger are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication Merger, including with respect to public warrants, see “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders.”
Material United States federal income tax consequences of the Getty Mergers
The Getty Mergers, taken together as an integrated transaction, have been structured to qualify as a single “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination

Agreement, each party represents that there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent or impede the Getty Mergers from qualifying as a reorganization. In addition, New CCNB and Getty Images agree not to (and to cause their subsidiaries not to) take any action (or knowingly fail to take any action) which action (or failure to act) prevents or impedes or would reasonably be expected to prevent or impede the Getty Mergers from qualifying as a reorganization. Subject to the limitations and qualifications described below under the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Getty Mergers to holders of Getty Images Common Shares,” and based upon customary assumptions and representations made by New CCNB and Getty Images in customary tax representation letters delivered by such parties, as well as certain covenants and undertakings of New CCNB and Getty Images, Weil, Gotshal & Manges LLP, tax counsel to Getty Images, is currently of the opinion that the Getty Mergers will qualify as a reorganization. Based on the opinion of counsel, Getty Images currently expects the Getty Mergers to qualify as a reorganization. However, the qualification of the Getty Mergers as a reorganization depends on numerous facts and circumstances, some of which may change between the date of this proxy statement/prospectus and the Closing of the Business Combination and cause the opinion of counsel to no longer be in effect.
Neither New CCNB’s nor Getty Images’ obligation to complete the Getty Mergers is conditioned upon the receipt of an opinion of counsel (as of the date of the Closing of the Business Combination or otherwise) regarding the qualification of the Getty Mergers as a reorganization for U.S. federal income tax purposes. New CCNB and Getty Images have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Getty Mergers, and even if an opinion of counsel as of the Closing of the Business Combination were obtained by either party, an opinion of counsel is not binding on the Internal Revenue Service or any court. Accordingly, even if New CCNB and Getty Images report the Getty Mergers as qualifying as a reorganization, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position taken by New CCNB and Getty Images.
For a more complete discussion of the material U.S. federal income tax consequences of the Getty Mergers, please carefully review the information set forth in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Getty Mergers to holders of Getty Images Common Shares.” The tax consequences of the Getty Mergers to any particular holder will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the Getty Mergers, including the effects of U.S. federal, state or local, non-U.S. and other tax laws.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. CCNB and Getty Images filed the required forms under the HSR Act with the Antitrust Division and the FTC on January 6, 2022 and requested early termination of the waiting period under the HSR Act. The waiting period expired on February 7, 2022.
At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of Getty Images’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. CCNB cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, CCNB cannot assure you as to its result.

CCNB, New CCNB and Getty Images are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
New CCNB is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. New CCNB has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, New CCNB, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New CCNB’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
New CCNB could be an emerging growth company for up to five years, although circumstances could cause New CCNB to lose that status earlier, including if the market value of shares of New CCNB Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case New CCNB would no longer be an emerging growth company as of the following fiscal year end. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Risk Factor Summary
In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section titled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect Getty Images’ and CCNB’s ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition or results of operations of Getty Images. These risks include the following:
Risks Related to Getty Images
•
Risks relating to the impact of worldwide economic, political and social conditions, including the effect of the COVID-19 pandemic on Getty Images’ operations, and the operations of Getty Images’ customers, partners and suppliers;

•
Getty Images’ inability to attract new and retain existing and repeat customers;

•
Getty Images’ inability to offer relevant, quality and diversity of content to satisfy customer needs;

•
The intense competition Getty Images faces could reduce Getty Images’ revenues, margins and operating results;

•
Getty Images’ inability to successfully execute Getty Images’ business strategy in new and rapidly changing markets;

•
Getty Images’ inability to continue to achieve Getty Images’ projected cost savings;

•
Losing the right to use the “Getty Images” trademark;

•
Getty Images’ failure to expand into new products, services and technologies;

•
Getty Images’ inability to adapt as Getty Images’ customers’ industries change;

•
Getty Images’ inability to expand Getty Images’ operations into new products, services and technologies;

•
Failure to technologically or develop, market and sell new products and services, or enhance existing technology and products and services to meet customer requirements;

•
Getty Images’ reliance on third parties to drive traffic to Getty Images’ website, and these providers changing their search engine algorithms;

•
Getty Images’ failure to successfully expand into new international markets;

•
Risks relating to global regulatory, operational, financial and economic changes and instability;

•
Failure to increase customer and supplier awareness of certain of Getty Images’ new and emerging products and services;

•
Negative impacts of currency fluctuations;

•
Getty Images’ inability to adequately maintain, adapt and upgrade Getty Images’ websites and technology systems to ingest and deliver higher quantities of new content and allow existing and new customers to successfully search for our content;

•
Getty Images’ inability to grow at historic growth rates or at all;

•
Getty Images’ failure to meet Getty Images’ growth objectives and strategies;

•
Technological interruptions that impair access to Getty Images’ websites or the efficiency of Getty Images’ websites and technology systems damaging our reputation and brand;

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Getty Images’ failure to protect the proprietary information of Getty Images’ customers and Getty Images’ networks against security breaches;

•
Getty Images’ inability to acquire or integrate new content and product lines;

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The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into Getty Images’ business;

•
Risks related to Getty Images’ use of independent contractors;

•
Getty Images’ inability to protect and enforce our intellectual property rights;

•
Infringement on intellectual property rights of third parties;

•
An increase in government regulation of the industries and markets in which Getty Images operates, including with respect to the internet and e-commerce;

•
Exposure to greater than anticipated income and transaction tax liabilities;

•
Cybersecurity breaches or Getty Images’ actual or perceived failure to comply with such legal obligations by Getty Images, or by Getty Images’ third-party service providers or partners;

•
Payment-related risks that may result in higher operating costs or the inability to process payments;

•
Potential for goodwill or other intangible asset impairment charges;

•
Getty Images’ inability to obtain additional capital on commercially reasonable terms; and

•
Complaints or litigation that may adversely affect Getty Images’ business and reputation

Risks Related to the Business Combination and CCNB
•
CCNB and Getty Images will incur significant transaction and transition costs in connection with the Business Combination.

•
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

•
The Sponsor and each of CCNB’s officers and directors agreed to vote in favor of our initial business combination, including the Business Combination in particular, as applicable, regardless of how CCNB’s shareholders vote.

•
Since the Sponsor and our directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with New CCNB is appropriate as our initial business combination and in recommending that shareholders vote in favor of approval of the CCNB Shareholder Proposals. Such interests include that the Sponsor and our directors and executive officers, will lose their entire investment in us if our initial business combination is not completed, and that the Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate CCNB.

•
The ability of our public shareholders to exercise their Redemption Right with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

•
The inability to predict the effect that New CCNB’s multi-class structure may have on the market price of the New CCNB Class A Common Stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of shares of New CCNB Class A Common Stock to drop significantly, even if New CCNB’s business is doing well.
Comparative Per Share Information
Comparative Per Share Data of CCNB
The following table sets forth the closing market prices per share of CCNB’s units, public shares and public warrants as reported by the NYSE on December 9, 2021, the last trading day before the Business Combination was publicly announced.
Trading Date	Units (PRPB.U)	Public Shares (PRPB)	Public Warrants (PRPB WS)
December 9, 2021	$10.18	$9.89	$1.10
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Business Combination will not be adjusted for changes in the market prices of the public shares, the value of the consideration that the Getty Images Equityholders will receive in the Business Combination may vary significantly from the value implied by the market prices of public shares on the date of the Business Combination Agreement, the date of this proxy statement/prospectus, and the date on which CCNB Shareholders vote on the approval of the CCNB Shareholder Proposals. CCNB Shareholders are urged to obtain current market quotations for our securities before making their decision with respect to the approval of the Business Combination Agreement.
Comparative Per Share Data of Getty Images
Historical market price information regarding Getty Images is not provided because there is no public market for Getty Images Common Shares.

PRESENTATION OF FINANCIAL INFORMATION
This proxy statement/prospectus contains:
•
the audited consolidated financial statements of Griffey Global Holdings, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2020, each prepared in accordance with U.S. GAAP;

•
the unaudited interim condensed consolidated financial statements of Griffey Global Holdings, Inc. as of March 31, 2022 and December 31, 2021 and for the three months ended March 31, 2022 and 2021 (such unaudited condensed financial statements prepared in accordance with U.S. GAAP);

•
the audited financial statements of CCNB as of December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020, each prepared in accordance with U.S. GAAP; and

•
the unaudited condensed financial statements of CCNB as of March 31, 2022 and for the three months ended March 31, 2022 and 2021 (such unaudited condensed financial statements prepared in accordance with U.S. GAAP); and

•
the unaudited pro forma condensed combined financial information of Griffey Global Holdings, Inc. and CCNB as of and for the year ended December 31, 2021, prepared in accordance with Article 11 of SEC Regulation S-X.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “CCNB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CCNB’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
This information should be read in conjunction with “Risk Factors,” “Getty Images Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Getty Images’ consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Getty Images’ historical results are not necessarily indicative of future results. Such unaudited interim financial information has been prepared on a basis consistent with Getty Images’ audited consolidated financial statements.
The non-GAAP information of Getty Images above and elsewhere in this proxy statement/prospectus should be read in conjunction with Getty Images’ audited consolidated financial statements and unaudited condensed consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. Please see the section titled “Shareholder Proposal 2: The Business Combination Proposal —  Certain Getty Images Projected Financial Information” beginning on page 164 of this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS
The questions and answers below highlight only selected information from this document and only briefly address certain commonly asked questions about the proposals to be presented at the Shareholders Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. We urge shareholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Shareholders Meeting, which will be held on [•], 2022 at 9:00 a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Q.
Why am I receiving this proxy statement/prospectus?

A.
You are receiving this proxy statement/prospectus in connection with the Shareholders Meeting of CCNB’s shareholders. CCNB is holding the Shareholders Meeting to consider and vote upon the Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

CCNB’s shareholders are being asked to consider and vote upon the Domestication Merger Proposal to approve CCNB merging with and into Domestication Merger Sub in accordance with Section18-209 of the DLLCA and ceasing to exist in the Cayman Islands in accordance with Part XVI the Companies Act, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB, and all outstanding securities of CCNB will convert to outstanding securities of New CCNB. The form of the proposed New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. See the section titled “Shareholder Proposal 1: The Domestication Merger Proposal.”
CCNB’s shareholders are also being asked to consider and vote upon the Business Combination Proposal to approve the Business Combination Agreement and the Business Combination contemplated thereby. The Business Combination Agreement provides that, among other things, CCNB will acquire a majority of the equity interests in Getty Images through a series of mergers, with Getty Images becoming an indirect subsidiary of New CCNB. Shareholder approval of the Business Combination Agreement and the transactions contemplated thereby is required by the Business Combination Agreement and the Existing Organizational Documents. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and CCNB encourages its shareholders to read it in its entirety. See the section titled “Shareholder Proposal 2: The Business Combination Proposal.”
CCNB’s shareholders are also being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the Shareholders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. This proposal will only be presented at the Shareholders Meeting (i) to the extent necessary to ensure that any legally required supplement or amendment to the proxy statement/prospectus is provided to CCNB Shareholders, (ii) if there are insufficient voting interests of CCNB represented (either in person or by proxy) to constitute a quorum, (iii) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Required CCNB Shareholder Proposals, (iv) if the holders of public shares have elected to redeem such shares such that the Net Funded Indebtedness Condition (as defined in the accompanying proxy statement/prospectus) would not be satisfied, or (v) in the case of clauses “(ii)” and “(iii)”, upon the reasonable request of Getty Images. See the section titled “Shareholder Proposal 3: The Adjournment Proposal.”
The holders of a majority of the outstanding CCNB Ordinary Shares present in person, by proxy or by authorized representative shall constitute a quorum for the Shareholders Meeting.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q.
When and where will the Shareholders Meeting be held?

A.
The Shareholders Meeting will be held at 9:00 a.m., Eastern Time, on [•], 2022, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. Only shareholders who held ordinary shares at the close of business on the Record Date will be entitled to vote at the Shareholders Meeting.

Q.
What is being voted on at the Shareholders Meeting?

A.
At the Shareholders Meeting, the shareholders of CCNB are being asked to vote on the following CCNB Shareholder Proposals:

(1)
The Domestication Merger Proposal;

(2)
The Business Combination Proposal; and

(3)
The Adjournment Proposal.

Q.
Are the CCNB Shareholder Proposals conditioned on one another?

A.
Each of the Domestication Merger Proposal and the Business Combination Proposal (together, the “Required CCNB Shareholder Proposals”) is interdependent upon the other and each must be approved in order for CCNB to complete the Business Combination contemplated by the Business Combination Agreement. The Business Combination Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of a majority of the holders of CCNB Ordinary Shares, who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting. The Adjournment Proposal is not conditioned upon the approval of any of the other proposals. The Domestication Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the outstanding CCNB Ordinary Shares, who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

Q.
Why is CCNB proposing the Domestication Merger?

A.
The CCNB Board believes that it would be in the best interests of CCNB to effect the Domestication Merger to enable New CCNB to avoid certain taxes that would be imposed on New CCNB if New CCNB were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the CCNB Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by New CCNB’s officers and directors following the Closing. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures CCNB is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to New CCNB’s corporate legal affairs following the Closing.

The Domestication Merger will not occur unless the CCNB Shareholders have approved the Domestication Merger Proposal and the Business Combination Proposal and the Business Combination Agreement is in full force and effect prior to the Domestication Merger. The Domestication Merger will only occur on the Closing Date prior to the consummation of the Business Combination.
Q.
What is involved with the Domestication Merger?

A.
The Domestication Merger will require CCNB to file certain documents in both the Cayman Islands and the State of Delaware to effectuate the merger of CCNB with and into Domestication Merger Sub. At the effective time of the Domestication Merger, which will be 12:01 a.m. on the Closing Date, the surviving company of the Domestication Merger will not be a company incorporated under the laws of the Cayman Islands, and New CCNB (of which Domestication Merger Sub will be a wholly-owned direct subsidiary) will survive the Domestication Merger as a Delaware corporation and, simultaneously with the Business Combination, will change its name to “Getty Images Holdings, Inc.” The Existing Organizational Documents will be replaced by the New CCNB Pre-Closing Certificate of Incorporation, and following the consummation of the Business Combination, the New CCNB Post-Closing Certificate of Incorporation and Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q.
When do you expect that the Domestication Merger will be effective?

A.
The Domestication Merger is expected to become effective at 12:01 a.m. on the Closing Date and in connection with the completion of the Business Combination.

Q.
How will the Domestication Merger affect my securities of CCNB?

A.
Pursuant to the Domestication Merger and without further action on the part of CCNB’s shareholders, each outstanding CCNB Ordinary Share will be exchanged on a one-for-one basis for shares of New CCNB Common Stock, and each of the outstanding CCNB Warrants will be converted into and become New CCNB Warrants. Although it will not be necessary for you to exchange your certificates representing CCNB Ordinary Shares after the Domestication Merger, New CCNB will, upon request, exchange your CCNB Ordinary Share certificates for the applicable number of shares of New CCNB Common Stock, and all certificates for securities issued after the Domestication Merger will be certificates representing securities of New CCNB.

Q.
What are the material U.S. federal income tax consequences of the Domestication Merger to holders of CCNB Class A Ordinary Shares and public warrants?

A.
As discussed more fully under the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders” below, the Domestication Merger, together with the Statutory Conversion, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets, such as CCNB, this result is not free from doubt. In the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of CCNB Class A Ordinary Shares will be subject to Section 367(b) of the Code and as a result:

•
a U.S. Holder of CCNB Class A Ordinary Shares whose CCNB Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication Merger, and who on the date of the Domestication Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CCNB Ordinary Shares, will generally not recognize any gain or loss on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion) and will generally not be required to include any part of CCNB’s earnings in income pursuant to the Domestication Merger;

•
a U.S. Holder of CCNB Class A Ordinary Shares whose CCNB Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication Merger, and who on the date of the Domestication Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CCNB Ordinary Shares will generally recognize gain (but not loss) on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion) pursuant to the Domestication Merger. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their CCNB Class A Ordinary Shares, provided certain other requirements are satisfied. CCNB does not expect to have significant cumulative earnings and profits on the date of the Domestication Merger; and
•
a U.S. Holder of CCNB Class A Ordinary Shares who on the date of the Domestication Merger owns (actually and constructively) 10% or more of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote or 10% or more of the total value of all classes of CCNB Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its CCNB Class A Ordinary Shares on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion). Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. CCNB does not expect to have significant cumulative earnings and profits on the date of the Domestication Merger.

Furthermore, even in the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of CCNB Class A Ordinary Shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its CCNB Class A Ordinary Shares or public warrants for the common stock or warrants of New CCNB (a Delaware corporation following the Statutory Conversion) pursuant to the Domestication Merger under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication Merger) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New CCNB (a Delaware corporation following the Statutory Conversion) received in the Domestication Merger and the U.S. Holder’s adjusted tax basis in the corresponding CCNB Class A Ordinary Shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because CCNB is a blank check company with no current active business, we believe that CCNB may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of CCNB Class A Ordinary Shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of the Delaware corporation pursuant to the Domestication Merger, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CCNB Class A Ordinary Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CCNB. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication Merger, see the discussion in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication Merger may cause Non-U.S. Holders (as defined in “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New CCNB Common Stock after the Domestication Merger.

The tax consequences of the Domestication Merger are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication Merger, including with respect to public warrants, see “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders.”
Q.
What are the material U.S. federal income tax consequences to holders of CCNB Class A Ordinary Shares that exercise their Redemption Right?

A.
As discussed more fully under the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders” below, a U.S. Holder (as defined in such section) that exercises its Redemption Right to receive cash in exchange for its New CCNB Common Stock will generally be treated as selling such New CCNB Common Stock, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New CCNB Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants).

Additionally, because the Domestication Merger will occur prior to the redemption of U.S. Holders exercising their Redemption Right, such U.S. Holders will be subject to the potential tax consequences of Section 367(b) of the Code and the potential tax consequences of the PFIC rules as a result of the Domestication Merger.
For a description of the tax consequences for holders of CCNB Class A Ordinary Shares exercising their Redemption Right in connection with the Business Combination, see the sections titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and“Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”
All holders of CCNB Class A Ordinary Shares considering exercising their Redemption Right are urged to consult their tax advisors on the tax consequences to them of an exercise of their Redemption Right, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q.
What are the material United States federal income tax consequences of the Getty Mergers to holders of Getty Images Common Shares?

A.
The Getty Mergers, taken together as an integrated transaction, have been structured to qualify as a single “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each party represents that there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent or impede the Getty Mergers from qualifying as a reorganization. In addition, New CCNB and Getty Images agree not to (and to cause their subsidiaries not to) take any action (or knowingly fail to take any action) which action (or failure to act) prevents or impedes or would reasonably be expected to prevent or impede the Getty Mergers from qualifying as a reorganization. Subject to the limitations and qualifications described below under the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Getty Mergers to holders of Getty Images Common Shares,” and based upon customary assumptions and representations made by New CCNB and Getty Images in customary tax representation letters delivered by such parties, as well as certain covenants and undertakings of New CCNB and Getty Images, Weil, Gotshal & Manges LLP, tax counsel to Getty Images, is currently of the opinion that the Getty Mergers will qualify as a reorganization. Based on the opinion of counsel, Getty Images currently expects the Getty Mergers to qualify as a reorganization. However, the qualification of the Getty Mergers as a reorganization depends on numerous facts and circumstances, some of which may change between the date of this proxy statement/prospectus and the Closing of the Business Combination and cause the opinion of counsel to no longer be in effect.
Neither New CCNB’s nor Getty Images’ obligation to complete the Getty Mergers is conditioned upon the receipt of an opinion of counsel (as of the date of the Closing of the Business Combination or otherwise) regarding the qualification of the Getty Mergers as a reorganization for U.S. federal income tax purposes. New CCNB and Getty Images have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Getty Mergers, and even if an opinion of counsel as of the Closing of the Business Combination were obtained by either party, an opinion of counsel is not binding on the Internal Revenue Service or any court. Accordingly, even if New CCNB and Getty Images report the Getty Mergers as qualifying as a reorganization, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position taken by New CCNB and Getty Images.
For a more complete discussion of the material U.S. federal income tax consequences of the Getty Mergers, please carefully review the information set forth in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Getty Mergers to holders of Getty Images Common Shares.” The tax consequences of the Getty Mergers to any particular holder will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the Getty Mergers, including the effects of U.S. federal, state or local, non-U.S. and other tax laws.
Q.
Why is CCNB proposing the Business Combination?

A.
CCNB was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Since CCNB’s organization, the CCNB Board has sought to identify suitable candidates in order to effect such a transaction. In its review of Getty Images, the CCNB Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the CCNB Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of CCNB’s Shareholders. The CCNB Board believes that, based on its review and consideration, the Business Combination with Getty Images presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Approval of the Business Combination by CCNB’s Shareholders is required by the Business Combination Agreement and the Existing Organizational Documents.

Q.
What will happen in the Business Combination?

A.
The Business Combination consists of a series of transactions pursuant to which: (a) on the day prior to the Closing Date, New CCNB will statutorily convert from a Delaware limited liability company to a Delaware corporation; (b) at 12:01 a.m. on the Closing Date, CCNB will be merged with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB and New CCNB will survive the Domestication Merger as the public company with (i) each CCNB Class A Ordinary Share being converted into the right of the holder thereof to receive one share of New CCNB Pre-Closing Class A Common Stock, (ii) each CCNB Class B Ordinary Share being converted into the right of the holder thereof to receive one share of New CCNB Class B Common Stock and (iii) each CCNB Warrant ceasing to represent a right to acquire CCNB Class A Ordinary Shares and instead representing a right to acquire shares of New CCNB Pre-Closing Class A Common Stock; (c) on the Closing Date, at the Closing and prior to the PIPE Financing and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, if applicable, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Post-Closing Certificate of Incorporation to provide for, among other things, New CCNB Class A Common Stock and New CCNB Class B Common Stock, which New CCNB Class B Common Stock will be subject to stock price based vesting; (d) on the Closing Date, at the Closing and contingent upon the filing of the New CCNB Post-Closing Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter will be consummated, including the conversion of the New CCNB Pre-Closing Class B Common

Stock into New CCNB Class A Common Stock and New CCNB Class B Common Stock; (e) on the Closing Date, at the Closing and prior to the Getty Mergers, New CCNB will consummate the PIPE Financing and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, if applicable; (f) on the Closing Date following the consummation of the PIPE Financing and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, if applicable, G Merger Sub 1 will be merged with and into Getty Images in the First Getty Merger, with Getty Images surviving the First Getty Merger as a direct wholly-owned subsidiary of Domestication Merger Sub; and (g) immediately after the First Getty Merger, Getty Images will be merged with and into G Merger Sub 2 in the Second Getty Merger, with G Merger Sub 2 surviving the Second Getty Merger as a direct wholly-owned subsidiary of Domestication Merger Sub.
Q.
What consideration will be received in connection with the Business Combination?

A.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the First Getty Merger (and, for the avoidance of doubt, following the Partnership Liquidation) (the “First Effective Time”), (a) each Getty Images Share that is issued and outstanding immediately prior to the First Effective Time (including Getty Images Shares resulting from the Partnership Liquidation, but excluding Getty Images Shares as to which appraisal rights have been properly exercised in accordance with Delaware law and Getty Images Shares held by Getty Images as treasury stock) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with the applicable portion of the merger consideration in accordance with an allocation schedule to be provided by Getty Images (the “Allocation Schedule”) that will set forth the allocation of the merger consideration (including the Earn-Out Shares (as defined below)) among the equityholders of Getty Images, consisting of (i) with respect to each holder of Getty Images Common Shares, a number of shares of New CCNB Common Stock equal to the Per Common Share Merger Consideration as determined under the merger agreement and further described below as the “Per Common Share Merger Consideration,” which has an aggregate value of $1,963,535,635 (calculated based upon the closing price of $9.96 per public share on the NYSE on June 23, 2022),(ii) with respect to the preferred stockholder, (A) a number of shares of New CCNB Class A Common Stock equal to the Preferred Stock Consideration in respect of its Company Preferred Shares (subject to the “Preferred Stock Consideration Adjustment” further described herein), which had an aggregate value of $150,000,000 as of December 9, 2021, and (B) the Preferred Cash Consideration (subject to the “Cash Adjustment Amount” further described herein) , which had an expected aggregate estimated value of $602,562,845 on May 31, 2022, calculated as of April 22, 2022, and (b) each Getty Images Option (whether vested or unvested) to purchase Getty Images Common Shares that is outstanding as of immediately prior to the First Effective Time will be converted into an option to purchase a number of shares of New CCNB Class A Common Stock based on the Option Exchange Ratio (as defined below) with an exercise price per share of New CCNB Class A Common Stock calculated in accordance with the terms of the Business Combination Agreement, which has an aggregate value of $186,920,026 (vested options calculated on a net exercise basis, excluding unvested options, and based upon the closing price of $9.96 per public share on the NYSE on June 23, 2022). In addition to the consideration to be paid at Closing, during a period to expire 10 years from the Closing Date (the “Earn-Out Period”), within 10 business days after the occurrence of the applicable triggering event, as described below, New CCNB will issue to the Getty Images Stockholders (in accordance with their respective pro-rata portion) an aggregate of up to 59,000,000 shares of New CCNB Class A Common Stock (subject to applicable adjustments) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in the Business Combination Agreement and the other agreements contemplated thereby as follows: (i) a one-time issuance of one-third of the Earn-Out Shares if the VWAP of the shares of New CCNB Class A Common Stock is greater than or equal to $12.50 over any 20 trading days within any 30 consecutive trading day period (the “First Price Triggering Event”); (ii) a one-time issuance of one-third of the Earn-Out Shares if the VWAP of the shares of New CCNB Class A Common Stock is greater than or equal to $15.00 over any 20 trading days within any 30 consecutive trading day period (the “Second Price TriggeringEvent”) and (iii) a one-time issuance of one-third of the Earn-Out Shares if the VWAP of the shares of New CCNB Class A Common Stock is greater than or equal to $17.50 over any 20 trading days within any 30 consecutive trading day period (the “Third Price Triggering Event”). In addition, if there is a change of control of New CCNB prior to the expiration of the Earn-Out Period that will result in the holders of shares of New CCNB Class A Common

Stock receiving a price per share equal to or in excess of the applicable price per share thresholds described above, then immediately prior to the consummation of such change of control transaction, New CCNB will issue the applicable portion of the Earn-Out Shares to Getty Images Stockholders (in accordance with their respective pro-rata portion) and the Getty Images Stockholders will be eligible to participate in such change of control transaction in respect of such applicable Earn-Out Shares. Please read the section titled “ShareholderProposal 2: The Business Combination Proposal” for further details. In addition, New CCNB will issue an aggregate of up to 6,000,000 Earn-Out Shares (subject to applicable adjustments), upon the terms and subject to the conditions set forth in the 2022 Earn Out Plan (the “New CCNB Earn-Out Plan”) as follows: (i) a one-time issuance of one-third of such Earn-Out Shares upon the First Price Triggering Event; (ii) a one-time issuance of one-third of such Earn-Out Shares upon the Second Price Triggering Event and (iii) a one-time issuance of one-third of such Earn-Out Shares upon the Third Price Triggering Event. Please read the section titled “Executive Compensation of Getty Images — New CCNB Earn-Out Plan Summary” for further details.
Q.
What are the material differences, if any, in the terms and price of securities issued at the time of CCNB’s initial public offering as compared to the securities that will be issued as part of the PIPE Financing at the Closing? Will the Sponsor or any of its directors, officers or affiliates participate in the PIPE Financing?

A.
Units were the units issued at the time of the IPO consisting of CCNB Class A Ordinary Shares and public warrants, at an offering price per unit of $10.00. At the Closing, the CCNB Class A Ordinary Shares will convert into shares of New CCNB Class A Common Stock and the public warrants will convert into New CCNB Warrants. The PIPE Investors and Multiply Group will receive New CCNB Class A Common Stock at a price per share of $10.00 as part of the PIPE Financing at the Closing, and will therefore hold the same security as the holders of Class A Ordinary Shares immediately following the Business Combination, although the PIPE Investors and Multiply Group as such will not receive any public warrants. The PIPE Financing will raise an aggregate of $225,000,000, of which $100.0 million will be funded by the Sponsor and $50.0 million will be funded by Getty Investments.

Q:
What equity stake will the current shareholders of CCNB, Multiply Group and the current shareholders of Getty Images hold in Getty Images immediately after the Closing?

A:
It is anticipated that, upon completion of the Business Combination, and assuming no holders of CCNB Class A Ordinary Shares included in the units issued in the IPO (such shares “public shares,” and such holders, “public shareholders”) exercise their Redemption Right (as defined in the accompanying proxy statement/prospectus): (i) CCNB’s public shareholders will retain an ownership interest of approximately 21.7% of the issued and outstanding shares of New CCNB Common Stock; (ii) CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and its affiliates, including CCNB Sponsor 2 Holdings LLC (“CC Holdings”) and Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”, and together with CC Holdings, the “Founder Holders”), and our current independent directors Joel Alsfine, James Quella and Jonathan Gear (collectively, the “Independent Directors”) will own approximately 14.6% of the issued and outstanding shares of New CCNB Common Stock including 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock subject to certain vesting restrictions pursuant to the Sponsor Side Letter, any shares to be issued to the Sponsor in connection with the PIPE Investment and NBOKS in connection with the Backstop Agreement); (iii) Multiply Group will own approximately 2.0% of the issued and outstanding shares of New CCNB Common Stock pursuant to the Permitted Equity Financing and (iv) Getty Images Stockholders will own approximately 61.8% of the issued and outstanding shares of New CCNB Common Stock. The Getty Family Stockholders will own approximately 36.7% of the issued and outstanding shares of New CCNB Common Stock (including shares purchased in connection with the PIPE Investment and excluding the potential issuance of any Earn-Out Shares), and the other limited partners of the Partnership will own approximately 16.2% of the issued and outstanding shares of New CCNB Common Stock. These levels of ownership assume (A) that prior to the Closing no CCNB Warrants will be exercised, (B) that at or after the Closing no New CCNB Warrants or Forward Purchase Warrants will be exercised, (C) a net exercise of Getty Images’ rollover vested options on a post-exercise basis at $10 per share at the time of exercise (excluding the exercise of Getty Images’ unvested options), (D) no additional Permitted Equity Financing is entered into prior to the Closing and (E) the Optional Equity Cure Amount is zero.

If all of the New CCNB Warrants and Forward Purchase Warrants were exercisable and immediately exercised upon completion of the Business Combination on a 1:1 basis for cash, CCNB’s public shareholders (other than the PIPE Investors) would receive in aggregate approximately 24.3% of the shares of New CCNB Common Stock on a fully diluted basis, the Sponsor Group and the Independent Directors would receive in aggregate approximately 18.5% of the shares of New CCNB Common Stock on a fully diluted basis (iii) Multiply Group would own in aggregate approximately 1.8% of the shares of New CCNB Common Stock on a fully diluted basis and (iv) the Getty Images Stockholders would own in aggregate approximately 55.4% of the shares of New CCNB Common Stock on a fully diluted basis (of which the Getty Family Stockholders would own approximately 32.9% of the issued and outstanding shares of New CCNB Common Stock (including shares purchased in connection with the PIPE Investment and excluding the potential issuance of any Earn-Out Shares), and the other limited partners of the Partnership would own approximately 14.6% of the issued and outstanding shares of New CCNB Common Stock, assuming that the Sponsor Group does not transfer any of the New CCNB Warrants held by them prior to the Closing or New CCNB Warrants held by them at or after the Closing; however, the New CCNB Warrants are subject to restrictions on the timing of their exercise and may also be exercisable on a cashless basis by reference to the fair market value of the New CCNB Class A Common Stock, and these percentages are therefore indicative only. Therefore, the voting rights of such shareholders will slightly differ from the indicated ownership percentages.
Except as otherwise required by law, the shares of New CCNB Class B Common Stock are non-voting and do not confer economic rights other than the accrual of certain dividends. All such Restricted Sponsor Shares are restricted shares that are subject to certain performance-based conversion events and, upon the occurrence of any B-1 Vesting Event or B-2 Vesting Event applicable to any shares of New CCNB Class B Common Stock that occurs during the Earn-out Period, such shares of New CCNB Class B Common Stock will be automatically converted into an equal number of shares of New CCNB Class A Common Stock. The shares of New CCNB Class B Common Stock will only be issued to the Sponsor and the Independent Directors.
For more information, please see the sections titled “Beneficial Ownership of Securities” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Q.
What interests do the current CCNB Shareholders and CCNB’s other current officers and directors have in the Business Combination?

A:
When you consider the recommendation of the CCNB Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Sponsor, the members of the CCNB Board and the executive officers of CCNB have interests in such proposals and the Business Combination that are different from, or in addition to, those of CCNB Shareholders and warrant holders generally. The CCNB Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to CCNB Shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CCNB’s Shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These interests include, among other things:

•
the fact that, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price;

•
the fact that, pursuant to the Sponsor Side Letter, 5,140,000 of the Founder Shares held by the Sponsor and the Independent Directors will be converted into the Restricted Sponsor Shares. For more information, please see the section titled “Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Sponsor Side Letter.”

•
the fact that if the Business Combination or another business combination is not consummated by August 4, 2022, CCNB will cease all operations except for the purpose of winding up, redeeming 100%

of the outstanding CCNB Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the CCNB Board, dissolving and liquidating;
•
the fact that 25,700,000 Founder Shares, which are held by the Sponsor (in which certain of CCNB’s officers and directors hold an indirect interest), and the Independent Directors and were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless if the Business Combination or another business combination is not consummated by August 4, 2022, because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a higher value than $25,000 (the price paid for such securities) at the time of the Business Combination, estimated to have an aggregate market value of $256.0 million based upon the closing price of $9.96 per public share on the NYSE on June 23, 2022;

•
the fact that if the Business Combination or another business combination is not consummated by August 4, 2022, the 18,560,000 Private Placement Warrants held by the Sponsor, in which CCNB’s officers and directors hold a direct or indirect interest and which were acquired for an aggregate purchase price of $18.6 million in a private placement that took place simultaneously with the consummation of the CCNB IPO, would become worthless. Such securities may have a higher value than $18.6 million (the price paid for such securities) at the time of the Business Combination, estimated to have an aggregate market value of $7.2 million based upon the closing price of $0.39 per public warrant on the NYSE on June 23, 2022;

•
the fact that CCNB entered into the Forward Purchase Agreement with NBOKS, as amended by the NBOKS Side Letter, which provides for the purchase of up to 20,000,000 Forward Purchase Shares and 3,750,000 redeemable Forward Purchase Warrants to purchase one share of New CCNB Class A Common Stock, for an aggregate purchase price of $200 million, which investment will close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement (as amended by the NBOKS Side Letter);

•
the fact that CCNB entered into the Backstop Agreement with NBOKS, as amended by the NBOKS Side Letter, whereby NBOKS agreed to (subject to (i) the availability of capital NBOKS has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein and (ii) the terms of the Business Combination Agreement) at Closing, subscribe for shares of New CCNB Class A Common Stock at $10.00 per share to fund redemptions by shareholders of CCNB in connection with the Business Combination in an amount of up to $300,000,000;

•
the fact that the Sponsor has entered into a commitment to invest an aggregate of $100 million in the PIPE Investment, pursuant to the terms of a Subscription Agreement entered among the Sponsor, CCNB and New CCNB;

•
the fact that upon consummation of the Business Combination, the Sponsor Group and the Independent Directors are expected to hold an economic ownership in New CCNB, as further described in "Risk Factors - Risks Related to the Business Combination and CCNB - The public shareholders will experience immediate dilution as a consequence of the issuance of New CCNB Class A Common Stock as consideration in the Business Combination and in the Forward Purchase Agreement, Backstop Agreement and PIPE Financing," through their ownership of founder shares, forward purchase shares issued to NBOKS, shares issued to the Sponsor pursuant to the PIPE Investment, shares issued to NBOKS in connection with the Backstop Agreement, shares issuable upon exercise of the New CCNB Warrants (including such warrants issuable pursuant to Working Capital Loans) and shares issuable to NBOKS upon exercise of the forward purchase warrants (assuming no redemptions, the forfeiture of all of the Earn-Out Shares and the occurrence of the applicable vesting events for the shares of New CCNB Class B Common Stock, as more specifically set forth in “Shareholder Proposal 2: The Business Combination Proposal — Consideration to Getty Equityholders in the Business Combination”), and is anticipated to be approximately 18.5% of the ownership of New CCNB immediately upon consummation of the Business Combination;

•
the fact that the Sponsor Group will pay an aggregate of $319,435,000, assuming no available Backstop, or up to $619,435,000 assuming full Backstop is subscribed for, for its investment in CCNB, as summarized in the table below. The shares of New CCNB Class B Common Stock held by the

Sponsor following the consummation of the Business Combination are included in the table below. The Sponsor Group will not receive any Earn-Out Shares following the consummation of the Business Combination, and as a result, the Earn-Out Shares are not included in the table below. Following the consummation of the Business Combination, as a result of its previous investment in CCNB, the aggregate value of the Sponsor Group’s investment in New CCNB will be $861,409,200, based upon the respective closing prices of $9.96 per public share and $0.39 per public warrant on the NYSE on June 23, 2022:
Sponsor Group Ownership of CCNB Prior to the Business Combination
	Securities held by Sponsor Group	Sponsor Cost at CCNB’s initial public offering ($)
CCNB Class A Ordinary Shares	—	—
Founder Shares	25,580,000	$25,000(1)
Private Placement Warrants(2)	18,560,000	$18,560,000
Total		$18,585,000

(1)
Include cost for 120,000 Founder Shares held by the Independent Directors.

(2)
Excludes any Private Placement Warrants that may be issued upon conversion of Working Capital Loans.

Sponsor Group Ownership of New CCNB Following the Business Combination
	Securities held by Sponsor Group Following the Closing	Value per Security ($)	Sponsor Group Cost at Closing ($)	Total Value ($)
Shares of New CCNB Class A Common Stock Issued Pursuant to the PIPE Investment	10,000,000	$9.96	$100,000,000	$99,600,000
Shares of New CCNB Class A Common Stock Issued Pursuant to the Forward Purchase	20,000,000	$9.96	$200,000,000	$199,200,000
Shares of New CCNB Class A Common Stock Issued Upon Conversion of the Founder Shares(1)	25,580,000	$9.96	—	$254,776,800
Shares of New CCNB Class A Common Stock Issued pursuant to the Backstop(2)	30,000,000	$9.96	$300,000,000	$298,800,000
New CCNB Warrants Issued Pursuant to the Forward Purchase	3,750,000	$0.39	—	$1,462,500
Private Placement Warrants(3)	19,410,000	$0.39	—	$7,569,900
Total			$600,000,000	$861,409,200

(1)
Includes 2,558,000 shares of New CCNB Series B-1 Common Stock and 2,558,000 shares of New CCNB Series B-2 Common Stock held by the Sponsor following the consummation of the Business Combination, which are each convertible into shares of New CCNB Class A Common Stock upon meeting certain vesting criteria as described in Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Sponsor Side Letter.”

(2)
Assumes that the full Backstop is subscribed for by NBOKS, and therefor this is the maximum amount of securities issued pursuant to the Backstop. To the extent not used, or used only partially, this number will be reduced.

(3)
Includes 850,000 New CCNB Warrants that may be issued upon conversion of the $850,000 in Working Capital Loans, outstanding as of June 27, 2022.

•
the fact that the Sponsor, CCNB’s officers and directors, and their respective affiliates are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on CCNB’s behalf related to identifying, investigating, negotiating and completing an initial business combination.

However, if CCNB fails to consummate a business combination by August 4, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, CCNB may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within such period. As of May 28, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by CCNB upon consummation of the Business Combination is less than $775,000;
•
the fact that the Sponsor and CCNB’s current officers and directors have agreed, for no additional consideration, to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if CCNB fails to complete an initial business combination by August 4, 2022;

•
the fact that the Registration Rights Agreement will be entered into by, among others, the Sponsor and the Independent Directors;

•
the fact that, as of the date of the Business Combination Agreement, the Sponsor, the Founder Holders, the Independent Directors and certain other parties have entered into the Stockholders Agreement relating to, among other things, the composition of the New CCNB Board following the Closing (including certain governance rights granted to the Sponsor, including designation rights with respect to the New CCNB Board), certain voting provisions and lockup restrictions;

•
the fact that Koch Financial Assets III, LLC (an affiliate of Koch Icon in a separately managed Koch business unit, which is a key equityholder of Getty Images whose consent was required to approve the Business Combination on behalf of Getty Images) is an anchor investor with a significant capital commitment to and a meaningful economic interest in NBOKS;

•
the fact that James Quella, a member of the CCNB Board, was appointed by an affiliate of a member of the Sponsor to serve as a director and on the compensation committee and audit committee of Dun & Bradstreet Corporation.

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other CCNB shareholders experience a negative rate of return in New CCNB;

•
the fact that CCNB agreed to pay the Sponsor a total of $20,000 per month for office space, secretarial and administrative services and such arrangement will terminate upon the Closing;

•
the fact that CCNB’s directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement;

•
the fact that at the option of the Sponsor, an aggregate amount of $850,000 outstanding under the Working Capital Loans made by the Sponsor to CCNB on January 7, 2022 and May 20, 2022, respectively, is repayable in full upon consummation of the Business Combination or, at the option of the Sponsor, be converted (in whole or in part) into Private Placement Warrants in connection with the consummation of the Business Combination, and such amount (including amounts due under the outstanding Working Capital Loans) will likely be written off if an initial business combination is not consummated by August 4, 2022; and

•
the fact that the Sponsor Group has an aggregate of approximately $20,210,000 at risk that depends on the completion of a business combination, comprised of (i) the $25,000 purchase price for 25,700,000 Founder Shares (including the cost for the 120,000 Founder Shares held by the Independent Directors), (ii) the $18,560,000 purchase price for 18,560,000 Private Placement Warrants, (iii) the $850,000 amount outstanding under a Working Capital Loan made by the Sponsor to CCNB and (iv) less than $775,000 in aggregate fees due and out-of-pocket expenses to be repaid by CCNB.

In addition, certain persons who are expected to become members of the New CCNB Board after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the CCNB Shareholders. See “Shareholder Proposal 2: The Business Combination Proposal — Interests of CCNB’s Directors and Officers and Others in the Business Combination.” for additional information.
The Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote all of their Founder Shares and any public shares purchased during or after our IPO in favor of the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor and the Independent Directors own, collectively, approximately 23.7% of our issued and outstanding CCNB Ordinary Shares, including all of the Founder Shares. Additionally, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
As a result of multiple business affiliations, CCNB's officers and directors have certain fiduciary and contractual obligations to other entities. In addition, the Existing Organizational Documents provide that CCNB renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his capacity as a director or officer of CCNB and such opportunity is one CCNB is able to complete on a reasonable basis. CCNB is not aware of any such corporate opportunities not being offered to CCNB. CCNB does not believe that the fiduciary and contractual obligations of CCNB's officers, or the waiver of the corporate opportunities doctrine, has materially affected CCNB's search for an acquisition target or will materially affect CCNB’s ability to complete its business combination.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors), or their respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required CCNB Shareholder Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Required CCNB Shareholder Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Right. In the event that the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Right, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Merger Proposal, (3) otherwise limit the number of public shares electing to redeem and (4) CCNB’s net tangible assets (as determined in accordance with Rule 3a51-1 (g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be submitted at the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of CCNB’s directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of CCNB and its shareholders and what he/she or they may believe is best for himself/herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCNB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Q:
Did the CCNB Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. The CCNB Board obtained a fairness opinion from Solomon, dated December 9, 2021, to the CCNB Board, to the effect that, as of such date, and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the aggregate Merger Consideration (as defined in such opinion) derived from the Transaction Equity Value to be paid by CCNB to the Company Equityholders (as defined in such opinion) pursuant to the Business Combination Agreement, is fair, from a financial point of view, to CCNB. The CCNB Board was not required under the Existing Organizational Documents to obtain the fairness opinion but did so as part of its due diligence and evaluation of the Business Combination. For a description of the opinion issued by Solomon to the CCNB Board, please see “Shareholder Proposal 2: The Business Combination Proposal — Opinion of Solomon Partners Securities, LLC .”

Q.
Who will have the right to nominate or appoint directors to New CCNB’s Board after the consummation of the Business Combination?

A.
Subject to the rights set forth under the Stockholders Agreement, each holder of New CCNB Common Stock has the exclusive right to vote for the election of directors following the consummation of the Business Combination. In the case of election of directors all matters to be voted on by stockholders must be approved by a plurality of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

New CCNB’s Board will be divided into three classes designated Class I, Class II and Class III. Under the Stockholders Agreement, subject to certain step down provisions, Getty Investments will have the right to nominate three board members (each, a “Getty Family Director”), Koch Icon will have the right to nominate two board members (each, a “Koch Director”) and CC Capital, on behalf of the Sponsor, will have the right to nominate one board member (the “Sponsor Director”). One of the Getty Family Directors will serve on the New CCNB Board as a Class I director following the Business Combination with a term ending at New CCNB’s 2023 annual meeting of stockholders. One Getty Family Director, one Koch Director and the Sponsor Director will serve on the New CCNB Board as Class II directors with terms ending at New CCNB’s 2024 annual meeting of stockholders. One Getty Family Director and one Koch Director will be nominated as Class III directors with terms ending at New CCNB’s 2025 annual meeting of stockholders.
CCNB Shareholders are not being asked to vote on the election of directors at the Shareholders Meeting to which this proxy statement/prospectus relates.
Q.
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.
Following the closing of our IPO, an amount equal to $828,000,000 ($10.00 per unit) of the net proceeds from our IPO and the sale of the Private Placement Warrants was placed in the Trust Account. At March 31, 2022, approximately $828.8 million was held in the Trust Account for the purposes of consummating an initial business combination (which will be the Business Combination should it occur). These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing) or (b) the redemption of all of the public shares if we are unable to complete a business combination by August 4, 2022, subject to applicable law.

If our initial business combination (which will be the Business Combination should it occur) is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination (which will be the Business Combination should it occur) or used for redemptions or purchases of the public shares, New CCNB following the Closing may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of New CCNB following the Closing, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus — Cash Sources and Uses of Funds for the Business Combination.”
Q.
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Right?

A.
Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their Redemption Right. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

If a public shareholder exercises its Redemption Right, such exercise will not result in the loss of any warrants that it may hold. Assuming that 64,101,307 CCNB Class A Ordinary Shares held by its public shareholders (or approximately 77.4% of the CCNB Class A Ordinary Shares outstanding) were redeemed, each of the retained outstanding public warrants (which will be New CCNB Warrants following the Closing) would have a value of approximately $0.39 per warrant based on the closing price of the public warrants on the NYSE on June 23, 2022. If a substantial number of, but not all, CCNB public shareholders exercise their Redemption Right, but choose to exercise their retained warrants, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional shares of New CCNB Class A Common Stock are issued.
The Business Combination Agreement provides that Getty Images’ obligation to consummate the Business Combination is conditioned on, among other things, Getty Images’ Net Funded Indebtedness being equal to or less than the Maximum Net Indebtedness Amount. If this condition is not met, and such condition is not waived by New CCNB, then the Business Combination Agreement may be terminated and the proposed Business Combination may not be consummated. In addition, in no event will CCNB redeem Class A Ordinary Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51 -1 (g)(1) of the Exchange Act) to be less than $5,000,001.
The below sensitivity sets forth (x) the potential additional dilutive impact of each of the below additional dilution sources in a no redemption scenario, an illustrative redemption scenario, a contractual maximum redemption with available backstop scenario, a contractual maximum redemption with no backstop scenario and a charter redemption limitation scenario, and (y) the effective underwriting fee incurred in connection with the IPO in each redemption scenario.
	Assuming No Redemption(1)		Assuming Illustrative Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)		Assuming Contractual Maximum Redemption with No Backstop(4)		Assuming Charter Redemption Limitation(5)
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
CCNB’s public stockholders	82,800,000	19.4%	41,400,000	10.0%	18,698,693	4.8%	48,668,896	12.4%	499,504	0.1%
Sponsor Group and the Independent Directors(6)	55,700,000	13.1%	85,700,000	20.7%	85,700,000	21.9%	55,700,000	14.2%	85,700,000	21.9%
Multiply Group Permitted Equity Financing(7)	7,500,000	1.8%	7,500,000	1.8%	7,500,000	1.9%	7,500,000	1.9%	7,500,000	1.9%
New CCNB Warrants(8)	43,860,000	10.3%	43,860,000	10.6%	43,860,000	11.2%	43,860,000	11.2%	43,860,000	11.2%

	Assuming No Redemption(1)		Assuming Illustrative Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)		Assuming Contractual Maximum Redemption with No Backstop(4)		Assuming Charter Redemption Limitation(5)
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Getty Images Stockholders(9)	235,943,716	55.4%	235,943,716	56.9%	235,943,716	60.2%	235,943,716	60.2%	254,161,000	64.9%
Total Shares Outstanding Including New CCNB Warrants	425,803,716	100.0%	414,403,716	100.0%	391,702,409	100.0%	391,672,612	100.0%	391,720,504(10)	100.0%

	Assuming No Redemption(1)		Assuming Illustrative Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)		Assuming Contractual Maximum Redemption with No Backstop(4)		Assuming Charter Redemption Limitation(5)
Additional Dilution Sources	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)
Earn-Out Shares	59,000,000	11.1%	59,000,000	11.4%	59,000,000	11.9%	59,000,000	11.8%	59,000,000	11.9%
Shares Repurchased from Vested Options Exercise Proceeds(12)	8,593,520	1.6%	8,593,520	1.7%	8,593,520	1.7%	8,593,520	1.7%	8,593,520	1.7%
Equity Incentive Plan
2022 EIP	27,318,706	5.1%	26,748,706	5.1%	25,613,641	5.2%	25,612,151	5.2%	25,614,545	5.2%
2022 ESPP	5,000,000	0.9%	5,000,000	1.0%	5,000,000	1.0%	5,000,000	1.0%	5,000,000	1.0%
2022 EOP	6,000,000	1.1%	6,000,000	1.2%	6,000,000	1.2%	6,000,000	1.2%	6,000,000	1.2%
Total Additional Dilution Sources	105,912,226	19.9%	105,342,226	20.3%	104,207,161	21.0%	104,205,671	21.0%	104,208,065	21.0%
	Assuming No Redemption(1)		Assuming Illustrative Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)		Assuming Contractual Maximum Redemption with No Backstop(4)		Assuming Charter Redemption Limitation(5)
Deferred Discount	Amount ($)	% of Trust Account	Amount ($)	% of Trust Account	Amount ($)	% of Trust Account	Amount ($)	% of Trust Account	Amount ($)	% of Trust Account
Effective Deferred Discount(13)	28,980,000	3.5%	28,980,000	7.0%	28,980,000	15.5%	28,980,000	6.0%	28,980,000	579.6%
Per Share Value
Trust Value	$828,823,235
Total Class A Ordinary Shares	82,800,000
Trust Value Per Class A Ordinary Shares	$10.01
	Assuming No Redemption(1)	Assuming Illustrative Redemption(2)	Assuming Contractual Maximum Redemption with Available Backstop(3)	Assuming Contractual Maximum Redemption with No Backstop(4)	Assuming Charter Redemption Limitation(5)
Redemptions ($)	$—	$414,411,618	$641,650,394	$341,650,387	$823,823,234
Redemptions (Shares)	—	41,400,000	64,101,307	34,131,104	82,300,497
Effective Deferred Discount	$28,980,000	$28,980,000	$28,980,000	$28,980,000	$28,980,000
Cash Left in Trust Account following Redemptions minus Effective Deferred Discount	$799,843,235	$385,431,617	$158,192,841	$458,192,848	N/A(14)

	Assuming No Redemption(1)	Assuming Illustrative Redemption(2)	Assuming Contractual Maximum Redemption with Available Backstop(3)	Assuming Contractual Maximum Redemption with No Backstop(4)	Assuming Charter Redemption Limitation(5)
Outstanding Class A Ordinary Shares Following Redemption	82,800,000	41,400,000	18,698,693	48,668,896	499,504
Trust Value Per Share	$9.66	$9.31	$8.46	$9.41	N/A(14)

(1)
This scenario assumes that no CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders.

(2)
This scenario assumes that 41,400,000 CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders and that the Backstop is fully subscribed for.

(3)
This scenario assumes that 64,101,307 CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders, which, based on the amount of $828,823,235 in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the Net Funded Indebtedness Condition, and that the full Backstop is subscribed for.

(4)
This scenario assumes that 34,131,104 CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders, which, based on the amount of $828,823,235 in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the Net Funded Indebtedness Condition, and that the Backstop is not subscribed for.

(5)
This scenario assumes that 82,300,497 CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders, which, based on the amount of $828,823,235 in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Existing Organizational Documents that prohibits us from redeeming our Class A Ordinary Shares in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001, the full Backstop is subscribed for and the Optional Equity Cure Amount is funded as described in footnote 10 below.

(6)
Includes 20,560,000 Founder Shares that will be converted into shares of New CCNB Class A Common Stock, 20,000,000 shares of New CCNB Class A Common Stock purchased by NBOKS pursuant to the Forward Purchase Agreement, 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock, which are subject to certain vesting restrictions pursuant to the Sponsor Side Letter, 10,000,000 shares of New CCNB Class A Common Stock to be issued to the Sponsor in connection with the PIPE Investment and in the Illustrative Redemption Scenario, the Contractual Maximum Redemption with Available Backstop Scenario and the Charter Redemption Limitation Scenario, 30,000,000 shares of New CCNB Class A Common Stock to be issued to NBOKS in connection with the Backstop Agreement.

(7)
Includes shares to be issued to Multiply Group in connection with the Permitted Equity Financing.

(8)
Includes 850,000 New CCNB Warrants that may be issued upon conversion of the $850,000 in Working Capital Loans outstanding as of June 27, 2022, and 3,750,000 Forward Purchase Warrants.

(9)
Includes 197,142,132 shares of New CCNB Class A Common Stock issued to Getty Images Stockholders, 15,000,000 shares of New CCNB Class A Common Stock in Preferred Stock Consideration to Koch Icon as consideration for Getty Images Preferred Stock, 5,000,000 shares of New CCNB Class A Common Stock to be issued to the Getty Family Stockholders in connection with the PIPE Investment, 18,801,583 shares of New CCNB Class A Common Stock underlying vested Getty Images Options calculated on a net exercise basis, which represents an aggregate 27,395,103 outstanding vested Getty Images Options less implied share buybacks of approximately 8,593,520.

(10)
Assumes the Optional Equity Cure Amount is funded by either (i) a subscription by Getty Images Stockholders of shares of New CCNB Class A Common Stock under a PIPE Subscription Agreement or (ii) the Preferred Stock Consideration will be increased by a number of shares of New CCNB Class A Common Stock obtained by dividing (x) the Cash Adjustment Amount by (y) $10.00.

(11)
The Equity % with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the Illustrative Redemption Scenario, the Equity % with respect to the Earn-Out Shares would be calculated as follows: (a) 59,000,000 Earn-Out Shares (representing approximately 14.2% of the previously outstanding 414,403,716 shares); divided by (b) (i) 414,403,716 shares plus (ii) 59,000,000 Earn-Out Shares, 8,593,520 shares issued pursuant to the Shares Repurchased from Vested Options Exercise Proceeds Options, 26,748,706 shares issued pursuant to the 2022 Equity Incentive Plan, 5,000,000 shares issued pursuant to the 2022 Employee Stock Purchase Plan and 6,000,000 shares issued pursuant to the New CCNB Earn-Out Plan.

(12)
Reflects shares repurchased from vested options exercise proceeds, assuming vested options are net exercised at a price of $10.00 per share. Together with shares from net exercised vested options, represents shares from gross vested options.

(13)
The level of redemptions also impacts the effective underwriting fee incurred in connection with the IPO. In a no redemption scenario, based on the approximately $828.8 million in the Trust Account, CCNB’s approximately $29.0 million in deferred underwriting fees represents an effective deferred underwriting fee of approximately 3.5% as a percentage of cash in the Trust Account. In an illustrative redemption scenario, based on the approximately $414.3 million in the Trust Account, the effective underwriting fee would be approximately 7.0% as a percentage of the amount remaining in the Trust Account following redemptions. In a contractual maximum redemption with available Backstop scenario, based on the approximately $187.2 million in the Trust Account, the effective underwriting fee would be approximately 15.5% as a percentage of the amount remaining in the Trust Account following redemption. In a contractual maximum redemption with no Backstop scenario, based on the approximately $487.2 million in the Trust Account, the effective underwriting fee would be approximately 6.0% as a percentage of the amount remaining in the Trust Account following redemptions. In a charter redemption limitation scenario, based on the approximately $5,000,001 in the Trust Account, the effective underwriting fee would be approximately 579.6% as a percentage of the amount remaining in the Trust Account following redemptions.
(14)
The Charter Redemption Limitation Scenario assumes 82,300,497 shares of CCNB Class A Ordinary Shares are redeemed for the proceeds in the Trust Account. Accordingly, the Trust Value per Share of non-redeeming shareholders is not applicable in the Charter Redemption Limitation Scenario.

Q.
What conditions must be satisfied to complete the Business Combination?

A.
The consummation of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (a) the approval and adoption of each of the Business Combination Proposal and the Domestication Merger Proposal by CCNB Shareholders and the transactions contemplated thereby; (b) the waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated by the Business Combination Agreement will have expired or been terminated; (c) there will not be any applicable law in effect that makes the consummation of the transactions contemplated by the Business Combination Agreement illegal or any order in effect preventing the consummation of the transactions contemplated thereby; (d) the shares of New CCNB Class A Common Stock to be issued in connection with the Business Combination having been approved for listing on the NYSE, (e) the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement) since the Effective Date, (f) New CCNB’s Net Funded Indebtedness (as defined in the Business Combination Agreement) being equal to or less than the Maximum Net Indebtedness Amount, (g) CCNB having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing, (h) this registration statement on Form S-4 will have become effective in accordance with the provisions of the Securities Act, no stop order will have been issued by the SEC and no proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending; and (i) CCNB’s share redemption will have been completed in accordance with the terms of the Business Combination Agreement, CCNB’s governing documents, the Trust Agreement and this Form S-4; and (j) the Domestication Merger having been consummated.

See the section titled “Shareholder Proposal 2: The Business Combination Proposal” for a summary of the terms of the Business Combination Agreement and additional information regarding the terms of the Business Combination Proposal.
Q.
When do you expect the Business Combination to be completed?

A.
It is currently expected that the Business Combination will be completed in June or July of 2022.

This timing depends, among other things, on the approval of the Required CCNB Shareholder Proposals to be presented at the Shareholders Meeting. However, the Shareholders Meeting could be adjourned if the Adjournment Proposal is adopted at the Shareholders Meeting and CCNB elects to adjourn the Shareholders Meeting to a later date or dates to permit further solicitation and vote of proxies as permitted by the Business Combination Agreement.
Q.
What happens if the Business Combination is not completed?

A.
If a shareholder has tendered shares to be redeemed but the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant shareholders as appropriate. The current deadline set forth in the Existing Organizational Documents for CCNB to complete its initial business combination (which will be the Business Combination should it occur) is August 4, 2022 (24 months after the closing of the IPO).

Q.
What differences will there be between the current constitutional documents of CCNB and the New CCNB Post-Closing Certificate of Incorporation and the New CCNB Post-Closing Bylaws following the Closing?

A.
The consummation of the Business Combination is conditioned, among other things, on the

Domestication Merger. Accordingly, in addition to voting on the Business Combination, CCNB Shareholders also are being asked to consider and vote upon a proposal to approve the Domestication Merger and the Plan of Merger, which would replace our Existing Organizational Documents under Cayman Islands law with the New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws under the DGCL, which differ materially from the Existing Organizational Documents in the following respects:

	Existing Organizational Documents	New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws
Authorized Shares	The Existing Organizational Documents authorize 551,000,000 shares, consisting of 500,000,000 CCNB Class A Ordinary Shares, 50,000,000 CCNB Class B Ordinary Shares and 1,000,000 preference shares.	The New CCNB Post-Closing Certificate of Incorporation authorizes shares, consisting of 1,000,000 shares of preferred stock, 2,000,000,000 shares of New CCNB Class A Common Stock, and 5,140,000 shares of non-voting New CCNB Class B Common Stock, consisting of 2,570,000 shares of New CCNB Series B-1 Common Stock, and 2,570,000 shares of New CCNB Series B-2 Common Stock.
	See paragraph 5 of our Existing Organizational Documents.	See Article IV, section 4.1 of the New CCNB Post-Closing Certificate of Incorporation.
Authorize New CCNB to Make Issuances of Preferred Stock Without Stockholder Consent	The Existing Organizational Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The New CCNB Post-Closing Certificate of Incorporation authorizes the New CCNB Board to make issuances of all or any shares of preferred stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the New CCNB Board and as may be permitted by the DGCL.
	See Article 3.1 of our Existing Organizational Documents.	See Article IV, section 4.1 of the New CCNB Post-Closing Certificate of Incorporation.
Stockholders Agreement	The Existing Organizational Documents are not subject to any director composition agreement or investor rights agreement.	The New CCNB Post-Closing Certificate of Incorporation provides that certain provisions therein are subject to the director nomination provisions of the Stockholders Agreement.
See Article VI, section 6.1 of the New CCNB Post-Closing Certificate of Incorporation.
Shareholder/Stockholder Written Consent In Lieu of a Meeting	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous	The New CCNB Post-Closing Certificate of Incorporation allows stockholders to vote in person or by proxy at a meeting of stockholders, but prohibits the

	Existing Organizational Documents	New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws
	written resolution.	ability of stockholders to act by written consent in lieu of a meeting, unless such action is recommended or approved by all directors then in office.
	See Article 22 of our Existing Organizational Documents.	See Article VII of the New CCNB Post-Closing Certificate of Incorporation.
Classified Board	See Article 27 of our Existing Organizational Documents.	The New CCNB Post-Closing Certificate of Incorporation will provide that the New CCNB Board continue to be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term.
See Article VI, section 6.1 of the New CCNB Post-Closing Certificate of Incorporation.
Exclusive Forum	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The New CCNB Post-Closing Certificate of Incorporation adopts Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.
See Article XII of the New CCNB Post-Closing Certificate of Incorporation.
Corporate Name	The Existing Organizational Documents provide the name of the company is “CC Neuberger Principal Holdings II”	The New CCNB Post-Closing Certificate of Incorporation will provide that the name of the New CCNB will be “Getty Images Holdings, Inc.”
	See paragraph 1 of our Existing Organizational Documents.	See Article I of the New CCNB Post-Closing Certificate of Incorporation.
Perpetual Existence	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by August 4, 2022, CCNB will cease all operations except for the purposes of winding up and will redeem the shares issued in our IPO and liquidate our Trust Account.	The New CCNB Post-Closing Certificate of Incorporation does not include any provisions relating to New CCNB’s ongoing existence; the default under the DGCL will make New CCNB’s existence perpetual.

	Existing Organizational Documents	New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws
	See Article 49.7 of our Existing Organizational Documents.	This is the default rule under the DGCL.
Takeovers by Interested Stockholders	The Existing Organizational Documents do not provide restrictions on takeovers of CCNB by a related shareholder, following a business combination.	The New CCNB Post-Closing Certificate of Incorporation will have New CCNB elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.
See Article IX of the New CCNB Post-Closing Certificate of Incorporation.
Provisions Related to Status as Blank Check Company	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The New CCNB Post-Closing Certificate of Incorporation does not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Existing Organizational Documents.

Q.
Why is CCNB proposing the Adjournment Proposal?

A.
CCNB’s Shareholders are also being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the Shareholders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. This proposal will only be presented at the Shareholders Meeting (i) to the extent necessary to ensure that any legally required supplement or amendment to the proxy statement/prospectus is provided to CCNB Shareholders, (ii) if there are insufficient voting interests of CCNB represented (either in person or by proxy) to constitute a quorum, (iii) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Required CCNB Shareholder Proposals, (iv) if the holders of public shares have elected to redeem such shares such that the Net Funded Indebtedness Condition (as defined in the accompanying proxy statement/prospectus) would not be satisfied, or (v) in the case of clauses “(ii) and “(iii)”, upon the reasonable request of Getty Images. See the section titled “Shareholder Proposal 3: The Adjournment Proposal” for additional information.

Q.
Who is entitled to vote at the Shareholders Meeting?

A.
CCNB has fixed [•], 2022 as the Record Date. If you are a shareholder of CCNB at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholders Meeting.

Q.
How do I vote?

A.
If you are a record owner of your shares, there are two ways to vote your CCNB Class A Ordinary Shares at the Shareholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card.

If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the CCNB Board “FOR” the Domestication Merger Proposal, the Business Combination Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Shareholders Meeting will not be counted.
You Can Attend the Shareholders Meeting and Vote in Person.   When you arrive, you will receive a ballot that you may use to cast your vote.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way CCNB can be sure that the broker, bank or nominee has not already voted your shares.
Q.
What if I do not vote my CCNB Class A Ordinary Shares or if I abstain from voting?

A.
The approval of the Business Combination Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of a majority of the holders of CCNB Ordinary Shares, who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting. The Domestication Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the outstanding CCNB Ordinary Shares, who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Shareholders Meeting and therefore will have no effect on the approval of each of the CCNB Shareholder Proposals.

Q.
What Proposals must be passed in order for the Business Combination to be completed?

A.
The Business Combination will not be completed unless the Domestication Merger Proposal and the Business Combination Proposal are approved. If CCNB does not complete an initial business combination (which will be the Business Combination should it occur) by August 4, 2022, CCNB will be required to dissolve and liquidate itself and return the monies held within its Trust Account to its public shareholders unless CCNB submits and its shareholders approve an extension.

Q.
How does the CCNB Board recommend that I vote on the Proposals?

A.
The CCNB Board unanimously recommends that the holders of CCNB Class A Ordinary Shares entitled to vote on the CCNB Shareholder Proposals, vote as follows:

“FOR” approval of the Domestication Merger Proposal;
“FOR” approval of the Business Combination Proposal; and
“FOR” approval of the Adjournment Proposal, if presented.
Q.
How many votes do I have?

A.
CCNB Shareholders have one vote per each CCNB Class A Ordinary Shares held by them on the Record Date for each of the CCNB Shareholder Proposals to be voted upon.

Q.
How will the Sponsor and CCNB officers and directors vote in connection with the CCNB Shareholder Proposals?

A.
As of the Record Date, the Sponsor and the Independent Directors owned of record, collectively, an aggregate of 25,700,000 CCNB Class B Ordinary Shares, representing approximately 23.7% of the issued and outstanding CCNB Ordinary Shares. Pursuant to the Insider Letter Agreement, the Sponsor and CCNB’s officers and directors have agreed to vote the ordinary shares owned by them in favor of the CCNB Shareholder Proposals. The Sponsor and CCNB’s officers and directors, as of the Record Date, have not acquired any CCNB Class A Ordinary Shares during or after our IPO in the open market. However, any subsequent purchases of CCNB Class A Ordinary Shares prior to the Record Date by the Sponsor or CCNB’s officers and directors in the aftermarket will make it more likely that the CCNB Shareholder Proposals will be approved as such shares would be voted in favor of the CCNB Shareholder Proposals. As of the Record Date, there were 108,500,000 ordinary shares outstanding.
Q.
How do the public warrants differ from the Private Placement Warrants and what are the related risks for any holders of New CCNB Warrants following the Business Combination?

A.
The Private Placement Warrants will be identical to the public warrants in all material respects, except that the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by New CCNB so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by New CCNB in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

As a result, following the Business Combination, New CCNB may redeem your public warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. New CCNB will have the ability to redeem outstanding New CCNB Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of New CCNB Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. New CCNB will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of New CCNB Class A Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of New CCNB Class A Common Stock is available throughout the 30-day redemption period. If and when the New CCNB Warrants become redeemable by New CCNB, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding New CCNB Warrants could force you (i) to exercise your New CCNB Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New CCNB Warrants at the then-current market price when you might otherwise wish to hold your New CCNB Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding New CCNB Warrants are called for redemption, is likely to be substantially less than the market value of your New CCNB Warrants.
In addition, New CCNB will have the ability to redeem the outstanding New CCNB Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the shares of New CCNB Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. In such a case, the holders will be able to exercise their New CCNB Warrants prior to redemption for a number of shares of New CCNB Class A Common Stock determined based on a table in which the number of shares of New CCNB Class A Common Stock is based on the redemption date and the fair market value of the shares of New CCNB Class A Common Stock. Recent trading prices for the CCNB Class A Ordinary Shares have not exceeded the $10.00 per share threshold at which the New CCNB Warrants would become redeemable. Please see the notes to CCNB’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the New CCNB Warrants (i) may be less than the value the holders would have received if they had exercised their New CCNB Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the New CCNB Warrants.
In each case, New CCNB may only call the New CCNB Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their New CCNB Warrants prior to the time of redemption and, at New CCNB’s election, any such exercise may be required to be on a cashless basis.

Q.
Do I have redemption rights with respect to my CCNB Class A Ordinary Shares?

A.
Under Section 49.5 of the Existing Organizational Documents, prior to the completion of the Business Combination, CCNB will provide all of the public shareholders with the opportunity to have their shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable Redemption Price (as defined in the Existing Organizational Documents); provided, however, that CCNB may not redeem such shares to the extent that such redemption would result in CCNB having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 upon the completion of the Business Combination.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of CCNB Class A Ordinary Shares as of the Record Date or acquired their shares after the Record Date. The redemptions will be effectuated in accordance with the Existing Organizational Documents and Cayman Islands law. Any public shareholder who holds CCNB Class A Ordinary Shares on or before [•], 2022 (two business days before the Shareholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such public shareholders follow the procedures provided for exercising such redemption as set forth in the Existing Organizational Documents, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of public shareholders exercising such redemption right, regardless of whether such holders vote for or against the Business Combination Proposal and whether such holders are holders of CCNB Class A Ordinary Shares as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A public shareholder will be entitled to receive cash for these shares only if the Business Combination is completed. For more information, see “Shareholders Meeting — Redemption Right.”
Q.
Can the Sponsor and the Independent Directors redeem their Founder Shares in connection with the consummation of the Business Combination?

A.
The Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed, for no consideration, to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination.

Q.
May the Sponsor, CCNB directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.
The Sponsor and CCNB’s directors, officers, advisors or their affiliates may purchase CCNB Class A Ordinary Shares in privately negotiated transactions or in the open market either prior to or after the Closing, including from CCNB Shareholders who would have otherwise exercised their Redemption Right. However, the Sponsor, directors, officers and their affiliates have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus, other than NBOKS, NBOKS Co-Invest and CC Capital in connection with the PIPE Investment, Forward Purchase Agreement and Backstop Agreement. If CCNB engages in such transactions, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of CCNB Class A Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Right. In the event the Sponsor or CCNB’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Right, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the aggregate amount then on deposit in the Trust Account.

Q.
Is there a limit on the number of shares I may redeem?

A.
Each public shareholder, together with any affiliate or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking a Redemption Right with respect to 15% or more of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by CCNB. Any public shareholder who holds less than 15% of the public shares may have all of the public shares held by him or her redeemed for cash.

Q.
How do I exercise my redemption right?

A.
If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on [•], 2022 (two business days before the Shareholders Meeting), that CCNB redeem your shares for cash, (ii) affirmatively certify in your request to CCNB’s Transfer Agent for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) and (iii) submit your request in writing to CCNB’s Transfer Agent, at the address listed at the end of this section and delivering your share certificates (if any) and other redemption forms to CCNB’s Transfer Agent physically or electronically using The DTC’s DWAC system at least two business days prior to the vote at the Shareholders Meeting.

Any request for redemption, once made by a public shareholder, may not be withdrawn once submitted to CCNB unless the CCNB Board determines (in its sole discretion) to permit the withdrawal of such redemption requests (which it may do in whole or in part). In addition, if you deliver your share certificates (if any) and other redemption forms for redemption to CCNB’s Transfer Agent and later decide prior to the Shareholders Meeting not to elect redemption, you may request that CCNB’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting CCNB’s Transfer Agent at the phone number or address listed at the end of this section.
Any corrected or changed written demand of redemption rights must be received by CCNB’s secretary two business days prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Shareholders Meeting.
Public shareholders seeking to exercise their Redemption Right and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is CCNB’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, CCNB does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
If a public shareholder properly demands redemption as described above, then, if the Business Combination is completed, CCNB will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption right, then you will be exchanging your CCNB Class A Ordinary Shares for cash and will no longer own these shares following the Business Combination.
If you are a public shareholder and you exercise your redemption right, it will not result in either the exercise or loss of any CCNB Warrants that you may hold. Your CCNB Warrants will continue to be outstanding following a redemption of your CCNB Class A Ordinary Shares and will become exercisable in connection with the completion of the Business Combination.
If you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to CCNB’s Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com
Q.
If I am a holder of units, can I exercise redemption right with respect to my units?

A.
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption right with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The Redemption Right includes the requirement that a holder must identify itself as a beneficial holder, such as by providing its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on [•], 2022 (two business days before the Shareholders Meeting) in order to exercise your Redemption Right with respect to your public shares.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Shareholders Meeting. The following risk factors apply to the business and operations of Getty Images and its consolidated subsidiaries and will also apply to the business and operations of New CCNB following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New CCNB following the Closing. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to Getty Images
Unless the context requires otherwise, references to “Getty Images,” “we,” “our” and “us” in this section are to the business and operations of Getty Images, Inc.
Risks Related to the COVID-19 Pandemic and Global Economic Conditions
The effect of the COVID-19 pandemic on our operations, and the operations of our customers, partners and suppliers, has had, and is expected to continue to have an effect on our business, financial condition, cash flows and results of operations.
In December 2019, a novel coronavirus disease (“COVID-19”) was initially reported and on March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations, and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns. Our revenue decreased by $34 million in 2020 as compared to 2019, largely as a result of the COVID-19 pandemic. In 2019, our revenue was $849 million as compared to $815 million in 2020. Certain products within our sport and entertainment business had revenue significantly decrease. In 2020, our revenue from assignments, a la carte licensing, and distribution services decreased $30 million from the pre-pandemic 2019 period. Our revenue increased by $104 million in 2021 as compared to 2020, from $815 million to $919 million net of approximately $17 million of adverse impact from COVID-19 impact. In 2021, although revenue from these COVID-19-impacted products generally improved as sport and entertainment events resumed, revenue was still down $17 million compared to 2019 and $5 million compared to 2020. Other areas of our business were also impacted in early 2020 when we saw transitory declines in website traffic, fewer downloads and lower subscription renewal rates as customers transitioned and adapted to working in the impacted economy. The impact of COVID-19 on our revenue in the three months ended March 31, 2022 was negligible. Despite recent developments of vaccines, the duration and severity of COVID-19, mutations and possible additional mutations and the degree of their impact on our business is uncertain and difficult to predict. The continued spread of the outbreak could result in one or more of the following conditions that could have a material adverse impact on our business operations and financial condition: decreased business spending by our customers and prospective customers, reduced demand for our products, lower renewal rates by our customers; increased customer losses/churn and turnover of talent; increased challenges in or cost of acquiring new customers and talent; reduction in the amount of content uploaded by our contributors and/or reduction in the number of contributors on our site because of reduced royalties earned by our contributors; inability of our contributors who create customized exclusive content (“Custom Content”) and editorial photographers to complete assignments because of travel and in-person event restrictions, including event organizer or league shut down or postponement of sports and entertainment events; increased competition; increased risk in collectability of accounts receivable; reduced productivity due to remote work arrangements; lost productivity due to illness and/or illness of family members; inability to hire key roles; adverse effects on our strategic partners’ businesses; impairment charges; extreme currency exchange-rate fluctuations; inability to recover costs from insurance carriers; business continuity concerns for us and our third-party vendors; inability of counterparties to perform under their agreements with us; increased risk of vulnerability to cybersecurity attacks or breaches resulting from a greater number of our employees working remotely for extended periods of time; and challenges with internet infrastructure due to high loads. Our inability to respond to and manage the potential impact of such events effectively could have a material adverse effect on our business, financial condition and results of operations.
As we generally recognize revenue from our customers as content is downloaded, the impact to our reported revenue resulting from recent and near-term changes in our sales activity due to COVID-19 may not be fully apparent until future periods. Our efforts to help mitigate the negative impact of the outbreak on our business may not be effective, and we may be affected by a protracted economic downturn. Furthermore, while many governmental authorities around the world have and continue to enact legislation to address the impact of COVID-19, including measures intended to mitigate some of the more severe anticipated economic effects of the virus, we may not benefit from such legislation or such legislation may prove to be ineffective in addressing COVID-19’s impact on our and our customer’s businesses and operations. Even after the COVID-19 outbreak has subsided, we may continue to experience impacts to our business as a result of COVID-19’s global economic impact and any recession that has occurred or may occur in the future. Further, as the COVID-19 situation is unprecedented and continuously evolving, COVID-19 may also affect our operating and financial results in a manner that is not presently known to us or in a manner that we currently do not consider to present significant risks to our operations.
We are operating on a hybrid working model of in person and remote work. It is possible that continued remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business.
In addition, the overall uncertainty regarding the economic impact of the COVID-19 pandemic and the impact on our revenue growth, could impact our cash flows from operations and liquidity. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
The impact of worldwide economic, political and social conditions may adversely affect our business and results of operations.
Global economic, political and social conditions can affect the business of our customers and the markets they serve, as well as disrupt the business of our vendors, third-party resellers and strategic partners. Numerous external forces beyond our control, including generally weak or uncertain economic conditions, negative or uncertain political climates, changes in government and global health epidemics, could adversely affect our financial condition. Particularly, our financial condition is affected by worldwide economic conditions and their impact on content generation and marketing and advertising spending. Expenditures by our customers generally tend to reflect overall economic conditions, and to the extent that the economy stagnates as a result of macro conditions, companies may reduce their spending with us. This could have a serious adverse impact on our business. To the extent that overall economic conditions reduce spending on digital content, our ability to retain current and obtain new customers could be hindered, which could reduce our revenue and negatively impact our business. In addition, if we are unable to successfully anticipate changing economic, political and social conditions, we may be unable to effectively plan for and respond to those changes and our business could be negatively affected.
Further, economic, political and social macro developments in the United States, Europe, and Asia could negatively affect our ability to conduct business in those territories. Financial difficulties experienced by our customers, third-party resellers, vendors and strategic partners due to economic volatility or unfavorable changes could result in these companies scaling back operations, exiting businesses, merging with other businesses or filing for bankruptcy protection and potentially ceasing operations, all of which could adversely affect our business, financial condition and results of operations.

Operational Risks Relating to Our Business
Our business depends in large part on our ability to attract new and retain existing and repeat customers.
A majority of our revenue is derived from customers who have licensed content from us in the past. We are also increasingly relying on committed revenues. We must ensure that existing customers remain active customers and that we are successful in renewing our committed content agreements, including Premium Access agreements and iStock annual subscriptions. Our future performance largely depends on our ability to attract new and retain existing customers. We employ various customer experience, content, marketing and pricing strategies to incentivize customers to seek and use our content. Our customer experience strategies may be unsuccessful, due to lack of available and desirable content, the depth and breadth of our current and future product offerings, lack of differentiated content, a decline or failure in the quality and accuracy of our search algorithms, the features and functionality of our websites, payment systems and effectiveness of our sales support. As new and emerging platforms and content distribution systems emerge, customers may no longer want to source content from distributors such as us. In addition, our marketing strategies may not attract new customers, our content strategies may not attract relevant content from a suitably diverse network of suppliers and our pricing strategies may discourage purchases. To the extent that we are unable to attract new customers, our costs to acquire and retain customers increase, or our existing customers do not continue to license content from us for these or any other reasons, our results of operations and financial condition could be materially and adversely affected.
We may be unable to offer relevant quality and diversity of content to satisfy customer needs, including due to an inability to license content owned by third-parties, which may become unavailable to us on commercially reasonable terms or may not be available at all.
We generate a significant majority of our revenue from content that we distribute to third parties. We typically acquire rights in such content from suppliers through licenses, either on an exclusive or non-exclusive basis, with the ability to grant sublicenses. If we are unable to renew our supply agreements with third-party suppliers or if such suppliers otherwise fail to continue to provide us with relevant content or cease providing content that we currently or may in the future license, we may be unable to offer our customers the depth and breadth of content they may demand. In addition, other digital content distributors who currently or in the future may offer competing content and services may offer content suppliers higher royalties, easier submission workflows and platforms, less rigorous ingestion practices, and/or exclusivity incentives, and/or take other actions that could make it more difficult or impossible for us to license existing or new content from third party suppliers. Such third party suppliers may choose to stop distributing new content with us or remove their existing content from our collection. If we are unable to continue to offer a wide variety of content at reasonable prices with acceptable license rights, our financial condition and results of operations could be materially and adversely affected and future growth prospects limited.
Our business is highly competitive, and we face intense competition from a number of companies, which could reduce our revenues, margins and results of operations.
The digital media content industry is and has been fragmented and intensely competitive, and competition may intensify in the future. Increased competition may result in our loss of market share, pricing pressure and reduced profit margins, any of which could materially and adversely affect our business and results of operations.
We compete with a wide array of entities, including large media companies and individual content creators. These competitors include:
•
traditional stock content providers;

•
other online platforms from which imagery may be sourced that provide both paid and no-cost licenses, including content created on demand;

•
other specialized editorial and video content providers that are established in local, content or product-specific market segments;

•
independent photographers, filmmakers, musicians and related agencies; and

•
crowd-sourced distribution platforms, social networking and image hosting services.

Many of our competitors have or may obtain significantly greater financial, marketing or other resources or greater brand awareness than we have. Some of these competitors may be able to respond more quickly to new or expanding technology and devote more resources to product development, marketing or content acquisition than we can. Industry consolidation could result in stronger competitors that are better able to compete for customers. This could lead to more variability in results of operations as we compete with larger competitors and could have a material adverse effect on our business, results of operations, and financial condition.
In addition, new competitors may enter our market. They and existing competitors could focus investment in creating, sourcing, archiving, indexing, reviewing, searching, purchasing or delivering content more easily or more affordably. While we believe that there are obstacles to creating global scale and a meaningful network effect between customers and content suppliers, the barriers to creating a website platform that allows for the sale of digital content are low, which could result in greater competition. New entrants, as well as existing competitors, may raise significant amounts of capital (or leverage relationships with other competitors or investors) and they may choose to prioritize increasing their market share and brand awareness over profitability, including, for example, by investing more in content offerings, marketing or pricing strategies such as offering higher royalties for exclusivity or lowering content prices. Some of these new competitors may also invest in other existing competitors, increasing market pressure on our offerings.
Competitors could develop products or services that render ours less desirable or obsolete. External factors such as our competitors’ pricing and marketing strategies could impede our ability to meet customer expectations. Our competitors may be able to attract talented staff from us and others to devote greater resources to research and development of products and technologies. Increased competition and pricing pressures may result in reduced sales, lower margins, losses or the failure of our product and services to maintain and grow their current market share, any of which could harm our business. If we are unable to compete successfully against competitors, our financial condition, growth prospects and results of operations could be materially and adversely affected.
We may be unsuccessful in executing our business strategy.
The success of our business and our future growth prospects relies on our ability to execute our business strategies in creating content and expanding our global customer base. There can be no assurance that we will be able to continue to execute any or all of our strategies, including our ability to provide a proprietary platform and infrastructure as well as our acquisition strategy. Failure to execute these strategies on a timely and cost-effective basis could have a material and adverse effect on our financial condition and results of operations and could limit our growth prospects.
Failure to achieve our projected cost savings could adversely affect our results of operations and eliminate potential funding for growth.
As part of our ongoing business operations, we have identified strategies and taken steps to reduce operating costs and free up resources to invest in our business. In addition, we have been historically focused on reducing our costs and may not be able to achieve or maintain targeted cost reductions. These strategies include reducing the costs associated with maintaining and developing our websites, customer support and international product line expansion. We continue to evaluate and implement further cost savings initiatives. However, the ability to reduce our operating costs through these initiatives is subject to risks and uncertainties, and we cannot be sure that these activities, or any other activities that we may undertake in the future, will achieve the desired cost savings and efficiencies. Failure to achieve such desired savings could adversely affect our results of operations and financial condition and curtail investment in growth opportunities.
We may lose the right to use “Getty Images” trademarks in the event we experience a change of control or otherwise exceed the permitted usage of this trademark.
We own trademark registrations and applications for the name “Getty Images.” We use “Getty Images” as a corporate identity, as do certain of our subsidiaries. We refer to these trademark registrations and trademark applications as the “Getty Images Trademarks.” Pursuant to the Restated Option Agreement and the Fourth Amendment to the Restated Option Agreement, in the event that a third-party or parties not affiliated with Getty Investments, acquires a controlling interest in us, for so long as the Getty Family Stockholders (together with their respective successors and any permitted transferees) beneficially own more than 27,500,000 shares of New CCNB Class A Common Stock (the “Ownership Threshold”), Getty Investments has the option (the “Option”) to acquire, for a nominal sum, all rights to the Getty Images Trademarks. If the Getty Family Stockholders (together with their respective successors and any permitted transferees) fall below the Ownership Threshold, their option referred to herein will terminate. After an exercise of the Option, we would be permitted to continue to use the Getty Images Trademarks for 24 months, and thereafter we would have to cease such use. Getty Investments may also exercise the option if we cease all use of the Getty Images Trademarks. We may not sell, transfer or encumber the Getty Images Trademarks, or any interest therein, without the prior written consent of Getty Investments. In addition, we may not use the Getty Images Trademarks for any direct-to-consumer sales beyond an incidental and limited level. The loss of rights to the Getty Images Trademarks could have a material adverse effect on our business, results of operations and financial condition.
We operate in new and rapidly changing markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
The market for commercial digital imagery and other content is a rapidly changing market, characterized by changing technologies, intense price competition, the introduction of new competitors, evolving industry standards, changing and diverse regulatory environments, frequent new service announcements and changing consumer demands and behaviors. Our inability to anticipate these changes and adapt our business, platform, and offerings could undermine our business strategy. Our business strategy and projections, including those related to our revenue growth and profitability, rely on a number of assumptions about the market for commercial digital content, including the size and projected growth of the imagery and video markets over the next several years. Some or all of these assumptions may be incorrect. In particular, our growth is highly dependent upon the continued demand for commercial digital content. To the extent that demand for commercial digital content does not continue to grow as expected or decreases, our revenue growth and profitability may be materially and adversely affected. Our growth strategy is dependent, in part, on our ability to timely and effectively launch new products and services, the development of which are uncertain, complex and costly. In addition, we may be unable successfully and efficiently to address advancements in distribution technology, marketing and pricing strategies and content breadth and availability in certain or all of these markets, which could materially and adversely affect our growth prospects and results of operations.
The limited history of some of the markets in which we operate makes it difficult to effectively assess our future prospects, and our business and prospects should be considered in light of the risks and difficulties we may encounter in these evolving markets. We cannot accurately predict whether our products and services will achieve significant acceptance by potential customers in significantly larger numbers or at the same or higher price points than at present. Our historic growth rates should therefore not be relied upon as an indication of future growth, financial condition or results of operations.
Planned expansion of our operations into new products, services and technologies, including content categories, is inherently risky and may subject us to additional business, legal, financial and competitive risks.
Currently our operations focus on our marketplace for digital content. Further expansion of our operations and our marketplace into additional products and services, such as non-fungible tokens (“NFTs”), artificial intelligence (“AI”), machine learning (“ML”) and data products, involves numerous risks and challenges, including potential new competition, increased capital requirements and increased marketing spend to achieve customer awareness of these new products and services. Growth into additional content, product and service areas may require changes to our existing business model and cost structure and modifications to our infrastructure and may expose us to new regulatory and legal risks, any of which may require expertise in areas in which we have little or no experience. There is no guarantee that we will be able to successfully expand our products and services into these areas.

If we cannot continue to innovate technologically or develop, market and sell new products and services, or enhance existing technology and products and services to meet customer requirements, our ability to grow our revenue could be impaired.
Our growth largely depends on our ability to innovate and add value to our existing creative platform and to provide our customers and contributors with a scalable, high-performing technology infrastructure that can efficiently and reliably handle increased customer and contributor usage globally, as well as the deployment of new features. For example, NFTs, AI and ML products require additional capital and resources. Without improvements to our technology and infrastructure, our operations might suffer from unanticipated system disruptions, slow performance or unreliable service levels, any of which could negatively affect our reputation and ability to attract and retain customers and contributors. We are currently making, and plan to continue making, significant investments to maintain and enhance the technology and infrastructure and to evolve our information processes and computer systems in order to run our business more efficiently and remain competitive. We may not achieve the anticipated benefits, significant growth or increased market share from these investments for several years, if at all. If we are unable to manage our investments successfully or in a cost-efficient manner, our business and results of operations may be adversely affected.
Our growth also depends, in part, on our ability to identify and develop new products and services and enhance existing products and services. The process of developing new products and services and enhancing existing products and services and bringing products or enhancements to market in a timely manner is complex, costly and uncertain and we may not execute successfully on our vision or strategy because of challenges such as product planning and timing, technical hurdles, or a lack of resources. The success of our products depends on several factors, including our ability to:
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anticipate customers’ and contributors’ changing needs or emerging technological trends;

•
timely develop, complete and introduce innovative new products and enhancements;

•
differentiate our products from those of our competitors;

•
effectively market our products and gain market acceptance;

•
adopt new technologies without alienating our current contributors;

•
price our products competitively; and

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provide timely, effective and accurate support to our customers and contributors.

We may be unable to successfully identify new product opportunities or enhancements, develop and bring new products to market in a timely manner, or achieve market acceptance of our products. There can be no assurance that products and technologies developed by others will not render our products or technologies obsolete or less competitive. If we are unsuccessful in innovating our technology or in identifying new or enhancing our existing product offerings, our ability to compete in the marketplace, to attract and retain customers and contributors and to grow our revenue could be impaired.
The manner in which our customers’ industries change could adversely affect our future revenues and limit our future growth prospects.
Our customer base is diverse, but trends in their industries present risks to our business. In recent years, traditional outlets for media and advertising, such as newspapers, magazines, book publishing and television, have experienced consolidation and undergone other significant changes, and, in many cases, also experienced diminishing readership and viewership, as applicable, and ultimately periodic declines in revenues and profitability. Corporate in-house content users have experienced reduced budgets and shifts in use patterns that have changed the way they acquire and use our content, including an increase in reliance on in-house creative and marketing capabilities instead of outsourcing this work to agencies. We have also seen an increasing shift away from print media to digital and online media use. Content used online has historically been characterized by lower resolutions and lower price points but potentially significantly higher volumes than print-based applications. If we are unable to adapt our content offerings and distribution technology to address any current or future changes to customer industries, our future growth prospects and results of operation could be materially and adversely affected.

We rely on third parties to drive traffic to our website, and these providers may change their search engine algorithms or pricing in ways that could negatively affect our business, results of operations, financial condition and prospects.
Our success depends on our ability to attract customers in a cost-effective manner. With respect to our marketing channels, we rely heavily on relationships with providers of online services, search engines, social media, and affiliate websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our websites. We rely on these relationships to provide significant sources of traffic to our website. In particular, we rely on search engines as important marketing channels. Search engine companies change their natural search engine algorithms periodically, and our ranking in natural searches have been in the past, and may be in the future, adversely affected by such changes. Search engine companies may also determine that we are not in compliance with their guidelines and consequently penalize us in their algorithms as a result. If search engines change or penalize us with their algorithms, terms of service, display and featuring of search results, or if competition increases for advertisements, we may be unable to cost-effectively drive consumers to our websites.
Our relationships with our affiliate websites are not long term in nature and often do not require any specific performance commitments. As competition for online advertising has increased, the cost for some of these services has also increased. A significant increase in the cost of the affiliate websites could adversely impact our ability to attract customers cost effectively and harm our business, results of operations, financial condition and prospects.
Our operation in and continued expansion into international markets is important for our business. As we continue to expand internationally, we face additional business, political, regulatory, operational, financial and economic risks, any of which could increase our costs or otherwise limit our growth.
Operating internationally and continuing to expand our business to attract new customers and content suppliers in geographies other than North America and Western Europe is important to our continued success and growth. For each of the years ended December 31, 2019, 2020 and 2021 and through the first quarter of 2022, approximately 50% of our revenue was derived from customers located outside of the United States. We expect to continue to devote resources to international expansion through exploring acquisition and foreign distributor partnership opportunities, as well as through expanding our foreign language marketing of offerings and further localizing our content library and user experience for foreign markets. Our ability to expand our business and to attract talented employees, customers and content suppliers in an increasing number of international markets requires considerable management attention and resources and is subject to the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, political regimes, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Moreover, as the invasion of Ukraine continues, there can be no certainty regarding whether such governments or other governments will impose additional sanctions or other economic or military measures against Russia. We cannot provide assurance that current sanctions or potential future changes in sanctions will not have an adverse impact on our operations. Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, certain of which are described elsewhere in these “Risk factors,” including risks associated with:
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modifying and customizing our content, technology, pricing and marketing efforts to appeal to foreign customers and attract foreign content suppliers;

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changes to domestic and international intellectual property, privacy and rights of publicity laws;

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higher costs associated with doing business internationally, including increased taxes and foreign currency fluctuations;

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legal, political or systemic restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control (“OFAC”) on the ability of U.S. companies to do business in certain specified foreign countries or with certain specified organizations and individuals;

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difficulty in staffing and strains on our systems and staff in managing widespread operations and ensuring compliance with foreign laws and regulations, including local laws, the U.S. Foreign Corrupt

Practices Act, the UK Anti-Bribery Act, the UK Modern Slavery Act, or other anti-corruption or anti-money laundering laws, tax regulations, disclosure requirements, privacy laws, biometric, data protection, rights of publicity, human rights, employment, technology laws and laws relating to content;
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government regulation of e-commerce and restrictions on communications, distribution of content and media, including censorship;

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disruption in the political, economic or military stability of markets in which we operate;

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currency restrictions that may limit our ability to repatriate profits;

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differences in payment cycles, increased credit risks and increased payment fraud levels;

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lack of adoption by certain jurisdictions of e-commerce and internet payment platforms and adoption of different platforms by different jurisdictions;

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reduced and more costly protection of our intellectual property;

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currency exchange fluctuations, hyperinflation and deflation fluctuations;

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potential adverse tax consequences of doing business in certain jurisdictions;

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recruiting and retaining talented and capable management and employees in foreign countries; and

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the difficulties of establishing, adapting and maintaining the systems and operations for compliance with and management of these risks.

These risks may make it impossible or prohibitively expensive to effectively maintain operations in or expand to new international markets, or delay entry into such markets, which could materially and adversely affect our ability to grow our business. Additionally, the entry of local competitors in certain markets may impede our ability to grow our business in those markets.
Unless we increase customer and supplier awareness of certain of our new and emerging products and services, our revenue may not continue to grow.
We believe that our ability to attract and retain new customers depends in part on our ability to increase our brand awareness within our industry with respect to newer, emerging product lines, as well as by leveraging the brand recognition from our developed product lines. In addition, our ability to attract new customers depends in part on our ability to refresh and expand our content offerings, maintain and improve the underlying technology platforms supporting these offerings and to attract and retain new content suppliers to these new and developing product lines. In order to increase the number of our customers and suppliers for these new product lines, we may be required to expend greater resources on advertising, marketing, and other brand- building efforts to preserve and enhance customer and supplier awareness of our core brand, as well as accept lower margins to attract suppliers. If we are unable to increase market awareness of our new and emerging products and services or otherwise take advantage of evolving consumer trends and preferences, our growth prospects, results of operations and financial condition may be materially and adversely affected.
The impact of currency fluctuations could adversely and materially affect our business and results of operations.
Our foreign operations are exposed to foreign exchange rate fluctuations as our financial results are translated from the local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Similarly, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other results of operations, when translated, may differ materially from expectations. For the years ended December 31, 2021 and 2020, 47% and 45% of our revenue was denominated in foreign currencies, respectively. In addition, approximately 34% and 32% of our SG&A and capital expenditures for the years ended December 31, 2021 and 2020 were denominated in foreign currencies, respectively. For the quarter ended March 31, 2022, 45% of our revenue and 33% of our SG&A and capital expenditures were denominated in foreign currencies.

Because we report our financial results in U.S. dollars, fluctuations in foreign currencies (including the British Pound, Australian and Canadian dollars, Japanese Yen and Euro) have had and will continue to have a material effect on our financial performance. Volatility in foreign currency fluctuations may continue as a result of economic and political circumstances beyond our control.
A decline in value of any foreign currency against the U.S. dollar will tend to have a negative effect on our financial performance, while an increase in value of these currencies against the U.S. dollar will tend to have a positive impact on reported financial performance. This fluctuation risk increases as we expand into foreign markets.
We currently, and may in the future, enter into certain derivatives or other financial instruments to hedge against this foreign exchange risk.
We may be unable to adequately maintain, adapt and upgrade our websites and technology systems to ingest and deliver higher quantities of new content and allow existing and new customers to successfully search for our content.
To remain competitive, we must continue to add substantial quantities of the most relevant content desired by our customers. Our ability to ingest such content is directly related to the ease of access, sophistication, protections and reliability of the technology relating to our ingestion tools. Our failure to address deficiencies could result in a decrease or inability to ingest enough new content, thereby causing customers to seek other sources, which could materially and adversely affect our results of operations and financial condition.
Even if we are able to ingest sufficient new content, we must also add new functionality and features to our websites to allow customers to search for the relevant content we offer. A significant component of our technology strategy is the improvement of the compatibility of our websites with third-party search engines that direct traffic to our site and, specifically, to content that reflects searched key words. The search algorithms developed by third-party search engines are typically not publicly known and are subject to unanticipated changes, which could significantly affect the number of new customers we attract to our sites. In addition, we continually seek to improve search functions within our site to enable customers to locate the most relevant and appropriate content for their particular use. If we do not address any current or future deficiencies with respect to potential or existing customers’ ability to search for content on the internet or on our websites, we may be unsuccessful in acquiring and retaining customers and ultimately licensing the most relevant content, which could materially and adversely affect our results of operations and financial condition. In addition, the expansion and improvement of our systems and websites may require us to commit substantial financial, operational and technical resources, with no assurance that our business will improve.
We may not be able to continue the growth of our business at rates reflective of our historical growth rates or at all.
We have experienced growth in terms of revenues, customers and content offerings, and we may not be able to maintain our historical rate of growth in certain product lines or replicate this growth with other product lines or across geographies. For the period commencing with the year ended December 31, 2019 to the year ended December 31, 2021, our revenue and Adjusted EBITDA have grown at a compound annual growth rate (“CAGR”) of 5.5% and 12.3%, respectively (excluding certain retired products). Our growth strategy may require us to commit substantial financial, operational and technical resources to current operations, which may divert such resources away from other potentially profitable ventures, without any guarantee of a similar return on any such investments. Further, even if we do achieve the desired growth, such growth could also strain our ability to maintain reliable operation of our websites or our relationships with customers and content suppliers and acquire relevant content. This in turn could negatively impact our ability to develop and improve our operational, financial and management controls and systems. If we fail to effectively manage or support future growth, or if we are otherwise negatively impacted by our efforts to grow our product lines, our business, results of operations and financial condition may be materially and adversely affected.

We may not meet our growth objectives and strategies, which may impact our competitiveness and results of operations.
As part of our business, we seek to achieve profitable growth by attracting new customers and retaining existing customers through various customer experience, content, marketing and pricing strategies, incentivizing customers to seek our content. As we continue to invest in growth opportunities, including investments in new technologies and capabilities, we may experience unfavorable demand for our content or we may be unable to deploy these technology-based solutions successfully or profitably. Our inability to invest effectively in new growth opportunities could impact our competitiveness and render it difficult for us to meet our growth objectives and strategies, which could adversely impact our business, financial condition or results of operations.
Technological interruptions that impair access to our websites or the efficiency of our websites and technology systems could damage our reputation and brand and adversely affect our results of operations.
The digitization and satisfactory internet distribution of our content is a key component of the efficient functioning of our websites and our business. We will need to continue to invest in and improve our websites and systems, network infrastructure, content ingestion, and customer experience in order to ensure consistent performance, reliability, and accessibility, and to accommodate our expanding product offerings, anticipated increased site traffic, sales volume, and processing of the resulting information and transactions. If we experience significant disruptions or difficulties as a result of or during any such technology updates or upgrades, we may face system interruptions, poor website response times, inability to refresh or add content, diminished customer services, impaired quality and speed of order processing, and potential problems with our internal control over financial reporting. Substantial or repeated system disruptions or failures would reduce the attractiveness of our websites significantly and negatively impact our brand and reputation for both customers and content providers. Even a disruption as brief as a few minutes could have a negative impact on activities on our websites or systems and could therefore result in a loss of customers, revenue, partners, content providers or data. Because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all.
Our ability to license content and offer other related services also depends on the maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as the timely development of complementary capabilities, to provide reliable website internet access and services. The internet has experienced, and is likely to continue to experience, significant growth in the number of users and bandwidth requirements. As a result, problems caused by viruses, worms, malware and similar programs could negatively impact internet infrastructure and cause it to be unable to support the user demand associated with such users and bandwidth requirements. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future, which could reduce the level of internet usage generally as well as the level of usage of our services. In addition, if telecommunications providers lose service to their customers, our customers will not be able to access our websites. Our websites and systems have in the past experienced, and may in the future experience, temporary system interruptions for a variety of reasons, including security breaches and other security incidents, viruses, telecommunication and other network failures, power failures, programming errors, data corruption, denial-of-service attacks or an overwhelming number of visitors trying to reach our websites during periods of strong demand. Even a brief disruption in service that causes portions of our websites to be unavailable to customers or prevents us from efficiently uploading content to our websites, or taking, processing or fulfilling orders could have a significant impact on our financial performance. System disruptions and difficulties, whether as a result of our internally developed systems or those of third-party providers, may inconvenience our customers and content providers and/or result in negative publicity, and may negatively affect our ability to provide services and the volume of content we license and deliver over the internet, thereby causing users to perceive our sites as not functioning properly and causing them to use another website or other methods to obtain the products or services we offer.
We rely upon third-party service providers, such as co-location and cloud service providers, for certain of our data centers and application hosting, and we are dependent on these third parties to provide continuous power, cooling, internet connectivity and physical security for our servers. Certain of these third-party providers have in the past experienced, and may in the future experience, interruptions in operations, that could harm our business. In such events, or in the event that we are unable to agree upon satisfactory terms for continued relationships, we could be forced to enter into relationships with other service providers or assume hosting responsibilities ourselves, potentially at a greater cost or on less favorable terms to us. Although our use of cloud services and multiple production data centers enables us to provide rapid content delivery to our customers and to support business continuity in the event of an emergency, a system disruption at an active data center or third-party hosting service provider could result in a noticeable disruption and/or performance degradation on our websites.
Additionally, some of the computer and communications hardware necessary to operate our corporate functions are located in metropolitan areas worldwide, which systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquake and similar events. We do not have redundancy for all of our systems, many of our critical applications reside in only one of our data centers or in the cloud, and our disaster recovery planning may not account for all eventualities. Occasionally, we migrate data among data centers and to third-party hosted environments. If a transition among data centers or to third-party service providers encounters unexpected interruptions, unforeseen complexity, or unplanned disruptions despite precautions undertaken during the process, this may impair our delivery of products and services to customers and result in increased costs and liabilities, which may harm our results of operations and our business.
It is also possible that hardware or software failures or errors in our systems (or those of our third-party service providers) could result in data loss or corruption, cause the information that we collect or maintain to be incomplete or contain inaccuracies that our customers regard as significant, or cause us to fail to meet customer expectations or comply with regulatory notification requirements. Furthermore, our ability to collect and report data may be delayed or interrupted by a number of factors, including access to the internet, the failure of our network or software systems, security breaches or significant variability in visitor traffic on customer websites.
Technological disruptions to our websites or internal communications and operating systems for any of the foregoing reasons could negatively impact our reputation and the perceived or actual functionality of our operations, which could harm our business and reputation, and cause a material and adverse effect on our financial condition.
Our failure to protect the proprietary information of our customers and our networks against security breaches could damage our reputation and expose us to liability and protracted and costly litigation.
An important component of our global business is the secure transmission of proprietary information and the transaction of commerce over the internet. We and our third-party service providers collect and maintain proprietary information in connection with servicing our customers and content suppliers and other related processes on our websites and systems, and, in particular, in connection with processing and remitting payments to and from our customers and content suppliers, and are therefore exposed to security and fraud-related risks, which are likely to become more challenging as we expand our operations and as technology evolves. In addition, we collect proprietary information of third-party vendors and distributors, as well as our employees. Although we maintain security features on our websites and systems, and utilize encryption and authentication technology, our security measures may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our websites and system. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effectively secure transmission of the proprietary information that we process for our customers, employees, vendors, distributors and content suppliers, and such technology may fail to function properly or may be compromised or breached. Additionally, we use third-party co-location and cloud service vendors for our data centers and application hosting, and other third-party vendors for some of the software and services that we use to operate the business, and their security measures may not prevent security breaches and other disruptions that may jeopardize the security of information stored in and transmitted through their systems. Further, some of the software and services that we use to operate our business, including our internal e-mail and customer relationship management software, are hosted by third parties. It is possible that a breach of any of these systems could go undetected for an extended period of time.

If these services were to experience a security breach or be interrupted or were to cause us to lose control of proprietary information, our business operations could be disrupted, and we could be exposed to liability and costly litigation. A party that is able to circumvent our security measures could misappropriate proprietary information, cause interruption in our operations, damage or misuse our websites or systems, distribute or delete content owned by our content suppliers, customers, vendors or employees, and misuse the information that they misappropriate. Additionally, our systems may be breached by third parties without our being aware that our systems or data have been compromised. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. In addition, a significant cyber-security breach could result in major credit card associations’ payment networks and companies offering other payment methods prohibiting us from processing future transactions on their networks and systems. Security and fraud-related issues are likely to become more challenging as we expand our operations and the related prevention, maintenance and risks associated with them could have a material and adverse effect on our financial condition.
Although cybersecurity and the continued development and enhancement of the processes, practices and controls that are designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access are a high priority for us, our efforts may not be enough to prevent a party from circumventing our security measures, or the security measures of our third-party service providers, and accessing and misusing the proprietary information of our employees, customers and contributors. Accounts created with weak or recycled passwords could allow cyber-attackers to gain access to confidential data.
Additionally, failure by customers, vendors or content providers to remove accounts of their own employees, or the granting of accounts by the customer, vendor or content provider in an uncontrolled manner, may allow for access by former or unauthorized representatives. Security researchers, criminal hackers and other third parties regularly develop new techniques to penetrate computer and network security measures and, certain parties have in the past managed to obtain limited unauthorized access to certain of our systems and misused some of our systems and software. Outside parties have in the past attempted and may in the future attempt to fraudulently induce our employees or users of our products or services to disclose proprietary information or sensitive, personal, or confidential information via illegal electronic spamming, phishing or other tactics. Unauthorized parties may also attempt to gain physical access to our facilities in order to infiltrate our information systems or attempt to gain logical access to our products, services, or information systems for the purpose of exfiltrating content and data. These actual and potential breaches of our security measures and the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, our employees, our customers or their end users, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose us, our employees, our customers or the individuals affected to a risk of loss or misuse of this information. This may result in litigation and liability or fines, our compliance with costly and time intensive notice requirements, governmental inquiry or oversight or a loss of customer confidence, any of which could harm our business or damage our brand and reputation, possibly impeding our present and future success in retaining and attracting new customers and content suppliers and thereby requiring time and resources to repair our brand and reputation, and could cause harm to our business, financial condition and results of operations. In addition, our failure to adequately control fraudulent credit card transactions could damage our reputation and brand. Any one of the foregoing occurrences could result in a material and adverse effect on our business and results of operations.
As the techniques used to obtain unauthorized access, attack, disable or degrade services, or sabotage systems, are constantly evolving in sophisticated ways to avoid detection, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. Any actual breach, the perceived threat of a breach or a perceived breach could cause our customers, contributors and other third parties to cease doing business with us, or subject us to lawsuits, regulatory fines and other action or liability, any of which could harm our reputation, business, financial condition and results of operations.
Any compromise of security may result in our being out of compliance with U.S. federal and state laws, and international laws and contractual commitments, and we may be subject to lawsuits, fines,

criminal penalties, statutory damages, and other costs, including for provision of breach notices and credit monitoring to our customers. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any regulatory requirements or orders or other federal, state, or international privacy, security or consumer protection-related laws and regulations, could result in proceedings or actions against us by governmental entities or others, subject us to significant penalties and negative publicity, and adversely affect our results of operations.
We may not be successful in acquiring or integrating new content and product lines.
Our strategy to increase market share and enhance profitability is to leverage our existing expertise into what we believe are underserved product and geographic markets. As part of this strategy, we have in the past acquired and invested in, and may in the future seek to acquire or invest in new businesses, products, collections and product offerings, or technologies that could complement or expand our business. Acquisitions or new partnerships may require significant capital infusions or investments and may negatively impact our results of operations. Further, the evaluation and negotiation of potential acquisitions and partnerships, as well as the integration of acquired businesses or onboarding of new partners, may divert management time and other resources. Certain other risks related to such acquisitions and investments that may have a material effect on our business or prevent us from benefiting from such investments include:
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costs incurred in performing due diligence and professional fees relating to potential acquisitions and partnerships;

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use of cash resources or incurrence of debt to fund acquisitions and investments;

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assumption of actual or contingent liabilities, known and unknown;

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amortization expense related to acquired intangible assets, impairment of any goodwill acquired and other adverse accounting consequences;

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difficulties and expenses in integrating the sales, marketing, operations, products, services, technology and financial and information systems of an acquired company, particularly in emerging geographic markets;

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retention of key employees, customers, and suppliers of an acquired business; and

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an adverse review of an acquisition or potential acquisition, or limitations put on such acquisitions, by a regulatory body.

These risks may make it impossible or prohibitively expensive to execute our business and investment strategies or delay execution of such strategies, which would materially and adversely affect our growth prospects and financial condition.
Risks Relating to Personnel
The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our Company could affect our ability to successfully grow our business.
Our future success depends in large part upon the continued service of the members of our executive management team and key employees. All members of our executive management team are subject to employment agreements. In addition, our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, legal and other managerial personnel, as well as high quality photographers for our product line covering entertainment, sports and news (“Editorial”). The competition for skilled personnel in the industries in which we operate is intense. Our personnel generally may terminate their employment at any time for any reason. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. As we move into new geographies, we will need to attract and recruit skilled personnel across functional areas. Some of our employees in Brazil, Germany, France and Spain are subject to collective bargaining agreements and employees in other jurisdictions may unionize. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our businesses effectively or efficiently, serve our customers properly or maintain the quality of our content and services.
We may be exposed to risks related to our use of independent contractors.
We rely on independent third parties to provide certain services for our Company. The state of the law regarding independent contractor status varies from jurisdiction to jurisdiction and is subject to change based on court decisions and regulation. For example, on April 30, 2018, the California Supreme Court adopted a new standard for determining whether a company “employs” or is the “employer” for purposes of the California Wage Orders in its decision in the Dynamex Operations West, Inc. v. Superior Court case. This standard was expanded and codified in California via Assembly Bill 5, which was signed into law in September 2019 and became effective as of January 1, 2020. The Dynamex decision and Assembly Bill 5 altered the analysis of whether an individual, who is classified by a hiring entity as an independent contractor in California, has been properly classified as an independent contractor. Assembly Bill 5 was amended to include exclusions for photographers, videographers and editors where specific requirements are met. In addition, independent workers have been the subject of widespread national discussion and it is possible that other jurisdictions may enact laws similar to Assembly Bill 5 or that otherwise impact our business and our relationships with independent third parties. As a result, there is significant uncertainty regarding the future of the worker classification regulatory landscape.
From time to time, we may be involved in lawsuits and claims that assert that certain independent contractors should be classified as our employees. Adverse determinations regarding the status of any of our independent contractors could, among other things, entitle such individuals to the reimbursement of certain expenses and to the benefit of wage-and-hour laws, and could result in the Company being liable for income taxes, employment, social security, and withholding taxes and benefits for such individuals. Any such adverse determination could result in a material reduction of the number of subcontractors we can use for our business or significantly increase our costs to serve our customers, which could adversely affect our business, financial condition and results of operations.
Risks Related to Our Intellectual Property and Confidential Information
Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights and confidential information.
The success of our business depends on our ability to protect and enforce our patents, trade secrets, trademarks, copyrights and all of our other intellectual property rights and other confidential information, including our intellectual property rights underlying our owned content library, websites and search algorithms. Despite our efforts to protect our intellectual property rights, which may afford only limited legal protections, unauthorized parties have attempted, and may continue to, attempt to copy and use aspects of our intellectual property and other confidential information. Effective legal protection for our patents, trade secrets, trademarks, copyrights and other intellectual property assets may not be available or practical in every country in which we operate or intend to operate. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective. To the extent any unauthorized parties, which may include our competitors, are successful in copying and using aspects of our intellectual property or confidential information, including our search algorithms and our trade secrets, our business could be harmed.
We or one of our affiliates have registered “Getty Images,” “iStock,” “Unsplash” and other marks and logos as trademarks in the United States and other jurisdictions. Nevertheless, competitors may adopt trademarks similar to ours, or purchase keywords in internet search engine marketing programs that are confusingly similar to our trademarks, thereby impeding our ability to build brand identity and possibly leading to confusion among existing and potential new customers. In addition, there could be infringement claims by third parties regarding any of our trademarks or our use of other intellectual property that could damage our reputation and brand, prove costly to defend irrespective of their validity, and, if such claims are ultimately validated, materially and adversely affect our financial condition and results of operations.

We currently own the www.gettyimages.com, www.istock.com and www.unsplash.com internet domain names in addition to various other domain names. Domain names are generally regulated by internet regulatory bodies. If we lose the ability to use a domain name in a particular country, we would be forced either to incur significant additional expenses to market our products within that country or to elect not to sell products in that country. Either result could harm our business and results of operations. The regulation of domain names in the United States and in foreign countries is subject to change, including the establishment of additional top-level domains and domain name registrars or the modification of the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names that utilize our brand names in the United States or other countries in which we conduct business or in which we may conduct business in the future.
In order to protect our trade secrets and other confidential information, we rely in part on confidentiality agreements with our employees, consultants and third parties with whom we have relationships. These agreements may not prevent disclosure of trade secrets and other confidential information and may not provide an adequate remedy in the event of misappropriation or any unauthorized disclosure or independent discovery of our trade secrets and confidential information. Costly and time-consuming litigation could be necessary to enforce or determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions. Failure to adequately protect our trade secrets and other confidential information could adversely affect our competitive business position.
Litigation or proceedings before the U.S. Patent and Trademark Office, U.S. Copyright Office or other governmental authorities and administrative bodies in the United States and foreign countries may be necessary in the future to enforce and protect our patent rights, copyrights, trademarks, trade secrets, domain names and other intellectual property rights and to determine the validity, enforcement and scope of the intellectual property rights of others. Furthermore, the monitoring and protection of our intellectual property rights may become more difficult, costly and time consuming as we continue to expand internationally, particularly in those markets, such as China and certain other developing countries in Asia, in which legal protection of intellectual property rights is less robust than in the United States and in Europe. Our efforts to enforce or protect our intellectual property rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could materially and adversely affect our results of operations.
We rely on intellectual property laws and contractual restrictions to protect the content in our library. Certain countries do not prioritize the enforcement of intellectual property laws, and litigation in those countries may be costly and ineffective. Consequently, these intellectual property laws afford us only limited protection. Unauthorized parties have attempted, and may continue to attempt, to improperly use our content. We cannot guarantee that we will be able to prevent the unauthorized use of our content or that we will be successful in stopping such use once it is detected.
Our products and services may infringe on intellectual property rights of third parties, which could require us to incur substantial costs and distract our management.
Media, internet and technology companies are frequently the target of litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights or rights related to their use of technology. Some internet, technology and media companies, including some of our competitors, own large numbers of patents, copyrights, trademarks, trade secrets and other intellectual property rights, which they may use as a basis to assert claims against us. We have developed proprietary technology and a robust infrastructure to power our products and services, and this technology is critical to our business. Third parties may in the future assert that the technology we have developed or the content that we display and distribute infringes, misappropriates or otherwise violates their intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Such litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us. Existing laws and regulations are evolving and subject to different interpretations, and various federal and state legislative or regulatory bodies may change current laws or regulations or enact new ones. We cannot guarantee that our technology is not infringing or violating any third-party intellectual property rights or rights related to the use of technology, or that it will not infringe or violate such rights in the future.

We license a significant majority of the content in our library from third parties, and we cannot guarantee that each supplier holds the rights or releases he or she claims or that such rights and releases are adequate. From time to time we receive notices from third parties claiming that certain content that we license infringes their intellectual property rights. In such circumstances, we may not be able to obtain licenses to use those rights on commercially reasonable terms or at all, we may have to stop selling such content, and we may have to pay damages or satisfy indemnification commitments to our customers, or we may incur significant expense to defend against claims of infringement. While we offer our customers indemnification for only certain specified amounts of legal costs and direct damages arising from the use of images, video or music licensed through us, our contractual liability limitations with respect to such indemnification obligations may not be enforceable in all jurisdictions. We maintain insurance policies to cover potential intellectual property disputes; however, such insurance does not cover all exposures, including the potential damages associated with any willful infringements.
We cannot predict whether assertions of third-party intellectual property rights or any infringement or misappropriation or other claims arising from such assertions will substantially harm our business or results of operations. If we are forced to defend against any infringement or misappropriation or other claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims.
Furthermore, an adverse outcome of a dispute may require us to: pay damages, potentially including statutory damages and attorneys’ fees if we are found to have willfully infringed a party’s intellectual property rights; expend additional development resources to redesign our technology; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content, or materials; and/or indemnify our partners and/or other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. In addition, any lawsuits regarding intellectual property rights, regardless of their success or merit, could be expensive to resolve, cause harm to our reputation, and would divert the time and attention of our management and technical personnel.
Although we have insurance to cover indemnification claims, we have incurred, and will continue to incur, legal fees and other expenses, as well as a diversion of management time and resources related to such claims and related settlements, which may increase over time, and adversely affect our financial condition and results of operations.
Risks Relating to Legal and Regulatory Matters
An increase in government regulation of the industries and markets in which we operate, including with respect to the internet and e-commerce, could have a negative impact on our business.
Existing or future laws and other regulations that may materially affect our business include, but are not limited to, those that govern or restrict:
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privacy and biometric issues and data collection, processing, retention and transmission;

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data and cybersecurity;

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automatic contract or subscription renewal;

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credit card fraud and processing;

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consumer protection;

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advertising, marketing and sales of our content and services;

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pricing and taxation of goods and services offered over the internet;

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website content, or the manner in which products and services may be offered, paid for and/or marketed over the internet;

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sources of liability for companies involved in internet services or e-commerce;

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piracy and intellectual property rights;

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internet neutrality and internet access;

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controls on overseas suppliers and other similar anti-terrorism controls, anti-bribery and anti-corruption conduct and policies; and

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outsourcing, contracting and employment.

For example, we are subject to numerous laws and regulations at the international and United States national and state level, including the following:
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The United States Foreign Corrupt Practices Act and the UK Anti-Bribery Act (and similar global legislation), which prohibits corporations and individuals from engaging in specified activities to obtain or retain business or to influence a person working in an official capacity. Under these acts, it is generally illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business, or to otherwise influence a person working in an official capacity.

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The UK Modern Slavery Act, which prohibits corporations and individuals from engaging in the trafficking of or facilitation of trafficking of humans. Under this Act, it is illegal to engage in or do business with any individual or entity that engages in such trafficking and obligates companies and individuals to put in place appropriate controls to mitigate against such risks.

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OFAC regulations, under which all U.S. individuals and businesses are prohibited from engaging in transactions with countries subject to comprehensive trade embargoes (such as Cuba and Iran) unless a specific exemption from the regulations exists (such as those for information, all materials and people-to-people exchanges) or a license is obtained from OFAC. Transactions with persons, groups or entities designated as terrorists or as their supporters or associates are also prohibited. A list of Specially Designated Nationals consisting of “drug kingpins,” terrorists and others considered a danger to the United States, is maintained by the Treasury Department’s Office of Foreign Assets Control. Known as the “OFAC List,” it contains over 5,000 names and is updated often. No U.S. person, individual or business in the United States, or, in some instances, the foreign subsidiaries of U.S. companies, may conduct any kind of business with anyone on the OFAC List, and companies are expected to keep track of all changes to this list. Penalties for violations of these rules can be severe, including having the violator’s assets frozen or forfeited and up to $250,000 or twice the transaction value per violation in fines.

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The Illinois Biometric Information Privacy Act regulates the collection, use, safeguarding, and storage of “biometric identifiers” by private entities. While the statute specifically excludes photographs from its scope to date there has been no dispositive judicial interpretations of that language.

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The Washington Biometric Privacy Law, which oversees the collection, use and storage of “biometric identifiers,” which include fingerprints, voiceprints, eye retinas, irises and other unique biological identifiers or characteristics used to identify a specific individual, while specifically excluding photographs from its scope.

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Several foreign jurisdictions and U.S. states have adopted, and other jurisdictions are expected to enact, statutes that regulate the use, transmission and storage of personal data and require reporting certain breaches of the security of personal data.

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Several jurisdictions, including the United Kingdom and the United States, are in the process of adopting or reforming or expected to adopt or reform legislation that impacts the content we distribute, including the EU Copyright Directive, the Copyright Act, the Digital Millennium Copyright Act, and various statutes and regulations impacting rights of publicity for those depicted in imagery.

We currently license content to customers in virtually every country in the world, excluding Sanctioned Countries, and the different laws that apply in each of those foreign countries may be more or less restrictive than those that apply to companies operating solely within the United States, creating tension in compliance obligations across borders. The adoption, modification or interpretation of laws or regulations in any of these countries relating to our business could adversely affect the manner in which we conduct our business or the overall popularity or growth in use of the internet.

On December 14, 2017, the Federal Communications Commission voted to repeal net neutrality regulations that prohibit blocking, degrading or prioritizing certain types of internet traffic. In response to the FCC action, several states have adopted legislation that requires entities providing broadband internet access service in the state to comply with net neutrality requirements or prohibits state and local government agencies from contracting with internet service providers that engage in certain network management activities based on paid prioritization, content blocking or other discrimination. Congress and numerous other states have also proposed legislation regarding net neutrality. The FCC’s action has been challenged in federal court and the future impact of the repeal, the court challenges and any Congressional or state action remains uncertain. Users who access our marketplace through devices such as smart phones, laptops, and tablet computers must have a high-speed internet connection, such as Wi-Fi, 3G, or 4G, to use our services. Currently, this access is provided by telecommunications companies and internet access service providers that have significant and increasing market power in the broadband and internet access marketplace. If the repeal of net neutrality remains in effect, these providers could take measures that affect their customers’ ability to use our products and services, such as degrading the quality of the data packets we transmit over their lines, giving our packets low priority, giving other packets higher priority than ours, blocking our packets entirely, or attempting to charge their customers more for using our products and services. To the extent that internet service providers implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks, we could incur greater operating expenses and customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators were to create tiers of internet access service and either charge us or their customers for availability of our services through these tiers, our business could be negatively impacted.
In addition, the rapid growth of the internet and the proliferation in the use of content therein has created tensions and instability in the application of traditional intellectual property law concepts to such uses.
Compliance with new regulations or legislation or new interpretations of existing regulations or legislation could cause us to incur additional expenses, lose the ability to transact business in the way we have historically done or, make it more difficult to renew subscriptions automatically, make it more difficult to attract new customers or otherwise require us to alter our business model, or cause us to divert resources and funds to address government or private investigatory or adversarial proceedings. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.
Our operations may expose us to greater than anticipated income and transaction tax liabilities that could harm our financial condition and results of operations.
We are subject to income and other taxes in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for taxes. In the ordinary course of our business, we are involved in many transactions where the ultimate tax determination may be uncertain. Although we believe our tax provisions are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and reserves for uncertain tax positions. We have created reserves with respect to such tax liabilities where we believe it to be appropriate. The final determination of such tax liabilities could have a material effect on our tax provision, net income, earnings per share, or cash flows in the period or periods for which that determination is made as well as subsequent periods. Furthermore, we have operations in various taxing jurisdictions in the United States and in other countries, and there is a risk that our tax liabilities in future taxable periods in one or more jurisdictions could exceed our estimated tax liabilities or our tax liabilities in prior taxable periods despite our plan to structure our activities in a manner so as to minimize our tax liabilities.
In addition, there are a number of applicable and potential government regulations that may impact the Company:
For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the

Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the TCJA for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the TCJA and the CARES Act for future years is difficult to quantify, but these changes could materially affect our effective tax rate in future periods. In addition, several legislative proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include a potential increase in the U.S. corporate income tax rate. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could have an adverse impact on our effective rate of tax in future periods.
We may have exposure to sales or other transaction taxes (including VAT) on our past and future transactions. A successful assertion by any jurisdiction that we failed to pay such sales or other transaction taxes, or the imposition of new laws requiring the payment of such taxes, could result in substantial tax liabilities related to past sales, create increased administrative burdens or costs, discourage customers from purchasing images from us, or otherwise materially and adversely affect our financial condition and results of operations. Further, we are currently subject to and in the future may become subject to additional compliance requirements for certain of these taxes. Where appropriate, we have made accruals for these taxes, which are reflected in our consolidated financial statements.
Due to the large and expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial condition and results of operations. In addition, tax authorities in a number of U.S. states, as well as the U.S. Congress, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations might subject us to additional state sales and other taxes. If one or more U.S. local, state or non-U.S. jurisdictions impose sales tax collection obligations on us, our sales into such state or jurisdiction might decrease because the effective cost of purchasing goods from us increases for those residing in these states or jurisdictions. We might also incur significant financial and organizational burdens in order to set up the infrastructure required to comply with these applicable new tax regulations.
We collect, store, process, transmit and use personally identifiable information and other data, which subjects us to governmental regulation and other legal obligations in many jurisdictions related to privacy, information security and data protection. Our actual or perceived failure to comply with such legal obligations by us, or by our third-party service providers or partners, could harm our business.
It is not always clear how existing laws governing issues such as property ownership, sales and other taxes, and personal privacy apply to the internet and e-commerce, as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. Regulatory scrutiny of privacy, data collection, use of data and data protection continues to intensify both within the United States and globally. The personal information and other data we collect, store, process and use is increasingly subject to legislation and regulations in numerous jurisdictions around the world, especially in Europe. These laws often develop in ways we cannot predict and some laws may be in conflict with one another. This may significantly increase our cost of doing business, particularly as we expand our localization efforts. For example, the General Data Protection Regulation (the “GDPR”) imposes stringent operational requirements for controllers and processors of personal data of individuals in the European Economic Area (the “EEA”), and noncompliance can trigger fines of up to the greater of €20 million or 4% of global annual revenues. Further, following the U.K.’s formal exit from the E.U. in January 2020, we became subject to the GDPR as incorporated into U.K. law. In June 2021, the European Commission formally approved an adequacy decision for the U.K. on data protection in which they deemed the U.K.’s data protection regime sufficient to protect E.U. personal data. Additionally, although we are making use of the E.U. Standard Contractual Clauses with regard to the transfer of certain personal data to countries outside the EEA, recent legal developments in Europe have created complexity and regulatory compliance uncertainty regarding certain transfers of personal information from the EEA to the United States. For example, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the E.U.-U.S. Privacy Shield Framework (“Privacy Shield”) under which personal information could be transferred from the E.U. to U.S. entities who had self-certified under the Privacy Shield program. While the

CJEU upheld the adequacy of E.U.-specified standard contractual clauses as an adequate mechanism for cross-border transfers of personal data, it made clear that reliance on them alone may not necessarily be sufficient in all circumstances and that their use must be assessed on a case-by-case basis taking into account the surveillance laws in and the right of individuals afforded by the destination country. The CJEU went on to state that, if the competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer unless the data exporter has already done so itself. We currently rely on a mixture of mechanisms to transfer personal data from our E.U. business to the U.S. (having previously relied on Privacy Shield) and are evaluating what additional mechanisms may be required to establish adequate safeguards for personal information. As supervisory authorities issue further guidance on personal information export mechanisms, including circumstances where the standard contractual clauses cannot be used and/or start taking enforcement action, we could suffer additional costs, complaints, and/or regulatory investigations or fines. Moreover, if we are otherwise unable to transfer personal information between and among countries and regions in which we operate, it could affect the manner in which we provide our services and could adversely affect our financial results.
Several other foreign jurisdictions have adopted or are considering adopting new or updated comprehensive privacy legislation to offer additional data privacy for individuals, such as: Brazil, where a General Data Privacy Law that imposes detailed rules for the collection, use, processing and storage of personal data in Brazil was signed into law in August 2018 and took effect in 2020, with enforcement beginning in August 2021; and India, where in July 2018 a committee formed by the Indian government issued a report and draft data protection bill that was updated in December 2019 by the Ministry of Electronics and Information Technology and remains subject to continuing joint parliamentary review. Additionally, data privacy laws have been enacted in a number of jurisdictions, including, but not limited to, the European Union and certain U.S. states such as Illinois and California, which regulate the collection of certain biometric data regarding individuals, including their facial images, and the use of such data, including in facial recognition systems. Similar laws have also been introduced in several additional states. We have entered into certain contractual agreements that may implicate or make use of such technology. Such laws may have the effect of adversely impacting our ability to grow our business in that area. Although we are closely monitoring regulatory developments in this area, any actual or perceived failure by us to comply with any regulatory requirements or orders or other domestic or international privacy or consumer protection-related laws and regulations could result in proceedings or actions against us by governmental entities or others (e.g., class action litigation), subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and/or adversely affect our business.
Data protection legislation is also becoming increasingly common in the United States at both the federal and state level. For example, in June 2018, the State of California enacted the CCPA, which came into effect on January 1, 2020. The CCPA requires, among other things, companies that collect personal information about California residents to make new disclosures to those residents about their data collection, use and sharing practices, allows residents to opt out of certain data sharing with third parties, and provides a new cause of action for data breaches. However, the California Privacy Rights Act (“CPRA”), certified by the California Secretary of State to appear as a ballot initiative, was passed by Californians during the November 3, 2020 election. The CPRA, which will come into effect on January 1, 2023 (with a look back to January 2022), amends and expands the CCPA to add additional disclosure obligations (including an obligation to disclose retention periods or criteria for categories of personal information), grant consumers additional rights (including rights to correct their data, limit the use and disclosure of sensitive personal information, and opt out of the sharing of personal information for certain targeted behavioral advertising purposes), and establishes a privacy enforcement agency known as the California Privacy Protection Agency (“CPPA”). The CPPA will serve as California’s chief privacy regulator, which will likely result in greater regulatory activity and enforcement in the privacy area. Other states have also considered or are considering privacy laws similar to the CCPA. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data. The scope and interpretation of data privacy and cybersecurity regulations continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely in the near future within the U.S. at both state and federal levels. The burdens imposed by the CCPA, the CPRA and other similar laws that may be enacted at the federal and state level may require us to modify our data processing practices and policies and to incur substantial costs in order to comply with these laws and to investigate, and defend against potential private class-action litigation or litigation brought by regulatory authorities.
Further, we may be or become subject to data localization laws mandating that data collected in a foreign country be processed and stored only within that country. In 2018, India introduced a bill, which was updated in December 2019, requiring local storage of certain personal data of Indian data principals. Such data localization requirements may have cost implications for us, impact our ability to utilize the efficiencies and value of our global network, and affect our strategy. Further, if other countries in which we have customers were to adopt data localization laws, we could be required to expand our data storage facilities there or build new ones in order to comply with these laws. The expenditure this would require, as well as costs of ongoing compliance, could harm our financial condition.
We are subject to payments-related risks that may result in higher operating costs or the inability to process payments, either of which could harm our financial condition and results of operations.
Non-payment or late payments of amounts due to us by customers could significantly and negatively affect our business and financial performance. A portion of our customers typically purchase our products on payment terms, and therefore we assume a credit risk for non-payment in the ordinary course of business. We evaluate the credit-worthiness of new customers and perform ongoing financial condition evaluations of our existing customers; however, there can be no assurance that our allowances for uncollected accounts receivable balances will be sufficient. As of March 31, 2022, our allowance for doubtful accounts was $6.2 million. If the volume of sales to enterprise customers continues to grow, we expect to increase our allowance for doubtful accounts primarily as the result of changes in the volume of sales to customers who pay on payment terms.
We accept payments using a variety of methods, including credit cards and debit cards, which are subject to additional regulations and compliance requirements and are susceptible to incidences of fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability, and rely on third parties to provide processing services, who may be unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. We may be required to provide cash deposits to our credit card processors. If we fail to comply with these rules or requirements, we could be subject to civil and criminal penalties or forced to cease our operations, fines and higher transaction fees or we could lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments. To date, we have experienced minimal losses from credit card fraud, but we continue to face the risk of significant losses from this type of fraud, which could adversely affect our financial condition and results of operations.
We are also subject to, or voluntarily comply with, several other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our operations.
If our goodwill or other intangible assets become impaired, we may be required to record a significant charge to earnings.
Under generally accepted accounting principles, we review our intangible assets for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. We expect to have substantial balances of goodwill and identified intangible assets as a result of the Business Combination. We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge could have a material adverse effect on our results of operations and financial position. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or other intangible assets is determined, thereby materially and adversely affecting our results of operations.
Our ability to obtain additional capital on commercially reasonable terms may be limited.
After giving effect to the Business Combination, although we believe our cash, cash equivalents and short-term investments, as well as future cash from operations and cash available, provide adequate resources to fund ongoing operating requirements for the foreseeable future, we may need to seek additional financing to compete effectively.
If we are unable to obtain capital on commercially reasonable terms, it could:
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reduce funds available to us for purposes such as working capital, capital expenditures, strategic acquisitions and investments and other general corporate purposes;

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restrict our ability to introduce new products or exploit business opportunities;

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increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

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place us at a competitive disadvantage.

We are, from time to time, subject to various litigation, the unfavorable outcomes of which might have a material adverse effect on our financial condition, results of operations and cash flow.
From time to time, we may become subject to various legal and regulatory proceedings relating to our business. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot determine with certainty the ultimate outcome of any such litigation or proceedings. If the final resolution of any such litigation or proceedings is unfavorable, our financial condition, results of operations and cash flows could be materially affected. For a description of our current legal proceedings, see “Information About Getty Images — Legal Proceedings.”
Risks Related to the Business Combination and CCNB
Throughout this section, unless otherwise indicated or the context otherwise requires, references to “CCNB,” “we,” “us,” “our” and other similar terms refer to CC Neuberger Principal Holdings II and its subsidiaries, prior to the Business Combination and to New CCNB and its consolidated subsidiaries following the Closing.
If the sale of the Forward Purchase Securities does not close, we may lack sufficient funds to consummate the Business Combination.
In connection with the IPO, CCNB entered into the Forward Purchase Agreement with NBOKS, which provides for the purchase of up to 20,000,000 CCNB Class A Ordinary Shares and 3,750,000 Forward Purchase Warrants to purchase one CCNB Class A Ordinary Share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of an initial business combination (which will be the Business Combination should it occur). In connection with the Business Combination, New CCNB, CCNB and NBOKS entered into the NBOKS Side Letter, pursuant to which CCNB assigned its rights and obligations under the Forward Purchase Agreement to New CCNB to facilitate the Business Combination Agreement and NBOKS confirmed the allocation to CCNB of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 shares of New CCNB Class A Common Stock, and 3,750,000 New CCNB Warrants. The proceeds from the sale of Forward Purchase Securities, together with the amounts available to us from the Trust Account (after giving effect to any redemptions of public shares and the payment of deferred underwriting commissions) and any other equity or debt financing obtained by us in connection with the Business Combination (including the PIPE Financing), will be used as part of the consideration to the sellers in the Business Combination, expenses in connection with the Business Combination, or for working capital in New CCNB following the Closing. The Forward Purchase Agreement contains customary closing conditions, the fulfillment of which is a condition for NBOKS to purchase the Forward Purchase Securities, including that the Business Combination must be consummated substantially concurrently with, and immediately following, the purchase of Forward Purchase Securities. The forward purchase agreement will also allow NBOKS to be excused from its purchase obligation in connection with the Business Combination if NBOKS does not have sufficient committed capital allocated to the Forward Purchase Agreement to fulfill its funding obligations under such Forward Purchase Agreement in respect of such Business Combination. If the sale of the Forward Purchase Securities does not close for any reason, including by reason of the failure of NBOKS to fund the purchase securities, we may lack sufficient funds to consummate the Business Combination and we may need to seek alternative financing. In the event of such a failure to fund, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all.
The Sponsor and each of CCNB’s officers and directors agreed to vote in favor of our initial business combination, including the Business Combination in particular, as applicable, regardless of how CCNB’s shareholders vote.
Unlike other blank check companies in which the initial shareholders agree to vote their founder shares and any public shares purchased by them during or after such company’s initial public offering in accordance with the majority of votes cast by the public shareholders in connection with an initial business combination, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote all of their Founder Shares and any public shares purchased during or after our IPO in favor of the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the Record Date, the Sponsor and the Independent Directors owned approximately 23.7% of our issued and outstanding CCNB Ordinary Shares, including all of the Founder Shares, and will be able to vote all such shares at the Shareholders Meeting. Accordingly, it is more likely that the approval of the CCNB Shareholder Proposals will be received for the Business Combination than would be the case if the Sponsor and each of CCNB’s officers and directors agreed to vote any CCNB Ordinary Shares owned by them in accordance with the majority of the votes cast by CCNB’s public shareholders.
Since the Sponsor and our directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with New CCNB is appropriate as our initial business combination and in recommending that shareholders vote in favor of approval of the CCNB Shareholder Proposals. Such interests include that the Sponsor and our directors and executive officers, will lose their entire investment in us if our initial business combination is not completed, and that the Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate CCNB.
In considering the recommendation of the CCNB Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the CCNB Board and the executive officers of CCNB have interests in such proposals and the Business Combination that are different from, or in addition to, those of CCNB shareholders generally. The CCNB Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to CCNB shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CCNB’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
These interests include, among other things:
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the fact that, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price;

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the fact that, pursuant to the Sponsor Side Letter, 5,140,000 of the Founder Shares held by the Sponsor and the Independent Directors will be converted into the Restricted Sponsor Shares. For more information, please see the section titled “Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Sponsor Side Letter.”

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the fact that if the Business Combination or another business combination is not consummated by August 4, 2022, CCNB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCNB Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the CCNB Board, dissolving and liquidating;

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the fact that 25,700,000 Founder Shares, which are held by the Sponsor (in which certain of CCNB’s officers and directors hold an indirect interest), and the Independent Directors and were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless if the Business Combination or another business combination is not consummated by August 4, 2022, because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a higher value than $25,000 (the price paid for such securities) at the time of the Business Combination, estimated to have an aggregate market value of $256.0 million based upon the closing price of $9.96 per public share on the NYSE on June 23, 2022;

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the fact that if the Business Combination or another business combination is not consummated by August 4, 2022, the 18,560,000 Private Placement Warrants held by the Sponsor, in which CCNB’s officers and directors hold a direct or indirect interest and which were acquired for an aggregate purchase price of $18.6 million in a private placement that took place simultaneously with the consummation of the CCNB IPO, would become worthless. Such securities may have a higher value than $18.6 million (the price paid for such securities) at the time of the Business Combination, estimated to have an aggregate market value of $7.2 million based upon the closing price of $0.39 per public warrant on the NYSE on June 23, 2022;

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the fact that CCNB entered into the Forward Purchase Agreement with NBOKS, as amended by the NBOKS Side Letter, which provides for the purchase of up to 20,000,000 Forward Purchase Shares and 3,750,000 redeemable Forward Purchase Warrants to purchase one share of New CCNB Class A Common Stock, for an aggregate purchase price of $200 million, which investment will close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement (as amended by the NBOKS Side Letter);

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the fact that CCNB entered into the Backstop Agreement with NBOKS, as amended by the NBOKS Side Letter, whereby NBOKS agreed to (subject to (i) the availability of capital NBOKS has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein and (ii) the terms of the Business Combination Agreement) at Closing, subscribe for shares of New CCNB Class A Common Stock at $10.00 per share to fund redemptions by shareholders of CCNB in connection with the Business Combination in an amount of up to $300,000,000;

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the fact that the Sponsor has entered into a commitment to invest an aggregate of $100 million in the PIPE Investment, pursuant to the terms of a Subscription Agreement entered among the Sponsor, CCNB and New CCNB;

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the fact that upon consummation of the Business Combination, the Sponsor Group and the Independent Directors are expected to hold an economic ownership in New CCNB, as further described in “Risk Factors - Risks Related to the Business Combination and CCNB - The public shareholders will experience immediate dilution as a consequence of the issuance of New CCNB Class A Common Stock as consideration in the Business Combination and in the Forward Purchase Agreement, Backstop Agreement and PIPE Financing,” through their ownership of founder shares, forward purchase shares, shares issued to the Sponsor pursuant to the PIPE Investment, shares issued to NBOKS in connection with the Backstop Agreement, shares issuable upon exercise of the New CCNB Warrants (including such warrants issuable pursuant to Working Capital Loans) and shares issuable upon exercise of the forward purchase warrants (assuming no redemptions, the forfeiture of all of the Earn-Out Shares and the occurrence of the applicable vesting events for the shares of New CCNB Class B Common Stock, as more specifically set forth in “Shareholder Proposal 2: The Business

Combination Proposal —Consideration to Getty Equityholders in the Business Combination”), and is anticipated to be approximately 18.5% of the ownership of New CCNB immediately upon consummation of the Business Combination;
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the fact that the Sponsor Group will pay an aggregate of $319,435,000, assuming no available Backstop, or up to $619,435,000 assuming full Backstop is subscribed for, for its investment in CCNB, as summarized in the table below. The shares of New CCNB Class B Common Stock held by the Sponsor following the consummation of the Business Combination are included in the table below. The Sponsor Group will not receive any Earn-Out Shares following the consummation of the Business Combination, and as a result, the Earn-Out Shares are not included in the table below. Following the consummation of the Business Combination, as a result of its previous investment in CCNB, the aggregate value of the Sponsor Group’s investment in New CCNB will be $861,409,200, based upon the respective closing prices of $9.96 per public share and $0.39 per public warrant on the NYSE on June 23, 2022:

Sponsor Group Ownership of CCNB Prior to the Business Combination
	Securities held by Sponsor Group	Sponsor Cost at CCNB’s initial public offering ($)
CCNB Class A Ordinary Shares	—	—
Founder Shares	25,580,000	$25,000(1)
Private Placement Warrants(2)	18,560,000	$18,560,000
Total		$18,585,000

(1)
Include cost for 120,000 Founder Shares held by the Independent Directors.

(2)
Excludes any Private Placement Warrants that may be issued upon conversion of Working Capital Loans.

Sponsor Group Ownership of New CCNB Following the Business Combination
	Securities held by Sponsor Group Following the Closing	Value per Security ($)	Sponsor Group Cost at Closing ($)	Total Value ($)
Shares of New CCNB Class A Common Stock Issued Pursuant to the PIPE Investment	10,000,000	$9.96	$100,000,000	$99,600,000
Shares of New CCNB Class A Common Stock Issued Pursuant to the Forward Purchase	20,000,000	$9.96	$200,000,000	$199,200,000
Shares of New CCNB Class A Common Stock Issued Upon Conversion of the Founder Shares(1)	25,580,000	$9.96	—	$254,776,800
Shares of New CCNB Class A Common Stock Issued pursuant to the Backstop(2)	30,000,000	$9.96	$300,000,000	$298,800,000
New CCNB Warrants Issued Pursuant to the Forward Purchase	3,750,000	$0.39	—	$1,462,500
Private Placement Warrants(3)	19,410,000	$0.39	—	$7,569,900
Total			$600,000,000	$861,409,200

(1)
Includes 2,558,000 shares of New CCNB Series B-1 Common Stock and 2,558,000 shares of New CCNB Series B-2 Common Stock held by the Sponsor following the consummation of the Business Combination, which are each convertible into shares of New CCNB Class A Common Stock upon meeting certain vesting criteria as described in Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Sponsor Side Letter.”

(2)
Assumes that the full Backstop is subscribed for by NBOKS, and therefor this is the maximum amount of securities issued pursuant to the Backstop. To the extent not used, or used only partially, this number will be reduced.

(3)
Includes 850,000 New CCNB Warrants that may be issued upon conversion of the $850,000 in Working Capital Loans, outstanding as of June 27, 2022.

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the fact that the Sponsor, CCNB’s officers and directors, and their respective affiliates are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on CCNB’s behalf related to identifying, investigating, negotiating and completing an initial business combination. However, if CCNB fails to consummate a business combination by August 4, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, CCNB may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within such period. As of May 28, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by CCNB upon consummation of the Business Combination is less than $775,000;

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the fact that the Sponsor and CCNB’s current officers and directors have agreed, for no additional consideration, to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if CCNB fails to complete an initial business combination by August 4, 2022;

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the fact that the Registration Rights Agreement will be entered into by, among others, the Sponsor and the Independent Directors;

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the fact that, as of the date of the Business Combination Agreement, the Sponsor, the Founder Holders, the Independent Directors and certain other parties have entered into the Stockholders Agreement relating to, among other things, the composition of the New CCNB Board following the Closing (including certain governance rights granted to the Sponsor, including designation rights with respect to the New CCNB Board), certain voting provisions and lockup restrictions;

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the fact that Koch Financial Assets III, LLC (an affiliate of Koch Icon in a separately managed Koch business unit, which is a key equityholder of Getty Images whose consent was required to approve the Business Combination on behalf of Getty Images) is an anchor investor with a significant capital commitment to and a meaningful economic interest in NBOKS;

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the fact that James Quella, a member of the CCNB Board, was appointed by an affiliate of a member of the Sponsor to serve as a director and on the compensation committee and audit committee of Dun & Bradstreet Corporation.

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other CCNB shareholders experience a negative rate of return in New CCNB;

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the fact that CCNB agreed to pay the Sponsor a total of $20,000 per month for office space, secretarial and administrative services and such arrangementwill terminate upon the Closing;

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the fact that CCNB’s directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement;

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the fact that at the option of the Sponsor, an aggregate amount of $850,000 outstanding under the Working Capital Loans made by the Sponsor to CCNB on January 7, 2022 and May 20, 2022, respectively, is repayable in full upon consummation of the Business Combination or, at the option of the Sponsor, be converted (in whole or in part) into Private Placement Warrants in connection with the consummation of the Business Combination, and such amount (including amounts due under the outstanding Working Capital Loans) will likely be written off if an initial business combination is not consummated by August 4, 2022; and

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the fact that the Sponsor Group has an aggregate of approximately $20,210,000 at risk that depends on the completion of a business combination, comprised of (i) the $25,000 purchase price for

25,700,000 Founder Shares (including the cost for the 120,000 Founder Shares held by the Independent Directors), (ii) the $18,560,000 purchase price for 18,560,000 Private Placement Warrants, (iii) the $850,000 amount outstanding under a Working Capital Loan made by the Sponsor to CCNB and (iv) less than $775,000 in aggregate fees due and out-of-pocket expenses to be repaid by CCNB.
In addition, certain persons who are expected to become members of the New CCNB Board after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the CCNB Shareholders. See “Shareholder Proposal 2: The Business Combination Proposal — Interests of CCNB’s Directors and Officers and Others in the Business Combination” for additional information.
The Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote all of their Founder Shares and any public shares purchased during or after our IPO in favor of the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor and the Independent Directors own, collectively, approximately 23.7% of our issued and outstanding CCNB Ordinary Shares, including all of the Founder Shares. Additionally, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors), or their respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required CCNB Shareholder Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Required CCNB Shareholder Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Right. In the event that the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Right, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Merger Proposal, (3) otherwise limit the number of public shares electing to redeem and (4) CCNB’s net tangible assets (as determined in accordance with Rule 3a51-1 (g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be submitted at the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of CCNB’s directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of CCNB and its shareholders and what he/she or they may believe is best for himself/herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCNB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the business combination.
The exercise of CCNB’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in CCNB’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require CCNB to agree to amend the Business Combination Agreement, to consent to certain actions taken by Getty Images or to waive rights that CCNB is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Getty Images’ business, a request by Getty Images to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on New CCNB’s business and would entitle CCNB to terminate the Business Combination Agreement. In any such circumstances, it would be at CCNB’s discretion, acting through the CCNB Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for CCNB and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CCNB does not believe there will be any changes or waivers that CCNB’s directors and executive officers would be likely to make after shareholder approval of the CCNB Shareholder Proposals has been obtained. While certain changes could be made without further shareholder approval, CCNB intends to circulate a new or amended proxy statement/prospectus and resolicit CCNB’s shareholders if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the CCNB Shareholder Proposals.
CCNB and Getty Images will incur significant transaction and transition costs in connection with the Business Combination.
CCNB and Getty Images have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. CCNB and Getty Images may also incur unanticipated costs associated with the Business Combination, including costs driven by Getty Images becoming a public company and the listing on the NYSE of the shares of New CCNB Class A Common Stock, and these unanticipated costs may have an adverse impact on the results of operations of Getty Images following the effectiveness of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. At the Closing, pursuant to the terms of the Business Combination Agreement, Getty Images will pay or cause to be paid certain transaction expenses incurred in connection with the Business Combination to the extent due and payable.
Subsequent to our completion of our initial business combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges or file for bankruptcy protection, which could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Getty Images has identified all material issues or risks associated with Getty Images, its business or the industry in which it competes, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Getty Images and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges or file for bankruptcy protection, which could result in our reporting losses. For example, following an investment by one of our founders in Constellation Healthcare Technologies Inc. (“CHT”), CHT filed for bankruptcy protection. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing. Accordingly, any shareholders or warrant holders who choose to remain shareholders or warrant holders following the Business Combination could suffer a reduction in the value of their securities. Such shareholders and warrant holders are unlikely to have a remedy for such reduction in value.
Our Existing Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.
Our Existing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Existing Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, we do not intend to apply these provisions of the Existing Warrant Agreement to suits brought to enforce any liability or duty created by the Exchange Act (which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce a duty or liability created by the Exchange Act or the rules and regulations thereunder) or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Existing Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the CCNB Board.
The ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, some of whom may be from CCNB and Getty Images, and some of whom may join New CCNB following the Closing. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New CCNB’s business following the Closing.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of CCNB’s key personnel may remain with the target business in senior management or advisory positions following the Business Combination, we expect Getty Images’ current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
The ability of our public shareholders to exercise their Redemption Right with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.
The Business Combination Agreement requires us to meet the Net Funded Indebtedness Condition at Closing. We do not know how many shareholders will ultimately exercise their Redemption Right in connection with the Business Combination. As such, the Business Combination is structured based on our expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption. In the event that our public shareholders exercise their Redemption Right with respect to a number of our shares such that the Net Funded Indebtedness Condition is not met and Getty Images elects to proceed with the Closing, then:
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first, Getty Images will have an option to cause New CCNB to enter into a PIPE Subscription Agreement with the Getty Images Stockholders with a subscription amount of, when added to Available Cash, the Optional Equity Cure Amount; and

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second, if the Optional Equity Cure Amount is not sufficient to satisfy the Net Funded Indebtedness Condition, then:

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the Preferred Cash Consideration will be decreased by the Cash Adjustment Amount; and

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the Preferred Stock Consideration will be increased by a number of shares of New CCNB Class A Common Stock equal to the quotient obtained by dividing (x) the Cash Adjustment Amount by (y) $10.00. If following the application of the above two bullet points in this section, the Net Funded Indebtedness Condition is not satisfied, the Net Funded Indebtedness Condition will not be permitted to be waived and the Closing will not occur without the consent of each of CCNB and Getty Images.

If too many of our public shareholders elect to redeem their shares and additional third-party financing is not available to us, there is an increased probability that our initial business combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the funds in the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of the Redemption Right of our public shares until we liquidate or you are able to sell your shares in the open market.
During the pendency of the Business Combination, neither CCNB nor Getty Images will be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Certain covenants in the Business Combination Agreement impede our ability to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, we may be at a disadvantage to our competitors during that period. In addition, while the Business Combination Agreement is in effect, neither we nor Getty Images may solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to our shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
During the pendency of the Business Combination, Getty Images and CCNB are prohibited from entering into certain transactions that might otherwise be beneficial to Getty Images, CCNB or their respective shareholders.
Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, Getty Images and CCNB are subject to certain limitations on the operations of their businesses, each as summarized under the “Shareholder Proposal 2: The Business Combination Proposal — Business Combination Agreement — Covenants of the Parties”. The limitations on Getty Images’ and CCNB’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
Uncertainties about the Business Combination during the pre-Closing period may cause third parties to delay or defer decisions concerning Getty Images or seek to change existing arrangements.
There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Getty Images, which could negatively affect Getty Images’ business. Third parties may seek to change existing agreements with Getty Images as a result of the Business Combination for these or other reasons.
The announcement and pendency of the Business Combination could adversely affect Getty Images’ business, cash flows, financial condition or results of operations.
The announcement and pendency of the Business Combination could cause disruptions in and create uncertainty surrounding Getty Images’ business, including with respect to Getty Images’ relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Getty Images’ business, cash flows, financial condition or results of operations, irrespective of whether the Business Combination is completed. The business relationships of Getty Images may be subject to disruption as customers, suppliers and other persons with whom Getty Images has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships or consider entering into business relationships with other parties. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by our shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement; Structure of the Business Combination — Conditions to Closing of the Business Combination. CCNB, New CCNB and Getty Images may not satisfy all of the Closing conditions in the Business Combination Agreement. If the Closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such non-occurrence or delay may cause us and Getty Images to each lose some or all of the intended benefits of the Business Combination.
Because CCNB is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the U.S. courts against our directors or officers.
Until the Domestication Merger is effected, CCNB corporate affairs are governed by the Existing Organizational Documents, the Cayman Islands Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. CCNB is also subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of directors of CCNB under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of CCNB’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.
If the Business Combination is not completed, potential alternative target businesses may have leverage over us in negotiating an initial business combination and our ability to conduct due diligence on an initial business combination as we approach our dissolution deadline may decrease, which could undermine our ability to complete an initial business combination on terms that would produce value for our shareholders.
Any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination within 24 months from the closing of the IPO. Consequently, a potential target may obtain leverage over us in negotiating a business combination, knowing that we may be unable to complete a business combination with another target business by August 4, 2022. This risk will increase as we get closer to the time frame described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.
The Sponsor, as well as Getty Images, and their respective directors, officers, advisors or affiliates may elect to purchase public shares or public warrants, which may influence a vote on the Business Combination and reduce the public “float” of our CCNB Class A Ordinary Shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities and subject to customary interim operating covenants set forth in the Business Combination Agreement, the Sponsor, as well as Getty Images, and their respective directors, executive officers, advisors or their affiliates may purchase public shares or warrants in privately negotiated transactions or in the open market. There is no limit on the number of securities the Sponsor, as well as Getty Images and their respective directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law, NYSE rules and their own governance, contractual and legal restrictions. Additionally, at any time at or prior to our initial business combination, subject to applicable securities law (including with respect to material nonpublic information), the Sponsor, as well as Getty Images, and their directors, officers, advisors or affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote in favor of the CCNB Shareholder Proposals or not redeem their public shares. The purpose of any such purchases of shares and other transactions could be to (i) increase the likelihood of satisfaction of the requirements that: (a) the Business Combination Proposal is approved by the affirmative vote of the holders of at least a majority of the issued CCNB Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the Shareholders Meeting; and (b) the Domestication Merger Proposal is approved by the affirmative vote of the holders of at least two-thirds of the issued CCNB Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the Shareholders Meeting; and (ii) otherwise limit the number of public shares electing to redeem, also in order to ensure that the Net Funded Indebtedness Condition is satisfied and that CCNB’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the redemptions of CCNB Class A Ordinary Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or public warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Right.
In the event that the Sponsor, as well as Getty Images, and their respective directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Right or submitted a proxy to vote against our initial business combination, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our initial business combination. The purpose of any such purchases of shares could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the CCNB Shareholder Proposals, (ii) reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination or (iii) satisfy the Net Funded Indebtedness Condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our CCNB Class A Ordinary Shares or public warrants and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Because of our limited resources and the significant competition for initial business combination opportunities, if the Business Combination is not completed, it may be more difficult for us to complete an initial business combination. If we do not complete our initial business combination within the required time period, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the redemption of their shares, and our warrants will expire worthless.
We have encountered, and expect to continue to encounter, intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other special purpose acquisition companies and other entities, domestic and international, competing for the types of businesses we intend to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors may possess greater resources or more specialized industry knowledge related to a specific business combination target than we do and our financial resources will be relatively limited when contrasted with those of some of these competitors. Additionally, the number of blank check companies looking for business combination targets has increased compared to recent years and many of these blank check companies are sponsored by entities or persons that have significant experience with completing business combinations. While we believe there are numerous target businesses we could potentially acquire, should the Business Combination fail, with the net proceeds of the IPO, exercise of the underwriters’ over-allotment option, and the sale of CCNB Warrants, our ability to compete with respect to the acquisition of certain target businesses that are sizable may be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, we are obligated to offer holders of our public shares the right to redeem their shares for cash at the time of our initial business combination in conjunction with a shareholder vote. Target companies will be aware that this may reduce the resources available to us for our initial business combination. Any of these obligations may place us at a competitive disadvantage in successfully negotiating an initial business combination. If we do not complete our initial business combination within the required time period, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share (which was the offering price in our IPO).
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to the company, and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. The underwriters of the IPO have not executed an agreement with us waiving such claims to the monies held in the Trust Account.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

Upon redemption of our public shares, if we do not complete our initial business combination within the prescribed timeframe, or upon the exercise of the Redemption Right, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Sponsor Side Letter, the form of which is filed as an exhibit to our registration statement, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our IPO).
Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per public share.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
New CCNB will be a holding company with no business operations of its own and will depend on cash flow from Getty Images to meet its obligations.
Following the Business Combination, New CCNB will be a holding company with no business operations of its own or material assets other than the stock of its subsidiaries. All of its operations will be conducted by its subsidiary, Getty Images, and its subsidiaries. As a holding company, New CCNB will require dividends and other payments from its subsidiaries to meet cash requirements. The terms of any credit facility may restrict New CCNB’s subsidiaries from paying dividends and otherwise transferring cash or other assets to it. If there is an insolvency, liquidation or other reorganization of any of New CCNB’s subsidiaries, New CCNB’s stockholders may have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before New CCNB, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Getty Images is unable to pay dividends or make other payments to New CCNB when needed, New CCNB will be unable to satisfy its obligations.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:
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restrictions on the nature of investment; and

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restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:
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registration as an investment company;

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.
We do not believe that our anticipated principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which will be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our Existing Organizational Documents that would affect the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination (which will be the Business Combination should it occur) or to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of the IPO; or (iii) absent an initial business combination (which will be the Business Combination should it occur) within 24 months from the closing of the IPO, our return of the funds held in the Trust Account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a Business Combination. If we are unable to complete the Business Combination, or if we have not consummated our initial business combination within the required time period, our public shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to public shareholders and our warrants will expire worthless.
You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer CCNB Class A Ordinary Shares (if exercised prior to the Domestication Merger) or shares of New CCNB Class A Common Stock (if exercised following the Domestication Merger) from such exercise than if you were to exercise such warrants for cash.
The Existing Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the CCNB Class A Ordinary Shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Existing Warrant Agreement; (ii) if we have so elected and the CCNB Class A Ordinary Shares or shares of New CCNB Class A Common Stock, as applicable, are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of CCNB Class A Ordinary Shares (if exercised prior to the Domestication Merger) or shares of New CCNB Class A Common Stock (if exercised following the Domestication Merger) equal to the quotient obtained by dividing (x) the product of the number of CCNB Class A Ordinary Shares (if exercised prior to the Domestication Merger) or shares of New CCNB

Class A Common Stock (if exercised following the Domestication Merger) underlying the warrants, multiplied by the excess of the “fair market value” (as defined in the next sentence) of our CCNB Class A Ordinary Shares (if exercised prior to the Domestication Merger) or shares of New CCNB Class A Common Stock (if exercised following the Domestication Merger) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the CCNB Class A Ordinary Shares (if exercised prior to the Domestication Merger) or shares of New CCNB Class A Common Stock (if exercised following the Domestication Merger) for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of CCNB Class A Ordinary Shares (if exercised prior to the Domestication Merger) or shares of New Class A CCNB Common Stock (if exercised following the Domestication Merger) from such exercise than if you were to exercise such warrants for cash.
We cannot predict the effect our multi-class structure may have on the market price of our New CCNB Class A Common Stock.
We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our New CCNB Class A Common Stock, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituencies of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multi-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices and in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the multi-class structure of our common stock makes us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to track those indices would not invest in our New CCNB Class A Common Stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our New CCNB Class A Common Stock less attractive to other investors. As a result, the market price and liquidity of our New CCNB Class A Common Stock could be adversely affected.
New CCNB is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if New CCNB takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make New CCNB’s securities less attractive to investors and may make it more difficult to compare New CCNB’s performance with other public companies.
New CCNB is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in New CCNB’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, New CCNB’s shareholders may not have access to certain information they may deem important. New CCNB could be an emerging growth company for up to five years, although circumstances could cause New CCNB to lose that status earlier, including if the market value of shares of New CCNB Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case New CCNB would no longer be an emerging growth company as of the following fiscal year end.

We cannot predict whether investors will find New CCNB securities less attractive because New CCNB relies on these exemptions. If some investors find New CCNB’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New CCNB’s securities may be lower than they otherwise would be, there may be a less active trading market for New CCNB’s securities and the trading prices of New CCNB’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. New CCNB has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, New CCNB, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New CCNB’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, New CCNB is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New CCNB will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of shares of New CCNB’s Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) New CCNB’s annual revenue exceeded $100 million during such completed fiscal year and the market value of shares of New CCNB’s Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent New CCNB takes advantage of such reduced disclosure obligations, it may also make comparison of New CCNB’s financial statements with other public companies difficult or impossible.
The price of the shares of New CCNB Class A Common Stock and New CCNB’s Warrants may be volatile.
Upon consummation of the Business Combination, the price of shares of New CCNB Class A Common Stock and New CCNB Warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which New CCNB and its customers operate;

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variations in its operating performance and the performance of its competitors in general;

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the impact of the COVID-19 pandemic on the markets and the broader global economy;

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actual or anticipated fluctuations in New CCNB’s annual or interim operating results;

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publication of research reports by securities analysts about New CCNB or its competitors or its industry;

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the public’s reaction to New CCNB’s press releases, its other public announcements and its filings with the SEC;

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New CCNB’s failure or the failure of its competitors to meet analysts’ projections or guidance that New CCNB or its competitors may give to the market;

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additions and departures of key personnel;

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changes in laws and regulations affecting its business;

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failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the NYSE;

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actual, potential or perceived control, accounting or reporting problems;

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commencement of, or involvement in, litigation involving New CCNB;

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changes in New CCNB’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of New CCNB capital stock available for public sale;

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general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and epidemics and pandemics (including the ongoing COVID-19 pandemic), acts of war or terrorism; and

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the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of shares of New CCNB Class A Common Stock and New CCNB Warrants regardless of the operating performance of New CCNB.
Beginning in January 2022, subsequent to our announcement of the Business Combination and the PIPE Investment, on December 10, 2021, and the Permitted Equity Financing, on December 28, 2021, there has been a precipitous drop in the market values of companies formed through SPAC mergers. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.
Beginning in January 2022, subsequent to our announcement of the Business Combination and the PIPE Investment, on December 10, 2021, and the Permitted Equity Financing, on December 28, 2021, there has been a precipitous drop in the market values of companies formed through SPAC mergers like ours. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust fund. If there are substantial redemptions, there will be a lower float of our common stock outstanding, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.
Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.
As with most SPAC initial public offerings in recent years, CCNB issued shares for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of CCNB reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of the combined company, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of shares of New CCNB Class A Common Stock to drop significantly, even if New CCNB’s business is doing well.
Sales of a substantial number of shares of New CCNB Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New CCNB Class A Common stock.
We may be required to file one or more registration statements prior to or shortly after the Closing to provide for the resale of certain restricted shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of shares of New CCNB Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The public shareholders will experience immediate dilution as a consequence of the issuance of New CCNB Class A Common Stock as consideration in the Business Combination and in the Forward Purchase Agreement, Backstop Agreement and PIPE Financing.
The issuance of additional shares of New CCNB Class A Common Stock in the Business Combination (including the PIPE Financing) will dilute the equity interests of our existing shareholders and may adversely affect prevailing market prices for the public shares and/or public warrants. The issuance of additional shares of New CCNB Class A Common Stock to our Sponsor and/or Independent Directors as a result of the occurrence of a B-1 Vesting Event or B-2 Vesting Event and subsequent conversion of Restricted Sponsor Shares will also have such a dilutive affect and may affect prevailing market prices. The public shareholders who do not redeem their public shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination. Additionally, New CCNB following the Closing may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of New CCNB Class A Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.
The issuance of additional shares of New CCNB Class A Common Stock (or other equity securities of equal or senior rank) could have the following effects for holders of public shares who elect not to redeem their shares:
•
your proportionate ownership interest in New CCNB following the Closing will decrease;

•
the relative voting strength of each previously outstanding share of New CCNB Common Stock following the Business Combination will be diminished; or

•
the market price of the shares of New CCNB Class A Common Stock and the public warrants may decline.

The below sensitivity sets forth (x) the potential additional dilutive impact of each of the below additional dilution sources in a no redemption scenario, an illustrative redemption scenario, a contractual maximum redemption with available backstop scenario, a contractual maximum redemption with no backstop scenario and a charter redemption limitation scenario, and (y) the effective underwriting fee incurred in connection with the IPO in each redemption scenario.
	Assuming No Redemption(1)		Assuming Illustrative Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)		Assuming Contractual Maximum Redemption with No Backstop(4)		Assuming Charter Redemption Limitation(5)
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
CCNB’s public stockholders	82,800,000	19.4%	41,400,000	10.0%	18,698,693	4.8%	48,668,896	12.4%	499,504	0.1%
Sponsor Group and the Independent Directors(6)	55,700,000	13.1%	85,700,000	20.7%	85,700,000	21.9%	55,700,000	14.2%	85,700,000	21.9%
Multiply Group Permitted Equity Financing(7)	7,500,000	1.8%	7,500,000	1.8%	7,500,000	1.9%	7,500,000	1.9%	7,500,000	1.9%
New CCNB Warrants(8)	43,860,000	10.3%	43,860,000	10.6%	43,860,000	11.2%	43,860,000	11.2%	43,860,000	11.2%
Getty Images Stockholders(9)	235,943,716	55.4%	235,943,716	56.9%	235,943,716	60.2%	235,943,716	60.2%	254,161,000	64.9%
Total Shares Outstanding Including New CCNB Warrants	425,803,716	100.0%	414,403,716	100.0%	391,702,409	100.0%	391,672,612	100.0%	391,720,504(10)	100.0%
	Assuming No Redemption(1)		Assuming Illustrative Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)		Assuming Contractual Maximum Redemption with No Backstop(4)		Assuming Charter Redemption Limitation(5)
Additional Dilution Sources	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)
Earn-Out Shares	59,000,000	11.1%	59,000,000	11.4%	59,000,000	11.9%	59,000,000	11.8%	59,000,000	11.9%
Shares Repurchased from Vested Options Exercise Proceeds(12)	8,593,520	1.6%	8,593,520	1.7%	8,593,520	1.7%	8,593,520	1.7%	8,593,520	1.7%

	Assuming No Redemption(1)		Assuming Illustrative Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)		Assuming Contractual Maximum Redemption with No Backstop(4)		Assuming Charter Redemption Limitation(5)
Additional Dilution Sources	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)
Equity Incentive Plan
2022 EIP	27,318,706	5.1%	26,748,706	5.1%	25,613,641	5.2%	25,612,151	5.2%	25,614,545	5.2%
2022 ESPP	5,000,000	0.9%	5,000,000	1.0%	5,000,000	1.0%	5,000,000	1.0%	5,000,000	1.0%
2022 EOP	6,000,000	1.1%	6,000,000	1.2%	6,000,000	1.2%	6,000,000	1.2%	6,000,000	1.2%
Total Additional Dilution Sources	105,912,226	19.9%	105,342,226	20.3%	104,207,161	21.0%	104,205,671	21.0%	104,208,065	21.0%

	Assuming No Redemption(1)		Assuming Illustrative Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)		Assuming Contractual Maximum Redemption with No Backstop(4)		Assuming Charter Redemption Limitation(5)
Deferred Discount	Amount ($)	% of Trust Account	Amount ($)	% of Trust Account	Amount ($)	% of Trust Account	Amount ($)	% of Trust Account	Amount ($)	% of Trust Account
Effective Deferred Discount(13)	28,980,000	3.5%	28,980,000	7.0%	28,980,000	15.5%	28,980,000	6.0%	28,980,000	579.6%
Per Share Value
Trust Value	$828,823,235
Total Class A Ordinary Shares	82,800,000
Trust Value Per Class A Ordinary Shares	$10.01
	Assuming No Redemption(1)	Assuming Illustrative Redemption(2)	Assuming Contractual Maximum Redemption with Available Backstop(3)	Assuming Contractual Maximum Redemption with No Backstop(4)	Assuming Charter Redemption Limitation(5)
Redemptions ($)	$—	$414,411,618	$641,650,394	$341,650,387	$823,823,234
Redemptions (Shares)	—	41,400,000	64,101,307	34,131,104	82,300,497
Effective Deferred Discount	$28,980,000	$28,980,000	$28,980,000	$28,980,000	$28,980,000
Cash Left in Trust Account following Redemptions minus Effective Deferred Discount	$799,843,235	$385,431,618	$158,192,841	$458,192,848	N/A(14)
Outstanding Class A Ordinary Shares Following Redemption	82,800,000	41,400,000	18,698,693	48,668,896	499,504
Trust Value Per Share	$9.66	$9.31	$8.46	$9.41	N/A(14)

(1)
This scenario assumes that no CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders.

(2)
This scenario assumes that 41,400,000 CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders and that the Backstop is fully subscribed for.

(3)
This scenario assumes that 64,101,307 CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders, which, based on the amount of $828,823,235 in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the Net Funded Indebtedness Condition, and that the full Backstop is subscribed for.

(4)
This scenario assumes that 34,131,104 CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders, which, based on the amount of $828,823,235 in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the Net Funded Indebtedness Condition, and that the Backstop is not subscribed for.

(5)
This scenario assumes that 82,300,497 CCNB Class A Ordinary Shares are redeemed by CCNB’s public shareholders, which, based on the amount of $828,823,235 in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Existing Organizational Documents that prohibits us from redeeming our Class A Ordinary Shares in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001, the full Backstop is subscribed for and the Optional Equity Cure Amount is funded as described in footnote 10 below.

(6)
Includes 20,560,000 Founder Shares that will be converted into shares of New CCNB Class A Common Stock, 20,000,000 shares of New CCNB Class A Common Stock purchased by NBOKS pursuant to the Forward Purchase Agreement, 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock, which are subject to certain vesting restrictions pursuant to the Sponsor Side Letter, 10,000,000 shares of New CCNB Class A Common Stock to be issued to the Sponsor in connection with the PIPE Investment and in the Illustrative Redemption Scenario, the Contractual Maximum Redemption with Available Backstop Scenario and the Charter Redemption Limitation Scenario, 30,000,000 shares of New CCNB Class A Common Stock to be issued to NBOKS in connection with the Backstop Agreement.

(7)
Includes shares to be issued to Multiply Group in connection with the Permitted Equity Financing.

(8)
Includes 850,000 New CCNB Warrants that may be issued upon conversion of the $850,000 in Working Capital Loans outstanding as of June 27, 2022, and 3,750,000 Forward Purchase Warrants.

(9)
Includes 197,142,132 shares of New CCNB Class A Common Stock issued to Getty Images Stockholders, 15,000,000 shares of New CCNB Class A Common Stock in Preferred Stock Consideration to Koch Icon as consideration for Getty Images Preferred Stock, 5,000,000 shares of New CCNB Class A Common Stock to be issued to the Getty Family Stockholders in connection with the PIPE Investment, 18,801,583 shares of New CCNB Class A Common Stock underlying vested Getty Images Options calculated on a net exercise basis, which represents an aggregate 27,395,103 outstanding vested Getty Images Options less implied share buybacks of approximately 8,593,520.

(10)
Assumes the Optional Equity Cure Amount is funded by either (i) a subscription by Getty Images Stockholders of shares of New CCNB Class A Common Stock under a PIPE Subscription Agreement or (ii) the Preferred Stock Consideration will be increased by a number of shares of New CCNB Class A Common Stock obtained by dividing (x) the Cash Adjustment Amount by (y) $10.00.

(11)
The Equity % with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the Illustrative Redemption Scenario, the Equity % with respect to the Earn-Out Shares would be calculated as follows: (a) 59,000,000 Earn-Out Shares (representing approximately 14.2% of the previously outstanding 414,403,716 shares); divided by (b) (i) 414,403,716 shares plus (ii) 59,000,000 Earn-Out Shares, 8,593,520 shares issued pursuant to the Shares Repurchased from Vested Options Exercise Proceeds Options, 26,748,706 shares issued pursuant to the 2022 Equity Incentive Plan, 5,000,000 shares issued pursuant to the 2022 Employee Stock Purchase Plan and 6,000,000 shares issued pursuant to the New CCNB Earn-Out Plan.

(12)
Reflects shares repurchased from vested options exercise proceeds, assuming vested options are net exercised at a price of $10.00 per share. Together with shares from net exercised vested options, represents shares from gross vested options.

(13)
The level of redemptions also impacts the effective underwriting fee incurred in connection with the IPO. In a no redemption scenario, based on the approximately $828.8 million in the Trust Account, CCNB’s approximately $29.0 million in deferred underwriting fees represents an effective deferred underwriting fee of approximately 3.5% as a percentage of cash in the Trust Account. In an illustrative redemption scenario, based on the approximately $414.3 million in the Trust Account, the effective underwriting fee would be approximately 7.0% as a percentage of the amount remaining in the Trust Account following redemptions. In a contractual maximum redemption with available Backstop scenario, based on the approximately $187.2 million in the Trust Account, the effective underwriting fee would be approximately 15.5% as a percentage of the amount remaining in the Trust Account following redemption. In a contractual maximum redemption with no Backstop scenario, based on the approximately $487.2 million in the Trust Account, the effective underwriting fee would be approximately 6.0% as a percentage of the amount remaining in the Trust Account following redemptions. In a charter redemption limitation scenario, based on the approximately $5,000,001 in the Trust Account, the effective underwriting fee would be approximately 579.6% as a percentage of the amount remaining in the Trust Account following redemptions.

(14)
The Charter Redemption Limitation Scenario assumes 82,300,497 shares of CCNB Class A ordinary shares are redeemed for the proceeds in the Trust Account. Accordingly, the Trust Value per Share of non-redeeming shareholders is not applicable in the Charter Redemption Limitation Scenario.

The provisions of our Existing Organizational Documents that relate to our pre-initial business combination activity (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of holders of at least two-thirds of our CCNB Ordinary Shares who attend and vote at a general meeting of the company (or 65% of our CCNB Ordinary Shares with respect to amendments to the trust agreement governing the release of funds from our Trust Account), which is a lower amendment threshold than that of some other special purpose acquisition companies. It may be easier for us, therefore, to amend our Existing Organizational Documents to facilitate the completion of an initial business combination that some of our shareholders may not support.
The Existing Organizational Documents provide that any of their provisions related to pre-initial business combination activity (including the requirement to deposit proceeds of the IPO and the private placement of warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide the Redemption Right to public shareholders as described herein) may be amended if approved by special resolution, meaning the affirmative vote of holders of at least two-thirds of the outstanding CCNB Ordinary Shares who, being present and entitled to vote attend at the Shareholders Meeting, vote at the Shareholders Meeting, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of not less than 65% of our CCNB Ordinary Shares; provided that the provisions of our Existing Organizational Documents relating to the rights of holders of CCNB Class B Ordinary Shares to appoint or remove directors prior to our initial Business Combination may only be amended by a special resolution passed by a majority of at least 90% our CCNB Ordinary Shares voting in a general meeting. The Sponsor and the Independent Directors, who collectively own 23.7% of our CCNB Ordinary Shares, will participate in any vote to amend our Existing Organizational Documents and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of our Existing Organizational Documents which govern our pre-initial business combination behavior more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of our Existing Organizational Documents.
The Sponsor, executive officers and directors have agreed, pursuant to agreements with us, that they will not propose any amendment to our Existing Organizational Documents that would affect the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of the IPO, unless we provide our public shareholders with the opportunity to redeem their CCNB Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes paid or payable), divided by the number of then outstanding public shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against our Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete the Business Combination, and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and results of operations.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of approximately $18,292.68 and imprisonment for five years in the Cayman Islands.
Following the Business Combination, New CCNB may redeem your New CCNB Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants.
Following the Business Combination, New CCNB may redeem your New CCNB Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. New CCNB will have the ability to redeem outstanding New CCNB Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of New CCNB Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. New CCNB will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of New CCNB Class A Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of New CCNB Class A Common Stock is available throughout the 30-day redemption period. If and when the New CCNB Warrants become redeemable by New CCNB, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding New CCNB Warrants could force you (i) to exercise your New CCNB Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New CCNB Warrants at the then-current market price when you might otherwise wish to hold your New CCNB Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding New CCNB Warrants are called for redemption, is likely to be substantially less than the market value of your New CCNB Warrants.
In addition, New CCNB will have the ability to redeem the outstanding New CCNB Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the shares of New CCNB Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. In such a case, the holders will be able to exercise their New CCNB Warrants prior to redemption for a number of shares of New CCNB Class A Common Stock determined based on the redemption date and the fair market value of our CCNB Class A Ordinary Shares.
The value received upon exercise of the New CCNB Warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of CCNB Class A Ordinary Shares received is capped at 0.365 CCNB Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sale price of our CCNB Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the issuance of the CCNB Class A Ordinary Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those CCNB Class A Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.
In addition, we have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our CCNB Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of CCNB Class A Ordinary Shares determined based on the redemption date and the fair market value of our CCNB Class A Ordinary Shares. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.365 CCNB Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
The Forward Purchase Warrants will be redeemable on the same terms as the warrants offered as part of the units being sold in the IPO.
The NYSE may not list New CCNB’s securities on its exchange, which could limit investors’ ability to make transactions in New CCNB’s securities and subject New CCNB to additional trading restrictions.
New CCNB intends to apply to have its securities listed on the NYSE upon consummation of the Business Combination. New CCNB will be required to demonstrate compliance with the NYSE’s listing requirements. We cannot assure you that New CCNB will be able to meet all listing requirements. Even if New CCNB’s securities are listed on the NYSE, New CCNB may be unable to maintain the listing of its securities in the future.
If New CCNB fails to meet the listing requirements and the NYSE does not list its securities on its exchange, New CCNB and CCNB would not be required to consummate the Business Combination. In the event that New CCNB elected to waive this condition, and the Business Combination was consummated without New CCNB’s securities being listed on the NYSE or on another national securities exchange, New CCNB could face significant material adverse consequences, including:
•
a limited availability of market quotations for New CCNB’s securities;

•
reduced liquidity for New CCNB’s securities;

•
a determination that the shares of New CCNB Class A Common Stock are a “penny stock” which will require brokers trading in the shares of New CCNB Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New CCNB’s securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”
If New CCNB’s securities were not listed on the NYSE, such securities would not qualify as covered securities and New CCNB would be subject to regulation in each state in which it offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

A market for New CCNB’s securities may not develop, which would adversely affect the liquidity and price of New CCNB’s securities.
An active trading market for New CCNB’s securities following the Business Combination may never develop or, if developed, it may not be sustained. You may be unable to sell your shares of New CCNB Class A Common Stock unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of our public shares in connection with the Closing.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our shares.
Securities research analysts may establish and publish their own periodic projections for New CCNB following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common stock could be adversely affected.
The New CCNB Post-Closing Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New CCNB’s stockholders, which could limit New CCNB’s stockholders’ ability to obtain a favorable judicial forum for disputes with New CCNB or its directors, officers, employees or stockholders.
The New CCNB Post-Closing Certificate of Incorporation provides that, unless New CCNB consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court of the District of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for:
•
any derivative action or proceeding brought on behalf of New CCNB;

•
any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of New CCNB to New CCNB or New CCNB’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty;

•
any action or proceeding against New CCNB or any current or former director, officer or other employee of New CCNB or any stockholder (a) arising pursuant to any provision of the DGCL, the New CCNB Post-Closing Certificate of Incorporation or the New CCNB Post-Closing Bylaw (as each may be amended, restated, modified, supplemented or waived from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;

•
any action or proceeding to interpret, apply, enforce or determine the validity of the New CCNB Post-Closing Certificate of Incorporation of the New CCNB Post-Closing Bylaws (including any right, obligation or remedy thereunder);

•
any action asserting a claim against New CCNB or any director, officer or other employee of New CCNB or any stockholder, governed by the internal affairs doctrine; and

•
any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New CCNB or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will not apply to actions arising under the Securities Act, as other provisions in the New CCNB Post-Closing Certificate of Incorporation designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of New CCNB’s securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, New CCNB would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the New CCNB Post-Closing Certificate of Incorporation. However, there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive forum provision contained in the New CCNB Post-Closing Certificate of Incorporation to be inapplicable or unenforceable in an action, New CCNB may incur additional costs associated with resolving such action in other jurisdictions, which could harm New CCNB’s business, results of operations and financial condition.
Anti-takeover provisions in New CCNB’s governing documents could delay or prevent a change of control.
Certain provisions of the New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New CCNB’s stockholders.
These provisions provide for, among other things:
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authorization of a capital structure with multiple classes and series of common stock, including New CCNB Class A Common Stock that entitles the holder to one vote per share as well as New CCNB Series B-1 Common Stock and New CCNB Series B-2 Common Stock that except as otherwise required by applicable law, entitles the holder to no voting rights;

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the ability of the New CCNB Board following the Closing to issue one or more series of preferred stock;

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a classified board;

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a dual-class share structure;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New CCNB’s annual meetings;

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certain limitations on convening special stockholder meetings; and

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limiting the ability of stockholders to act by written consent.

These anti-takeover provisions could make it more difficult for a third party to acquire New CCNB, even if the third party’s offer may be considered beneficial by many of New CCNB’s stockholders. As a result, New CCNB’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New CCNB to take other corporate actions you desire. See “Description of New CCNB’s Securities.”
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Getty Images is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Getty Images management may not be able to effectively and timely implement controls and procedures that adequately respond to increased regulatory compliance and reporting requirements that will be applicable to Getty Images after the Business Combination. If New CCNB is not able to implement the requirements of Section 404, including any additional requirements once New CCNB is no longer an emerging growth company, in a timely manner or with adequate compliance, CCNB may not be able to assess whether its internal control over financial reporting are effective, which may subject CCNB to adverse regulatory consequences and could harm investor confidence and the market price of CCNB’s securities. Additionally, once New CCNB is no longer an emerging growth company, New CCNB will be required to comply with the independent registered public accounting firm attestation requirement on New CCNB’s internal control over financial reporting.
The CCNB Warrants are accounted for as liabilities and the changes in value of the CCNB warrants could have a material effect on our financial results.
On April 12, 2021, the Staff of the SEC issued a public statement (the “SEC Staff Statement”) entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by SPACs. This SEC Staff Statement highlighted the complex nature of warrants issued in connection with a SPAC’s formation and initial registered offering and the potential accounting implications of certain terms that may be common in warrants included in SPAC transactions to determine if any errors exist in previously-filed financial statements. With this new public statement, we determined that a fresh evaluation of the accounting for the warrants was necessary, and we are now of the view that our warrants should have been accounted for as a liability, recorded at fair value at the date of issuance and marked to market at each balance sheet date.
As a result, included on our audited balance sheet as of December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
We have identified a material weakness in our internal controls over financial reporting as of December 31, 2021, related solely to accounting for derivatives liabilities in conformity with the SEC Staff Statement for certain of our issued securities. The accounting changes have impacted the vast majority of blank check companies in a similar position to us. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Following this issuance of the SEC Staff Statement, on May 20, 2021, after consultation, management and our audit committee concluded that CCNB’s previously issued (i) unaudited quarterly financial statements as of and for the period from May 12, 2020 (inception) through September 30, 2020, as previously restated in the Company’s Annual Report on Form 10-K/A as of December 31 2020, filed with the SEC on May 24, 2021 (the “Form 10-K/A”), (ii) audited financial statements as of December 31, 2020 and for the period from May 12, 2020 (inception) through December 31, 2020, as previously restated in the Form 10-K/A, (iii) unaudited interim financial statements included in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 24, 2021, (iv) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021 and (v) footnote 2 to the unaudited interim financial statements and Item 4 of Part 1 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 10, 2021 (collectively, the “Affected Periods”), should be restated to report all public shares as temporary equity and make other related changes and should no longer be relied upon.
Separately, we also identified a material weakness in our internal control over financial reporting related to CCNB’s application of ASC 480-10-S99-3A to its accounting classification of the public shares. Historically, a portion of the public shares was classified as permanent equity to maintain shareholders’ equity greater than $5 million on the basis that CCNB will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Existing Organizational Documents. Pursuant to CCNB's re-evaluation of CCNB's application of ASC 480-10-S99-3A to its accounting classification of the public shares, CCNB's management has determined that the public shares include certain provisions that require classification of all of the public shares as temporary equity regardless of the net tangible assets redemption limitation contained in the Existing Organizational Documents.
As a result of these material weaknesses, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2021. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud, and a material weakness could result in us being unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors losing confidence in our financial reporting, our securities price declining or us facing litigation as a result of the foregoing. We have taken steps to remediate the material weakness identified, including a full review of the accounting practices for our issued securities in consultation with accounting and legal experts. These remediation measures may be time consuming and costly, and we cannot provide assurance that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We will continue to devote significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to further enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting issues. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Ordinary Shares are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
For the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020, our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in our annual report, as restated, filed on March 1, 2022.
Our report from our independent registered public accounting firm for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020 includes an explanatory paragraph stating that the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If a business combination is not consummated and we are not able to obtain sufficient funding, our business, prospects, financial condition and results of operations will be harmed and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate its assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors would lose part or all of their investment. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about its ability to continue as a going concern. If there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all, and our business may be harmed.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Following the issuance of the SEC Statement our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020. Our management and our audit committee also concluded that it was appropriate to restate our previously issued financial statements for the Affected Periods. We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner. As part of the restatement, we identified a material weakness in our internal controls over financial reporting.
As a result of such material weakness, the Restatement, the change in accounting for the warrants, the change in classification of all of the public shares as temporary equity, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this Annual Report, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination.
We may become involved in litigation, including securities class action litigation relating to the proposed Business Combination, that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.
Following the Business Combination, our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Getty Images may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Getty Images’ business, financial condition, and results of operations. Any adverse determination in litigation could also subject Getty Images to significant liabilities.
The right to receive Earn-Out Shares may result in tax for holders of Getty Images Common Shares.
The Internal Revenue Service has established certain ruling guidelines that must be met in order to obtain a private letter ruling that contingent stock consideration will be treated as consideration that can be received on a tax-deferred basis. The Earn-Out Shares do not meet all of the requirements of these ruling guidelines. However the ruling guidelines are not necessarily legal requirements, and based on existing case law the Earn-Out Shares nevertheless should be treated as consideration that can be received on a tax-deferred basis rather than “boot.” If the IRS were to successfully challenge the position that the right to receive the Earn-Out Shares is consideration that can be received on a tax deferred basis rather than as “boot,” holders of Getty Images Common Shares would be required to recognize gain with respect to such right. U.S. Holders of Getty Images Common Shares should consult their own tax advisors regarding the possible treatment of the right to receive Earn-Out Shares as “boot.”
Risks Related to the Consummation of the Domestication Merger
The Domestication Merger may result in adverse tax consequences for holders of CCNB Class A Ordinary Shares and public warrants, including public stockholders exercising their Redemption Right.
CCNB believes the Domestication Merger, together with the Statutory Conversion, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets, such as CCNB, this result is not free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication Merger (together with the Statutory Conversion) fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder (as that term is defined in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders”) of CCNB Class A Ordinary Shares generally would recognize a gain or loss with respect to its CCNB Class A Ordinary Shares in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of New CCNB (a Delaware corporation following the Statutory Conversion) received in the Domestication Merger and the U.S. Holder’s adjusted tax basis in its CCNB Class A Ordinary Shares surrendered. Additionally, because the Domestication Merger will occur immediately prior to the redemption of U.S. Holders that exercise their Redemption Right, U.S. Holders exercising their Redemption Right will be subject to the potential tax consequences of the Domestication Merger.
In the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, U.S. Holders of CCNB Class A Ordinary Shares will be subject to Section 367(b) of the Code and as a result:
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a U.S. Holder of CCNB Class A Ordinary Shares whose CCNB Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication Merger, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CCNB Ordinary Shares, will generally not recognize any gain or loss on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion) and will generally not be required to include any part of CCNB’s earnings in income pursuant to the Domestication Merger;

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a U.S. Holder of CCNB Class A Ordinary Shares whose CCNB Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication Merger, and who on the date of the Domestication Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CCNB Ordinary Shares will generally recognize gain (but not loss) on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their CCNB Class A Ordinary Shares, provided certain other requirements are satisfied. CCNB does not expect to have significant cumulative earnings and profits on the date of the Domestication Merger; and

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a U.S. Holder of CCNB Class A Ordinary Shares who on the date of the Domestication Merger owns (actually and constructively) 10% or more of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote or 10% or more of the total value of all classes of CCNB Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its CCNB Class A Ordinary Shares on the exchange of CCNB Class A Ordinary Shares for shares in New CCNB (a Delaware corporation following the Statutory Conversion). Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. CCNB does not expect to have significant cumulative earnings and profits on the date of the Domestication Merger.

Furthermore, even in the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of CCNB Class A Ordinary Shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its CCNB Class A Ordinary Shares or public warrants for the common stock or warrants of New CCNB (a Delaware corporation following the Statutory Conversion) pursuant to the Domestication Merger under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication Merger) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New CCNB (a Delaware corporation following the Statutory Conversion) received in the Domestication Merger and the U.S. Holder’s adjusted tax basis in the corresponding CCNB Class A Ordinary Shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because CCNB is a blank check company with no current active business, we believe that CCNB may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of CCNB Class A Ordinary Shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of New CCNB (a Delaware corporation following the Statutory Conversion) pursuant to the Domestication Merger, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CCNB Class A Ordinary Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CCNB. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.
Additionally, the Domestication Merger may cause Non-U.S. Holders (as defined in “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders” below) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Company shares after the Domestication Merger.
The tax consequences of the Domestication Merger are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences of the Domestication Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication Merger, see the discussion in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders.”
We may have been a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.
Because CCNB is a blank check company with no current active operating business, we believe that CCNB may be classified as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of CCNB Class A Ordinary Shares or public warrants who or that is a “U.S.

Holder” as that term is defined in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication Merger. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, CCNB will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to public warrants in all cases. The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication Merger, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication Merger, see the discussion in the section titled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders.”
Risks Related to the Redemption
Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Right prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its Redemption Right with respect to the public shares; (ii) submits a written request to the Transfer Agent, in which it (a) requests that Getty Images redeem all or a portion of its public shares for cash and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2022 (two business days before the initially scheduled vote at the Shareholders Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and, the Transfer Agent, will need to act to facilitate this request. It is CCNB’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because CCNB does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Right and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, New CCNB will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our IPO, calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “Shareholders Meeting — Redemption Rights” for additional information on how to exercise your Redemption Right.
If a shareholder fails to receive notice of our offer to redeem our public shares in connection with our initial business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
We will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a shareholder fails to receive our proxy solicitation, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation that we will furnish to holders of our public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly submit shares for redemption. In the event that a shareholder fails to comply with these procedures disclosed in the proxy materials, its shares may not be redeemed.
If the Net Funded Indebtedness Condition is waived, we do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our shareholders do not agree.
Our Existing Organizational Documents do not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial majority of our public shareholders do not agree with the transaction and have redeemed their shares or, if we seek shareholder approval of the Business Combination and do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to the Sponsor, officers, directors, advisors or any of their affiliates. We will file or submit a Current Report on Form 8-K to disclose any material arrangement entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares (the “Excess Shares”). In order to determine whether a shareholder is acting in concert or as a group with another shareholder, CCNB will require each public shareholder seeking to exercise its Redemption Right to certify to CCNB whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to CCNB at that time, such as Section 13D. Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CCNB makes the above-referenced determination. Your inability to redeem any such Excess Shares will reduce your influence over CCNB’s ability to consummate the Business Combination and you could suffer a material loss on your investment in CCNB if you sell such Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such Excess Shares if CCNB consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such Excess Shares, would be required to sell your shares in open market transactions, potentially at a loss. CCNB cannot assure you that the value of such Excess Shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge CCNB’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, CCNB’s Shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
CCNB can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in CCNB share price and may result in a lower value realized now than a shareholder of CCNB might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial Business Combination or make certain amendments to our Existing Organizational Documents, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

SHAREHOLDERS MEETING
Date, Time and Place of Shareholders Meeting
CCNB’s shareholders meeting is to be held at 9:00 a.m., Eastern Time, on [•], 2022, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. Only shareholders who held CCNB Ordinary Shares at the close of business on the Record Date will be entitled to vote at the Shareholders Meeting.
Purpose of the Shareholders Meeting
At the Shareholders Meeting, CCNB is asking holders of its CCNB Ordinary Shares:
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Domestication Merger Proposal — to consider and vote upon a proposal by special resolution to approve CCNB merging with and into Domestication Merger Sub in accordance with Section 18-209 of the DLLCA and ceasing to exist in the Cayman Islands in accordance with Part XVI the Companies Act, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB, and all outstanding securities of CCNB will convert to outstanding securities of New CCNB (Shareholder Proposal 1);

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Business Combination Proposal — to consider and vote upon a proposal by ordinary resolution that the Business Combination Agreement and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects (Shareholder Proposal 2); and

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Adjournment Proposal — to consider and vote upon a proposal by ordinary resolution to adjourn the Shareholders Meeting (i) to the extent necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to CCNB shareholders, (ii) if there are insufficient CCNB Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (iii) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Business Combination Proposal or the Domestication Merger Proposal, (iv) if CCNB Shareholders redeem an amount of CCNB Class A Ordinary Shares such that the condition to Getty Images’ obligation to consummate the Business Combination that the Net Funded Indebtedness will be equal to or less than the Maximum Net Indebtedness Amount is not satisfied (prior to the implementation of any adjustment to the Preferred Cash Consideration and the Preferred Stock Consideration and prior to any Optional Equity Cure Amount) or (v) in the case of clauses “(ii)” and “(iii)”, upon the reasonable request of Getty Images, as further described under the section titled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement; Structure of the Business Combination” (Shareholder Proposal 3).

Recommendation of the CCNB Board with Respect to the CCNB Shareholder Proposals
The CCNB Board has unanimously approved each of the CCNB Shareholder Proposals.
The CCNB Board unanimously recommends that shareholders:
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Vote “FOR” the Domestication Merger Proposal;

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Vote “FOR” the Business Combination Proposal; and

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Vote “FOR” the Adjournment Proposal, if presented.

In considering the recommendation of the CCNB Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the CCNB Board and executive officers of CCNB have interests in such proposals and the Business Combination that are different from, or in addition to, those of CCNB Shareholders generally. The CCNB Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to CCNB Shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CCNB’s Shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section titled “Shareholder Proposal 2: The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Record Date; Outstanding Shares; Shareholders Entitled to Vote
CCNB has fixed the close of business on [•], 2022, as the Record Date for determining the CCNB shareholders entitled to notice of and to attend and vote at the Shareholders Meeting. As of the close of business on such date, there were 82,800,000 CCNB Class A Ordinary Shares and 25,700,000 CCNB Class B Ordinary Shares outstanding and entitled to vote. The CCNB Class A Ordinary Shares and the CCNB Class B Ordinary Shares vote together as a single class, except in the election of directors, as to which only the CCNB Class B Ordinary Shares vote, and each share is entitled to one vote per share at the Shareholders Meeting.
The Sponsor and the Independent Directors own 25,700,000 CCNB Class B Ordinary Shares. The Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote all of their Founder Shares and any public shares purchased during or after our IPO in favor of the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor and the Independent Directors own, collectively, approximately 23.7% of our issued and outstanding Ordinary Shares, including all of the Founder Shares.
Quorum and Required Vote
A quorum of CCNB Shareholders is necessary to hold the Shareholders Meeting. The holders of a majority of the outstanding CCNB Ordinary Shares present in person, by proxy or by authorized representative shall constitute a quorum for the Shareholders Meeting. Each of the Domestication Merger Proposal and the Business Combination Proposal are interdependent upon the others and must be approved in order for CCNB to complete the Business Combination as contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any of the other proposals. The Business Combination Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding CCNB Ordinary Shares, who, being present and entitled to vote at a meeting of CCNB’s Shareholders, vote at such meeting. The Domestication Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding CCNB Ordinary Shares, who, being present and entitled to vote at a meeting of CCNB’s shareholders, vote at such meeting. If any of the Domestication Merger Proposal or the Business Combination Proposal fails to receive the required approval, neither will be approved and the Business Combination will not be completed.
Voting Your Shares
Each CCNB Ordinary Share that you own in your name entitles you to one vote. If you are a record owner of your shares and/or warrants, there are two ways to vote your CCNB Ordinary Shares at the Shareholders Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the CCNB Board “FOR” the Domestication Merger Proposal, the Business Combination Proposal, and the Adjournment Proposal, if presented.
You Can Attend the Shareholders Meeting and Vote in Person.   When you arrive, you will receive a ballot that you may use to cast your vote.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way CCNB can be sure that the broker, bank or nominee has not already voted your shares.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes, will be considered present for the purposes of establishing a quorum, but, as a matter of Cayman Islands law, will not constitute a vote cast at the Shareholders Meeting and therefore will have no effect on the approval of each of the CCNB Shareholder Proposals.
Revoking Your Proxy; Changing Your Vote
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify CCNB’s Chief Financial Officer in writing before the Shareholders Meeting that you have revoked your proxy; or

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you may attend the Shareholders Meeting, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Redemption Right
Pursuant to the Existing Organizational Documents, a public shareholder may request of CCNB that the Company redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your Redemption Right with respect to the public shares;

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submit a written request to the Transfer Agent, in which you (a) request that the Company redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares, such as by providing your legal name, phone number and address; and

•
deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Public shareholders may seek to have their public shares redeemed by CCNB, regardless of whether they vote for or against the Business Combination Proposal or any other proposals and whether they held public shares as of the Record Date or acquired them after the Record Date. Any public shareholder who holds public shares of CCNB on or before [•], 2022 (two business days before the Shareholders Meeting) will have the right to demand that his or her public shares be redeemed for a full pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $828,800,000 on March 31, 2022 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the per share redemption price is expected to be approximately $10.01. A public shareholder that has properly tendered his or her public shares for Redemption will be entitled to receive his or her pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such public shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered public shares will be returned to the relevant public shareholders as appropriate.
CCNB public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [•], 2022 (two business days before the Shareholders Meeting) by (i) submitting a written request to the Transfer Agent that CCNB redeem such public shareholder’s public shares for cash, (ii) affirmatively certifying in such request to the Transfer Agent for redemption if such public shareholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to public shares of CCNB and (iii) delivering their share certificates (if any) and other redemption forms, either physically or electronically using DTC’s DWAC System, at the public shareholder’s option, to the Transfer Agent prior to the Shareholders Meeting. If a public shareholder holds the public shares in street name, such public shareholder will have to coordinate with his or her broker to have such public shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming public shareholder. In the event the Business Combination is not completed, this may result in an additional cost to public shareholders for the return of their shares.
Any demand to redeem such public shares once made may be withdrawn at any time up to the vote on the Business Combination. Furthermore, if a public shareholder demands Redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically).
Any corrected or changed written demand of Redemption Right must be received by CCNB’s secretary two business days prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No demand for Redemption will be honored unless the public shareholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Shareholders Meeting.
Public shareholders seeking to exercise their Redemption Right and opting to deliver physical certificates should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is CCNB’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, CCNB does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
A public shareholder will be entitled to receive cash for these shares only if the shareholder properly demands Redemption as described above and the Business Combination is completed. If a public shareholder properly seeks Redemption and the Business Combination is completed, CCNB will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the public shareholders who exercised their Redemption Right will not be entitled to receive cash for their shares. In such case, CCNB will promptly return any shares delivered by the public shareholders. CCNB and Getty Images will not complete the Business Combination if, immediately prior to the Closing and after payment of all transaction and other expenses payable by CCNB and payments for Redemptions (but without regard to any assets or liabilities of CCNB), CCNB does not have net tangible assets of at least $5,000,001. It is a condition of the obligation of Getty Images to complete the Business Combination that the Net Funded Indebtedness is equal to or less than $1,350,000.00. If this condition is not met, and such condition is not waived by Getty Images, subject to certain conditions described in the Business Combination Agreement, then the Business Combination Agreement may be terminated and the proposed Business Combination may not be consummated. For more information, see the section titled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement; Structure of the Business Combination — Conditions to Closing of the Business Combination.”
Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares included in the units sold in our IPO. We have no specified maximum redemption threshold under the Existing Organizational Documents, other than the aforementioned 15% threshold, except that in no event will we redeem ordinary shares in an amount that would cause our net tangible assets to be less than $5,000,001. Each redemption of public shares by our public shareholders will reduce the amount in our Trust Account.
Additionally, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have, for no additional consideration, agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The closing price of CCNB Class A Ordinary Shares on the date immediately prior to the date of this proxy statement/prospectus was $[•]. The cash held in the Trust Account as of March 31, 2022, was approximately $10.01 per Public Share. Prior to exercising their Redemption Right, shareholders should verify the market price of CCNB Class A Ordinary Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Right if the market price per share is higher than the Redemption price. CCNB cannot assure its shareholders that they will be able to sell their CCNB Class A Ordinary Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A public shareholder who properly exercises its Redemption Right pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay CCNB’s taxes.
Appraisal Rights
None of the unit holders or warrant holders have dissent rights in connection the Business Combination under Cayman Islands law. CCNB shareholders may be entitled to give notice to CCNB prior to the extraordinary general meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his or her CCNB shares if they follow the procedures set out in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. It is CCNB’s view that such fair market value would equal the amount which CCNB shareholders would obtain if they exercise their redemption rights as described herein.
Proxy Solicitation
CCNB is soliciting proxies on behalf of the CCNB Board. This solicitation is being made by mail but also may be made by telephone or in person. CCNB and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CCNB will bear all of the costs of the solicitation, which CCNB estimates will be approximately $45,000 in the aggregate plus disbursements. CCNB has engaged Morrow as proxy solicitor to assist in the solicitation of proxies.
CCNB will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CCNB will reimburse them for their reasonable expenses.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section titled “— Revoking Your Proxy; Changing Your Vote.”
Householding
The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits CCNB, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this proxy statement/prospectus to any household at which two or more CCNB Shareholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.
A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding ordinary shares of CCNB, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.
Who Can Answer Your Questions About Voting Your Shares?
If you are a holder of CCNB’s ordinary shares and have any questions about how to vote or direct a vote in respect of your securities, you may call Morrow, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PRPB.info@investor.morrowsodali.com.

SHAREHOLDER PROPOSAL 1: THE DOMESTICATION MERGER PROPOSAL
Overview
As discussed in this proxy statement/prospectus, CCNB is asking its shareholders to approve the Domestication Merger Proposal. Under the Business Combination Agreement, the approval of the Domestication Merger Proposal is also a condition to the consummation of the Business Combination.
The CCNB Board has unanimously approved, and CCNB Shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Merger Proposal”), CCNB merging with and into Domestication Merger Sub in accordance with Section 18-209 of the DLLCA and cease to exist in the Cayman Islands in accordance with Part XVI the Cayman Islands Companies Act (As Revised) (the “Companies Act”), with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB.
In connection with the Domestication Merger, effective as of 12:01 a.m. Eastern Time on the Closing Date and prior to the Closing, (i) each CCNB Class A Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one share of New CCNB Pre-Closing Class A Common Stock, (ii) each CCNB Class B Ordinary Share outstanding immediately prior to the Domestication Merger will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one share of New CCNB Pre-Closing Class B Common Stock, and (iii) each CCNB Warrant outstanding immediately prior to the Domestication Merger will automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and will instead represent a right to acquire shares of New CCNB Pre-Closing Class A Common Stock on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger in accordance with and subject to the terms of the Warrant Assumption Agreement. Pursuant to the Domestication Merger, CCNB will file the requisite documents in order to receive a certificate merger from the Registrar of Companies of the Cayman Islands.
In connection with the Domestication Merger, following the Domestication Merger but prior to the consummation of the PIPE Investment, the Permitted Equity Financing and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), on the Closing Date at the Closing, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Post-Closing Certificate of Incorporation to provide for, among other things, the shares of New CCNB Class A Common Stock and the shares of New CCNB Class B Common Stock and, following and contingent upon the filing of the New CCNB Post-Closing Certification of Incorporation, (i) the shares of New CCNB Pre-Closing Class A Common Stock will thereafter be reclassified as shares of New CCNB Class A Common Stock and (ii) (a) a number of shares of New CCNB Pre-Closing Class B Common Stock equal to the number of Sponsor Earn-Out Shares will thereafter be shares of New CCNB Class B Common Stock and (b) the remaining shares of New CCNB Pre-Closing Class B Common Stock will automatically be converted to shares of New CCNB Class A Common Stock in accordance with the Sponsor Side Letter.
The Domestication Merger Proposal, if approved, will approve the merger of CCNB with and into Domestication Merger Sub, with Domestication Merger Sub surviving as a wholly-owned subsidiary of New CCNB. Accordingly, while CCNB is currently incorporated as an exempted company under the Cayman Islands Companies Act, with effect from the Domestication Merger, CCNB will cease to exist in the Cayman Islands and New CCNB will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, (a) the New CCNB Pre-Closing Certificate of Incorporation and the New CCNB Pre-Closing Bylaws to be adopted by New CCNB, and which will be in effect following the Statutory Conversion (until thereafter changed or amended as provided therein or by applicable law), will provide, among other things, rights to two classes of common stock in a manner consistent with the Existing Organizational Documents of CCNB (prior to the Statutory Conversion) and (b) the New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws to be adopted by New CCNB, and which will be in effect as of and following the Closing will differ in certain material respects from the Existing Organizational Documents of CCNB (prior to the Statutory Conversion) and the New CCNB Pre-Closing Certificate of Incorporation and the New CCNB Pre-Closing Bylaws (following the Statutory Conversion and applicable to the existing CCNB Shareholders following the Domestication Merger and prior to the Closing) and we encourage shareholders to carefully consult the Existing Organizational Documents the New CCNB Pre-Closing Certificate of Incorporation, the New CCNB Pre-Closing Bylaws, attached hereto as Annex B and Annex C, respectively, and the New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws, attached hereto as Annex D and Annex E, respectively.
Vote Required for Approval
The Domestication Merger Proposal is conditioned on the approval and adoption of the Business Combination Proposal at the Shareholders Meeting.
The Domestication Merger Proposal will be adopted and approved only if the CCNB Shareholders approve a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds majority of CCNB Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Shareholders Meeting and therefore will have no effect on the approval of the Domestication Merger Proposal as a matter of Cayman Islands law.
As of the date of this proxy statement/prospectus, the Sponsor, the Founder Holders, and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote any CCNB Ordinary Shares owned by them in favor of the Domestication Merger Proposal. As of the date hereof, the Sponsor and the Independent Directors own, collectively, 23.7% of the issued and outstanding CCNB Ordinary Shares and have not purchased any public shares, but may do so at any time.
Resolution
The full text of the resolution to be voted upon is as follows:
RESOLVED, as a special resolution, that:
CCNB be authorized to merge with and into Vector Domestication Merger Sub, LLC so that Vector Domestication Merger Sub, LLC be the surviving company and all the undertaking, property and liabilities of CCNB vest in Vector Domestication Merger Sub, LLC by virtue of such merger pursuant to the Companies Act (As Revised); the Plan of Merger, a copy of which is attached to the proxy statement/prospectus as Annex P (the “Plan of Merger”), be authorized, approved and confirmed in all respects and CCNB be authorized to enter into the Plan of Merger; the Plan of Merger be executed by any one Director on behalf of the Company and any Director or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands; and all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any Director or officer of CCNB in connection with the transactions contemplated hereby be approved, ratified and confirmed in all respects.
Recommendation of the CCNB Board
THE CCNB BOARD UNANIMOUSLY RECOMMENDS THAT CCNB SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION MERGER PROPOSAL.
The existence of financial and personal interests of one or more of CCNB’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of CCNB and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCNB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Shareholder Proposal 2: The Business Combination Proposal — Interests of CCNB’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 2: THE BUSINESS COMBINATION PROPOSAL
Overview
CCNB is asking its shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. CCNB shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and the transactions contemplated thereby. Please see the subsection titled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the holders of CCNB ordinary shares, who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.
The Business Combination Agreement
This subsection describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties of the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about CCNB or any of the other other CCNB Parties, the Sponsor, Getty Images or any other matter.
The Business Combination Agreement; Structure of the Business Combination
On December 9, 2021, CCNB, New CCNB, G Merger Sub 1, G Merger Sub 2, Domestication Merger Sub, Getty Images and, solely for limited purposes expressly set forth therein, the Partnership, entered into the Business Combination Agreement, which provides for, among other things, the following transactions in connection with the Closing, prior to or on the Closing Date:
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on the business day prior to the Closing Date, New CCNB will statutorily convert from a Delaware limited liability company to a Delaware corporation (the “Statutory Conversion”), with a certificate of incorporation in the form of the New CCNB Pre-Closing Certificate of Incorporation, which will provide for, among other things, two classes of common stock in a manner consistent with the articles of incorporation of CCNB prior to the Statutory Conversion;

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effective as of 12:01 a.m. Eastern Time on the Closing Date and prior to the Closing, CCNB will be merged with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB (the “Domestication Merger”);

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on the Closing Date, at the Closing, New CCNB will amend and restate its certificate of incorporation in the form of the New CCNB Post-Closing Certificate of Incorporation;

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on the Closing Date, at the Closing and following and contingent upon the filing of the New CCNB Post-Closing Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter will be consummated in accordance with the terms thereof, including the conversion of the shares of New CCNB Pre-Closing Class B Common Stock into shares of New CCNB Class A Common Stock and shares of New CCNB Class B Common Stock;

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on the Closing Date, at the Closing and prior to the First Effective Time, New CCNB (as successor to CCNB) will consummate the PIPE Investment, the Permitted Equity Financing and the transactions contemplated by the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and the Backstop Agreement (as amended by the NBOKS Side Letter) (if applicable). Pursuant to the Subscription Agreements and the Permitted Equity Subscription Agreement, the PIPE Investors and Multiply Group subscribed for and agreed to purchase, and CCNB and New CCNB agreed to issue and sell to such investors, on the Closing Date, an aggregate of 22,500,000 shares of New CCNB Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $225,000,000. The shares of New CCNB Class A Common Stock to be issued pursuant to the Subscription Agreements and the Permitted Equity Subscription Agreement have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration. The Subscription Agreements and the Permitted Equity Subscription Agreement provide for certain customary registration rights. See the section titled “— Related Agreements” of this proxy statement/prospectus for additional information; and

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on the Closing Date following the Domestication Merger, G Merger Sub 1 will be merged with and into Getty Images, with Getty Images surviving the merger as an indirect wholly-owned subsidiary of New CCNB (the “First Getty Merger”) and, immediately after the First Getty Merger, Getty Images will be merged with and into G Merger Sub 2 with G Merger Sub 2 surviving the merger as an indirect wholly-owned subsidiary of New CCNB (the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”).

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements and Permitted Equity Subscription Agreement, the NBOKS Side Letter, the Warrant Assumption Agreement, the Sponsor Side Letter, the Registration Rights Agreement and the Stockholders Agreement (each as defined in the accompanying proxy statement/prospectus). See the section titled “— Related Agreements” of this proxy statement/prospectus for additional information.
Consideration to Getty Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the First Getty Merger (and, for the avoidance of doubt, following the Partnership Liquidation) (the “First Effective Time”), (a) each Getty Images Share that is issued and outstanding immediately prior to the First Effective Time (including Getty Images Shares resulting from the Partnership Liquidation, but excluding Getty Images Shares as to which appraisal rights have been properly exercised in accordance with Delaware law and Getty Images Shares held by Getty Images as treasury stock) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with the applicable portion of the merger consideration in accordance with an allocation schedule to be provided by Getty Images (the “Allocation Schedule”) that will set forth the allocation of the merger consideration (including the Earn-Out Shares (as defined below)) among the equityholders of Getty Images, consisting of (i) with respect to each holder of Getty Images Common Shares, a number of shares of New CCNB Common Stock equal to the Per Common Share Merger Consideration as determined under the merger agreement and further described below as the “Per Common Share Merger Consideration,” (ii) with respect to the preferred stockholder, (A) a number of shares of New CCNB Class A Common Stock equal to the Preferred Stock Consideration in respect of its Company Preferred Shares (subject to the “Preferred Stock Consideration Adjustment” further described herein) and (B) the Preferred Cash Consideration (subject to the “Cash Adjustment Amount” further described herein) and (b) each Getty Images Option (whether vested or unvested) to purchase Getty Images Common Shares that is outstanding as of immediately prior to the First Effective Time will be converted into an option to purchase a number of shares of New CCNB Class A Common Stock based on the Option Exchange Ratio (as defined below) with an exercise price per share of New CCNB Class A Common Stock calculated in accordance with the terms of the Business Combination Agreement. In addition to the consideration to be paid at Closing, New CCNB will issue to equityholders of Getty Images an aggregate of up to 65,000,000 shares of New CCNB Class A Common Stock, issuable upon and subject to the occurrence of the applicable vesting events, as more specifically set forth below. The consideration described in this paragraph is sometimes referred to in this proxy statement/prospectus as the “merger consideration.”
The “Per Common Share Merger Consideration” will be equal to (i) the sum of (a) Aggregate Company Common Stock Consideration plus (b) the aggregate exercise price in respect of the vested Getty Images Options divided by $10.00 divided by (ii) the Getty Images Common Shares issued and outstanding on a fully diluted basis.
The “Option Exchange Ratio” is the ratio (i) the numerator of which is the Per Common Share Value and (ii) the denominator of which is $10.00.
The “Per Common Share Value” is the quotient of (a) the sum of (i) the Transaction Common Equity Value plus (ii) the aggregate exercise price in respect of the Vested Company Options divided by (b) the Getty Images Common Shares issued and outstanding on a fully diluted basis.
Adjustments to the Preferred Cash Consideration and the Preferred Stock Consideration
The Preferred Cash Consideration and the Preferred Stock Consideration are subject to the following adjustments (the “Adjusted Consideration Amount”) if, as of 6:00 a.m. Eastern Time on the Closing Date, the Net Funded Indebtedness Condition is not satisfied and Getty Images elects to proceed with the Closing, then:
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first, Getty Images will have an option to cause New CCNB to enter into a PIPE Subscription Agreement with the Getty Images Stockholders with a subscription amount of, when added to Available Cash, the amount by which Net Funded Indebtedness exceeds Maximum Net Indebtedness (such amount, the “Optional Equity Cure Amount”); and

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second, if the Optional Equity Cure Amount is not sufficient to satisfy the Net Funded Indebtedness Condition, then:

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the Preferred Cash Consideration will be decreased by an amount equal to the difference between (x) the amount of Net Funded Indebtedness after taking into account the Optional Equity Cure Amount minus (y) $1,350,000,00 (the “Cash Adjustment Amount”); and

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the Preferred Stock Consideration will be increased by a number of shares of New CCNB Class A Common Stock equal to the quotient obtained by dividing (x) the Cash Adjustment Amount by (y) $10.00. If following the application of the above two bullet points in this section, the Net Funded Indebtedness Condition is not satisfied, the Net Funded Indebtedness Condition will not be permitted to be waived and the Closing will not occur without the consent of each of CCNB and Getty Images.

Earn-Out Consideration
During a period to expire 10 years from the Closing Date (the “Earn-Out Period”), as an additional consideration, within 10 business days after the occurrence of the applicable triggering event, as described below, New CCNB will issue to the Getty Images Stockholders (in accordance with their respective pro-rata portion) shares of New CCNB Class A Common Stock (subject to applicable adjustments) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in the Business Combination Agreement and the other agreements contemplated thereby: (i) a one-time issuance of one-third (1/3) of the Earn-Out Shares if the VWAP of the shares of New CCNB Class A Common Stock is greater than or equal to $12.50 over any 20 trading days within any 30 consecutive trading day period; (ii) a one-time issuance of one-third (1/3) of the Earn-Out Shares if the VWAP of the shares of New CCNB Class A Common Stock is greater than or equal to $15.00 over any 20 trading days within any 30 consecutive trading day period and (iii) a one-time issuance of one-third (1/3) of the Earn-Out Shares if the VWAP of the shares of New

CCNB Class A Common Stock is greater than or equal to $17.50 over any 20 trading days within any 30 consecutive trading day period. In addition, if there is a change of control of New CCNB prior to the expiration of the Earn-Out Period that will result in the holders of shares of New CCNB Class A Common Stock receiving a price per share equal to or in excess of the applicable price per share thresholds described above, then immediately prior to the consummation of such change of control transaction, New CCNB will issue the applicable portion of the Earn-Out Shares to Getty Images Stockholders (in accordance with their respective pro-rata portion) and the Getty Images Stockholders will be eligible to participate in such change of control transaction in respect of such applicable Earn-Out Shares.
Registration of Getty Images Merger Consideration
The Per Common Share Merger Consideration and Preferred Stock Consideration to be issued to the Getty Images Stockholders who delivered a written consent adopting the Business Combination in connection with the execution of the Business Combination Agreement will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Per Common Share Merger Consideration to be issued to the Non-Consenting Getty Images Stockholders will be issued and registered under the Securities Act pursuant to the registration statement, of which this proxy statement/prospectus is a part.
Aggregate Transaction Proceeds
The aggregate transaction proceeds will be used for general corporate purposes after the Business Combination.
Closing and Effective Time of the Business Combination
The closing of the transactions contemplated by the Business Combination Agreement is required to take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m., Eastern Time, on the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section titled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and/or time as the parties to the Business Combination Agreement may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, in the case of each item listed below, if permitted by applicable law, waiver by the party for whose benefit such condition exists, of the following conditions:
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the applicable waiting period (and any extension thereof) or consent applicable to the consummation of the transactions contemplated by the Business Combination Agreement under the HSR Act will have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

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no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

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the approval of the Required CCNB Shareholder Proposals at the Shareholders Meeting being obtained;

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the approval of the Business Combination Agreement and the transactions contemplated thereby (including the Getty Mergers) and the ancillary agreements thereto and the transactions contemplated thereby by the Getty Images Stockholders holding at least the requisite number of issued and outstanding Getty Images Shares to approve and adopt such matters in accordance with the DGCL, the governing documents of Getty Images, and the Company Stockholders Agreements (as defined in the Business Combination Agreement) being obtained (such approval, the “Getty Images Stockholders Consent”);
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this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

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New CCNB’s initial listing application with NYSE in connection with the transactions contemplated by the Business Combination Agreement being conditionally approved and, immediately following the First Effective Time, New CCNB satisfying any applicable initial and continuing listing requirements of NYSE, subject to any applicable phase-in period, and New CCNB not having received any notice of non-compliance in connection therewith that has not been cured prior to, or would not be cure at or immediately following the First Effective Time, and the New CCNB Class A Common Stock being approved for listing on NYSE;

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after giving effect to the transactions contemplated by the Business Combination Agreement, CCNB having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the effective time of the First Getty Merger; and

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the Domestication Merger having been consummated.

Other Conditions to the Obligations of CCNB
The obligations of the CCNB Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, in the case of each item listed below, if permitted by applicable law, waiver by CCNB (on behalf of itself and the other CCNB Parties) of the following further conditions:
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certain representations and warranties of Getty Images regarding (i) organization and qualification of Getty Images, (ii) the authority of Getty Images to, among other things, consummate the transactions contemplated by the Business Combination Agreement, (iii) the enforceability of the transactions contemplated by the Business Combination Agreement, (iv) non-contravention of law and (v) brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar qualification set forth in the Business Combination Agreement)) in all respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date), except for any immaterial inaccuracies;

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certain other representations and warranties regarding the capitalization of Getty Images being true and correct in all respects (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” (as defined in the Business Combination Agreement) and except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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the representations and warranties of Getty Images regarding the absence of a Company Material Adverse Effect during the period beginning on September 30, 2021 and ending on the date of the Business Combination Agreement being true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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the other representations and warranties of Getty Images being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar qualifications set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be so true and correct, taken as a whole, does not have a Company Material Adverse Effect;

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Getty Images having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement on or prior to the Closing;

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since the date of the Business Combination Agreement, no Company Material Adverse Effect having occurred;

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CCNB having received a certificate executed by an authorized officer of Getty Images confirming that the conditions set forth in the above six bullet points in this section have been satisfied;

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CCNB having received the Registration Rights Agreement duly executed by the Getty Images Stockholders; and

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CCNB having received evidence from Getty Images of the termination of certain affiliated transactions.

Other Conditions to the Obligations of Getty Images
The obligations of Getty Images to consummate the Business Combination and the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, in the case of each item listed below, written waiver by Getty Images, at or prior to the Closing of the following conditions, among others:
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certain representations and warranties of the CCNB Parties regarding (i) organization and qualification of CCNB, (ii) the authority of CCNB to, among other things, consummate the transactions contemplated by the Business Combination Agreement, (iii) the enforceability of the transactions contemplated by the Business Combination Agreement, (iv) non-contravention of law, (v) brokers fees and (vi) the Trust Account being true and correct in all respects (without giving effect to any limitation of “materiality” or “CCNB Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar qualification set forth in the Business Combination Agreement)) as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date), except for any immaterial inaccuracies;

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the other representations and warranties of the CCNB Parties being true and correct (without giving effect to any limitation of “materiality” or “CCNB Material Adverse Effect” or any similar qualification set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have a CCNB Material Adverse Effect;

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the CCNB Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

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the Net Funded Indebtedness being equal to or less than $1,350,000,000;

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Getty Images having received a certificate executed by an authorized officer of CCNB confirming that the conditions set forth in the first four bullet points of this section have been satisfied; and

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Getty Images having received the Registration Rights Agreement duly executed by the Sponsor and the other Sponsor related parties thereto.

Representations and Warranties
Under the Business Combination Agreement, Getty Images made customary representations and warranties to CCNB, for itself and its subsidiaries, relating to, among other things:
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organization, standing, qualification, power and authority of Getty Images and its subsidiaries, and Getty Images’ valid execution, and delivery of the Business Combination Agreement and the agreements ancillary thereto as well as the enforceability thereof;

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the absence of conflict and non-requirement of consents;

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capitalization of Getty Images and its subsidiaries and the Partnership;

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financial statements and undisclosed liabilities of Getty Images and its subsidiaries;

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no material adverse effect;

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absence of certain developments;

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compliance with laws and permits;

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affiliate transactions;

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intellectual property;

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employee and employee benefits;

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labor;

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environmental matters;

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material contracts;

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real property;

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insurance;

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brokers’ and finders’ fees;

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information supplied;

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title to and sufficiency of assets; and

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trade and anti-corruption compliance.

In each case, with the exceptions set forth in the Business Combination Agreement.
Under the Business Combination Agreement, the CCNB Parties made customary representations and warranties to Getty Images relating to, among other things:
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organization, standing, qualification, power and authority of the CCNB Parties, and the CCNB Parties’ valid execution, and delivery of the Business Combination Agreement and the agreements ancillary thereto as well as the enforceability thereof;

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the absence of conflict and non-requirement of consents;

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capitalization;

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information supplied;

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litigation;

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brokers’ and finders’ fees;

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CCNB’s trust account;

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taxes;

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SEC documents and financial statements;

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stock exchange listing;

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investment company and emerging growth company status;

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compliance with laws;

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business activities of the CCNB Parties;

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organization of New CCNB, Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2;

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opinion of CCNB financial advisor; and

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financing.

In each case, with the exceptions set forth in the Business Combination Agreement.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Getty Images and CCNB are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Getty Images and CCNB are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, circumstance or state of facts that, individually or in the aggregate with any other change, event, circumstance or state of fact, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Getty Images and its subsidiaries, taken as a whole; provided, however, that none of the following will constitute a Company Material Adverse Effect, or will be considered in determining whether a Company Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which Getty Images and its subsidiaries operate; (ii) changes in law or GAAP or the interpretation thereof, in each case effected after the date of the Business Combination Agreement; (iii) any failure of Getty Images or any of its subsidiaries to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (vii) any national or international political conditions in any jurisdiction in which Getty Images and its subsidiaries conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising directly from any action (a) taken by a party to the Business Combination Agreement expressly required by the Business Combination Agreement (other than Getty Images’ and its subsidiaries’ compliance with Section 6.1(a) of the Business Combination Agreement, (b) taken by Getty Images or any of its subsidiaries at the express direction of CCNB, the Sponsor or any affiliate thereof or (c) not taken by Getty Images and its subsidiaries in compliance with Section 6.1(b) of the Business Combination Agreement as a result of CCNB’s failure to consent to such action pursuant to Section 6.1(b) of the Business Combination Agreement; (x) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any COVID-19 Measures or COVID-19 Responses; or (xi) the announcement or pendency of the transactions contemplated by the Business Combination Agreement; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv), (v), (vi), (vii), (viii) and (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate adverse effect on Getty Images and its subsidiaries, taken as a whole, relative to other comparable entities operating in the industries or markets in which Getty Images and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
The term “COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations or variants thereof (including, without limitation, the Delta variant) and/or related or associated epidemics, pandemics, or disease outbreaks.
The term “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down (including, the shutdown of air cargo routes and shut down of supply chains or certain business activities), closure, sequester, safety or similar Law or directive or guidelines by any Governmental Entity with jurisdiction over the business of the Company or any of its applicable Subsidiaries (including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization), in each case, in connection with or in response to COVID-19, including the CARES Act.
The term “COVID-19 Response” means any commercially reasonable action taken or not taken by a Person in their good faith judgment in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measure.

Under the Business Combination Agreement, certain representations and warranties of CCNB are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “CCNB Material Adverse Effect” means any change, event, circumstance or state of facts that, individually or in the aggregate with any other change, event, circumstance of state of facts, is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any CCNB Party to consummate the transactions contemplated by the Business Combination Agreement and the agreements ancillary thereto.
Covenants of the Parties
Covenants of Getty Images
Getty Images made certain covenants under the Business Combination Agreement, including, among others, the following:
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subject to certain exceptions, Getty Images and its subsidiaries will conduct and operate, and cause its subsidiaries to conduct and operate, their respective businesses in the Ordinary Course Of Business (as defined below) and maintain intact their respective businesses in all material respects and preserve their existing relationships with material customers, suppliers and distributors, and other material business relations;

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subject to certain exceptions, prior to the Closing, Getty Images will not, and will cause each of its subsidiaries not to, do any of the following without CCNB’s written consent:

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amend or otherwise modify any of their governing documents or the Company Stockholders Agreements (as defined in the Business Combination Agreement);

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make any material changes to their financial or tax accounting methods, principles or practices or change to an annual accounting period, other than as required by GAAP or applicable law;

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take certain actions with respect to tax matters;

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transfer, issue, sell, grant, dispose of, or subject to a lien, (i) any equity interests of the Partnership or Getty Images or any of its subsidiaries or (ii) any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the transfer, issuance, sale of grant of, any equity interests, or amend the terms of (including the vesting of) any Getty Images Options (other than (a) grants permitted under the 2012 Equity Plan and (b) the issuance of common stock of the Company upon the exercise of existing Getty Images Options);

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declare, set aside, make or pay any dividend or make any other distribution or payment in respect of, any equity interests of Getty Images or any of its subsidiaries or the Partnership or repurchase, redeem, or otherwise acquire, any outstanding equity interests of Getty Images or any of its subsidiaries or the Partnership or, other than dividends or distributions, declared, set aside, made or paid by any of Getty Images’ wholly-owned subsidiaries to Getty Images or any other wholly-owned subsidiary of Getty Images;

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adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any equity interests of Getty Images or any of its subsidiaries or the Partnership;

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incur, assume, guarantee or otherwise become liable or responsible for any indebtedness, make any loans, advances or capital contributions to, or investments in any person, or amend or modify any indebtedness;

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cancel or forgive any indebtedness in excess of a certain threshold, owed to Getty Images or any of its subsidiaries, as applicable;

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commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

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other than in the Ordinary Course of Business, (i) enter into any amendment of any material contract or material lease or enter into any contract that if entered into prior to the Effective Date would be a material contract or material lease, (ii) voluntarily terminate any material contract or material lease, or (iii) waive any material benefit or right under any material contract or material lease;
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enter into, renew, modify or revise any affiliate transaction;

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sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are material to the businesses of Getty Images and its subsidiaries, taken as a whole, including any material owned intellectual property;

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adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization;

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grant or otherwise create or consent to the creation of any lien (other than a permitted lien) on any of its material assets (other than permitted licenses) or leased real property;

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waive, release, assign, settle or compromise certain proceedings above certain thresholds or that grant material injunctive or other equitable remedy or imposing any material restrictions on the operations of Getty Images or any of its subsidiaries;

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(i) pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards or any sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits, (ii) pay or promise to pay any retention bonus, severance or similar compensation outside of the Ordinary Course of Business, (iii) grant or announce any material increase in the salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, directors or independent contractors of Getty Images and its subsidiaries (other than annual increases in salaries or hourly wages, bonuses or other compensation or benefits in the Ordinary Course of Business), or (iv) establish, modify, amend (other than as required by applicable law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any material company employee benefit plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a company employee benefit plan if in effect on the Effective Date;

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hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with annual base compensation in excess of a certain threshold without prior notification to and reasonable consultation with CCNB, or negotiate, modify, extend or enter into any collective bargaining agreement or recognize or certify any labor organization as bargaining representative for any employees of Getty Images and its subsidiaries;

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enter into any agreement that restricts Getty Images and its subsidiaries from engaging or competing in any line of material business;

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purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses of or in any corporation, partnership, association or other business entity or organization or division thereof, other than in the Ordinary Course of Business;

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enter into any contract with any broker, finder, investment banker or other person under which such person will be entitled to any brokerage fee, finder’s fee or other commission;

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enter into a new line of business; or

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agree or commit in writing to do any of the foregoing.

The term “Ordinary Course of Business” means, with respect to any person, any action taken by such person in the ordinary course of business consistent with past practice; provided, that, in the case of a COVID-19 Response, Getty Images and its subsidiaries will not be deemed to be acting outside of the Ordinary Course of Business (other than with respect to certain negative covenants, as more specifically described in the Business Combination Agreement).
In addition, Getty Images made certain customary covenants and agreements in the Business Combination Agreement, including, among others, the following:

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subject to certain exceptions, prior to the earlier of the Closing or the termination of the Business Combination Agreement, to not together with its affiliates, and to cause its representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any person or group of persons other than CCNB and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Company”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction (as defined below), (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Company regarding a Competing Transaction, (iii) furnish (including through any virtual data room) any information relating to Getty Images or any of its subsidiaries or any of their assets or businesses, or afford access to the assets, business, properties, books or records of Getty Images or any of its subsidiaries to a Competing Company, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction, (iv) approve, endorse or recommend any Competing Transaction, or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

The term “Competing Transaction” means (i) any transaction involving, directly or indirectly, Getty Images or any of its subsidiaries, which upon consummation thereof, would result in Getty Images or any of its subsidiaries becoming a public company, (ii) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including intellectual property), equity interests or business of Getty Images and its subsidiaries, taken as a whole (but excluding non-exclusive licenses of intellectual property or other transactions in the Ordinary Course of Business), or (c) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Getty Images or any of its subsidiaries (except to the extent expressly permitted by the terms hereof), in all cases of clauses (i) through (iii), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Company (including any equityholder of Getty Images, other direct or indirect equityholder of Getty Images or any of its subsidiaries or any of their respective directors, officers or affiliates (other than Getty Images or any of its subsidiaries) or any representatives of the foregoing).
Covenants of CCNB
CCNB made certain covenants under the Business Combination Agreement, including, among others, the following:
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subject to certain exceptions, prior to the Closing, CCNB will not, and will cause its subsidiaries not to, do any of the following without Getty Images’ written consent:

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amend or otherwise modify any of its governing documents or the Trust Agreement;

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withdraw any funds from the Trust Account, other than as permitted by the Trust Agreement or CCNB’s organizational documents;

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issue or sell, or authorize to issue or sell, any equity interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any equity interests of any CCNB Party;

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take certain actions with respect to tax matters;

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declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of CCNB;

•
split, combine, redeem or reclassify any of its equity interests;

•
(i) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness, (ii) make any loans, advances or capital contributions to, or investments in, any person or (iii) amend or modify any indebtedness;

•
commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

•
enter into any transaction or contract with the Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by CCNB to the Sponsor, CCNB’s officers or directors, or any affiliate of the Sponsor or CCNB’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by the Business Combination Agreement;

•
waive, release, assign, settle or compromise any pending or threatened Proceeding;

•
buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any person;

•
enter into any new line of business; or

•
agree or commit in writing to do any of the foregoing.

In addition, CCNB made certain customary covenants and agreements in the Business Combination Agreement, including, among others, the following:
•
subject to certain exceptions, prior to the earlier of the Closing or the termination of the Business Combination Agreement, CCNB, the Sponsor and their respective affiliates will not, and will cause their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from CCNB, the Sponsor, any person or group of persons other than Getty Images and the equityholders of Getty Images that may constitute, or would reasonably be expected to lead to, a CCNB Competing Transaction (as defined below), (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a CCNB Competing Transaction, (iii) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a CCNB Competing Transaction; (iv) approve, endorse or recommend any CCNB Competing Transaction, or (v) enter into a CCNB Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a CCNB Competing Transaction or publicly announce an intention to do so;

•
to, prior to the Domestication Merger, use reasonable best efforts to ensure the Class A ordinary shares to be de-listed on the NYSE and to use reasonable best efforts to cause the shares of New CCNB Class A Common Stock to be listed on the NYSE;

•
to, as promptly as reasonably practicable after the date of the Business Combination Agreement, prepare and file the registration statement of which this proxy statement/prospectus forms a part with the SEC; and

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to, take all actions in accordance with applicable law, CCNB’s organizational documents and the rules of NYSE to duly call, give notice of, convene and promptly hold the Shareholders Meeting, which meeting will be held not more than 30 days after the date on which CCNB completes the mailing of this definitive proxy statement/final prospectus to CCNB’s Shareholders, and to recommend the adoption of the Business Combination Agreement and the Required CCNB Shareholder Proposals.

The term “CCNB Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a business combination with or involving CCNB (or any affiliate or subsidiary of CCNB) and any party other than Getty Images or the equityholders or Getty Images.
Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•
each of the parties will cooperate and use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and made effective, in the most expeditious manner practicable, the transactions contemplated by the Business Combination Agreement;

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each of the Parties will (i) cause the notification and report forms required pursuant to the HSR Act with respect to the transactions contemplated by the Business Combination Agreement to be filed no later than 20 Business Days after the date of the Business Combination Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) make an appropriate response to any requests for additional information and documentary material made by a governmental entity pursuant to the HSR Act, and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by the Business Combination Agreement as soon as practicable; and

•
subject to certain exceptions, none of the parties will, and each party will cause its affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated by the Business Combination Agreement without the prior written consent of CCNB and Getty Images, which consent, in each case, will not be unreasonably withheld, conditioned or delayed.

In addition, CCNB and Getty Images agreed that CCNB and Getty Images will, as promptly as reasonably practicable following the Effective Date, jointly prepare, and CCNB will file with the SEC, this registration statement/proxy statement on Form S-4 relating to this Business Combination.
Recommendation of the CCNB Board
Pursuant to the Business Combination Agreement, CCNB has agreed, not more than 30 days after the date on which CCNB commences the mailing of this proxy statement/prospectus to CCNB shareholders, that it will take all reasonably lawful actions to solicit from CCNB shareholders proxies in favor of the proposal to adopt the Business Combination Agreement and approve the Required CCNB Shareholder Proposals.
If at any time prior to obtaining the approval of the Required CCNB Shareholder Proposals, the CCNB Board determines in good faith, after consultation with its outside legal counsel, that, in response to an Intervening Event (as defined below), a failure to make the recommendation of CCNB Board that CCNB Shareholders vote in favor of the approval of CCNB Shareholder Proposals (any such action a “Change in Recommendation”) would be inconsistent with its fiduciary duties under applicable law, the CCNB Board may, prior to obtaining the approval of the CCNB Shareholder Proposals, make a Change in Recommendation; provided, however, that the CCNB Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) CCNB delivers to Getty Images a written notice (an “Intervening Event Notice”) advising Getty Images that the CCNB Board proposes to take such action and containing the material facts underlying the CCNB Board’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice will not itself constitute a breach of the Business Combination Agreement), and (ii) at or after 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which CCNB delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth Business Day immediately following the day on which CCNB delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event (as reasonably determined by the CCNB Board and notified to Getty Images) will require a new notice but with an additional four Business Day (instead of a five Business Day) period from the date of such notice), the “Intervening Event Notice Period”)), the CCNB Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law. If requested by Getty Images, CCNB will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its or their representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with Getty Images and its representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.

The term “Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts, in each case, that was not known to the CCNB Board and was not reasonably foreseeable to the CCNB Board as of the Effective Date (or the consequences of which were not reasonably foreseeable to the CCNB Board as of the Effective Date) and that becomes known to the CCNB Board after the date of the Business Combination Agreement and prior to the receipt of the Required Vote, but specifically excluding, in each case, (i) any event, fact, development, circumstance or occurrence that relates to or is reasonably likely to give rise to or result in any offer, inquiry, proposal or indication of interest, written or oral relating to, with respect to CCNB, any business combination other than the transactions contemplated by the Business Combination Agreement, (ii) any change, event, circumstance, occurrence, effect, development or state of facts to the extent that it is not permitted to be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iv), (v) and (x) of the definition thereof and (iii) the price or trading volume of the CCNB Class A Ordinary Shares or the CCNB Warrants.
Pre-Closing Liquidation of the Partnership
Prior to the effective time of the Domestication Merger, Getty Images and the Partnership may, at their option, effect the liquidation of the Partnership in accordance with the governing documents of the Partnership and applicable law, pursuant to which the Partnership will be liquidated and each member of the Partnership shall be entitled to receive its pro rata portion of Getty Images Common Shares held by the Partnership immediately prior to such liquidation as determined pursuant to the governing documents of the Partnership and applicable law (the “Partnership Liquidation”). Promptly following the Partnership Liquidation (and in any event prior to the Closing), Getty Images will deliver to CCNB all documents evidencing the occurrence of the Partnership Liquidation, including, without limitation, any consents or waivers obtained in connection therewith.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement will not survive the Closing, except for agreements or covenants which by their terms contemplate performance after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which will survive until thirty days following the date of the expiration, by its terms of the obligation of the applicable party under such covenant or agreement. Notwithstanding anything to the contrary to the foregoing, none of the provisions set forth in the Business Combination Agreement will be deemed a waiver by any party of any right or remedy which such party may have at law or in equity in the case of Fraud (as defined in the Business Combination Agreement).
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
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by the mutual written consent of CCNB and Getty Images;

•
by either CCNB or Getty Images, (i) if any governmental entity will have issued an order or taken any other action having the effect of permanently preventing the consummation of the transactions contemplated by the Business Combination Agreement and such order or other action will have become final and non-appealable, and (ii) the terminating party’s breach of any representation or warranty, covenant or agreement in the Business Combination Agreement did not cause the relevant order or action;

•
by either CCNB or Getty Images, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to July 24, 2022 if the party terminating the Business Combination Agreement is not in material breach of the representations, warranties, covenants or other agreements under the Business Combination Agreement;

•
by Getty Images, subject to certain exceptions, if any of the representations or warranties made by any of the CCNB Parties become inaccurate in any material respect or if any CCNB Party breaches or fails to perform in any material respect any of its covenants or agreements under the Business

Combination Agreement (including an obligation to consummate the Closing), in either case, which inaccuracy, breach or failure to perform (i) would render the condition to the obligations of Getty Images, as described in the section titled “— Conditions to Closing of the Business Combination” above not capable of being satisfied or (ii) after the giving of written notice of such breach or failure to perform to CCNB by Getty Images, cannot be cured or has not been cured by the earlier of (a) Termination Date and (b) thirty business days after receipt of such written notice and Getty Images has not waived such breach or failure in writing;
•
by CCNB, subject to certain exceptions, if any of the representations or warranties made by Getty Images become inaccurate in any material respect or if Getty Images or the Partnership breach or fail to perform in any material respect any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in either case, which inaccuracy, breach or failure to perform (i) would render the condition to the obligations of the CCNB Parties, as described in the section titled “— Conditions to Closing of the Business Combination” above not capable of being satisfied or (ii) after the giving of written notice of such breach or failure to perform to Getty Images by CCNB, cannot be cured or has not been cured by the earlier of (a) Termination Date and (b) thirty business days after receipt of such written notice and CCNB has not waived such breach or failure in writing;

•
by Getty Images, prior to obtaining the Required Vote, no later than ten (10) business days after the CCNB Board (i) have made a Change in Recommendation or (ii) have failed to include in this proxy statement/prospectus the unanimous recommendation by the CCNB Board of the adoption of the Business Combination Agreement and approval of the CCNB Shareholder Proposals;

•
by either CCNB or Getty Images, by written notice to the other party, if the Shareholders Meeting will have been held at which a vote on the Required CCNB Shareholder Proposals is taken and the Required Vote is not obtained at the Shareholders Meeting (subject to any adjournment, postponement or recess of the Shareholders Meeting);

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by CCNB, if (i) Getty Images does not deliver, or cause to be delivered to CCNB, the Getty Images Stockholders Consent within one (1) day of the Effective Date, or (ii) if the Pre-Closing Company Certificate of Incorporation has not been adopted by Getty Images at least one (1) business day prior to the First Effective Time, in each case, in accordance with the governing documents of Getty Images, the Company Stockholders Agreements and applicable law;

•
If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than confidentiality obligations and other customary post-termination obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement set forth in the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement) with respect to the representations and warranties of Getty Images and CCNB, as the case may be.

Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, CCNB will pay, or cause to be paid, all unpaid CCNB expenses and Getty Images will pay, or cause to be paid, all unpaid Getty Images expenses and (ii) if the Closing occurs, then New CCNB will pay, or cause to be paid, all unpaid CCNB expenses and all unpaid Getty Images expenses.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) CCNB and Getty Images prior to the Closing and (ii) New CCNB and the Sponsor after the Closing.
Certain Agreements Related to the Business Combination
Stockholders Agreement
On December 9, 2021, the Sponsor, the equityholders of the Sponsor, certain equityholders of Getty Images and certain other parties thereto entered into the Stockholders Agreement with New CCNB relating to, among other things, the composition of the New CCNB Board following the Closing, certain voting provisions and lockup restrictions. Pursuant to the Stockholders Agreement, (i) the Sponsor and the Independent Directors (together with their respective successors and any permitted transferees) agreed to be subject to a twelve-month lock-up period in respect of their Founder Shares (subject to certain customary exceptions) and (ii) the Getty Family Stockholders (together with their respective successors and any permitted transferees) and Koch Icon (together with its respective successors and any permitted transferees) agreed to be subject to a 180-day lockup period in respect of their shares of New CCNB Common Stock received in the Business Combination (subject to certain customary exceptions). Pursuant to the Stockholders Agreement, the initial composition of the New CCNB Board following the Closing will be (a) three directors nominated by Getty Investments, (b) two directors nominated by Koch Icon, (c) one director nominated by CC Capital, (d) the chief executive officer of Getty Images, (which will initially be Craig Peters) and (e) a number of independent directors sufficient to comply with the requisite independence requirements of the NYSE and the rules and regulations of the SEC. The number of nominees that each of Getty Investments, Koch Icon and CC Capital will be entitled to nominate pursuant to the Stockholders Agreement is subject to reduction based on the aggregate number of shares of New CCNB Class A Common Stock held by such stockholders, as further described in the Stockholders Agreement attached as Annex K to this proxy statement/prospectus.
Registration Rights Agreement
At the closing of the Business Combination, New CCNB will enter into the Registration Rights Agreement, substantially in the form attached as Annex L to this proxy statement/prospectus, with the Sponsor, the Independent Directors, Getty Investments, Koch Icon and certain equityholders of Getty Images (such persons, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the Holders will be entitled to certain piggyback registration rights and customary demand registration rights.
The Registration Rights Agreement provides that New CCNB will agree that, as soon as practicable, and in any event within 30 days after the Closing, New CCNB will file with the SEC a shelf registration statement. New CCNB will use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the 90th day (or the 120th day if the SEC notifies New CCNB that it will “review” such shelf registration statement) following the filing deadline, in each case subject to the terms and conditions set forth therein; and New CCNB will not be subject to any form of monetary penalty for its failure to do so.
Warrant Assumption Agreement
In connection with the Business Combination, the Transfer Agent, CCNB and New CCNB will enter into the Warrant Assumption Agreement, effective immediately upon the completion of the Domestication Merger and conditioned on the occurrence of the Closing, pursuant to which, among other things, CCNB will assign to New CCNB all of CCNB’s right, title and interest in and to, and New CCNB will assume all of CCNB liabilities and obligations under the Existing Warrant Agreement. As a result, effective immediately following the completion of the Domestication Merger, each Warrant will automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and will instead represent a right to acquire shares of New CCNB Pre-Closing Class A Common Stock, and, following and contingent upon the filing of the New

CCNB Post-Closing Certificate of Incorporation, shares of New CCNB Class A Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement (as amended by the Warrant Assumption Agreement).
Sponsor Side Letter
Concurrently with the execution of the Business Combination Agreement, the Sponsor, the Independent Directors, CC Holdings, NBOKS, CCNB, New CCNB, and the Company entered into the Sponsor Side Letter, pursuant to which, (a) in connection with the Domestication Merger, each Founder Share will automatically be converted into the right to receive one (1) share of New CCNB Pre-Closing Class B Common Stock, (b) in accordance with the New CCNB Pre-Closing Certificate of Incorporation, at the Closing, the shares of New CCNB Pre-Closing Class B Common Stock would automatically convert into shares of New CCNB Class A Common Stock (the “Automatic Conversion”), and (c) in lieu of the Automatic Conversion, at the Closing simultaneously and contingent upon with the filing of the New CCNB Post-Closing Certificate of Incorporation, in accordance with the terms of the Sponsor Side Letter, (i) each share of New CCNB Pre-Closing Class B Common Stock held by a Sponsor Party listed on Schedule I thereto under the heading “Class B Conversion Shares” will automatically be converted into one share of New CCNB Class A Common Stock, (ii) each share of New CCNB Pre-Closing Class B Common Stock held by a “Sponsor Party” (as defined therein) listed on Schedule I hereto under the heading “Series B-1 Earn-Out Shares” will automatically be converted into one share of New CCNB Series B-1 Common Stock and (iii) each share of New CCNB Pre-Closing Class B Common Stock held by a Sponsor Party listed on Schedule I hereto under the heading “Series B-2 Earn-Out Shares” will automatically be converted into one share of New CCNB Series B-2 Common Stock (the shares of New CCNB Series B-2 Common Stock together with the shares of New CCNB Series B-1 Common Stock, the “Restricted Sponsor Shares”). All such Restricted Sponsor Shares are restricted shares that are subject to certain performance-based conversion events and upon the occurrence of a B-1 Vesting Event or a B-2 Vesting Event. The Restricted Sponsor Share will accrue and be entitled to a dividend declared by the New CCNB Board in respect of a share of New CCNB Series B-1 Common Stock or a share of New CCNB Series B-2 Common Stock pursuant to and in accordance with the New CCNB Post-Closing Certificate of Incorporation. Any Restricted Sponsor Shares that have not converted into shares of New CCNB Class A Common Stock by the tenth anniversary of the Closing, as applicable, will be automatically forfeited, and any accrued dividends will be forfeited in connection therewith. The Sponsor Side Letter is attached to this proxy statement/prospectus as Annex G.
Subscription Agreements and Permitted Equity Subscription Agreement
Concurrently with the execution of the Business Combination Agreement, CCNB and New CCNB entered into the Subscription Agreements with the Sponsor and Getty Investments. Additionally, on December 28, 2021, CCNB and New CCNB entered into the Permitted Equity Subscription Agreement with Multiply Group. Pursuant to the Subscription Agreements and the Permitted Equity Subscription Agreement, the PIPE Investors and Multiply Group agreed to subscribe for and purchase, and CCNB and New CCNB agreed to issue and sell to such investors, on the Closing Date, an aggregate of 22,500,000 shares of New CCNB Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $225,000,000. The shares of New CCNB Class A Common Stock to be issued pursuant to the Subscription Agreements and the Permitted Equity Subscription Agreement have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.
The Subscription Agreements and the Permitted Equity Subscription Agreement provide for certain customary registration rights. In particular, the Subscription Agreements and the Permitted Equity Subscription Agreement provide that New CCNB is required to file with the SEC a registration statement registering the resale of such shares within forty-five calendar days following the Closing Date. Additionally, New CCNB is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety calendar days after the filing thereof (or 120 calendar days after the filing thereof if the SEC notifies New CCNB that it will “review” the registration statement) and (ii) ten business day after the date New CCNB is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review; and New CCNB will not be subject to any form of monetary penalty for its failure to do so. New CCNB will keep the registration statement effective until the earliest of: (i) the second anniversary of the Closing; (ii) the date the investors cease to hold any shares issued pursuant to the Subscription Agreements or the Permitted Equity Subscription Agreement (the “registrable shares”); or (iii) the first date all registrable shares held by the subscribers may be sold without restriction under Rule 144 within ninety days without the public information, volume or manner of sale limitations of such rule. The Form of Subscription Agreement is attached to this proxy statement/prospectus as Annex H, and the Form of Permitted Equity Subscription Agreement is attached to this proxy statement/prospectus as Annex I.
NBOKS Side Letter
In connection with the signing of the Business Combination Agreement, New CCNB, CCNB, and NBOKS entered into a side letter to (a) the Forward Purchase Agreement, pursuant to which, among other things, NBOKS confirmed the allocation to CCNB of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 shares of New CCNB Class A Common Stock, and 3,750,000 Forward Purchase Warrants (as defined therein) and (b) the Backstop Agreement whereby NBOKS agreed to (subject to (i) the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein and (ii) the terms of the Business Combination Agreement), at Closing, subscribe for shares of New CCNB Class A Common Stock to fund redemptions by shareholders of CCNB in connection with the Business Combination in an amount of up to $300,000,000 (clauses “(a)” and “(b),” collectively, the “NBOKS Side Letter”), which NBOKS Side Letter provides for the assignment of CCNB’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination. The NBOKS Side Letter is attached to this proxy statement/prospectus as Annex F.
Fourth Amendment to Restated Option Agreement
In connection with the entry into the Business Combination Agreement, the Getty Family Entities delivered the Fourth Amendment to Restated Option Agreement, pursuant to which the Restated Option Agreement will automatically terminate if, and on the date following the Closing Date on which, the Getty Family Stockholders (together with their respective successors and any permitted transferees) beneficially own less than 27,500,000 shares of New CCNB Common Stock (as adjusted for stock splits, stock combinations, and similar transactions). The Fourth Amendment to Restated Option Agreement is attached to this proxy statement/prospectus as Annex Q.
Interests of CCNB’s Directors and Officers and Others in the Business Combination
In considering the recommendation of the CCNB Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the CCNB Board and the executive officers of CCNB have interests in such proposals and the Business Combination that are different from, or in addition to, those of CCNB shareholders generally. The CCNB Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to CCNB shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CCNB’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
These interests include, among other things:
•
the fact that, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price;

•
the fact that, pursuant to the Sponsor Side Letter, 5,140,000 of the Founder Shares held by the Sponsor and the Independent Directors will be converted into the Restricted Sponsor Shares. For more information, please see the section titled “Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Sponsor Side Letter.”
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the fact that if the Business Combination or another business combination is not consummated by August 4, 2022, CCNB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCNB Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the CCNB Board, dissolving and liquidating;

•
the fact that 25,700,000 Founder Shares, which are held by the Sponsor (in which certain of CCNB’s officers and directors hold an indirect interest) and the Independent Directors and were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless if the Business Combination or another business combination is not consummated by August 4, 2022, because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a higher value than $25,000 (the price paid for such securities) at the time of the Business Combination, estimated to have an aggregate market value of $256.0 million based upon the closing price of $9.96 per public share on the NYSE on June 23, 2022;

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the fact that if the Business Combination or another business combination is not consummated by August 4, 2022, the 18,560,000 Private Placement Warrants held by the Sponsor, in which CCNB’s officers and directors hold a direct or indirect interest and which were acquired for an aggregate purchase price of $18.6 million in a private placement that took place simultaneously with the consummation of the CCNB IPO, would become worthless. Such securities may have a higher value than $18.6 million (the price paid for such securities) at the time of the Business Combination, estimated to have an aggregate market value of $7.2 million based upon the closing price of $0.39 per public warrant on the NYSE on June 23, 2022;

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the fact that CCNB entered into the Forward Purchase Agreement with NBOKS, as amended by the NBOKS Side Letter, which provides for the purchase of up to 20,000,000 Forward Purchase Shares and 3,750,000 redeemable Forward Purchase Warrants to purchase one share of New CCNB Class A Common Stock, for an aggregate purchase price of $200 million, which investment will close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement (as amended by the NBOKS Side Letter);

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the fact that CCNB entered into the Backstop Agreement with NBOKS, as amended by the NBOKS Side Letter, whereby NBOKS agreed to (subject to (i) the availability of capital NBOKS has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein and (ii) the terms of the Business Combination Agreement) at Closing, subscribe for shares of New CCNB Class A Common Stock at $10.00 per share to fund redemptions by shareholders of CCNB in connection with the Business Combination in an amount of up to $300,000,000;

•
the fact that upon consummation of the Business Combination, the Sponsor Group and the Independent Directors are expected to hold an economic ownership in New CCNB, as further described in “Risk Factors — Risks Related to the Business Combination and CCNB — The public shareholders will experience immediate dilution as a consequence of the issuance of New CCNB
Class A Common Stock as consideration in the Business Combination and in the Forward Purchase Agreement, Backstop Agreement and PIPE Financing,” through their ownership of founder shares, forward purchase shares issued to NBOKS, shares issued to the Sponsor pursuant to the PIPE Investment, shares issued to NBOKS in connection with the Backstop Agreement, shares issuable upon exercise of the New CCNB Warrants (including such warrants issuable pursuant to Working Capital Loans) and shares issuable to NBOKS upon exercise of the forward purchase warrants (assuming no redemptions, the forfeiture of all of the Earn-Out Shares and the occurrence of the applicable vesting events for the shares of New CCNB Class B Common Stock, as more specifically set forth in “Shareholder Proposal 2: The Business Combination Proposal — Consideration to Getty Equityholders in the Business Combination”), and is anticipated to be approximately 18.5% of the ownership of New CCNB immediately upon consummation of the Business Combination;

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the fact that the Sponsor has entered into a commitment to invest an aggregate of $100 million in the PIPE Investment, pursuant to the terms of a Subscription Agreement entered among the Sponsor, CCNB and New CCNB;

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the fact that the Sponsor Group will pay an aggregate of $319,435,000, assuming no available Backstop, or up to $619,435,000 assuming full Backstop is subscribed for, for its investment in CCNB, as summarized in the table below. The shares of New CCNB Class B Common Stock held by the Sponsor following the consummation of the Business Combination are included in the table below. The Sponsor Group will not receive any Earn-Out Shares following the consummation of the Business Combination, and as a result, the Earn-Out Shares are not included in the table below. Following the consummation of the Business Combination, as a result of its previous investment in CCNB, the aggregate value of the Sponsor Group’s investment in New CCNB will be $861,409,200, based upon the respective closing prices of $9.96 per public share and $0.39 per public warrant on the NYSE on June 23, 2022:

Sponsor Group Ownership of CCNB Prior to the Business Combination
	Securities held by Sponsor Group	Sponsor Cost at CCNB’s initial public offering ($)
CCNB Class A Ordinary Shares	—	—
Founder Shares	25,580,000	$25,000(1)
Private Placement Warrants(2)	18,560,000	$18,560,000
Total		$18,585,000

(1)
Includes cost for 120,000 Founder Shares held by the Independent Directors.

(2)
Excludes any Private Placement Warrants that may be issued upon conversion of Working Capital Loans.

Sponsor Group Ownership of New CCNB Following the Business Combination
	Securities held by Sponsor Group Following the Closing	Value per Security ($)	Sponsor Group Cost at Closing ($)	Total Value ($)
Shares of New CCNB Class A Common Stock Issued Pursuant to the PIPE Investment	10,000,000	$9.96	$100,000,000	$99,600,000
Shares of New CCNB Class A Common Stock Issued Pursuant to the Forward Purchase	20,000,000	$9.96	$200,000,000	$199,200,000
Shares of New CCNB Class A Common Stock Issued Upon Conversion of the Founder Shares(1)	25,580,000	$9.96	—	$254,776,800
Shares of New CCNB Class A Common Stock Issued pursuant to the Backstop(2)	30,000,000	$9.96	$300,000,000	$298,800,000
New CCNB Warrants Issued Pursuant to the Forward Purchase	3,750,000	$0.39	—	$1,462,500
Private Placement Warrants(3)	19,410,000	$0.39	—	$7,569,900
Total			$600,000,000	$861,409,200

(1)
Includes 2,558,000 shares of New CCNB Series B-1 Common Stock and 2,558,000 shares of New CCNB Series B-2 Common Stock held by the Sponsor following the consummation of the Business Combination, which are each convertible into shares of New CCNB Class A Common Stock upon meeting certain vesting criteria as described in Shareholder Proposal 2: The Business Combination Proposal — Related Agreements — Sponsor Side Letter.”

(2)
Assumes that the full Backstop is subscribed for by NBOKS, and therefor this is the maximum amount of securities issued pursuant to the Backstop. To the extent not used, or used only partially, this number will be reduced.

(3)
Includes 850,000 New CCNB Warrants that may be issued upon conversion of the $850,000 in Working Capital Loans, outstanding as of June 27, 2022.

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the fact that the Sponsor, CCNB’s officers and directors, and their respective affiliates are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on CCNB’s behalf related to identifying, investigating, negotiating and completing an initial business combination. However, if CCNB fails to consummate a business combination by August 4, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, CCNB may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within such period. As of May 28, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by CCNB upon consummation of the Business Combination is less than $775,000;

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the fact that the Sponsor and CCNB’s current officers and directors have agreed, for no additional consideration, to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if CCNB fails to complete an initial business combination by August 4, 2022;

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the fact that the Registration Rights Agreement will be entered into by, among others, the Sponsor and the Independent Directors;

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the fact that, as of the date of the Business Combination Agreement, the Sponsor, the Founder Holders, the Independent Directors and certain other parties have entered into the Stockholders Agreement relating to, among other things, the composition of the New CCNB Board following the Closing (including certain governance rights granted to the Sponsor, including designation rights with respect to the New CCNB Board), certain voting provisions and lockup restrictions;

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the fact that Koch Financial Assets III, LLC (an affiliate of Koch Icon in a separately managed Koch business unit, which is a key equityholder of Getty Images whose consent was required to approve the Business Combination on behalf of Getty Images) is an anchor investor with a significant capital commitment to and a meaningful economic interest in NBOKS;

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the fact that James Quella, a member of the CCNB Board, was appointed by an affiliate of a member of the Sponsor to serve as a director and on the compensation committee and audit committee of Dun & Bradstreet Corporation.

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other CCNB shareholders experience a negative rate of return in New CCNB;

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the fact that CCNB agreed to pay the Sponsor a total of $20,000 per month for office space, secretarial and administrative services and such arrangement will terminate upon the Closing;

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the fact that CCNB’s directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement;

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the fact that at the option of the Sponsor, an aggregate amount of $850,000 outstanding under the Working Capital Loans made by the Sponsor to CCNB on January 7, 2022 and May 20, 2022, respectively, is repayable in full upon consummation of the Business Combination or, at the option of the Sponsor, be converted (in whole or in part) into Private Placement Warrants in connection with the consummation of the Business Combination, and such amount (including amounts due under the outstanding Working Capital Loans) will likely be written off if an initial business combination is not consummated by August 4, 2022; and

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the fact that the Sponsor Group has an aggregate of approximately $20,210,000 at risk that depends on the completion of a business combination, comprised of (i) the $25,000 purchase price for 25,700,000 Founder Shares (including the cost for the 120,000 Founder Shares held by the Independent Directors), (ii) the $18,560,000 purchase price for 18,560,000 Private Placement Warrants, (iii) the $850,000 amount outstanding under a Working Capital Loan made by the Sponsor to CCNB and (iv) less than $775,000 in aggregate fees due and out-of-pocket expenses to be repaid by CCNB.

In addition, certain persons who are expected to become members of the New CCNB Board after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the CCNB Shareholders. See “Shareholder Proposal 2: The Business Combination Proposal — Interests of CCNB’s Directors and Officers and Others in the Business Combination” for additional information.
The Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote all of their Founder Shares and any public shares purchased during or after our IPO in favor of the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor and the Independent Directors own, collectively, approximately 23.7% of our issued and outstanding CCNB Ordinary Shares, including all of the Founder Shares. Additionally, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to waive their Redemption Right with respect to any Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
As a result of multiple business affiliations, CCNB’s officers and directors have certain fiduciary and contractual obligations to other entities. In addition, the Existing Organizational Documents provide that CCNB renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his capacity as a director or officer of CCNB and such opportunity is one CCNB is able to complete on a reasonable basis. CCNB is not aware of any such corporate opportunities not being offered to CCNB. CCNB does not believe that the fiduciary and contractual obligations of CCNB’s officers, or the waiver of the corporate opportunities doctrine, has materially affected CCNB’s search for an acquisition target or will materially affect CCNB’s ability to complete its business combination.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors), or their respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required CCNB Shareholder Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Required CCNB Shareholder Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Right. In the event that the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Right, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Merger Proposal, (3) otherwise limit the number of public shares electing to redeem and (4) CCNB’s net tangible assets (as determined in accordance with Rule 3a51-1 (g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be submitted at the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of CCNB’s directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of CCNB and its shareholders and what he/she or they may believe is is best for himself/herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCNB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Certain Engagements in Connection with the Business Combination and Related Transactions
Credit Suisse Securities (USA) LLC (“Credit Suisse”) was engaged by CCNB to act as an underwriter on CCNB’s IPO and as a co-placement agent on the PIPE financing. None of the co-placement agents received a placement fee related to the PIPE financing.
Goldman Sachs and J.P. Morgan were each engaged by Getty Images to act as a financial advisor to Getty Images in connection with a potential business combination between CCNB and Getty Images, and will receive compensation in connection therewith. Neither Goldman Sachs nor J.P. Morgan provided any advice to CCNB, including, but not limited to, regarding the valuation of Getty Images or the terms of the Business Combination with Getty Images. CCNB and Getty Images have each signed a consent letter with Goldman Sachs acknowledging Goldman Sachs’ roles as financial advisor to Getty Images in connection with the Business Combination.
In addition, each of Goldman Sachs and J.P. Morgan (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Goldman Sachs and its affiliates have provided various investment banking and other commercial dealings unrelated to the potential business combination between CCNB and Getty Images or the PIPE financing to Getty Images and its affiliates, and CCNB and its affiliates, and has received customary compensation in connection therewith. From time to time, J.P. Morgan and its affiliates have had investment banking and other commercial relationships with Getty Images unrelated to the Business Combination between CCNB and Getty Images for which J.P. Morgan and such affiliates have received customary compensation.
In addition, Goldman Sachs, J.P. Morgan and their respective affiliates may provide investment banking and other commercial dealings to CCNB, Getty Images and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, Goldman Sachs, J.P. Morgan and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own respective account and for the accounts of their respective customers. Such investments and securities activities may involve securities and/or instruments of CCNB or Getty Images, or their respective affiliates. Goldman Sachs, J.P. Morgan and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Each of Redburn (USA) LLC, Loop Capital Markets LLC and The Benchmark Company, LLC was engaged by CCNB to act as a capital markets advisor. Each of such capital markets advisors is assisting CCNB in arranging meetings with potential shareholders. From time to time, such capital markets advisors may also provide strategic and financial advice to CCNB in connection with effecting the Business Combination, including but not limited to, reviewing and providing input on investor presentations. The aggregate fees payable to such capital markets advisors is estimated to be $2.5 million, payable out of the deferred underwriting fees from CCNB’s IPO.

Exchange Listing
CCNB’s units, Class A ordinary shares and warrants are currently traded on NYSE under the symbols “PRPB.U,” “PRPB” and “PRPB WS.” New CCNB intends to apply to list its common stock and warrants on the NYSE under the symbols “GETY” and “GETY WS,” respectively, upon the Closing.
Background of the Business Combination
CCNB is a blank check company incorporated on May 12, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
The terms of the Business Combination Agreement are the result of arm’s-length negotiations between CCNB and Getty Images and certain of its equityholders and their respective representatives. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation or communication among the parties to the Business Combination Agreement or their representatives.
On August 4, 2020, CCNB consummated its IPO resulting in the sale of 82,800,000 units, including 10,800,000 Units sold as a result of the full exercise of the underwriters’ over-allotment option. Each Unit consists of one CCNB Class A Ordinary Share, and one-fourth of one redeemable warrant. Each whole warrant entitles the holder to purchase one CCNB Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.
The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $828,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the IPO and the sale of the Units, CCNB consummated a private placement of 18,560,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, issued to the Sponsor, generating gross proceeds of $18,560,000.
$828,000,000 of the net proceeds from the IPO and certain proceeds from the private placement with our Sponsor were deposited in the Trust Account established for the benefit of CCNB’s public shareholders.
Prior to the consummation of its IPO, neither CCNB, nor anyone on its behalf, selected a target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with a target business.
After the IPO, CCNB commenced an active search for businesses and assets to pursue a business combination. Representatives of CCNB contacted and were contacted by numerous companies, advisors and other persons with respect to potential transactions. CCNB had contact with numerous potential transaction counterparties and/or their advisors, which (i) were positioned, operationally and financially, to be successful as a public company and would benefit from the increased ability to access capital that a public listing would provide, (ii) had a significant total addressable market and growth and expansion opportunities, (iii) were profitable or had significant potential to become profitable, (iv) had a strong and experienced management team, (v) had a business model in place designed to address risks and uncertainties associated with a changing economic environment and changes in the industries in which such companies operate and (vi) had a strong competitive differentiation. Throughout this period, representatives of CCNB engaged in discussions and reviewed materials with potential transaction counterparties.
CCNB evaluated numerous potential transaction counterparties in addition to Getty Images, and engaged in varying levels of discussions, negotiations and due diligence with respect to those companies based on, among other factors, interest from, and due diligence access granted by, such companies and the terms on which such companies were willing to consider a potential transaction with CCNB (including with respect to valuation). CCNB’s due diligence efforts with potential transaction counterparties (which included, in many instances, meetings with the senior management of the companies and their respective advisors) included, among other things, investigation and review of (depending on the company): business plan and financial projections (including assumptions, opportunities and risks underlying such plan and projections); historical and expected financial performance; macroeconomic trends impacting the business and the industry in which it operates; competitive positioning versus comparable companies in the applicable industry; growth opportunities; performance history of the senior management team; the company’s technology and potential impact from trends in the overall economy and industry in which the company operates; regulatory environment; and benefits/challenges related to such company engaging in a potential transaction with CCNB and becoming a public company. Of the potential transaction counterparties, CCNB entered into confidentiality agreements with 36 potential targets (including Getty Images) and held varying levels of substantive preliminary discussions, including management meetings, with these potential targets regarding potential business combinations, including submissions of non-binding indications of interest with respect to approximately 11 of these potential acquisition targets (including Getty Images) that CCNB believed were most suitable for a potential business combination, based on, among other things, its and its advisors’ preliminary due diligence and evaluation and analysis. CCNB negotiated indications of interest with some of these potential business combination targets (including, in some instances, resubmissions of indications of interest following such discussions). However, none of these negotiations resulted in an executed letter of intent, other than with respect to Getty Images. CCNB engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with these potential business combination targets, as well as the business combination targets with whom it entered into confidentiality agreements, based on, among other factors: (i) interest from, and due diligence access granted by, such target; (ii) CCNB’s representatives’ and advisors’ evaluations of which targets could best satisfy CCNB’s key criteria for a business combination target; (iii) the receptivity to, or preparedness of, such target with respect to a business combination; and (iv) the terms on which such target was willing to consider a potential business combination. This due diligence, evaluation and analysis involved, among other things, due diligence with respect to, and evaluating and analyzing, each target’s business (including its existing and potential product or service offerings), technology, historical and projected future performance (as well as other financial information and growth opportunities), the management team (as well as its ability to lead a public company) and competitive positioning. None of these discussions with other potential business combination targets progressed beyond these discussions and, in some instances, the submission and negotiation of indications of interests and CCNB ceased to have further discussions with these other potential business combination targets when it determined, for the reasons described below, that it would enter into exclusivity with Getty Images.
CCNB ultimately determined not to proceed with any of its other potential acquisition opportunities for a variety of reasons, including because (i) the potential counterparty pursued an alternative transaction or strategy, (ii) the potential counterparty did not meet the valuation expectations of CCNB, (iii) based on initial due diligence findings conducted by CCNB management, the potential counterparty did not meet the expectations of CCNB in terms of business quality, growth opportunities or otherwise or (iv) CCNB concluded that the opportunity was not as well suited for CCNB (including as compared to the Getty Images business combination opportunity once CCNB was made aware of such opportunity).
In March 2021, Craig Peters, Chief Executive Officer of Getty Images, representatives of the Getty Family Stockholders and Koch Icon and the Getty Images Board discussed pursuing various strategic alternatives, including a financing to reduce indebtedness or a public transaction through a traditional initial public offering or a special-purpose acquisition company (“SPAC”) transaction.
In May 2021, Getty Images began having discussions with Goldman Sachs & Co. LLC (“Goldman Sachs”) and J.P. Morgan Securities LLC (“J.P. Morgan”) as potential financial advisors in connection with its consideration of strategic alternatives. With the assistance of Goldman Sachs and J.P. Morgan’s M&A Advisory Group, Getty Images considered both an equity private placement, the proceeds of which would be used to reduce indebtedness, and a SPAC transaction.
In June 2021, Goldman Sachs and J.P. Morgan facilitated the introduction to several potential providers of an equity private placement, including Neuberger Berman. In the Neuberger Berman Kantor Group’s normal course of business, Charles Kantor, a member of the CCNB Board and a Managing Director and Senior Portfolio Manager of Neuberger Berman, initially met with Craig Peters following an introduction by J.P. Morgan, on June 29, 2021, to discuss a potential equity investment in Getty Images in connection with a private investment by clients and accounts of Neuberger Berman (outside of NBOKS). During the course of those discussions, Mr. Kantor considered that Getty Images would be a good candidate for a SPAC transaction as that would provide sizable proceeds for an upfront deleveraging as opposed to a private financing followed by a traditional initial public offering, and discussed the same with Mr. Peters and J.P. Morgan, including CCNB as a potential transaction partner. Mr. Kantor subsequently informed CCNB of Getty Images as a potentially interesting candidate for a transaction with CCNB.
At the request of Getty Images, on July 28, 2021, Brett Watson, a director of Getty Images and President of Koch Icon, sent an email to Chinh E. Chu, Chief Executive Officer of CCNB, Douglas Newton, Executive Vice President, Corporate Development of CCNB and Matthew Skurbe, Chief Financial Officer of CCNB, to discuss facilitating an initial introduction with Getty Images. On July 29, 2021, Goldman Sachs and J.P. Morgan met with Getty Images and representatives of the Getty Family Stockholders and Koch Icon to discuss the formal pursuit of a SPAC transaction and a list of potential SPAC candidates for Getty Images, which list included CCNB.
On July 30, 2021, Messrs. Chu, Newton and Skurbe had a call with Koch Icon personnel, including Brett Watson, to discuss Getty Images and facilitate an introduction to Getty Images’ financial advisors.
In August 2021, Getty Images engaged Goldman Sachs and J.P. Morgan as financial advisors in connection with its consideration of strategic alternatives.
On August 9, 2021, CCNB and Getty Images executed a confidentiality agreement, and subsequently Getty Images and its advisors began to share additional information regarding its business with CCNB. On the same day, Craig Peters and Milena Alberti-Perez, Getty Images’ then Senior Vice President and Chief Financial Officer, had a telephonic meeting with Messrs. Newton and Kantor, describing Getty Images, its industry, financial performance, growth opportunities, competitive positioning and management team. Later that day, Getty Images provided CCNB and its representatives with access to a virtual data room and otherwise began providing business and financial due diligence materials to CCNB and its advisors in connection with CCNB’s evaluation of a potential business combination transaction.
From and after such time, CCNB and its representatives conducted key business and financial diligence, including on August 19, 2021 when Getty Images had a telephonic meeting with CCNB to provide an overview of their various offerings, in the form of a product demo, and on August 20, 2021, Getty Images had a telephonic meeting with CCNB to provide responses to initial diligence questions.
On August 24, 2021, a financial model consisting of Getty Images’ financial forecasts for fiscal years 2021 through 2023 prepared by Getty Images’ management team was uploaded to the online data room for CCNB. Please see the section of this proxy statement/prospectus entitled “— Certain Getty Images Projected Financial Information” for more information on the Getty Images Forecasted Financial Information used by the CCNB Board in connection with the evaluation of the transaction.
Over the course of the week of August 23, 2021, representatives of CCNB, Rothschild & Co US Inc. (“Rothschild & Co”), CCNB’s financial advisor, Getty Images, Goldman Sachs and J.P. Morgan’s M&A Advisory Group, and Berenson & Company LLC, the Getty Family Stockholders’ financial advisor, held several discussions regarding the terms of a potential business combination transaction as part of an overall process conducted by Getty Images with respect to a transaction with a SPAC partner, including (i) the consideration to be received by existing Getty Images Equityholders, (ii) the size of any PIPE financing and expected participation of certain third-party investors in the PIPE financing, if any, (iii) post-closing governance rights, including board composition and a potential dual-class capital structure with high vote shares, (iv) potential concessions to be made by the Sponsor with respect to its Founder Shares (including conversion of Founder Shares into earn-out shares) and (v) potential exclusivity following entry by the parties into a letter of intent. As part of these discussions, the parties also discussed the scope and process for CCNB’s due diligence review of Getty Images in connection with its evaluation of the potential transaction, as well as the overall timeline and process with respect to a potential transaction.
Throughout the month of August 2021, representatives from CCNB and Getty Images and their financial advisors held telephonic due diligence sessions for purposes of furthering CCNB’s business and financial due diligence with respect to Getty Images. CCNB conducted preliminary business and financial due diligence with respect to Getty Images and researched Getty Images’ market outlook. As part of this process, CCNB conducted initial and follow-up conversations with advisors to assist with its due diligence review focused on topics including financial and commercial/market due diligence, among others. Additionally, CCNB conducted several conference calls and meetings with financial advisors regarding equity capital markets and demand for publicly traded visual media companies, current and historical valuation metrics, and public company comparables.
As part of Getty Images’ review of strategic alternatives, Getty Images approached multiple potential counterparties, including CCNB, and provided to CCNB and certain other potential counterparties a form of non-binding term sheet on August 23, 2021 (the “Term Sheet”). Getty Images instructed the potential counterparties, including CCNB, that a preliminary bid and markup of the Term Sheet was due on August 31, 2021.
On September 1, 2021, CCNB submitted to Getty Images a markup of the Term Sheet regarding a business combination between CCNB and Getty Images, with key transaction terms, including a proposed $4.4 – $4.5 billion enterprise value of Getty Images. The valuation was based on 13.00x and 13.25x, respectively, Getty Images’ projected 2022 adjusted EBITDA (including $10 million of public company costs) of $341 million, and assumed certain levels of debt, cash and transaction expenses. CCNB’s use of the 13.00x and 13.25x multiples was based on its review of comparable companies, its view of Getty Images’ appropriate trading range, diligence to date, and the M&A and capital markets expertise of CCNB’s officers. In addition, the combined company was required to pay down debt at the Closing to agreed targeted leverage levels of 3.5x net debt / 2022E EBITDA (excluding $50 million of cash that was not given credit in the net debt calculation). The total consideration included $480 million in cash (payable solely to Getty Images’ preferred stockholder) and approximately 188 to 196 million shares of New CCNB common stock (based on a $10 per share value of shares of New CCNB common stock) (issuable to Getty Images’ common and preferred stockholders and holders of vested options (upon the exercise thereof)), which assumed, among other things, proceeds from a $150 million PIPE financing (including commitment by the Sponsor of up to $75 million). The draft Term Sheet also provided for a potential dual-class capital structure with high vote shares to be issued, upon Getty Images’ request, to the Getty Family Stockholders and certain of their related persons, which CCNB noted was subject to further discussion given expected impacts to valuation. Additionally, the Term Sheet provided for (i) a post-closing incentive equity plan on customary terms for a public company in New CCNB’s industry, including an initial share reserve equal to 10% of the issued and outstanding shares of New CCNB Common Stock, (ii) the conversion of each CCNB Class A Ordinary Share into one share of New CCNB Class A Common Stock, (iii) 2.6 million (approximately 10%) of the shares held by the Sponsor being converted into an earn-out in the form of a new class of restricted shares of New CCNB Common Stock which would vest upon New CCNB stock reaching a five-day VWAP of $13.50 per share post-closing (or in connection with a change of control or liquidation) in lieu of a conversion on a one-for-one basis into shares of New CCNB Class A Common Stock in order to reduce dilution attributable to Sponsor equity absent a certain level of performance post-Closing and did not contemplate any incremental shares of New CCNB Class A Common Stock being issued to the Sponsor as a result of any financing notwithstanding the anti-dilution protection set forth in the Existing Organizational Documents, which eliminated any incremental dilution to both CCNB’s public shareholders and Getty Images Equityholders which would have resulted from such right to the extent additional shares were issued to the Sponsor in respect of the PIPE Financing, (iv) the post-closing board of directors of the combined company and related go-forward nomination rights to be determined collaboratively by the Sponsor, New CCNB, Getty Images and its existing stockholders, and to include such number of independent directors as required by applicable law or exchange requirements, (v) a 12-month lock-up period for the Sponsor and a 180-day lock-up period for Getty Images Equityholders, and (vi) a binding mutual 30-day exclusivity period. Taking into account the range of valuation being offered to the Getty Images’ Stockholders and the revisions to the Sponsor economics proposed in CCNB’s term sheet markup, CCNB’s proposal assumed that the existing holders of CCNB Ordinary Shares (other than the Sponsor) would hold approximately 25% of the shares of New CCNB Class A Common Stock at closing and the Sponsor would hold approximately 7% of the shares of New CCNB Class A Common Stock at closing (not taking into account any shares of New CCNB Class A Common Stock issued in connection with the PIPE Financing).
Between September 1, 2021 and September 17, 2021, representatives of CCNB and Getty Images engaged in discussions regarding the terms of the Term Sheet, and exchanged markups of the Term Sheet reflecting their respective positions, including through Kirkland & Ellis LLP (“Kirkland”), CCNB’s legal counsel, and Weil, Gotshal & Manges LLP (“Weil”), Getty Images’ legal counsel, and following discussions with their respective financial advisors. The topics discussed and provisions negotiated included, among other things (i) the valuation proposed by CCNB, including the position by Getty Images that CCNB’s valuation was not on the high end of the range of valuations proposed by other parties that Getty Images was considering engaging in a transaction with and that in order for Getty Images to consider a business combination with CCNB, the valuation proposed by CCNB would need to be revised to $5 billion enterprise value of Getty Images plus an earn-out for existing Getty Images’ Equityholders in the form of 45 million shares of New CCNB Class A Common Stock, (ii) the cash/stock mix of theconsideration, including that cash proceeds to be received by Getty Images’ preferred stockholder would be cut back to the extent the minimum cash condition was waived to ensure appropriate capitalization of the post-business combination company, (iii) the size and commitments of the PIPE financing (including commitments by the Sponsor of up to $100 million and the Getty Family Stockholders of up to $50 million for a total PIPE financing of up to $150 million unless upsized prior to execution of the Business Combination Agreement), (iv) dual-class capital structure with high vote shares (which was raised as an issue by CCNB due to public perception and the valuation impact of such a structure and was agreed by the Getty Family Stockholders to be deleted in connection with the negotiation of the go-forward governance terms), (v) minimum cash required at closing, (vi) board composition (consisting of 3 representatives for the Getty Family Stockholders, 2 representatives for Koch, 1 representative for the Sponsor, the chief executive officer of New CCNB and such number of independent directors as required by applicable law or NYSE requirements as mutually agreed by the Getty Family Stockholders and the Sponsor), (vii) the size and terms of an earn-out for existing Getty Images’ Equityholders (with a range from 45 million shares, assuming a $5 billion Getty Images enterprise value, to 65 million shares, assuming a $4.8 billion Getty Images enterprise value, of New CCNB Class A Common Stock), (viii) the size and conversion terms of the shares held by the Sponsor that will be converted into an earn-out (including a request by Getty Images to increase the portion of Founder Shares converted into such earn-out, whereby the Sponsor ultimately agreed to convert 20% of its Founder Shares into earn-out (representing a 10% increase from the 10% originally offered in the initial Term Sheet) and a revision of the vesting terms for such Founder Share earn-out (from $13.50 per share post-closing vesting trigger to a two-tiered vesting structure, with 50% of the Founder Share earn-out vesting at $12.50 per share post-closing and the remaining 50% of the Founder Share earn-out vesting at $15.00 per share post-closing), which further reduced dilution to CCNB’s public shareholders and Getty Images Equityholders and increased the performance hurdles that needed to be satisfied in order for the Sponsor to vest into the full component of its equity, ensuring that the Sponsor’s economics interests are aligned with performance of New CCNB post-closing) and (ix) additional due diligence required and overall timing required to sign a definitive transaction. Getty Images and CCNB also negotiated the terms of an acceptable consideration package, which was reflected in the Term Sheet described below. In connection with the negotiation of the Term Sheet, representatives of CCNB also held discussions with various representatives of the Getty Family Stockholders and Koch Icon, Getty Images’ majority equityholders regarding a potential business combination and key financial terms, including valuation, sources and uses, and the form of consideration to be delivered to existing equityholders. The conversion of the existing CCNB Ordinary Shares on a one-for-one basis to shares of New CCNB Class A Common Stock was agreed, and therefor the pro forma ownership which would ultimately be held by such existing holders of CCNB Ordinary Shares at closing was dependent on the valuation agreed (and therefor the amount of equity being delivered to existing Getty Images’ Stockholders) and the concessions with respect to the Sponsor’s Founder Shares described above, as well as the ultimate amount of PIPE Financing.
During the same period of time and prior to the execution of the Term Sheet by CCNB, representatives of CCNB shared materials with members of the CCNB Board providing an overview of the proposal and Messrs. Newton and Kantor provided ongoing updates to all other members of the CCNB Board about the potential business combination with Getty Images (including negotiations with its majority equityholders, the Getty Family Stockholders and Koch Icon) and the preliminary transaction terms being negotiated in the Term Sheet, including an update on September 14, 2021 reflecting CCNB’s diligence as of such time and status of Term Sheet negotiations, including the valuation and earn-out requests made by Getty Images in order for Getty Images to transact with CCNB. During the discussions, the Board agreed that based on, among other considerations, the experience and performance history of Getty Images’ senior management team, Getty Images’ historical and projected profitability and opportunity for growth acceleration, the attractiveness of the visual content space demonstrated by historically strong growth trends that are expected to accelerate and Getty Images’ differentiated, high quality and exclusive content, sourced through strong relationships with successful content partners and contributors and Getty Images’ own staff photographers, and the then-current findings of CCNB’s ongoing diligence, that a transaction with Getty Images was the most attractive opportunity of the various potential targets CCNB was then-exploring, and that CCNB should proceed with finalizing Term Sheet negotiations and entering into a non-binding Term Sheet (including a binding mutual exclusivity provision in consideration of the time, effort and expense to be undertaken by both parties in connection with the proposed business combination) with respect to a transaction with Getty Images, including at the requested increased valuation of $4.8 billion together with 65 million earn-out shares.
On September 17, 2021, CCNB and Getty Images executed the Term Sheet, which reflected, among other things, the following final negotiated terms: (i) a $4.8 billion enterprise value of Getty Images (which was agreed by Getty Images in exchange for a larger earn-out (described below in clause (iv)), (ii) a debt pay down by the combined company at the Closing to a leverage level to be agreed between the CCNB and Getty Images in the range of 3.75x-4.0x net debt / 2021E EBITDA with no preferred equity outstanding following the Business Combination, (iii) the total consideration to Getty Images’ Equityholders consisting of $535 million in cash payable solely to the holder of Getty Images’ Preferred Shares and approximately $2.288 billion (which included the $150 million equity rollover of Getty Images’ preferred stockholders) in New CCNB common stock (based on a $10 per share value of New CCNB common stock) (issuable to Getty Images Stockholders and holders of vested Getty Images Options (upon the exercise thereof)), which assumed, among other things, proceeds from a $150-250 million PIPE financing (including commitments by the Sponsor and the Getty Family Stockholders of up to $150 million, satisfying the anticipated PIPE financing amount required for sufficient transaction proceeds to achieve target net leverage, (iv) an earn-out for Getty Images’ Equityholders of up to 65 million shares of New CCNB Class A Common Stock (one-third (1/3) of which would vest upon the price of New CCNB Class A Common Stock reaching $12.50 per share, one-third (1/3) of which would vest upon the price of New CCNB Class A Common Stock reaching $15.00 per share and the remaining one-third (1/3) would vest upon the price of New CCNB Class A Common Stock reaching $17.50 per share) during a period of ten years post-closing (or in connection with a change of control transaction in which the price per share paid in such transaction exceeds any of the foregoing stock price targets), (v) a minimum cash condition of no less than $950 million, (vi) a post-closing incentive equity plan on customary terms for a public company in New CCNB’s industry, (vii) the conversion of each CCNB Class A Ordinary Share into one share of New CCNB Class A Common Stock, (viii) 20% of the Founder Shares being converted into an earn-out in the form of a new class of restricted shares of New CCNB common stock (50% of which would vest upon the price of New CCNB Class A Common Stock reaching $12.50 per share and the remaining 50% of which would vest upon the price of New CCNB Class A Common Stock reaching $15.00 per share) during a period of 10 years post-closing (or in connection with a change of control transaction in which the price per share paid in such transaction exceeds any of the foregoing stock price targets), (ix) no dual class high vote structure, (x) the post-closing board of directors of New CCNB consisting of one director designated by the Sponsor, three directors designated by Getty Investments, two directors designated by Koch Icon, the Chief Executive Officer of Getty Images and such number of independent directors as required by applicable law or exchange requirements as mutually agreed by Getty Investments and the Sponsor, (xi) a 12-month lock-up period for the Sponsor and a 6-month lo ck-up period for Getty Images Equityholders, and (xii) a binding mutual 30-day exclusivity period. Taking into account the agreed valuation of $4.8 billion and agreement to convert 20% of the Founder Shares into earn-out, the existing holders of CCNB Ordinary Shares (other than the Sponsor) would hold approximately 22.5% of the shares of New CCNB Class A Common Stock at closing and the Sponsor would hold approximately 5.6% of the shares of New CCNB Class A Common Stock at closing (not taking into account any shares of New CCNB Class A Common Stock issued in connection with the PIPE Financing).
Following the entry into the Term Sheet with Getty Images, and consistent with the exclusivity obligations on CCNB set forth therein, CCNB terminated discussions with all parties with whom CCNB had been having preliminary discussions and Getty Images terminated discussions with all Getty Images’ alternate transaction partners.
On September 24, 2021, representatives of Kirkland sent to Weil a due diligence request list for purposes of completing its legal due diligence review of Getty Images.
Over the course of the following weeks, CCNB’s advisors, including Rothschild & Co, PricewaterhouseCoopers LLP (“PwC”), CCNB’s accounting and tax advisor, Crosslake Technologies

(“Crosslake”), CCNB’s technology advisor, McKinsey & Company (“McKinsey”), CCNB’s market consultant, and Marsh USA Inc. (“Marsh”), CCNB’s insurance consultant, continued to conduct diligence regarding Getty Images’ business, including Getty Images’ overall addressable market, the commercial viability of Getty Images’ business plan and certain revenue, operating and cost variables underlying the Getty Images Forecasted Financial Information.
On September 20, 2021, Getty Images opened a virtual data room containing additional due diligence materials to CCNB and its advisors, and from September 17, 2021 through December 9, 2021, CCNB and its advisors, including Rothschild & Co, Kirkland, PwC, Crosslake and Marsh continued to conduct a due diligence review of Getty Images’ business, including holding numerous diligence sessions with Getty Images’ management team and senior management team, which sessions were also attended by Getty Images’ advisors, including Goldman Sachs, J.P. Morgan’s M&A Advisory Group and Weil.
On September 22, 2021, representatives of Kirkland and Weil held a telephonic meeting to discuss deal documentation and align on legal work streams. On September 29, 2021, representatives of Kirkland held a legal due diligence call with Getty Images management.
On October 14, 2021, the CCNB Board met virtually to further discuss the terms of a potential transaction with Getty Images and to receive an update on the status of the ongoing business and financial due diligence review of Getty Images, with representatives of Rothschild & Co and Kirkland in attendance for all or a portion of the meeting. During the meeting, representatives of the Sponsor and Rothschild & Co provided an overview of valuation and preliminary business and financial due diligence findings to date, and a discussion ensued during which members of the CCNB Board asked various questions regarding such preliminary diligence findings and diligence focus areas, which were answered. The CCNB Board also discussed fiduciary duties, transaction timeline, the status of key transaction workstreams, including with respect to engagement with existing investors and the potential PIPE financing process (including commitments by the Sponsor and the Getty Family Stockholders) and any actual or perceived conflicts given the participation of Koch Icon as an equityholder in Getty Images while Koch Financial Assets III, LLC, an affiliate of Koch Icon in a separately managed Koch business unit, is an indirect, non-governing investor in the Sponsor (through an investment in NBOKS) (determining that no conflict of interest existed with respect to the members of the CCNB Board following discussion and disclosure of Koch Financial Assets III, LLC economic investment in NBOKS). The CCNB Board also discussed the retention of a reputable independent financial advisor to provide valuation analyses as well as an opinion regarding the fairness, from a financial point of view, of the consideration to be paid by CCNB in connection with a business combination with Getty Images. Following discussion, including with respect to the identity of potential independent financial advisors, the CCNB Board directed CCNB’s management to have discussions with Solomon regarding a potential engagement with respect to such opinion. The CCNB Board then reviewed and discussed the contemplated engagement of Rothschild & Co as lead financial advisor for CCNB in connection with a business combination with Getty Images, and the terms thereof, as well as estimated transaction fees and expenses.
On October 18, 2021, Kirkland distributed the first draft of the Sponsor Side Letter to Weil, setting forth, among other things, the conversion of 5,140,000 Founder Shares into earn-out based securities.
On October 25, 2021, CCNB and Getty Images jointly engaged Credit Suisse Securities, an underwriter on CCNB's IPO, Goldman Sachs, J.P. Morgan’s Equity Capital Markets Group and Citigroup Global Markets Inc. (“Citigroup”) as co-placement agents for any third-party PIPE Investment (collectively, the “Placement Agents”) to the extent such incremental third party financing were to be committed pre-signing, given their expertise in Getty Images’ industry. The CCNB Board reviewed and discussed the engagement of Goldman Sachs and J.P. Morgan’s Equity Capital Markets Group as Placement Agents, and such engagement was contemplated notwithstanding Goldman Sachs’ and J.P. Morgan’s M&A Advisory Group’s existing roles as financial advisors to Getty Images in connection with the proposed business combination.
During the period following the execution of the Term Sheet through execution of the definitive documents, representatives of CCNB’s management kept the CCNB Board apprised as to the status of negotiations with Getty Images, the status of the due diligence conducted on Getty Images, the status of engagement with existing CCNB investors or potential future investors (including the possibility of pre- or post-signing investment in the combined company) and the timeline for executing on a definitive business combination with Getty Images.
On November 6, 2021, Kirkland distributed the first draft of the Business Combination Agreement to Weil. Between November 6, 2021 and December 9, 2021, Kirkland and CCNB, on the one hand, and Weil and Getty Images, on the other hand, exchanged drafts of the Business Combination Agreement and engaged in negotiations of such agreements. The various revised drafts of the Business Combination Agreement reflected the parties’ respective positions on, among other matters (i) a capital structure with one vote per common share, (ii) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents, (iii) the transaction structure, (iv) the terms of the earn-out consideration payable to Getty Images’ Equityholders, (v) the mechanics of the consideration to be paid to the existing Getty Images Equityholders, including the consideration to be paid to the Getty Images’ preferred stockholder, consisting of a fixed amount of shares with the balance of the preferred consideration to be paid in cash, subject to adjustment in accordance with the terms of the Business Combination Agreement, (vi) the closing condition in favor of Getty Images relating to available cash and level of debt at closing (after taking into account, among other things, any new debt financing obtained by Getty Images and redemptions of CCNB’s stock), and the inability of Getty Images to waive such condition to the extent net leverage would be in excess of the agreed maximum net leverage level at closing and (vii) the termination and/or modification of certain existing related party contracts between the Getty Family Stockholders and Getty Images, including the modifications to the Fourth Amendment to the Restated Option Agreement.
On November 23, 2021, Weil distributed to Kirkland an initial draft of the Stockholders Agreement which was prepared by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) as counsel to the Getty Family Stockholders, and Weil, and which set forth, among other things, provisions with respect to New CCNB’s post-closing governance (including representation on New CCNB’s board of directors, board nomination rights, and standards for the fall-away of such rights), lock-up provisions, and certain other governance provisions. On December 3, 2021, Weil provided an initial draft of the Registration Rights Agreement, setting forth certain demand, registration and piggy-back rights, and rights related to expense reimbursement. On December 3, 2021, Paul Weiss provided an initial draft of the Fourth Amendment to Restated Option Agreement, which provided that, among other things, the Restated Option Agreement would terminate to the extent the Getty Family Stockholders no longer hold 20% (or greater) of the total number of New CCNB Shares held by the Getty Family Stockholders (together with their successors and permitted transferees) as of immediately following the Closing (only including the shares issued as merger consideration and excluding any shares purchased by the Getty Family Stockholders in the PIPE Investment).
During the month of November and through the signing of the transaction, the parties negotiated the final forms of the ancillary agreements, including with respect to the waiver of anti-dilution protection by the Sponsor in the Sponsor Side Letter in addition to the conversion of Founder Shares, the scope of locked up equity, fall away for governance rights of the parties and rights with respect to New CCNB’s board of directors and related matters and the conditions upon which the Restated Option Agreement would terminate or the negotiated amendment to such Fourth Amendment to the Restated Option Agreement would terminate. For further information related to the final resolution of the foregoing items, please see the sections of this proxy statement/prospectus entitled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement” for a description of the material terms of the Business Combination Agreement and “Shareholder Proposal 2: The Business Combination Proposal — Related Agreements” for a description of the material terms of the Subscription Agreement, the Stockholders Agreement, the Sponsor Side Letter, the Warrant Assumption Agreement, the NBOKS Side Letter and the Fourth Amendment to Restated Option Agreement. The negotiations also included counsel to NBOKS, Proskauer Rose LLP, with respect to the terms of the Sponsor Side Letter and the NBOKS Side Letter and counsels to certain of the key equityholders in Getty Images, including Jones Day as counsel to Koch Icon and Paul Weiss, with respect to the terms of the Stockholders Agreement and Fourth Amendment to Restated Option Agreement, their consent rights with respect to amendments and waivers with respect to the Business Combination Agreement and certain other matters (including representation on the New CCNB’s board of directors).

From November 8, 2021 through December 9, 2021, Kirkland, Weil and Sullivan & Cromwell LLP (“S&C”), counsel to the Placement Agents, exchanged drafts of the form of PIPE Subscription Agreement to be used in the PIPE Investment by the Sponsor and Getty Images, as well as by potential third party investors to the extent incremental PIPE provided by third parties were to be committed prior to execution of definitive documents. Kirkland, Weil and S&C negotiated the terms of the Subscription Agreements, particularly with respect to the conditions to closing the PIPE Investment, the representations and warranties of CCNB and the investors party thereto, the registration rights to be granted to the PIPE investors and the termination provisions set forth in the form of Subscription Agreement. Certain existing equityholders and potential future equityholders of CCNB or New CCNB, as applicable, in connection with a market check and investor education regarding the transaction and potential pre- or post-signing investment in New CCNB, were provided with a draft subscription agreement and information for due diligence purposes with respect to Getty Images and the proposed Business Combination. Kirkland, Weil and S&C responded to follow up questions and comments from such potential investors related thereto.
On each of October 18, 2021, November 1, 2021 and November 15, 2021, the parties agreed to extend the exclusivity period set forth in the Term Sheet through November 1, 2021, November 15, 2021 and December 9, 2021, respectively, based on the parties’ continued progress towards execution of definitive transaction documentation.
On November 18, 2021, the CCNB Board met virtually to further discuss the terms of a potential transaction with Getty Images and to receive an update on the status of negotiations with Getty Images and on the engagement with existing and potential investors as well as the status of the ongoing business and financial due diligence review of Getty Images, transaction timeline and the status of key transaction workstreams, with representatives of Rothschild & Co, Solomon and Kirkland in attendance for all or a portion of the meeting. During the meeting, representatives of Rothschild & Co and CCNB management team provided an overview of valuation and subsequent business and financial due diligence findings to date, and a discussion ensued during which members of the CCNB Board asked various questions regarding financing and investor engagement, subsequent diligence findings and diligence focus areas, which were answered. Representatives of Solomon then provided an overview of the potential engagement of Solomon, including the scope and process of the potential opinion regarding the fairness, from a financial point of view, of the consideration to be paid by CCNB in connection with a business combination with Getty Images. Following such discussions, members of the CCNB Board discussed Solomon’s qualifications to serve as independent financial advisor and the terms of Solomon’s potential engagement. Following this and subsequent discussions, including Solomon’s agreeing to waive its right under a fee sharing agreement with an affiliate of Solomon to receive a portion of the deferred underwriting fees payable by CCNB to such affiliate in connection with the consummation of CCNB’s business combination, on December 7, 2021, CCNB engaged Solomon to act as an independent financial advisor. For more information about Solomon’s opinion, please see the section of this proxy statement/prospectus titled “Shareholder Proposal 2: The Business Combination Proposal — Opinion of Solomon, Partners Securities, LLC.”
On November 24, 2021, the CCNB Board met virtually to continue its discussion and evaluation of the potential business combination with Getty Images, with representatives of Kirkland in attendance for all or a portion of the meeting. During such meeting, representatives of CCNB’s management reviewed with the CCNB Board the Getty Images Forecasted Financial Information, including a detailed review of the key components of the Getty Images Forecasted Financial Information and the material assumptions used by Getty Images’ management in preparing the base projections used by CCNB management in preparing the Getty Images Forecasted Financial Information, and the CCNB management team’s assumptions in finalizing such model. Representatives of CCNB’s management then reviewed with the CCNB Board the results of the business, financial and legal due diligence findings conducted to date, including with respect to Getty Images’ overall addressable market, the commercial viability of Getty Images’ business plan and certain revenue, operating and cost variables underlying the Getty Images Forecasted Financial Information. A discussion ensued between members of the CCNB Board and representatives of CCNB’s management with respect to the key components of the Getty Images Forecasted Financial Information and the strategic rationale of a business combination with Getty Images. As part of this discussion, members of the CCNB Board asked various questions to representatives of CCNB’s management, which were answered. Following the discussion, on November 28, 2021, the Getty Images Forecasted Financial Information were provided to Solomon.

From November 24, 2021 through December 8, 2021, CCNB and its advisors finalized their due diligence review of Getty Images, and the parties continued to negotiate the terms of the final documentation with respect to the Business Combination, including the Business Combination Agreement, the Stockholders Agreement, the Sponsor Side Letter, the Fourth Amendment to Restated Option Agreement and the other ancillary agreements contemplated by the Business Combination Agreement. Among other things, the parties also finalized the terms of the earn-out consideration payable to Getty Images Equityholders, the change of the minimum cash condition provided in the Term Sheet to a maximum net leverage condition and related provision that such condition could not be waived by Getty Images unless resulting net leverage would not be greater than an agreed amount, the ability of CCNB to solicit Permitted Equity Financing (which is incremental PIPE Investment) between signing and closing, post-closing governance matters (including representation on New CCNB’s board of directors and rights with respect to independent directors), post-closing incentive equity plan and certain other matters.
On December 7, 2021, CCNB discussed the agreed valuation set forth in the Term Sheet with the Getty Images management team, and whether any revision down in valuation was warranted given then-current conditions in the overall market and trading pricings generally, notwithstanding the fact that CCNB and the CCNB Board continued to believe that the agreed valuation was fully supported by the financial and other diligence performed on Getty Images by itself and its advisors. The parties engaged in discussions with respect to valuation and the best positioning of New CCNB following the consummation of the transaction. Following these discussions, the parties determined to maintain the valuation agreed in the Term Sheet, but in order to ensure for the benefit of CCNB’s Shareholders that New CCNB would be well capitalized at closing, the parties agreed that CCNB could not be forced to close into an overleveraged transaction, and, therefore, Getty Images was not permitted to waive the maximum net leverage condition unless the Getty Family Stockholders or affiliates of Koch Icon (or other designees of Getty Images) provided incremental financing to New CCNB on the same terms as any Permitted Equity Financing so that net leverage was not in excess of the maximum agreed amount.
On December 8, 2021, CCNB, Getty Images and their respective representatives confirmed that the final proposed aggregate amount of the contemplated PIPE Investment would be $150 million, consisting entirely of committed subscription amounts by the Sponsor and Getty Investments; provided that, following discussions with existing and prospective equity investors the parties anticipated there could be potential upsize in this PIPE Investment (in the form of Permitted Equity Financing) from third-party investors following signing (which was expressly permitted by the Business Combination Agreement). On December 9, 2021, a final version of the Subscription Agreement was distributed to the Sponsor and Getty Investments, which reflected the outcome of negotiations between the parties. Later that day, the Sponsor and Getty Investments confirmed their acceptance thereof, and delivered executed Subscription Agreements, to be released in connection with the execution of the definitive Business Combination Agreement.
On December 8, 2021, the CCNB Board met virtually to discuss and evaluate the terms of the potential business combination with Getty Images, with representatives of Rothschild & Co, Solomon and Kirkland in attendance for all or a portion of the meeting. During such meeting, representatives of Kirkland reviewed with members of the CCNB Board (i) their fiduciary duties in connection with the potential transaction,
(ii) conflicts disclosure with respect to interests of certain parties in the transaction (including Rothschild & Co, Solomon, the members of the CCNB Board and the Sponsor and its affiliates), (iii) the material terms of the Business Combination Agreement and of the other key transaction documents and (iv) the resolutions they would be asked to approve if the CCNB Board determined to approve the transaction. As part of this discussion, the CCNB Board received a summary of disclosures with respect to potential conflicts of interests of the members of the CCNB Board, and the CCNB Board reviewed relationship disclosure letters provided by each of Rothschild & Co and Solomon (including a disclosure memorandum provided by Solomon to CCNB dated November 24, 2021 which indicated, among other things, (i) that under a fee sharing agreement with an affiliate of Solomon, upon consummation of the Business Combination, Solomon would have been entitled to receive a portion of the deferred underwriting fee payable to such affiliate in connection with CCNB’s IPO but for the fact that Solomon had agreed to waive its right to receive the amount payable to it under such fee sharing agreement, and (ii) that during the two year period prior to the date of Solomon’s disclosure memorandum, Solomon had not received any investment banking fees from, among other related parties, any of Griffey Investors, L.P., Griffey Global Holdings, Inc., Griffey Holdings, Inc., Griffey Midco (DE), LLC, Abe Investment Holdings, Inc., Getty Images, Inc., Getty Investments L.L.C., The

October 1993 Trust, The Options Settlement, Mark H. Getty / Mark Getty, Koch Icon, Koch Equity Development, or Koch Financial Assets III, LLC), which had been circulated to the CCNB Board prior to the meeting. The CCNB Board also discussed the potential participation by the Sponsor and Getty Investments in the PIPE financing and received an update regarding the final PIPE subscription amounts of $150 million, consisting entirely of committed PIPE subscription amounts by the Sponsor and Getty Investments, and following discussion on market conditions and developments relating to special purpose acquisition companies and the PIPE market as well as the level of indications received from prospective investors in the combined company, the CCNB Board resolved to proceed with an aggregate amount of the contemplated PIPE financing of $150 million, consisting entirely of committed PIPE subscription amounts by the Sponsor and Getty Investments, understanding that CCNB was permitted to raise additional financing in the form of Permitted Equity Financing following signing in an amount up to $200 million. The members of the CCNB Board discussed the terms of the Business Combination Agreement and ancillary agreements with Kirkland and the other advisors present. Then representatives from Solomon reviewed with the CCNB Board Solomon’s financial analysis of the proposed consideration to be paid by CCNB in the Business Combination, by reference to materials previously provided to the CCNB Board, and noted that Solomon was prepared to deliver to the CCNB Board an opinion with respect to the fairness, from a financial point of view, to CCNB of the aggregate Merger Consideration (as defined in Solomon’s written opinion) to be paid by CCNB to Company Equityholders (as defined in Solomon’s written opinion) pursuant to the Business Combination Agreement. The members of the CCNB Board asked questions of Solomon with respect to its analysis, and the analysis was discussed. Following Solomon’s analysis, the members of the CCNB Board and the representatives present discussed the proposed transaction, remaining open items, and the process to approve the transaction.
During the course of December 8, 2021 and December 9, 2021, the parties discussed and agreed on the final terms of the Business Combination Agreement and the ancillary documents.
On December 9, 2021, the CCNB Board met virtually to evaluate and act on the proposed final terms of the potential business combination with Getty Images, with representatives of Rothschild & Co, Solomon and Kirkland in attendance for all or a portion of the meeting. The CCNB Board discussed any key updates since the occurrence of the December 8, 2021 meeting. Next, a representative from Solomon rendered Solomon’s oral opinion to the CCNB Board (which was confirmed in writing by delivery of Solomon’s written opinion dated the same date) to the effect that, as of such date, and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the aggregate Merger Consideration (as defined insuch opinion) derived from the the Transaction Equity Value to be paid by CCNB to Company Equityholders (as defined in such opinion) pursuant to the Business Combination Agreement is fair, from a financial point of view, to CCNB. Following further discussion, upon a motion duly made and seconded, the CCNB Board, among other things, unanimously (i) declared it advisable, to enter into the Business Combination Agreement and the ancillary agreements to which CCNB is or will be a party and the other transactions contemplated hereby and thereby (including the Mergers), (ii) adopted and approved the execution, delivery and performance by CCNB of the Business Combination Agreement and the ancillary agreements to which CCNB is or will be a party and the other transactions contemplated hereby and thereby (including the Mergers), (iii) resolved to recommend that the CCNB Shareholders entitled to vote thereon vote in favor of the approval of the Business Combination Agreement and other proposals related thereto, and (iv) directed that such proposals, including the proposal to approve the Business Combination Agreement, be submitted to the CCNB Shareholders for approval.
On the evening of December 9, 2021, the parties executed and delivered the Business Combination Agreement and certain other transaction documents, including the Subscription Agreements, the Sponsor Side Letter, the Stockholders Agreement, the Fourth Amendment to the Restated Option Agreement and certain other ancillary agreements contemplated thereby. On the morning of December 10, 2021, prior to the opening of trading on the NYSE, CCNB and Getty Images announced the execution of the Business Combination Agreement and the contemplated Business Combination.
On December 19, 2021, a prospective institutional investor indicated to CCNB that it wished to subscribe for an approximate $75 million that would be considered a Permitted Equity Financing under the Business Combination Agreement. Over the course of the week of December 20, 2021, Kirkland and Weil exchanged drafts of the form of Permitted Equity Subscription Agreement for such incremental PIPE.

Kirkland and Weil collectively negotiated the terms of the Permitted Equity Subscription Agreement with the prospective investor, particularly with respect to the conditions to closing the Permitted Equity Financing and the representations and warranties of CCNB set forth in the form of Permitted Equity Subscription Agreement, and Kirkland and Weil responded to follow up questions and comments from such prospective PIPE investor related thereto. On December 27, 2021, a final version of the Permitted Equity Subscription Agreement was distributed to such prospective investor, which reflected the outcome of negotiations between the parties and such prospective investor. On December 28, 2021, such prospective PIPE investor confirmed its acceptance thereof, and delivered an executed Subscription Agreement.
From time to time following the execution of the Business Combination Agreement, representatives of CCNB and Getty Images discussed the transaction, including with respect to market conditions, the impact of the market environment on the business and its trading valuation, regulatory filings, timing and process to closing (certain of which discussions included the views of Multiply, in its capacity as a committed PIPE investor).
In addition, representatives of CCNB kept the CCNB Board updated on such matters, including during update calls held on May 6, 2022 and June 9, 2022 (with representatives of Kirkland present), where the CCNB Board discussed market conditions and the impact of market environment (including in light of the war in the Ukraine, inflation and the prospects of a recession) on the business (including comparable companies), Getty Images’ process with respect to the S-4 filing, valuation and timing to closing, as well as the SEC proposed rules with respect to de-SPAC transactions and general fiduciary duty matters. The forecasted financial information and general Getty Images performance (including relative to comparable public companies) were also discussed in light of the foregoing, including certain confirmatory diligence related thereto.
On June 9, 2022, as prescribed in the Business Combination Agreement, since the S-4 had not been declared effective by the SEC as of June 9, 2022, the Outside Date as defined in the Business Combination Agreement was automatically extended to July 24, 2022 and the Outside Date in the Business Combination Agreement shall in all cases refer to July 24, 2022.
CCNB Board’s Reasons for the Approval of the Business Combination
The CCNB Board, in evaluating the Business Combination, consulted with CCNB’s management and financial, legal and other advisors. In reaching its unanimous resolution (i) that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which CCNB is or will be a party and to consummate the transactions contemplated thereby (including the Mergers), (ii) to adopt and approve the execution, delivery and performance by CCNB of the Business Combination Agreement, the ancillary documents to which CCNB is or will be a party and the transactions contemplated thereby (including the Mergers), (iii) to recommend that the CCNB Shareholders entitled to vote thereon vote in favor of the approval of the Business Combination Agreement and other proposals related thereto, and (iv) that such proposals, including the proposal to approve the Business Combination Agreement, be submitted to the CCNB Shareholders for approval, the CCNB Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the CCNB Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CCNB Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the CCNB Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the CCNB Board discussed the material of its management’s due diligence activities undertaken prior to the execution of the Business Combination Agreement, which included:
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Extensive meetings and calls with Getty Image’s management team regarding competitive landscape and positioning, content library, product and technology functionality and features, historical and projected financial performance, and the historical acquisition of Unsplash, amongst other topics;

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Evaluation of potential value-creation opportunities to develop a comprehensive value-add plan, including organic revenue growth acceleration with new and existing customers, new product offerings, increased marketing spend and international expansion, AI / ML and data and analytics opportunities to enhance the customer experience and value proposition, leveraging our management’s experience with other data and analytics market leaders, pursuit of strategic partnerships and NFT monetization opportunities, tuck-in and transformative acquisitions, and appropriate investor communications strategies and alignment with environment, social and governance goals leveraging both Neuberger Berman’s and Getty Images’ extensive resources;

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Research on the global creative economy, with the assistance of a leading global third-party consulting firm specifically focused on the global pre-shot image and video industry, including historical and projected growth trends, competitive landscape, customer perceptions, pricing, and video and editorial trends, among other topics;

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Calls with industry experts, including former and current executives of competitors and customers;

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Evaluation of NFT monetization opportunities with the assistance of industry research, third-party advisors (e.g., industry strategy consultants) and leading thinkers in the NFT space (e.g., multinational art brokerages experienced in monetizing NFTs) with whom our management has relationships. Furthermore, our conviction is strengthened by Getty Image’s propriety library of owned content and its exclusive contributor base, as well as early success partnering with businesses within the NFT ecosystem such as Dapper Labs. In the future, we believe there is an opportunity to sustainably grow new revenue streams from Getty Image's extensive archive, while also adding value to its contributor base through innovative content tracking and renumeration opportunities unlocked by NFTs. Getty Images management believes that the NFT opportunity will be additive to the company's financial model, thus providing incremental margin of safety and opportunities for additional growth;

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Technical review of software architecture, AI / ML, infrastructure, integration, corporate IT services, security & privacy, and other key components of Getty Images’ technological infrastructure led by a leading third-party technology consultant and other advisors with significant experience in the industry;

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Other due diligence activities relating to quality of earnings, accounting, legal, tax, insurance, operations and other matters conducted in conjunction with external advisors, including international and U.S. legal firms, among others;

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Financial and valuation analyses, including the Getty Images Internal Forecasts and the Getty Images Organic Long-Term Growth Model provided by Getty Images (in each case as of the dates such financial and valuation analyses were provided, or if earlier, dated); and

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Research on the public trading values of comparable companies to Getty Images as of prior to the execution of the Business Combination Agreement.

The CCNB Board considered a number of factors pertaining to Getty Images and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Strong Competitive Differentiation.   Getty Images is an iconic, blue-chip company with scarcity value. With over 469 million assets, and underpinned by a very attractive base of exclusive content that only exists on its platform, Getty Images has an extremely high quality content library. The depth, breadth, and quality of the library enables strong network efforts across both content creators and consumers. Moreover, Getty Images owns a significant portion of its library, which includes a premier archive comprised of videos and images of countless memorable historical and culturally iconic events. Furthermore, Getty Images has a differentiated Editorial business, which covers the world of news, sports and entertainment. Getty Images’ Editorial business is unique in scale as well as content, combining contemporary coverage of more than 150 million rights-managed assets with the largest privately held photographic archive containing over 135 million archive images dating from 2000 all the way back to the beginning of photography. Getty Images invests to generate its own coverage through an editorial team of more than 300 dedicated staff and combines this with coverage from a network of contributors, including over 50 premium editorial content partners, such as AFP, Disney, ITN, Bloomberg, BBC Studios, CBS, The Boston Globe, Fairfax Media, NBC News, Sky News, Formula One, NBA, NHL, MLB, NASCAR, FIFA and the International Olympic Committee.
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Accelerating Tailwinds in an Attractive Industry.   The CCNB Board considered that the visual content space is an attractive industry with historically strong growth trends across several dimensions that are expected to accelerate. These growth projections are driven and supported by strong tailwinds, driven by accelerating demand for visual and digital content from continued corporate investment as well as the rapidly expanding content-creation-economy made up of amateur and professional creators. Getty Images covers all these segments of the market with its three core brands: Getty Images, iStock, and Unsplash. Increasing demand for visual content is driven by corporations and media companies’ need to maintain a presence across an expanding spectrum of platforms, which are increasingly visual and require high frequency publishing through advertising and direct posts. InsightSlice estimates the global digital content market is expected to grow at a 12% CAGR from 2019 to 2030. Additionally, over the top providers and video advertising are fueling unprecedented demand for high-quality video content, of which Getty Images is a leading provider. Per PubMatic, global digital video ad spend is expected to grow from $60 billion in 2020 to $111 billion in 2024. Demand is continuing to increase in the corporate segment as corporations bring their creative teams in-house to manage their increasing content needs. The World Federation of Advertisers’ estimates 74% of in-house creative teams were established in the last 5 years. SMBs are also driving demand as the SMB segment itself grows and the individual companies increase their demand for visual content as they build out their online and digital presences. Kauffman Index estimated 540,000 new businesses are created in the US each month, according to a 2021 report, and in 2018 Clutch estimated that 61% of small businesses invested in social media marketing.

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Significant Value Creation Opportunity.   The CCNB Board considered the opportunity for significant value creation. Getty Images has the opportunity to accelerate organic revenue growth by executing and capitalizing on opportunities such as increasing subscription revenue, continuing to further penetrate the corporate segment and continuing to upsell incremental products such as video and music to its customer base. Additionally, Getty Images has been able to achieve high ROI on its marketing investment, and the CCNB Board expects to invest in incremental marketing, unlocked through a de-levered balance sheet as a result of the Business Combination, to further accelerate organic growth. There also exists substantial whitespace opportunity in the international market that incremental marketing spend can help capture. Lastly, Getty Images is well positioned to pursue additional upside through new strategic partnerships, including leveraging its deep and unique owned library to pursue sustainable NFT monetization opportunities, strategic and financially accretive M&A, and continued data and technology investments to deliver the best digital content to its customers in a cost effective and value-added manner.

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Subscription Revenue.   Getty Images has increased its annual subscription revenue from ~29% of total revenue (excl. certain retired products) in 2015 to ~46% in 2020. The CCNB Board believes there is opportunity for Getty Images to increase that to ~60% as a long-term run rate. Historical financial information shows that annual subscribers exhibit an impressive approximately 99% retention figure, based on annual subscriber revenue retention in LTM 1H’21, and also shows that subscribers spend incremental dollars above and beyond the cost of their subscription. Getty Images has taken an approach to increase the attractiveness of the subscription products over time; for example, it recently introduced a subscription on iStock that includes video and music in addition to images.

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Increasing Demand from Corporations.   Getty Images has benefitted from increasing demand for visual content across its corporate customers and the CCNB Board believes this trend will continue. The World Federation of Advertisers recently estimated that 74% of in-house creative teams were established in the last 5 years. Consumption of imagery and video is expected to continue expanding as corporations continue to bring their creative marketing in-house to manage the breadth and frequency of content consumption, while balancing the cost of their marketing campaigns. As a leading provider of high quality, differentiated content, the CCNB Board believes Getty Images is well positioned to capture this opportunity.

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Continue to Grow Video Consumption.   Getty Images video revenues grew approximately 30% in 1H’21 as compared to 1H'20. The CCNB Board believes demand for video represents a great growth lever for the business and represents significant opportunity for organic revenue acceleration. Despite strong historical performance, approximately 20% of Getty Images and approximately 7% of iStock customers currently purchase video. We expect more customers to use video in the future, which we believe creates a stickier customer that consumes and spends more on our platform. First time video customers in 2020 spent over approximately 85% more in the twelve months following their first video purchase.

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Sales & Marketing.   Getty Images has historically demonstrated attractive ROI on its sales and marketing spend. Return on dollars of digital marketing spend, both based on a new customer count and new customer revenue basis, have grown +60% and +40%, respectively from FY’19 to H1’21. Over that same time period, Getty Images customer acquisition cost has declined ~35%. The CCNB Board believes there is substantial opportunity for strategic sales and marketing spend in the future to drive incremental revenue growth.

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Geographic Expansion.   The CCNB Board anticipates that there is a significant opportunity to increase penetration and market share in Rest of World markets by investing in digital marketing, search engine optimization and further localization of its services and content in underpenetrated geographies. Getty Images is well-positioned from a brand, content, and product perspective across 18 languages and 24 currencies to capture an increased share of these attractive market opportunities.

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NFT & Partnerships.   The CCNB Board believes that Getty Images has the opportunity for NFT revenue monetization. Getty Images strives to deliver high-quality imagery to tell meaningful stories, regardless of medium, and to that extent, it views the NFT opportunity as an extension of that mission. One key point of differentiation as it relates to the NFT revenue opportunity is that Getty Images has scaled ownership of high-quality, relevant content, which will be essential to capturing and monetizing the NFT opportunity. The CCNB Board believes that Getty Images will take a measured approach towards NFTs with the intent to create a recurring, sustainable, and profitable source of value for Getty Images and its stakeholders over time. The CCNB Board also believes that Getty Images will be able to expand upon its strong base of strategic partnerships, such as the partnership that it currently has with the BBC or with the various partnerships it has with the major sports leagues. Expanded content and rights will provide incremental revenue opportunity for Getty Images.

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Management Team.   The CCNB Board believes that Getty Images has a strong team of key management executives, including reports to C-suite executives, and that under the leadership of Getty Images’ Chief Executive Officer, Getty Images has been able successful in effectuating a business transformation over the past several years, including significant improvements in its technology, search and international capabilities, transition to a differentiated subscription offering, streamlining of products, and realignment of its digital marketing and sales force. Getty Images’ management team, whose leadership is expected to provide important continuity in advancing Getty Images’ strategic and growth goals, has done an impressive job of reorienting Getty Images’ strategy and positioning the business for accelerated growth going forward. Moreover, the CCNB Board believes that Getty Images’ management team has fostered a winning culture of excellence and respect within the organization.

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Transaction Proceeds.   The fact that (i) the Business Combination is expected to provide approximately $1.4 billion of gross proceeds to New CCNB, assuming minimal redemptions by the CCNB Shareholders of their CCNB Class A Ordinary Shares and (ii) such proceeds are expected to provide sufficient funding required for Getty Images’ targeted deleveraging, continuing growth and cash flow needs (including taking into account the closing condition related to maximum net leverage in favor of Getty Images and the related Net Funded Indebtedness Condition, which provides CCNB with additional comfort that New CCNB will enter the public markets with reasonable leverage levels despite the uncertainty associated with redemptions if the transaction is consummated).

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Due Diligence.   The CCNB Board reviewed and discussed in detail the results of the due diligence examination of Getty Images conducted by CCNB’s management team and CCNB’s financial, technical, market consultants, technology consultants and legal advisors prior to the entry into the

Business Combination Agreement, which included a substantial number of meetings with the management team and advisors of Getty Images regarding Getty Images’ business and business plan, operations, prospects and forecasts (including the assumptions and key variables underlying the Getty Images Forecasted Financial Information), valuation analyses with respect to the Business Combination, review of significant contracts and other material matters, as well as general financial, technical, market, legal, tax and accounting due diligence.
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Financial Condition.   The CCNB Board reviewed factors such as Getty Images’ historical financial results, outlook and business and financial plans, as well as the financial profiles of publicly traded companies in the visual content industries and other shared economy companies as of such time, and certain relevant information with respect to companies that could have been potential alternate transaction counterparties to Getty Images for CCNB. In reviewing these factors, the CCNB Board believed that Getty Images was well-positioned in its industry for strong potential future growth and represented a significant opportunity for value creation from the CCNB shareholders.

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Fairness Opinion.   The CCNB Board took into account the opinion of Solomon, dated December 9, 2021, to the CCNB Board, to the effect that, as of such date, and subject to various assumptions, considerations, qualifications and limitations set forth in its written opinion, the aggregate Merger Consideration (as defined in such opinion) derived from the Transaction Equity Value to be paid by CCNB to Company Equityholders (as defined in such opinion) pursuant to the Business Combination Agreement, is fair, from a financial point of view, to CCNB, as more fully described below in the section titled “— Opinion of Solomon Partners Securities, LLC.” The CCNB Board was not required under the Existing Organizational Documents to obtain the fairness opinion but did so as part of its due diligence and evaluation of the Business Combination.

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Reasonableness of Consideration.   Following a review of the financial data provided to CCNB prior to the entry into the Business Combination Agreement, including the Getty Images Forecasted Financial Information and the data underlying such projections, and the due diligence of Getty Images’ business conducted by CCNB’s management and CCNB’s advisors, and taking into account the opinion from Solomon, dated December 9, 2021, to the CCNB Board, to the effect that, as of such date and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the aggregate Merger Consideration (as defined in such opinion) derived from the Transaction Equity Value to be paid by CCNB to Company Equityholders (as defined in such opinion) pursuant to the Business Combination Agreement, is fair, from a financial point of view, to CCNB, the CCNB Board determined that the aggregate consideration to be paid in the Business Combination was fair to CCNB. The CCNB Board viewed the Business Combination as fair and compelling from both an intrinsic and extrinsic valuation perspective. As of such date, from an intrinsic valuation perspective, the Business Combination features a mid-single digit pro forma free cash flow yield at entry, with mid to high single digit plus expected organic revenue growth and high incremental margins, low capital intensity, and substantial upside opportunities. As of such date, from an extrinsic, or relative, valuation perspective, the implied 15x FY’22E EV/EBITDA entry valuation multiple for Getty Images was 4.0x less than Shutterstock and 9.0x less than the median of the public companies referenced by Solomon in its presentation on December 8, 2021 (which information was as of December 7, 2021).

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Substantial Post-Closing Economic Interest in New CCNB.   If the Business Combination is consummated, CCNB shareholders (other than CCNB Shareholders that sought redemption of their CCNB Class A Ordinary Shares) would have a substantial economic interest in New CCNB and as a result would have a continuing opportunity to benefit from the success of New CCNB following the consummation of the Business Combination.

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Lock-Up.   Getty Images Equityholders have agreed to be subject to a 180-day lock-up in respect of their shares of New CCNB Common Stock received in the Business Combination (subject to certain customary exceptions). In addition, the Sponsor and the Independent Directors have agreed to be subject to a twelve-month lock-up in respect of their Founder Shares (subject to certain customary exceptions).

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Additional Capital Committed at Signing.   The agreement of the Sponsor and Getty Investments to invest an aggregate of $150 million in PIPE Investment in New CCNB at Closing at $10.00 per

share (with the understanding that the New CCNB Class A Common Shares to be acquired by the PIPE Investors in the PIPE Investment or the Permitted Equity Financing would not be subject to a lock-up period following the closing of the Business Combination). See the section titled “— Related Agreements  — Subscription Agreements and Permitted Equity Subscription Agreements” of this proxy statement/prospectus for additional information.
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Highly Committed Shareholders Aligned for Future Value Creation.   The fact that existing holders of Getty Images Common Shares intend to retain 100% of the value of their existing equity stake in New CCNB equity in connection with the consummation of the Business Combination , reflecting the desire to participate in future equity value creation. Similarly, NBOKS will invest $200 million of additional capital into the transaction, pursuant to the Forward Purchase Agreement (as amended by the NBOKS Side Letter), alongside CCNB’s public shareholders, in addition to the investments to be made by the Sponsor and Getty Investments, LLC, in connection with the PIPE Investment. In addition, pursuant to the Backstop Facility Agreement (as amended by the NBOKS Side Letter), NBOKS also agreed to, subject to certain terms and conditions, fund redemptions by CCNB Shareholders in connection with the Business Combination in an amount of up to $300 million.

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Support of Key Equityholders.   The CCNB Board noted the fact that key Getty Images Equityholders representing approximately 100% of the then issued and outstanding equity of Getty Images delivered written consents, demonstrating such Getty Images Equityholders’ support of the Business Combination. See the section titled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement; Structure of the Business Combination of this proxy statement/prospectus for additional information.

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Other Alternatives.   CCNB completed its IPO in May 2020 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Shareholder Proposal 2: The Business Combination Proposal - Background of the Business Combination”, CCNB has evaluated numerous opportunities for a potential business combination. The CCNB Board believes, based on the terms of the Business Combination, its review of Getty Images’ business and the financial data provided to CCNB, including the Getty Images Forecasted Financial Information, and the due diligence of Getty Images conducted by CCNB’s management and CCNB’s advisors, that a business combination with Getty Images represent a combination with a high quality business in the most attractive valuation and therefore would create the best available opportunity to maximize value for CCNB’s shareholders.

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Consistency with CCNB Business Strategy.   Getty Images is consistent with the key industry and business characteristics CCNB identified at the creation of its business, and the proposed Business Combination is at a reasonable valuation. The target business characteristics included high barriers to entry, significant streams of recurring revenue, attractive stead-state margins, high incremental margins and attractive free cash flow characteristics. The CCNB Board believes that Getty Images is consistent with these criteria.

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Negotiated Transaction.   The financial and other terms of the Business Combination Agreement, and the fact that such terms and conditions were the product of arm’s length negotiations between CCNB and Getty Images.

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Maximum Net Leverage.   The fact that CCNB negotiated mechanics with respect to achieving a desired amount of maximum net leverage as reflected by the Net Funded Indebtedness Condition and related covenant regarding limitations of waiver of such condition to the extent that CCNB would be required to close into a situation with greater than an agreed level of maximum leverage to ensure New CCNB will enter the public markets at a reasonable leverage level for a similar situated company, well positioned for growth and support of its operations.

The CCNB Board also considered a variety of uncertainties and risks and other potentially negative factors related to Getty Images’ business and prospects and related to the Business Combination including, but not limited to, the following:
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Macroeconomic Risks.   The risk that the future financial performance of Getty Images and New CCNB (including the Getty Images Forecasted Financial Information, Getty Images Internal Forecasts and the Getty Images Organic Long-Term Growth Model) may not meet the CCNB Board’s expectations due to factors in Getty Images’ control or out of its control, including due to economic cycles or other macroeconomic factors and that public trading values of comparable companies to Getty Images could deteriorate based on uncertain market conditions (including those set forth in the section titled “Risk Factors” of this proxy statement/prospectus).
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Business Risks.   The risks that (i) Getty Images may be unable to offer relevant quality and diversity of content to satisfy customer needs, including continued licensing of content owned by third parties, which may become unavailable to it on commercially reasonable terms or may not be available at all, (ii) Getty Images may lose the right to use “Getty Images” trademarks in the event it experiences a change of control or otherwise in each case in accordance with the Restated Option Agreement, (iii) the third parties’ search engines, which Getty Images relies on to drive traffic to its website, may change their search engine algorithms or pricing in ways that could negatively affect Getty Images’ business, results of operations, financial condition and prospects, (iv) Getty Images may be unable to adequately maintain, adapt and upgrade its websites and technology systems to ingest and deliver higher quantities of new content and allow existing and new customers to successfully search for its content, (v) because Getty Images’ business is highly competitive, Getty Images may face intense competition from a number of companies, which could reduce its revenues, margins and results of operations, (vi) if Getty Images cannot continue to innovate technologically, develop, market and sell new products and services or enhance existing technology and products and services to meet customer requirements, its ability to grow revenue could be impaired and (vii) any recession that has occurred or may occur in the future may impact Getty Images’ business, results of operations, financial condition and prospects, and other business risks (including those set forth in the section titled “Risk Factors” of this proxy statement/prospectus).

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Industry Risks.   Risks associated with (i) the business being highly competitive, and Getty Images facing intense competition from a number of companies, which could reduce Getty Images revenues, margins and operating results, (ii) changes to customers’ industries that could adversely affect Getty Images’ future revenues and limit its future growth prospects and results of operations and (iii) Getty Images operating in new and rapidly changing markets, which makes it difficult for Getty Images to evaluate its future prospects and may increase the risk that Getty Images will not be successful, or other industry risks (including those set forth in the section titled “Risk Factors” of this proxy statement/prospectus).

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COVID-19.   Uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions (such as actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter-in-place, stay-at-home or total lock-down orders and business limitations and shutdowns) on Getty Images’ business operations, financial condition and demand for its products.

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Redemption Risk.   The potential that a significant number of CCNB Shareholders may elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents, which would reduce the gross proceeds to New CCNB from the Business Combination, which would increase net leverage and, therefore, could hinder New CCNB’s ability to continue its development and growth (however the CCNB Board considered this in light of the protection negotiated with respect to maximum net leverage at Closing discussed above).

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Shareholder Vote.   The risk that CCNB’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CCNB’s control.

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Transaction Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could delay or prevent consummation of the Business Combination.

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Listing Risks.   The challenges associated with preparing Getty Images, a privately held entity, for the applicable disclosure, controls and listing requirements to which New CCNB will be subject as a publicly traded company on the NYSE.

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Potential Benefits May Not Be Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Liquidation of CCNB.   The risks and costs to CCNB if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CCNB being unable to effect a business combination by August 4, 2022 and result in the liquidation of CCNB.

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Exclusivity.   The fact that the Business Combination Agreement includes an exclusivity provision that prohibits CCNB from soliciting other business combinations, which restricts its ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

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Post-Business Combination Ownership and Corporate Governance in New CCNB.   The fact that current CCNB Shareholders will hold a minority position in New CCNB, and the fact that the New CCNB Board will be classified and that all New CCNB directors will not be elected annually.

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Fees and Expenses.   The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the CCNB Board also considered other factors including, without limitation:
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Interests of Certain Persons.   The Sponsor and certain members of the CCNB Board, and executive officers of CCNB and the Sponsor may have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of CCNB shareholders generally (see the section titled “— Interests of CCNB’s Directors and Officers and Others in the Business Combination” of this proxy statement/prospectus), including (without limitation) (i) the fact that Koch Financial Assets III, LLC (an affiliate of Koch Icon in a separately managed Koch business unit, a key equityholder of Getty Images whose consent is required to approve the Business Combination on behalf of Getty Images) is an anchor investor with a significant capital commitment to and a meaningful economic interest in NBOKS and (ii) the fact that certain governance rights were granted to the Sponsor pursuant to the Stockholder Agreement, including the right to nominate one director on behalf of the Sponsor to be appointed to the New CCNB Board. CCNB’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CCNB Board, the Business Combination Agreement and the transactions contemplated therein, including the Mergers.

•
Other Risks.   The various risks associated with the Business Combination, the business of Getty Images, and the business of CCNB, as described in the section titled “Risk Factors” of this proxy statement/prospectus.

The CCNB Board concluded that the potential benefits expected to be received by CCNB and its shareholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the CCNB Board unanimously resolved (i) that it was advisable, to enter into the Business Combination Agreement and the ancillary agreements to which CCNB is or will be a party and the other transactions contemplated hereby and thereby (including the Mergers), (ii) to adopt and approve the execution, delivery and performance by CCNB of the Business Combination Agreement and the ancillary agreements to which CCNB is or will be a party and the other transactions contemplated hereby and thereby (including the Mergers), (iii) to recommend that the CCNB shareholders entitled to vote thereon vote in favor of the approval of the Business Combination Agreement and other proposals related thereto, and (iv) to direct that such proposals, including the proposal to approve the Business Combination Agreement, be submitted to the CCNB Shareholders for approval.
Satisfaction of 80% Test
It is a requirement under the Existing Organizational Documents that any business acquired by CCNB have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of

Getty Images and its subsidiaries generally used to approve the transaction, the CCNB Board determined that this requirement was met. The CCNB Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of CCNB and its shareholders and appropriately reflected the value of Getty Images and its subsidiaries. In reaching this determination, the CCNB Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the historical growth rate of Getty Images and its subsidiaries and its potential for future growth in revenue and profits. The CCNB Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Getty Images and its subsidiaries met this requirement and make the other determinations regarding the transaction.
Certain Getty Images Projected Financial Information
CCNB and Getty Images do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the proposed Business Combination, management of CCNB prepared certain non-public financial forecasts regarding Getty Images covering Getty Images fiscal years 2021 through 2026 (the “Getty Images Forecasted Financial Information”) based in part on (i) financial forecasts provided to CCNB by Getty Images for fiscal years 2021 through 2023, which were not for public disclosure (the “Getty Images Internal Forecasts”) and (ii) CCNB’s diligence and analysis of Getty Images and its prospects (including the Getty Images Organic Long-Term Growth Model discussed in the next sentence). As part of the process of preparing the Getty Images Forecasted Financial Information, CCNB compared its forecast to the Getty Images’ Long-term Organic Growth Model provided by Getty Images’ management to CCNB for diligence purposes and also disclosed in CCNB’s 8-K dated December 10, 2021 (the “Getty Images Organic Long-term Growth Model”). CCNB provided the Getty Images Forecasted Financial Information prepared by CCNB management to the CCNB Board. CCNB subsequently provided the Getty Images Forecasted Financial Information to Solomon, CCNB’s financial advisor providing a fairness opinion, for its use in advising CCNB and reliance in connection with its preparation of its financial analyses and fairness opinion as described in the section titled “— Opinion of Solomon Partners Securities, LLC.”
The material differences between the Getty Images Forecasted Financial Information prepared by CCNB management and the Getty Images Internal Forecasts are listed below:
•
Duration:   The Getty Images Forecasted Financial Information contained estimates from fiscal years 2021 through 2026, while the estimates set forth in the Getty Images Internal Forecasts only contained projections from fiscal years 2021 through 2023.

•
Revenue:   The Getty Images Forecasted Financial Information forecasted more conservative revenue estimates in fiscal years 2022 and 2023, compared to those presented in the Getty Images Internal Forecasts, with a variance of 4% and 7% in fiscal years 2022 and 2023, respectively. CCNB management calculated its revenue estimates on the basis of prior performance, business and commercial due diligence findings conducted by CCNB (see “CCNB Board’s Reasons for the Approval of the Business Combination” for further detail) and third-party research. In determining the appropriate period to reference for historical figures, CCNB management acknowledged that Getty Images had experienced significant business transformations over the past few years, including but not limited to a significant shift in revenue mix to subscription products, salesforce reorganization and incentive realignment, elimination of certain retired products, significant investment in technology and data capabilities, and expansion to new segments of the market through brands such as Unsplash, among others. In addition, the management team had implemented several initiatives in recent years, which are expected to continue in the future, such as focusing on continued penetration of the corporate segment and increasing video penetration. Therefore, CCNB management felt it was reasonable to use a continuation of historical KPIs from recent periods for the projections as those periods best reflect business performance after the business transformation and are inclusive of the initiatives that are underway. CCNB management considered that using historical KPIs to project future revenue excluded potential growth from areas not currently materially included in the business, and therefore not included in historical KPIs, such as opportunities around NFTs or monetizing its data, but determined doing so was justifiably conservative.

•
Adjusted EBITDA:   Primarily as a result of differing estimates of revenue and more conservative estimates of operating leverage, the Getty Images Forecasted Financial Information contained more conservative Adjusted EBITDA estimates with respect to both dollars and margins for fiscal years 2022 and 2023 compared to those presented in the Getty Images Internal Forecasts, with a variance of 7% and 14% in fiscal years 2022 and 2023, respectively.

While the Getty Images Forecasted Financial Information reflect more conservative estimates than the Getty Images Internal Forecasts, the estimates in the Getty Images Forecasted Financial Information are largely consistent with the ranges presented in the Getty Images Long-term Organic Growth Model. Additionally, CCNB Management believed it to be reasonable to share the Getty Images Forecasted Financial Information with the CCNB Board due to: (i) its view that the Getty Images Forecasted Financial Information was itself reasonable due to assumptions based in historical KPIs and considering CCNB’s commercial and business due diligence findings, third-party research, and understanding of potential upside opportunities believed to not be fully reflected in the projections, among other considerations, (ii) the fact that the Getty Images Forecasted Financial Information was largely consistent with the ranges presented in the Getty Images Long-term Organic Growth Model and (iii) the more conservative nature of the projections as compared to the Getty Images Internal Forecast.
A summary of the Getty Images Forecasted Financial Information is not being included in this proxy statement/prospectus to influence your decision whether to vote for or against the proposals presented at the Shareholders Meeting (including the Required CCNB Shareholder Proposals), but is being included because such forecasts were made available by CCNB management to the CCNB Board and CCNB’s financial advisor. The Getty Images Forecasted Financial Information was prepared by CCNB management based in part on (i) the Getty Images Internal Forecasts and (ii) CCNB's diligence and analysis of Getty Images and its prospects (including the Getty Images Organic Long-Term Growth Model), provided by Getty Images management to CCNB in connection with the Business Combination, and overall reflect a more conservative estimate of the Getty Images Internal Forecasts and are consistent with the Getty Images Long-term Organic Growth Model in all cases within the ranges included in such model.
The inclusion of this information should not be regarded as an indication that the CCNB Board, CCNB, Getty Images (or any of their respective affiliates, officers, directors, advisors or other representatives) or any other person considered, or now considers, the Getty Images Forecasted Financial Information to be necessarily predictive of actual future events or results of New CCNB’s, CCNB’s or Getty Images’ operations or results and should not be relied upon as such. Getty Images Internal Forecasts, upon which the Getty Images Forecasted Financial Information is based in part, and the Getty Images Forecasted Financial Information, are subjective in many respects. There can be no assurance that the projections contained in the Getty Images Forecasted Financial Information will be realized or that actual results will not be significantly different than those forecasted. The Getty Images Forecasted Financial Information covers multiple years and such information by its nature becomes less predictive with each successive year. As a result, the Getty Images Forecasted Financial Information summarized in this proxy statement/prospectus is not necessarily predictive of actual future events.
In addition, the Getty Images Forecasted Financial Information was prepared solely for internal use and not prepared with a view to publicly disclose such information or to comply with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information. The Getty Images Internal Forecasts and Getty Images Long-term Organic Growth Model were prepared in good faith by Getty Images management. The Getty Images Forecasted Financial Information included in this proxy statement/prospectus have been prepared by CCNB. Neither WithumSmith+Brown, PC, CCNB’s independent registered public accounting firm, Ernst & Young LLP, Griffey Global Holdings, Inc.’s independent registered public accounting firm, nor any other independent accountants or auditor, have audited, compiled, examined or performed any review or procedures with respect to the Getty Images Forecasted Financial Information summarized in this proxy statement/prospectus, nor have they expressed any opinion or provided any other form of assurance with respect to such information or the achievability of the projections contained therein. The Ernst & Young LLP report included in this proxy statement/prospectus relates to historical financial information of Griffey Global Holdings, Inc. It does not extend to the Getty Images Forecasted Financial Information, the Getty Images Internal Forecasts or the Getty Images Long-term Organic Growth Model, and should not be read as if it does.

The Getty Images Forecasted Financial Information is based on numerous variables and assumptions that were deemed to be reasonable as of the date on which such projections were finalized (as of November 24, 2021), including assumptions relating to, among other things, CCNB’s and Getty Images’ expectations relating to the business, earnings, cash flow, assets, liabilities and prospects of Getty Images and assumptions regarding the continuing nature of certain business decisions that, in reality, are subject to change. However, such assumptions are inherently uncertain and difficult or impossible to predict or estimate and most of them are beyond CCNB’s or Getty Images’ control. Assumptions that were used by Getty Images (with respect to Getty Images Internal Forecasts and the Getty Images Long-term Organic Growth Model provided to CCNB) and CCNB in developing the Getty Images Forecasted Financial Information include, but are not limited to, the following:
•
exclusion of stock based compensation;

•
a pro forma capital structure reflecting, but not limited to, assumptions such as no redemptions in connection with the Business Combination, $150 million in total PIPE Investment, $110 million in estimated transaction expenses, and balance sheet cash and debt figures estimated as of December 31, 2021, before debt repayment, which result in the exclusion of preferred equity in the projection period and lower debt levels due to repayment and lower interest expense;

•
no unannounced acquisitions;

•
ongoing investments in Getty Images’ existing entities for maintenance, integrity and other capital expenditures;

•
exclusion of certain retired products unless otherwise noted and adjustment for non-recurring items;

•
exclusion of restricted cash;

•
no preferred equity is included in debt (as none will be outstanding at closing); and

•
debt pay down to leverage levels of 3.6x net leverage based on FY 2022 adjusted EBITDA.

In preparing, the Getty Images Forecasted Financial Information, CCNB management took into consideration certain inputs they deemed to be relevant and reasonable financial and operating drivers of revenue performance, including:
(i)
the ~55% / ~45% revenue split of Getty Image’s existing customer base revenue between Annual Subscriber Revenue and Non-Subscriber Revenue;

(ii)
annual revenue retention rates of approximately 104% and 100% for Annual Subscriber Revenue and Non-Subscriber Revenue, respectively;

(iii)
estimated new customer revenue for fiscal year 2021 of approximately ~$65 million, including the 25% / 75% allocation of such revenue between Annual Subscriber Revenue and Non-Subscriber Revenue, and which was assumed to increase at high-single digit growth rates;

(iv)
the retention profile of new Annual Subscriber Revenues, which was assumed to be in line with the mature Annual Subscriber Revenue base and the retention profile of new Non-Subscriber Revenues, which was assumed to be 46% in the first year, converging to the mature Non-Subscriber Revenue retention rate of 100% by year 3 and

(v)
even-odd year “seasonality” in the business, resulting in approximately $10-12 million of incremental revenue during even years due to benefits relating to the U.S. election cycle and sporting events such as the Olympics and World Cup.

The weight that CCNB management gave the foregoing assumptions in preparing the Getty Images Forecasted Financial Information reflect the views of CCNB management, and Getty Images does not anticipate that the foregoing metrics will be publicly reported on a go-forward basis. The reasonableness of the foregoing assumptions was evaluated in the context of prior performance, business and commercial due diligence conducted by CCNB, and third-party research. In particular, with respect to the foregoing assumptions, CCNB management considered that:
(i)
the revenue split of Getty Images’ existing customer base between Annual Subscriber Revenue and

Non-Subscriber Revenue was based on fiscal year 2021 estimates at the time of subscription revenue and Q2’21 LTM subscription revenue as a percent of total subscriber revenue;
(ii)
annual revenue retention rates for Annual Subscriber and Non-Subscriber revenues were calculated based on Q3’21 LTM statistics, with retention being calculated based on LTM vs. NTM booked revenue and including the impact of “reactivated” customers, or prior customers that did not make a purchase in the 12 months prior before recommencing purchases during the period of measurement;

(iii)
new customer cohort sizes and growth rates were based on management estimates at the time, trended historical data, third party market growth data, on-going management initiatives and CCNB diligence;

(iv)
the split of new cohorts between Annual Subscriber Revenue and Non-Subscriber Revenue was based on average new customer splits from 2019, 2020 and 1H’21; and

(v)
new customer Non-Subscriber retention profiles were based on average first year non-subscriber revenue retention from the 2008 — 2019 new customer cohorts.

In determining the appropriate period to reference for historical figures, CCNB management acknowledged that Getty Images had experienced significant business transformations over the past few years, including but not limited to a significant shift in revenue mix to subscription products, salesforce reorganization and incentive realignment, elimination of certain retired products, significant investment in technology and data capabilities, and expansion to new segments of the market through brands such as Unsplash, among others. In addition, Getty Images’ management team has implemented several initiatives in recent years, which CCNB expected to continue in the future, such as a focus on continued penetration of the corporate segment and increasing video penetration. Accordingly, CCNB management determined that it was reasonable to use a continuation of historical KPIs from recent periods for the projections as those periods best reflect business performance after the business transformation and are inclusive of the initiatives that are underway. CCNB management considered that relying on historical KPIs to project future revenue would necessarily exclude potential growth opportunities that were not then part of Getty Images’ existing business, such as NFTs or data monetization, but determined that the exclusion of potential new growth opportunities was justifiably conservative.
While CCNB’s projections reflect CCNB’s good faith beliefs, they are not guarantees of future performance. The Getty Images Forecasted Financial Information reflected CCNB managements’ views regarding the performance of the business of Getty Images (and the macroeconomic and industry factors that could influence its performance) at the time such projections were prepared, and such projections are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from the information reflected in the Getty Images Forecasted Financial Information. While CCNB management believed the inputs to the Getty Images Forecasted Financial Information to be reasonable at the time the Getty Images Forecasted Financial Information was prepared, realized outcomes may still differ significantly from estimates, resulting in materially different revenue growth rates. Potential differences in realized outcomes or revenue growth rates could arise from factors including, but not limited to, underperformance in the size of new customer cohorts due to lower than expected marketing spend or performance, lower customer revenue retention rates across Annual Subscribers and Non-Subscribers due to shifts in customer media budgets or the inability of Getty Images to consistently deliver content to meet market demands, changes in viewership and attendance of Editorial events due to a resurgence in COVID-19 or other geo-political events, as well as any other factor listed in the section titled “Risk Factors.”
The above assumptions were also utilized in the presentation of the sources and uses of funds for the Business Combination as of November 24, 2021 which we note for completeness were subsequently updated (with no change to the previously approved projections) on December 7, 2021 to increase transaction expenses by $2 million and to roll forward balance sheet figures to reflect estimates as of March 31, 2022.
CCNB management believe these assumptions to be reasonable based on, among other things, CCNB’s due diligence of Getty Images and its industry as well as the conservativism in the Getty Images Forecasted Financial Information in relation to the Getty Images Internal Forecasts provided by Getty Images management. Furthermore, the Getty Images Forecasted Financial Information is within the range of the Getty Images Long-term Organic Growth Model provided by Getty Images to public investors. CCNB management developed the Getty Images Forecasted Financial Information in connection with its evaluation of the Business Combination utilizing reasonably available estimates and judgments at the time of its preparation as of November 24, 2021. The Getty Images Forecasted Financial Information does not take into account the effect of any failure of the Business Combination to be completed and should not be viewed as accurate or continuing in that context.
The Getty Images Forecasted Financial Information summarized in this proxy statement/prospectus constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. For more information, see the section titled “Cautionary Statement Regarding Forward-Looking Statements.” In addition, the Getty Images Forecasted Financial Information and the summary provided herein reflect numerous estimates and assumptions with respect to Getty Images’ business, financial condition and results of operations that are subject to change and does not reflect revised prospects for CCNB’s, New CCNB’s and Getty Images’ respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Getty Images Forecasted Financial Information was prepared on November 24, 2021. Any changes in such factors may cause the projections or the underlying estimates or assumptions to be inaccurate. Important factors that may affect actual results and cause the projections contained in the Getty Images Forecasted Financial Information not to be achieved include, but are not limited to, risks and uncertainties relating to CCNB’s, New CCNB’s and Getty Images’ business (including the ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus, or described or referenced in CCNB’s filings with the SEC, including CCNB’s annual report on Form 10-K for the fiscal year ended December 31, 2020, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. As a result, there can be no assurance that any of the projections will be realized or that actual results will not be significantly different from those projected.
There can be no assurance that the projections contained in the Getty Images Forecasted Financial Information will be realized or that CCNB, New CCNB’s or Getty Images’ future financial results will not vary materially from the Getty Images Forecasted Financial Information. Neither CCNB nor Getty Images, or any of their respective affiliates, officers, directors, advisors or other representatives, can give any assurance that actual results will not differ from the Getty Images Forecasted Financial Information, nor does any such party undertake any obligation to update or otherwise revise or reconcile the Getty Images Forecasted Financial Information to reflect circumstances existing, or developments or events occurring, after the date on which the Getty Images Forecasted Financial Information was finalized, or that may occur in the future, even if any or all of the assumptions underlying the Getty Images Forecasted Financial Information turn out to be incorrect. CCNB does not intend to make available publicly any update or other revision to the Getty Images Forecasted Financial Information, except as otherwise required by applicable law. None of CCNB or any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any CCNB Shareholder, Getty Images Equityholder or any other person regarding the ultimate performance of New CCNB, CCNB or Getty Images, including as compared to the information contained in the Getty Images Forecasted Financial Information, or that the projections contained in the Getty Images Forecasted Financial Information will be achieved.
In light of the foregoing factors as well as the uncertainties inherent in the Getty Images Forecasted Financial Information, and given that the Shareholders Meeting will be held several months after the Getty Images Forecasted Financial Information was prepared, CCNB shareholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Getty Images Forecasted Financial Information.
The following tables, which are subject to the cautionary statements regarding the Getty Images Forecasted Financial Information above, presents a summary of the Getty Images Forecasted Financial Information prepared by CCNB management that was made available to the CCNB Board, and subsequently, Solomon.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAWS, BY INCLUDING A SUMMARY OF THE FINANCIAL PROJECTIONS FOR GETTY IMAGES IN THIS PROXY STATEMENT/PROSPECTUS, CCNB UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE GETTY IMAGES FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE GETTY IMAGES FORECASTED FINANCIAL INFORMATION CONTAINED HEREIN, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE GETTY IMAGES FORECASTED FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE.
Getty Images Forecasted Financial Information
($ in millions)	Fiscal Year Ending December 31,								‘21E – ’26E CAGR
	2019A	2020A	2021E	2022E	2023E	2024E	2025E	2026E
Total Creative Revenue	$516	$532	$599	$630	$678	$728	$782	$842	7.0%
Total Creative Revenue YoY % Growth	2.5%	3.1%	12.7%	5.2%	7.5%	7.4%	7.5%	7.6%
Total Editorial Revenue	$294	$266	$296	$312	$325	$340	$355	$372	4.7%
Total Editorial Revenue YoY % Growth	(0.8)%	(9.5)%	11.2%	5.5%	4.1%	4.8%	4.4%	4.5%
Total Other Revenue	$13	$13	$15	$16	$17	$17	$18	$18	3.9%
Total Revenue	$823	$810	$910	$958	$1,019	$1,085	$1,156	$1,232	6.2%
(+) Incremental Even-Year Revenue	—	—	—	10	—	10	—	10	—
Total Revenue	$823	$810	$910	$968	$1,019	$1,095	$1,156	$1,242	6.4%
Total Revenue YoY % Growth	0.9%	(1.5)%	12.3%	6.4%	5.3%	7.4%	5.5%	7.4%
(-) COGS	(238)	(225)	(249)	(271)	(285)	(307)	(324)	(348)
Gross Profit	$585	$586	$661	$697	$734	$789	$832	$894
Gross Margin%	71.1%	72.3%	72.6%	72.0%	72.0%	72.0%	72.0%	72.0%	6.2%
(-) SG&A Costs	(342)	(316)	(369)	(382)	(397)	(415)	(432)	(451)
Adj. EBITDA	$243	$269	$292	$315	$337	$374	$401	$443	8.7%
Adj. EBITDA Margin	29.5%	33.2%	32.1%	32.5%	33.1%	34.1%	34.7%	35.7%
(-) D&A(1)	—	—	—	(118)	(124)	(134)	(141)	(152)
EBIT(1)	—	—	—	$197	$212	$240	$260	$291
(-) Net Interest Expense	—	—	—	(52)	(44)	(35)	(24)	(17)
Pre-Tax Income	—	—	—	$145	$168	$205	$235	$274
(-) Taxes	—	—	—	(42)	(35)	(43)	(49)	(58)
Net Income(1)	—	—	—	$103	$133	$162	$186	$217
Memo: D&A % of Revenue(1)(2)	—	—	—	12%	12%	12%	12%	12%
Memo: Assumed Cash Tax Rate(3)	—	—	—	29%	21%	21%	21%	21%

(1)
Included in the definition of Getty Images Forecasted Financial Information due to the fact that this figure was included in or derived from financial analyses presented to the CCNB Board in connection with the approval of the transaction.

(2)
Based on FY’20A D&A % of Revenue

(3)
Expected cash tax rates taking into consideration NOLs and all relevant tax attributes

($ in millions)	Fiscal Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
Getty Images Adj EBITDA	$315	$337	$374	$401	$443
(-) CapEx	(59)	(61)	(66)	(69)	(75)
(-) Interest Expense(1)	(52)	(44)	(35)	(24)	(17)
(-) (Increase)/Decrease in NWC	—	—	—	—	—
(-) Cash Taxes	(42)	(35)	(43)	(49)	(58)
(-) Cares Act Social Security Tax Deferral	(2)	—	—	—	—
(-) Unsplash Earn-out	(10)	—	(10)	—	—
(-) Cost of Hedges	(7)	—	—	—	—
Free Cash Flow	$143	$196	$220	$258	$294

($ in millions)	Fiscal Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
(+) Interest Expense (Tax Adjusted)	37	35	28	19	13
(+) Non-Recurring Items(2)	19	—	10	—	—
Adjusted Unlevered Free Cash Flow	$199	$231	$258	$277	$307
% PF Adjusted EBITDA	63%	69%	69%	69%	69%
LTM Net Leverage	3.1x	2.3x	1.5x	0.8x	0.0x
Debt Balance Summary
Total Gross Debt (4.5% Cost of Debt)(3)	$1,085	$889	$669	$411	$375
(-) Cash(3)	(100)	(100)	(100)	(100)	(358)
Total Net Debt	985	789	569	311	17

(1)
Assumes 4.5% Cost of Debt in all years

(2)
Includes Cares Act Social Security Tax Deferral, Unsplash Earn-out, Cost of Hedges

(3)
Included in the definition of Getty Images Forecasted Financial Information due to the fact that this figure was included in financial analyses presented to the CCNB Board in connection with the approval of the transaction.

The Getty Images Forecasted Financial Information set forth in the tables above are unaudited and are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other companies.
Opinion of Solomon Partners Securities, LLC
CCNB retained Solomon to serve as an independent financial advisor to the CCNB Board to provide to the CCNB Board a fairness opinion in connection with the Business Combination. Solomon is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes.
At the meeting of the CCNB Board on December 9, 2021, Solomon rendered its oral opinion, subsequently confirmed in writing, that as of December 9, 2021, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the aggregate Merger Consideration (as defined below) derived from the aggregate transaction equity value of $2,912,000,000 (the “Transaction Equity Value”) to be paid by CCNB to Company Equityholders (as defined below) pursuant to the Business Combination Agreement, is fair, from a financial point of view, to CCNB. In its opinion, Solomon noted that pursuant to the Business Combination Agreement, the Transaction Equity Value would be delivered in the form of cash (which for purposes of its’ opinion Solomon referred to as the “Cash Consideration”), which as of the date of its opinion Solomon understood was anticipated to be in the amount of $589 million, and shares of New CCNB Class A Common Stock or options therefor (which for purposes of its’ opinion Solomon referred to as the “Stock Consideration” and which together with the Cash Consideration, Solomon referred to as the “Merger Consideration”), based on a contractually agreed value of $10.00 per share (the “Reference Price”). While Solomon noted in its written opinion that pursuant to the Business Combination Agreement, the mix of Cash Consideration and Stock Consideration was subject to adjustment under certain circumstances, Solomon did not express any opinion as to such adjustment. Solomon understood that pursuant to the Business Combination Agreement, the aggregate Merger Consideration would be received by holders of shares of the Getty Images Preferred Shares, Getty Images Common Shares and vested Getty Images Options which for purposes of Solomon’s opinion were together referred to as the “Company Equityholders.”
The full text of the written opinion of Solomon, dated December 9, 2021, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review undertaken by Solomon in rendering Solomon’s opinion, is attached to this proxy statement/prospectus as Annex O. Solomon’s opinion was directed only to the fairness, from a financial point of view, to CCNB of the aggregate Merger Consideration derived from the Transaction Equity Value to be paid to Company Equityholders in connection with the Business Combination, was provided to the CCNB Board, in its capacity as such, in connection with its evaluation of the Business Combination, did not address any other aspect of the Business Combination and did not, and does not, constitute a recommendation to any holder of CCNB’s capital stock as to how any such holder should vote or act with respect to the Business Combination or any other matter. The summary of

Solomon’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of CCNB common stock are urged to read Solomon’s opinion carefully and in its entirety. Solomon has consented to the use of Solomon’s opinion in this proxy statement/prospectus.
For the purposes of its opinion, Solomon:
•
reviewed certain historical internal financial information and other data relating to Getty Images provided to Solomon by CCNB and approved for Solomon’s use by CCNB;

•
reviewed certain financial projections, estimates and other data for Getty Images provided to Solomon by CCNB and approved for Solomon’s use by CCNB;

•
reviewed certain pro forma financial effects of the Business Combination furnished to Solomon by CCNB;

•
conducted discussions with members of the senior management and representatives of Getty Images and CCNB concerning the information described in the first three bullet points above, as well as the businesses and prospects of Getty Images and CCNB generally;

•
compared the financial performance and condition of Getty Images with that of certain publicly traded companies that Solomon deemed relevant;

•
reviewed a draft, dated December 8, 2021, of the Business Combination Agreement; and

•
performed such other analyses and reviewed such other material and information as Solomon has deemed appropriate.

For purposes of its opinion, Solomon assumed and relied upon the accuracy and completeness of the information reviewed by Solomon for the purposes of its opinion and did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. Solomon relied on assurances of the management and other representatives of CCNB that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to Solomon’s analysis or opinion. With respect to the financial projections and other data relating to Getty Images and CCNB which CCNB directed Solomon use for its analysis, Solomon has assumed that they were prepared in good faith and based upon assumptions which, in light of the circumstances under which they were made, were reasonable, and that such financial projections, and other data were appropriate bases upon which to evaluate, the future financial performance of Getty Images and CCNB and the other matters covered thereby. For purposes of its opinion, Solomon also assumed that (i) the Reference Price represented the fair market value of a share of New CCNB Class A Common Stock, (ii) any adjustments to or reallocation of the Merger Consideration in accordance with the Business Combination Agreement or otherwise would not be material to Solomon’s analysis or opinion, and (iii) Net Funded Indebtedness will be no greater than $1.35 billion. Solomon expressed no opinion as to any financial projections, estimates or other data or the assumptions on which they are based.
Solomon did not conduct a physical inspection of the facilities or property of Getty Images or CCNB. Solomon did not assume any responsibility for or performed any independent valuation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Getty Images or CCNB, nor had Solomon been furnished with any such valuation or appraisal, and Solomon had not considered any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings to which Getty Images or CCNB is or in the future may be a party or subject. Furthermore, Solomon did not consider any tax, accounting, legal or regulatory effects of the Business Combination or the structure of the transaction contemplated by the Business Combination Agreement on any person or entity and Solomon assumed the correctness in all respects material to its analysis and opinion of all tax, accounting, legal and regulatory advice given to CCNB.
Solomon assumed that the final Business Combination Agreement, when signed by the parties thereto, would be substantially the same as the draft Business Combination Agreement reviewed by Solomon on December 8, 2021 and would not vary in any respect material to Solomon’s analysis or opinion. Solomon also assumed that the Business Combination would be consummated in accordance with the terms of the Business Combination Agreement, without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Business Combination, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the combined business or the Business Combination or that otherwise would be in any respect material to Solomon’s analysis or opinion. Solomon further assumed that all representations and warranties set forth in the Business Combination Agreement were and will be true and correct as of all the dates made or deemed made and that all parties to the Business Combination Agreement would comply with all covenants of such parties thereunder. In addition, for purposes of Solomon’s opinion and analysis, Solomon assumed that no Preferred Dividend (as defined in the Business Combination Agreement) would be paid prior to the effective time of the Getty Mergers.
Solomon’s opinion was necessarily based on economic, monetary, regulatory, market and other conditions as in effect on December 8, 2021, and other information made available to Solomon as of the date of the opinion. Although subsequent developments may affect Solomon’s opinion, Solomon has no obligation to update, revise or reaffirm its opinion. Solomon expressed no opinion as to what the value of the shares of New CCNB Class A Common Stock actually will be when issued pursuant to the Business Combination Agreement or the prices at which such New CCNB Class A Common Stock or any other securities of New CCNB may trade at any time. With CCNB’s consent, Solomon did not express any opinion on any potential future consideration, including equity interests of New CCNB such as the Earn-Out Shares, that may be received by Company Equityholders or others contingent on certain market prices for shares of New CCNB Class A Common Stock. In addition, Solomon was advised by CCNB that holders of unvested Getty Images Options will receive unvested New CCNB Options, which are not part of the Merger Consideration and to which CCNB instructed Solomon to ascribe no value for purpose of Solomon’s analysis and opinion. Accordingly, Solomon expressed no opinion as to the terms of such unvested options and Solomon assumed at CCNB’s direction that such unvested New CCNB Options do not affect the capital structure of New CCNB in a manner material to Solomon’s analysis. Solomon did not express any opinion as to fair value or the solvency of Getty Images, New CCNB or CCNB following the closing of the Business Combination. Solomon did not express any opinion as to the prices at which the securities of any of Getty Images, CCNB or New CCNB may be transferable at any future time or as to the impact of the Business Combination on, or as to, the solvency or viability of Getty Images, CCNB or New CCNB, or the ability for obligations associated with Getty Images, CCNB or New CCNB to be paid when they come due. Furthermore, Solomon’s opinion did not address CCNB’s underlying business decision to undertake the Business Combination, and Solomon’s opinion did not address the relative merits of the Business Combination as compared to any alternative transactions or business strategies that might be available to CCNB. Solomon’s opinion is limited to the fairness, from a financial point of view, to CCNB of the aggregate Merger Consideration derived from the Transaction Equity Value to be paid to Company Equityholders in connection pursuant to the Business Combination Agreement and does not address any other term, aspect or implication of the Business Combination or the terms of the Business Combination Agreement or the documents referred to therein, including, without limitation, the form or structure of the Business Combination, the Statutory Conversion, the Domestication Merger, the Second Getty Merger, the allocation of the aggregate Merger Consideration among the Company Equityholders, the treatment of any guarantee, indemnification arrangement or other agreement, arrangement or understanding entered into in connection with, or contemplated by or resulting from, the Business Combination or otherwise.
Solomon’s opinion did not address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Getty Images, CCNB or New CCNB or any other entity or relative fairness. Solomon also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Business Combination, or any class of such persons, relative to the Transaction Equity Value, the Merger Consideration or otherwise. The issuance of Solomon’s opinion was authorized by Solomon’s fairness opinion committee.
In connection with Solomon’s engagement, Solomon was not authorized to, and did not, solicit third-party indications of interest in the acquisition of all or a part of CCNB and Solomon was not requested to, and did not, participate in the negotiation or structuring of the Business Combination.
The following summarizes the significant financial analyses performed by Solomon and reviewed with the CCNB Board in connection with the delivery of Solomon’s opinion on December 9, 2021. The order of the financial analyses does not represent relative importance or weight given to those analyses by Solomon. The financial analyses summarized below include information presented in tabular format. In order to fully understand Solomon’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Solomon’s financial analyses.
Selected Publicly Traded Company Analysis
Solomon reviewed and compared selected financial information of Getty Images with similar information using publicly available information of the following publicly traded companies that share certain business characteristics to Getty Images, and that Solomon deemed relevant:
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Shutterstock

Creative Economy
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IP Monetization

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Universal Music Group N.V.

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Warner Music Group Corp.

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Creative Tools

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Adobe Inc.

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Avid Technology, Inc.

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Squarespace, Inc.

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Wix.com Ltd.

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SMB Marketplaces

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Etsy, Inc.

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Fiverr International Ltd.

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GoDaddy Inc.

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Upwork Inc.

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Editorial Content

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The New York Times Company

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Thomson Reuters Corporation

Although none of the publicly traded companies are directly comparable to Getty Images, Solomon reviewed these companies because, among other things these companies have one or more similar operating and financial characteristics to Getty Images. However, in reviewing these companies, Solomon, in the exercise of its experience and judgement, placed greater reliance on Shutterstock, and less weight on certain of the companies listed under the SMB Marketplaces and Creative Tools subheadings.
For each of these companies, based on public filings and consensus Wall Street analyst estimates, Solomon calculated and compared each company’s enterprise value (calculated as equity value plus total debt, preferred stock and minority interest, less cash and cash equivalents (including marketable securities and bank deposits) and referred to as “EV”) as a multiple of such company’s adjusted earnings before interest, taxes, depreciation and amortization (referred to as “Adjusted EBITDA”) estimated for calendar year 2021 and projected for calendar year 2022, using the same sources described above. Set forth below are the mean, median, high and low multiples so observed:
EV/Adjusted EBITDA
	CY 2021E	CY 2022P
Mean	30.4x	28.8x
Median	25.5x	23.7x
Low	18.5x	16.9x
High	50.0x	54.7x
Based on this data, as of December 7, 2021, Solomon developed and selected, based on its experience and judgment, the below reference ranges for the selected publicly traded companies. Solomon gave less weight to certain SMB Marketplace and Creative Tools companies from developing its reference range, because in Solomon’s view while certain elements of the business model are comparable, certain other characteristics are less comparable, which rendered them less instructive for purposes of valuing Getty Images as of such time. Solomon then applied the selected multiple ranges to Getty Images’ estimated 2021 Adjusted EBITDA and forecasted 2022 Adjusted EBITDA based on the financial projections, estimates and other data for Getty Images provided to Solomon by CCNB and approved for Solomon’s use. Solomon deducted Getty Images’ net debt of $1,627 million as of October 31, 2021 from Getty Images’ implied enterprise value in order to determine Getty Images’ equity value implied by the selected multiples. Based on the foregoing, Solomon calculated the equity value ranges for Getty Images as:
Enterprise Value as a Ratio of:	Reference Range	Implied Equity Value
CY 2021 Estimated Adjusted EBITDA	18.5x – 25.5x	$3,775 million – $5,827 million
CY 2022 Projected Adjusted EBITDA	16.9x – 23.7x	$3,696 million – $5,833 million
Discounted Cash Flow Analysis
Solomon performed a discounted cash flow (“DCF”) analysis of Getty Images using the financial forecasts and other information approved for Solomon’s use by CCNB, as summarized in the section titled “— Certain Getty Images Projected Financial Information” of this proxy statement/prospectus to calculate the estimated present value of the future unlevered after-tax free cash flows projected to be generated by Getty Images from fiscal year 2022 to 2026, including the estimated present value of Getty Images’ terminal value. Solomon’s DCF analysis discounted the present value of free cash flow and present value of terminal equity value to December 8, 2021. Solomon performed a discounted cash flow analysis for Getty Images on a standalone basis.
To calculate Getty Images’ implied equity value, Solomon used net debt of Getty Images of $1,627 million, based on information provided by Getty Images’ management and approved for use by CCNB, which represents total debt of $1,785 million less cash of $158 million as of October 31, 2021. Based on its experience and judgment, Solomon believed it appropriate to utilize Adjusted EBITDA multiples ranging from 15.0x to 19.0x to apply to forecasted Adjusted EBITDA for fiscal year 2026 and discount rates ranging from 9.0% to 10.0%. These discount rates were based on Solomon’s judgment of the estimated range of Getty Images’ weighted average cost of capital. Based on the foregoing, the DCF analysis of Getty Images yielded implied equity values ranging from $3,465 million to $4,828 million.
Miscellaneous
In arriving at Solomon’s opinion, Solomon performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Solomon did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Solomon believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying Solomon’s opinion. In addition, Solomon may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Solomon’s view of the actual value of Getty Images.
In performing its analyses, Solomon relied on numerous assumptions made by the management of CCNB and Getty Images with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of CCNB and Getty Images. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by Solomon are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Solomon’s analysis of the fairness, from a financial point of view, to CCNB of the aggregate Merger Consideration derived from the Transaction Equity Value to be paid to Company Equityholders in connection with the Business Combination and were provided to the CCNB Board in connection with the delivery of Solomon’s oral opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither CCNB nor Solomon, nor any other person, assumes responsibility for their accuracy. With regard to the publicly traded company analysis, Solomon selected public companies on the basis of various factors for reference purposes only; however, no public company utilized as a comparison is fully comparable to Getty Images. Accordingly, an analysis of the foregoing was not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected public companies and other factors that could affect the public trading value of the selected public companies to which Getty Images were being compared.
The Transaction Equity Value and aggregate Merger Consideration derived therefrom was determined through negotiations between CCNB and Getty Images and was approved by the CCNB Board. Solomon did not recommend any specific aggregate Transaction Equity Value or Merger Consideration to the CCNB Board or that any given aggregate Transaction Equity Value or Merger Consideration constituted the only appropriate aggregate Transaction Equity Value or Merger Consideration for the Business Combination. The decision to enter into the Business Combination Agreement was solely that of the CCNB Board. As described above, Solomon’s opinion and analyses were only one of many factors considered by the CCNB Board in its evaluation of the proposed transactions and should not be viewed as determinative of the views of CCNB with respect to the Business Combination.
Under the terms of Solomon’s engagement letter, dated December 7, 2021, CCNB has agreed to pay Solomon an aggregate fee of $2.0 million for its services, which fee was earned upon delivery of its opinion and which fee is payable upon the completion of CCNB’s initial business combination. In addition, CCNB has agreed to reimburse Solomon’s expenses and indemnify Solomon against certain liabilities related to or arising out of Solomon’s engagement.
Natixis, S.A. (“Natixis”), the holder of a majority of Solomon’s outstanding voting equity, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and non-financial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Getty Images, CCNB, and/or their respective affiliates or any currency or commodity that may be involved in the Business Combination. During the two years prior to the date of the opinion, Solomon’s affiliate, Natixis Securities Americas LLC (“NSA”), acted as a co-manager of CCNB’s initial public offering as well as the initial public offering of CCNB3, and received initial underwriting fees in connection therewith aggregating approximately $977,000 and will also be entitled to receive additional deferred underwriting fees aggregating less than $1.8 million upon, and subject to, the consummation of CCNB’s and CCNB3’s initial business acquisitions. Under a fee sharing arrangement between NSA and Solomon, Solomon received a portion of NSA’s initial underwriting fees in connection with the initial public offerings of CCNB and CCNB3 and would have been entitled to receive a portion of NSA’s deferred underwriting fees in connection with (and subject to) the consummation of CCNB’s initial business combination (including the Business Combination). However, in connection with its engagement to provide a fairness opinion in connection with the Getty Mergers, Solomon waived its right to receive its portion of NSA’s deferred underwriting fees in connection with CCNB’s initial business combination. Nevertheless, Solomon will be entitled to receive a portion of NSA’s deferred underwriting fees in connection with (and subject to) the consummation of CCNB3’s initial business combination. Further, during the two years prior to the date of Solomon’s opinion, Solomon provided investment banking services to a management group that partnered with an affiliate of a member of CCNB’s sponsor and other investors to acquire Wilshire Associates, for which Solomon received compensation. Although Solomon has not provided financial advisory services to Getty Images for which Solomon received compensation, Solomon, Natixis and their respective affiliates in the future may provide such services to CCNB, New CCNB, Getty Images and/or their respective affiliates and may receive compensation for rendering such services.
Material U.S. Federal Income Tax Consequences of the Domestication Merger to CCNB Shareholders.
The following is a discussion of the (i) material U.S. federal income tax consequences of the Domestication Merger to the U.S. Holders (as defined below) of CCNB Class A Ordinary Shares and public warrants, (ii) material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of CCNB Class A Ordinary Shares that elect to have their CCNB Class A Ordinary Shares redeemed for cash if the Business Combination is completed and (iii) material U.S. federal income tax consequences for Non-U.S. Holders of owning and disposing of New CCNB’s common stock or warrants after the Domestication Merger. This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.
For purposes of this discussion, because any unit of CCNB consisting of one Class A ordinary share and one-fourth of a public warrant is separable at the option of the holder, CCNB is treating any Class A ordinary share and one-fourth of a public warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of CCNB in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of CCNB Class A Ordinary Shares and public warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any redemption) with respect to any CCNB Class A Ordinary Shares and public warrants held through a unit of CCNB (including alternative characterizations of a unit of CCNB).
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of CCNB Class A Ordinary Shares or public warrants that is for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of CCNB Class A Ordinary Shares or public warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold CCNB Class A Ordinary Shares or public warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:
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financial institutions or financial services entities;

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broker-dealers;

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persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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certain expatriates or former long-term residents of the United States;

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persons that acquired CCNB Class A Ordinary Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

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persons that hold CCNB Class A Ordinary Shares or public warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

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persons whose functional currency is not the U.S. dollar;

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controlled foreign corporations;

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passive foreign investment companies;

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persons required to accelerate the recognition of any item of gross income with respect to CCNB Class A Ordinary Shares or public warrants as a result of such income being recognized on an applicable financial statement;

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persons who actually or constructively own 5 percent or more of the shares of CCNB by vote or value (except as specifically provided below);

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foreign corporations with respect to which there are one or more U.S. shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

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persons that exercise appraisal rights in connection with the Business Combination; or

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the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of CCNB Class A Ordinary Shares or public warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold CCNB Class A Ordinary Shares or public warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of CCNB Class A Ordinary Shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of CCNB Class A Ordinary Shares or public warrants should consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on CCNB Class A Ordinary Shares or public warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of CCNB Class A Ordinary Shares or public warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF CCNB CLASS A ORDINARY SHARES AND PUBLIC WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF CCNB CLASS A ORDINARY SHARES AND PUBLIC WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION MERGER, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF NEW CCNB’S COMMON STOCK AND WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
U.S. Holders
Tax Consequences of the Domestication Merger to U.S. Holders of CCNB Class A Ordinary Shares
or Public Warrants
The discussion under this heading “— Tax Consequences of the Domestication Merger to U.S. Holders of CCNB Class A Ordinary Shares or Public Warrants” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to CCNB, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of public shares and public warrants as a result of the Domestication Merger, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of CCNB and New CCNB.
The U.S. federal income tax consequences of the Domestication Merger, together with the Statutory Conversion, will depend primarily upon whether the Domestication Merger (together with the Statutory Conversion) qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication Merger, on the business day prior to the Domestication Merger, New CCNB will convert into a Delaware corporation in accordance with the laws of the State of Delaware, and we will change our jurisdiction of incorporation by merging with and into Domestication Merger Sub, with the Domestication Merger Sub surviving such merger as a wholly-owned direct subsidiary of New CCNB.
The Domestication Merger, together with the Statutory Conversion, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. This conclusion is not free from doubt, however, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation, such as CCNB, that holds only investment-type assets. Accordingly, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of CCNB Class A Ordinary Shares or public warrants will not recognize gain or loss upon the exchange of its CCNB Class A Ordinary Shares solely for New CCNB Common Stock or exchange of its public warrants solely for New CCNB Warrants pursuant to the Domestication Merger. The Domestication Merger (together with the Statutory Conversion) will be treated for U.S. federal income tax purposes as if CCNB (i) transferred all of its assets and liabilities to New CCNB in exchange for all of the outstanding common stock and warrants of New CCNB; and then (ii) distributed the common stock and warrants of New CCNB to the shareholders and warrant holders of CCNB in liquidation of CCNB. The taxable year of CCNB will be deemed to end on the date of the Domestication Merger.
In the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as an F Reorganization, (i) a U.S. Holder’s tax basis in a share of common stock or a warrant of New CCNB received in connection with the Domestication Merger will generally be the same as its tax basis in the CCNB Class A Ordinary Share and public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a New CCNB share or warrant received by a U.S. Holder will generally include such U.S. Holder’s holding period for the CCNB Class A Ordinary Share or public warrant surrendered in exchange therefor.
If the Domestication Merger (together with the Statutory Conversion) fails to qualify as a reorganization under Section 368, a U.S. Holder of CCNB Class A Ordinary Shares generally would recognize gain or loss with respect to its CCNB Class A Ordinary Shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding New CCNB Common Stock or warrants received in the Domestication Merger and the U.S. Holder’s adjusted tax basis in its CCNB Class A Ordinary Shares surrendered. The U.S. Holder’s basis in New CCNB Common Stock would be equal to the fair market value of those New CCNB Common Stock or warrants on the date of the Domestication Merger and such U.S. Holder’s holding period for New CCNB Common Stock or warrants would begin on the day following the date of the Domestication Merger. Shareholders who hold different blocks of CCNB Class A Ordinary Shares or public warrants (generally, shares of CCNB or public warrants purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of CCNB Class A Ordinary Shares or public warrants.
Because the Domestication Merger will occur prior to the redemption of U.S. Holders that exercise their Redemption Right with respect to CCNB Class A Ordinary Shares, U.S. Holders exercising such Redemption Right will be subject to the potential tax consequences of the Domestication Merger. All U.S. Holders considering exercising their Redemption Right with respect to their CCNB Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication Merger and exercise of their Redemption Right.
PFIC Considerations
Even in the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Domestication Merger may still be a taxable event to U.S. Holders of CCNB Class A Ordinary Shares or public warrants under the passive foreign investment company, or PFIC, provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because CCNB is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, CCNB believes that it may be a PFIC. However, because of the inherently factual nature of the determination, and because the determination is an annual one based on income and assets of CCNB in each year, Kirkland & Ellis LLP is unable to opine on CCNB’s PFIC status for any taxable year.
Effect of PFIC Rules on the Domestication Merger
Even in the case of a transaction, such as the Domestication Merger (together with the Statutory Conversion), that qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a)(1)(F) of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a Non-Electing Shareholder, as described below, with respect to its exchange of CCNB Class A Ordinary Shares for New CCNB Common Stock and CCNB public warrants for New CCNB

Warrants in the Domestication Merger if CCNB were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication Merger and subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder, as described below, with respect to its CCNB Class A Ordinary Shares for which a timely QEF election, a QEF election with a purging election, or MTM election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Due to the uncertainty regarding the application of Section 1291(f) of the Code, Kirkland & Ellis LLP is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of New CCNB Common Stock in exchange for CCNB Class A Ordinary Shares and New CCNB Warrants in exchange for CCNB public warrants in the Domestication Merger.
Definition and General Taxation of a PFIC
A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.
If CCNB is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of CCNB Class A Ordinary Shares or public warrants and, solely with respect to the CCNB Class A Ordinary Shares, the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for CCNB’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CCNB Class A Ordinary Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its CCNB Class A Ordinary Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the CCNB Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the CCNB Class A Ordinary Shares.
Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the CCNB Class A Ordinary Shares or public warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of CCNB’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication Merger (discussed under “— Effects of Section 367(b) to U.S. Holders of CCNB Class A Ordinary Shares”) generally would be treated as gain subject to these rules.
In general, if CCNB is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its CCNB Class A Ordinary Shares (but not public warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders
The impact of the PFIC rules on a U.S. Holder of CCNB Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat CCNB as a qualified electing fund, or QEF, under Section 1295 of the Code, for CCNB’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CCNB Class A Ordinary Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (“Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund”), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
A U.S. Holder’s ability to make a QEF election with respect to its CCNB Class A Ordinary Shares is contingent upon, among other things, the provision by CCNB of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, CCNB will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that CCNB will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to public warrants. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their CCNB Class A Ordinary Shares. As a result, such a U.S. Holder generally should not recognize gain or loss as a result of the Domestication Merger except to the extent described under “— Effects of Section 367(b) to U.S. Holders of CCNB Class A Ordinary Shares” and subject to the discussion above under “— Tax Consequences of the Domestication Merger to U.S. Holders of CCNB Class A Ordinary Shares,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CCNB, whether or not such amounts are actually distributed.
As indicated above, if a U.S. Holder of CCNB Class A Ordinary Shares has not made a timely and effective QEF election with respect to CCNB’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CCNB Class A Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its CCNB Class A Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of CCNB’s tax year in which CCNB qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held CCNB Class A Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its CCNB Class A Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the CCNB Class A Ordinary Shares for purposes of the PFIC rules.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) CCNB Class A Ordinary Shares and for which CCNB is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its CCNB Class A Ordinary Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its CCNB Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its CCNB Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its CCNB Class A Ordinary Shares over the fair market value of its CCNB Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its CCNB Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the CCNB Ordinary Shares will be treated as ordinary income. Shareholders who hold different blocks of CCNB Class A Ordinary Shares (generally, shares of CCNB purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the CCNB Class A Ordinary Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to CCNB Class A Ordinary Shares. An MTM election is not available with respect to public warrants. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to CCNB Class A Ordinary Shares under their particular circumstances.
The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of CCNB Class A Ordinary Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
Effects of Section 367(b) to U.S. Holders of CCNB Class A Ordinary Shares
In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a Domestication Merger of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of CCNB Class A Ordinary Shares on the date of the Domestication Merger. Because the Domestication Merger will occur prior to the redemption of U.S. Holders that exercise their Redemption Right with respect to CCNB Class A Ordinary Shares, U.S. Holders exercising such Redemption Right will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication Merger. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication Merger, Kirkland & Ellis LLP is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of New CCNB Common Stock in exchange for CCNB Class A Ordinary Shares in the Domestication Merger.
A.
U.S. Holders Who Own More Than 10 Percent of the Voting Power or Value of CCNB

A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote or 10% or more of the total value of all classes of CCNB Ordinary Shares (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the CCNB Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of CCNB Ordinary Shares or 10% or more of the total value of all classes of CCNB Ordinary Shares. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote or 10% or more of the total value of all classes of CCNB Ordinary Shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its CCNB Class A Ordinary Shares is the net positive earnings and profits of CCNB attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
CCNB does not expect to have significant cumulative net earnings and profits on the date of the Domestication Merger. If CCNB does not have positive cumulative net earnings and profits through the date of the Domestication Merger, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its CCNB Class A Ordinary Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of CCNB’s cumulative net earnings and profits could be positive through the date of the Domestication Merger in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication Merger. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.
B.
U.S. Holders Whose CCNB Class A Ordinary Shares Have a Fair Market Value of $50,000 or More And Who Own Less Than 10 Percent of the Voting Power of CCNB and Less than 10 percent of the Total Value of CCNB

A U.S. Holder whose CCNB Class A Ordinary Shares have a fair market value of $50,000 or more on the date of Domestication Merger and who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CCNB Ordinary Shares will recognize gain (but not loss) with respect to the Domestication Merger unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.
Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to New CCNB Common Stock received in the Domestication Merger in an amount equal to the excess of the fair market value of New CCNB Common Stock received over the U.S. Holder’s adjusted tax basis in the CCNB Class A Ordinary Shares deemed surrendered in the Domestication Merger. Shareholders who hold different blocks of CCNB Class A Ordinary Shares (generally, shares of CCNB purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its CCNB Class A Ordinary Shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication Merger is a Section 367(b) exchange;

(ii)
a complete description of the Domestication Merger;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication Merger;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from CCNB establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s CCNB Class A Ordinary Shares, and (B) a representation that the U.S. Holder has notified CCNB (or New CCNB) that the U.S. Holder is making the election; and
(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication Merger occurs, and the U.S. Holder must send notice of making the election to CCNB or New CCNB no later than the date such tax return is filed. In connection with this election, CCNB may in its discretion provide each U.S. Holder eligible to make such an election with information regarding CCNB’s earnings and profits upon written request.
CCNB does not expect to have significant cumulative earnings and profits through the date of the Domestication Merger. If that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CCNB has positive cumulative earnings and profits through the date of the Domestication Merger, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its CCNB Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication Merger.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
C.
U.S. Holders Whose CCNB Class A Ordinary Shares Have a Fair Market Value of Less Than $50,000 And Who Own Less Than 10 Percent of the Voting Power of CCNB and Less than 10% of the Total Value of CCNB

A U.S. Holder whose CCNB Class A Ordinary Shares have a fair market value of less than $50,000 on the date of Domestication Merger, and who on the date of the Domestication Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of CCNB Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CCNB Ordinary Shares, should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication Merger and generally should not be required to include any part of the “all earnings and profits amount” in income.
All U.S. Holders of CCNB Class A Ordinary Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.
Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights
This section is addressed to U.S. Holders of CCNB Class A Ordinary Shares (which will be exchanged for New CCNB Common Stock in the Domestication Merger) that elect to exercise their Redemption Right to receive cash in exchange for CCNB Class A Ordinary Shares and is subject in its entirety to the discussion of the Domestication Merger, the “passive foreign investment company,” or “PFIC,” rules and Section 367 of the Code as discussed above under the section titled “— Material U.S. Federal Income Tax Consequences of the Domestication Merger to U.S. Holders of CCNB Class A Ordinary Shares — U.S. Holders.” For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise their Redemption Right in respect of all or a portion of its CCNB Class A Ordinary Shares.
The U.S. federal income tax consequences to a U.S. Holder of CCNB Class A Ordinary Shares (which will first be exchanged for New CCNB Common Stock in the Domestication Merger) that exercises their Redemption Right to receive cash in exchange for all or a portion of its CCNB Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of New CCNB Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s New CCNB Common

Stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in New CCNB Common Stock redeemed. A U.S. Holder’s adjusted tax basis in its New CCNB Common Stock will generally be equal to the cost of such New CCNB Common Stock. This gain or loss should generally be long-term capital gain or loss if the holding period of such New CCNB Common Stock is more than one year at the time of the redemption. However, it is possible that because of the Redemption Right associated with the New CCNB Common Stock, the holding period of such shares may not be considered to begin until the date of such redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of New CCNB Common Stock (generally, shares of New CCNB purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
The redemption of New CCNB Common Stock generally will qualify as a sale of New CCNB Common Stock redeemed if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in New CCNB or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such holder may acquire pursuant to options (generally including New CCNB Warrants received in respect of public warrants in the Domestication Merger) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.
Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of New CCNB is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding New CCNB Common Stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of New CCNB entitled to vote. There will be a complete termination of such U.S. Holder’s interest if either (i) all of New CCNB Common Stock actually and constructively owned by such U.S. Holder are redeemed or (ii) all of New CCNB Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of New CCNB Common Stock owned by certain family members and such U.S. Holder does not constructively own any other New CCNB Common Stock and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of New CCNB. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the shareholder’s relative interest in the corporation is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its New CCNB Common Stock.
If none of the tests described above applies and subject to the PFIC rules discussed above, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of New CCNB’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in New CCNB Common Stock (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of New CCNB Common Stock. After the application of those rules, any remaining tax basis of the U.S. Holder in New CCNB Common Stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New CCNB Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New CCNB Warrants or possibly in other New CCNB Common Stock constructively owned by such U.S. Holder. Shareholders who hold different blocks of CCNB Class A Ordinary Shares (generally, shares of CCNB purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Because the Domestication Merger will occur prior to the redemption of U.S. Holders that exercise their Redemption Right, U.S. Holders exercising their Redemption Right will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication Merger (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR COMPANY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Non-U.S. Holders
Tax Consequences for Non-U.S. Holders of Owning and Disposing of New CCNB’s Common Stock
Distributions on New CCNB Common Stock
Distributions of cash or property to a Non-U.S. Holder in respect of New CCNB Common Stock received in the Domestication Merger will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New CCNB’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New CCNB’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in New CCNB Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of New CCNB Common Stock.”
Dividends paid to a Non-U.S. Holder of New CCNB Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of New CCNB Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if New CCNB Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of New CCNB Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of New CCNB Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of New CCNB Common Stock or New CCNB Warrants generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

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New CCNB is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) New CCNB Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of outstanding New CCNB Common Stock. There can be no assurance that New CCNB Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of New CCNB Common Stock or New CCNB Warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New CCNB Common Stock or New CCNB Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New CCNB will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New CCNB does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New CCNB is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.
Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights
This section is addressed to Non-U.S. Holders of CCNB Class A Ordinary Shares that elect to exercise their Redemption Right to receive cash in exchange for all or a portion of their CCNB Class A Ordinary Shares. For purposes of this discussion, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that elects to exercise their Redemption Right in respect of all or a portion of its CCNB Class A Ordinary Shares.
Because the Domestication Merger will occur immediately prior to the redemption of Non-U.S. Holders that exercise their Redemption Right with respect to CCNB Class A Ordinary Shares, the U.S. federal income tax consequences to a Converting Non-U.S. Holder will depend on whether the redemption qualifies as a sale of New CCNB Common Stock redeemed, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of New CCNB Common Stock, the U.S. federal income tax consequences to the Converting Non-U.S. Holder generally will be as described above under “— Gain on Disposition of New CCNB Common Stock.” If such a redemption does not qualify as a sale of New CCNB Common Stock, the Converting Non-U.S. Holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “— Distributions on New CCNB Common Stock.”
Converting Non-U.S. Holders of CCNB Class A Ordinary Shares considering exercising their Redemption Right should consult their own tax advisors as to whether the redemption of their shares will be treated as a sale or as a distribution under the Code.
Information Reporting and Backup Withholding
New CCNB generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of New CCNB Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New CCNB Common Stock and New CCNB Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New CCNB Common Stock and New CCNB Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New CCNB Common Stock and New CCNB Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of New CCNB Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New CCNB Common Stock or New CCNB Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New CCNB Common Stock and New CCNB Warrants.
Material U.S. Federal Income Tax Consequences of the Getty Mergers to Holders of Getty Images Common Shares
This section describes the material U.S. federal income tax consequences for U.S. Holders (as defined below) of Getty Images Common Shares that exchange, pursuant to the Getty Mergers, their Getty Images Common Shares for shares of New CCNB Class A Common Stock (along with the contingent right to receive Earn-Out Shares). This section does not address the U.S. federal income tax consequences of any other contemporaneous transaction entered into in connection with the Business Combination, including the Partnership Liquidation. This section is limited to U.S. federal income tax consequences and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax and the Medicare tax on certain investment income. This section applies only to U.S. Holders that hold Getty Images Common Shares as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment) and that are not subject to the different consequences that may apply to U.S. Holders that are subject to special rules under U.S. federal income tax law, such as:
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financial institutions or financial services entities;

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broker-dealers;

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taxpayers that are subject to the mark-to-market accounting rules with respect to securities;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies or real estate investment trusts;

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entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

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U.S. expatriates or former long-term residents of the United States;

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persons who are required to recognize income or gain with respect to the Getty Mergers no later than the time such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code;

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persons that actually or constructively own five percent or more (by vote or value) of the outstanding Getty Images Common Shares;

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persons that acquired their Getty Images Common Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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persons that hold their Getty Images Common Shares as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

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persons whose functional currency is not the U.S. dollar;

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persons that exercise dissenters’ rights in connection with the Getty Mergers;

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corporations that accumulate earnings to avoid U.S. federal income tax; or

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holders of Getty Images Preferred Shares.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Getty Images Common Shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Getty Images Common Shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Getty Mergers.
This section is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described herein.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE GETTY MERGERS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
Tax Treatment of the Getty Mergers
The Getty Mergers, taken together as an integrated transaction, have been structured to qualify as a single “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each party represents that there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent or impede the Getty Mergers from qualifying as a reorganization. In addition, New CCNB and Getty Images agree not to (and to cause their subsidiaries not to) take any action (or knowingly fail to take any action) which action (or failure to act) prevents or impedes or would reasonably be expected to prevent or impede the Getty Mergers from qualifying as a reorganization. Based upon customary assumptions and representations made by New CCNB and Getty Images in customary tax representation letters delivered by such parties, as well as certain covenants and undertakings of New CCNB and Getty Images, Weil, Gotshal & Manges LLP, tax counsel to Getty Images, is currently of the opinion that the Getty Mergers will qualify as a reorganization. Based on the opinion of counsel, Getty Images currently expects the Getty Mergers to qualify as a reorganization. However, the qualification of the Getty Mergers as a reorganization depends on numerous facts and circumstances, some of which may change between the date of this proxy statement/prospectus and the closing of the Business Combination and cause the opinion of counsel to no longer be in effect.
Neither New CCNB’s nor Getty Images’ obligation to complete the Getty Mergers is conditioned upon the receipt of an opinion of counsel (as of the date of the closing of the Business Combination or otherwise) regarding the qualification of the Getty Mergers as a reorganization for U.S. federal income tax purposes. New CCNB and Getty Images have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Getty Mergers, and even if an opinion of counsel as of the closing Business Combination were obtained by either party, an opinion of counsel is not binding on the Internal Revenue Service or any court. Accordingly, even if New CCNB and Getty Images report the Getty Mergers as qualifying as a reorganization, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position taken by New CCNB and Getty Images.
The Internal Revenue Service has established certain ruling guidelines that must be met in order to obtain a private letter ruling that contingent stock consideration will be treated as consideration that can be received on a tax-deferred basis. The Earn-Out Shares do not meet all of the requirements of these ruling guidelines. However the ruling guidelines are not necessarily legal requirements, and based on existing case law the Earn-Out Shares nevertheless should be treated as consideration that can be received on a tax-deferred basis rather than “boot.”

Tax Consequences of the Getty Mergers to U.S. Holders of Getty Images Common Shares
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Getty Images Common Shares that is for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Assuming the Getty Mergers qualify as a reorganization within the meaning of Section 368(a) of the Code and subject to the statements below relating to the receipt of cash in lieu of fractional shares and imputed interest, a U.S. Holder of Getty Images Common Shares that receives New CCNB Class A Common Stock (along with the contingent right to additional Earn-Out Shares) in exchange for Getty Images Common Shares in the Getty Mergers should not recognize gain or loss for U.S. federal income tax purposes as a result of the Getty Mergers. A U.S. Holder’s aggregate tax basis in the New CCNB Class A Common Stock received in exchange for the Getty Images Common Shares surrendered (other than shares of New CCNB Class A Common Stock treated as imputed interest, as described below) in connection with the Getty Mergers (including any fractional share deemed received and sold as described below) should equal the U.S. Holder’s aggregate adjusted tax basis in the Getty Images Common Shares exchanged therefor. For this purpose, IRS guidance indicates that the maximum number of Earn-Out Shares issuable pursuant to the Business Combination Agreement should be treated as having been received by the U.S. Holder at the time of the Getty Mergers and that adjustments to the U.S. Holder’s tax basis in shares of New CCNB Class A Common Stock actually received should be made if the maximum number of Earn-Out Shares ultimately are not issued. Except to the extent of Earn-Out Shares treated as imputed interest (as described below), a U.S. Holder’s holding period in the New CCNB Class A Common Stock received (including any fractional share deemed received and sold as described below) should include the holding period for the U.S. Holder’s Getty Images Common Shares surrendered in exchange therefor. A portion of the Earn-Out Shares (if any) actually received by a U.S. Holder may be characterized as ordinary interest income for U.S. federal income tax purposes. A U.S. Holder’s tax basis in that portion of the Earn-Out Shares should be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those Earn-Out Shares should begin on the day following the date of receipt.
If a U.S. Holder has acquired different blocks of Getty Images Common Shares at different times or at different prices, then such holder’s tax basis and holding period in the shares of New CCNB Class A Common Stock received in the Getty Mergers generally should be determined with reference to each block of Getty Images Common Shares. Any such holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of New CCNB Class A Common Stock received in the Getty Mergers.
A U.S. Holder that receives cash in lieu of a fractional share of New CCNB Class A Common Stock should be treated as having received such fractional share in the Getty Mergers and then as having sold such fractional share for cash. Such U.S. Holder should recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of New CCNB Class A Common Stock and the tax basis allocated to such fractional share of New CCNB Class A Common Stock. Such gain or loss should be capital gain or loss, and long-term capital gain or loss if the holding period for such fractional share (including the holding period of the Getty Images Common Shares surrendered therefor) is more than one year as of the closing date of the Getty Mergers. Long-term capital gains of non-corporate U.S. Holders currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
In the event that the Internal Revenue Service successfully asserts that the Getty Mergers do not qualify as a reorganization, a U.S. Holder of Getty Images Common Shares generally would recognize capital gain or loss in the Getty Mergers on the exchange of their Getty Images Common Shares for shares of New CCNB Class A Common Stock and cash in lieu of fractional shares of New CCNB Class A Common Stock.
Reporting Requirements
Each U.S. Holder of Getty Images Common Shares who receives shares of New CCNB Class A Common Stock in the Getty Mergers is required to retain permanent records pertaining to the Getty Mergers and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Getty Images Common Shares exchanged and the number of shares of New CCNB Class A Common Stock received in exchange therefor.
Additionally, certain significant U.S. Holders of Getty Images Common Shares are required to attach a statement to their U.S. federal income tax returns for the year in which the Getty Mergers are consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s Getty Images Common Shares surrendered in the Getty Mergers, the fair market value of such shares, the date of the Getty Mergers and the name and employer identification number of each of Getty Images and New CCNB. U.S. Holders of Getty Images Common Shares are urged to consult with their tax advisors regarding the application of these rules.
Backup Withholding and Information Reporting
A U.S. Holder of Getty Images Common Shares may, under certain circumstances, be subject to information reporting and backup withholding on any cash payments received in the Getty Mergers, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.
Anticipated Accounting Treatment
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby CCNB is treated as the acquired company and Getty Images is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Getty Images issuing stock for the net assets of CCNB, accompanied by a recapitalization. The net assets of CCNB will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Getty Images.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The CCNB portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. CCNB and Getty Images filed the required forms under the HSR Act with the Antitrust Division and the FTC on January 6, 2022 and requested early termination of the waiting period under the HSR Act. The waiting period expired on February 7, 2022.
At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of Getty Images’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. CCNB cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, CCNB cannot assure you as to its result.
CCNB, New CCNB and Getty Images are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The Business Combination Proposal is conditioned on the approval and adoption of the Domestication Merger Proposal at the Shareholders Meeting.
The Business Combination Proposal will be adopted and approved only if the CCNB Shareholders approve an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of CCNB Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Shareholders Meeting and therefore will have no effect on the approval of the Business Combination Proposal as a matter of Cayman Islands law.
As of the date of this proxy statement/prospectus, the Sponsor, the Founder Holders and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote any CCNB Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the Sponsor and the Independent Directors own collectively, approximately 23.7% of our issued and outstanding CCNB Ordinary Shares, including the Founder Shares, and have not purchased any public shares, but may do so at any time.
Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, that the Business Combination Agreement, dated as of December 9, 2021 (as it may be amended from time to time), a copy of which is attached to the proxy statement/prospectus as Annex A, by and among CC Neuberger Principal Holdings II, an exempted company incorporated in the Cayman Islands (“CCNB”), Vector Holding, LLC, a Delaware limited liability company (“New CCNB”) and wholly-owned direct subsidiary of CCNB, Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB, Vector Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CCNB, Vector Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CCNB, Griffey Global Holdings, Inc., a Delaware corporation and Griffey Investors, L.P., a Delaware limited partnership, solely for the purposes of certain sections set forth therein, and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects.”
Recommendation of the CCNB Board
THE CCNB BOARD UNANIMOUSLY RECOMMENDS
THAT CCNB SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL
The existence of financial and personal interests of one or more of CCNB’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of CCNB and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that CCNB Shareholders vote for the proposals. In addition, CCNB’s officers have interests in the Business Combination that may conflict with your interests as a CCNB Shareholder. See the section titled “— Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 3: THE ADJOURNMENT PROPOSAL
Overview
CCNB is proposing the Adjournment Proposal to allow the Board to adjourn the Shareholders Meeting to (i) for one period of no longer than twenty calendar days to the extent necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to CCNB Shareholders, (ii), in each case, for one period of no longer than ten calendar days, (a) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient CCNB Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (b) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Business Combination Proposal or the Domestication Merger Proposal, or (c) if CCNB Shareholders redeem an amount of CCNB Class A Ordinary Shares such that the condition to Getty Images’ obligation to consummate the Business Combination that the Net Funded Indebtedness will be equal to or less than the Maximum Net Indebtedness Amount is not satisfied (prior to the implementation of any adjustment to the Preferred Cash Consideration and the Preferred Stock Consideration and prior to any Optional Equity Cure Amount) or (iii) in the case of clauses “(a)” and “(b)”, upon the reasonable request of Getty Images, as further described under the section titled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement; Structure of the Business Combination”).
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by CCNB Shareholders, the Board may not be able to adjourn the Shareholders Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Domestication Merger Proposal, or in the event that CCNB Shareholders redeem an amount of CCNB Class A Ordinary Shares such that the condition that the Net Funded Indebtedness will be equal to or less than the Maximum Net Indebtedness Amount would not be satisfied (prior to the implementation of any adjustment to the Preferred Cash Consideration and the Preferred Stock Consideration and prior to any Optional Equity Cure Amount, as further described under the section titled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement; Structure of the Business Combination”).
Vote Required for Approval
The Adjournment Proposal is not conditioned on the approval and adoption of any other proposal at the Shareholders Meeting.
The Adjournment Proposal will be adopted and approved only if the CCNB Shareholders approve an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of CCNB Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Shareholders Meeting and therefore will have no effect on the approval of the Adjournment Proposal as a matter of Cayman Islands law.
As of the date of this proxy statement/prospectus, the Sponsor, the Founder Holders, and certain of CCNB’s directors and/or officers (including the Independent Directors) have agreed to vote any CCNB Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the date hereof, the Sponsor and the Independent Directors own, collectively, 23.7% of the issued and outstanding CCNB Ordinary Shares and have not purchased any public shares, but may do so at any time.
Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, to adjourn the Shareholders Meeting (A) for one period of no longer than twenty calendar days to the extent necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to CCNB Shareholders, (B), in each case, for one period of no longer than ten calendar days, (i) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient CCNB Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (ii) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Business Combination Proposal or the Domestication Merger Proposal, or (iii) for one period of no longer than ten calendar days if CCNB Shareholders redeem an amount of CCNB Class A Ordinary Shares such that the condition to Getty Images’ obligation to consummate the Business Combination that the Net Funded Indebtedness will be equal to or less than the Maximum Net Indebtedness Amount is not satisfied (prior to the implementation of any adjustment to the Preferred Cash Consideration and the Preferred Stock Consideration and prior to any Optional Equity Cure Amount) or (iv) in the case of clauses (i) and (ii), upon the reasonable request of Getty Images.”
Recommendation of the CCNB Board
THE CCNB BOARD UNANIMOUSLY RECOMMENDS
THAT CCNB SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PRESENTED
The existence of financial and personal interests of one or more of CCNB’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of CCNB and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCNB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Shareholder Proposal 2: The Business Combination Proposal — Interests of CCNB’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Getty Images and CCNB adjusted to give effect to the Business Combination, including the PIPE Investment and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
CCNB is a blank check company incorporated in the Cayman Islands on May 12, 2020. CCNB was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CCNB has neither engaged in any operations nor generated any revenue to date. On August 4, 2020, CCNB consummated its initial public offering of 82,800,000 units at $10.00 per unit, generating gross proceeds, before expenses, of $828.0 million. Simultaneously with the closing of the initial public offering, CCNB consummated the private placement of 18,560,000 warrants at a price of $1.00 per warrant to the Sponsor, generating proceeds of approximately $18.6 million. Upon the closing of the IPO and the IPO Private Placement, an amount equal to $828.0 million was placed in a Trust Account. The Trust Account may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of March 31, 2022, funds in the Trust Account totaled approximately $828.8 million.
Getty Images was incorporated in the state of Delaware on September 25, 2012. Getty Images is a world leader in serving the visual content needs of businesses with over 486 million assets available through its industry-leading sites: gettyimages.com, istock.com and unsplash.com. Getty Images serves businesses in almost every country in the world with websites in 23 languages bringing content to media outlets, advertising agencies and corporations and, increasingly, serving individual creators and prosumers.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheets of Getty Images and CCNB on a pro forma basis as if the Business Combination and related transactions had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 combines the historical statements of operations of Getty Images and CCNB for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented.
The Business Combination and related transactions are as follows:
•
the Business Combination;

•
the Forward Purchase Agreement;

•
the Backstop Agreement;

•
the PIPE Financing; and

•
the repayment of approximately $651.0 million of Getty Images’ existing debt in the no redemptions scenario and $309.4 million of Getty Images’ existing debt in the maximum redemptions with available backstop and maximum redemptions with no backstop scenarios.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of New CCNB following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, audited and unaudited financial statements of Griffey Global Holdings, Inc. and CCNB included in this proxy statement/ prospectus, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Getty Images” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCNB,” and other information relating to Getty Images and

CCNB contained in this proxy statement/ prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section titled “Shareholder Proposal 2: The Business Combination Proposal.”
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby CCNB is treated as the acquired company and Getty Images is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Getty Images issuing stock for the net assets of CCNB, accompanied by a recapitalization. The net assets of CCNB will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Getty Images.
Getty Images has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:
•
Existing Getty Images Stockholders will have the greatest voting interest in New CCNB immediately following the Closing under the three redemption scenarios with over 60% of the voting interest in each scenario;

•
Existing Getty Images Stockholders will have the ability to nominate a majority of the initial members of the New CCNB Board following the Closing;

•
Getty Images’ senior management will be the senior management of New CCNB following the Closing; and

•
Getty Images’ is the larger entity based on historical operating activity and has the larger employee base.

Pursuant to the Existing Organizational Documents, CCNB’s public shareholders may request that CCNB redeem all or a portion of such shareholder’s public shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account if the Business Combination is consummated.
The unaudited pro forma condensed combined financial statements present three redemption scenarios as follows:
•
Assuming No Redemptions:   This presentation assumes that none of the holders of CCNB Class A Ordinary Shares will exercise redemption rights with respect to their public shares;

•
Assuming Maximum Redemptions with Available Backstop:   This presentation assumes that holders of 64,101,307 CCNB Class A Ordinary Shares will exercise redemption rights with respect to their public shares for their pro rata share (approximately $10.01 per share) of the funds in the Trust Account, and CCNB has received $300.0 million from NBOKS as of Closing available for the Business Combination as a result of NBOKS’ subscription for up to 30,000,000 shares of New CCNB Class A Common Stock at $10.00 per share pursuant to the Backstop Agreement. Pursuant to the Backstop Agreement, CCNB may have access to up to $300.0 million from NBOKS to replace funds from the Trust Account utilized to fund redemptions, which will be available for the Business Combination. The Backstop may be available to other CC Capital and NBOKS jointly-sponsored entities on a first come first serve basis and, therefore, the availability of this funding is uncertain. The maximum number of CCNB Class A Ordinary Shares that may be redeemed under this scenario is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.01 in order for the Net Funded Indebtedness to be equal to or less than $1,350,000,000 (the “Maximum Net Indebtedness Amount”) pursuant to the Net Funded Indebtedness Condition in the Business Combination Agreement.

•
Assuming Maximum Redemptions with No Backstop:   This presentation assumes that CCNB would not have access to the $300.0 million from NBOKS pursuant to the Backstop Agreement and holders of 34,131,104 CCNB Class A Ordinary Shares will exercise their redemption rights for their pro rata share (approximately $10.01 per share) of the funds in the Trust Account. The share redemption amount in this scenario is derived from the maximum number of shares that may be redeemed without causing the Net Funded Indebtedness Condition to the Closing of the Business Combination to be unsatisfied if the Backstop is not available.

Description of the Business Combination
On December 9, 2021, CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, Getty Images and the Partnership, entered into the Business Combination Agreement, pursuant to which:
(a)
on the day prior to the Closing Date, New CCNB will statutorily convert from a Delaware limited liability company to a Delaware corporation;

(b)
at 12:01 a.m. on the Closing Date, CCNB will be merged with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB and New CCNB will continue as the public company with (i) each CCNB Class A Ordinary Share being converted into the right of the holder thereof to receive one share of New CCNB Pre-Closing Class A Common Stock, (ii) each CCNB Class B Ordinary Share being converted into the right of the holder thereof to receive one share of New CCNB Class B Common Stock and (iii) each CCNB Warrant ceasing to represent a right to acquire CCNB Class A Ordinary Shares and instead representing a right to acquire shares of New CCNB Pre-Closing Class A Common Stock;

(c)
on the Closing Date, at the Closing and prior to the consummation of the PIPE Investment and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, if applicable, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Post-Closing Certificate of Incorporation to provide for, among other things, New CCNB Class A Common Stock and New CCNB Class B Common Stock, which New CCNB Class B Common Stock will be subject to stock price based vesting;

(d)
on the Closing Date, at the Closing and contingent upon the filing of the New CCNB Post-Closing Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter will be consummated, including the conversion of the New CCNB Pre-Closing Class B Common Stock into New CCNB Class A Common Stock and New CCNB Class B Common Stock;

(e)
on the Closing Date, at the Closing and prior to the Getty Mergers, New CCNB will consummate the PIPE Investment and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, if applicable;

(f)
on the Closing Date following the consummation of the PIPE Investment and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, if applicable, G Merger Sub 1 will be merged with and into Getty Images in the First Getty Merger, with Getty Images surviving the First Getty Merger as a direct wholly-owned subsidiary of Domestication Merger Sub; and

(g)
immediately after the First Getty Merger, Getty Images will be merged with and into G Merger Sub 2 in the Second Getty Merger, with G Merger Sub 2 surviving the Second Getty Merger as a direct wholly-owned subsidiary of Domestication Merger Sub.

Immediately after the Business Combination, New CCNB will change its name to “Getty Images Holdings, Inc.”
For more information about the Business Combination, please see the section titled “Shareholder Proposal 2: The Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

The following summarizes the pro forma capitalization of New CCNB expected immediately following the Closing, presented under the three redemption scenarios:
	Assuming No Redemptions		Assuming Maximum Redemptions with Available Backstop		Assuming Maximum Redemptions with No Backstop
	Shares	%	Shares	%	Shares	%
CCNB’s public shareholders	82,800,000	22.0%	18,698,693	5.5%	48,668,896	14.2%
Backstop	—	0.0%	30,000,000	8.8%	—	0.0%
Sponsor and NBOKS(1)(2)	40,560,000	10.8%	40,560,000	11.8%	40,560,000	11.8%
PIPE Investors	22,500,000	6.0%	22,500,000	6.6%	22,500,000	6.6%
Getty Images Stockholders(3)	230,943,716	61.3%	230,943,716	67.4%	230,943,716	67.4%
Pro Forma Common Stock(4)	376,803,716	100.0%	342,702,409	100.0%	342,672,612	100.0%

(1)
Includes 20,560,000 Founder Shares that will be converted in New CCNB Class A Common Stock and 20,000,000 New CCNB Class A Common Stock purchased by NBOKS pursuant to the Forward Purchase Agreement.

(2)
Excludes 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock subject to certain vesting restrictions pursuant to the Sponsor Side Letter.

(3)
Includes 212,142,132 shares of New CCNB Class A Common Stock issued to Getty Images Stockholders and 18,801,583 shares of New CCNB Class A Common Stock underlying vested Getty Images Options calculated on a net exercise basis, which represents an aggregate 27,395,103 outstanding vested Getty Images Options less implied share buybacks of approximately 8,593,520.

(4)
The pro forma capitalization excludes the following:

•
4,718,599 unvested Getty Images Options

•
65,000,000 Earn-Out Shares

•
20,700,000 unexercised CCNB public warrants

•
18,560,000 unexercised CCNB Private Placement Warrants

•
3,750,000 unexercised New CCNB Forward Purchase Warrants

•
850,000 unexercised New CCNB Private Placement Warrants issuable pursuant to the Working Capital Loans

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of New CCNB following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which these unaudited pro forma condensed combined financial statements are prepared and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in thousands)
	Getty Images (Historical)	CCNB (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions with Available Backstop) (Note 3)		Pro Forma Combined (Assuming Maximum Redemptions with Available Backstop)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions with No Backstop) (Note 3)		Pro Forma Combined (Assuming Maximum Redemptions with No Backstop)
Assets
Cash and cash equivalents	$210,847	$220	$828,823	(a)	$103,245	$(641,650)	(o)	$103,245	$300,000	(o)	$103,245
			(28,980)	(b)		300,000	(p)		(300,000)	(p)
			(78,088)	(c)		341,650	(l)
			(1,014)	(d)
			225,000	(e)
			200,000	(f)
			(602,563)	(i)
			(651,000)	(l)
Restricted cash	4,574	—			4,574			4,574			4,574
Accounts receivable	130,869	—			130,869			130,869			130,869
Prepaid expenses	12,747	202			12,949			12,949			12,949
Taxes receivable	10,249	—			10,249			10,249			10,249
Other current assets	14,076	—	(5,910)	(c)	8,166			8,166			8,166
Total current assets	383,362	422	(113,732)		270,052	—		270,052	—		270,052
Investment and cash held in Trust Account	—	828,823	(828,823)	(a)	—			—			—
Property and equipment, net	169,559	—			169,559			169,559			169,559
Right of use assets	53,393				53,393			53,393			53,393
Goodwill	1,505,107	—			1,505,107			1,505,107			1,505,107
Identifiable intangible assets, net	464,163	—			464,163			464,163			464,163
Deferred income taxes, net	8,957	—			8,957			8,957			8,957
Other long-term assets	41,225	—			41,225			41,225			41,225
Total assets	2,625,766	829,245	(942,555)		2,512,456	—		2,512,456	—		2,512,456
Liabilities
Accounts payable	90,110	214			90,324			90,324			90,324
Accrued expenses	54,035	410	(978)	(c)	53,467			53,467			53,467
Income taxes payable	12,064	—			12,064			12,064			12,064
Short-term debt, net	6,418	—			6,418			6,418			6,418
Deferred revenue	172,137	—			172,137			172,137			172,137
Total current liabilities	334,764	624	(978)		334,410	—		334,410	—		334,410
Non-current accounts payable and accrued expenses	—	5,004	(3,990)	(c)	—			—			—
			(1,014)	(d)
Working capital loan		1,836	(1,836)	(n)	—			—			—
Deferred underwriting commissions	—	28,980	(28,980)	(b)	—			—			—
Derivative liabilities	—	65,753	260	(f)	67,849			67,849			67,849
			1,836	(n)
Long-term debt, net	1,744,274	—	(643,943)	(l)	1,100,331	337,947	(l)	1,438,278			1,438,278
Lease liabilities	52,969	—			52,969			52,969			52,969

	Getty Images (Historical)	CCNB (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions with Available Backstop) (Note 3)		Pro Forma Combined (Assuming Maximum Redemptions with Available Backstop)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions with No Backstop) (Note 3)		Pro Forma Combined (Assuming Maximum Redemptions with No Backstop)
Deferred income taxes, net	31,880	—			31,880			31,880			31,880
Uncertain tax positions	43,843	—			43,843			43,843			43,843
Other long-term liabilities	9,733	—			9,733			9,733			9,733
Total liabilities	2,217,463	102,197	(678,645)		1,641,015	337,947		1,978,962	—		1,978,962
Commitments and contingencies
Redeemable preferred stock	704,197	—	48,366	(h)	—			—			—
			(752,563)	(i)
Class A ordinary shares subject to possible redemption	—	828,000	(828,000)	(g)	—	—		—	—		—
Stockholders’ equity
Preference shares	—	—			—	—		—	—		—
Ordinary shares
Class A	—	—	8	(g)	—			—			—
			(8)	(j)
Class B	—	3	(3)	(j)	—			—			—
Getty Images Common Stock	1,533	—	(1,533)	(k)	—			—			—
New CCNB Common Stock
Class A			2	(e)	36	(6)	(o)	33	3	(o)	33
			2	(f)		3	(p)		(3)	(p)
			2	(i)
			10	(j)
			20	(k)
Class B			1	(j)	1			1			1
Additional paid-in capital	916,492	—	(46,723)	(c)	2,093,528	(641,644)	(o)	1,752,282	299,997	(o)	1,752,282
			224,998	(e)		299,997	(p)		(299,997)	(p)
			199,738	(f)		401	(c)
			827,992	(g)
			(48,366)	(h)
			149,998	(i)
			1,513	(k)
			(132,114)	(m)
Accumulated deficit	(1,179,901)	(100,955)	(1,148)	(c)	(1,188,106)	(401)	(c)	(1,184,804)			(1,184,804)
			(31,159)	(c)		3,703	(l)
			(7,057)	(l)
			132,114	(m)
Accumulated other comprehensive loss	(82,281)	—			(82,281)			(82,281)			(82,281)
Total stockholders’ equity attributable to Getty Images/ New CCNB	(344,157)	(100,952)	1,268,287		823,178	(337,947)		485,231	—		485,231
Noncontrolling interest	48,263	—			48,263			48,263			48,263
Total stockholders’ equity	(295,894)	(100,952)	1,268,287		871,441	(337,947)		533,494	—		533,494
Total liabilities and stockholders’ equity	$2,625,766	$829,245	$(942,555)		$2,512,456	$—		$2,512,456	$—		$2,512,456

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands, except share and per share data)
	Getty Images (Historical)	CCNB (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions with Available Backstop) (Note 3)		Pro Forma Combined (Assuming Maximum Redemptions with Available Backstop)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions with No Backstop) (Note 3)	Pro Forma Combined (Assuming Maximum Redemptions with No Backstop)
Revenue	$230,978	$—			$230,978			$230,978		$230,978
Operating expense:
Cost or revenue	61,894	—			61,894			61,894		61,894
Selling, general and administrative expense	93,153	2,274	(60)	(aa)	95,367			95,367		95,367
Depreciation	12,512	—			12,512			12,512		12,512
Amortization	12,205	—			12,205			12,205		12,205
Restructuring costs	—	—			—			—		—
Other operating expense – net	2,706	—			2,706			2,706		2,706
Operating expenses	182,470	2,274	(60)		184,684	—		184,684	—	184,684
Income (loss) from operations	48,508	(2,274)	60		46,294	—		46,294	—	46,294
Other income (expense), net:
Interest expense	(29,600)	—	10,928	(ee)	(18,672)	(5,735)	(ee)	(24,407)		(24,407)
Fair value adjustment for swaps & foreign currency exchange contract – net	12,126	—			12,126			12,126		12,126
Foreign exchange gain (losses) – net	7,043	—			7,043			7,043		7,043
Unrealized gain on investments held in Trust Account	—	207	(207)	(bb)	—			—		—
Change in fair value of derivative liabilities	—	19,087			19,087			19,087		19,087
Other non-operating income (expense), net	157	—			157			157		157
Total other income (expense), net	(10,274)	19,294	10,721		19,741	(5,735)		14,006	—	14,006
Income (loss) before income taxes	38,234	17,020	10,781		66,035	(5,735)		60,300	—	60,300
Income tax expense	13,127	—	2,695	(gg)	15,822	(1,434)	(gg)	14,388		14,388
Net income (loss)	$25,107	$17,020	$8,086		$50,213	$(4,301)		$45,912	$—	$45,912
Net income attributable to noncontrolling interest	208	—			208			208		208
Redeemable preferred stock dividend	18,847	—	(18,847)	(hh)	—			—		—
Net income (loss) attributable to Getty Images/ New CCNB	$6,052	$17,020	$26,933		$50,005	$(4,301)		$45,704	$—	$45,704
Weighted average shares outstanding
Basic	153,320,276				358,002,132			323,900,825		323,871,028
Diluted	173,197,259				380,327,931			346,226,624		346,196,827
Net income per share
Basic	$0.04				$0.14			$0.14		$0.14
Diluted	$0.03				$0.13			$0.13		$0.13

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)
	Getty Images (Historical)	CCNB (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions with Available Backstop) (Note 3)		Pro Forma Combined (Assuming Maximum Redemptions with Available Backstop)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions with No Backstop) (Note 3)	Pro Forma Combined (Assuming Maximum Redemptions with No Backstop)
Revenue	$918,688	$—			$918,688			$918,688		$918,688
Operating expense:
Cost or revenue	248,152	—			248,152			248,152		248,152
Selling, general and administrative expense	367,704	4,510	(240)	(aa)	371,974			371,974		371,974
Depreciation	51,099	—			51,099			51,099		51,099
Amortization	49,361	—			49,361			49,361		49,361
Restructuring costs	(475)	—			(475)			(475)		(475)
Other operating expense – net	861	—			861			861		861
Operating expenses	716,702	4,510	(240)		720,972	—		720,972	—	720,972
Income (loss) from operations	201,986	(4,510)	240		197,716	—		197,716	—	197,716
Other income (expense), net:
Interest expense	(122,160)	—	45,098	(ee)	(77,062)	(23,668)	(ee)	(100,730)		(100,730)
Fair value adjustment for swaps & foreign currency exchange contract – net	19,282	—			19,282			19,282		19,282
Foreign exchange gain (losses) – net	36,406	—			36,406			36,406		36,406
Unrealized gain on investments held in Trust Account	—	325	(325)	(bb)	—			—		—
Change in fair value of derivative liabilities	—	1,481			1,481			1,481		1,481
Other non-operating income (expense), net	612	—	(31,159)	(cc)	(38,752)	(401)	(dd)	(35,450)		(35,450)
			(1,148)	(dd)		3,703	(ff)
			(7,057)	(ff)
Total other income (expense), net	(65,860)	1,806	5,409		(58,645)	(20,366)		(79,011)	—	(79,011)
Income (loss) before income taxes	136,126	(2,704)	5,649		139,071	(20,366)		118,705	—	118,705
Income tax expense	18,729	—	1,412	(gg)	20,141	(5,092)	(gg)	15,049		15,049
Net income (loss)	$117,397	$(2,704)	$4,237		$118,930	$(15,274)		$103,656	$—	$103,656
Net income attributable to noncontrolling interest	329	—			329			329		329
Redeemable preferred stock dividend	71,393	—	(71,393)	(hh)	48,366			48,366		48,366
			48,366	(ii)
Net income (loss) attributable to Getty Images/ New CCNB	$45,675	$(2,704)	$27,264		$70,235	$(15,274)		$54,961	$—	$54,961
Weighted average shares outstanding
Basic	153,305,176				358,002,132			323,900,825		323,871,028
Diluted	157,544,818				380,327,931			346,226,624		346,196,827
Net income per share
Basic	$0.30				$0.20			$0.17		$0.17
Diluted	$0.29				$0.18			$0.16		$0.16

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.   Basis of Presentation
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby CCNB is treated as the acquired company and Getty Images is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination is expected to be treated as the equivalent of Getty Images issuing stock for the net assets of CCNB, accompanied by a recapitalization. The net assets of CCNB will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Getty Images.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 give pro forma effect to the Business Combination and related transaction as if they had been consummated on January 1, 2021.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•
Getty Images’ unaudited condensed consolidated balance sheet as of March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•
CCNB’s unaudited condensed balance sheet as of March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•
Getty Images’ unaudited condensed consolidated statement of operations for the three months ended March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•
CCNB’s unaudited condensed statement of operations for the three months ended March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Getty Images’ audited consolidated statement of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•
CCNB’s audited statement of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions.
The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the

Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Getty Images and CCNB.
2.   Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of Getty Images and CCNB’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New CCNB following the Closing. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.
3.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New CCNB following the Closing filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statement of operations are based upon the number of New CCNB’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2021.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:
(a)
Reflects the reclassification of investment held in the Trust Account that becomes available following the Business Combination, assuming no redemptions.

(b)
Reflects the settlement of $29.0 million in deferred underwriting commissions.

(c)
Represents preliminary estimated transaction costs expected to be incurred by Getty Images and CCNB of approximately $47.9 million and $35.1 million, respectively, for legal, financial advisory and other professional fees. CCNB’s estimated transaction costs exclude the deferred underwriting commissions as described in Note 3(b) above.

For CCNB’s transaction costs:
•
$4.0 million was accrued by CCNB in non-current accounts payable and accrued expenses and recognized in expense as of March 31, 2022;

•
$35.1 million was reflected as a reduction of cash; and

•
$31.2 million was reflected as an adjustment to accumulated deficit as of March 31, 2022, which represents the total estimated CCNB transaction costs less $4.0 million previously recognized by CCNB as of March 31, 2022. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(cc) below.
For the Getty Images transaction costs:
•
$1.0 million were deferred in other current assets and accrued expenses as of March 31, 2022;

•
$4.9 million were deferred in other current assets and paid as of March 31, 2022;

•
$42.9 million was reflected as a reduction of cash, which represents Getty’s preliminary estimated transaction costs less amounts previously paid by Getty;

•
$46.7 million, $46.3 million and $46.3 million were capitalized and offset against the proceeds from the Business Combination and related transactions and reflected as a decrease in additional paid-in capital, assuming no redemptions, maximum redemptions with available backstop and maximum redemptions with no backstop, respectively; and

•
$1.1 million, $1.5 million and $1.5 million were not capitalized as part of the Business Combination and related transactions and reflected as an increase in accumulated deficit, assuming no redemptions, maximum redemptions with available backstop and maximum redemptions with no backstop, respectively. The costs expensed through accumulated deficit, which include amounts allocated to the public warrant, private placement warrant and forward purchase warrant liabilities of CCNB assumed as part of the Business Combination and related transactions, are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(dd) below.

(d)
Reflects the settlement of additional CCNB deferred legal fees recorded within non-current accounts payable and accrued expenses. These deferred legal fees exclude approximately $4.0 million of the deferred legal fees related to CCNB’s transaction costs as described in Note 3(c) above.

(e)
Reflects proceeds of $225.0 million from the issuance and sale of 22,500,000 shares of New CCNB Class A Common Stock, par value of $0.0001 per share, at $10.00 per share in the PIPE Investment pursuant to the Subscription Agreements.

(f)
Reflects proceeds of $200.0 million from the issuance and sale of 20,000,000 shares of New CCNB Class A Common Stock, par value of $0.0001 per share, and 3,750,000 Forward Purchase Warrants pursuant to the Forward Purchase Agreement. The Forward Purchase Warrants are expected to be liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (“ASC 815-40”) after considering, amongst other factors, provisions in the warrant agreement that effect the potential settlement value of warrants. The proceeds from the Forward Purchase Agreement were allocated to the Forward Purchase Warrants based on the fair value of a Forward Purchase Warrant using a $0.70 price per warrant (as of May 27, 2022) with the residual amount of the total proceeds and fair value of the Forward Purchase Warrants allocated to the shares of New CCNB Class A Common Stock issued pursuant to the Forward Purchase Agreement.

(g)
Reflects the reclassification of $828.0 million of CCNB Class A Ordinary Shares, par value of $0.0001 per share, subject to possible redemption to permanent equity, assuming no redemptions.

(h)
Represents the adjustment to record Getty Images Preferred Stock to the Preferred Liquidation Preference amount. The adjustment was recorded through additional paid-in capital as a dividend on the Getty Images Preferred Stock and is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3 (ii) below.

(i)
Represents the payment of the Preferred Cash Consideration of $602.6 million and the issuance of 15,000,000 shares of New CCNB Class A Common Stock in Preferred Stock Consideration to Koch Icon as consideration for Getty Images Preferred Stock.

(j)
Reflects the conversion of 82,800,000 CCNB Class A Ordinary Shares and 25,700,000 CCNB Class B Ordinary Shares into 103,360,000 shares of New CCNB Class A Common Stock, 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock in the Domestication Merger.

(k)
Reflects the recapitalization of Getty Images common equity of 153,322,880 shares of Getty Images Common Stock into 197,142,132 shares of New CCNB Class A Common Stock, par value of $0.0001 per share.

(l)
Represents the repayment of approximately $651.0 million of Getty Images’ existing debt in connection with the Business Combination in the no redemption scenario and approximately $309.4 million of Getty Images’ existing debt in the maximum redemptions with available backstop and maximum redemptions with no backstop scenarios. The difference between the cash proceeds and the carrying value of Getty Images’ debt is recorded as a loss on repayment of debt and recorded as an increase to accumulated deficit. The loss on repayment of debt recorded through accumulated deficit is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(ff) below.

(m)
Reflects the elimination of CCNB’s historical accumulated deficit after recording the transaction costs to be incurred by CCNB as described in Note 3(c) above.

(n)
Reflects the conversion of the working capital loan into warrants at a price of $1.00 per warrant upon the closing of the Business Combination.

(o)
Represents the redemption of 64,101,307 CCNB Class A Ordinary Shares and 34,131,104 CCNB Class A Ordinary Shares for $641.7 million and $341.7 million assuming maximum redemptions with available backstop and maximum redemptions with no backstop, respectively. The amounts are allocated to shares of New CCNB Class A Common Stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.01 per share.

(p)
Reflects proceeds of $300.0 million from the issuance and sale of 30,000,000 shares of New CCNB Class A Common Stock, par value of $0.0001 per share, to NBOKS pursuant to the Backstop Agreement in the maximum redemption with available backstop scenario. The maximum redemptions with no backstop scenario assumes that CCNB would not have access to the $300.0 million from NBOKS pursuant to the Backstop Agreement.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 are as follows:
(aa)
Represents pro forma adjustment to eliminate historical expenses related to CCNB’s office space, secretarial and administrative services paid to the Sponsor, which will be terminated upon consummation of the Business Combination.

(bb)
Represents pro forma adjustment to eliminate unrealized gain on investments held in Trust Account.

(cc)
Reflects preliminary estimated CCNB transaction costs that will be expensed upon the closing of the Business Combination. These costs are reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(dd)
Reflects preliminary estimated Getty Images transaction costs of $1.1 million, $1.5 million and $1.5 million, assuming no redemptions, maximum redemptions with available backstop and maximum redemptions with no backstop, respectively, allocated to the public warrant, Private Placement Warrant and Forward Purchase Warrant liabilities that were assumed as part of the Business Combination. These costs are reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(ee)
Reflects the elimination of interest expense related to a portion of Getty Images’ existing debt, which will be repaid as described in Note 3(l) above.

(ff)
Represents the pro forma adjustment to recognize the loss on repayment of debt related to the repayment of Getty Images’ existing debt as discussed in Note 3(l) above. The loss is reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(gg)
Reflects the adjustment to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated combined statutory tax rate of 25.0%.

(hh)
Reflects the elimination of the cumulative dividend recorded on Getty Images Preferred Stock, which was exchanged for the Preferred Cash Consideration and Preferred Stock Consideration as described in Note 3(i) above.

(ii)
Represents the adjustment to record Getty Images Preferred Stock to the Preferred Liquidation Preference amount. The adjustment is recorded as a dividend on the Getty Images Preferred Stock and is reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

4.   Net Income per Share
Represents the net income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such redeemed shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption for the three months ended March 31, 2022 and year ended December 31, 2021:
	Assuming No Redemptions		Assuming Maximum Redemptions with Available Backstop		Assuming Maximum Redemptions with No Backstop
	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Pro forma net income attributable to New CCNB (in thousands)	$50,005	$70,235	$45,704	$54,961	$45,704	$54,961
Pro forma weighted average shares outstanding, basic	358,002,132	358,002,132	323,900,825	323,900,825	323,871,028	323,871,028
Pro forma net income per share, basic	$0.14	$0.20	$0.14	$0.17	$0.14	$0.17
Pro forma net income attributable to New CCNB (in thousands)	$50,005	$70,235	$45,704	$54,961	$45,704	$54,961
Pro forma weighted average shares outstanding, diluted	380,327,931	380,327,931	346,226,624	346,226,624	346,196,827	346,196,827
Pro forma net income per share, diluted	$0.13	$0.18	$0.13	$0.16	$0.13	$0.16
Pro forma weighted average shares calculation, basic and diluted
CCNB’s public shareholders	82,800,000	82,800,000	18,698,693	18,698,693	48,668,896	48,668,896

	Assuming No Redemptions		Assuming Maximum Redemptions with Available Backstop		Assuming Maximum Redemptions with No Backstop
	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Backstop	—	—	30,000,000	30,000,000	—	—
Sponsor and NBOKS(1)	40,560,000	40,560,000	40,560,000	40,560,000	40,560,000	40,560,000
PIPE Investors	22,500,000	22,500,000	22,500,000	22,500,000	22,500,000	22,500,000
Getty Images Stockholders	212,142,132	212,142,132	212,142,132	212,142,132	212,142,132	212,142,132
Pro forma weighted average shares calculation, basic	358,002,132	358,002,132	323,900,825	323,900,825	323,871,028	323,871,028
Getty Images stock options	22,325,799	22,325,799	22,325,799	22,325,799	22,325,799	22,325,799
Pro forma weighted average shares calculation, diluted(2)(3)	380,327,931	380,327,931	346,226,624	346,226,624	346,196,827	346,196,827

(1)
Includes 20,560,000 Founder Shares that will be converted in New CCNB Class A Common Stock and 20,000,000 New CCNB Class A Common Stock purchased by NBOKS pursuant to the Forward Purchase Agreement.

(2)
The pro forma diluted shares exclude 65,000,000 Earn-Out Shares and 5,140,000 Sponsor Earn-Out Shares subject to certain vesting restrictions pursuant to the Business Combination Agreement, the Earnout Plan and Sponsor Side Letter, respectively. These are contingently issuable shares for which the milestones have not yet been achieved.

(3)
The pro forma diluted shares for the three months ended March 31, 2022 and year ended December 31, 2021 exclude the following because including them would be antidilutive:

•
20,700,000 unexercised CCNB public warrants

•
18,560,000 unexercised CCNB Private Placement Warrants

•
3,750,000 unexercised New CCNB Forward Purchase Warrants

•
850,000 unexercised New CCNB Private Placement Warrants issuable pursuant to the Working Capital Loans

COMPARATIVE PER SHARE INFORMATION
Comparative Per Share Data of CCNB
The following table sets forth the closing market prices per share of CCNB’s units, public shares and public warrants as reported by the NYSE on December 9, 2021, the last trading day before the Business Combination was publicly announced.
Trading Date	Units (PRPB.U)	Public Shares (PRPB)	Public Warrants (PRPB WS)
December 9, 2021	$10.18	$9.89	$1.10
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Business Combination will not be adjusted for changes in the market prices of the public shares, the value of the consideration that the Getty Images Equityholders will receive in the Business Combination may vary significantly from the value implied by the market prices of public shares on the date of the Business Combination Agreement, the date of this proxy statement/prospectus, and the date on which CCNB Shareholders vote on the approval of the CCNB Shareholder Proposals. CCNB Shareholders are urged to obtain current market quotations for our securities before making their decision with respect to the approval of the Business Combination Agreement.
Comparative Per Share Data of Getty Images
Historical market price information regarding Getty Images is not provided because there is no public market for Getty Images Common Shares.

INFORMATION ABOUT CCNB
Overview
We are a blank check company incorporated on May 12, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). We may pursue an initial business combination target in any industry or sector. Our Sponsor is CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company.
Significant Activities Since Inception
On August 4, 2020, we consummated the IPO of 82,800,000 units, including the issuance of 10,800,000 additional units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions. Each unit consists of one CCNB Class A Ordinary Share and one-fourth of one redeemable warrant.
Each whole warrant entitles the registered holder to purchase one CCNB Class A Ordinary Share at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Existing Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of CCNB Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless a warrant holder purchases a multiple of four units, the number of warrants issuable to the holder upon separation of the units will be rounded down to the nearest whole number of warrants. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any CCNB Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the CCNB Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a CCNB Class A Ordinary Share upon exercise of a warrant unless the CCNB Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the CCNB Class A Ordinary Share underlying such unit.
Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. The Private Placement Warrants (including the CCNB Class A Ordinary Shares issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. Any amendment to the terms of the Private Placement Warrants or any provision of the Existing Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $2,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants) (i) in whole and not in part; (ii) at a price of $0.01 per warrant; (iii) upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the
“30-day redemption period”; and (iv) if, and only if, the last reported sale price of our CCNB Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).
We will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the CCNB Class A Ordinary Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those CCNB Class A Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of CCNB Class A Ordinary Shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of CCNB Class A Ordinary Shares as set forth under the warrant agreement. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
Simultaneously with the closing of the IPO, we consummated the IPO Private Placement of 18,560,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, generating gross proceeds of approximately $18.6 million.
Upon the closing of the IPO and the IPO Private Placement, $828.0 million ($10.00 per unit) of the net proceeds of the IPO and the sale of the Private Placement Warrants were placed in the Trust Account, located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below.
CCNB’s units, public shares and public warrants are currently listed on the NYSE under the symbols “PRPB.U “PRPB” and “PRPB WS,” respectively.
Financial Position
As of March 31, 2022, we had in the Trust Account $828,823,235 available to consummate an initial business combination after payment of the estimated expenses of our IPO and $28,980,000 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using CCNB’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.
Effecting a Business Combination
General
CCNB is not presently engaged in and will not engage in, any substantive commercial business until it completes the Business Combination with Getty Images or an initial business combination with another target business.
Fair Market Value of Target Business
The NYSE Listing Rules require that our business combination be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The CCNB Board determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
•
subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•
cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination
We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our tax obligations, if any, divided by the number of the then-outstanding shares of public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.01 per public share as of March 31, 2022. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our IPO.
Limitations on Redemption Rights
Notwithstanding the foregoing, the Existing Organizational Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). In addition, a public shareholder, together with any Affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the public shares.
Redemption of Public Shares and Liquidation If No Business Combination
We have until August 4, 2022 to complete an initial business combination. If we are unable to consummate an initial business combination by August 4, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the CCNB Board, liquidate and dissolve, subject in the case of clauses “(ii)” and “(iii),” to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Our Existing Organizational Documents provide that, if we wind up for any other reason prior to the consummation of the initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.
Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by August 4, 2022 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by August 4, 2022).
Our Sponsor, executive officers and directors have agreed, pursuant to agreements with us, that they will not propose any amendment to our Existing Organizational Documents that would affect the substance or timing of our obligation to provide for the redemption of our public shares in connection with the Business Combination or to redeem 100% of our public shares if we have not consummated an initial business combination by August 4, 2022, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes paid or payable), divided by the number of then outstanding public shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against our Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right will apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our IPO held outside the Trust Account, plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our IPO and the sale of the private placement units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, the CCNB Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

Employees
We currently have four executive officers: Chinh E. Chu, Matthew Skurbe, Douglas Newton and Jason K. Giordano. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.
Properties
CCNB maintains its executive offices at 200 Park Avenue, 58th Floor, New York, New York 10166. The cost for use of this space is included in the $20,000 per month fee CCNB pays to an affiliate of the Sponsor for office space, administrative and support services which will be paid through the earlier of the consummation of a business combination or CCNB’s liquidation. CCNB considers its current office space adequate for its current operations. The principal executive offices of New CCNB following the Closing will be located at 605 5th Avenue South Suite 400 Seattle, Washington 98104.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against CCNB or any members of its management team in their capacity as such.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF CCNB PRIOR TO THE BUSINESS COMBINATION
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CCNB prior to the consummation of the Business Combination.
Management and CCNB Board
CCNB’s current executive officers and directors are as follows:
Name	Age	Title
Chinh E. Chu	55	Chief Executive Officer and Director
Matthew Skurbe	48	Chief Financial Officer
Jason K. Giordano	43	Executive Vice President, Corporate Development
Douglas Newton	43	Executive Vice President, Corporate Development
Charles Kantor	51	Director
Joel Alsfine	51	Director
James Quella	71	Director
Jonathan Gear	51	Director
Chinh E. Chu, 55, has been our Chief Executive Officer and Director since May 2020. Mr. Chu has over 30 years of investment and acquisition experience. Since August 2020, Mr. Chu has been the Chief Executive Officer and Director of CC Neuberger Principal Holdings III (“CCNB3”) (NYSE: PRPC), a blank check company co-founded by CC Capital and formed for substantially similar purposes as our company, which has not yet announced or completed its initial business combination. Mr. Chu also served as Chief Executive Officer and Director of CCNB1 (NYSE: PCPL) from August 2020 until the consummation of the business combination with E2open Holdings, LLC in February 2021 (NYSE: ETWO). Mr. Chu now serves as the Chairman of the Board of E2open (NYSE: ETWO), since February 2021. Mr. Chu served as the Vice Chairman of Collier Creek Holdings (“Collier Creek”) (NYSE: CCH), a blank check company co-founded by him and formed for substantially similar purposes as our company. On August 28, 2020, Collier Creek consummated the acquisition of Utz Brands Holdings, LLC, the parent of Utz Quality Foods, LLC, a leading manufacturer of branded salty snacks, to form Utz Brands (NYSE: UTZ). In 2016, Mr. Chu co-founded CF Corporation for substantially similar purposes as our company. CF Corporation sold 69.0 million units in its IPO, generating gross proceeds of $690.0 million. On November 30, 2017, CF Corporation consummated the acquisition of Fidelity & Guaranty Life, a provider of annuities and life insurance products, for approximately $1.835 billion plus the assumption of $405 million of existing debt, and related transactions. In connection with the FGL business combination, the name of the company was changed from “CF Corporation” to “FGL Holdings” (NYSE: FG). Mr. Chu served as Co-Executive Chairman of FGL Holdings. Mr. Chu is also the Founder and the Senior Managing Partner of CC Capital, a private investment firm which he founded in November 2015. As Senior Managing Director of CC Capital, Mr. Chu led the effort to take Dun & Bradstreet private in a $7.2 billion deal that closed in February 2019. Before founding CC Capital, Mr. Chu worked at Blackstone from 1990 to December 2015, where Mr. Chu led numerous investments across multiple sectors, including technology, financial services, chemicals, specialty pharma and healthcare products, and packaging. Mr. Chu was a Senior Managing Director at Blackstone from 2000 until his departure in December 2015, where he served, at various points, as a member of Blackstone’s Executive Committee, the Co-Chair of Blackstone’s Private Equity Executive Committee and as a member of Blackstone Capital Partners’ Investment Committee. Before joining Blackstone in 1990, Mr. Chu worked at Salomon Brothers in the Mergers & Acquisitions Department. In addition to Mr. Chu’s role as Chairman of E2open, he has served on the boards of directors of Dun & Bradstreet (NYSE: DNB) since 2019 and E2open Holdings, LLC (NYSE: ETWO) and CCNB3 (NYSE: PRPC) since 2020. Mr. Chu previously served on the board of directors of AVINTIV from 2011 to 2012, BankUnited Inc. from 2009 to 2014, Kronos Incorporated from 2014 to 2015, Biomet, Inc. from July 2007 to September 2007 and from 2013 to 2015, Freescale Semiconductor, Ltd. from 2011 to 2015, HealthMarkets, Inc. from 2006 to 2016 and NCR Corporation (NYSE: NCR) from 2015 to 2021. Mr. Chu also previously served on the board of directors of Stearns Mortgage, Alliant Insurance Services, Inc., AlliedBarton Security

Services, Celanese Corporation, DJO Global, Inc., Graham Packaging, the London International Financial Futures and Options Exchange, Nalco Company, Nycomed, Stiefel Laboratories and SunGard Data Systems, Inc. Mr. Chu received a B.S. in Finance from the University of Buffalo.
We believe Mr. Chu’s qualifications to serve on the CCNB Board include: his substantial experience in mergers and acquisitions, corporate finance and strategic business planning; his track record at CC Capital and Blackstone and in advising and managing multi-national companies; and his experience serving as a director for various public and private companies
Matthew Skurbe, 48, has been our Chief Financial Officer since July 2020. Mr. Skurbe joined CC Capital as its Chief Financial Officer, Chief Operating Officer, and Senior Managing Director. Since August 2020, Mr. Skurbe has been the Chief Financial Officer of CCNB3 (NYSE: PRPC). Mr. Skurbe also served as Chief Financial Officer of CCNB1 from August 2020 until the consummation of the business combination with E2open Holdings, LLC in February 2021. Prior to joining CC Capital, Mr. Skurbe was the Treasurer and Managing Director in Finance for Blackstone. Before joining Blackstone in 2009, Mr. Skurbe was the CFO for Merrill Lynch Bank & Trust, a multi-billion dollar bank housing several of Merrill Lynch’s consumer lending and banking businesses. Prior to that role, Mr. Skurbe spent seven years supporting Merrill Lynch’s Treasury function and had previous roles with Amerada Hess and Arthur Andersen LLP. Mr. Skurbe is also a board member of the Association for Financial Professionals, Project Sunshine and Children’s Specialized Hospital Foundation. Mr. Skurbe received a BS in Accounting from Rutgers University, achieved the Certified Public Accountant certification and is a Certified Treasury Professional.
Jason K. Giordano, 43, has been our Executive Vice President, Corporate Development since July 2020. Mr. Giordano has eighteen years of investment and acquisition experience across several industry sectors. Mr. Giordano has been a Senior Managing Director at CC Capital since November 2018. Since August 2020, Mr. Giordano has been the Executive Vice President, Corporate Development of CCNB3 (NYSE: PRPC). From June 2018 to August 2020, Mr. Giordano served as the Co-Executive Chairman of Collier Creek (NYSE: CCH), a blank check company which he co-founded to pursue an acquisition, merger or similar business combination with one or more companies in the consumer goods and related sectors. On August 28, 2020, Collier Creek consummated the acquisition of Utz Brands Holdings, LLC, to form Utz Brands (NYSE: UTZ). Previously, Mr. Giordano was a Managing Director in the private equity group at Blackstone where he oversaw investments in the consumer, education, packaging, and chemicals sectors, among others. During his tenure at Blackstone from August 2006 to October 2017, Mr. Giordano was involved in twelve initial and follow-on acquisitions representing over $10 billion of transaction value. Prior to Blackstone, Mr. Giordano was a private equity investment professional at Bain Capital, LP and an investment banker with Goldman, Sachs, & Co. Mr. Giordano currently serves on the board of Utz Brands, Inc., since June 2018. He previously served on the board of directors of Collier Creek Holdings from October 2018 to August 2020, Pinnacle Foods, Inc. (NYSE: PF), a U.S.-based manufacturer and marketer of branded food products, from 2007 to September 2015, Crocs, Inc. (Nasdaq: CROX), a global supplier of branded footwear, from January 2015 to October 2017, AVINTIV, a global supplier of specialty materials primarily sold to consumer goods manufacturers, from January 2011 to October 2015, Outerstuff LLC, a leading U.S. supplier of licensed children’s sports apparel, from May 2014 to October 2017, Ascend Learning, LLC, a provider of online professional training tools and educational software, from July 2017 to October 2017, and HealthMarkets, Inc., a direct-to-consumer provider of health, life, supplemental and other insurance and related products, from February 2009 to October 2017. Mr. Giordano earned an M.B.A. with high distinction from Harvard Business School, where he was a Baker Scholar, and an A.B. with high honors in economics from Dartmouth College.
Douglas Newton, 43, has been our Executive Vice President, Corporate Development since July 2020 (previously serving as our Chief Financial Officer from May 2020 to July 2020). Since August 2020, Mr. Newton has been the Executive Vice President, Corporate Development of CCNB3 (NYSE: PRPC). Since January 2021, Mr. Newton has served as the Co-Chair of the board of directors of Wilshire. Mr. Newton also served as Executive Vice President, Corporate Development of CCNB1 from August 2020 until the consummation of the business combination with E2open Holdings, LLC in February 2021. He also served as Chief Financial Officer of CCNB1 from May 2020 to August 2020. Mr. Newton has more than 17 years of professional investing experience across both public and private markets. Mr. Newton joined CC Capital at its founding and was integral to CC Capital’s $7.2 billion acquisition of Dun & Bradstreet. Mr. Newton served as Chief Financial Officer of CF Corporation, the permanent capital vehicle through which CC Capital acquired Fidelity & Guaranty Life, and he played a leading role in the $2.5 billion acquisition. Before joining CC Capital, Mr. Newton was a Founding Partner at the WindAcre Partnership, an investment firm that owns a concentrated, long-term portfolio of global public equities and takes a private equity approach to public equity investing. At WindAcre, Mr. Newton helped lead deep company-specific research focused primarily on assessing the quality of potential investment opportunities and their intrinsic value. Prior to that, Mr. Newton was a Senior Investment Analyst at Seneca Capital Investments, a multi-strategy hedge fund, where he focused on making long-term fundamental value investments across a company’s capital structure. Mr. Newton also served as an Analyst at DLJ Merchant Banking Partners, a private equity firm, where he focused on investments in the industrial, power and media sectors. In addition, Mr. Newton served as an Analyst at Credit Suisse First Boston’s Media & Communications Group, and at Donaldson, Lufkin & Jenrette. Mr. Newton received an A.B. in Economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.
Charles Kantor, 51, has served on the CCNB Board since May 2020. Mr. Kantor is a Managing Director at Neuberger Berman after joining the firm in 2000. Since January 2020, Mr. Kantor has served on the board of directors of CCNB3 (NYSE: PRPC). Mr. Kantor also served on the Board of Directors of CCNB1 from January 2020 until the consummation of the business combination with E2open Holdings, LLC in February 2021. Mr. Kantor is the founder and Senior Portfolio Manager of the Kantor Group, which manages over $9 billion of equity and fixed income securities for institutional and high net worth investors as of November 30, 2021. Mr. Kantor leads a team of ten investment professionals with aggregate investment experience of over 150 years and sits on the firm’s Partnership Committee as a senior leader of Neuberger Berman. Prior to joining Neuberger Berman, Mr. Kantor led Stern Stewart’s Financial Institutions division, where he advised clients on implementing EVA-based financial management systems and co-authored academic papers in the Journal of Applied Corporate Finance. In addition, Mr. Kantor is a regular commentator and contributor to various financial and business news media outlets. Mr. Kantor earned a Bachelor of Commerce in Accounting and Economics from the University of Cape Town, South Africa and an MBA (with honors) from Harvard University Graduate School of Business.
We believe Mr. Kantor’s qualifications to serve on the CCNB Board include: his substantial experience in mergers and acquisitions, corporate finance and strategic business planning; his track record at the Kantor Group and in advising multi-national companies; and his experience serving as a director for various public companies.
Joel Alsfine, 51, has served on the Board since August 2020. Mr. Alsfine is a Senior Advisor to MSD Capital LP. Until June 2020, Mr. Alsfine was a Partner at MSD Capital LP in New York, the investment firm formed in 1998 to exclusively manage the capital of Michael Dell and his family, which he joined in 2002. From 2000 to 2002, Mr. Alsfine was a Managing Director of TG Capital Corp. in Miami. Prior to 2000, he held the post of Engagement Manager with McKinsey & Co. in New York and also worked with Fisher Hoffman Stride an accounting and auditing firm in Johannesburg, South Africa. From January 2015, Mr. Alsfine has served on the board of Asbury Automotive Group (NYSE: ABG) where he is head of the Capital Allocation and Risk Committee and serves on the Audit Committee. From July 2019, Mr. Alsfine has served on the board of Life Time Group Holdings (NYSE: LTH), where he serves on the Audit committee. From September 2020, Mr. Alsfine has served on the board of Party City Holdco Inc. (NYSE: PRTY) where he serves on the Audit committee. Mr. Alsfine received his MBA from Stanford Graduate School of Business and his Bachelor of Commerce (Honors) in Accounting from the University of the Witwatersrand in South Africa.
We believe Mr. Alsfine’s qualifications to serve on the CCNB Board include: his extensive capital markets experience and financial and investment experience as a partner at MSD Capital LP; his financial and risk management related experience at various investment firms; and his experience serving as a director for various public and private companies.
James Quella, 72, has served on the Board since August 2020. Mr. Quella currently serves as a director and has served on the Compensation and Audit Committees of Dun & Bradstreet Corporation since April 2019. Mr. Quella has previously served as Chairman of the board of Michaels Companies, Inc. from March 2019 to April 2021, having previously served as Lead Independent Director since November 2018 and as a

Director of Fidelity & Guaranty Life Insurance Company from 2017 to 2020. Mr. Quella retired as a Senior Managing Director, Senior Operating Partner and Head of the Portfolio Operations Group at Blackstone, an investment business on behalf of pension funds, large institutions and individuals, in the Private Equity Group in June 2013, having served in these roles since 2003. In the last 20 years, Mr. Quella has been a director of Advanstar, Allied Waste, Catalent Pharma Solutions, Inc., Columbia House, Celanese Corporation, Decrane Aerospace, DJO Global, Inc., Freescale Semiconductor, Inc., Graham Packaging Company, L.P., Houghton Mifflin Harcourt Company, Intelenet Global Services, Jostens, Lionbridge Technologies, Inc., The Nielsen Company, Vanguard Health Systems, Inc., and Von Hoffman. Mr. Quella received a B.A. in International Studies from The University of Wisconsin-Madison and an M.B.A. with Dean’s Honors from the University of Chicago Graduate School of Business.
We believe Mr. Quella’s qualifications to serve on the CCNB Board include his financial expertise, as well as his significant experience in working with companies transitioning from control by private equity sponsors.
Jonathan Gear, 51, has served on the CCNB Board since June 2021. Mr. Gear is executive vice president and chief financial officer of IHS Markit. Earlier, he served as president of resources, transportation and CMS for IHS Markit, including business lines supporting automotive, energy, chemicals, maritime and aerospace industries. In addition, he served multiple senior vice president positions and as president and COO of IHS CERA. Mr. Gear previously held leadership positions at Activant Solutions, smarterwork.com and Booz Allen Hamilton. He holds a B.A. from the University of California, Berkeley and an MBA from Stanford Graduate School of Business.
We believe Mr. Gear’s qualifications to serve on the CCNB Board include: his extensive capital markets and financial experience, including his current role as CFO of IHS Markit.
Corporate Governance
Number and Terms of Office of Officers and Directors
The CCNB Board is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Joel Alsfine, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of James Quella and Jonathan Gear, will expire at our second annual meeting. The term of office of the third class of directors, consisting of Charles. Kantor and Chinh E. Chu, will expire at our third annual general meeting.
Prior to the completion of an initial business combination, any vacancy on the CCNB Board may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the CCNB Board for any reason.
Our officers are appointed by the CCNB Board and serve at the discretion of the CCNB Board, rather than for specific terms of office. The CCNB Board is authorized to appoint persons to the offices as set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our Existing Organizational Documents provide that our officers may consist of one or more chairmen of the board, chief executive officers, a president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the CCNB Board.
Director Independence
The NYSE listing standards require that a majority of the CCNB Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in the NYSE listing standards and applicable SEC rules. The CCNB Board has determined that Joel Alsfine, Jonathan Gear and James Quella are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of our executive officers or directors has received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we have paid and will pay $20,000 per month to an affiliate of our Sponsor for office space, secretarial and administrative services provided to us. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates have been and will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable initial business combinations. In the future, we, upon consultation with the compensation committee of the CCNB Board, may decide to compensate our executive officers and other employees. Our audit committee reviews on a quarterly basis all payments that are made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may remain directors or negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Committees of the CCNB Board of Directors
The CCNB Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of our audit committee, compensation committee and nominating and corporate governance committee is comprised solely of independent directors. Each committee operates under a charter that was approved by the CCNB Board and has the composition and responsibilities described below. The charter of each committee is available on our website. The information that may be contained on or accessible through our corporate website or any other website that we may maintain is not part of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part.
Audit Committee
We have established an audit committee of the CCNB Board. Joel Alsfine, Jonathan Gear and James Quella serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Joel Alsfine, Jonathan Gear and James Quella are independent.
Joel Alsfine serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of the NYSE, and the CCNB Board has determined that Joel Alsfine, Jonathan Gear and James Quella each qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The primary purpose of our audit committee is to assist the CCNB Board’s oversight of:

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the integrity of our financial statements;

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our compliance with legal and regulatory requirements;

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the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;

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our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures

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the performance of our internal audit function.

The audit committee is governed by a charter that complies with the rules of the NYSE.
Compensation Committee
We have established a compensation committee of the CCNB Board. The members of our compensation committee are Joel Alsfine, Jonathan Gear, and James Quella, with James Quella serving as chairman of the compensation committee. Joel Alsfine, Jonathan Gear and James Quella are independent.
The primary purpose of our compensation committee is to assist the CCNB Board in overseeing our management compensation policies and practice, including:
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determining and approving the compensation of our executive officers; and

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reviewing and approving incentive compensation and equity compensation policies and programs.

The compensation committee is governed by a charter that complies with the rules of the NYSE. This charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
We have established a nominating and corporate governance committee. The members of our nominating and corporate governance are Joel Alsfine, Jonathan Gear, and James Quella, with James Quella serving as chairman of the nominating and corporate governance committee. Joel Alsfine, Jonathan Gear and James Quella are independent.
The primary purpose of our nominating and corporate governance committee will be to assist the CCNB Board in:
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identifying, screening and reviewing individuals qualified to serve as directors and recommending to the CCNB Board candidates for nomination for election at the annual general meeting or to fill vacancies on the CCNB Board;

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developing, recommending to the CCNB Board and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the CCNB Board, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.
Director Nominations
The CCNB Board will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to the CCNB Board should follow the procedures set forth in our Existing Organizational Documents.
We have not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CCNB Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the CCNB Board.
Code of Ethics
We have adopted a code of ethics and business conduct (our “Code of Ethics”) applicable to our directors, officers and employees. We have posted a copy of our Code of Ethics and the charters of our audit committee, compensation committee and nominating and corporate governance committee on our website https://www.ccnbprincipal.com/ under “CC Neuberger Principal Holdings II”. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Corporate Governance Guidelines
The CCNB Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the CCNB Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines has been posted on the CCNB website.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CCNB
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CCNB prior to the consummation of the Business Combination. The following discussion and analysis of CCNB’s financial condition and results of operations should be read in conjunction with CCNB’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on May 12, 2020 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that we have not yet selected. We may pursue a business combination in any industry or sector. Our sponsor is CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company.
Our registration statement for our IPO was declared effective on July 30, 2020. On August 4, 2020, we consummated the IPO of 82,800,000 units, including the issuance of 10,800,000 units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions.
Simultaneously with the closing of the IPO, we consummated the IPO Private Placement of 18,560,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to our Sponsor, generating gross proceeds to the Company of $18,560,000.
Upon the closing of the IPO and the IPO Private Placement, $828.0 million ($10.00 per unit) of the net proceeds of the IPO and the sale of the Private Placement Warrants were placed in the Trust Account, located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account.
If we are unable to complete a business combination within 24 months from the closing of the IPO, or August 4, 2022 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Our Existing Organizational Documents provides that, if we wind up for any other reason prior to the consummation of the initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.
Proposed Business Combination
On December 9, 2021, we entered into the Business Combination Agreement. In connection with the Business Combination Agreement, we also entered into the Subscription Agreements, the NBOKS Side

xLetter, the Sponsor Side Letter, and the Stockholders Agreement. See “Certain Relationships and Related Person Transactions — Stockholders Agreement.”
Results of Operations
Our entire activity since inception through March 31, 2022 is related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period.
For the three months ended March 31, 2022, we had net income of approximately $17.0 million, which consisted of a gain of $19.1 million from the change in fair value of the derivative liabilities and approximately $207,000 on investments held in Trust Account, partially offset by approximately $2.3 million in general and administrative costs.
For the three months ended March 31, 2021, we had net income of approximately $27.4 million, which consisted of $27.5 million from the change in fair value of derivative liabilities and approximately $140,000 on investments held in Trust Account, partially offset by approximately $293,000 in general and administrative costs.
Liquidity and Capital Resources
As of March 31, 2022, the Company had approximately $220,000 in its operating bank account and negative working capital of approximately $202,000.
Prior to the completion of the IPO, our liquidity needs had been satisfied through the payment of $25,000 from our Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares, and a loan of approximately $267,000 pursuant to a note agreement issued to our Sponsor (the “Note”). Subsequent to the consummation of the IPO and IPO Private Placement, our liquidity needs have been satisfied with the proceeds from the consummation of the IPO Private Placement not held in the Trust Account. We fully repaid the Note on September 10, 2020. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor may, but is not obligated to, provide us Working Capital Loans. On January 7, 2022, we issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan. On May 20, 2022 we issued an unsecured promissory note in the principal amount of $50,000 to the Sponsor as a Working Capital Loan. As of the date of this proxy statement/prospectus, there was $850,000 outstanding under the Working Capital Loans.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or our officers and directors to meet our needs through the earlier of the consummation of a business combination or August 4, 2022. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution related to the Combination Period described above raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 4, 2022.
We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the condensed balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Contractual Obligations
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any CCNB Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the date of the prospectus to purchase up to 10,800,000 additional units at the IPO price less the underwriting discounts and commissions. On August 4, 2020, we closed the issuance of such additional units pursuant to the underwriters’ full exercise of the over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $16.6 million in the aggregate, paid upon the closing of the IPO. In addition, the underwriters are entitled to a deferred underwriting commission of $0.35 per unit, or approximately $29.0 million in the aggregate. The deferred underwriting commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Administrative Support Agreement
Commencing on the effective date of the registration statement on Form S-1 related to the IPO through the earlier of consummation of the initial business combination and the Company’s liquidation, we reimburse the Sponsor for office space, secretarial and administrative services provided to us in the amount of $20,000 per month. We incurred approximately $60,000 and $0 in general and administrative expenses in the accompanying unaudited condensed statements of operations for the three months ended March 31, 2022 and 2021, respectively, and accrued $400,000 and $340,000, in accrued expenses — related party, related to the administrative services agreement at March 31, 2022 and December 31, 2021, respectively.
Forward Purchase Arrangement
In connection with the the IPO, we entered into the Forward Purchase Agreement with NBOKS, which provides for the purchase of up to 20,000,000 Class A Ordinary Shares and 3,750,000 redeemable warrants to purchase one CCNB Class A Ordinary Share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of an initial business combination.
In connection with the Business Combination, New CCNB, CCNB and NBOKS entered into the NBOKS Side Letter, pursuant to which NBOKS confirmed the allocation to CCNB of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 shares of New CCNB Class A Common Stock, and 3,750,000 New CCNB Warrants. The Forward Purchase Securities will be issued only in connection with the Closing.

Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company has identified the following as its critical accounting policies:
Working Capital Loans
We have elected the fair value option to account for our Working Capital Loans with our Sponsor. As a result of applying the fair value option of the conversion feature, we record each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of Working Capital Loans on the unaudited condensed consolidated statement of operations. The fair value of the conversion feature is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.
Derivative Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
We issued an aggregate of 20,700,000 warrants associated with units issued to investors in our IPO and the underwriters’ exercise of their overallotment option and we issued 18,560,000 Private Placement Warrants. In addition, we entered into a Forward Purchase Agreement in connection with the IPO which provides for an affiliate of our Sponsor to purchase of up to $200,000,000 of units, with each unit consisting of one CCNB Class A Ordinary Share and three-sixteenths of one warrant to purchase one CCNB Class A Ordinary Share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial business combination. All of our outstanding warrants and the Forward Purchase Agreement are recognized as derivative assets and liabilities in accordance with ASC 815.
For equity-linked contracts that are classified as assets or liabilities, we record the fair value of the equity-linked contracts at each balance sheet date and record the change in the statements of operations as a (gain) loss on change in fair value of derivative liabilities. Our public warrants were initially valued using a binomial lattice pricing model when the public warrants were not yet trading and did not have observable pricing and are now valued based on public market quoted prices. Our Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. Our Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. The assumptions used in preparing these models include estimates such as volatility, contractual terms, discount rates, dividend rate, expiration dates and risk-free rates.

The estimates used to calculate the fair value of our derivative assets and liabilities change at each balance sheet date based on our stock price and other assumptions described above. If our assumptions change or we experience significant volatility in our stock price or interest rates, the fair value calculated from one balance sheet period to the next could be materially different.
Investments Held in Trust Account
CCNB’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. CCNB’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.
CCNB Class A Ordinary Shares Subject to Possible Redemption
We account for our CCNB Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” CCNB Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable CCNB Class A Ordinary Shares (including CCNB Class A Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, CCNB Class A Ordinary Shares are classified as shareholders’ deficit. Our CCNB Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, 82,800,000 CCNB Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our consolidated balance sheets.
Immediately upon the closing of the IPO, we recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable shares of CCNB Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.
Net Income (Loss) Per Ordinary Share
We have two classes of shares: CCNB Class A Ordinary Shares and CCNB Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the periods. Accretion associated with the CCNB Class A Ordinary Shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
Off-Balance Sheet Arrangements
As of March 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Our management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.

INFORMATION ABOUT GETTY IMAGES
Unless the context otherwise requires, all references in this “Information About Getty Images” section to “Getty Images” “we,” “us” and “our” refer to Getty Images, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Overview
For over 25 years, Getty Images, Inc. (“Getty Images”) has been synonymous with the very best visual content. Getty Images was founded in 1995, with the core mission of bringing the world’s best creative and editorial content solutions to our customers to engage their audiences. With a consistently differentiated and high-quality content offering at our core, we have a rich history of embracing disruption and innovation with regard to how that content is packaged, accessed, licensed and distributed to an evolving universe of customers. We have developed market enhancements across e-commerce, content subscriptions, user-generated content, diverse and inclusive content, and proprietary research alongside investment in our technology platform, which includes artificial intelligence and machine learning driven search functionality and integrated APIs, to become a global, trusted industry leader in the visual content space.
Getty Images is a preeminent global visual content creator and marketplace with three core pillars.
Comprehensive Premium Content Offering:   Compelling and impactful visual content is the lifeblood of our business. Our content offering is generated through:
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A growing base of more than 488,000 contributors, of which over 80,000 are exclusive to Getty Images.

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Over 50 premium editorial content partners, such as AFP, Disney, Universal, Globo, ITN, Bloomberg, BBC Studios, CBS, The Boston Globe, Fairfax Media, NBC News, Sony Pictures Entertainment and Sky News, who rely upon Getty Images to manage and license their content and Formula One, NBA, NHL, MLB, NASCAR, FIFA and International Olympic Committee, who, in addition to distributing their content through Getty Images, grant us unique commercial rights with event and content access.

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More than 380 dedicated staff content experts across creative and editorial who guide and contribute to the creation of an average of 8-10 million new visual assets per quarter and have been recognized with more than 1,200 major industry awards including the 2022 Pulitzer Prize for Breaking News Photography, World Press Photo, Picture of the Year International, Sony World Photography Awards, White House Photographer of the Year, The Lucie Awards, Visa d’Or,Ville de Perpignan Remi Ochlik, UK Picture Guild Awards, Press Photographer of the Year, Sports Photographer of the Year and Creative Review Photography Annual.

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A unique comprehensive visual archival collection covering a broad range of geographies, time periods and content categories such as news, sport, celebrity, music and fashion.

Collectively, these represent a growing library of over 486 million total assets that delivers unmatched depth, breadth, and quality to meet the expanding needs of our growing customer base.

Largest and Best Path to Market for Visual Creators:   We reach all customer segments: corporate, agency and media. Through our premier brands Getty Images, iStock and Unsplash, we reach customers from the largest enterprises to the smallest businesses and individual creators. Almost half of Getty Images’ revenue is through annual subscriptions with strong customer loyalty, as demonstrated through high revenue retention rates. In addition, we maintain deep integrations with internet platforms, ensuring broad access to our content across the creative economy.
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Getty Images is our premium offering focused on enterprise, agency, and media customers, serving the full breadth of our customers’ content needs by combining the highest quality content with premium support and customized rights and protections. Customers can purchase on an a la carte basis and through subscriptions, including our “Premium Access” product, where we uniquely enable customers to access our complete library of creative and editorial video, and music, via one website and one set of terms. Our assignment capabilities along with our Custom Content offering, a subscription product that leverages Getty Images’ global network of photographers and videographers to create customized and exclusive project-specific content, enables Getty Images to produce cost-effective content to meet the specific needs of customers.

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iStock is our value offering of creative stills and videos, which provides a significant volume of exclusive content to SMBs, furnishing them with a powerful and cost-efficient means to produce and maintain their visual communications. Customers can purchase on an a la carte basis and through a range of monthly and annual subscription options.

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Unsplash is a widely accessed, free creative stills offering serving the fast-growing and broad-based creator economy ranging from prosumers and semi-professional creators to full time creative professionals working at corporates and agencies. It is an ad supported website and also has over 17,000 users of its API.

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In addition to our websites, customers and partners can access and integrate our content, metadata, and search capabilities into their workflows via our APIs, such as through Canva Pty Ltd, and through a range of mobile apps and plugins, including Adobe Creative Cloud, WordPress, and other publishing and workflow platforms.

Proprietary Platform & Infrastructure:    The Getty Images and iStock websites and related back-office systems are on a unified, global, cloud-based platform supported by best-in-class technology. We source and store our content on a common, scalable, and proprietary rights and content management system that supports all content types and categories. This platform enables customers to search, select, license, and download content from our websites and supports our centralized sales order processing, customer database management, finance, and accounting. Our unified platform allows for resource efficiency and its scalability, reliability, and flexibility allow us to service customers in any geography, handle a variety of visual content, and address changing customer demands. From this unified platform, we benefit from a comprehensive view into customer behavior and needs, which allows us to effectively evolve our content offering, services, and proprietary search algorithms to deliver unique insights to our customers. We operate multiple websites which are available on a global basis, maintained in 23 different languages, localized for their respective markets, and which provide for e-commerce transactions in 24 local currencies.
Back-end integration across our websites and brands allows for efficiency of use by customers, enabled by strong search capabilities. These capabilities are enabled by patented search technology that attaches metadata such as captions, keywords, and tags to our content. Our metadata is translated by proprietary and patented controlled vocabularies into multiple languages. Dynamic image placement algorithms present the most relevant content to customers based on features such as customer location, search and license history, and the businesses type. We continuously invest in our digital platform to improve our customer experience and functionality through improvements in search engine optimization and marketing analytics, dynamic image placement algorithms, customer support and partner/API access, use of image recognition technologies, and development license models that adapt to customer needs and behaviors.
Company Highlights
Compelling Value Proposition
Getty Images is well-positioned to capitalize on favorable tailwinds, such as accelerating demand for visual and digital content with significant and growing white space, supported by growing digital media consumption, the proliferation of social media, and disruption and democratization of the creative economy. We are an efficient, low-cost solution to meet all of our customers’ content needs through a simple and convenient, high-quality solution that enables creativity and innovation at reduced risk.
For Customers
Getty Images’ offerings serve all customer segments and sizes in any market	Through Getty Images, iStock, and Unsplash, we offer a full range of solutions to meet the needs of a range of customers around the globe. As of March 31, 2022, corporations, media, and agency customers contributed approximately 54%, 29%, and 17%, of revenue, respectively.
Getty Images offers the highest quality content	Through our content expertise, propriety data and research, exclusive contributors, premium content partners, archive and unique access, Getty Images brings one of the world’s best creative and editorial content solutions to our customers to engage their audiences.
Getty Images is cost and environmentally efficient	Getty Images’ comprehensive pre-shot and global custom assignment offerings allow customers to avoid the costly investment to produce content on their own. This can include staff costs, travel and access costs, model and location costs, hardware and production costs, editing costs and more.
Getty Images is convenient	Getty Images has over 486 million total assets and offers a comprehensive source of pre-shot content to meet customer needs.
Getty Images enables customer innovation and experimentation	We offer a simple and scaled access to high-quality content that enhances the creation process by allowing expanded visual utilization and experimentation across projects at little to no marginal cost. This allows customers to more effectively create, update, tailor, and optimize content and campaigns across platforms.
Getty Images reduces customer risk
Our pre-shot visuals allow customers to reduce production execution, access, and delivery risk. Getty Images and iStock customers receive trusted protections with respect to copyright claims as well as model and property releases and the ability to secure the necessary clearances for their intended use of the content.

For Contributors
Our platform is one of the biggest marketplaces with unparalleled scale	Contributors that partner with Getty Images have access to a marketplace that reaches almost every country in the world. Our platform reaches all customer segments and sizes and generates annual royalties of approximately $227 million per year based on a trailing twelve months as of March 31, 2022.
We take an active approach in content creation	We are not a passive marketplace. We invest in the content we distribute through a dedicated and experienced creative insights team focused on understanding changes in customer demand across an evolving visual landscape. We endeavor to support the authentic portrayal of communities and cultures. We work closely with leading organizations such as AARP, GLAAD and the National Disability Leadership Alliance to augment our proprietary research and foster a deeper understanding of communities and cultures. We convey this research to our exclusive contributors via actionable insights, which allows them to invest in and create content that accurately caters to changing consumer demand.
Our exclusive contributors can achieve higher royalty rates and returns	In addition to scaled access to end markets and proprietary information, we also provide exclusive contributors higher royalty rates. The potential to generate higher returns allows our exclusive contributors and partners to confidently invest more into their productions to create high quality content. Partnering with Getty Images allows contributors to focus on content creation and avoid time and financial investment in the marketing, sales, distribution and management of their content.

Premium Content Offering Across Creative and Editorial
Getty Images’ comprehensive product offering is designed to address the full spectrum of customers’ visual content needs.

Content	Premium creative and editorial content	Budget-conscious creative stills and video	Unreleased creative stills
Key Customer	Enterprise customers	SMBs	SMBs, prosumers and professional/ semi-professional content creators
Go-to-Market Approach	Premium account management with supporting services (e.g., research, rights and clearance, digital asset management)	Primarily e-commerce and online service	Self-service
Rights	Extensive protections and rights customized to customer needs	Industry standard	No indemnification
Business Models	A la carte, subscription and custom assignments	A la carte and subscription	Ad-supported and API monetization
While we go to market through our Getty Images, iStock, and Unsplash brands, we categorize our content and services into three categories — Creative, Editorial and Other.
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Creative:   Creative refers to photos, illustrations, vectors, and videos that are released for commercial use. Creative content covers a wide variety of subjects, including lifestyle, business, science, health and beauty, sports, transportation and travel. Content is available for immediate use by a wide range of customers for any project, allowing customers to tailor the content to their target geographies and audiences. This content includes over 188 million digital assets. For the years ended December 31, 2021 and 2020, our Creative category represented 65.0% and 65.3% of revenue (of which 41.8% and 42.8% was generated through our annual subscription products), respectively, and for the three months ended March 31, 2022, our Creative category represented 64.2% of revenue, of which 45.2% was generated through annual subscription products. We primarily source Creative content from a broad network of professional, semi-professional, and amateur photographers, many of whom are exclusive to Getty Images and iStock.

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Editorial:   Editorial refers to photos and video, which cover the world of news, sports and entertainment. From red carpet events to sports to conflict zones and beyond, prior to the COVID-19 pandemic, we covered and represented approximately 160,000 events around the globe. Our Editorial business combines contemporary coverage of more than 157 million rights managed digital assets with the largest privately held photographic archive containing over 135 million archive images dating from 2000 all the way back to the beginning of photography. We invest to generate our own coverage through an editorial team of nearly 300 dedicated staff and we combine this with coverage from our network of contributors, including over 50 premium editorial content partners. For the years ended December 31, 2021 and 2020, our Editorial category represented 33.4% and 32.7% of revenue (of which 53.5% and 54.1% was generated through our annual subscription products), respectively, and for the three months ended March 31, 2022, our Editorial category represented 34% of revenue, of which 54% was generated through our annual subscription products.

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Other:   For the years ended December 31, 2021 and 2020, our Other segment represented 1.7% and 1.5% of revenue, respectively, and for the three months ended March 31, 2022 represented 1.7% of revenue. Products within Other include music licensing, digital asset management and distribution services, wall décor sales, data revenues and certain retired products such as Rights Managed.

Diverse and Growing, Long-Tenured Customer Base
Getty Images is privileged to work with the world’s leading companies every day. In 2020, nearly 69% of Getty Images’ booked revenues (the amount of revenue invoiced to customers) were from customers that have a tenure of 10 years or more. This increased to 71% for the twelve months ended March 31, 2022. In addition to maintaining strong revenue from highly tenured customers, we added more than 480,000 new customers in the twelve months ended March 31, 2022.
We also have strong revenue diversification. In 2020, our top ten customers contributed less than 5% of our booked revenue (the amount of revenue invoiced to customers).
In recent years, Getty Images has shifted revenues towards subscription products to drive revenue growth and durability. As of March 31, 2022, annual subscriptions represented close to 50% of total revenue (excluding certain retired products). We offer a complete range of subscription products on both our Getty Images and iStock websites. Our Premium Access offering is available through the Getty Images website and offers all of Getty Images’ Creative and Editorial and video content in one subscription. We similarly continue to see more subscription adoption in e-commerce and recently introduced an iStock subscription, which includes video, a unique offering in its space. In all cases, our annual subscriptions provide greater customer and revenue visibility and upside through expanded consumption, cross-sell and upsell via our dedicated Customer Success team.
Reinvigorated Go-To-Market Strategy Bolstered by Improved Marketing Deployment and Accelerated Return on Investment
Since 2019, we have improved our marketing efficiency, which has driven acceleration in our new customer growth, with new customers per million dollars of digital marketing spend increasing by more than 60% in of 2021 when compared to 2019. We shifted our marketing mix to take advantage of free website traffic through affiliate partnerships, expanded our geographic investment, invested in search engine optimization, and implemented a rigorous data-driven e-commerce program. These steps have significantly improved our marketing returns, resulting in decreased customer acquisition cost and improved revenue growth and customer lifetime value.

5 Efficient New Customer Acquisition Powering High-ROI Growth

Significant acceleration in acquisition engine efficiency

Metric	FY2019	Change	FY2021
New customers per million dollars of digital marketing spend	~ 6,000 (FY2019 [3])	+60%	~ 10,000
New customer revenue for every dollar of digital marketing spend[1]	~1.0x (FY2019 [3])	+50%	~1.5x
Customer acquisition cost (CAC)[2]	~$160	~35% decline	~$104

- Strong brands and SEO positioning
- Data-driven intelligence powering optimization
- Increased presence and monetization of free offerings
- Expanded geographic deployment

gettyimages

[1] Represents new customer revenue divided by digital marketing spend for the respective periods.
[2] Customer Acquisition Cost (CAC) defined as Total Digital Marketing Spend divided by Total Customers Acquired in the period.
[3] 2019 figures include certain retired products.

Demonstrated Acquisition Track Record
In April 2021, Getty Images acquired Unsplash, an established free image platform with scaled global traffic and an API offering with over 17,000 integrations across the creative economy. As of March 31, 2022, Unsplash had exceeded 4.2 billion downloads (API and website combined) and was averaging approximately 24 million monthly users.
As a result of the Unsplash acquisition, we now own one of the largest free image sites, through which we have been able to successfully leverage our experience with affiliate marketing to drive and monetize incremental iStock traffic. In addition, we have commenced monetization of Unsplash’s API customers and grown its ad-supported revenues.
Global Digital Visual Content Market
We believe the industry is poised for accelerating growth as a result of the following long-term trends:
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Increasing demand for visual content:    Corporations and media companies need to maintain a presence across an expanding spectrum of owned and third-party digital and non-digital platforms. These platforms are increasingly visual (e.g., YouTube, Instagram, TikTok, Pinterest) and demand high frequency publishing through advertisements and direct posts. InsightSlice estimates the global digital content market is expected to grow from $11 billion in 2019 to $38 billion in 2030 at a ~12% CAGR.

•
Increasing demand for video:    The expansion of over the top (“OTT”) providers and video advertising is creating unprecedented demand for high-quality video content. PubMatic expects global digital video ad spend to grow from $60 billion in 2020 to $111 billion in 2024 at a ~17% CAGR.

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Increasing demand from corporations:    Consumption of imagery and video is steadily expanding as corporations bring their creative marketing in-house to manage the breadth and frequency of content consumption, while balancing the cost of their marketing campaigns. The World Federation of Advertisers recently estimated that 74% of in-house creative teams were established in the last 5 years.

•
Increasing demand from SMBs:    SMBs continue to create and strengthen their online presence, creating a corresponding demand for visual content. Clutch estimates that in 2018 61% of small businesses invested in social media marketing. The SMB market is sizeable and continues to grow with

Upwork estimating in 2020 that the global freelance sector income was close to $1.2 trillion. In a report published in 2017, Kauffman Index estimated 540,000 new SMBs are created in the U.S. each month.
•
Democratization and expansion of the creator economy:    Today, anyone can be a creator due to the gig economy and proliferation of platforms that simplify creation and distribution. SignalFire estimates there are over 46 million amateur content creators. These creators increasingly access pre-shot content to support their projects and productions.

Getty Images’ Business Transformation
Over the past three years, we have reoriented our strategy and made significant business investments to enable enhanced future performance. Key initiatives implemented include:
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Unification and migration of our end-to-end platform to the cloud.

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Investment in best-in-class customer relationship management tools and technologies.

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Transition of a significant share of our business to a differentiated subscription offering with strong retention characteristics.

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Successfully exited legacy declining products (Creative Rights Managed, Unauthorized Use and Thinkstock) to simplify our offering, reduce customer friction, and to focus our resources.

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Invested in search engine optimization and altered our digital marketing deployment to accelerate new customer growth through our iStock brand.

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Launched our Custom Content offering to allow customers to efficiently secure brand and product-specific imagery through our global contributor network.

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Restructured our Sales, Customer Success Management, and Customer Service functions to take advantage of our global scale to reduce costs and improve service levels.

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Acquired Unsplash, which allows us to tap into the growth of the creator economy long tail.

We believe that our transformation and investments, together with the changes driving industry growth, set the stage for Getty Images’ next phase of durable and accelerating growth.
Growth Strategies
Getty Images is well-positioned to continue generating revenue and cash flow growth by capitalizing on the increasing demand for visual content driven by long-term trends through our differentiated end-to-end content offering, our established brands and corresponding market coverage, and our strong value proposition to customers and content providers. We anticipate our future growth to be driven by the following strategies:
Continue to be agile:    We quickly and successfully transitioned to a work-from-home environment in response to COVID-19. We expect to maintain enhanced workplace flexibility, including remote and hybrid working environments, which will support improved employee engagement, recruitment, and retention as well as real estate cost efficiencies. Our entertainment segment continues to be impacted by the postponement and cancellation of entertainment events (e.g., movie premiers, concerts, fashion shows, award shows, etc.) around the globe. This has impacted our related licensing, assignment, and services revenues from this segment. We expect these events and corresponding revenues to return and we have maintained full capabilities to service these needs at such point in time.
Capturing growth in the Corporate Segment:    The corporate segment has been a clear and steady source of growth over the last several years and we believe a large corporate market opportunity still exists. Currently, less than 50% of the top 3,000 global corporations have licensed content from Getty Images, including iStock. Of those corporations that have licensed content from Getty Images, less than 10% spend US$50,000 or more annually. To further capture this opportunity, we realigned our sales force and their incentives to target further penetration and upsell of the corporate market. Furthermore, we increased our customer service capabilities and resources against the segment and launched new products, such as

Custom Content, and upgraded others, such as Media Manager, to better meet corporate needs. Through continued investment and focus, Management believes that it can further accelerate growth across the corporate segment.
Accelerate our penetration across high-growth geographies:    We are focused on deepening our international reach by investing in digital marketing, search engine optimization and further localization of our services and content in geographies where we are underpenetrated. We are well-positioned from a brand, content, and product perspective across 23 languages and 24 currencies to capture an increased share of these attractive, underpenetrated market opportunities.
Continued emphasis on subscription offerings:    We have achieved growth in our Average Annual Revenue per User (“ARPU”) and corresponding Lifetime Value (“LTV”) as we increase our subscription revenue mix. Annual subscription revenues now comprise roughly half our core product revenues, and we expect to further increase penetration over time through an emphasis on our e-commerce offerings.
Continue to grow video consumption:   Video revenues grew 19% in 2021 as compared to 2020 and by 43% as compared to 2019 despite COVID-19. Video revenue grew 3.4% in the first quarter of 2022 compared to the first quarter of 2021. However, approximately 25% of Getty Images and less than 10% of iStock customers purchase video. We expect more customers to use video in the future, which we believe creates a stickier customer that consumes and spends more on our platform. First time video customers in 2020 spent approximately 96% more in the twelve months following their first video purchase.

Video Penetration Leading to Positive Customer Outcomes

Significant Video Opportunity Driven by Product Innovation and Strong Customer Demand for Video Content
Results in Increasingly Attractive Penetration, Utilization and Spend Patterns

iStock Video Editor and Premium Plus Video subscription introduced in 2021 to meet growing video demand

First-time video customers spend more after their first video purchase

First purchase video customers increasingly grow spend in subsequent year

% Growth in Spend After First Video Purchase[1]

96%
51%
2014
2020

% Mix of Existing Customer Growers/Decliners After First Video Purchase

66%
34%
76%
24%
2014
2020
Flat / Decliners
Growers

gettyimages

[1] Represents the % implied growth between total LTM and NTM spend for yearly first purchase video cohorts.

Increase wallet share within existing customer base:    We expect to increase wallet share with existing customers through the cross selling of products such as Custom Content, music, and Media Manager, our digital asset management product. These offerings drive significant increases in ARPU from our corporate customers and drive high customer retention.
Monetize reach into evolving creator economy:    Our acquisition of Unsplash strengthens our position in the rapidly growing “creative long-tail” economy. Unsplash attracts approximately 24 million visitors per month and has over 17,000 API integrations. Traffic has grown significantly in the last three years, with monthly image downloads averaging more than 104 million, which we believe reflects the significant opportunity across the “long tail” creator economy. In addition to growing the existing advertising revenue streams, we expect to monetize existing API integrations through licensing fees and to introduce premium content (with corresponding license protections) to Unsplash users.
Opportunities for AI and data analytics:    Our scaled data and library of content and metadata are a unique asset. We have and will continue to leverage Artificial Intelligence and Machine Learning capabilities to improve the relevance and effectiveness of our imagery and our search efficiency. We are continuously investing to bring unique capabilities and insights to increase customer stickiness and to drive new revenue streams.
Participate in the growing NFT market:    We believe our partnership with Candy Digital as the exclusive developer and marketplace for Getty Images NFTs and our expansive and proprietary visual archives and exclusive relationships with Image Partners such as the NBA, FIFA, Formula One and NASCAR present significant opportunities within the NFT market as it continues to develop.
Pursue accretive and strategic acquisitions:    The Business Combination will significantly reduce our financial leverage, which will position us to pursue inorganic growth through acquisitions. Getty Images has a successful track record of executing and integrating acquisitions. We have been able to leverage our content, brands, and large customer base to enter related, but adjacent markets to achieve efficiencies and accelerate growth.
Competitive Strengths
We believe we have the following competitive strengths:
Preeminent Global Visual Content and Creator Marketplace:    We operate a scalable marketplace with global reach and a powerful, defensible “network effect”. Our product offering is well-positioned and differentiated across all visual licensing segments, which affords us the ability to bundle these offerings into unified subscriptions. Through our staff, propriety data and research, exclusive contributors, premium content partners, archive and unique access, we create sustainable differentiation versus competitors and offer compelling value proposition to our global customers and content providers.
Positioned to Capitalize on the Accelerating Long-Term Demand for Visual Content:    We represent an efficient, reliable, and high-quality solution to customers who need to maintain a presence and publish across more platforms and projects with increased frequency. We offer a unique range of editorial and creative content across stills and videos from both contemporary and archival libraries. In addition, we enable our customers to utilize these assets efficiently by providing the necessary protections, services, technologies, and data. Our well-respected and well-known brands in Getty Images, iStock and Unsplash address the needs across the full spectrum of customers, including enterprises, SMBs, and the “creative long tail”.
Robust Margin Profile and Free Cash Flow Generation:    Our investments in technology and other capabilities in different functional areas of the business have enabled us to maintain an efficient cost base that can scale to support business growth. As of March 31, 2022, our cost of revenue as a percentage of revenue is under 30% and our Adjusted EBITDA Margins exceed 30%.
Our Content Contributors
The content we license to our customers is sourced from more than 488,000 photographers, illustrators and videographers, and Image Partners from almost every country in the world. We do not rely on any single individual or group of suppliers to meet our content needs. Content sourced from any single content supplier accounted for no more than 3% of revenue in the first quarter of 2022. As of March 31, 2022, Getty Images owned or licensed more than 486 million images and videos.
More than 115 staff photographers and videographers and over 80,000 contributors and Image Partners provide content to Getty Images on an exclusive basis. These exclusive relationships allow for transparent information and the sharing of research and insights with contributors. Nearly 70% of our revenue was generated from exclusive content during 2021. In the trailing twelve months ended March 31, 2022, we paid approximately $227 million in royalties to our content contributors, which includes content partners.
Independent contributors
Independent contributors typically fund their own production costs and retain copyright ownership of their content but enter into contracts with Getty Images granting global distribution and pricing rights, often on an exclusive basis. These content sourcing agreements also provide representations and warranties by content suppliers as to the copyrights and other intellectual property rights in the content, including representations as to the released nature of the content, if relevant.
Image Partners
Image Partners are third-party companies that license their collection of content through us. We generally act as our Image Partners’ primary or exclusive distribution channel, enabling us to commercialize their editorial coverage of news, entertainment and sporting events and their fully released creative content. Image Partners provide both their wholly-owned and third-party contributor content to us for license through our extensive global network.
Staff and Freelance photographers/videographers
We have more than 115 full-time staff photographers and videographers, who supply Editorial photos and video content across news, sports, and entertainment. These staff professionals are award-winning experts in their fields and are employed by Getty Images. For most staff-produced content, we pay very limited, if any, royalties. We also utilize our global network of freelance photographers to cover events. In many cases, we own the resulting copyright and pay no royalties as these photographers are paid a set rate to shoot the event.
Archive
Getty Images owns the largest privately-held archive of photo content globally with access to over 135 million images dating back to the beginning of photography. Additionally, we exclusively represent and maintain unique archives such as Hulton, Bettman, Sygma and Gamma. These key collections often hold historical significance and are irreplaceable. We believe they are a key differentiator versus competitors.
Competition
The market for digital content and related services is highly competitive and rapidly evolving. We believe that we are well positioned to be a key source of content for our customers when considering the principal competitive factors:
•
the quality, exclusivity, relevance, and breadth of the content in a company’s collections, as well as the ongoing ability to source new content globally;

•
the exclusive nature of contributing photographers, illustrators, videographers, and other partners under contract with a company;

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effective use of current technology, including, but not limited to, search functionality and the use of artificial intelligence;

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access and exclusivity as it relates to events where editorial content is created;

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ability to deliver content, especially editorial content, contemporaneously with events being covered;

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localization, customer service, and customer relationships;

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ability to deliver a variety of content types with different purchase options tailored to customer needs and budgets;

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accessibility of content and speed and ease of search and fulfillment across geographies and user types; and

•
global sales and marketing efforts to attract, service and retain new and existing customers, including, but not limited to, the financial ability to support significant digital marketing spend and sales and service teams.

Our current and potential domestic and international competitors range from large established companies to emerging start-ups across different industries. Our competitors include: online marketplaces and traditional stock content suppliers of current and archival creative and editorial imagery and stock video;

specialized visual content companies in specific geographic regions; providers of free images, music and video and related tools, websites specializing in image search, recognition, discovery and consumption; websites that host and store images, art and other related products; those providers of visual content creation and editing tools that include integrated stock content in their product offering; providers of cloud-based digital asset management tools; social networking and social media services; and commissioned photographers and photography agencies. There is also a very large number of small stock photography and video agencies, image content aggregators and individual photographers throughout the world with whom we compete. We also compete for content contributors on the basis of several similar factors including ease and speed of the upload and content review process; the volume of customers who license their submitted content; contributor commission models and practices; the degree to which contributors are protected from legal risk; brand recognition and reputation; the effective use of technology; the global nature of our interfaces; and customer service. Additionally, we compete with in-house or self-created content. We believe our principal competitors for creative content are Shutterstock and AdobeStock and our principal competitors for editorial content include the Associated Press and Reuters.
Intellectual Property
A significant portion of the content that we distribute is licensed to us from individual photographers and videographers and Image Partners. Content suppliers typically prefer to retain copyright ownership of their work and, as a result, copyright to content remains with the artists in most cases, even while we maintain the right to market, display, distribute and license the imagery, illustration or video on their behalf, globally. We own the copyrights to imagery and video produced by staff photographers as well as any created on a work-for-hire basis, and to imagery and video acquired from third parties. We also own numerous trademarks and have the rights to corresponding internet domain names such as Getty Images (www.gettyimages.com), iStock (www.istock.com) and Unsplash (www.unsplash.com), which are important to the business and have significant value. Depending on the jurisdiction, trademarks are valid as long as they are in use and / or their registrations are properly maintained, and they have not been found to have become generic. We have successfully recovered domain names that include infringing trademarks in the past and intend to continue to enforce our rights in the future. Although we own the Getty Trademarks, in certain specified scenarios, Getty Investments has the option to acquire, for a nominal sum, all rights to the Getty Trademarks. See “Risk factors — Operational risks relating to our business — We may lose the right to use “Getty Images” trademarks in the event we experience a change of control.” We also own copyrights, including certain content on our web properties, publications and designs, as well as patents, including with respect to our display systems and search capabilities. These intellectual property rights are important to our business and marketing efforts. The duration of the protection afforded to our intellectual property depends on the type of property in question, the laws and regulations of the relevant jurisdiction and the terms of our license agreements with others. We protect our intellectual property rights by relying on federal, state, and common law rights, including registration, in the United States and applicable foreign jurisdictions, as well as contractual restrictions. We enforce and protect our intellectual property rights through litigation from time to time, and by controlling access to our intellectual property and proprietary technology, in part, by entering into confidentiality and proprietary rights agreements with our employees, consultants, contractors, and vendors. In this way, we have historically chosen to protect our software and other technological intellectual property as trade secrets. We further control the use of our proprietary technology and intellectual property through provisions in our websites’ terms of use and license agreements.
Locations and Facilities
Our major US offices are located in New York and Seattle, and our major offices in the rest of the world are located in London, Dublin, and Calgary. In all, we have staff in 33 countries across the globe. We lease these offices and all of our other office spaces around the world.
Human Capital
Our Culture and Values
At the core of our business is a mission to move the world. We pursue our mission through our images, videos, and illustrations which seek to inform, drive debate, entertain, inspire, and challenge historical biases.

By capturing powerful imagery, we strive to make an impact for today and for posterity. Our imagery moves hearts and minds across the globe, shifting perceptions and powering commerce and ideas at the same time.
Beyond our mission, we also hold ourselves accountable to a shared culture which is customer-focused, results-driven, team-oriented and which maximizes the contribution of our employees toward our shared goals (our“Leadership Principles”):
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We are trustworthy, transparent and honest.

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We always raise the bar.

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We collectively bring solutions.

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We care, are kind, courteous and respectful.

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We are inclusive of different voices, perspectives and experiences.

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We are one Getty Images with no silos.

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We deliver on our commitments and commercial goals.

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We put the customer at the heart of everything we do.

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We reject biased behavior and discrimination.

Employees
As of December 31, 2021, we had 1,600 employees, of which approximately 63% were located in the Americas region, approximately 29% in the EMEA region, and the remainder in the APAC region. Some of our employees in Brazil, Germany, France and Spain are subject to collective bargaining agreements that set minimum salaries, benefits, working conditions and/or termination requirements. We consider our employee relations to be satisfactory. See “Risk Factors — The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our Company could affect our ability to successfully grow our business.”
Diversity and Inclusion
Our vision for diversity and inclusion is a Getty Images whose employees, contributors, and imagery reflects the diversity of our customers and markets around the globe and our culture enables individuals to come to work as themselves, be treated with respect and be given equal opportunities, and will ensure their perspectives and experiences are included in our decision making.
We are committed to building a diverse community and creating an environment in which all can thrive. How we hire, develop, and compensate at all levels and in all departments, including our global network of content creators, must address systemic bias.
We are committed to supporting our employees, where all experiences and backgrounds are respected and where everyone comes together to produce amazing imagery, support our customers and impact the world. We are committed to eradicating and dismantling inequities and barriers that prevent individuals from being seen, heard, valued and respected for their full authentic selves.
We are committed to a work environment that is a safe and inclusive space for all individuals. We are committed to increasing the diversity of our staff, our leadership, and our content creators. We are committed to open dialogue and provide resources and training in support of our collective learning journey. We are committed to providing authentic and positive depiction across all marginalized communities.
We maintain a Global Advisory Committee on Diversity and Inclusion comprised of 26 employees from our global employee base. The committee’s responsibilities encompass auditing and advising the business’ diversity and inclusion efforts and progress while supporting and engaging local offices, Employee Resource Groups (“ERGs”) and employees.

Employee Opportunity
Our 1,600 employees represent the diverse communities they live and work in around the world. They speak more than 18 languages, come from more than 30 countries, and include working parents, military spouses and veterans. They bring a wide berth of perspectives and experiences to drive our Mission.
We seek to ensure our employees are recognized and rewarded, feel empowered and inspired as they live out our Leadership Principles every day. We foster an environment of transparency, always seeking to learn and improve our employee experience. We do this by engaging with employees in regular feedback loops, including live discussions and a bi-annual engagement survey, and that feedback then provides insights that fuel all of our employee programming from learning and development to our total rewards approaches and everything in between. Internationally, we customize our compensation and benefits to remain competitive and responsive to our employees’ needs, including global mental health and well-being programs to support the burdens of the pandemic.
We provide many opportunities for learning and growth, cultivating a culture of curiosity. These include formal and informal mentoring opportunities, high potential programming, leadership learning, content development hours to inform on our product offerings, and tailored learning across all functions. We believe in providing learning across various platforms and media as well, recognizing the learning differences of our employees.
We are defining a future of work that is more flexible, digital, and purposeful. Our approach aims to empower employees to do their best work in the setting that works for them, supporting employee flexibility while balancing business needs.
Government Regulation
The legal environment of the internet is evolving rapidly throughout the world. Numerous laws and regulations have been adopted at the national and state level in the United States and across the globe that could have an impact on our business. These laws and regulations include the following:
•
The Digital Millennium Copyright Act (the “DMCA”), which regulates digital material and created updated copyright laws to address the unique challenges of regulating the use of digital content.

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The Directive on Copyright in the Digital Single Market, which governs a marketplace for copyright in the European Union.

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The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and similar laws adopted by a number of states, which regulate the format, functionality and distribution of commercial solicitation e-mails, create criminal penalties for unmarked sexually-oriented material, and control other online marketing practices.

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The Children’s Online Privacy Protection Act and the Prosecutorial Remedies and Other Tools to End Exploitation of Children Today Act of 2003, which regulate the collection or use of information, and restrict the distribution of certain materials, as related to certain protected age groups. In addition, the Protection of Children from Sexual Predators Act of 1998 provides for reporting and other obligations by online service providers in the area of child pornography.

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The Federal Trade Commission Act and numerous state “mini-FTC” acts, which bar “deceptive” and “unfair” trade practices, including in the contexts of online advertising and representations made in privacy policies and other online representations.

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The European Union General Data Protection Regulation (“GDPR”), which governs how we can collect and process the personal data of, primarily, European Union residents.

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The California Consumer Privacy Act of 2018 (“CCPA”), which governs how we can collect and process the personal data of California residents.

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The Illinois Biometric Information Privacy Act (“BIPA”), which governs the use of biometric identifiers that are used to access sensitive information.

In particular, we are subject to U.S. federal and state, and foreign laws and regulations regarding privacy and data protection as well as foreign, federal and state regulation. Foreign data protection, privacy, content regulation, consumer protection, and other laws and regulations can be more restrictive than those in the United States and often have extraterritorial application, and the interpretation and application of these laws are continuously evolving and remain in flux. See “Risk Factors — We collect, store, process, transmit and use personally identifiable information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, information security and data protection in many jurisdictions. Any cybersecurity breaches or our actual or perceived failure to comply with such legal obligations by us, or by our third-party service providers or partners, could harm our business.”
In addition, from a taxation perspective, there are applicable and potential government regulatory matters that may impact us. In particular, certain provisions of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) have had and will continue to have a significant impact on our financial position and results of operations. The TCJA continues to be subject to further regulatory interpretation and technical corrections by the U.S. Treasury Department and the I.R.S. and therefore, the full impact of the TCJA on our tax provision may continue to evolve. Further, we continue to remain subject to uncertainty related to foreign jurisdictions’ potential reactions to the TCJA, as well as evolving regulatory views and legislation regarding taxation of e-commerce businesses such as the Organization for Economic Cooperation and Development (OECD) Base Erosion and Profit Shifting (BEPS) proposals and other country specific digital tax initiatives. As these and other tax laws and related regulations continue to evolve, our financial results could prospectively be materially impacted. See “Risk Factors — Our operations may expose us to greater than anticipated income and transaction tax liabilities that could harm our financial condition and results of operations.”
Legal Proceedings
Although we are not currently a party to any litigation that we believe would have material adverse effect on our business, results of operations, financial condition or cash flows, third parties have asserted claims against us regarding intellectual property rights, employment matters, privacy issues and matters arising during the ordinary course of business. Although we cannot be certain of the outcome of any litigation or the disposition of any claims, nor the amount of damages and exposure that we could incur, we currently believe that the final disposition of such matters will not have a material adverse effect on our business, results of operations, financial condition or cash flows. In addition, in the ordinary course of our business, we are also subject to periodic threats of lawsuits, investigations and claims. Regardless of the outcome, litigation can have an adverse impact on us because of related defense and settlement costs, diversion of management resources and other factors. See “Risk factors — Operational risks relating to our business — We are currently subject to various litigation, the unfavorable outcomes of which might have a material adverse effect on our financial condition, operating results and cash flow.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Getty Images
The following discussion and analysis may contain forward-looking statements that are subject to numerous risks and uncertainties, and our future results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The discussion should be read together with “Selected Historical Financial Data of Getty Images” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma financial information. See “Unaudited Condensed Combined Pro Forma Financial Information.” The following discussion and analysis may contain forward-looking statements that are subject to numerous risks and uncertainties, and our future results may differ materially from those contained in or implied by any forward-looking statements, as a result of various factors, including those discussed under “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and other parts of this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or Getty Images refer to the business of Getty Images, Inc., and its consolidated subsidiaries prior to the consummation of the Business Combination, which will be the business of the New CCNB and its subsidiaries following the Closing.
Business overview and recent developments
In 1995, Mark Getty and Jonathan Klein co-founded the predecessor to Getty Images, Inc. in London. In September 1997, Getty Communications, as it was called at the time, merged with PhotoDisc, Inc. to form Getty Images, Inc.
Griffey Global Holdings, Inc. (“Getty Images” or the “Company”) was incorporated in Delaware on September 25, 2012. In October of the same year, the Company indirectly acquired Getty Images. Getty Images Inc. and its subsidiaries collectively represent the operations of the Company.
Getty Images is a world leader in serving the visual content needs of businesses with over 486 million assets available through its industry-leading sites; gettyimages.com, istock.com and unsplash.com. New content and coverage is added daily, with 8-10 million new assets added each quarter and approximately 2.5 billion searches annually. The Company has 825 thousand purchasing customers in almost every country in the world with websites in 23 languages bringing the world’s best content to media outlets, advertising agencies and corporations of all sizes and, increasingly, serving individual creators and prosumers.
In support of its content, Getty Images employs over 100 staff photographers and videographers, distributes the content of over 488,000 contributors and more than 300 content partners. Over 80,000 of our contributors are exclusive to the Company, creating content that can’t be found anywhere else. Prior to the COVID-19 pandemic, we covered approximately 160,000 global events across news, sport and entertainment, providing a depth and breadth of coverage that is unmatched. Getty Images also maintains one of the largest and best privately-owned photographic archives in the world with over 135 million images across geographies, time periods and verticals.
Through our content and coverage, Getty Images moves the world — whether the goal is commercial or philanthropic, revenue-generating or society-changing, market-disrupting or headline-driving. Through our staff, our exclusive contributors and partners, and our expertise, data and research, Getty Images’ content grabs attention, sheds light, represents communities and reminds us of our history.
We offer comprehensive content solutions including a la carte (“ALC”) and subscription access to our pre- shot content and coverage, custom content and coverage solutions, digital asset management tools, data insights, research, and print offerings.
For over 27 years, Getty Images has embraced innovation; from analogue to digital, from offline to e-commerce, from stills to video, from single image purchasing to subscriptions, from websites to APIs. With quality content at the core of our offerings, we embrace innovation as a means to better service our existing customers and to reach new ones.

Creative
Creative, is comprised of royalty free (“RF”) photos, illustrations, vectors and videos, that are released for commercial use and cover a wide variety of commercial, conceptual and contemporary subjects, including lifestyle, business, science, health, wellness, beauty, sports, transportation and travel. This content is available for immediate use by a wide range of customers with a depth, breadth and quality allowing our customers to produce impactful websites, digital media, social media, marketing campaigns, corporate collateral, textbooks, movies, television and online video content relevant to their target geographies and audiences. We primarily source Creative content from a broad network of professional, semi-professional and amateur creators, many of whom are exclusive to Getty Images. We have a global creative team of over 85 employees dedicated to providing briefing and art direction to our exclusive contributor community. Creative represents 64.2% and 65.0% of our revenue of which 45.2% and 41.8% is generated through our annual subscription products, for the three months ended March 31, 2022 and year ended December 31, 2021, respectively. Annual Subscription products include all products and subscriptions with a duration of 12 months or longer, Unsplash API and Custom Content.
Editorial
Editorial, is comprised of photos and videos covering the world of entertainment, sports and news. We combine contemporary coverage of events around the globe and have one of the largest privately held archives globally with access to images from the beginning of photography. We invest in a dedicated editorial team of nearly 300 employees which includes over 100 award-winning staff photographers and videographers to generate our own coverage in addition to coverage from our network of primarily exclusive contributors and content partners. Editorial represents 34.1% and 33.4% of our revenue, of which 54.3% and 53.5% is generated through our annual subscription products, for the three months ended March 31, 2022 and year ended December 31, 2021, respectively. Annual Subscription products include all subscriptions with a duration of 12 months or longer.
Other
Other represents 1.7% and 1.6% of our revenue for the three months ended March 31, 2022 and year ended December 31, 2021, respectively. This includes music licensing, digital asset management and distribution services, print sales and data revenues.
We service a full range of customers through our industry-leading brands and websites:
Getty Images
Gettyimages.com offers premium creative content and editorial coverage, including video, with exclusive content, and customizable rights and protections. This site primarily serves larger enterprise agency, media and corporate customers with global customer support from our sales and service teams. Customers can purchase on an ALC basis or through our content subscriptions, including our “Premium Access” subscription, where we uniquely offer frictionless access across all of our content in one solution.
iStock
iStock.com is our budget-conscious e-commerce offering with access to creative stills and video, which includes exclusive content, to produce and maintain our customers’ visual communications. This site primarily serves small and mid- sized businesses (“SMB”), including the growing freelance market. Customers can purchase on an ALC basis or through a range of monthly and annual subscription options with access to an extensive amount of unique and exclusive content.
Unsplash
Unsplash.com is a platform offering free stock photo collections targeted to the high-growth prosumer and semi-professional creator segments. The Unsplash website reaches a significant and geographically diverse audience with 2021 monthly averages of more than 24 million users and 102 million image downloads.

This acquisition, which closed on April 1, 2021, expanded our presence across the full spectrum of the world’s growing creative community.
In addition to our websites, customers and partners can access and integrate our content, metadata and search capabilities via our APIs and through a range of mobile apps and plugins.
We are a critical intermediary between content suppliers and a broad set of customers. We compete against a broad range of stock licensing marketplaces, editorial news agencies, creative agencies, production companies, staff and freelance photographers and videographers, photo and video archives, freelance marketplaces and amateur content creators, creative tools and services and free sources. Getty Images’ unique offering and approach offers a strong value proposition to our customers and content contributors.
For customers:
•
We offer a comprehensive suite of content, purchase and licensing options and services to meet the needs of our customers, regardless of project requirements, needs or budgets.

•
Our content sourcing and production, rights oversight, websites and content distribution are all supported by a unique, scalable cloud-based unified platform with powerful artificial intelligence/machine learning and data addressing all customers at scale.

•
Customers can avoid the costly investment and environmental impact of producing content on their own. This can include costs incurred from staffing, travel and access, model and location, hardware and production, and editing.

•
Customers do not have to wait for content to be produced and distributed and can avoid the difficulties and pitfalls of searching across the internet to locate and negotiate for rights to license or use specific content. Our best-in-class, scaled infrastructure offers customers a one-stop shop for instant content access and maneuverability.

•
Customers licensing from Getty Images and iStock receive trusted copyright claim protections, model and property releases and the ability to secure the necessary clearances for their intended use of the content.

For content contributors:
•
Access to a marketplace that reaches almost every country in the world, across all customer categories and sizes and generates annual royalties in excess of $200 million per year.

•
We maintain a dedicated and experienced creative insights team focused on understanding changes in customer demand, the visual landscape, the authentic portrayal of communities and cultures, and the evolution of core creative concepts. We work closely with leading organizations to augment our proprietary research and understanding of communities and cultures to provide content with authentic depiction. We convey this research to our exclusive contributors via actionable insights allowing them to invest in and create content that accurately caters to changing consumer demand and up to date market trends.

•
Not only do we provide exclusive contributors with scaled access to end markets and proprietary information, but we also provide premium royalty rates. This allows our exclusive contributors and partners to confidently invest more into their productions with the potential to generate higher returns.

•
Partnering with Getty Images allows contributors to focus on content creation and avoid time and financial investment in the marketing, sales, distribution and management of their content.

Unsplash Acquisition
On April 1, 2021, we acquired the entirety of Unsplash, Inc. (“Unsplash”), in exchange for $89.2 million in net cash funded through existing cash on hand plus an additional earnout potential of approximately $20.0 million based on revenue targets over two and three years. With more than 102 million images downloaded every month, the Unsplash platform powers the creativity of tens of millions of users via the Unsplash website and thousands of partner integrations through the Unsplash API. Through the combination of the Getty Images, iStock and Unsplash brands, and their corresponding websites and APIs, Getty

Images is uniquely positioned to reach and enable creativity and communications across the full spectrum of the world’s growing creative community.
Impact of COVID-19
The COVID-19 pandemic is significantly impacting economies around the world. During this time, ensuring that our customers continue to have access to our extensive library of visual content, including the latest global news coverage and exclusive images, and that our employees remain safe is of utmost importance.
During the height of the pandemic in 2020 and for the majority of 2021, our global event coverage was negatively impacted as a result of wide-spread, COVID-19 related government, event organizer or league shut down or postponement of sports and entertainment events, adversely impacting our paid assignment and editorial licensing revenues. We have taken steps to ensure our employees remain safe and healthy, including enabling our employees to work from home whenever possible and we have been able to effectively deliver our services remotely. While COVID-19 is having significant worldwide impact, we remain confident that we have the right team and have taken the right steps to allow us to get through this difficult time.
The economic uncertainty caused by COVID-19 has had an impact on our customers, which resulted in an unfavorable impact to our revenue for the three months ended March 31, 2021, to varying degrees geographically. Due to the constantly changing and ongoing evolution of the COVID-19 pandemic and the impact on the operations of our customers, partners and contributors, we cannot predict with any level of certainty the impact on our business, financial condition, cash flows or results of operations, however, the COVID-19 pandemic is having less of an impact on our financial results during the three months ended March 31, 2022 than our prior reporting since the onset of the COVID-19 pandemic.
See “Risk Factors — The effect of the COVID-19 pandemic on our operations, and the operations of our customers, partners and suppliers, has had, and is expected to continue to have an effect on our business, financial condition, cash flows and results of operations.”
Russia and Ukraine Conflict
Getty Images does not maintain a direct business or employee presence within Russia or Ukraine. Our in-country presence is limited to our editorial staff covering the conflict and broader consequences. Revenues generated through e-commerce and third-party licensing of our content within Russia and Ukraine represent less than 1 percent of our business. We do work with creative contributors within Ukraine and Russia, of which, the majority are non-exclusive to Getty Images. We continue to license their content and are complying with all sanctions and trade rules.
Proposed Business Combination
Getty Images, the Partnership, CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, entered into the Business Combination Agreement on December 9, 2021 for the purposes of certain sections set forth in this proxy statement/prospectus, pursuant to which (i) on the Closing Date, New CCNB will statutorily convert from a Delaware limited liability company to a Delaware corporation and at 12:01 a.m. on the Closing Date, CCNB will be merged with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB, (ii) on the Closing Date following the Domestication Merger, G Merger Sub 1 will be merged with and into Getty Images, with Getty Images surviving the merger as an indirect wholly-owned subsidiary of New CCNB and (iii) immediately after the First Getty Merger, Getty Images will be merged with and into G Merger Sub 2 with G Merger Sub 2 surviving the merger as an indirect wholly owned subsidiary of New CCNB.
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CCNB will be treated as the acquired company and Getty Images will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New CCNB will represent a continuation of the financial statements of Getty Images, with the Business Combination treated as the equivalent of Getty Images issuing stock for the historical net assets of CCNB, accompanied by a recapitalization. The net assets of CCNB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Getty Images.
As a consequence of the Business Combination, Getty Images will become the successor to an SEC- registered and NYSE-listed company which will require Getty Images to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Getty Images expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Key Operating Metrics (KPI)
The Key Operating Metrics outlined below are the metrics that provide management with the most immediate understanding of the drivers of business performance and our ability to deliver shareholder return, track to financial targets and prioritize customer satisfaction. Note, comparisons to March 31, 2021 and December 31, 2020 across all KPIs reflect some COVID-19 impact. In addition, these metrics exclude certain retired products including Rights Managed.
	Twelve months ended
	March 31,		December 31,
	2022	2021	2021	2020
Total purchasing customers (thousands)	825	731	794	715
Total active annual subscribers (thousands)	81	62	75	59
Paid download volume (millions)	89	84	89	83
LTM annual subscriber revenue retention rate	104.6%	91.1%	104.5%	87.9%
Image collection (millions)	466	436	458	426
Video collection (millions)	21	17	20	17
Video attachment rate	12.0%	11.4%	12.1%	10.9%
Total purchasing customers is the count of total customers who made a purchase within the reporting period based on billed revenue. This metric provides management and investors with an understanding of both how we are growing our purchasing customer base and combined with revenue, an understanding of our average revenue per purchasing customer. This metric differs from total customers which is a count of all downloading customers, irrespective of whether they made a purchase in the period. The increase in total purchasing customers during the last twelve months (“LTM”) ended March 31, 2022 and December 31, 2021 as compared to the LTM ended March 31, 2021 and December 31, 2020, respectively, reflects growth in new customers, consistency of purchasing patterns of our existing customers and our ability to produce relevant content for our customers.
Total active annual subscribers is the count of customers who purchased an annual subscription product during the LTM reporting period. This metric provides management and investors with visibility into the rate at which we are growing our annual subscriber base and is highly correlated to the percentage of our revenue that comes from annual subscription products. Growth in annual subscribers reflects the Company’s deliberate focus on expanding its subscription offerings for customers to provide comprehensive content solutions across all price points.
Paid download volume is a count of the number of content downloads by our customers in the reported period. This metric informs both management and investors about the volumes at which customers are engaging with our content over time. Growth in paid download volumes is a signal that our content is meeting the evolving needs of our customers. Paid download volume increased in the LTM periods ended March 31, 2022 and December 31, 2021, as compared to the LTM periods ended March 31, 2021 and December 31, 2020, respectively.
LTM annual subscriber revenue retention rate calculates retention of total revenue for customers on an annual subscription product, comparing the customer’s total billed revenue (inclusive of both annual subscription and non-annual subscription products) in the LTM period to the prior twelve month period. For example, LTM annual subscriber booked revenue (the amount of revenue invoiced to customers) for the period ended March 31, 2022 was 104.6% of revenue from these customers in the period ended March 31, 2021. Revenue retention rate informs management and investors on the degree to which we are maintaining or growing revenue from our annual subscriber base. As we continue to focus on growing subscriptions as percentage of total revenue, revenue retention for these customers is a key driver of the predictability of our financial model with respect to revenue. LTM annual subscriber revenue retention rate increased for the periods ended March 31, 2022 and December 31, 2021, as compared to the periods ended March 31, 2021 and December 31, 2020, respectively.
Image and Video collection is a count of the total images and videos in our content library as of the reporting date. Management and investors can view growth in the size, both depth and breadth, of the content library as an indication of our ability to continue to expand our content offering with premium, high quality, contemporary content to meet the evolving needs of our customers. Image and video collections increased during the periods ended March 31, 2022 and December 31, 2021 as compared to the periods ended March 31, 2021 and December 31, 2020, respectively.
Video attachment rate is a measure of the percentage of total customer downloaders who are video downloaders. Customer demand for video content continues to grow and represents a significant opportunity for revenue growth for Getty Images. The video attachment rate provides management and investors with an indication of our customers’ level of engagement with our video content offering. Our expansion of video across our subscription products is focused on further increasing the attachment rate over time. The increase in video attachment rates from the periods ended March 31, 2021 and December 31, 2020 to the periods ended March 31, 2022 and December 31, 2021, respectively, reflects the increase in video demand from our customers.
Executive summary
Revenue
We generate revenue by licensing content to customers through multiple license models and purchase options, as well as by providing related services to our customers. The key image licensing model in the pre-shot market is RF. Content licensed on a RF basis is subject to a standard set of terms, allowing the customer to use the image for an unlimited duration and without limitation on the use or application. Within our video offering, we also offer a licensing model known as Rights-Ready. The Rights-Ready model offers a limited selection of broader usage categories, thus simplifying the purchase process.
In addition to licensing imagery and video, we also generate revenue from custom content solutions, photo & video assignments, music content in some of our subscriptions, print sales, data licensing and licensing our digital asset management systems to help customers manage their owned and licensed digital content.
References to “reported revenue” in this discussion and analysis are to our revenue as reported in our historical audited consolidated financial statements for the relevant periods and reflect the effect of changes in foreign currency exchange rates. References to “currency neutral” (“Currency Neutral” or “CN”) revenue growth (expressed as a percentage) in this section refer to our revenue growth (expressed as a percentage), excluding the effect of changes in foreign currency exchange rates. See “— Non-GAAP Financial Measures” for additional information regarding Currency Neutral revenue growth (expressed as a percentage).
Cost of revenue (exclusive of depreciation and amortization shown separately below)
The ownership rights to the majority of the content we license are retained by the owners, and licensing rights are provided to us by a large network of content suppliers. When we license content entrusted to us by content suppliers, we pay royalties to them at varying rates depending on the license model and the use of that content that our customers select. Suppliers who choose to work with us under contract typically receive royalties of 20% to 50% of the total license fee we charge customers, depending on the basis on which their content is licensed by our customers. We also own the copyright to certain content in our collections (wholly-owned content), including content produced by our staff photographers for our editorial product, for which we do not pay any third-party royalties. Cost of revenue includes certain costs of our assignment photo shoots, but excludes amortization associated with creating or buying content. Cost of revenue consists primarily of royalties owed to content contributors, comprised of photographers, filmmakers, Image Partners and third party music content providers. We expect our cost of revenue as a percentage of revenue to vary modestly based on changes in revenue mix by product, as royalty rates vary depending on license model and use of content.
Selling, general and administrative expenses
Selling, general and administrative expenses (“SG&A”) primarily consists of staff costs, marketing expense, occupancy costs, professional fees and other general operating charges. We expect our selling, general and administrative expenses to increase in absolute dollars but remain relatively constant as a percentage of revenue in the near term. Absolute dollar spending will increase as we continue to expand our operations and hire additional personnel to support our growth, in addition to incurring incremental expenses to comply with the additional requirements of being a public company. Lastly, we expect our marketing to increase in absolute dollars but to stay relatively constant as a percentage of revenue. However, the Company will continue to evaluate opportunities to incrementally invest in marketing as may be appropriate.
Depreciation
Depreciation expense consists of internally developed software, content and equipment depreciation. We record property and equipment at cost and reflect balance sheet balances net of accumulated depreciation. We record depreciation expense on a straight-line basis. We depreciate leasehold improvements over the shorter of the respective lives of the leases or the useful lives of the improvements.
We expect depreciation expense to remain stable as we continue to innovate and invest in the design, user experience and performance of our websites.
Amortization
Amortization expense consists of the amortization of intangible assets related to acquired customer relationships, trademarks and other intangible assets. We expect amortization expense to decrease in the coming years as some of our intangibles become fully amortized.
Factors affecting results of operations
A shift in the product mix of our revenue may affect our overall cost of revenue as a percentage of revenue. Our revenues and profitability are also subject to fluctuations in foreign exchange rates. The weakening or strengthening of our reporting currency, the U.S. dollar, during any given period as compared to currencies that we collect revenues in, most notably, the Euro and British pound, impacts our reported revenues.
Our future financial condition and results of operation will also be dependent upon various factors that generally affect the digital content industry, including the general trends affecting the media, marketing and advertising customer bases that we target. In addition, our financial condition and results of operation will continue to be affected by factors that affect internet commerce companies and by general macroeconomic factors such as the global uncertainty caused by the COVID-19 pandemic.

Results of Operations
Comparison of the Three Months Ended March 31, 2022 and March 31, 2021
Consolidated statements of operations
(In thousands)	Three Months Ended March 31,		increase (decrease)
	2022	2021	$ change	% change
Revenue	$230,978	$218,392	$12,586	5.8%
Cost of revenue (exclusive of depreciation and amortization shown separately below)	61,894	59,608	2,286	3.8%
Selling, general and administrative expense	93,153	84,775	8,378	9.9%
Depreciation	12,512	12,904	(392)	(3.0)%
Amortization	12,205	12,019	186	1.5%
Other operating expense (income), net	2,706	(502)	3,208	NM
Operating expense	182,470	168,804	13,666	8.1%
Income from operations	48,508	49,588	(1,080)	(2.2)%
Interest expense	(29,600)	(30,424)	824	(2.7)%
Gain on fair value adjustment for swaps and foreign currency exchange contract – net	12,126	5,882	6,244	106.2%
Unrealized foreign exchange gains – net	7,043	18,582	(11,539)	(62.1)%
Other non-operating income, net	157	149	8	5.4%
Total other expense	(10,274)	(5,811)	(4,463)	76.8%
Income before income taxes	38,234	43,777	(5,543)	(12.7)%
Income tax expense	(13,127)	(14,032)	905	(6.4)%
Net income	$25,107	$29,745	$(4,638)	(15.6)%

NM – Not meaningful
Revenue by product
	Three Months Ended March 31,				increase / (decrease)
(In thousands)	2022	% of revenue	2021	% of revenue	$ change	% change	CN % change
Creative	148,398	64.2%	144,651	66.2%	3,747	2.6%	5.2%
Editorial	78,753	34.1%	70,359	32.2%	8,394	11.9%	14.2%
Other	3,827	1.7%	3,382	1.5%	445	13.1%	15.4%
Total revenue	$230,978	100.0%	$218,392	100.0%	$12,586	5.8%	8.3%
Consolidated Revenue.   For the three months ended March 31, 2022, reported revenue was $231.0 million as compared to reported revenue of $218.4 million for the three months ended March 31, 2021. On a reported basis, revenue increased by 5.8% (8.3% CN) for the three months ended March 31, 2022.
Creative.   In Creative, revenue increased on a reported basis 2.6% (5.2% CN) for the three months ended March 31, 2022. Our Premium Access subscription like product showed growth compared to the prior year quarter (increased by $3.9 million) as we continue to drive customers to our committed solutions. Additional increases were driven by our Unsplash acquisition that didn’t occur until the second quarter of 2021 (increased by $3.6 million) and our increased outbound sales focus on corporate customers which stimulated strong growth within Custom Content (increased by $1.2 million). Offsetting these increases were declines in our Premium Royalty Free ALC product (decrease of $4.7 million) which was largely due to our continued focus on driving customers to our committed solutions.

Editorial.   In Editorial, revenue increased on a reported basis 11.9% (14.2% CN) for the three months ended March 31, 2022. The increase was seen across both assignments (increased by $3.3 million) and editorial subscription and Premium Access offerings (increased $4.1 million), primarily in Sport and Entertainment, from the COVID-19 recovery we’ve seen since 2021.
Other.   This category includes music licensing, digital asset management and distribution services, print sales, and data licensing revenues. Revenue for the three months ended March 31, 2022 from our Other product increased on a reported basis by 13.1% (15.4% CN). The increase for the three months ended March 31, 2022 was driven by nearly all categories.
Cost of revenue (exclusive of depreciation and amortization).   Cost of revenue for the three months ended March 31, 2022 was $61.9 million (26.8% of revenue) compared to $59.6 million (27.3% of revenue) in the prior year period. The decrease in cost of revenue as a percentage of revenue compared to the prior period was due primarily to revenue mix by product. Generally, cost of revenue rates will vary modestly period over period based on changes in revenue mix by product, as royalty rates vary depending on the license model and use of content.
Selling, general and administrative expense.   Reported SG&A expense increased by $8.4 million or 9.9% (11.6% CN) for the three months ended March 31, 2022. SG&A fluctuations from the prior period include the following:
•
increase in staff costs of $3.3 million for the three months ended March 31, 2022. The change is largely driven by increases in salaries due to normal recurring annual salary raises in addition to increased headcount, largely due to the acquisition of Unsplash on April 1, 2021.

•
increase in computer related expenses of $1.5 million for the three months ended March 31, 2022. The increase is due primarily to our continued growth and related cloud storage needs.

•
increases in marketing spend of 15.6% ($1.9 million) for the three months ended March 31, 2022. For the three months ended March 31, 2022, marketing spend as a percentage of sales increased to 6.1% from the three months ended March 31, 2021 ratio of 5.6%. These increases are due primarily to increased spend in digital marketing as we continue to invest in growth markets.

Depreciation expense.   For the three months ended March 31, 2022, depreciation expense was $12.5 million which was in line with the prior year.
Amortization expense.   For the three months ended March 31, 2022, amortization expense was $12.2 million which was in line with the prior year.
Other operating expense (income) — net.   For the three months ended March 31, 2022, the increase in other operating expense, net from prior period was $3.2 million. The increase in expense was driven by the abandonment of some of our office space in North America as we continue to evaluate our global office space needs.
Interest expense.   We recognized interest expense of $29.6 million and $30.4 million for the three months ended March 31, 2022 and March 31, 2021, respectively. Our interest expense primarily consists of interest charges on our outstanding Term Loans, Senior Notes, and the unused portion of our revolving credit facility as well as the amortization of original issue discount on our term loans and amortization of deferred debt financing fees.
Fair value adjustment for swaps and foreign currency exchange contract — net.   We recognized fair value adjustment gains for our swaps and foreign currency exchange contracts, net of $12.1 million for the three months ended March 31, 2022, compared with net gains of $5.9 million for the three months ended March 31, 2021. Gains and losses are driven by changes in interest and foreign exchange rates, relative to the rates in our derivatives.
Unrealized Foreign exchange gains — net.   We recognized foreign exchange gains, net of $7.0 million for the three months ended March 31, 2022, compared with gains of $18.6 million for the three months ended March 31, 2021. These changes are primarily driven by fluctuations in the EUR related to our EUR Term Loans.

Other non-operating income — net.   We recognized insignificant amounts of other non-operating income, net for the three months ended March 31, 2022 and 2021.
Income tax expense.   The Company’s income tax expense decreased by $0.9 million to an expense of $13.1 million for the three months ended March 31, 2022, as compared to an expense of $14.0 million for the three months ended March 31, 2021. The Company’s effective income tax rate for the three months ended March 31, 2022 is 34.3%, as compared to 32.1% for the three months ended March 31, 2021. The decrease in tax expense compared to the prior year is primarily due to a change in valuation allowance and pre-tax income.
Comparison of the Year Ended December 31, 2021 and December 31, 2020
Consolidated statements of operations
	Year Ended December 31,		increase (decrease)
(In thousands)	2021	2020	$ change	% change
Revenue	$918,688	$815,401	$103,287	12.7%
Cost of revenue (exclusive of depreciation and amortization
shown separately below)	248,152	226,066	22,086	9.8%
Selling, general and administrative expense	367,704	324,423	43,281	13.3%
Depreciation	51,099	52,358	(1,259)	(2.4)%
Amortization	49,361	47,002	2,359	5.0%
Restructuring costs	(475)	9,135	(9,610)	NM
Other operating expense, net	861	161	700	NM
Operating expense	716,702	659,145	57,557	8.7%
Income from operations	201,986	156,256	45,730	29.3%
Interest expense	(122,160)	(124,926)	2,766	(2.2)%
Fair value adjustment for swaps & foreign currency
exchange contract – net	19,282	(14,255)	33,537	NM
Foreign exchange gain (losses) – net	36,406	(45,073)	81,479	NM
Other non-operating income, net	612	139	473	NM
Total other expense	(65,860)	(184,115)	118,255	(64.2)%
Income (loss) before income taxes	136,126	(27,859)	163,985	NM
Income tax expense	(18,729)	(9,516)	(9,213)	96.8%
Net income (loss)	$117,397	$(37,375)	$154,772	NM

NM — Not meaningful
Revenue by product
	Year ended December 31,				increase / (decrease)
(In thousands)	2021	% of revenue	2020	% of revenue	$ change	% change	CN % change
Creative	596,917	65.0%	532,732	65.3%	64,185	12.0%	9.5%
Editorial	306,631	33.4%	266,699	32.7%	39,932	15.0%	12.4%
Other	15,140	1.6%	15,970	2.0%	(830)	(5.2)%	(7.2)%
Total revenue	$918,688	100.0%	$815,401	100.0%	$103,287	12.7%	10.2%
Consolidated Revenue.   For the year ended December 31, 2021, reported revenue was $918.7 million as compared to reported revenue of $815.4 million for the year ended December 31, 2020. On a reported basis, revenue increased by 12.7% (10.2% CN) for the year ended December 31, 2021.

Creative.   In Creative, revenue increased on a reported basis 12.0% (9.5% CN) for the year ended December 31, 2021. Our Premium Royalty Free ALC product drove continued growth (increased by $23.8 million), a result of simplifying our licensing model for our customers. In addition, sales and marketing initiatives along with a focus on cultivating new customers grew our E-Commerce business (increased by $9.1 million). Lastly, our increased outbound sales focus on production and broadcast customers stimulated strong growth across our Creative video content, which includes numerous exclusive content collections (increased by $17.1 million).
Editorial.   In Editorial, revenue increased on a reported basis 15.0% (12.4% CN) for the year ended December 31, 2021. The increase was driven largely by recovery from the prior-year COVID-19 impacts. The increase was seen across assignments (increased by $11.6 million), editorial stills (increased by $20.4 million) and editorial video (increased by $7.9 million), and primarily in Sport and Entertainment. While we have seen some improvement in Entertainment, large events have still not returned to full scale relative to pre-COVID-19 levels.
Other.   This category includes music licensing, digital asset management and distribution services, print sales, data licensing revenues and certain retired products including Rights Managed. Revenue for the year ended December 31, 2021 from our Other product decreased on a reported basis by 5.2% (7.2% CN). The decrease for the year ended December 31, 2021 was driven primarily by the retirement of our Rights Managed licensing model.
Cost of revenue (exclusive of depreciation and amortization).   Cost of revenue for the year ended December 31, 2021 was $248.2 million (27.0% of revenue) compared to $226.1 million (27.7% of revenue) in the prior year. The decrease in cost of revenue as a percentage of revenue compared to the prior year was due primarily to revenue mix by product. Generally, cost of revenue rates will vary modestly period over period based on changes in revenue mix by product, as royalty rates vary depending on the license model and use of content.
Selling, general and administrative expense.   Reported SG&A expense increased by $43.3 million or 13.3% for the year ended December 31, 2021. SG&A fluctuations from the prior year include the following:
•
increase in staff costs of $35.1 million for the year ended December 31, 2021. The change is largely driven by increases in salaries due to normal recurring annual salary raises. Additionally, 2021 results reflect an increase in our bonus and commission expense resulting from our strong operating results in the current year.

•
increases in marketing spend of 9.7% ($4.7 million) for the year ended December 31, 2021. This increase is largely due to a lower marketing spend in 2020 tied to cost control initiatives implemented during the onset of COVID-19 that we have since reversed. For the year ended December 31, 2021, marketing spend as a percentage of sales decreased to 5.8% from the year ended December 31, 2020 ratio of 6.0%.

Depreciation expense.   For the year ended December 31, 2021, depreciation expense was $51.1 million which was in line with the prior year.
Amortization expense.   For the year ended December 31, 2021, amortization expense increased by $2.4 million compared to the prior year. The increase was driven by increases in intangible assets related to our acquisition of Unsplash.
Restructuring costs.   For the year ended December 31, 2021, the decrease in restructuring costs from prior period was $9.6 million. The decline was driven by a reduction in employee termination costs.
Other operating expense — net.   We recognized insignificant amounts of other operating expense, net for the years ended December 31, 2021 and 2020.
Interest expense.   We recognized interest expense of $122.2 million for the year ended December 31, 2021. Our interest expense primarily consists of interest charges on our outstanding Term Loans, Senior Notes, and the unused portion of our revolving credit facility as well as the amortization of original issue discount on our term loans and amortization of deferred debt financing fees.

Fair value adjustment for swaps and foreign currency exchange contract — net.   We recognized fair value adjustment gains for our swaps and foreign currency exchange contracts, net of $19.3 million for the year ended December 31, 2021, compared with net losses of $14.3 million for the year ended December 31, 2020. Gains and losses are driven by changes in interest and foreign exchange rates, relative to the rates in our derivatives.
Foreign exchange gains (losses) — net.   We recognized foreign exchange gains, net of $36.4 million for the year ended December 31, 2021, compared with losses of $45.1 million for the year ended December 31, 2020. These changes are primarily driven by fluctuations in the EUR related to our EUR Term Loans.
Other non- operating income — net.   We recognized insignificant amounts of other non-operating income, net for the years ended December 31, 2021 and 2020.
Income tax expense.   Our income tax expense increased by $9.2 million to an expense of $18.7 million for the year ended December 31, 2021 as compared to a $ 9.5 million expense for the year ended December 31, 2020. Our effective income tax rate for the year ended December 31, 2021 is 13.8% compared to (34.2)% for the year ended December 31, 2020. The change in tax expense compared to the prior year is primarily due to increases in pre-tax income, U.S. foreign inclusion, and foreign withholding tax expense.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the non-GAAP measures of Currency Neutral revenue growth (expressed as a percentage) and Adjusted EBITDA are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most comparable GAAP financial measures.
Currency Neutral Revenue
Currency Neutral revenue growth (expressed as a percentage) excludes the impact of fluctuating foreign currency values pegged to the U.S. dollar between comparative periods by translating all local currencies using the current period exchange rates. We consistently apply this approach to revenue for all countries where the functional currency is not the U.S. dollar. We believe that this presentation provides useful supplemental information regarding changes in our revenue not driven by fluctuations in the value of foreign currencies.
Adjusted EBITDA
A reconciliation is provided below to the most comparable financial measure stated in accordance with GAAP. We define adjusted EBITDA margin as the ratio of adjusted EBITDA to revenue.
(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
Net income (loss)	$25,107	$29,745	$117,397	$(37,375)
Add/(less) non-GAAP adjustments:
Depreciation and amortization	24,717	24,923	100,460	99,360
Other operating expense (income) – net	2,706	(502)	386	9,296
Interest expense	29,600	30,424	122,160	124,926
Fair value adjustments, foreign exchange and other non operating (income) expense(1)	(19,326)	(24,613)	(56,300)	59,189
Income tax expense	13,127	14,032	18,729	9,516

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
Stock comp expense	1,741	1,602	6,441	8,002
Adjusted EBITDA	$77,672	$75,611	$309,273	$272,914
Net income (loss) margin	10.9%	13.6%	12.8%	(4.6)%
Adjusted EBITDA margin	33.6%	34.6%	33.7%	33.5%

(1)
Fair value adjustments for our swaps and foreign currency exchange contracts, foreign exchange gains (losses) and other insignificant non-operating related expenses.

Liquidity and Capital Resources
Our sources of liquidity are our existing cash and cash equivalents, cash provided by operations and amounts available under our revolving credit facility. As of March 31, 2022 and December 31, 2021, we have cash and cash equivalents of $210.8 million and $186.3 million, respectively, and availability under our revolving credit facility, which expires in February 2024, of $80.0 million. Our principal liquidity needs include debt service and capital expenditures, as well as those required to support working capital, internal growth, and strategic acquisitions and investments.
Future cash needs
We expect to fund our ordinary course operating activities from existing cash and cash flows from operations and believe that these sources of liquidity will be sufficient to fund our ordinary course operations and other planned investing activities for the foreseeable future. From time to time, we may evaluate potential acquisitions, investments and other growth and strategic opportunities. While we believe we have sufficient liquidity to fund our ordinary course operations for the foreseeable future, our sources of liquidity could be affected by current and future difficult economic conditions, payment of certain restructuring costs, reliance on key personnel, international risks, intellectual property claims, the resolution of pending or future tax audits or other factors described herein under “Potential liability and insurance” and “Quantitative and qualitative disclosures about market risk.”
We may, from time to time, incur or increase borrowings under the revolving credit facility or issue new debt securities, if market conditions are favorable, to meet our future cash needs or to reduce our borrowing costs. We or our affiliates from time to time consider potential transactions intended to rationalize our Consolidated Balance Sheet. In connection with any such transactions, we may, among other things, seek to retire our outstanding notes or loans through cash purchases and/or exchanges for equity or other securities, in open market purchases, privately negotiated transactions, tenders or otherwise. Such repurchases, exchanges, or other transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.
Our liquidity may also be adversely affected by the resolution of pending or future tax audits. We may be subject to tax liabilities in excess of amounts reserved for liabilities for uncertain tax positions on our Consolidated Balance Sheet. In addition, certain jurisdictions in which we have current open tax audits require taxpayers to pay assessed taxes in advance of contesting, whether by way of litigation or appeal, an adverse determination or assessment by the relevant taxing authority. The amount of any such advance payment depends upon the amount in controversy and may be material, and payment of any such amount could adversely affect our liquidity. A jurisdiction that collects any such advance payment generally will repay such amounts if we ultimately prevail in the related litigation or appeal. See “Note 10 — Commitments and Contingencies” and “Note 17 — Income Taxes” to our December 31, 2021 consolidated financial statements for additional discussions of our pending tax audits and our uncertain tax positions and risks related thereto.

Cash Flows
Comparison of the Three Months ended March 31, 2022 and March 31, 2021
	Three Months Ended March 31,		increase (decrease)
(Dollars in thousands)	2022	2021	$ change	% change
Net cash provided by operating activities	$49,365	$40,437	$8,928	22.1%
Net cash used in investing activities	$(16,235)	$(11,711)	$(4,524)	(38.6)%
Net cash used in financing activities	$(5,652)	$(9,649)	$3,997	41.4%
Effects of exchange rate fluctuations	$(3,586)	$776	$(4,362)	(562.1)%
Cash provided by operating activities was $49.4 million for the three months ended March 31, 2022 as compared to cash provided by operating activities of $40.4 million for the three months ended March 31, 2021. Net cash provided by operating activities for the three months ended March 31, 2022 is primarily due to net income of $25.1 million adjusted for noncash expenses of $25.6 million and a decrease in accounts receivable of $11.4 million, partially offset by a decrease in accrued expenses of $20.6 million.
Our investing activities used $16.2 million and $11.7 million in cash during the three months ended March 31, 2022 and 2021, respectively, which was used to acquire property and equipment. The property and equipment is mainly related to internal software development as we continue to innovate and invest in the design, user experience and performance of our websites.
For the three months ended March 31, 2022 and 2021, our financing activities used $5.7 million and $9.6 million of cash, respectively. Financing activities for the three months ended March 31, 2022 includes equity issuance costs related to our proposed business combination and principal payments on our Term Loans.
Cash Flows
Comparison of the Year ended December 31, 2021 and December 31, 2020
	Year Ended December 31,		increase (decrease)
(Dollars in thousands)	2021	2020	$ change	% change
Net cash provided by operating activities	$188,890	$148,463	$40,427	27.2%
Net cash used in investing activities	$(136,926)	$(53,484)	$(83,442)	(156.0)%
Net cash used in financing activities	$(19,265)	$(52,002)	$32,737	63.0%
Effects of exchange rate fluctuations	$(2,479)	$104	$(2,583)	(2,483.7)%
Cash provided by operating activities was $188.9 million for the year ended December 31, 2021 as compared to cash provided by operating activities of $148.5 million for the year ended December 31, 2020. Net cash provided by operating activities for the year ended December 31, 2021 is primarily due to net income of $117.4 million adjusted for noncash expenses of $40.2 million, an increase in accrued expenses of $18.7 million and deferred revenue of $24.8 million which was partially offset by an increase in our accounts receivable of $16.1 million.
Our investing activities used $136.9 million and $53.5 million in cash during the year ended December 31, 2021 and 2020, respectively, which was used to acquire a business and property and equipment. On April 1, 2021, we acquired Unsplash Inc. in exchange for $89.2 million in net cash plus an additional earnout potential of approximately $20.0 million based on revenue targets over two and three years, funded through existing cash on hand. The property and equipment mainly related to internal software development as we continue to innovate and invest in the design, user experience and performance of our websites.
For the year ended December 31, 2021 and 2020, our financing activities used $19.3 million and $52.0 million of cash, respectively. Financing activities for the year ended December 31, 2021 included principal payments on our Term Loans.

Contractual obligations, guarantees and other potentially significant uses of cash
A summary of contractual cash obligations as of December 31, 2021 is as follows:
(Dollars in thousands)	2022 – 2023	2024 – 2025	2026 and thereafter	Total
Long-term indebtedness, including current portion and interest	$248,290	$248,309	$1,785,376	$2,281,975
Operating lease obligations(1)	26,089	24,076	32,745	82,910
Minimum royalty guarantee payments to suppliers of content(2)	83,028	62,100	29,493	174,621
IT Commitments	5,946	—	—	5,946
Other commitments	4,224	—	—	4,224
Total	$367,577	$334,485	$1,847,614	$2,549,676

(1)
Offsetting operating lease payments will be immaterial receipts for subleased facilities.

(2)
Offsetting the minimum royalty guarantee payments to content suppliers will be minimum guaranteed receipts from content suppliers.

The table above excludes the estimated the fair value of the Contingent Consideration of $14.5 million as of March 31, 2022 as the payout is not certain. See “Note 4 — Fair Value of Financial Instruments” within the consolidated financial statements for additional information.
As of March 31, 2022, we signed a new lease for office space effective as of March of 2022 which increased our commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring. There were no other material changes to the commitments since December 31, 2021.
Capital expenditures
We have historically had a predictable level of capital expenditures, a significant portion of which has been discretionary and growth-related. Our capital expenditures have generally consisted of costs related to imagery and other content creation, capitalized labor for development of software, purchased computer hardware, and leasehold improvements. Content creation capital expenditures include capitalized internal and external labor for ingesting and editing creative content, image acquisition, buying image collections from photographers or Image Partners, and cameras, lenses and miscellaneous imaging equipment primarily for our editorial operations. Software includes computer software developed for internal use and consists of internal and external costs incurred during the application development stage of software development and costs of upgrades or enhancements that result in additional software functionality.
Off-balance sheet arrangements
From time to time, we may issue small amounts of letters of credit to provide credit support for leases, guarantees, and contractual commitments. The fair values of the letters of credit reflect the amount of the underlying obligation and are subject to fees competitively determined in the marketplace. As of March 31, 2022 and December 31, 2021, we had no material letters of credit outstanding or other off-balance sheet arrangements except for operating leases entered into in the normal course of business.
Effects of inflation and changing prices
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business and adversely affect our financial condition and results of operations.

Potential liability and insurance
We indemnify certain customers from claims related to alleged infringements of the intellectual property rights of third parties or misappropriation of publicity or personality rights of third parties, such as claims arising from copyright infringement or failure to secure model and property releases for images we license if such a release is required. The standard terms of these indemnifications require us to defend those claims upon notice and pay related damages, if any. We typically mitigate this risk by requiring all uses of licenses to be within the scope of our licenses, and by securing necessary model and property releases for Creative Stills content and by contractually requiring contributing photographers and other content partners to do the same prior to submitting any content to us, and by limiting damages/liability in certain circumstances. Additionally, we require all contributors and Image Partners, as well as companies that are potential acquisition targets to warrant that the content licensed to or purchased by us does not and will not infringe upon or misappropriate the rights of third parties. We also require contributing photographers, Image Partners and other content partners and sellers of businesses or image collections that we have purchased to indemnify us in certain circumstances where a claim arises in relation to an image they have provided or sold to us. Image Partners and other content partners are also typically required to carry insurance policies for losses related to such claims and individual contributors are encouraged to carry such policies and we have insurance policies to cover litigation costs for such claims. We will record liabilities for these indemnifications if and when such claims are probable and the range of possible payments and available recourse from content partners can be estimated, as applicable. Historically, the exposure to such claims has been immaterial, as were the recorded liabilities for intellectual property infringement at March 31, 2022 and December 31, 2021 and 2020. As such, management believes the estimated fair value of these liabilities is minimal.
In the ordinary course of business, we also enter into certain types of agreements that contingently require us to indemnify counterparties against third-party claims. These may include:
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agreements with vendors and suppliers, under which we may indemnify them against claims arising from our use of their products or services;

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agreements with customers other than those licensing images, under which we may indemnify them against claims and uncollectible trade accounts receivable arising from their use of our products or services in their markets;

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agreements with agents, delegates and distributors, under which we may indemnify them against claims arising from their distribution of our products or services;

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real estate and equipment leases, under which we may indemnify lessors against third-party claims relating to use of their property;

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agreements with directors and officers, under which we indemnify them to the full extent allowed by Delaware law against claims relating to their service to us; and

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agreements with purchasers of businesses we have sold, under which we may indemnify the purchasers against claims arising from our operation of the businesses prior to sale.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at March 31, 2022 and December 31, 2021 and 2020. We are subject to a variety of claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our financial statements, these matters are subject to inherent uncertainties and management’s judgment about these matters may change in the future. Additionally, we hold insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.

Income taxes
We account for income taxes and accruals for uncertain tax positions using the asset and liability approach. Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of current and future taxes to be paid. Our judgments, assumptions, and estimates relative to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws and possible outcomes of future audits conducted by foreign and domestic tax authorities. Changes in tax law or our interpretation of tax laws and future tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.
We conduct operations on a global basis and are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in evaluating and estimating our provision and accruals for these taxes. Our effective tax rate is subject to significant variation due to several factors, including variability in accurately predicting our taxable income and the geographical mix of our pre-tax earnings. In addition, we are subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax liabilities. We record unrecognized tax benefits as liabilities in accordance with ASC 740, “Income Taxes” (“ASC 740”) and adjust these liabilities when our judgment changes as result of the evaluation of new information not previously available. Such amounts are based on management’s judgment and best estimate as to the ultimate outcome of tax audits.
Critical accounting policies
The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are:
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the assumptions used to estimate unused capped subscription-based and credit-based products;

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the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements;

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the sufficiency of the allowance for doubtful accounts;

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the assumptions used to assess the recoverability of goodwill;

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the appropriateness of the valuation and useful lives of intangibles and other long-lived assets;

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the assumptions used to estimate the Contingent Consideration;

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the assumptions used to value equity-based compensation arrangements; and

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the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in the consolidated financial statements as well as the deferred tax asset valuation allowances;

These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from our estimates and assumptions.
Revenue recognition
Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of content or for access to our content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.
We recognize revenue gross of contributor royalties because we’re the principal in the transaction as we are the party responsible for the performance obligation and we control the product or service prior to transferring to the customer. We also license content to customers through third-party delegates worldwide (approximately 3% of total revenues for the three months ended March 31, 2022 and years ended December 31, 2021 and 2020). Delegates sell our products directly to customers as the principal in those transactions. Accordingly, we recognize revenue net of costs paid to delegates. Delegates typically earn and retain 35% to 50% of the license fee, and we recognize the remaining 50% to 65% as revenue.
We maintain a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns which is based on historical information. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue. Customers that do not pay in advance are invoiced and are required to make payments under standard credit terms.
The Company recognizes revenue under the core principle to depict the transfer of control to our customers in an amount reflecting the consideration to which we expect to be entitled. In order to achieve that core principle, we apply the following five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when a performance obligation is satisfied.
The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in identifying the performance obligations and the standalone selling price of the performance obligations. At contract inception, we assess the product offerings in our contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items and if a customer can benefit from it on its own or with other resources that are readily available to the customer.
For digital content licenses, we recognize revenue on capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, we estimate expected unused licenses for capped subscription-based and credit-based products and recognize the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of our subscription products.
For uncapped digital content subscriptions, we have determined that access to the existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred. Management allocates the total contract consideration to each performance obligation based on a relative standalone selling price basis. We do not sell “existing content” and “future content” separately to the customer. We believe that the best estimate for value provided to the customer for each performance obligation is based on our customers’ historical content download and usage patterns. We determine the standalone selling price for each based on these observable patterns.
Revenue associated with hosted software services is recognized ratably over the term of the license.
Foreign currencies
Assets and liabilities for subsidiaries with functional currencies other than the U.S. dollar are recorded in foreign currencies and translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to “Other comprehensive income (loss)” (“OCI”), as a separate component of stockholder’s deficit. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in “Foreign exchange gain (losses) — net” in the Consolidated Statements of Operations. For the three months ended March 31,

2022 and years ended December 31, 2021 and 2020, the Company recognized net foreign currency transaction gains of $7.0 million, gains of $36.4 million and losses of $45.1 million, respectively.
Accounts receivable, net
Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $6.3 million as of March 31, 2022, $5.9 million as of December 31, 2021 and $7.8 million as of December 31, 2020.
Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted. The allowance for sales returns is estimated based on historical returns as a percentage of revenue. Estimated sales returns are recorded as a reduction of revenue and were insignificant in all periods presented. Less than 7% of the recorded trade receivables were more than 90 days past-due as of March 31, 2022, compared to less than 6% at December 31, 2021 and less than 10% at December 31, 2020. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many geographic areas.
Goodwill
The Company evaluates goodwill for impairment annually or more frequently when an event occurs, or circumstances change that indicate the carrying value of the one reporting unit may not be recoverable. Circumstances that could indicate impairment and require impairment tests more frequently than annually include: significant adverse changes in legal factors or market and economic conditions, a significant decline in the financial results of the Company’s operations, significant changes in strategic plans, adverse actions by regulators, unanticipated changes in competition and market share, or a planned disposition of a significant portion of the business. Management performs the annual goodwill impairment analysis as of October 1 each year. The Company performed a qualitative screen for its 2021 and 2020 goodwill impairment analyses. All of the factors above were considered as well as the indicated transaction equity value under the terms of the Business Combination Agreement, which was under negotiation at the time of the Company’s test. Given the significant headroom in excess of 100%, the Company passed a qualitative assessment in regard to goodwill impairment, determining that it is unlikely the fair value of the reporting unit is less than its carrying value. As circumstances change, it is possible that future goodwill impairment analysis could result in goodwill impairments, which would be included in the calculation of income or loss from operations.
Identifiable intangible assets
Identifiable intangible assets are assets that do not have physical representation but that arise from contractual or other legal rights or are capable of being separated or divided from the Company and sold, transferred, licensed, rented or exchanged. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, unless such life is determined to be indefinite. The remaining useful lives of identifiable intangible assets are reassessed each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. Potential impairment of identifiable intangible assets is evaluated annually or whenever circumstances indicate that the carrying value may not be recoverable through projected discounted or undiscounted cash flows expected to be generated by the asset. There have been no significant impairments or significant changes in estimated useful lives during any of the periods presented.
Impairment of long-lived assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Impairment exists when the carrying value of an asset is not recoverable and exceeds its fair value. The carrying value of an asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The fair value of an asset is the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Impairments are included in other operating expenses or, if material, shown separately and included in the calculation of income from operations. There have been no significant impairments during any of the periods presented.

Contingent Consideration
The Company records a liability for contingent consideration at the date of a business combination and reassesses the fair value of the liability each period until it is settled. Upon settlement of these liabilities, the portion of the contingent consideration payment that is attributable to the initial amount recorded as part of the business combination will be classified as a cash flow from financing activities and the portion of the settlement that is attributable to subsequent changes in the fair value of the contingent consideration will be classified as a cash flow from operating activities in the Consolidated Statement of Cash Flows.
Equity-Based Compensation
Equity-based compensation is accounted for in accordance with authoritative guidance for equity- based payments. This guidance requires equity-based compensation cost to be measured at the grant date based on the fair value of the award and recognized as expense over the applicable service period, which is the vesting period, net of estimated forfeitures. Compensation expense for equity-based payments that contain service conditions is recorded on a straight-line basis, over the service period of generally five years. Compensation expense for equity-based payments that contain performance conditions is not recorded until it is probable that the performance condition will be achieved. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results and future estimates may differ substantially from current estimates.
We use the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying share of our common stock, the expected term of the option, the expected volatility of the price of our common stock and risk-free interest rates.
As there is no public market for our common stock, the expected volatility assumption for equity- based compensation is based on historical volatilities of the common stock of public companies with characteristics similar to those of the Company. The risk-free rate of return represents the implied yield available during the month the award was granted for a U.S. Treasury zero-coupon security issued with a term equal to the expected life of the awards. The expected term is measured from the grant date and is based on the simplified method calculation. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.
Certain of our employees are eligible to receive equity-based compensation based in shares of Getty Images pursuant to the Amended and Restated 2012 Equity Incentive Plan which authorizes equity awards to be granted for up to 32.0 million shares of common stock of Getty Images. Under this plan, certain of our employees were granted a combination of time-based and performance-based options. See “Note 14 —  Equity-Based Compensation” of our December 31, 2021 audited consolidated financial statements included elsewhere in this offering memorandum for additional information.
Common Stock Valuations
Our Board of Directors utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of common stock at each grant date, including the following factors:
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relevant precedent transactions including our capital transactions;

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the liquidation preferences, rights, preferences, and privileges of our preferred stock relative to the common stock;

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our actual operating and financial performance;

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our current business conditions and projections;

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our stage of development;

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the likelihood and timing of achieving a liquidity event for the common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

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any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

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the market performance of comparable publicly traded companies; and

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U.S. and global capital market conditions.

In valuing our common stock, our Board of Directors determined the equity value of the business generally using the income approach and the market approach valuation methods. After the Equity Value is determined and allocated to the various classes of stock, a discount for lack of marketability (“DLOM”), is applied to arrive at the fair value of the common stock. A DLOM is applied based on the theory that as a private company, an owner of the stock has limited opportunities to sell this stock and any sale would involve significant transaction costs, thereby reducing overall fair market value.
In addition, the Board of Directors also considered any secondary transactions involving our common stock. In its evaluation of those transactions, the Board of Directors considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to the Company’s financial information.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Upon the consummation of the Business Combination, the fair value of our common stock will be determined based on the quoted market price on the New York Stock Exchange.
Income taxes
The Company computes income taxes and accruals for uncertain tax positions under the asset and liability method as set forth in the authoritative guidance for accounting for income taxes and uncertain tax positions. Deferred income taxes are provided for the temporary differences between the consolidated financial statement carrying amounts and the tax basis of the Company’s assets and liabilities and operating loss and tax credit carryforwards. The Company establishes a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management’s assessments of realizable deferred tax assets. The Company accounts for the global intangible low-tax income (“GILTI”) earned by foreign subsidiaries included in gross U.S. taxable income in the period incurred.
Quantitative and qualitative disclosures about market risk
Interest rate market risk
We are exposed to changes in LIBOR interest rates on the USD Term Loans of the senior secured credit facilities, subject to a minimum floor of 0.00%. As of March 31, 2022 and December 31, 2021, the principal outstanding of our USD Term Loans of the senior secured credit facility was $995.2 million and $997.8 million, respectively. As of March 31, 2022, the applicable LIBOR is above said floor. To offset our exposure to interest rate changes, Getty Images has entered into interest rate swap agreements with notionals of $355.0 million, as of March 31, 2022 and $530.0 million as of December 31, 2021. These swap arrangements also have an embedded floor of 0.00%. Based on the principal outstanding, incorporating the effect of the swap agreements, as of March 31, 2022 each one eighth percentage point increase in the LIBOR rate hereafter would correspondingly increase our interest expense on the senior secured credit facilities by approximately $0.8 million per annum. We are also exposed to changes in EURIBOR interest rates on the senior secured term loan, subject to a minimum floor of 0.00%. As of March 31, 2022 and December 31, 2021, the principal outstanding of our EUR Term Loans of the senior secured term was €419.0 million. As of March 31, 2022, the applicable EURIBOR is below said floor. Based on the current principal outstanding, each one eighth percentage point increase in the EURIBOR rate above the floor would correspondingly increase our interest expense on the senior secured credit facilities by approximately $0.5 million per annum.
Foreign currency market risk
We are exposed to foreign currency risk by virtue of our international operations. For each of the three months ended March 31, 2022 and each of the years ended December 31, 2021 and 2020, we derived approximately 50% of our revenue from operations outside the United States. Getty Images and its subsidiaries enter into transactions that are denominated in currencies other than Getty Images’ functional currency, including Euro and British pounds. Some of these transactions result in foreign currency denominated assets and liabilities that are revalued each month. Upon revaluation, transaction gains and losses are generated, which, with the exception of those related to long-term intercompany balances, are reported as exchange gains and losses in our consolidated statements of income in the periods in which the exchange rates fluctuate. Transaction gains and losses on foreign currency denominated long-term intercompany balances for which settlement is not planned or anticipated in the foreseeable future, are reported in “Accumulated other comprehensive” income in our consolidated balance sheets.
Transaction gains and losses arising from revaluation of assets and liabilities denominated in the same foreign currencies may offset each other, in part, acting as a natural hedge. Where our assets and liabilities are not naturally hedged, we may enter into non-exotic foreign currency exchange contracts to reduce our exposure to transaction gains and losses. These foreign exchange contracts are generally up to eighteen months in original maturity and primarily require the sale of either Euro or British Pounds and the purchase of U.S. dollars. The existing contracts have not been designated as hedges as defined by ASC 815, “Derivatives and Hedging,” and therefore gains and losses arising from revaluation of these forward contracts are recorded as exchange gains and losses in our consolidated statements of income in the periods in which the exchange rates fluctuate. These gains and losses generally offset, at least in part, the gains and losses of the underlying exposures that are being hedged.
As of March 31, 2022 and December 31, 2021, the aggregate notional amounts outstanding under our foreign currency exchange contracts is $8.8 million and $15.2 million, respectively. A hypothetical 10% strengthening of the Euro would have decreased the value of our hedges outstanding by $0.6 million and $1.0 million for the periods ended March 31, 2022 and December 31, 2021, respectively, and a hypothetical 10% weakening of the Euro would have increased the value of our hedges outstanding by $0.6 million and $1.0 million for the periods ended March 31, 2022 and December 31, 2021, respectively. A hypothetical 10% strengthening of the British Pound would have decreased the value of our hedges outstanding by $0.2 million and $0.4 million for the periods ended March 31, 2022 and December 31, 2021, respectively, and a hypothetical 10% weakening of the British Pound would have increased the value of our hedges outstanding by $0.2 million and $0.4 million for the periods ended March 31, 2022 and December 31, 2021, respectively. These hypothetical gains and losses would be offset, at least in part, by losses and gains incurred by the underlying exposures these contracts are hedging.
The statements of operations of foreign subsidiaries are translated into U.S. dollars, our reporting currency, at the prior month’s average daily exchange rate. When these exchange rates change from period to period, they cause fluctuations in reported results of operations that are not necessarily indicative of fundamental company operating performance but instead may reflect the performance of foreign currencies.
Recent Accounting Pronouncements
Please refer to “Note 2 — Summary of Significant Accounting Policies” in our condensed consolidated financial statements included in this filing for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.

EXECUTIVE COMPENSATION OF GETTY IMAGES
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New CCNB adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion. All share counts in this section are shown on a pre-Business Combination basis.
As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act of 1933, as amended, which require compensation disclosure for our principal executive officer (“PEO”) and our next two most highly compensated executive officers (other than our principal executive officer (collectively, the “Named Executive Officers” or “NEOs”). Also, as an emerging growth company, we are not required to include, and have not included, a Compensation Discussion and Analysis (CD&A) and certain of the other compensation tables required by Item 402 of Regulation S-K in this proxy statement/prospectus.
The following executives are our Named Executive Officers as of December 31, 2021:
•
Craig Peters, Chief Executive Officer (“CEO”);

•
Milena Alberti-Perez, Senior Vice President and Chief Financial Officer; and

•
Nathaniel Gandert, Senior Vice President and Chief Technology Officer.

On January 5, 2022, Getty Images, Inc., a subsidiary of Getty Images, announced that effective January 4, 2022, Milena Alberti-Perez departed the role of Chief Financial Officer. Getty Images, Inc. also announced that effective January 4, 2022, it has appointed Jennifer Leyden as Chief Financial Officer.
To achieve our compensation objectives, we historically have provided our executives with a compensation package consisting of the following elements:
Compensation Element	Compensation Purpose
Base Salary	Recognize scope and impact of job responsibilities and attract and retain our executives with superior talent, expertise, and experience
Annual Cash Bonus (“Non-Sales Bonus Plan”)	Incentivize and reward our executives for annual contributions to Getty Images performance by tying to both Getty Images and individual performance metrics
Long-Term Incentive Compensation	Promote an ownership culture and the maximization of long-term stockholder value by aligning the interests of our executives and stockholders

Summary Compensation Table
The following table provides information regarding the compensation earned by or paid to Getty Image’s NEOs with respect to December 31, 2021.
Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Craig Peters,Chief Executive Officer	2021	946,833(1)	—	—	—	1,422,144(4)	23,015(5)	2,391,992
Milena Alberti-Perez, Senior Vice President and Chief Financial Officer	2021	429,808(1)	50,000(2)	—	2,741,400(3)	—(4)	8,844(5)	3,230,052
Nathaniel Gandert, Senior Vice President and Chief Technology Officer	2021	504,275(1)	—	—	—	378,707(4)	15,984(5)	898,966

(1)
Reflects base salary actually paid in 2021 (pending completion of final year-end payroll procedures). See “— Base Salary” below for more information.

(2)
Reflects signing-bonus granted on January 20, 2021 in the amount of $50,000, which bonus shall be repaid to Getty Images if Ms. Alberti-Perez’ employment is terminated prior to the first anniversary of her employment start date for cause by Getty Images or for any reason other than good reason by her.

(3)
In 2021, Getty Images compensation committee granted an option to purchase 1,800,000 Getty Images Common Shares to Ms. Alberti-Perez on April 4, 2021 in connection with her commencement of employment as Senior Vice President and Chief Financial Officer. Amounts represent the grant date fair value of the stock option granted to Ms. Alberti-Perez, as computed in accordance with FASB ASC 718, excluding estimated forfeitures. See Note 11 — “Equity-Based Compensation” to Getty Images’ Consolidated Financial Statements contained in this proxy statement/prospectus for the assumptions used in computing this option’s fair value.

(4)
Reflects non-equity incentive plan compensation for fiscal 2021 to be paid to each NEO pursuant to the Getty Images, Inc. Non-Sales Bonus Plan. See “— Non Sales Bonus Plan” below for more information.

(5)
Amounts include reportable income on split-benefit Getty Images-Owned Life Insurance policies ($3,460, $921 and $1,311 for Mr. Peters, Ms. Alberti-Perez and Mr. Gandert, respectively), a tax gross-up for said income ($2,132, $677 and $422 for Mr. Peters, Ms. Alberti-Perez and Mr. Gandert, respectively), a $303 cash payment under the anniversary program for Mr. Peters in recognition of his 15 years of Company service, gym membership allowance of $600 for Mr. Peters and Mr. Gandert, imputed income associated with executive supplemental life policies ($4,920, $657 and $2,051 for Mr. Peters, Ms. Alberti-Perez and Mr. Gandert, respectively), and employer matching contributions under Getty Images’ Section 401(k) plan ($11,600, $6,588 and $11,600 for Mr. Peters, Ms. Alberti-Perez and Mr. Gandert, respectively).

Narrative Disclosure to 2021 Summary Compensation Table
For 2021, the compensation program for our NEOs consisted of base salary and a cash bonus opportunity under the Non-Sales Bonus Plan. In addition, our NEOs were covered by company-sponsored executive life and disability benefits, and were eligible to participate in any employee benefit programs generally available to all employees. Getty Images’ compensation committee has discretion to grant equity awards as part of the compensation packages of our NEOs and granted an equity award to Ms. Alberti-Perez in 2021.
Base Salary
Base salary is set at a level that reflects the remit, scope, and impact of the role and is commensurate with the NEO’s contributions, prior experience, and sustained performance. Initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual NEO is hired, taking into consideration any relevant factors as well as experience and comparable market data. Thereafter, Getty Images’ compensation committee has generally reviewed, and adjusted as necessary, base salaries for each of our NEOs, at a minimum annually and whenever there is a change in the scope of the NEO’s role. In setting base salary levels for 2021, Getty Images’ compensation committee considered a range of factors, including:
•
the individual’s anticipated responsibilities and experience;

•
the collective experience and knowledge in compensating similarly situated individuals at other companies informed by the Radford Global Technology and Radford Global Sales compensation surveys; and

•
the value of the NEO’s existing equity awards.

Annual Cash Bonus Plan “Non-Sales Bonus Plan”
Getty Images maintains an annual cash bonus plan for its non-sales employees, including our NEOs. Like our other non-sales employees, our NEOs are eligible for a target bonus opportunity reflected as a percentage of their base salaries, as applicable. Typically, their target bonus payment is based on an individual performance component and a company performance component, each of which is equally weighted.
For 2021, a Non-Sales Bonus Plan was approved by Getty Images’ compensation committee on March 23, 2021 and effective January 1, 2021. For purposes of the 2021 Non-Sales Bonus Plan, Getty Images’ compensation committee selected year on year currency neutral growth of an adjusted EBITDA measure (less capital expenditures and before Non-Sales Bonus payments) as the Company performance component. Further, the individual performance for each NEO was based solely on his or her performance as determined in the discretion of the CEO after taking into consideration the achievement of the objectives and key performance indicators for his or her role, an evaluation of his or her performance as measured against Getty Images’ Leadership Principles, and his or her contribution to the overall success of Getty Images. In the case of the CEO, his individual performance was evaluated by Getty Images’ Board.
Getty Images’ compensation committee evaluated the Company’s performance against the company performance component and each individual NEO’s performance against his or her individual performance component following the end of the year and exercised its discretion to determine the amount to be paid based on the level of achievement of the company performance component and the amount to be paid based on our NEOs’ individual performance and approved the amount of each NEO’s annual bonus as set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
Long-Term Incentive Compensation
To date, 100% of our NEO equity compensation has been delivered in the form of options to purchase shares of common stock.
The only equity award granted to our NEOs in 2021 was the Getty Images compensation committee’s grant of an option to purchase 1,800,000 Getty Images Common Shares (the “Option”) under the 2012 Equity Plan to Ms. Alberti-Perez in connection with her commencement of employment as Senior Vice President and Chief Financial Officer. Please see the “Outstanding Equity Awards at 2021 Fiscal Year-End” table and “Potential Payments Upon Termination or Change in Control” below for a description of the vesting, termination and change in control treatment of the Option.
Section 401(k) Plan
Getty Images sponsors a tax-qualified Section 401(k) profit-sharing plan (the “401(k) Plan”) for all employees, including our NEOs. Full-time employees of Getty Images are eligible to participate in the 401(k) Plan and may contribute up to a specified percentage of their base salary to the 401(k) Plan. Getty Images makes Safe Harbor matching contributions to the 401(k) Plan on behalf of employees who are eligible to participate in the 401(k) Plan. Getty Images matches 4% of a participant’s salary deferrals. The total matching contribution does not exceed the match allocated based on IRS annual compensation limits.
Pension Benefits
None of our NEOs participated in any defined benefit pension plans in 2021.

Nonqualified Deferred Compensation
None of our NEOs participated in any non-qualified deferred compensation plans, supplemental executive retirement plans, or any other unfunded retirement arrangements in 2021.
Other Benefits and Perquisites
Getty Images offers benefits to our NEOs on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance (supplemental life insurance at the executive level is Getty Images-paid); accidental death and dismemberment insurance; short-and long-term disability insurance; a health savings account and flexible spending accounts. Additionally, some executives including NEOs may receive gym reimbursement and transit subsidies, and are eligible for split-benefit Getty Images Owned Life Insurance policies and Executive Disability Insurance.
Employment Agreements
We have entered into employment agreements with each of our NEOs that generally set forth the terms and conditions of employment, including base salary, target bonus opportunities, the opportunity to participate in the equity incentive plans of Getty Images, the Partnership and any of their respective affiliates (to be documented in the relevant agreements of each such entity), and including, in the case of Mr. Gandert and Ms. Alberti-Perez, the grant of an option to purchase Getty Images Common Shares on the terms specified in the employment agreement, and standard employee benefit plan participation. In addition, the NEO employment agreements also contain provisions for certain payments and benefits in connection with certain terminations of employment, including a termination of employment in connection with a change in control of Getty Images as described further in “Potential Payments upon Termination or Change in Control” below.
Mr. Peters
We entered into an amended and restated employment agreement with Mr. Peters as of July 1, 2015, providing that commencing on December 31, 2017, and on each annual anniversary thereafter, the employment term would be automatically extended for a one-year term unless Getty Images or Mr. Peters provide three (3) months’ notice not to renew the employment agreement term. Subsequently, the employment agreement was amended on January 27, 2017 (to adjust the annual bonus percentage), on November 3, 2017 (to extend its term until December 31, 2020, subject to automatic one-year extensions unless either party provided three months’ notice of non-renewal), on January 1, 2019 (to elevate Mr. Peters to the position of Chief Executive Officer, adjust his base salary, and to extend its term until December 31, 2021, subject to automatic one-year renewals unless either party provides three (3) months’ notice of non-renewal). On April 1, 2020 we amended Mr. Peters’ employment agreement to reduce his base salary in response to the COVID-19 pandemic and make other corresponding adjustments, and on October 1, 2020 we further amended his employment agreement to restore his base salary to its pre-COVID-19 pandemic level and make other corresponding adjustments.
Additionally, his employment agreement sets forth his duties as well as his annual base salary (currently $955,000 and subject to annual review by the Getty Images Board), a target annual bonus award in an amount equal to a percentage of the named executive officer’s annual base salary (currently 75%), the opportunity to participate in the equity incentive plans of Getty Images, the Partnership, and any of their respective affiliates (to be documented in the relevant agreements of each such entity), and participation in Getty Images’ employee benefit plans on a no less favorable basis as those benefits are generally made available to the other senior executives of Getty Images. The employment agreement also contains certain restrictive covenants involving non-solicitation, non-competition, confidentiality of information, and the treatment and ownership of intellectual property arising during his employment with Getty Images. Further, the employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of Mr. Peters’ employment, as further described in “Potential Payments upon Termination or Change in Control” below.

Ms. Alberti-Perez
We entered into an employment agreement with Ms. Alberti-Perez as of December 9, 2020, as amended on December 30, 2020. According to the terms of the employment agreement, as amended, with Ms. Alberti-Perez, her employment with Getty Images commenced on January 1, 2021, and was subject to an initial term that would expire on December 31, 2024, with automatic one-year renewals thereafter, unless Getty Images or Ms. Alberti-Perez provided three (3) months’ notice not to renew the employment agreement term.
Additionally, her employment agreement set forth her position as Chief Financial Officer and duties as well as an initial annual base salary of $450,000 (subject to annual review by the Getty Images Board but which may not be decreased below its then current level), a target annual bonus award in an amount equal to 50% of her annual base salary (based upon the achievement of the performance goals established by Getty Images’ compensation committee), a cash sign-on bonus in the amount of $50,000 (subject to repayment if her employment was terminated prior to the first anniversary of her initial employment date), the opportunity to participate in the equity incentive plans of Getty Images, the Partnership and any of their respective affiliates as appropriately documented by the Amended and Restated Partnership Agreement of the Partnership (as it may be amended from time to time), the 2012 Equity Plan (as defined below), and award agreements issued in respect of such entity or otherwise, the grant of her Option, and participation in Getty Images’ employee benefit that are no less favorable than those generally made available to other senior executives of Getty Images.
The employment agreement also contained certain restrictive covenants involving non-solicitation, non-competition, confidentiality of information, and the treatment and ownership of intellectual property arising during her employment with Getty Images. Further the employment agreement provided for the rights and responsibilities of the parties in the event of certain terminations of Ms. Alberti-Perez’ employment, as further described in “Potential Payments upon Termination or Change in Control” below.
On January 5, 2022, Getty Images, Inc., a subsidiary of Getty Images, announced that effective January 4, 2022, Milena Alberti-Perez departed the role of Chief Financial Officer. Getty Images, Inc. also announced that effective January 4, 2022, it has appointed Jennifer Leyden as Chief Financial Officer.
Mr. Gandert
We entered into an employment agreement with Mr. Gandert as of June 1, 2016, providing that commencing on December 31, 2019, and on each annual anniversary thereafter, the employment term would be automatically extended for a one-year term unless Getty Images or Mr. Gandert provide three (3) months’ notice not to renew the employment agreement term. On April 1, 2020, we amended Mr. Gandert’s employment agreement to reduce his base salary in response to the COVID-19 pandemic and make other corresponding adjustments, and on October 1, 2020, we further amended his employment agreement to restore his base salary to its pre-COVID-19 pandemic level and make other corresponding adjustments.
The employment agreement sets forth Mr. Gandert’s position as Chief Technology Officer and duties as well as his annual base salary (currently $508,595 and subject to annual review by the Getty Images Board), a target annual bonus award in an amount equal to a percentage of Mr. Gandert’s annual base salary (currently 50%), the opportunity to participate in the equity incentive plans of Getty Images, the Partnership, and any of their respective affiliates (to be documented in the relevant agreements of each such entity), and participation in Getty Images’ employee benefit plans that are no less favorable than those generally made available to other senior executives of Getty Images. The employment agreement also contains certain restrictive covenants involving non-solicitation, non-competition, confidentiality of information, and the treatment and ownership of intellectual property arising during his employment with Getty Images. Further, the employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of Mr. Gandert’s employment, as further described in “Potential Payments upon Termination or Change in Control” below.
Potential Payments Upon Termination or Change in Control
Each of the NEO’s employment agreements provides for severance payments and benefits upon certain terminations of employment with Getty Images and its affiliates, as described further below. Each NEO’s rights with respect to his or her equity participation in Getty Images or its affiliates is governed by the applicable equity documents (as defined in the respective employment agreement) and the NEO’s rights with respect to employee benefits will be governed by the documents governing such employee benefits.
As provided in the applicable employment agreement, upon the termination of an NEO’s employment term and his or her employment by Getty Images for “cause” or due to his or her resignation without “good reason” (as each such term is defined in his employment agreement), the NEO would be entitled to receive his or her base salary through the date of termination, any annual bonus earned, but unpaid, as of the termination date for the immediately preceding fiscal year, reimbursement for any unreimbursed business expenses that have been properly incurred by him or her prior to the termination date and that are or have been submitted in accordance with the applicable Getty Images policy, and such employees benefits (as defined in his or her employment agreement), if any, that the NEO may be entitled under the employee benefit plans of Getty Images, which will not include payment for any unused vacation or paid time off, as applicable, unless required by applicable law (all of the amounts described in this sentence are referred to the “Accrued Rights”).
Upon the termination of an NEO’s employment term and his or her employment due to the NEO’s death or disability (as defined in the employment agreement), the NEO will be entitled to receive from Getty Images the Accrued Rights and his or her estate will benefit from a term life insurance policy provided by Getty Images and intended to provide a payment of a death benefit equal to the “base severance” (as defined below).
In the event that an NEO’s employment term and his or her employment is terminated by Getty Images without “cause” or by the NEO for “good reason” (as each such term is defined in his or her employment agreement), the NEO will be entitled to receive, in addition to the Accrued Rights, and subject to his or her execution and non-revocation of a release in a form acceptable to Getty Images as provided in his or her employment agreement and continued compliance with restrictive covenants set forth in his or her employment agreement:
•
payments totaling in the aggregate (i) the sum of (x) 150% (200% in the case of Mr. Peters) of the NEO’s base salary and (y) 150% (200% in the case of Mr. Peters) of the NEO’s target annual bonus in respect of the fiscal year that the termination date occurs or (ii), in the case of Mr. Peters, his base salary and target annual bonus for the period from the termination date through the last day of the employment term, if greater than such amount in (i), in each case, payable over a 18-month (24-month in the case of Mr. Peters) period (such amounts, the “base severance”); and

•
continued coverage under Getty Images group health and welfare plans for a period until the later of 18 months (24 months in the case of Mr. Peters) following the termination date on the same basis (including payment of monthly premiums) as provided by Getty Images to senior-level executives (or, a monthly payment in an amount equal to Getty Images’ cost of providing such benefit if this benefit would trigger adverse tax consequences), which will be discontinued if the NEO becomes eligible for similar benefits from a successor employer (the “Continued Health Benefits”).

In the event the NEO elects not to extend the employment term of their employment agreement, unless terminated earlier, he or she will be entitled to receive the Accrued Rights. In the event Getty Images elects not to extend the employment term of an NEO’s employment agreement, unless terminated earlier, the NEO will be entitled to receive the Accrued Rights and, subject to the NEO’s execution and non-revocation of a release in a form acceptable to Getty Images as provided in the employment agreement, the Continued Health Benefits and equal payments totaling in the aggregate the Base Severance payable over an 18-month (24-month in the case of Mr. Peters) period.
Ms. Alberti-Perez’s employment agreement also provides that, if prior to January 1, 2022 (the first anniversary of her employment start date), her employment is terminated by Getty Images without “cause” or due to her death or disability, or by her for “good reason”, 25% of her Option will vest immediately prior to her termination of employment.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2021:
Named Executive Officer	Grant Date	Number of securities underlying unexercised options (#) (Exercisable)	Number of securities underlying unexercised options (#) (Unexercisable)	Option exercise price ($)	Option expiration date
Craig Peters, Chief Executive Officer	2/26/2017	56,190	—	4.00	2/25/2027
	2/26/2017	99,621	—	4.00	2/25/2027
	2/26/2017	134,682	—	4.00	2/25/2027
	3/1/2017	1,224,107	—	4.00	2/28/2027
	4/10/2019	1,103,459(1)	662,076	3.50	4/9/2029
	4/10/2019	734,465	—	3.50	4/9/2029
Milena Alberti-Perez, Senior Vice President and Chief Financial Officer	4/1/2021	—(2)	1,800,000	4.25	3/31/2031
Nathaniel Gandert, Senior Vice President and Chief Technology Officer	2/26/2017	10,943	—	4.00	2/25/2027
	2/26/2017	23,092	—	4.00	2/25/2027
	2/26/2017	31,225	—	4.00	2/25/2027
	3/1/2017	381,703	—	4.00	2/28/2027
	4/10/2019	481,861(1)	289,117	3.50	4/9/2029
	4/10/2019	229,022	—	3.50	4/9/2029

(1)
The option award vests over four years, with 25% of the total number of shares vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in equal quarterly installments thereafter. In addition, the stock option will fully vest and become fully exercisable upon a Change in Control (as defined in the option agreement) of Getty Images subject to the understanding that the Business Combination does not constitute a change in control for purposes of the option agreement.

(2)
The option award vests in accordance with the vesting schedule set forth under footnote (1) above, except that, if, prior to January 1, 2022 (the first anniversary of employment start date), employment is terminated by Getty Images without “cause” or due to employee death or disability, or by employee for “good reason”, 25% of the option will vest immediately prior to termination of employment.

2012 Equity Incentive Plan
The 2012 Equity Incentive Plan (the “2012 Equity Plan”) of the Partnership and Getty Images was adopted on October 18, 2012, as amended from time to time (including most recently on September 1, 2021). The 2012 Equity Plan permits the grant of incentive stock options, non-qualified stock options, profits interests, stock purchase rights, restricted stock awards and restricted stock units (each, an “Award”) to eligible employees, directors, and consultants of Getty Images, the Partnership or their Subsidiaries. If the 2012 Equity Plan is terminated, it will continue to govern the terms and conditions of any outstanding Awards previously granted thereunder.
The 2012 Equity Plan is administered by the Getty Images Board or the Partnership Board, as applicable, or any committee designated by the Getty Images Board or the Partnership Board, as applicable, to administer the 2012 Equity Plan in accordance with its terms (the “Administrator”). Subject to the provisions of the 2012 Equity Plan, the Administrator has the authority in its discretion to make all decisions and determinations that may be required pursuant to the 2012 Equity Plan or as the Administrator deems necessary or advisable to administer the 2012 Equity Plan. The Administrator’s powers are specified in the 2012 Equity Plan. The Administrator has all authority and discretion necessary to administer the 2012 Equity Plan and to control its operation, including the authority to construe and interpret the terms of the

2012 Equity Plan and the Awards granted under the 2012 Equity Plan. The Administrator’s decisions are final and binding on all participants.
Subject to any change in the capitalization of the 2012 Equity Plan or other corporate transaction described in the 2012 Equity Plan, the aggregate number of Getty Images Common Shares which may be issued under the 2012 Equity Plan is 32,000,000. As of December 31, 2021, stock options covering 26,271,663 Getty Images Common Shares were outstanding under the 2012 Equity Plan and 1,916,140 Getty Images Common Shares remained to be issued.
Subject to the provisions of the 2012 Equity Plan, the Administrator will select the individuals to whom a stock option may be granted, determine the term of the stock option, determine the number of Getty Images Common Shares subject to the stock option, determine whether the stock option will be a non-qualified stock option or incentive stock option and determine the other terms and conditions of the stock option (including the permissible payment methods and when the stock option may be exercised) as provided in the 2012 Equity Plan. The per share purchase price of the shares subject to each stock option will be set by the Administrator and will not be less than the fair market value of a Getty Image Common Share as of the date of grant.
Unless otherwise approved by the Administrator, Awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the applicable laws of descent and distribution. In addition, during a Participant’s lifetime, only the participant may exercise their Award.
The 2012 Equity Plan may be amended or otherwise modified, suspended or terminated at any time by the Administrator. Except in certain specified situations, neither the amendment, suspension nor termination of the 2012 Equity Plan will, without the consent of the holder of the Award, materially and adversely alter or impair any rights or obligations under any Award theretofore granted.
Director Compensation
During 2021, only two of our non-employee directors, Mr. Klein and Ms. Schneider, received compensation for serving as members of the Getty Images Board. Mr. Klein received $200,000 in cash which was paid in four equal quarterly installments. Ms. Schneider received $100,000 in cash, all of which was paid to her during the fourth quarter of 2021. There were no equity awards granted to any of our non-employee directors in 2021. Mr. Peters, our Chief Executive Officer, who is an employee-director, received no compensation for serving as a member of the Getty Images Board.
The following table sets forth information regarding compensation earned by or paid to the non-employee members of our board of directors during the year ended December 31, 2021:
Name	Total Fees earned or paid in cash ($)
Hilary Schneider	100,000
Dawn Airey	—
Jonathan Klein	200,000
Mark Getty	—
Brett Watson	—
Patrick Maxwell	—
For more information regarding compensation of the non-employee directors following the Closing of the Business Combination, see “Management of New CCNB Following the Closing — Non-Employee Director Compensation” of this proxy statement/prospectus.
Further, we intend to develop an executive compensation program that is consistent with Getty Images’ existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.
After the Closing of the Business Combination, decisions on the executive compensation program will be made by the compensation committee of the CCNB Board, which will be established at the Closing, and guided by the advice of an independent compensation consultant. In connection with executive compensation decisions, the compensation committee of the New CCNB Board expects to retain Compensia, Inc., a national compensation consulting firm, as its independent compensation consultant. We anticipate that compensation for our executive officers will continue to consist of base salary, annual cash incentive bonuses and equity awards.
2022 Earn Out Plan Summary
The New CCNB Board will adopt the Getty Images Holdings, Inc. 2022 Earn Out Plan (which we refer to herein as the “Earn Out Plan”), subject to approval by CCNB as sole stockholder of New CCNB. The purposes of the Earn Out Plan are to attract and retain personnel for positions with New CCNB and its subsidiaries, to provide additional incentive to employees, directors and consultants chosen to participate in the Earn Out Plan and to promote the success of New CCNB. The Earn Out Plan is described in more detail below. This summary does not purport to be a complete statement of the terms of the Earn Out Plan and is qualified in its entirety by reference to the full text of the Earn Out Plan. A copy of the Earn Out Plan is included in this registration statement as Annex J.
Description of the Earn Out Plan
Administration
The Earn Out Plan will be administered by the New CCNB Board or a committee thereof (the “Administrator”). As used herein with respect to the Earn Out Plan, the term “New CCNB Board” refers to any Administrator the New CCNB Board appoints, and to the New CCNB Board. Whether or not the New CCNB Board has delegated administration of the Earn Out Plan to a committee, the New CCNB Board may retain the authority to concurrently administer the Earn Out Plan with the Administrator and may revoke the delegation of some or all authority previously delegated. The Administrator has the power and discretion necessary to administer the Earn Out Plan, with such powers including, but not limited to, the authority to select persons to participate in the Earn Out Plan, determine the forms of award agreements under the Earn Out Plan, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards and determine whether a Triggering Event (as defined in the Earn Out Plan) has occurred. The Administrator’s decisions, determinations and interpretations under the Earn Out Plan are binding on the participants in the Earn Out Plan and all other parties.
Limitation on Awards and Shares Available
The maximum number of shares of Class A New CCNB common stock, par value $0.0001 per share (and any shares or other securities into which such common stock may be converted or into which it may be exchanged, or “Common Stock”) available for issuance under the Earn Out Plan is equal to the Plan Allocable Amount (i.e., 6,000,000 shares), subject to adjustment as provided in the Earn Out Plan. Shares subject to awards that are forfeited will be cancelled and will not become available for future issuance under the Earn Out Plan.
The number of shares of Common Stock subject to which RSUs (as defined below) may be granted shall be equitably adjusted (to the same extent with respect to the Stockholder Allocable Amount under the Business Combination Agreement) for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to Common Stock after the Closing.
Grant of RSU Awards
The Earn Out Plan will provide for the issuance of restricted stock units (“RSUs”), each of which shall represent the right to receive one share of Common Stock once vested.

Vesting of RSU Awards
The RSUs will be subject to vesting as follows:
(a)
One-third (1∕3) of the RSUs granted to a participant shall vest upon the First Price Triggering Event; and

(b)
An additional one-third (1∕3) of the RSUs granted to a participant shall vest upon the Second Price Triggering Event;

(c)
The final one-third (1∕3) of the RSUs granted to a participant shall vest upon the Third Price Triggering Event; In the event any portion of the RSUs have not vested prior to the end of the Earn-Out Period, then such unvested RSUs shall be cancelled and forfeited for no consideration.

Each Triggering Event or Acceleration Event (as defined in the Business Combination Agreement) shall occur only once, if at all, and in no event shall participants (in the aggregate) be entitled to receive more than the number of shares of Common Stock in the Plan Allocable Amount, less shares subject to awards that are forfeited.
Each participant holding vested RSUs shall be entitled to receive shares of Common Stock within 30 days of the occurrence of each Triggering Event (or earlier upon an Acceleration Event, as applicable).
If specified in the applicable award agreement, any shares issuable to a participant in settlement of RSUs that have vested, shall be issued to such participant only if such participant continues to provide services (whether as an employee, director or consultant) to New CCNB or one of its subsidiaries through the applicable Triggering Event or such other date specified in the award agreement.
At all times during the term of the Earn Out Plan and until the RSUs have settled, expired or been forfeited, New CCNB shall reserve and keep available for issuance a sufficient number of shares of Common Stock to permit New CCNB to satisfy its obligations under the Earn Out Plan and shall take all actions required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized unissued shares to permit such reservation.
The participants shall not have any rights (including any dividend rights) as a stockholder of New CCNB with respect to any unissued securities covered by an award under the Earn Out Plan until the date the participant becomes the holder of record of the shares of Common Stock.
Acceleration Event
If an Acceleration Event has occurred under the Business Combination Agreement, then immediately prior to the consummation of a Change of Control, with respect to such Acceleration Event, (a) any Triggering Event that has not previously occurred shall be deemed to have occurred and (b) New CCNB shall issue the applicable shares of Common Stock to participants, and the participants shall be eligible to participate in such Change of Control in respect of such common stock.
2022 Employee Stock Purchase Plan Summary
The New CCNB Board will adopt the Getty Images Holdings, Inc. 2022 Employee Stock Purchase Plan (which we refer to herein as the “ESPP”), subject to approval by CCNB as sole stockholder of New CCNB. The purpose of the ESPP is to make awards of long-term equity incentives to eligible employees and eligible service providers of New CCNB, which we believe is critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. In the event that the ESPP is not approved by CCNB, the ESPP and any awards thereunder will be void and of no force or effect. The principal features of the ESPP are summarized below. This summary does not purport to be a complete statement of the terms of the ESPP and is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is included in this registration statement as Annex M.
Description of the ESPP
Awards
The ESPP includes two components: a “423 Component” and a “Non-423 Component.” New CCNB intends the 423 Component to qualify as an employee stock purchase plan pursuant to Section 423 of the

Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the ESPP authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the New CCNB Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers (who may or may not be eligible employees) will be able to participate only in the Non-423 Component of the ESPP.
Administration
The New CCNB Board administers the ESPP and will have the final power to construe and interpret both the ESPP and the rights granted under it. Further, the New CCNB Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the ESPP.
The New CCNB Board has the power to delegate administration of the ESPP to a committee composed of one or more members of the New CCNB Board. As used herein with respect to the ESPP, the term “New CCNB Board” refers to any committee the New CCNB Board appoints, and to the New CCNB Board. Whether or not the New CCNB Board has delegated administration of the ESPP to a committee, the New CCNB Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.
New CCNB Common Stock Subject to the ESPP
Subject to adjustments as provided in the ESPP, the maximum number of shares of Common Stock that may be issued under the ESPP will not exceed 5,000,000 shares of Common Stock. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares of Common Stock may be used to satisfy purchases of Common Stock under the Non-423 Component.
Offerings
The ESPP is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of Common Stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of Common Stock, subject to certain limitations.
Eligibility
Purchase rights may be granted only to New CCNB employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The New CCNB Board may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (a) has not completed at least two years of service since the employee’s last hire date (or such lesser period as the New CCNB Board may determine), (b) customarily works not more than 20 hours per week (or such lesser period as the New CCNB Board may determine), (c) customarily works not more than five months per calendar year (or such lesser period as the New CCNB Board may determine), (d) is an officer within the meaning of Section 16 of the Exchange Act, or (e) is a highly compensated employee within the meaning of the Code. Unless otherwise determined by the New CCNB Board for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than five months per calendar year, and has been employed by New CCNB or a related corporation or affiliate, as applicable, for at least three continuous months preceding such offering date.
With respect to the 423 Component, no employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of New CCNB stock or the stock of any related corporation. Moreover, with respect to the 423 Component, an eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plan, do not permit such eligible employee’s rights to purchase stock in excess of $25,000 worth of stock in any calendar year.
Participation in the ESPP
On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the New CCNB Board; provided however, that with respect to the 423 Component, in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 10% of such employee’s earnings during the period that begins on the offering date (or such later date as the New CCNB Board determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.
Purchase Price
The purchase price of shares of Common Stock acquired pursuant to purchase rights will be not less than the lesser of (but in on event lower than the par value per share of Common Stock) an amount equal to (a) 85% of the fair market value of the shares of Common Stock on the offering date; or (b) 85% of the fair market value of the shares of Common Stock on the applicable purchase date (i.e., the last day of the applicable purchase period).
Payment of Purchase Price; Payroll Deductions
The purchase price of the shares of Common Stock is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with New CCNB’s general funds. No interest will accrue on such payroll deductions. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, wire transfer or another approved manner with respect to the Non-423 Component prior to a purchase date, in a manner New CCNB directs.
Purchase of Stock
The New CCNB Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Common Stock will be purchased in accordance with such offering. In connection with each offering, the New CCNB Board may specify a maximum number of shares of Common Stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of Common Stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any New CCNB Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.
Withdrawal
During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. New CCNB may impose a deadline before a purchase date for withdrawing.

On such withdrawal, such participant’s purchase right in that offering will immediately terminate and New CCNB will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.
Termination of Employment
Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (a) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (b) is otherwise no longer eligible to participate. New CCNB shall have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, New CCNB will distribute to such individual all of his or her accumulated but unused contributions without interest.
Restrictions on Transfer
During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if New CCNB so permits, by a beneficiary designation.
Exercise of Purchase Rights
On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the ESPP, no fractional shares of Common Stock will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of Common Stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.
No purchase rights may be exercised to any extent unless and until the shares of Common Stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the ESPP is not in compliance with all applicable laws or regulations, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.
Capitalization Adjustments
In the event of a capitalization adjustment (as defined in the ESPP), the New CCNB Board will appropriately and proportionately adjust: (a) the classes and maximum number of securities subject to the ESPP, (b) the classes and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (c) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.
Dissolution or Liquidation
In the event of New CCNB’s dissolution or liquidation, the New CCNB Board will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The New CCNB Board will notify each participant in writing, at least ten business days prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of a Change in Control
Upon a Change in Control (as defined in the ESPP), any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Common Stock prior to the Change in Control under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The New CCNB Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.
Amendment, Termination or Suspension of the ESPP
The New CCNB Board may amend the ESPP at any time in any respect the New CCNB Board deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the ESPP for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (a) increases the number of shares of Common Stock available for issuance under the ESPP, (b) expands the class of individuals eligible to become participants and receive purchase rights, (c) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of Common Stock may be purchased under the ESPP, (d) extends the term of the ESPP, or (e) expands the types of awards available for issuance under the ESPP, but in each case only to the extent stockholder approval is required by applicable laws, regulations, or listing requirements.
The New CCNB Board may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.
Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (a) with the consent of the person to whom such purchase rights were granted, (b) as necessary to comply with any laws, listing requirements, or governmental regulations, or (c) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.
2022 Equity Incentive Plan Summary
The New CCNB Board will adopt the Getty Images Holdings, Inc. 2022 Equity Incentive Plan (which we refer to herein as the “2022 Plan”), subject to approval by CCNB as sole stockholder of New CCNB. The purpose of the 2022 Plan is to align the interests of eligible participants with New CCNB’s stockholders by providing incentive compensation tied to New CCNB’s performance. The intent of the 2022 Plan is to advance New CCNB’s interests and increase stockholder value by attracting, retaining and motivating key personnel. The principal features of the 2022 Plan are summarized below. This summary does not purport to be a complete statement of the terms of the 2022 Plan and is qualified in its entirety by reference to the full text of the 2022 Plan. A copy of the 2022 Plan is included in this registration statement as Annex N.
Description of the 2022 Plan
Awards
The types of awards available under the 2022 Plan include stock options (both incentive and non-qualified), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (“RSUs”), cash awards and other stock-based awards. All awards granted to participants under the 2022 Plan will be represented by an award agreement.
Shares Available
Based on an assumed May 31, 2022 Closing Date, approximately 54,711,309 shares of Class A New CCNB common stock, par value $0.0001 per share (and any shares or other securities into which such common stock may be converted or into which it may be exchanged, or “Common Stock”) as of immediately following the consummation of the Business Combination are available for awards under the 2022 Plan (inclusive of shares underlying vested Getty Images Options, expected to be outstanding immediately following the Closing based on an assumed May 31, 2022 Closing Date).
We refer to the aggregate number of shares of Common Stock available for awards under the 2022 Plan as the “share reserve.” Within the share reserve, the total number of shares of Common Stock available for issuance as incentive stock options shall equal the maximum number of shares available for issuance under the 2022 Plan.
If any award granted under the 2022 Plan is cancelled, expired, repurchased, forfeited, surrendered, exchanged for cash, settled in cash or by delivery of fewer shares of Common Stock than the number underlying the award, or otherwise terminated without consideration or delivery of the shares of Common Stock to the participant, then such unissued shares will be returned to the 2022 Plan and will be available for future awards under the 2022 Plan. Shares of Common Stock that are withheld from any award in payment of the exercise, base or purchase price or taxes related to such an award will be available for future awards under the 2022 Plan and will increase the share reserve by one share of Common Stock for each share of Common Stock that is retained or returned to New CCNB. Shares of Common Stock repurchased by New CCNB on the open market with the proceeds of a stock option will not be returned to the 2022 Plan nor be available for future awards under the 2022 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding award shall not count against the share reserve.
The share reserve will be reduced by one share of Common Stock for each share of Common Stock subject to an award. If a share of Common Stock that was subject to an award is returned to the share reserve, the share reserve will be credited with one share of Common Stock.
Eligibility
Any employee, officer, non-employee director or any natural person who is a consultant or other personal service provider to New CCNB or any of its subsidiaries or affiliates can participate in the 2022 Plan, at the Committee’s (as defined below) discretion. In its determination of eligible participants, the Committee may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the Committee to designate that person to receive an award in any other year.
Administration
Pursuant to its terms, the 2022 Plan may be administered by the compensation committee of the New CCNB Board, such other committee of the New CCNB Board appointed to administer the 2022 Plan or the New CCNB Board, as determined by the New CCNB Board (such administrator of the 2022 Plan, the “Committee”). The Committee has the power and discretion necessary to administer the 2022 Plan, with such powers including, but not limited to, the authority to select persons to participate in the 2022 Plan, determine the form and substance of awards under the 2022 Plan, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards, accelerate the vesting of awards, and make determinations regarding a participant’s termination of employment or service for purposes of an award. The Committee’s determinations, interpretations and actions under the 2022 Plan are binding on New CCNB, the participants in the 2022 Plan and all other parties. It is anticipated that the 2022 Plan will be administered by New CCNB’s compensation committee, which solely consists of independent directors, as appointed by the New CCNB Board from time to time. The Committee may delegate authority to one or more officers of New CCNB to grant awards to eligible persons other than members of the New CCNB Board or who are subject to Rule 16b-3 of the Exchange Act, as permitted under the 2022 Plan and under applicable law.
Stock Options
A stock option grant under the 2022 Plan will give a participant a right to purchase a specified number of shares of Common Stock during a specified term (with a maximum term of ten years) at an exercise price that will not be less than the fair market value of a share of Common Stock as of the date of grant (unless otherwise determined by the Committee).
The Committee will determine the requirements for vesting and exercisability of such options, which may be based on the continued employment or service of the participant with New CCNB for a specified time period, upon the attainment of performance goals or both. Such stock options may terminate prior to the end of the term or vesting date upon termination of employment or service (or for any other reason), as determined by the Committee. Unless approved by the New CCNB stockholders, the Committee may not take any action with respect to a stock option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which shares of Common Stock are listed, or that would result in the cancellation of “underwater” stock options in exchange for cash or other awards, other than in connection with a change in control.
Stock options granted under the 2022 Plan will be either non-qualified stock options or incentive stock options (with incentive stock options intended to meet the applicable requirements under Section 422 of the Code). Such stock options are nontransferable, except in certain limited circumstances.
Stock Appreciation Rights
A SAR granted under the 2022 Plan will give the participant a right to receive, upon exercise or other payment of the SAR, an amount in cash, shares of Common Stock or a combination of both equal to (a) the excess of (i) the fair market value of a share of Common Stock on the date of exercise less (ii) the base price of the SAR that the Committee specified on the date of the grant, multiplied by (b) the number of shares of Common Stock as to which such SAR is exercised or paid. The base price of a SAR will not be less than the fair market value of a share of Common Stock as of the date of grant. The right of exercise in connection with a SAR may be made by the participant or automatically upon a specified date or event. SARs are nontransferable, except in certain limited circumstances.
The Committee will determine the requirements for vesting and exercisability of the SARs, which may be based on the continued employment or service of the participant with New CCNB for a specified time period or upon the attainment of specific performance goals or both. The SARs may be terminated prior to the end of the term (with a maximum term of ten years) upon termination of employment or service, as determined by the Committee. Unless approved by New CCNB stockholders, the Committee may not take any action with respect to a SAR that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which shares of Common Stock are listed, or that would result in the cancellation of “underwater” SARs in exchange for cash or other awards, other than in connection with a change in control.
Restricted Stock Awards
A restricted stock award is a grant of a specified number of restricted shares of Common Stock to a participant, which restrictions will lapse upon the terms that the Committee determines at the time of grant. The Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the continued employment or service of the participant with New CCNB over a specified time period, upon the attainment of performance goals or both.
The participant will have the rights of a stockholder with respect to the shares of Common Stock granted under a restricted stock award, including the right to vote the shares of Common Stock and receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. If a participant has the right to receive dividends paid with respect to a restricted stock award, such dividends shall not be paid to the participant until the underlying restricted shares of Common Stock vest. Any shares of Common Stock granted under a restricted stock award are nontransferable, except in certain limited circumstances.
Restricted Stock Units
An RSU granted under the 2022 Plan will give the participant a right to receive, upon vesting and settlement of the RSU, one share of Common Stock per vested RSU or an amount per vested RSU equal to the fair market value of one share of Common Stock as of the date of determination, or a combination thereof, at the discretion of the Committee. The Committee may grant RSUs together with dividend equivalent rights (which will not be paid until the RSU vests), and the holder of any RSUs will not have any rights as a stockholder, such as dividend or voting rights, until the shares of Common Stock underlying the RSUs are delivered.
The Committee will determine the requirements for vesting and payment of the RSUs, which may be based on the continued employment or service of the participant with New CCNB for a specified time period, upon the attainment of specific performance goals or both. RSUs will be forfeited if the vesting requirements are not satisfied. RSUs are nontransferable, except in certain limited circumstances.
Stock-Based Awards
Stock-based awards may be granted under the 2022 Plan to eligible participants and consist of an award of, or an award that is valued by reference to, shares of Common Stock. A stock-based award may be granted for past employment or service, in lieu of bonus or other cash compensation, as director’s compensation or any other purpose as determined by the Committee, and shall be based upon or calculated by reference to the Common Stock. The Committee will determine the requirements for the vesting and payment of the stock-based award, with the possibility that awards may be made with no vesting requirements. Upon receipt of the stock-based award that consists of shares of Common Stock, the participant will not have any rights of a stockholder with respect to the shares of Common Stock, including the right to vote and receive dividends, until such time as shares of Common Stock (if any) are issued to the participant.
Cash Awards
Cash awards may be granted under the 2022 Plan to eligible participants on such terms and conditions, and for such consideration, including no consideration, as the Committee shall determine in its sole discretion. Cash awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such cash awards at any time in its sole discretion. The grant of a cash award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.
2022 Plan Amendments or Termination
The New CCNB Board may amend, modify, suspend or terminate the 2022 Plan; provided that if such amendment, modification, suspension or termination materially and adversely affects any outstanding award, New CCNB must obtain the affected participant’s consent, subject to changes that are necessary to comply with applicable laws. Certain amendments or modifications of the 2022 Plan may also be subject to the approval of the New CCNB stockholders as required by SEC and New York Stock Exchange rules or applicable law.
Termination of Service
Awards under the 2022 Plan may be subject to reduction, cancellation or forfeiture upon termination of service or failure to meet applicable performance conditions or other vesting terms.
Under the 2022 Plan, unless an award agreement provides otherwise, if a participant’s employment or service is terminated for Cause (as defined in the 2022 Plan), or if after termination the Committee determines that the participant engaged in an act that falls within the definition of Cause, or if after termination the participant engages in conduct that violates any continuing obligation of the participant with respect to New CCNB, New CCNB may cancel, forfeit and/or recoup any or all of that participant’s outstanding awards. In addition, if the Committee makes the determination above, New CCNB may suspend the participant’s right to exercise any stock option or SAR, receive any payment or vest in any award pending a determination of whether the act falls within the definition of Cause. If a participant voluntarily terminates employment or service in anticipation of an involuntary termination for cause, that shall be deemed a termination for Cause.

Right of Recapture
Awards granted under the 2022 Plan may be subject to recoupment in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recoupment of erroneously awarded compensation). New CCNB has the right to recoup any gain realized by the participant from the exercise, vesting or payment of any award if, within one year after such exercise, vesting or payment (a) the participant is terminated for Cause, (b) if after the participant’s termination the Committee determines that the participant engaged in an act that falls within the definition of Cause or materially violated any continuing obligation of the participant with respect to New CCNB or (c) the Committee determines the participant is subject to recoupment due to a clawback policy.
Change in Control
Under the 2022 Plan, upon any of the following events (each, a “Change in Control” under the 2022 Plan):
• any person (other than New CCNB, any trustee or other fiduciary holding securities under any employee benefit plan of New CCNB , or any company owned, directly or indirectly by stockholders of New CCNB in substantially the same proportions as their shares of Common Stock) becomes the beneficial owner, directly or indirectly, of at least 50% of New CCNB’s then outstanding capital stock;
• during any period of two consecutive years, individuals who at the beginning of such period constitute the New CCNB Board, cease for any reason to constitute at least a majority of the New CCNB Board;
• a merger, or consolidation of New CCNB with any other company or corporation; or
• a sale or disposition of all or substantially all of New CCNB’s assets;
all outstanding awards shall be treated in accordance with one or more of the following methods (and, for the avoidance of doubt, such treatment does not need to be uniform for awards), as determined in the Committee’s sole discretion: (a) be (i) continued or assumed by the surviving company or its parent or (ii) substituted by the surviving company or its parent for awards, with substantially similar terms (with appropriate adjustments to the type of consideration payable upon settlement, including conversion into the right to receive securities, cash or a combination of both, and with performance conditions deemed achieved (x) for any completed performance period, based on actual performance, or (y) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement), (b) acceleration of exercisability, vesting and/or payment immediately prior to, upon or following such event, (c) upon written notice, provided that any outstanding stock option and SAR must be exercised during a period of time immediately prior to such event or other period (contingent upon the consummation of such event), and at the end of such period, such stock options and SARs shall terminate to the extent not so exercised, or (d) cancellation of all or any portion of outstanding awards for fair value (in the form of cash, shares, other property or any combination of such consideration), less any applicable exercise or base price.
To the extent determined by the Committee in its discretion at any time including as set forth in an award agreement, if a participant’s service is terminated upon or within six months following a Change in Control, or such longer period as the Committee determines which may be prior to, as of or following a Change in Control, by New CCNB without Cause or upon such other circumstances as determined by the Committee, the unvested portion (if any) of all outstanding awards held by the participant will immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any performance conditions deemed achieved (a) for any completed performance period, based on actual performance, or (b) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement.
Assumption of Awards in Connection with an Acquisition
The Committee may assume or substitute any previously granted awards of an employee, director or consultant of another corporation who becomes eligible by reason of a corporate transaction. The terms of the assumed award may vary from the terms and conditions otherwise required by the 2022 Plan if the Committee deems it necessary. The assumed awards will not reduce the total number of shares available for awards under the 2022 Plan.
Adjustments
In the event of any recapitalization, reclassification, share dividend, extraordinary cash dividend, stock split, reverse stock split, merger, reorganization, consolidation, combination, spin-off or other similar corporate event or transaction affecting the shares of Common Stock, the Committee will make equitable adjustments to (a) the number and kind of shares or other securities available for awards and covered by outstanding awards, (b) the exercise, base or purchase price or other value determinations of outstanding awards, and/or (c) any other terms of an award affected by the corporate event.
Award Limits
No non-employee director may be granted, during any calendar year, awards having a fair value (determined on the date of grant) that, when added to all other cash compensation received in respect of service as a member of the New CCNB Board for such calendar year, exceeds $500,000.
MANAGEMENT OF NEW CCNB FOLLOWING THE CLOSING
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus (i) to “New CCNB,” “we,” “us” or “our” refers to New CCNB following the Closing and (ii) to the “New CCNB Board” are to New CCNB’s board of directors following the Closing.
Executive Officers and Directors After the Business Combination
The business and affairs of New CCNB will be managed by or under the direction of the New CCNB Board. The following table sets forth certain information regarding the persons who are expected to serve as executive officers and directors of New CCNB.
Name	Age	Position
Executive Officers
Craig Peters	52	Chief Executive Officer, Director (Class III)
Mikael Cho	35	Senior Vice President, CEO, Unsplash
Grant Farhall	46	Senior Vice President, Chief Product Officer
Gene Foca	56	Senior Vice President, Chief Marketing Officer
Nate Gandert	48	Senior Vice President, Chief Technology Officer
Kjelti Kellough	49	Senior Vice President, General Counsel
Jennifer Leyden	48	Senior Vice President, Chief Financial Officer
Ken Mainardis	51	Senior Vice President, Global Content
Peter Orlowsky	53	Senior Vice President, Strategic Development
Andrew Saunders	58	Senior Vice President, Creative Content
Lizanne Vaughan	54	Senior Vice President, Chief People Officer
Non-Employee Directors
Mark Getty	61	Chair (Class II)
James Quella	72	Director (Class I)
Patrick Maxwell	56	Director (Class I)
Chinh Chu	55	Director (Class II)
Brett Watson	41	Director (Class II)
Michael Harris	42	Director (Class III)
Jonathan Klein	62	Director (Class III)
Hilary Schneider	61	Director (Class III)

Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination
Executive Officers
All of our executive officers, other than Mikael Cho, Grant Farhall, Kjelti Kellough, Ken Mainardis and Andrew Saunders, are located in the United States.
Craig Peters.
Mr. Peters has served as CEO of Getty Images since 2019. Mr. Peters served as Senior Vice President, Chief Operating Officer of Getty Images from 2016 until 2019. Prior to 2016, Mr. Peters held a variety of Senior Vice President and Vice President roles with Getty Images. Prior to joining Getty Images, Mr. Peters held key leadership roles in media and technology within established and early-stage organizations. These included WireImage (acquired by Getty Images), FOX Sports Interactive, the PGA TOUR, Homestead.com (acquired by Intuit) and positions with A. T. Kearney and Eastman Kodak Company. In 2005, while at the PGA TOUR, Mr. Peters accepted an Emmy by the National Television Academy for Outstanding Achievement in Advanced Media Technology for the Enhancement of Original Television Content.
We believe Mr. Peters is qualified to serve on the New CCNB Board because of the perspective and experience he brings as our Chief Executive Officer.
Mikael Cho.
Mr. Cho has served as Co-Founder and Chief Executive Officer for Unsplash since 2013 and is responsible for leading and operating Unsplash’s overall strategy and vision. In 2013, Mr. Cho founded Unsplash as a blog with ten photos and the mission to make world-class images accessible to enable everyone to create. Prior to founding Unsplash, Mr. Cho held co-founder and leadership roles at companies in the digital and creative sectors, including Crew, a marketplace for creative talent, Uber Foundry, a digital design studio, and WHYNOTBLUE Digital Agency.
Grant Farhall.
Mr. Farhall has served as Senior Vice President, Chief Product Officer of Getty Images since 2020, where he is responsible for Getty Images’ overall product strategy and vision. In his role, Mr. Farhall oversees Getty Images’ e-commerce platform and websites, user experiences, customer research and SEO strategy, with the aim of making it easier for Getty Images’ customers to discover, license and share content to connect with their audiences, and drive impact for the business. His career at Getty Images spans more than a decade, including his prior role as Vice President of E-Commerce from 2019 until 2020 and his role as General Manager of iStock from 2017 until 2019. Prior to joining Getty Images, Mr. Farhall worked in broadcast journalism and managed several design and web development agencies.
Gene Foca.
Mr. Foca has served as Senior Vice President, Chief Marketing Officer of Getty Images since 2017. As Chief Marketing Officer, Mr. Foca is responsible for the global marketing and communications organization, overseeing Getty Images’ brand portfolio, strategy and execution for all marketing channels from digital to communications, as well as marketing data science and operations. He has a wealth of experience across ecommerce, product and digital marketing, bringing over 20 years’ experience as a strategic and data driven marketing leader and general manager, launching and growing some of the world’s biggest content and ecommerce businesses. Mr. Foca joined Getty Images after nearly five years at Amazon in Seattle and New York from 2012 through 2016, working with Kindle and retail ecommerce, as well as a brief stint at Fresh Direct overseeing customer marketing. Prior to that, he served as SVP of Marketing for News Digital/News Corporation, where he focused on content app launches and subscription marketing from 2010 until 2011. He previously spent nearly 19 years at Time Warner in senior ecommerce and consumer marketing leadership roles, primarily with the Time Incorporated division from 1991 until 2010.

Nate Gandert.
Mr. Gandert has served as Senior Vice President, Chief Technology Officer of Getty Images since 2016. In his role as Chief Technology Officer, Mr. Gandert is responsible for leading Getty Images’ overall technology strategy and vision, as well as Getty Images’ data and insights capabilities. Mr. Gandert oversees all advancements, innovations and operations delivered by the technology and product functions, including Getty Images’ search architecture, application and software development, e-commerce platform and websites with the aim of enriching Getty Images’ product offering to better serve customers worldwide. His remit also includes the development of internal and customer value using data, AI and machine learning. Mr. Gandert’s career at Getty Images spans over 13 years during which time he has served in various Vice President, Senior Director, Director and professional level roles. Prior to joining Getty Images, Mr. Gandert held vice president and leadership roles at other companies in the e-commerce and media sectors, holding more than 25 years of industry experience overall.
Kjelti Kellough.
Ms. Kellough has served as General Counsel of Getty Images since 2019. In her role as General Counsel, Ms. Kellough leads Getty Images’ global Legal and Facilities functions and is responsible for overseeing its worldwide legal affairs, including corporate governance, compliance, governmental relations, litigation, intellectual property and corporate matters, and real estate and facilities matters. Prior to her role as General Counsel of Getty Images, Ms. Kellough served as Vice President, Corporate Counsel from 2012 until 2019, overseeing corporate commercial legal matters for the Americas, as well as global legal support for Getty Images’ product and marketing functions. Ms. Kellough also held various Senior Director and Director roles with Getty Images. Ms. Kellough has more than 20 years of legal experience and prior to joining Getty Images in 2009, Ms. Kellough was a corporate finance partner at TingleMerrett LLP and an intellectual property and corporate associate at Blake, Cassels & Graydon LLP.
Jennifer Leyden.
Ms. Leyden has served as Senior Vice President, Chief Financial Officer of Getty Images since January 2022. As Chief Financial Officer, Ms. Leyden is responsible for Getty Images’ Global Finance and Accounting, Financial Reporting and Analysis, Business Intelligence, Tax, Treasury, and Investor Relations functions. Ms. Leyden has more than 25 years of financial, accounting and leadership experience. She joined Getty Images in 2016 as the Senior Director, Enterprise Reporting and Analysis, before being promoted to Vice President, Financial Planning and Analysis in February 2019, Senior Vice President of Investor Relations and Finance in 2021 and to CFO in 2022. Before joining Getty Images, Ms. Leyden held the role of CFO for six years at Physique 57, a global fitness brand. In this role, she led Physique 57 through a period of rapid expansion and topline growth, driving scalable cost base efficiencies while navigating the business through a period of dynamic and explosive growth in the broader health and wellness industry. Ms. Leyden also spent 10 years at Sony Music Entertainment in several progressively impactful financial roles, ending her tenure there as the Senior Director of Finance for Columbia Records, one of the largest and most iconic record labels in the world. She launched her career by becoming licensed as a Certified Public Accountant and spent four years in public accounting.
Ken Mainardis.
Mr. Mainardis has served as Senior Vice President, Global Content of Getty Images since 2019, where he oversees all of Getty Images’ content divisions across its editorial and creative spectrum. From sport, entertainment, news, and archival product lines, to managing Getty Images’ creative division, Mr. Mainardis has responsibility for overseeing the production and sourcing of photography, video, custom content solutions and associated services. Mr. Mainardis joined Getty Images in 2004 as Managing Editor, EMEA and a year later became Director of Editorial Photography with a focus on major editorial events until April of 2010. In April 2010, Mr. Mainardis took on the new role of Senior Director, Editorial Services and Events with a global brief responsible for editorial event operations and services. In 2013, he was appointed Vice President, Sports Imagery and Operations, before being promoted to Senior Vice President of Editorial in 2017. In 2019, Mr. Mainardis also assumed executive responsibility for Getty Images’ creative division. Mr. Mainardis began his career in 1995 as an assignments editor for the Reuters News Agency in their

London bureau, before taking on the role of Global Sports Editor for Reuters Pictures in 2000. Mr. Mainardis is also a board member of the News Media Coalition, a not-for-profit trade organization protecting the news media’s access to events of public interest.
Peter Orlowsky.
Mr. Orlowsky has served as Senior Vice President, Strategic Development of Getty Images since 2017. Mr. Orlowsky is responsible for evaluating and building key business strategies and partnerships, as well as for identifying and developing new business opportunities for Getty Images. In this role, Mr. Orlowsky drives global content licensing and distribution deals with leading technology, multimedia and service providers worldwide, as well as oversees Getty Images’ relationships with global partners. Mr. Orlowsky has been with Getty Images for over 20 years, serving several roles at various levels including Vice President and Senior Director, across Getty Images in business development and sales.
Andrew Saunders.
Mr. Saunders has served as Senior Vice President, Creative Content of Getty Images since 2015 and has worked with Getty Images since 1991. In his role Mr. Saunders directs the creation of imagery and video used in award-winning advertising, design and editorial around the world. Working closely with photographers, filmmakers and art directors globally, Mr. Saunders plays a critical role in ensuring that Getty Images is continually evolving and provides fresh relevant content, which in turn engages and inspires communicators around the globe. His foresight into cultural and societal trends that shape visual communications drives Getty Images’ creative offering. Prior to his current role, Mr. Saunders held a number of positions within the creative department at Getty Images, including at the Vice President level. Mr. Saunders began his career at Tony Stone Images, which was acquired by Getty Images, following five years as a commercial photographer. Within Tony Stone Images, and subsequently Getty Images, he provided a major hand in leading the evolution of pre-shot imagery from the traditional stock photo editor approach into what has become the accepted norm — a global creative team of researchers and art directors that are closely aligned with the methods of an advertising agency. While he trained as a photographer, Mr. Saunders’ particular expertise lies in being able to apply the trends that he and his team see in advertising and in society, to the forging of the next generation of photography.
Lizanne Vaughan.
Ms. Vaughan has served as Senior Vice President, Chief People Officer of Getty Images since 2019. In her role Ms. Vaughan oversees all aspects of Getty Images’ diverse global workforce. As Chief People Officer, Ms. Vaughan drives corporate culture and values, ensuring Getty Images has a world-class human resources strategy to support growth and success, further strengthening Getty Images’ competitive advantage through commitment to culture, diversity and inclusion and aligning human capital to company strategy. Her responsibilities also include directing and leading people-centric global initiatives and programs that align with Getty Images’ objectives, including staffing, diversity and inclusion initiatives, employee and leadership development, employee relations, compensation and benefits. Ms. Vaughan has worked with Getty Images for over 16 years, including as Vice President, Corporate Counsel from 2012 until 2019 overseeing global claims and litigation matters for the business, serving as employment and legal compliance counsel. Ms. Vaughan also served in various Senior Director and Director roles within the legal department. Prior to her time with Getty Images, Ms. Vaughan served as an Instructor at the University of Washington, as well as Seattle University, and as counsel at Oles Morrison Rinker & Baker LLP.
Non-Employee Directors
Mark Getty.
Mr. Getty has served as the Chair of the Board of Getty Images since he co-founded Getty Images in March 1995 and was Executive Chair of Getty Images through 2005. From 2005 to 2018 he was a non-executive director on the Board of Getty Images and in 2018 resumed the role of Chair on a resumption of control of Getty Images by the Getty Family Stockholders.

We believe Mr. Getty is qualified to serve on the New CCNB Board because of his historical familiarity with Getty Images’ business and his extensive experience in supporting the growth of Getty Images’ business.
In the late 1980s, Mr. Getty began his professional career with Kidder Peabody in New York and then joined Hambros Bank Limited in London in 1991.
In his capacity as Trustee and Director of various Getty Family Entities, Mr. Getty oversees a diverse program of investments in all asset classes. In addition, he has been particularly involved in the family’s direct private equity investment activities, which have included: Wisden Crincinfo, a leading online publisher of cricket data; Hawk-Eye, a sports technology business that is a leader in ball tracking for officiating and broadcast enhancement in tennis, soccer and cricket; Hakluyt, a UK-based provider of commercial and strategic intelligence and research services to major corporate and financial institutions; 7digital, a leading B2B digital music platform in the UK; and &Beyond Group, a leading luxury adventure travel and lodging business in Africa.
Mr. Getty was a trustee of the National Gallery in London between 1999 and 2015, as well as its Chair between 2008 and 2015. He was appointed KBE in 2016 in recognition of his services to the Arts. In 2017, he became the Chair of Trustees of the British School in Rome.
James Quella.
Mr. Quella has served as a Director of CCNB since August 2020. Mr. Quella currently serves as a director and has served on the Compensation and Audit Committees of Dun & Bradstreet Corporation since April 2019. Mr. Quella has previously served as Chairman of the board of Michaels Companies, Inc. from March 2019 to April 2021, having previously served as Lead Independent Director since November 2018 and as a Director of Fidelity & Guaranty Life Insurance Company from 2017 to 2020. Mr. Quella retired as a Senior Managing Director, Senior Operating Partner and Head of the Portfolio Operations Group at Blackstone, an investment business on behalf of pension funds, large institutions and individuals, in the Private Equity Group in June 2013, having served in these roles since 2003. In the last 20 years, Mr. Quella has been a director of Advanstar, Allied Waste, Catalent Pharma Solutions, Inc., Columbia House, Celanese Corporation, Decrane Aerospace, DJO Global, Inc., Freescale Semiconductor, Inc., Graham Packaging Company, L.P., Houghton Mifflin Harcourt Company, Intelenet Global Services, Jostens, Lionbridge Technologies, Inc., The Nielsen Company, Vanguard Health Systems, Inc., and Von Hoffman. Mr. Quella received a B.A. in International Studies from The University of Wisconsin-Madison and an M.B.A. with Dean’s Honors from the University of Chicago Graduate School of Business.
We believe Mr. Quella’s qualifications to serve on our board of directors include his financial expertise, as well as his significant experience in working with companies transitioning from control by private equity sponsors.
Patrick Maxwell.
Mr. Maxwell has served as a member of the Getty Images Board since October 2012. Mr. Maxwell has followed a career in private equity investment management since 1991, initially working with the UK-based investment bank, Hambros. Amongst other deals he was involved with, Mr. Maxwell led Hambros’ co-investment alongside the Getty family in the founding of Getty Images. Mr. Maxwell also spent four years living and working in South Africa establishing an investment banking business for Hambros in that region. In May 2004, Mr. Maxwell began working with Mark Getty and the Getty family office, Sutton Place. Mr. Maxwell’s primary focus has been to build family wealth via long term business-building investments in the content-based media sector, including Getty Images, the Wisden Cricinfo group, 7 Digital, Hawk-Eye Innovations and Hakluyt & Co. Mr. Maxwell has also been involved in the oversight of Getty family interests in Wormsley Estate (the Getty family’s home and multi-activity rural estate in the UK) and in &Beyond (a South African-based luxury adventure travel and lodging business).
In addition to his board position at Getty Images, Mr. Maxwell has served on the board of directors of Getty Capital Limited since June 2018, &Beyond since July 2007, Tara Getty Foundation since April 2009, Sutton Place Foundation since May 2010 and The Africa Foundation Trust since November 2014. Mr. Maxwell also served as a Partner of Sutton Place Managers LLP from May 2004 to May 2019.

Mr. Maxwell was a Trustee of the Royal Ballet School from 2000 to 2011, a Trustee and Investment Committee Chairman of the Henry Smith Charity, £1 billion endowment-based grant-making charity, from 2011 to 2019 and a Director of the UK Tennis & Rackets Association from 2013 to 2018. Mr. Maxwell is a graduate of Oxford University and qualified as a Chartered Accountant with PWC in 1990.
We believe Mr. Maxwell is qualified to serve on the New CCNB Board because of his significant investment and financial expertise, and his historical familiarity with the Getty Images business and his extensive experience in the content-based media sector.
Chinh E. Chu.
Mr. Chu has served as Chief Executive Officer and Director of CCNB since May 2020. Mr. Chu has over 30 years of investment and acquisition experience. Since August 2020, Mr. Chu has been the Chief Executive Officer and Director of CC Neuberger Principal Holdings III (“CCNB3”) (NYSE: PRPC), a blank check company co-founded by CC Capital and formed for substantially similar purposes as our company, which has not yet announced or completed its initial business combination. Mr. Chu also served as Chief Executive Officer and Director of CCNB1 (NYSE: PCPL) from August 2020 until the consummation of the business combination with E2open Holdings, LLC in February 2021 (NYSE: ETWO). Mr. Chu now serves as the Chairman of the Board of E2open (NYSE: ETWO) since February 2021. Mr. Chu served as the Vice Chairman of Collier Creek Holdings (“Collier Creek”) (NYSE: CCH), a blank check company co-founded by him and formed for substantially similar purposes as CCNB. On August 28, 2020, Collier Creek consummated the acquisition of Utz Brands Holdings, LLC, the parent of Utz Quality Foods, LLC, a leading manufacturer of branded salty snacks, to form Utz Brands (NYSE: UTZ). In 2016, Mr. Chu co-founded CF Corporation for substantially similar purposes as CCNB. CF Corporation sold 69.0 million units in its IPO, generating gross proceeds of $690.0 million. On November 30, 2017, CF Corporation consummated the acquisition of Fidelity & Guaranty Life, a provider of annuities and life insurance products, for approximately $1.835 billion plus the assumption of $405 million of existing debt, and related transactions. In connection with the FGL business combination, the name of the company was changed from “CF Corporation” to “FGL Holdings” (NYSE: FG). Mr. Chu served as Co-Executive Chairman of FGL Holdings. Mr. Chu is also the Founder and the Senior Managing Partner of CC Capital, a private investment firm which he founded in November 2015. As Senior Managing Director of CC Capital, Mr. Chu led the effort to take Dun & Bradstreet private in a $7.2 billion deal that closed in February 2019. Before founding CC Capital, Mr. Chu worked at Blackstone from 1990 to December 2015, where Mr. Chu led numerous investments across multiple sectors, including technology, financial services, chemicals, specialty pharma and healthcare products, and packaging. Mr. Chu was a Senior Managing Director at Blackstone from 2000 until his departure in December 2015, where he served, at various points, as a member of Blackstone’s Executive Committee, the Co-Chair of Blackstone’s Private Equity Executive Committee and as a member of Blackstone Capital Partners’ Investment Committee. Before joining Blackstone in 1990, Mr. Chu worked at Salomon Brothers in the Mergers & Acquisitions Department. In addition to Mr. Chu’s role as Chairman of E2open, he has served on the boards of directors of Dun & Bradstreet (NYSE: DNB) since 2019 and E2open Holdings, LLC (NYSE: ETWO) and CCNB3 (NYSE:PRPC) since 2020. Mr. Chu previously served on the board of directors of AVINTIV from 2011 to 2012, BankUnited Inc. from 2009 to 2014, Kronos Incorporated from 2014 to 2015, Biomet, Inc. from July 2007 to September 2007 and from 2013 to 2015, Freescale Semiconductor, Ltd. from 2011 to 2015, HealthMarkets, Inc. from 2006 to 2016 and NCR Corporation (NYSE: NCR) from 2015 to 2021. Mr. Chu also previously served on the board of directors of Stearns Mortgage, Alliant Insurance Services, Inc., AlliedBarton Security Services, Celanese Corporation, DJO Global, Inc., Graham Packaging, the London International Financial Futures and Options Exchange, Nalco Company, Nycomed, Stiefel Laboratories and SunGard Data Systems, Inc. Mr. Chu received a B.S. in Finance from the University of Buffalo.
We believe Mr. Chu is qualified to serve on the New CCNB Board because of his substantial experience in mergers and acquisitions, corporate finance and strategic business planning; his track record at CC Capital and Blackstone and in advising and managing multi-national companies; and his experience serving as a director for various public and private companies.

Brett Watson.
Mr. Watson has served as a member of the Getty Images Board since February 2019. Mr. Watson has been the President of Koch Equity Development LLC since December of 2020. Before that, Mr. Watson was a Senior Managing Director of Koch Equity Development LLC.
In addition to his board position at Getty Images, Mr. Watson also serves on the boards of directors of the parent companies of Infor, Hexagon AB, Transaction Network Services, Globus Group, MI Windows and Doors, and the Flint Group. Mr. Watson earned both his B.S. and M.B.A. degrees from Binghamton University.
We believe Mr. Watson is qualified to serve on the New CCNB Board because of his broad financial experience and extensive knowledge of corporate governance.
Michael Harris.
Mr. Harris has served as a member of the Getty Images Board since February 2019. Since 2019, Mr. Harris has also served as a Managing Director of Koch Equity Development, where he has been employed since October 2013. Mr. Harris is responsible for the origination, evaluation and execution of acquisitions and investments for Koch Industries, Inc. In this capacity, he evaluates opportunities across industries with specific expertise in the software, technology, aerospace and defense, and industrial manufacturing sectors. Prior to joining Koch, Mr. Harris has worked for Bank of America Merrill Lynch advising clients on mergers and acquisitions, capital deployment and structured equity capital alternatives from 2011 to 2013. He has also previously worked at Orbital Sciences Corporation as a mechanical engineer in their Launch Systems group from 2005 to 2011.
In addition to his board position at Getty Images, Mr. Harris has served as a board observer of Infor, the third largest ERP software vendor globally since 2017. He formerly served on the board of Truck-Lite, a leading manufacturer of lighting solutions for commercial and off-road vehicles from December 2015 to December 2019. Mr. Harris holds his B.S. and M.S. degrees in Mechanical Engineering from Brigham Young University. He also holds a M.B.A degree from Columbia Business School.
We believe Mr. Harris is qualified to serve on the New CCNB Board because of his broad experience in the finance, software and technology industries, as well as his product development experience.
Jonathan Klein.
Mr. Klein has served as a member of the Getty Images Board since 1995. He currently serves as its Deputy Chairman and has served as a member of the Audit Committee since 2016. Mr. Klein led Getty Images as a Co-Founder and Chief Executive Officer for more than 20 years from 1995 to 2015. Mr. Klein is currently an Executive in Residence at General Catalyst, a venture capital firm focused on early stage and growth investments, where he has been since April 2018. Mr. Klein also serves on the boards of directors of Squarespace since July 2010, Etsy, Inc. since June 2011 and as Chairman of the Board of Jumia Technologies AG since December 2018. He currently serves as a director of multiple private companies and non-profit organizations. Mr. Klein received an LL.M. from the University of Cambridge in 1992.
We believe that Mr. Klein is qualified to serve as a member of our board of directors because of his significant investment and financial expertise, his historical familiarity with the Getty Images business, and his experience as a director of several publicly traded companies coupled with his knowledge of our industry.
Hilary Schneider.
Ms. Schneider has served as a member of the Getty Images Board since 2020 and as Chief Executive Officer (CEO) of the Shutterfly family of brands, a leading ecommerce and manufacturing platform for personalized products and custom design, since 2020. Ms. Schneider previously served as CEO of Wag!, the country’s largest on-demand mobile dog walking and dog care service, from 2018 to 2019. Prior to this role, Ms. Schneider served as President and CEO of LifeLock, the leader in identity theft protection, through its public listing and acquisition by Symantec, as well as serving in a series of executive positions at Yahoo! from 2006 to 2010 and in several senior leadership roles at Knight Ridder from 2002 to 2005.

In addition to her board position at Getty Images, Ms. Schneider also serves on the Boards of Vail Resorts and Digital Ocean since 2010, and water.org since 2011. Ms. Schneider holds a B.A. in economics from Brown University and an M.B.A. from Harvard Business School.
We believe Ms. Schneider is qualified to serve on the New CCNB Board because of her comprehensive experience in the content-based media sector and her extensive knowledge of high-growth companies.
Board Composition
New CCNB’s business and affairs will be organized under the direction of the New CCNB Board. We anticipate that the New CCNB Board will consist of nine members. The primary responsibilities of the New CCNB Board will be to provide oversight, strategic guidance, counseling and direction to New CCNB’s management. The New CCNB Board will meet on a regular basis and additionally as required.
The New CCNB Board will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The New CCNB Board will be divided into the following classes:
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Class I, which Getty Images anticipates will consist of Patrick Maxwell and James Quella whose term will expire at New CCNB’s first annual meeting of stockholders to be held after the Closing;

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Class II, which Getty Images anticipates will consist of Mark Getty, Brett Watson and Chinh Chu whose term will expire at New CCNB’s second annual meeting of stockholders to be held after the Closing; and

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Class III, which Getty Images anticipates will consist of Hilary Schneider, Michael Harris, Jonathan Klein and Craig Peters, whose terms will expire at New CCNB’s third annual meeting of stockholders to be held after the Closing.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the New CCNB Board may have the effect of delaying or preventing changes in New CCNB’s control or management.
In connection with the execution of the Business Combination Agreement, the Sponsor, the equityholders of the Sponsor, certain equityholders of Getty Images and certain other parties thereto entered into the Stockholders Agreement with New CCNB, pursuant to which, among other things, the initial composition of New CCNB Board will be (i) three directors nominated by Getty Investments, (ii) two directors nominated by Koch Icon, (iii) one director nominated by CC Capital, (iv) the chief executive officer of Getty Images (which will initially be Craig Peters) and (v) a number of independent directors sufficient to comply with the requisite independence requirements of the NYSE and the rules and regulations of the SEC. The number of nominees that each of Getty Investments, Koch Icon and CC Capital will be entitled to nominate pursuant to the Stockholders Agreement is subject to reduction based on the aggregate number of shares of New CCNB Class A Common Stock held by such stockholders, as further described in the Stockholders Agreement attached as Annex K to this proxy statement/prospectus. For more information about the Stockholders Agreement, please see “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Stockholders Agreement.”
Director Independence
The New CCNB Board is expected to determine that each of the directors on the New CCNB Board, other than Craig Peters and Mark Getty, will qualify as “independent directors,” as defined under the rules of the NYSE, and the New CCNB Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE relating to director independence requirements. In addition, the New CCNB Board will be subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the New CCNB Board in Risk Oversight/Risk Committee
One of the key functions of the New CCNB Board will be informed oversight of New CCNB’s risk management process. The New CCNB Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New CCNB Board as a whole, as well as through various standing committees of the New CCNB Board that address risks inherent in their respective areas of oversight. In particular, (i) the New CCNB Board will be responsible for monitoring and assessing major risks facing New CCNB, (ii) the audit committee of the New CCNB Board will oversee risks relating to financial matters, financial reporting and auditing, and (iii) the compensation committee of the New CCNB Board will oversee risks relating to the design and implementation of New CCNB’s compensation policies and procedures.
Board Committees
Effective upon the consummation of the Business Combination, the New CCNB Board will have three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. New CCNB may from time to time establish other committees. Following the consummation of the Business Combination, copies of the charters for each committee will be available on New CCNB’s website.
Audit Committee
New CCNB’s audit committee will consist of Hilary Schneider, Jonathan Klein and James Quella. The New CCNB Board will determine that each of the members of the audit committee will satisfy the independence requirements of the NYSE corporate governance standards and Rule 10A-3 under the Exchange Act and be financially literate (as defined under the rules of the NYSE). In arriving at this determination, the New CCNB Board will examine each audit committee member’s scope of experience, the nature of their prior and/or current employment and all other factors determined to be relevant under the rules and regulations of the NYSE and the SEC.
Hilary Schneider will serve as the chair of the audit committee. The New CCNB Board will determine that Hilary Schneider qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, the New CCNB Board will consider formal education and previous professional experience in financial roles. Both New CCNB’s independent registered public accounting firm and management will periodically meet privately with New CCNB’s audit committee members.
The functions of the audit committee are expected to include, among other things:
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evaluating the performance, independence and qualifications of New CCNB’s independent auditors and determining whether to retain New CCNB’s existing independent auditors or engage new independent auditors;

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reviewing New CCNB’s financial reporting processes and disclosure controls;

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reviewing and approving the engagement of New CCNB’s independent auditors to perform audit services and any permissible non-audit services;

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reviewing the quality and adequacy of New CCNB’s internal control policies and procedures, including the responsibilities, budget and staffing of New CCNB’s internal audit function;

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reviewing with the independent auditors, and internal audit department, if applicable, the annual audit plan;

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obtaining and reviewing at least annually a report by New CCNB’s independent auditors describing the independent auditors’ internal quality control procedures, issues raised by the most recent internal quality-control review and all relationships between the independent auditor and New CCNB, if any;

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monitoring the rotation of the lead partner of New CCNB’s independent auditor on New CCNB’s engagement team as required by law;

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prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New CCNB’s independent auditor;

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reviewing New CCNB’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Getty Images,” and discussing the statements and reports with the Post- Combination Company’s independent auditors and management;

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reviewing with New CCNB’s independent auditors and management significant issues in internal audit reports and responses by management;

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reviewing with management and New CCNB’s auditors any earnings press releases and other public announcements related to financials;

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establishing and overseeing procedures for the receipt, retention and treatment of complaints received by New CCNB regarding accounting, internal accounting controls or auditing matters;

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preparing the report that the SEC requires in New CCNB’s annual proxy statement;

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reviewing and providing oversight of any related party transactions in accordance with New CCNB’s related party transaction policy and reviewing and monitoring compliance with legal, regulatory and ethical responsibilities;

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reviewing New CCNB’s major financial risk exposures; and

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reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New CCNB will comply with future requirements to the extent they become applicable to New CCNB.
Compensation Committee
New CCNB’s compensation committee will consist of Brett Watson, Chinh Chu and Hilary Schneider. The New CCNB Board will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and will satisfy the independence requirements of the NYSE. Brett Watson will serve as the chair of the compensation committee. The functions of the compensation committee are expected to include, among other things:
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reviewing and approving the corporate goals and objectives that pertain to the determination of executive compensation;

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reviewing and approving the compensation and other terms of employment of New CCNB’s executive officers;

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making recommendations to the New CCNB Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the New CCNB Board;

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reviewing and making recommendations to the New CCNB Board regarding the type and amount of compensation to be paid or awarded to New CCNB’s non-employee board members;

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reviewing and establishing stock ownership guidelines for executive officers and non-employee board members;

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reviewing and assessing the independence of compensation consultants, independent legal counsel and other advisors as required by Section 10C of the Exchange Act;

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administering New CCNB’s equity incentive plans, to the extent such authority is delegated by the New CCNB Board;

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reviewing and approving the terms of any employment agreements, severance arrangements, transition or consulting agreements, retirement agreements and change-in-control agreements or provisions and any other material arrangements for New CCNB’s executive officers;

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approving or recommending for approval the creation or revision of any clawback policy allowing New CCNB to recoup compensation paid to employees;

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reviewing with management New CCNB’s disclosures under the caption “Compensation Discussion and Analysis” in New CCNB’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

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preparing an annual report on executive compensation that the SEC requires in New CCNB’s annual proxy statement; and

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reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary to the New CCNB Board.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. New CCNB will comply with future requirements to the extent they become applicable to New CCNB.
Nominating and Corporate Governance Committee
New CCNB’s nominating and corporate governance committee will consist of Mike Harris and Patrick Maxwell. The New CCNB Board will determine that each of the members of New CCNB’s nominating and corporate governance committee will satisfy the independence requirements of the NYSE and the SEC.
Mike Harris will serve as the chair of New CCNB’s nominating and corporate governance committee. The functions of the nominating and corporate governance committee are expected to include, among other things:
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identifying, reviewing and making recommendations of candidates to serve on the New CCNB Board;

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evaluating the performance of the New CCNB Board, committees of the New CCNB Board and individual directors and determining whether continued service on the New CCNB Board is appropriate;

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evaluating nominations by stockholders of candidates for election to the New CCNB Board;

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evaluating the current size, composition and governance of the New CCNB Board and its committees and making recommendations to the New CCNB Board for approvals;

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reviewing the New CCNB Board’s leadership structure, including the separation of the Chair and Chief Executive Officer roles and/or appointment of a lead independent director of the Board;

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reviewing corporate governance policies and principles and recommending to the New CCNB Board any changes to such policies and principles;

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reviewing issues and developments related to corporate governance;

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reviewing, approving, and monitoring directors’ compliance with New CCNB’s Code of Business Conduct and Ethics;

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assisting New CCNB in fulfilling its corporate responsibility strategy; and

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reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the New CCNB Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. New CCNB will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation
None of the intended members of New CCNB’s compensation committee has ever been an executive officer or employee of New CCNB. None of New CCNB’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New CCNB Board or its compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
The New CCNB Post-Closing Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, limits New CCNB’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL allows for directors of a corporation to not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New CCNB’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the New CCNB Post-Closing Bylaws provide that New CCNB will, in certain situations, indemnify New CCNB’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
New CCNB plans to maintain a directors’ and officers’ insurance policy pursuant to which New CCNB’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Getty Images believes these provisions in the New CCNB Post-Closing Certificate of Incorporation and the New CCNB Post-Closing Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
New CCNB is expected to adopt a Code of Ethics applicable to its directors, executive officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that complies with the rules and regulations of the NYSE. The Code of Ethics will codify the business and ethical principles that govern all aspects of New CCNB’s business. A copy of the Code of Ethics that will be in effect after the Business Combination will be filed with the SEC and will be provided on Getty Images’ website. Following the Business Combination, New CCNB intends to disclose on its website all disclosures that are required by law or the NYSE listing standards concerning any amendments to or waivers of certain provisions of its Code of Ethics. The information on any of Getty Images’ websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Non-Employee Director Compensation
The New CCNB Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New CCNB is able to recruit and retain qualified directors.

DESCRIPTION OF NEW CCNB SECURITIES
The following summary of the material terms of New CCNB’s securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of the New CCNB Post-Closing Certificate of Incorporation and the New CCNB Post-Closing Bylaws are attached as Annex D and Annex E, respectively, to this proxy statement/prospectus. We urge you to read the New CCNB Post-Closing Certificate of Incorporation and the New CCNB Post-Closing Bylaws in their entirety for a complete description of the rights and preferences of the New CCNB securities following the Closing.
General
The New CCNB Post-Closing Certificate of Incorporation authorizes New CCNB to issue 2,006,140,000 shares, consisting of (i) 1,000,000 shares of New CCNB preferred stock, par value $0.0001 per share, (ii) 2,000,000,000 shares of New CCNB Class A Common Stock, par value $0.0001 per share, and (iii) 5,140,000 shares of New CCNB Class B Common Stock, par value $0.0001 per share, of which 2,570,000 shares are designated as New CCNB Series B-1 Common Stock, par value $0.0001 per share, and 2,570,000 shares are designated as Series B-2 Common Stock, par value $0.0001 per share.
The following description of New CCNB’s capital stock and provisions of the New CCNB Post-Closing Certificate of Incorporation and the New CCNB Post-Closing Bylaws are summaries and are qualified by reference to the New CCNB Post-Closing Certificate of Incorporation and the New CCNB Post-Closing Bylaws, substantially in the form attached to this proxy statement/prospectus as Annex D and Annex E, respectively.
New CCNB Class A Common Stock
Dividend rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of shares of New CCNB Class A Common Stock (including New CCNB Class A Common Stock which converted to New CCNB Class A Common Stock from New CCNB Class B Common Stock) are entitled to receive such dividends, if any, as may be declared from time-to-time by the New CCNB Board out of legally available funds.
Voting rights
Except as otherwise required by law, each holder of New CCNB Class A Common Stock is entitled to one vote for each share on all matters properly submitted to a vote of the New CCNB Stockholders, including the election of directors. New CCNB Class A Stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.
Liquidation
Subject to applicable Law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of New CCNB, after payment or provision for payment of the debts and other liabilities of New CCNB, the holders of shares of New CCNB Class A Common Stock (including shares of New CCNB Class A Common Stock which converted to New CCNB Class A Common Stock from New CCNB Class B Common Stock as a result of such liquidation that results from a Conversion Event (as defined in the New CCNB Post-Closing Certificate of Incorporation)) will be entitled to receive all the remaining assets of New CCNB available for distribution to its stockholders, ratably in proportion to the number of shares of New CCNB Class A Common Stock held by them.
Rights and preferences
Holders of New CCNB Class A Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to New CCNB Class A Common

Stock. The rights, preferences, and privileges of the holders of New CCNB Class A Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of New CCNB preferred stock that New CCNB may designate in the future.
Getty Images Equityholders’ Lock-Up Restrictions
Pursuant to the New CCNB Post-Closing Bylaws, Getty Image Equityholders who are not parties to the Stockholders Agreement will be subject to a 180-day lock up period (subject to customary exceptions) in respect of their shares of New CCNB Class A Common Stock received in the Business Combination (subject to certain customary exceptions).
New CCNB Class B Common Stock
Dividend rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of shares of New CCNB Class B Common Stock are entitled to receive such dividends, if any, as may be declared from time-to-time by the New CCNB Board out of legally available funds, contingent upon the occurrence of a Conversion Event in respect of any such share of New CCNB Class B Common Stock.
Voting rights
Except as otherwise required by law, no holder of New CCNB Class B Common Stock is entitled to any voting rights with respect to New CCNB Class B Common Stock. If entitled to vote by law, each holder of New CCNB Class B Common Stock is entitled to one vote per share.
Under the DGCL, an amendment to a corporation's charter generally requires the approval of the corporation's board of directors and the holders of a majority of the outstanding stock, whether New CNNB Class A Common Stock or New CCNB Class B Common Stock, entitled to vote thereon unless the charter requires a higher vote. In addition, if the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares so as to affect them adversely, the holders of a majority of the outstanding shares of such class shall be entitled to vote as a class upon the proposed amendment. Accordingly, when holders of New CCNB Class B Common Stock are entitled to vote by law, they will vote together with the holders of New CCNB Class A Common Stock, unless, pursuant to the DGCL, the amendment of the charter adversely alters or changes the powers, preferences or special rights of only one class of the series, where only the holders of such adversely affected class of shares will be entitled to vote on the proposed amendment. Furthermore, a corporation's charter may contain a provision opting out of the vote requiring a class vote in connection with an increase or decrease of the aggregate number of authorized shares of a class of stock. The New CCNB Post-Closing Certificate of Incorporation does contain such a provision.
In addition to the foregoing, the DGCL requires a unanimous vote of all outstanding shares, whether voting or non-voting, in order for the stockholders to approve a conversion or domestication of the corporation.
Liquidation
The holders of shares of New CCNB Class B Common Stock shall not be entitled to receive any assets of New CCNB in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New CCNB.
Rights and preferences
Holders of New CCNB Class B Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to New CCNB Class B Common Stock. The rights, preferences, and privileges of the holders of New CCNB Class B Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of New CCNB preferred stock that New CCNB may designate in the future.
Conversion Event
Upon the occurrence of any Conversion Event applicable to any shares of New CCNB Class B Common Stock that occurs during the Earn-out Period, such shares of New CCNB Class B Common Stock will, automatically, without any further action on the part of the record holder thereof or any other person (including New CCNB), convert into and become an equal number of shares of New CCNB Class A Common Stock, which conversion will be effective (i) with respect to the B-1 Vesting Event, the date of a B-1 Vesting Event, (ii) with respect to the B-2 Vesting Event, the date of a B-2 Vesting Event and (iii) with respect to the Change of Control Vesting Event (as defined in the New CCNB Post-Closing Certificate of Incorporation), the date immediately prior to the consummation of such Change of Control Transaction (as defined in the New CCNB Post-Closing Certificate of Incorporation) (each date, a “Conversion Date”), with respect to such shares of New CCNB Class B Common Stock. The holder of such shares of New CCNB Class B Common Stock will become a record holder of New CCNB Class A Common Stock as of such Conversion Date (it being understood that with respect to a Change of Control Vesting Event (as defined below) occurring prior to the expiration of the Earn-Out Period, and the holders of such shares of New CCNB Class A Common Stock so converted as of immediately prior to the Change of Control Transaction will be eligible to participate in such Change of Control Transaction as holders of New CCNB Class A Common Stock). Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to such Conversion Event, represented one or more shares of New CCNB Class B Common Stock will, upon such Conversion Event, be automatically deemed to represent as of the Conversion Date an equal number of shares of New CCNB Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification.
On the day immediately following the day on which the Earn-Out Period expires, all shares of New CCNB Class B Common Stock that have not converted to shares of New CCNB Class A Common Stock pursuant to and in accordance with the New CCNB Post-Closing Certificate of Incorporation will, automatically, without any further action on the part of the record holder thereof, New CCNB or any other person, be forfeited, cancelled and transferred to New CCNB, without consideration.
Upon consummation of the Business Combination and the occurrence of the applicable vesting events for the shares of New CCNB Class B Common Stock, 5,140,000 shares of Class B Common Stock will be converted into shares of New CCNB Class A Common Stock. The Sponsor Group and the Independent Directors are expected to hold an economic ownership in New CCNB that is anticipated to be approximately 18.5% of the ownership of New CCNB, as further described in “Risk Factors — Risks Related to the Business Combination and CCNB — The public shareholders will experience immediate dilution as a consequence of the issuance of New CCNB Class A Common Stock as consideration in the Business Combination and in the Forward Purchase Agreement, Backstop Agreement and PIPE Financing,” through their ownership of founder shares, forward purchase shares issued to NBOKS, shares issued to the Sponsor pursuant to the PIPE Investment, shares issued to NBOKS in connection with the Backstop Agreement, shares issuable upon exercise of the New CCNB Warrants (including such warrants issuable pursuant to Working Capital Loans) and shares issuable to NBOKS upon exercise of the forward purchase warrants (assuming no redemptions and the forfeiture of all of the Earn-Out Shares).
New CCNB Preferred Stock
The New CCNB Board has the authority, without further action by the New CCNB Stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of New CCNB Common Stock. The issuance of New CCNB preferred stock could adversely affect the voting power of holders of New CCNB Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of New CCNB or other corporate action.

Warrants
Effective upon the consummation of the Business Combination, each CCNB Warrant outstanding for the purchase of one share of CCNB Class A Ordinary Shares prior to the consummation of the Business Combination will be exercisable for one share of New CCNB Class A Common Stock, with all other terms of such warrants remaining unchanged. The following is a description of the New CCNB Warrants.
New CCNB Warrants
The New CCNB Warrants will become exercisable on the later of (i) 30 days after the completion of a Business Combination or (ii) August 4, 2021; provided in each case that New CCNB has an effective registration statement under the Securities Act.
Each New CCNB Warrant entitles the registered holder to purchase one share of New CCNB Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of August 4, 2021 or 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of New CCNB Class A Common Stock issuable upon exercise of the New CCNB Warrants and a current prospectus relating to them is available (or New CCNB permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Existing Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. Pursuant to the Existing Warrant Agreement, a warrant holder may exercise its New CCNB Warrants only for a whole number of shares of New CCNB Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional New CCNB Warrants will be issued upon separation of the units and only whole New CCNB Warrants will trade. Accordingly, unless you purchase a multiple of three units, the number of New CCNB Warrants issuable to you upon separation of the units will be rounded down to the nearest whole number of New CCNB Warrants. The New CCNB Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Business Combination, or earlier upon redemption or liquidation.
New CCNB will not be obligated to deliver any New CCNB Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New CCNB satisfying their obligations described below with respect to registration. No New CCNB Warrant will be exercisable and New CCNB will not be obligated to issue a New CCNB Class A Common Stock upon exercise of a New CCNB Warrant unless the New CCNB Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New CCNB Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. Holders of New CCNB Warrants cannot pay cash to exercise their warrants unless New CCNB has an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto. In the event that a registration statement is not effective for the exercised New CCNB Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the New CCNB Class A Common Stock underlying such unit.
New CCNB has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an initial business combination, New CCNB will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New CCNB Class A Common Stock issuable upon exercise of the New CCNB Warrants. New CCNB will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the New CCNB Warrants in accordance with the provisions of the Existing Warrant Agreement. If a registration statement covering the issuance of the shares issuable upon exercise of the New CCNB Warrants is not effective within 60 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when New CCNB will have failed to maintain an effective registration statement or a current prospectus, exercise New CCNB Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. Notwithstanding the above, if the shares of New CCNB Class A Common Stock are at the time of any exercise of New CCNB Warrants not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New CCNB may, at their option, require holders of public New CCNB Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New CCNB so elects, New CCNB will not be required to file or maintain in effect a registration statement, and in the event New CCNB does not so elect, New CCNB will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of New CCNB Warrants for Cash when the price per share of New CCNB Class A Common Stock equals or exceeds $18.00
Once the New CCNB Warrants become exercisable, New CCNB may redeem the outstanding New CCNB Warrants (but not the Private Placement Warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30 day redemption period; and

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if, and only if, the last reported sale price of the shares of New CCNB Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

New CCNB will not redeem the New CCNB Warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the shares of New CCNB Class A Common Stock issuable upon exercise of the New CCNB Warrants is effective and a current prospectus relating to those shares of New CCNB Class A Common Stock is available throughout the 30 day redemption period, except if the New CCNB Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the New CCNB Warrants become redeemable by New CCNB, New CCNB may exercise their redemption right even if New CCNB is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The redemption criteria for the New CCNB Warrants discussed above have been established to prevent a redemption call unless there is at the time of the call a significant premium to the New CCNB Warrant exercise price. If the foregoing conditions are satisfied and New CCNB issues a notice of redemption of the New CCNB Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New CCNB Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) New CCNB Warrant exercise price after the redemption notice is issued.
Redemption of New CCNB Warrants for Cash when the price per share of New CCNB Class A Common Stock equals or exceeds $10.00
Commencing 90 days after the New CCNB Warrants become exercisable, the Company may redeem the outstanding New CCNB Warrants (but not the Private Placement Warrants):
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in whole and not in part;

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at $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the agreed table based on the redemption date and the “fair market value” of the shares of New CCNB Class A Common Stock;

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upon a minimum of 30 days’ prior written notice of redemption; and

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if, and only if, the last reported sale price of the shares of New CCNB Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of the shares of New CCNB Class A Common Stock means the average last reported sale price of the shares of New CCNB Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
Redemption Procedures and Cashless Exercise
If New CCNB calls the New CCNB Warrants for redemption as described above when the shares of New CCNB Class A Common Stock are trading at or above $18.00 per share, New CCNB’s management will have the option to require all holders that wish to exercise their warrants to do so on a “cashless basis.” In making such determination, New CCNB’s management will consider, among other factors, New CCNB’s cash position, the number of New CCNB Warrants that are outstanding and the dilutive effect on New CCNB Stockholders of issuing the maximum number of shares of New CCNB Class A Common Stock issuable upon the exercise of outstanding New CCNB Warrants. In such event, all holders of New CCNB Warrants would pay the exercise price by surrendering their warrants for that number of shares of New CCNB Class A Common Stock equal to the lesser of (i) the quotient obtained by dividing (x) the product of the number of shares of New CCNB Class A Common Stock underlying such New CCNB Warrants, multiplied by the excess of the “fair market value” (as defined above) of shares of New CCNB Class A Common Stock over the exercise prices of the New CCNB Warrants by (y) the fair market value and (ii) 0.365 shares of New CCNB Class A Common Stock per New CCNB Warrant. If New CCNB’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New CCNB Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If New CCNB calls the New CCNB Warrants for redemption and New CCNB’s management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
Holder Election to Limit Exercise
A holder of a New CCNB Warrant may notify New CCNB in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New CCNB Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of New CCNB Class A Common Stock is increased by a share capitalization payable in shares of New CCNB Class A Common Stock, or by a split-up of shares of New CCNB Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New CCNB Class A Common Stock issuable on exercise of each New CCNB Warrant will be increased in proportion to such increase in the outstanding shares of New CCNB Common Stock. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of New CCNB Class A Common Stock at a price less than the “historical fair market value” will be deemed a share capitalization of a number of shares of New CCNB Class A Common Stock equal to the product of (i) the number of shares of New CCNB Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New CCNB Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of New CCNB Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New CCNB Class A Common Stock, in determining the price payable for shares of New CCNB Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New CCNB Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New CCNB Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New CCNB, at any time while the New CCNB Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of shares of New CCNB Class A Common Stock on account of such shares of New CCNB Class A Common Stock (or other securities into which the warrants are then convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New CCNB Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New CCNB Class A Common Stock issuable on exercise of each New CCNB Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share of New CCNB Common Stock, (iii) to satisfy the redemption rights of the holders of shares of New CCNB Class A Common Stock in connection with a proposed initial business combination, (iv) to satisfy the redemption rights of the holders of shares of New CCNB Class A Common Stock in connection with a shareholder vote to approve an amendment to the New CCNB Post-Closing Certificate of Incorporation that would affect the substance or timing of our obligation to provide for the redemption of shares of New CCNB Common Stock in connection with an initial business combination or to redeem 100% of share of New CCNB Common Stock if we have not consummated an initial business combination by August 4, 2022, or (v) in connection with the redemption of shares of New CCNB Common Stock upon New CCNB’s failure to complete an initial business combination, then the New CCNB Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New CCNB Class A Common Stock in respect of such event.
If the number of outstanding shares of New CCNB Class A Common Stock is decreased by a consolidation, combination, reverse share sub-divisions or reclassification of shares of New CCNB Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-divisions, reclassification or similar event, the number of shares of New CCNB Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New CCNB Class A Common Stock.
Whenever the number of shares of New CCNB Class A Common Stock purchasable upon the exercise of the New CCNB Warrants is adjusted, as described above, the New CCNB Warrant exercise price will be adjusted by multiplying the New CCNB Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New CCNB Class A Common Stock purchasable upon the exercise of the New CCNB Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New CCNB Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of New CCNB Class A Common Stock (other than those described above or that solely affects the par value of such shares of New CCNB Class A Common Stock), or in the case of any merger or consolidation of New CCNB with or into another corporation (other than a consolidation or merger in which New CCNB is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New CCNB Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New CCNB as an entirety or substantially as an entirety in connection with which New CCNB is dissolved, the holders of the New CCNB Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New CCNB Warrants and in lieu of the shares of New CCNB Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New CCNB Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New CCNB Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each New CCNB Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New CCNB Class A Common Stock, the holder of a New CCNB Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such New CCNB Warrant holder had exercised the New CCNB Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New CCNB Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Existing Warrant Agreement. If less than 70% of the consideration receivable by the holders of Shares of New CCNB Class A Common Stock in such a transaction is payable in the form of shares of New CCNB Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New CCNB Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the New CCNB Warrant exercise price will be reduced as specified in the Existing Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Existing Warrant Agreement) of the New CCNB Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New CCNB Warrants when an extraordinary transaction occurs during the exercise period of the New CCNB Warrants pursuant to which the holders of the New CCNB Warrants otherwise do not receive the full potential value of the New CCNB Warrants.
Private New CCNB Warrants
The Sponsor purchased 18,560,000 Private Placement Warrants at a price of $10.00 per unit for an aggregate purchase price of $18,560,000 in the IPO Private Placement. The New CCNB Warrants received by the Sponsor at the effective time of the First Merger (including the New CCNB Common Stock issuable upon exercise of the New CCNB Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (subject to limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by New CCNB so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or their permitted transferees, have the option to exercise these Private Placement Warrants on a cashless basis. The Private Placement Warrants have terms and provisions that are identical to those of the publicly held New CCNB Warrants, including as to the exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by New CCNB and exercisable by the holders on the same basis as the public New CCNB Warrants.
Certain Anti-Takeover Provisions of Delaware Law, New CCNB’s Post-Closing Certificate of Incorporation and Bylaws
Pursuant to the New CCNB Post-Closing Certificate of Incorporation, New CCNB will opt out of Section 203 of the DGCL. However, the New CCNB Post-Closing Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three year period following the time that the stockholder became an interested stockholder, unless:
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prior to such time, the New CCNB Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of New CCNB’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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at or subsequent to that time, the business combination is approved by the New CCNB Board and by the affirmative vote of holders of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New CCNB’s voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. This provision may encourage companies interested in acquiring New CCNB to negotiate in advance with the New CCNB Board because the New CCNB Stockholder approval requirement would be avoided if the New CCNB Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New CCNB Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The New CCNB Post-Closing Certificate of Incorporation provides that the Investor Stockholders (as defined therein) and their respective Affiliates, any of their respective direct or indirect transferees of at least 15% of outstanding New CCNB Common Stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.
In addition, the New CCNB Post-Closing Certificate of Incorporation does not provide for cumulative voting in the election of directors. The New CCNB Board is empowered to elect a director to fill a vacancy created by the expansion of the New CCNB Board or the resignation, death, or removal of a director in certain circumstances.
Authorized New CCNB Common Stock and New CCNB preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New CCNB Common Stock and New CCNB preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Provision
The New CCNB Post-Closing Certificate of Incorporation provides that, unless New CCNB consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court of the District of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for:
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any derivative action or proceeding brought on behalf of New CCNB;

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any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of New CCNB to New CCNB or New CCNB’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty;

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any action or proceeding against New CCNB or any current or former director, officer or other employee of New CCNB or any stockholder (a) arising pursuant to any provision of the DGCL, the New CCNB Post-Closing Certificate of Incorporation or the New CCNB Post-Closing Bylaw (as each may be amended, restated, modified, supplemented or waived from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;

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any action or proceeding to interpret, apply, enforce or determine the validity of the New CCNB Post-Closing Certificate of Incorporation of the New CCNB Post-Closing Bylaws (including any right, obligation or remedy thereunder);

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any action asserting a claim against New CCNB or any director, officer or other employee of New CCNB or any stockholder, governed by the internal affairs doctrine; and

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any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New CCNB or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will not apply to actions arising under the Securities Act, as other provisions in the New CCNB Post-Closing Certificate of Incorporation designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of New CCNB’s securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, New CCNB would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the New CCNB Post-Closing Certificate of Incorporation. However, there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive forum provision contained in the New CCNB Post-Closing Certificate of Incorporation to be inapplicable or unenforceable in an action, New CCNB may incur additional costs associated with resolving such action in other jurisdictions, which could harm New CCNB’s business, results of operations and financial condition.
Limitations of Liability and Indemnification
The New CCNB Post-Closing Certificate of Incorporation and the New CCNB Post-Closing Bylaws provide that that its officers and directors will be indemnified by New CCNB to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the New CCNB Post-Closing Bylaws provides that New CCNB’s directors will not be personally liable for monetary damages to New CCNB or the New CCNB Stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to New CCNB or the New CCNB Stockholders, acted in bad faith, knowingly or intentionally violated the Law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
The New CCNB Post-Closing Bylaws also permit New CCNB to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures New CCNB’s officers and directors against the cost of defense, settlement or payment of a judgment in certain circumstances and insures New CCNB against New CCNB’s obligations to indemnify New CCNB’s officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against New CCNB’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit New CCNB and the New CCNB Stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New CCNB’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Listing of Securities
New CCNB intends to apply to list its common stock and warrants on NYSE under the symbols “GETY” and “GETY WS,” respectively, following the Business Combination.
Transfer Agent and Registrar
The transfer agent and registrar for CCNB securities is Continental Stock Transfer & Trust Company. Upon completion of the Business Combination, the transfer agent and registrar for New CCNB Common Stock will be American Stock Transfer & Trust Company, LLC.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
CCNB is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differ in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Organizational Documents differ in certain material respects from the New CCNB Post-Closing Certificate of Incorporation. As a result, when you become a stockholder of New CCNB, your rights will differ in some regards as compared to when you were a shareholder of CCNB.
Below are summary charts outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of CCNB and New CCNB according to applicable law and the organizational documents of CCNB and New CCNB. You also should review the New CCNB Post-Closing Certificate of Incorporation and the New CCNB Post-Closing Bylaws attached to this proxy statement/prospectus as Annex D and Annex E respectively, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to CCNB and New CCNB.
Comparison of Shareholder Rights under Applicable Corporate Law
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which a person owns 90% or more of a corporation may be completed without the vote of the corporation’s board of directors or stockholders.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	General stockholders who do not wish to accept the merger consideration and do not consent to adoption of the merger agreement and who comply with the requirements for perfecting and preserving appraisal rights have the right to seek appraisal of their shares of stock and to receive payment in cash for the fair value of the shares.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty to the company.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

Comparison of Shareholder Rights under the Applicable Organizational Documents
When the Domestication Merger is completed, the rights of stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the New CCNB Board and management following the Domestication Merger.
Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.
The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of the Company as “shareholders.”
	Existing Organizational Documents	New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws
Authorized Shares	The Existing Organizational Documents authorize 551,000,000 shares, consisting of 500,000,000 CCNB Class A Ordinary Shares, 50,000,000 CCNB Class B Ordinary Shares and 1,000,000 preference shares.	The New CCNB Post-Closing Certificate of Incorporation authorizes shares, consisting of 1,000,000 shares of preferred stock, 2,000,000,000 shares of New CCNB Class A Common Stock, and 5,140,000 shares of non-voting New CCNB Class B Common Stock, consisting of 2,570,000 shares of New CCNB Series B-1 Common Stock, and 2,570,000 shares of New CCNB Series B-2 Common Stock.
	See paragraph 5 of our Existing Organizational Documents.	See Article IV, section 4.1 of the New CCNB Post-Closing Certificate of Incorporation.
Authorize New CCNB to Make Issuances of Preferred Stock Without Stockholder Consent	The Existing Organizational Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The New CCNB Post-Closing Certificate of Incorporation authorizes the New CCNB Board to make issuances of all or any shares of preferred stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the New CCNB Board and as may be permitted by the DGCL.
	See Article 3.1 of our Existing Organizational Documents.	See Article IV, section 4.1 of the New CCNB Post-Closing Certificate of Incorporation.

	Existing Organizational Documents	New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws
Stockholders Agreement	The Existing Organizational Documents are not subject to any director composition agreement or investor rights agreement.	The New CCNB Post-Closing Certificate of Incorporation provides that certain provisions therein are subject to the director nomination provisions of the Stockholders Agreement.
See Article VI, section 6.1 of the New CCNB Post-Closing Certificate of Incorporation.
Shareholder/Stockholder Written Consent In Lieu of a Meeting	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The New CCNB Post-Closing Certificate of Incorporation allows stockholders to vote in person or by proxy at a meeting of stockholders, but prohibits the ability of stockholders to act by written consent in lieu of a meeting, unless such action is recommended or approved by all directors then in office.
	See Article 22 of our Existing Organizational Documents.	See Article VII of the New CCNB Post-Closing Certificate of Incorporation.
Classified Board	See Article 27 of our Existing Organizational Documents.	The New CCNB Post-Closing Certificate of Incorporation will provide that the New CCNB Board continue to be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term.
See Article VI, section 6.1 of the New CCNB Post-Closing Certificate of Incorporation.
Exclusive Forum	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The New CCNB Post-Closing Certificate of Incorporation adopts Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.
See Article XII of the New CCNB Post-Closing Certificate of Incorporation.
Corporate Name	The Existing Organizational Documents provide the name of the company is “CC Neuberger Principal Holdings II”	The New CCNB Post-Closing Certificate of Incorporation will provide that the name of New CCNB will be “Getty Images Holdings, Inc.”

	Existing Organizational Documents	New CCNB Post-Closing Certificate of Incorporation and New CCNB Post-Closing Bylaws
	See paragraph 1 of our Existing Organizational Documents.	See Article I of the New CCNB Post-Closing Certificate of Incorporation.
Perpetual Existence	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) within 24 months of the closing of the IPO, CCNB will cease all operations except for the purposes of winding up and will redeem the shares issued in our IPO and liquidate our Trust Account.	The New CCNB Post-Closing Certificate of Incorporation does not include any provisions relating to New CCNB’s ongoing existence; the default under the DGCL will make New CCNB’s existence perpetual.
	See Article 49.7 of our Existing Organizational Documents.	This is the default rule under the DGCL.
Takeovers by Interested Stockholders	The Existing Organizational Documents do not provide restrictions on takeovers of CCNB by a related shareholder, following a business combination.	The New CCNB Post-Closing Certificate of Incorporation opts out of Section 203 of the DGCL relating to takeovers by interested stockholders, but provides other restrictions regarding takeovers by interested stockholders.
See Article IX of the New CCNB Post-Closing Certificate of Incorporation.
Provisions Related to Status as Blank Check Company	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The New CCNB Post-Closing Certificate of Incorporation does not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Existing Organizational Documents.

BENEFICIAL OWNERSHIP OF SECURITIES
Beneficial Ownership of New CCNB Securities
The following table sets forth information known to CCNB and New CCNB regarding the beneficial ownership of CCNB Ordinary Shares as of March 31, 2022 (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of New CCNB Class A Common Stock by the persons set forth below, assuming (i) no shares of CCNB are redeemed and (ii) the maximum number of shares of CCNB are redeemed:
•
each person known by New CCNB to be the beneficial owner of more than 5% of the outstanding CCNB Ordinary Shares either on March 31, 2022 (pre-Business Combination) or of shares of New CCNB Class A Common Stock outstanding after the consummation of the Business Combination (post-Business Combination);

•
each of CCNB’s current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of New CCNB upon consummation of the Business Combination;

•
all executive officers and directors of CCNB as a group prior to the consummation of the Business Combination; and

•
all executive officers and directors of New CCNB as a group after consummation of the Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
The beneficial ownership of CCNB Ordinary Shares pre-Business Combination is based on 108,500,000 CCNB Ordinary Shares (of which 25,700,000 are Founder Shares held by the Sponsor and the Independent Directors) issued and outstanding as of March 31, 2022.
The expected beneficial ownership of shares of New CCNB Class A Common Stock post-Business Combination, assuming none of our public shares are redeemed, has been determined based upon the following: (i) no CCNB Shareholder has exercised its Redemption Rights to receive cash from the Trust Account in exchange for their CCNB Class A Ordinary Shares; (ii) prior to the Closing no public warrants or Private Placement Warrants will be exercised; (iii) at or after the Closing, no New CCNB Warrants will be exercised; (iv) the sale of the Forward Purchase Securities will be consummated; (v) 22,5000,000 shares of New CCNB Class A Common Stock will be issued to the PIPE Investors at Closing; (vi) none of the investors set forth in the table below has purchased or will purchase CCNB Class A Ordinary Shares in the open market; and (vii) there will be an aggregate of 376,803,716 issued and outstanding shares of New CCNB Class A Common Stock at the Closing.
The expected beneficial ownership of shares of New CCNB Class A Common Stock post-Business Combination, assuming the maximum number of CCNB Class A Ordinary Shares have been redeemed has been determined based on the following assumptions: (i) CCNB Shareholders holding 64,101,307 public shares of CCNB have exercised their Redemption Rights (based on the cash held in the Trust Account as of March 31, 2022); (ii) prior to the Closing no public warrants or Private Placement Warrants will be exercised; (iii) at or after the Closing, no New CCNB Warrants will be exercised; (iv) the sale of the Forward

Purchase Securities will be consummated; (v) 22,5000,000 shares of New CCNB Class A Common Stock will be issued to the PIPE Investors at Closing; (vi) 30,000,000 shares of New CCNB Class A Common Stock have been purchased by NBOKS in connection with the Backstop; (vii) none of the investors set forth in the table below has purchased or will purchase CCNB Class A Ordinary Shares in the open market; and (viii) there will be an aggregate of 342,702,409 issued and outstanding shares of New CCNB Class A Common Stock at the Closing.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no shares beneficially owned by any executive officer, director or director nominee have been pledged as security.
The expected beneficial ownership of shares of New CCNB Class A Common Stock post-Business Combination is provided for illustrative purposes only, as actual outcomes may prove different from the assumptions. In particular, the actual number of public shareholders of CCNB who will exercise their redemption rights is uncertain.
Name and Address of Beneficial Owners	CCNB Before the Business Combination(1)		New CCNB After the Business Combination
			Assuming No Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of CCNB(4)
Chinh E. Chu(5)	—	—	—	—	—	*
Charles Kantor(5)	—	—	—	—	—	*
Matthew Skurbe(5)	—	—	—	—	—	*
Jason K. Giordano(5)	—	—	—	—	—	*
Douglas Newton(5)	—	—	—	—	—	*
Joel Alsfine	40,000(6)	*	32,000(7)	*	32,000(7)	*
James Quella	40,000(6)	*	32,000(7)	*	32,000(7)	*
Jonathan Gear	40,000(6)	*	32,000(7)	*	32,000(7)	*
All directors and executive officers as a group (eight individuals)	120,000(6)	*	96,000	*	96,000	*
Five Percent Holders of CCNB(4)
CC Neuberger Principal Holdings II Sponsor LLC(8)	25,580,000(9)	23.6	30,464,000(10)	8.1	30,464,000(10)	8.9%
Directors and Executive Officers of the Post-Combination Company After Consummation of the Business Combination
Mark Getty(11)	—	—	10,432,004	2.8%	10,432,004	3.0%
Patrick Maxwell	—	—	—	—	—	—
Hilary Schneider(12)	—	—	133,938	0.0%	133,938	0.0%
Craig Peters(13)	—	—	4,752,829	1.2%	4,752,829	1.4%
Brett Watson	—	—	—	—	—	—
Michael Harris	—	—	—	—	—	—
Chinh E. Chu(5)	—	—	—	—	—	—
Jonathan Klein(14)	—	—	4,228,747	1.1%	4,228,747	1.2%
James Quella	40,000	*	32,000	*	32,000	*

Name and Address of Beneficial Owners	CCNB Before the Business Combination(1)		New CCNB After the Business Combination
			Assuming No Redemption(2)		Assuming Contractual Maximum Redemption with Available Backstop(3)
	Number of Shares	%	Number of Shares	%	Number of Shares	%
All directors and executive officers as a group	40,000	—	19,579,517	5.1%	19,579,517	5.6%
Five Percent Holders of New CCNB
The Getty Family(15)	—	—	140,113,040	37.2%	140,113,040	40.9%
Koch Icon Investments, LLC(16)	—	—	66,192,214	17.6%	66,192,214	19.3%
NBOKS	—	—	20,000,000(17)	5.3	50,000,000(18)	14.6%

*
Less than one percent.

(1)
The pre-Business Combination percentage of beneficial ownership in the table below is calculated based on 108,500,000 CCNB Ordinary Shares outstanding as of the Record Date. Unless otherwise indicated, CCNB believes that all persons named in the table have sole voting and investment power with respect to all CCNB Ordinary Shares beneficially owned by them prior to the Business Combination.

(2)
The post-Business Combination percentage of beneficial ownership is calculated based on 376,803,716 shares of New CCNB Class A Common Stock outstanding. Such amount assumes that no public shareholders have redeemed their CCNB Class A Ordinary Shares. Unless otherwise indicated, New CCNB believes that all persons named in the table have sole voting and investment power with respect to all shares of New CCNB Common Stock beneficially owned by them prior to the Business Combination.

(3)
The post-Business Combination percentage of beneficial ownership is calculated based on 342,702,409 shares of New CCNB Class A Common Stock outstanding. Such amount assumes that the contractual maximum number of CCNB Class A Ordinary Shares have been redeemed, while still satisfying the Net Funded Indebtedness Condition, and the full Backstop has been subscribed for. Unless otherwise indicated, New CCNB believes that all persons named in the table have sole voting and investment power with respect to all shares of New CCNB Common Stock beneficially owned by them prior to the Business Combination.

(4)
Unless otherwise noted, the business address of each of the following individuals is 200 Park Avenue, 58th Floor, New York, New York 10166.

(5)
Does not include any shares indirectly owned by this individual as a result of his or her partnership interest in our Sponsor or its affiliates.

(6)
Interests shown consists of Founder Shares.

(7)
Interests shown consist of 32,000 shares of New CCNB Class A Common Stock (excluding 4,000 shares of New CCNB Series B-1 Common Stock and 4,000 shares of New CCNB Series B-2 Common Stock, which are each convertible into shares of New CCNB Class A Common Stock upon meeting certain vesting criteria).

(8)
Represents shares held by the Sponsor. There are four managers of the Sponsor’s board of managers. Each manager has one vote, and the approval of a majority is required to approve an action of the Sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(9)
Interests shown consist of 25,580,000 Founder Shares held of record by the Sponsor.

(10)
Interests shown consist of (i) 20,464,000 shares of New CCNB Class A Common Stock (excluding 2,558,000 shares of New CCNB Series B-1 Common Stock and 2,558,000 shares of New CCNB Series B-2 Common Stock, which are each convertible into shares of New CCNB Class A Common Stock upon meeting certain vesting criteria) and (ii) 10,000,000 shares of New CCNB Class A Common Stock to be purchased in connection with the PIPE Financing.

(11)
Interests shown consist of (i) 6,091,556 shares of New CCNB Class A Common Stock to be held by Mark Getty and (ii) (a) 3,977,731 shares of New CCNB Class A Common Stock to be held by The October 1993 Trust and (b) 362,717 shares of New CCNB Class A Common Stock to be held by The Options Settlement, which Mr. Getty may be deemed to beneficially own by virtue of his indirect ownership in such entities. This number does not include 124,681,036 shares of New CCNB Class A Common Stock to be held by Getty Investments or 5,000,000 New CCNB Class A Common Stock to be issued to Getty Investments in connection with the PIPE Financing. Mr. Getty is one of three directors of Getty Investments (the other two directors being Pierre du Preez and Jan Moehl) and therefore he may be deemed to share voting and investment power over the shares held by Getty Investments. The Cheyne Walk Trust is the sole owner of Cheyne Walk Master Fund 2 LP, which is the majority owner of Getty Investments, and the Cheyne Walk Trust may be deemed to have indirect beneficial ownership of the Getty Investments 129,681,036 shares of the Post-Combination Company.
(12)
Interests shown consist of 133,938 shares of New CCNB Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing (assuming, solely for the purposes of this calculation, that Closing is June 30, 2022).

(13)
Interests shown consist of (i) 16,515 shares of New CCNB Class A Common Stock to be held directly by Mr. Peters and (ii) 4,736,314 shares of New CCNB Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing (assuming, solely for the purposes of this calculation, that Closing is June 30, 2022).

(14)
Interests shown consist of (i) (a) 1,716,011 shares of New CCNB Class A Common Stock to be held directly by Mr. Klein and (b) 403,654 shares held by Aston Aladmax LLC, which Mr. Klein may be deemed to beneficially own, and (ii) 2,109,082 shares of New CCNB Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing (assuming, solely for the purposes of this calculation, that Closing is June 30, 2022).

(15)
Interests shown consist of (i) 124,681,036 shares of New CCNB Class A Common Stock to be held by Getty Investments, (ii) 5,000,000 New CCNB Class A Common Stock to be issued to Getty Investments in connection with the PIPE Financing, (iii) 3,977,731 shares of New CCNB Class A Common Stock to be held by The October 1993 Trust, (iv) 362,717 shares of New CCNB Class A Common Stock to be held by The Options Settlement, and (v) 6,091,556 shares of New CCNB Class A Common Stock to be held by Mark Getty. The Cheyne Walk Trust is the sole owner of Cheyne Walk Master Fund 2 LP, which is the majority owner of Getty Investments, and the Cheyne Walk Trust may be deemed to have indirect beneficial ownership of the Getty Investments 129,681,036 shares of the Post-Combination Company.

(16)
Interests shown consist of 66,192,214 shares of New CCNB Class A Common Stock to be held by Koch Icon Investments, LLC.

(17)
Represents shares held by NBOKS. Interests shown consist of 20,000,000 shares of New CCNB Class A Common Stock to be purchased in connection with the Forward Purchase Agreement.

(18)
Represents shares held by NBOKS. Interests shown consist of (i) 20,000,000 shares of New CCNB Class A Common Stock to be purchased in connection with the Forward Purchase Agreement and (ii) 30,000,000 shares of New CCNB Class A Common Stock to be purchased in connection with the Backstop.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Getty Images Related Person Transactions
Business Combination Agreement
Getty Images, the Partnership, CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, entered into the Business Combination Agreement on December 9, 2021 for the purposes of certain sections set forth in this proxy statement/prospectus, pursuant to which (i) on the Closing Date, New CCNB will statutorily convert from a Delaware limited liability company to a Delaware corporation and at 12:01 a.m. on the Closing Date, CCNB will be merged with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB, (ii) on the Closing Date following the Domestication Merger, G Merger Sub 1 will be merged with and into Getty Images, with Getty Images surviving the merger as an indirect wholly-owned subsidiary of New CCNB and (iii) immediately after the First Getty Merger, Getty Images will be merged with and into G Merger Sub 2 with G Merger Sub 2 surviving the merger as an indirect wholly-owned subsidiary of New CCNB.
Preferred Stockholders Agreement
On February 19, 2019, Koch Icon, the Partnership, and certain other parties entered into a stockholders agreement (the “Preferred Stockholders Agreement”) with Getty Images that provided for, among other things, certain voting rights, information rights, board nomination rights and drag-along rights. The Preferred Stockholders Agreement will terminate in connection with the Business Combination.
Employee Stockholders Agreement
On February 19, 2019, Getty Images, the Partnership, Getty Investments Mark H. Getty and other parties entered into an amended and restated stockholders agreement (the “Employee Stockholders Agreement”) that provided for, among other things, certain share transfer restrictions, tag-along rights and drag-along rights. The Employee Stockholders Agreement will terminate in connection with the Business Combination.
Stockholders Agreement
Concurrently with the execution and delivery of the Business Combination Agreement but subject to the consummation of the Business Combination, New CCNB, certain equityholders of the Partnership, the Sponsor, CCNB, NBOKS and certain other parties thereto entered into the Stockholders Agreement relating to, among other things, the composition of the New CCNB Board following the Closing, certain voting provisions and lock-up restrictions. See “Shareholder Proposal 2: The Business Combination Proposal — Stockholders Agreement” for more information.
Registration Rights Agreement
Concurrently with the Closing, New CCNB, the Sponsor and the persons identified on Schedule A thereto (such persons, the “Holders”), will enter into the Registration Rights Agreement, which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, New CCNB will agree that, as soon as practicable, and in any event within 30 days after the Closing, New CCNB will file with the SEC a shelf registration statement. In addition, New CCNB will use its commercially reasonable best efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the 90th day (or the 120th day if the SEC notifies New CCNB that it will “review” such shelf registration statement) following the filing deadline, in each case subject to the terms and conditions set forth therein; and New CCNB will not be subject to any form of monetary penalty for its failure to do so. See “Shareholder Proposal 2: The Business Combination Proposal — Registration Rights Agreement” for more information.

Consulting Services Agreement
On March 25, 2020, the Partnership, Getty Images, Inc. and Getty Investments, L.L.C. (the “Advisor”), entered into the amended and restated consulting services agreement, which was amended by the parties thereto on October 1, 2020 (as so amended, the “Consulting Services Agreement”). Pursuant to the Consulting Services Agreement, the Partnership agreed to pay, or cause another member of the group to pay, the Advisor a fee for advisory, consulting and other services. Pursuant to the Consulting Services Agreement, subject to certain conditions, the Partnership and/or Getty Images, Inc. paid an annual monitoring fee to the Advisor payable in quarterly installments. The Partnership was also required to reimburse the Advisor’s reasonable out-of-pocket expenses incurred in connection with services provided pursuant to the Consulting Services Agreement. The Consulting Services Agreement will be terminated in connection with the Business Combination.
In connection with the Consulting Services Agreement, Getty Images paid annual management fees to the Advisor in the amount of approximately $1.5 million and $1.3 million for the years ended December 31, 2021 and 2020, respectively, and approximately $0.4 million for the three months ended March 31, 2022.
Restated Option Agreement
The Getty Family Entities are parties to a Restated Option Agreement, dated February 9, 1998 (as amended on February 9, 1998, February 24, 2008, and August 14, 2012, the “Restated Option Agreement”) pursuant to which the Getty Investments has the right to obtain ownership of the Getty Marks (as defined in the Restated Option Agreement) in the event a third party or third parties acquires a controlling interest in Getty Images, Inc. In connection with the entry into the Business Combination Agreement, the Getty Family Entities entered into the Fourth Amendment to the Restated Option Agreement, which provides that the Restated Option Agreement will automatically terminate if, and on the date following the Closing Date on which, the Getty Family Stockholders (together with their respective successors and any permitted transferees) beneficially own less than 27,500,000 shares of New CCNB Common Stock (as adjusted for stock splits, stock combinations, and similar transactions).
Indemnification Agreements
Getty Images currently indemnifies its directors and executive officers to the fullest extent permitted by law. Further, New CCNB intends to enter into customary indemnification agreements with its directors and executive officers. These agreements will require New CCNB to indemnify these individuals to the fullest extent permitted by applicable law against liabilities that may arise by reason of their service to New CCNB, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
There is currently no pending material litigation or proceeding involving any of New CCNB’s directors, officers or employees for which indemnification is sought.
Employment Agreements
See “Executive Compensation of Getty Images” for information regarding compensation arrangements with the executive officers and directors of New CCNB, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.
Policy for Approval of Related Party Transactions
Effective upon the consummation of the Business Combination, the New CCNB Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.
Under such policy:
•
any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the New CCNB Board composed solely of independent directors who are disinterested or by the disinterested members of the New CCNB Board; and
•
any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the New CCNB Board or recommended by the compensation committee to the New CCNB Board for its approval.

In connection with the review and approval or ratification of a related person transaction:
•
management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy will provide that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and NYSE.
A “related person transaction” is a transaction, arrangement or relationship in which New CCNB or any of its subsidiaries following the Closing was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of New CCNB’s executive officers or one of New CCNB’s directors following the Closing;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of New CCNB’s voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the New CCNB Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New CCNB Common Stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

CCNB Related Person Transactions
Founder Shares
On May 19, 2020, CCNB issued 7,875,000 CCNB Class B Ordinary Shares to the Sponsor in exchange for a capital contribution of $25,000. On July 15, 2020, CCNB effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 CCNB Class B Ordinary Shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 CCNB Class B Ordinary Shares to each of Joel Alsfine and James Quella, the independent directors. On July 30, 2020, CCNB effected a share capitalization resulting in the Sponsor and the Independent Directors holding an aggregate of 25,700,000 CCNB Class B Ordinary Shares, including up to 2,700,000 shares that were subject to forfeiture to CCNB for no consideration to the extent that the option to purchase additional units was not exercised in full or in part, so that the number of CCNB Class B Ordinary Shares would equal 20% of CCNB’s issued and outstanding shares after the IPO plus the number of CCNB Class A Ordinary Shares to be sold pursuant to the Forward Purchase Agreement. All shares and the associated amounts were retroactively restated to reflect the share capitalizations. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Founder Shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 CCNB Class B Ordinary Shares to Jonathan Gear.
The Sponsor and the Independent Directors have agreed not to transfer, assign or sell, subject to certain limited exceptions, any of their Founder Shares until the earlier to occur of: (i) one year after the completion of a business combination and (ii) subsequent to a business combination (x) the date on which CCNB completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their CCNB Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of CCNB Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor and the Independent Directors with respect to any Founder Shares.
Private Placement Warrants
Simultaneously with the closing of the IPO, CCNB consummated the IPO Private Placement of 18,560,000 warrants at a price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds to CCNB of $18,560,000.
Each whole Private Placement Warrant is exercisable for one whole CCNB Class A Ordinary Share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any CCNB Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that CCNB register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. CCNB will bear the expenses incurred in connection with the filing of any such registration statements.
Concurrently with the Closing, New CCNB, the Sponsor and certain other investors will enter into the Registration Rights Agreement which provides customary demand and piggyback registration rights. For more information about the Registration Rights Agreement, please see the section titled “Shareholder Proposal 2: The Business Combination Proposal — Registration Rights Agreement”.
Related Party Loans
On May 19, 2020, the Sponsor agreed to loan CCNB up to $300,000 to be used for the payment of costs related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the IPO. As of August 4, 2020, CCNB borrowed approximately $267,000 under the Note. CCNB fully repaid the Note on September 10, 2020.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of CCNB’s officers and directors may, but are not obligated to, loan CCNB funds as may be required. If CCNB completes the Business Combination, CCNB may repay the Working Capital Loans out of the proceeds of the Trust Account released to CCNB. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, CCNB may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans will either be repaid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. As of March 31, 2022, $800,000 was drawn on the Working Capital Loans, presented at its fair value of approximately $1.8 million on the accompanying unaudited condensed consolidated balance sheet. CCNB received proceeds of $240,000 and the remaining $560,000 was used for business combination related expenses, paid by the Sponsor on behalf of CCNB.
As of the date of this proxy statement/prospectus, CCNB had $850,000 in borrowings under the Working Capital Loans.
Administrative Support Agreement
CCNB entered into an agreement whereby, commencing on July 30, 2020, CCNB will reimburse the Sponsor for office space, secretarial and administrative services provided to CCNB in the amount of $20,000 per month. CCNB incurred approximately $60,000 and $0 in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, and $400,000 and $340,000 is included in accrued expenses – related party in the accompanying condensed consolidated balance sheets, at March 31, 2022 and December 31, 2021, respectively.
Forward Purchase Agreement, Backstop Agreement and NBOKS Side Letter
In connection with the IPO, CCNB entered into the Forward Purchase Agreement with NBOKS, which provides for the purchase of up to 20,000,000 CCNB Class A Ordinary Shares and 3,750,000 redeemable warrants to purchase one CCNB Class A Ordinary Share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of an initial business combination (which will be the Business Combination should it occur). In connection with the Business Combination, New CCNB, CCNB and NBOKS entered into the NBOKS Side Letter to the Forward Purchase Agreement, pursuant to which NBOKS confirmed the allocation to CCNB of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 shares of New CCNB Class A Common Stock, and 3,750,000 New CCNB Warrants. The Forward Purchase Securities will be issued only in connection with the Closing. The proceeds from the sale of Forward Purchase Securities may be used as part of the consideration to the sellers in the Business Combination, expenses in connection with the Business Combination or for working capital in the post-transaction company.
On November 16, 2020, CCNB entered into the Backstop Agreement with NBOKS, pursuant to which NBOKS agreed to, subject to the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis, allocate up to an aggregate of $300,000,000 to subscribe for shares of New CCNB Class A Common Stock at $10.00 per share in connection with the Business Combination, which amount will not exceed the number of shares of CCNB subject to redemption. Under the Backstop Agreement, CCNB and NBOKS made customary representations and warranties for transactions of this type regarding themselves. The representations and warranties made under the Backstop Agreement will not survive the consummation of the Backstop. The consummation of the Backstop is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation, the Closing, and will be consummated simultaneously with the Closing. The Backstop Agreement will terminate automatically upon the termination of the Business Combination Agreement or otherwise in accordance with its terms. Getty Images is a third party beneficiary of CCNB’s rights to enforce NBOKS’ obligation to fund pursuant to the Backstop Agreement, subject to the terms and conditions set forth therein. The NBOKS Side Letter provides for the assignment of CCNB’s obligations under the Backstop Agreement to New CCNB to facilitate the Business Combination.

Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, CCNB and New CCNB entered into the Subscription Agreements with the Sponsor and Getty Investments. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and CCNB and New CCNB agreed to issue and sell to such investors, on the Closing Date, an aggregate of 15,000,000 shares of New CCNB Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000. The shares of New CCNB Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.
The Subscription Agreements provide for certain customary registration rights. In particular, the Subscription Agreements provide that New CCNB is required to file with the SEC a registration statement registering the resale of such shares within forty-five calendar days following the Closing Date. Additionally, New CCNB is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 90 calendar days after the filing thereof (or 120 calendar days after the filing thereof if the SEC notifies New CCNB that it will “review” the registration statement) and (ii) 10 business days after the date New CCNB is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review; and New CCNB will not be subject to any form of monetary penalty for its failure to do so. New CCNB will keep the registration statement effective until the earliest of: (i) the second anniversary of the Closing; (ii) the date the investors cease to hold any shares issued pursuant to the Subscription Agreements (the “registrable shares”); or (iii) the first date all registrable shares held by the subscribers may be sold without restriction under Rule 144 within ninety days without the public information, volume or manner of sale limitations of such rule. The Form of Subscription Agreement is attached to this proxy statement/prospectus as Annex H.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW CCNB’S SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New CCNB Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New CCNB at the time of, or at any time during the three months preceding, a sale and (ii) New CCNB is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New CCNB was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New CCNB Common Stock shares for at least six months but who are affiliates of New CCNB at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of New CCNB Class A Common Stock then outstanding; or

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the average weekly reported trading volume of the New CCNB Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New CCNB under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New CCNB.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although New CCNB will be a new registrant, shares of New CCNB Class A Common Stock and New CCNB Warrants may not be eligible for sale pursuant to Rule 144 without registration one year after we have completed our initial business combination.
We anticipate that following the consummation of the Business Combination, New CCNB will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The proposed New CCNB Post-Closing Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The proposed New CCNB Post-Closing Bylaws provide that the only business to be considered by the stockholders may be made at an annual meeting of stockholders only: (a) as provided in that certain stockholders agreement, dated as of December 9, 2021, by and among New CCNB, the Investor Stockholders (as defined therein) and any other parties party thereto, (b) pursuant to New CCNB’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of the proposed New CCNB Post-Closing Bylaws, (c) by or at the direction of the New CCNB Board or any authorized committee thereof or (d) by any stockholder of New CCNB who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (2) and (3) of Section 12(A) of the proposed New CCNB Post-Closing Bylaws and who was a stockholder of record at the time such notice was delivered to the secretary of New CCNB. To be timely for New CCNB’s annual meeting of stockholders, New CCNB’s secretary must receive the written notice at New CCNB’s principal executive offices:
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not later than the 90th day; and

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not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy days following, such anniversary date, or if no annual meeting was held in the preceding year, notice of a stockholder proposal must be received no later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the proposed New CCNB Post-Closing Bylaws. The chairman of the meeting will have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination will be disregarded or that such proposed business will not be transacted.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New CCNB begins to print and send out its proxy materials for such 2022 annual meeting (and New CCNB will publicly disclose such date when it is known).
Stockholder Director Nominees
The proposed New CCNB Post-Closing Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the proposed New CCNB Post-Closing Bylaws. In addition, the stockholder must give timely notice to New CCNB’s secretary in accordance with the proposed New CCNB Post-Closing Bylaws, which, in general, require that the notice be received by New CCNB’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

APPRAISAL RIGHTS
CCNB Shareholders.   None of the unit holders or warrant holders have dissent rights in connection the Business Combination under Cayman Islands law. CCNB shareholders may be entitled to give notice to CCNB prior to the extraordinary general meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his or her CCNB shares if they follow the procedures set out in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. It is CCNB’s view that such fair market value would equal the amount which CCNB shareholders would obtain if they exercise their redemption rights as described herein.
Getty Images Stockholders.   Under Section 262 of the DGCL, if a holder of Getty Images Common Shares does not wish to accept the merger consideration to be paid in the First Getty Merger, as provided in the Business Combination Agreement, does not consent to the adoption of the Business Combination Agreement, and complies with the requirements for perfecting and preserving appraisal rights specified in Section 262 of the DGCL, and the First Getty Merger is consummated, such stockholder has the right to seek appraisal of his, her or its Getty Images Common Shares and to receive payment in cash for the fair value of his, her or its Getty Images Common Shares exclusive of any element of value arising from the accomplishment or expectation of the First Getty Merger, as determined by the Court of Chancery of the State of Delaware (the “Court of Chancery”), together with interest, if any, to be paid upon the amount determined to be the fair value of such Getty Images Common Shares. These rights are known as appraisal rights under Delaware law. The “fair value” of such Getty Images Common Shares as determined by the Court of Chancery may be more or less than, or the same as, the merger consideration that a stockholder of record is otherwise entitled to receive for the same number of Getty Images Common Shares under the terms of the Business Combination Agreement. A holder of Getty Images Common Shares who elects to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to strictly comply with such procedures in a timely and proper manner will result in the loss of appraisal rights under Delaware law.
This section is intended only as a brief summary of the material provisions of the statutory procedures under Section 262 of the DGCL that a holder of Getty Images Common Shares must follow in order to seek and perfect appraisal rights. This summary, however, is not intended to be a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex R to this proxy statement/prospectus and is incorporated herein by reference. Annex R should be reviewed carefully by any holder of Getty Images Common Shares who wishes to exercise appraisal rights or to preserve the ability to do so, as failure to comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of Getty Images Common Shares. A person having a beneficial interest in Getty Images Common Shares held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
On February 24, 2022, Getty Images sent each of the stockholders entitled to appraisal rights notice of the approval of the First Getty Merger and that appraisal rights are available. Only those Getty Stockholders who did not submit a written consent adopting the Business Combination Agreement and who have otherwise complied with Section 262 of the DGCL were entitled to receive such notice. This proxy statement/prospectus is not intended to supplement, modify or supersede such notice. As the effective date of the First Getty Merger has not yet occurred, a second notice will be sent, provided that if the second notice is sent more than 20 days following the sending of the February 24, 2022 notice, such second notice need only be sent to each holder of Getty Images Common Shares, if any, who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with Section 262 of the DGCL.

Any holder of Getty Images Common Shares electing to exercise appraisal rights must deliver a separate written demand for appraisal rights within twenty (20) days of the date of the giving of the February 24, 2020 notice (i.e., by March 16, 2022), in addition to complying with all of the other procedures specified in Section 262 of the DGCL. The withholding of written consent approving the Getty Mergers will not constitute a demand for appraisal. Any Stockholder electing to take such action must do so by a separate written demand as provided in Section 262 of the DGCL. A demand for appraisal should be addressed to the Company at the following address:
Griffey Global Holdings, Inc.
605 5th Ave S. Suite 400
Seattle, WA 98104
Attention: Kjelti Kellough
In order to preserve your right to receive notice and to demand appraisal rights, you must not have delivered a written consent adopting the Business Combination Agreement. As described below, you must also continue to hold your shares for which you are demanding appraisal through the effective time of the First Getty Merger.
A holder of Getty Images Common Shares wishing to exercise appraisal rights must hold of record the Getty Images Common Shares on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the Getty Images Common Shares through the effective time of the First Getty Merger. Appraisal rights will be lost if your Getty Images Common Shares are transferred prior to the effective time of the First Getty Merger. If you are not the stockholder of record, you will need to follow special procedures as summarized further below.
If you and/or the record holder of your Getty Images Common Shares fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the First Getty Merger is completed, your Getty Images Common Shares (assuming that you hold them through the effective time of the First Getty Merger) will be converted into the right to receive your portion of the merger consideration in respect thereof, as provided for in the Business Combination Agreement, but without interest, and you will have no appraisal rights with respect to such shares.
The written demand for appraisal rights must reasonably inform the Company of the identity of the stockholder of record and his, her or its intent thereby to demand appraisal of the fair value of the shares held by such holder. The demand for appraisal should be executed by or on behalf of the holder of record of the Getty Images Common Shares, fully and correctly, as the stockholder’s name appears on the Company’s stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s Getty Images Common Shares in connection with the First Getty Merger. The demand cannot be made by the beneficial owner of Getty Images Common Shares if such beneficial owner does not also hold of record such shares. A beneficial owner of Getty Images Common Shares held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262 of the DGCL, a demand for appraisal must reasonably inform the Company of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If Getty Images Common Shares are held of record in a fiduciary capacity (such as by a trustee, guardian or custodian) by a person other than the beneficial owner execution of the demand for appraisal should be made by the record holder in that capacity. If the Getty Images Common Shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds Getty Images Common Shares as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of Getty Images Common Shares as to which appraisal is sought. Where no number of Getty Images Common Shares is expressly mentioned, the demand for appraisal will be presumed to cover all Getty Images Common Shares held in the name of the record holder. Stockholders who hold their Getty Images Common Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
At any time within 60 days after the effective date of the First Getty Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its Getty Images Common Shares by delivering to the Surviving Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the First Getty Merger will require written approval of the Company. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the First Getty Merger, no appraisal proceeding in the Court of Chancery will be dismissed as to any holder of Getty Images Common Shares without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the Surviving Company does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value for such holder’s Getty Images Common Shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration.
Within 120 days after the effective date of the First Getty Merger, either the Company or any stockholder who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the Getty Images Common Shares held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Company. CCNB has no present intent to cause the Surviving Company to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that the Surviving Company will file a petition. Accordingly, it is the obligation of the holders of Getty Images Common Shares to initiate all necessary action to perfect their appraisal rights in respect of such Getty Images Common Shares within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the First Getty Merger, any stockholder who has properly complied with the requirements for the exercise of appraisal rights under Section 262 of the DGCL, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from the Company a statement setting forth the aggregate number of Getty Images Common Shares for which a written consent adopting the Business Combination Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by the Surviving Company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of Getty Images Common Shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Company such statement.
If no petition for appraisal is filed within 120 days after the effective date of the First Getty Merger, then you will lose the right to appraisal and instead will receive the merger consideration for your shares, without interest. If you otherwise fail to perfect your appraisal rights or successfully withdraw your demand for appraisal then your right to appraisal will cease and you will only be entitled to receive the merger consideration for your shares.

If a petition for appraisal is duly filed by a stockholder, the stockholder must serve a copy of the petition upon the Surviving Company, and the Surviving Company will then be obligated to file, within 20 days after receiving service of a copy of the petition, with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their Getty Images Common Shares and with whom agreements as to the value of their Getty Images Common Shares have not been reached by the Surviving Company. After notice by the Delaware Register in Chancery to stockholders who have demanded appraisal and the Surviving Company, if such notice is ordered by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine which stockholders have complied with Section 262 of the DGCL and are entitled to appraisal rights provided thereunder. The Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Company and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication will be approved by the Court of Chancery, and the costs thereof will be borne by the Surviving Company. The Court of Chancery may require stockholders who have demanded an appraisal for their Getty Images Common Shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Accordingly, dissenting stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.
After the Court of Chancery’s determination of the stockholders entitled to appraisal of their Getty Images Common Shares, the Court of Chancery will appraise such Getty Images Common Shares in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the fair value of such shares as of the effective time of the First Getty Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the First Getty Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Court of Chancery will direct the payment of such value, together with interest accrued during the pendency of the proceedings, if any, by the Surviving Company to the holders of Getty Images Common Shares upon surrender by those stockholders of the Company’s stock certificates, representing their Getty Images Common Shares if such shares are represented by certificates. Holders of Getty Images Common Shares considering seeking appraisal should be aware that the fair value of their Getty Images Common Shares as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the First Getty Merger if they did not seek appraisal of their Getty Images Common Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL.
In determining “fair value,” the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” The Delaware Supreme Court has declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but has noted

that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.
Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the First Getty Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the First Getty Merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the Surviving Company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such a determination of assessment, each party bears its own expenses.
No representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, neither of CCNB nor the Company anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and CCNB and the Company reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of stock is less than the merger consideration eligible to be received for such share.
FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of Getty Images Common Shares who may wish to pursue appraisal rights should consult their legal and financial advisors.
TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.
In order to better evaluate the First Getty Merger and whether to exercise your appraisal rights in connection with the First Getty Merger, this proxy statement/prospectus includes, among other things, financial statements of the Company and CCNB and other information relating to the background of the Business Combination and the interests of the parties in the Business Combination for your review.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the New CCNB Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Vector Holding, LLC, 200 Park Avenue, 58th Floor, New York, NY 10166. Following the Business Combination, such communications should be sent in care of Getty Images, 605 5th Avenue S., Suite 400, Seattle, WA 98104. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of New CCNB offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Maples and Calder has passed upon matters of Cayman Islands law related to this proxy statement/prospectus.

EXPERTS
The consolidated financial statements of CCNB as of December 31, 2021 and 2020, for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph relating to substantial doubt about the ability of CCNB to continue as a going concern as described in Note 2 to the consolidated financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Griffey Global Holdings, Inc. (Getty Images) as of December 31, 2021 and 2020 and for the years then ended, included in this proxy statement/prospectus of Vector Holding, LLC, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, CCNB and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, CCNB will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that CCNB deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify CCNB of their requests by calling or writing CCNB at its principal executive offices at 200 Park Avenue, 58th Floor, New York, New York 10166.
TRANSFER AGENT
The transfer agent for CCNB securities is Continental Stock Transfer & Trust Company.
The transfer agent for New CCNB securities following the Business Combination will be Continental Stock Transfer & Trust Company.
SUBMISSION OF SHAREHOLDER PROPOSALS
The Shareholders Meeting to be held on [•], 2022 will be held in lieu of the 2022 annual general meeting of CCNB. The next annual meeting of stockholders of New CCNB will be held in [•], 2023. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at CCNB’s 2023 annual meeting of shareholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Existing Organizational Documents. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail our 2023 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2023 annual meeting.
ENFORCEABILITY OF CIVIL LIABILITY
CCNB is a Cayman Islands exempted company. If CCNB does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication Merger, you may have difficulty serving legal process within the United States upon CCNB. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CCNB in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, CCNB may be served with process in the United States with respect to actions against CCNB arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CCNB’s securities by serving CCNB’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION
New CCNB has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to New CCNB and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of New CCNB’s or CCNB’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New CCNB will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. CCNB files reports, proxy statements and other information with the SEC as required by the Exchange

Act. You can read New CCNB’s or CCNB’s SEC filings, including New CCNB’s registration statement and CCNB’s proxy statement, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document New CCNB or CCNB files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Shareholders Meeting, you should contact CCNB by telephone or in writing:
CC Neuberger Principal Holdings II
200 Park Avenue, 58th Floor
New York, NY 10166
Tel: (212) 355-5515
You may also obtain these documents by requesting them in writing or by telephone from CCNB’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: PRPB.info@investor.morrowsodali.com
If you are a shareholder of CCNB and would like to request documents, please do so no later than five business days before the Shareholders Meeting in order to receive them before the Shareholders Meeting. If you request any documents from CCNB, CCNB will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to CCNB has been supplied by CCNB, all such information relating to New CCNB has been supplied by New CCNB, and all such information relating to Getty Images has been supplied by Getty Images. Information provided by CCNB, New CCNB or Getty Images does not constitute any representation, estimate or projection of any other party.
This document is a prospectus of New CCNB and a proxy statement of CCNB for CCNB’s extraordinary general meeting. Neither New CCNB nor CCNB has authorized anyone to give any information or make any representation about the Business Combination, New CCNB, Getty Images CCNB that is different from, or in addition to, that contained in this proxy statement/prospectus or in any. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS(1)
Page
CC Neuberger Principal Holdings II Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
CC Neuberger Principal Holdings II Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-30
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020	F-31
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020	F-32
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020	F-33
Notes to Consolidated Financial Statements	F-34
Griffey Global Holdings, Inc. Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2022 and December 31, 2021	F-52
Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021	F-53
Condensed Consolidated Statements of Comprehensive Income for the three months ended March 31, 2022 and 2021	F-54
Condensed Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2022 and 2021	F-55
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021	F-56
Notes to Condensed Consolidated Financial Statements	F-57
Griffey Global Holdings, Inc. Audited Financial Statements
For the years ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-70
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-71
Consolidated Statements of Operations for the years ended December 31, 2021 and 2020	F-72
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2021 and 2020	F-73
Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2021 and 2020	F-74
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-75
Notes to Consolidated Financial Statements	F-76

(1)
Vector Holding, LLC has not commenced operations and has no assets or liabilities as of December 31, 2021.

CC NEUBERGER PRINCIPAL HOLDINGS II
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash	$219,713	$290,297
Prepaid expenses	202,417	243,042
Total current assets	422,130	533,339
Investments and cash held in Trust Account	828,823,235	828,616,552
Total Assets	$829,245,365	$829,149,891
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$214,521	$19,442
Accrued expenses	9,880	34,240
Accrued expenses – related party	400,000	345,650
Total current liabilities	624,401	399,332
Non-current accounts payable and accrued expenses	5,004,143	3,866,806
Working capital loan	1,836,000	—
Deferred underwriting commissions in connection with the initial public offering	28,980,000	28,980,000
Derivative liabilities	65,753,000	85,875,800
Total Liabilities	102,197,544	119,121,938
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 82,800,000 shares subject to possible redemption at $10.00 per share at March 31, 2022 and December 31, 2021, respectively	828,000,000	828,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized at March 31, 2022 and December 31, 2021, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 25,700,000 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	2,570	2,570
Additional paid-in capital	—	—
Accumulated deficit	(100,954,749)	(117,974,617)
Total Shareholders’ Deficit	(100,952,179)	(117,972,047)
Total Liabilities and Shareholders’ Deficit	$829,245,365	$829,149,891
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the three months ended March 31,
	2022	2021
General and administrative expenses	$2,273,615	$293,360
Loss from operations	(2,273,615)	(293,360)
Other income:
Change in fair value of derivative liabilities	19,086,800	27,535,200
Unrealized gain on investments held in Trust Account	206,683	139,903
Total other income	19,293,483	27,675,103
Net income	$17,019,868	$27,381,743
Basic and diluted weighted average shares outstanding of Class A ordinary shares	82,800,000	82,800,000
Basic and diluted net income per ordinary share	$0.16	$0.25
Basic and diluted weighted average shares outstanding of Class B ordinary shares	25,700,000	25,700,000
Basic and diluted net income per ordinary share	$0.16	$0.25
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Three Months Ended March 31, 2022:
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	25,700,000	$2,570	$—	$(117,974,617)	$(117,972,047)
Net income	—	—	—	—	—	17,019,868	17,019,868
Balance – March 31, 2022 (unaudited)	—	$—	25,700,000	$2,570	$—	$(100,954,749)	$(100,952,179)
For the Three Months Ended March 31, 2021:
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	25,700,000	$2,570	$—	$(115,270,723)	$(115,268,153)
Net income	—	—	—	—	—	27,381,743	27,381,743
Balance – March 31, 2021 (unaudited)	—	$—	25,700,000	$2,570	$—	$(87,888,980)	$(87,886,410)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the three months ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$17,019,868	$27,381,743
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative liabilities	(19,086,800)	(27,535,200)
Merger expenses paid by Sponsor in exchange for working capital loan	560,000	—
Unrealized gain on investments held in Trust Account	(206,683)	(139,903)
Changes in operating assets and liabilities:
Prepaid expenses	40,625	46,373
Accounts payable	195,079	176,174
Accrued expenses	(24,360)	(50,944)
Accrued expenses – related party	54,350	62,040
Non-current accounts payable and accrued expenses	1,137,337	—
Net cash used in operating activities	(310,584)	(59,717)
Cash Flows from Financing Activities:
Proceeds from working capital loan	240,000	—
Net cash provided by financing activities	240,000	—
Net change in cash	(70,584)	(59,717)
Cash – beginning of the period	290,297	737,786
Cash – end of the period	$219,713	$678,069
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Basis of Presentation
CC Neuberger Principal Holdings II (the “Company”) is a blank check company incorporated in the Cayman Islands on May 12, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company may pursue a Business Combination in any industry or sector.
At March 31, 2022, the Company had not yet commenced operations. All activity for the period from May 12, 2020 (inception) through March 31, 2022 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company has selected December 31 as its fiscal year end. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and investments from the proceeds derived from the Initial Public Offering.
The Company’s sponsor is CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Initial Public Offering became effective on July 30, 2020. On August 4, 2020, the Company consummated the Initial Public Offering of 82,800,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including the issuance of 10,800,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 18,560,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of approximately $18.6 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $828.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.
The Company will provide its holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirement, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, and directors will have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 4, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Company’s Amended and Restated Memorandum and Articles of Association provides that, if the Company winds up for any other reason prior to the consummation of the initial Business Combination, the Company will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable).
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per Public Share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On December 9, 2021 (the “Effective Date”), the Company, Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“New CCNB”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“G Merger Sub 2”, and together with the Company, New CCNB, Domestication Merger Sub and G Merger Sub 1, each a “CCNB Party” and, collectively, the “CCNB Parties”), Griffey Global Holdings, Inc., a Delaware corporation (“Griffey Global”), and solely for limited purposes expressly set forth therein, Griffey Investors, L.P., a Delaware limited

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
liability company, (the “Partnership”), entered into a definitive business combination agreement (the “Business Combination Agreement”).
The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were approved by the board of directors of each of the Company and Griffey Global.
The Business Combination Agreement provides for the Business Combination, which includes, among other things, the consummation of the following transactions: (a) on the business day prior to the closing date, New CCNB will convert from a Delaware limited liability company to a Delaware corporation (the “Statutory Conversion”) with a certificate of incorporation which provides for two classes of common stock in a manner consistent with the articles of incorporation of the Company prior to the Statutory Conversion (the “New CCNB Pre-Closing Certificate of Incorporation”), (b) prior to the closing of the Business Combination (the “Closing”), on the closing date, the Company will merge with and into Domestication Merger Sub, with Domestication Merger Sub surviving (the “Domestication Merger”) as a direct subsidiary of New CCNB and New CCNB will continue as the public company with (i) each Class A ordinary share, par value $0.0001 (each, a “CCNB Class A Ordinary Share”), of the Company being converted into the right of the holder thereof to receive one share of Class A common stock, par value $0.0001 (each, a “New CCNB Pre-Closing Class A Share”), of New CCNB, (ii) each Class B ordinary share, par value $0.0001 of the Company being converted into the right of the holder thereof to receive one share of Class B common stock, par value $0.0001 of New CCNB and (iii) each warrant of the Company ceasing to represent a right to acquire the Company Class A Ordinary Shares and instead representing a right to acquire New CCNB Pre-Closing Class A Shares, (c) on the Closing Date, at the Closing and prior to the PIPE Financing (as defined below) and the consummation of the transactions contemplated by the Forward Purchase Agreement (as defined below) and the Backstop Agreement (as defined below), if applicable, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, Class A common stock, par value $0.0001 per share (the “New CCNB Class A Common Shares”), and Class B common stock, par value $0.0001 per share (the “New CCNB Class B Common Shares”), which New CCNB Class B Common Shares will be subject to stock price based vesting; (d) on the closing date, at the Closing and contingent upon the filing of the New CCNB Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter will be consummated, including the conversion of the New CCNB Pre-Closing Class B Common Shares into New CCNB Class A Common Shares and New CCNB Class B Common Shares; (e) on the closing date, at the Closing and prior to the Getty Mergers (as defined below), New CCNB will consummate the PIPE Financing (as defined below) and the transactions contemplated by the Forward Purchase Agreement (as defined below) and the Backstop Agreement (as defined below), if applicable, and (f) on the closing date at the Closing, (i) G Merger Sub 1 will merge with and into Griffey Global (the “First Getty Merger”), with Griffey Global surviving as a subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB, and (ii) Griffey Global will merge with and into G Merger Sub 2 (the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”), with G Merger Sub 2 surviving as a direct subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB (the “Final Surviving Company”). In connection with the Closing, New CCNB will change its name to “Getty Images Holdings, Inc.”, which will continue as the public company following the consummation of the Business Combination.
Consideration
Under the terms of the Business Combination Agreement, the aggregate consideration to be paid in the Business Combination is derived from an aggregate transaction equity value of approximately $2.9 billion, apportioned between cash and New CCNB Class A Common Shares, as more specifically set forth therein (and which account for the value of Griffey Globals’s vested options). In addition to the consideration to be paid at Closing, New CCNB will issue to equityholders of Griffey Global an aggregate of up to 65,000,000 New CCNB Class A Common Shares, issuable upon and subject to the occurrence of the applicable vesting events, as more specifically set forth therein.  Each option to purchase shares of Griffey Global (whether

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
vested or unvested) will be converted into a comparable option to purchase New CCNB Class A Common Shares, pursuant to a market-based equity incentive plan prepared by CCNB and Griffey Global prior to the closing date.
In connection with the signing of the Business Combination Agreement, the Company and New CCNB entered into subscription agreements (the “Subscription Agreements”) with the Sponsor and Getty Investments, L.L.C, current equityholders of the Company or Griffey Global, respectively (collectively, the “PIPE Investors”).
Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company and New CCNB agreed to issue and sell to such investors, on the closing date, an aggregate of 15,000,000 New CCNB Class A Common Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”).
The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that New CCNB will grant the PIPE Investors in the PIPE Financing certain customary registration rights.
Forward Purchase Agreement and Backstop Agreement
In connection with the signing of the Business Combination Agreement, New CCNB, the Company, and NBOKS entered into a side letter to (a) that certain Forward Purchase Agreement (the “Forward Purchase Agreement”), pursuant to which, among other things, NBOKS confirmed the allocation to the Company of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 New CCNB Class A Common Shares, and 3,750,000 Forward Purchase Warrants (as defined therein) and (b) certain Backstop Facility Agreement (the “Backstop Agreement”) whereby NBOKS agreed to, subject to the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein, at Closing, subscribe for New CCNB Class A Common Shares to fund redemptions by shareholders of the Company in connection with the Business Combination in an amount of up to $300,000,000 (clauses “(a)” and “(b),” collectively, the “NBOKS Side Letter”), which NBOKS Side Letter provides for the assignment of the Company’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022. The condensed consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 1, 2022.
Risk and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of

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the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Going Concern
As of March 31, 2022, the Company had approximately $220,000 in its operating bank account and negative working capital of approximately $202,000.
Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $267,000 pursuant to the Note issued to the Sponsor (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 10, 2020. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). On January 7, 2022, the Company issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan (see Note 5).
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 4, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 4, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by August 4, 2022.
Note 2 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities

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and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Investment Securities Held in Trust Account
The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized gain on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000, and investments held in Trust Account. As of March 31, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed consolidated balance sheets, except for derivative liabilities (see Note 10).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

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•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Working Capital Loan
The Company has elected the fair value option to account for its working capital loan with its Sponsor as defined and more fully described in Note 5. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in the fair value of the conversion feature are recorded as change in value of working capital loan reflected in change in fair value of derivative liabilities on the condensed consolidated balance sheets and unaudited condensed consolidated statements of operations. The fair value of the conversion feature is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.
The working capital loan is convertible into warrants upon a successful business combination. In the event of an unsuccessful business combination, the working capital loan is forgiven and expires worthless
Non-current Accounts Payable and Accrued Expenses
Non-current accounts payable and accrued expenses includes fees incurred with certain vendors where settlement or liquidation of amounts due is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivative Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued an aggregate of 20,700,000 redeemable warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option (the “Public Warrants”) and issued 18,560,000 Private Placement Warrants. In addition, the Company entered into a forward purchase agreement in connection with the Initial Public Offering which provides for the purchase by an affiliate of the Sponsor of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial Business Combination (the “Forward Purchase Agreement”). All of the outstanding warrants and the Forward Purchase Agreement are recognized as derivative assets and liabilities in accordance with ASC 815.
In the event of an unsuccessful business combination, the warrants will expire worthless, with no cash settlement and the change in fair value adjusted through earnings.
For equity-linked contracts that are classified as assets or liabilities, the Company recognizes the fair value of the equity-linked contracts at each balance sheet date and records the change in the consolidated

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statements of operations as a (gain) loss on change in fair value of derivative liabilities. The Public Warrants were initially valued using a binomial lattice pricing model when the Public Warrants were not yet trading and did not have observable pricing, and are now valued based on public market quoted prices. The Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. The assumptions used in preparing these models include estimates such as volatility, contractual terms, discount rates, dividend rate, expiration dates and risk-free rates.
The estimates used to calculate the fair value of the Company’s derivative assets and liabilities change at each balance sheet date based on the value of the Company’s stock price and other assumptions described above. If these assumptions change or there is significant volatility in the Company’s stock price or interest rates, the fair value calculated from one balance sheet period to the next could be materially different.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting discounts and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, 82,800,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Income Taxes
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For

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those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2022 and December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 39,260,000, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
	For the Three Months Ended March 31, 2022		For the Three Months Ended March 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income	$12,988,434	$4,031,434	$20,895,929	$6,485,814
Denominator:
Basic and diluted weighted average common shares outstanding	82,800,000	25,700,000	82,800,000	25,700,000
Basic and diluted net income per common share	$0.16	$0.16	$0.25	$0.25
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s unaudited condensed consolidated financial statements.
Note 3 — Initial Public Offering
On August 4, 2020, the Company consummated the Initial Public Offering of 82,800,000 Units, including the issuance of 10,800,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in

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the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Each Unit consists of one Class A ordinary share and one-fourth of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 18,560,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, to the Company’s Sponsor, generating gross proceeds to the Company of approximately $18.6 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
On May 19, 2020, the Company issued 7,875,000 Class B ordinary shares to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. On July 15, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 Founder Shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 Founder Shares to each of Joel Alsfine and James Quella, the independent director nominees. On July 30, 2020, the Company effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 25,700,000 Founder Shares, including up to 2,700,000 shares were subject to forfeiture to the Company for no consideration to the extent that the option to purchase additional units is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to any forward purchase agreement entered into in connection with the Initial Public Offering (the “Forward Purchase Agreement”). All shares and the associated amounts have been retroactively restated to reflect the share capitalizations. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Founder Shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 Founder Shares to Jonathan Gear, a newly appointed independent director.
The Initial Shareholders have agreed not to transfer, assign or sell, subject to certain limited exceptions, any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) subsequent to the initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares.

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Related Party Loans
On May 19, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of August 4, 2020, the Company borrowed approximately $267,000 under the Note. The Company fully repaid the Note on September 10, 2020.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2022, $800,000 was drawn on the Working Capital Loan, presented at its fair value of approximately $1.8 million on the accompanying unaudited condensed consolidated balance sheet. The Company received proceeds of $240,000 and the remaining $560,000 was used for business combination related expenses, paid by the Sponsor on behalf of the Company. As of December 31, 2021, there were no amounts outstanding on the Working Capital Loan.
Administrative Support Agreement
Commencing on the effective date of the registration statement on Form S-1 related to the Initial Public Offering through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company reimburses the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $20,000 per month. The Company incurred approximately $60,000 and $0 in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, and $400,000 and $340,000 is included in accrued expenses — related party in the accompanying condensed consolidated balance sheets, at March 31, 2022 and December 31, 2021, respectively.
Forward Purchase Arrangement
In connection with the consummation of the Public Offering, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), a member of our sponsor, which will provide for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial business combination. The Forward Purchase Agreement will allow NBOKS to be excused from its purchase obligation in connection with a specific business combination if NBOKS does not have sufficient committed capital allocated to the Forward Purchase Agreement to fulfill its funding obligations under such forward purchase agreement in respect of such business combination. Following the consummation of this offering and prior to an initial business combination, NBOKS intends to raise additional committed capital such that the condition described in the preceding sentence is met, but there can be no assurance that additional capital will be available. The obligations under the Forward Purchase Agreement will not depend on whether any Class A ordinary shares are redeemed by our public shareholder.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 6 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 10,800,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On August 4, 2020, the underwriters fully exercised the over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $16.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting commission of $0.35 per unit, or approximately $29.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Deferred Legal Fees
The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer their fees until the closing of the initial Business Combination. As of March 31, 2022 and December 31, 2021, the Company recorded an aggregate of $5.0 million and $3.9 million, respectively, in connection with such arrangement non-current accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.
Note 7 — Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 82,800,000 Class A ordinary shares outstanding, all of which were subject to possible redemption and classified outside of permanent equity in the accompanying condensed consolidated balance sheets.
The Class A ordinary shares issued in the Initial Public Offering were recognized in Class A ordinary shares subject to possible redemption as recorded outside of permanent equity as follows:
Gross Proceeds	$828,000,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(46,345,787)
Proceeds allocated to Public Warrants at issuance	(27,128,720)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	73,474,507
Class A ordinary shares subject to possible redemption	$828,000,000

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 8 — Shareholders’ Equity (Deficit)
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 82,800,000 Class A ordinary shares issued or outstanding. All Class A ordinary shares subject to possible redemption have been classified as temporary equity (see Note 7).
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On May 19, 2020, 7,875,000 Class B ordinary shares were issued to the Sponsor. On July 15, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 Class B ordinary shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 Class B ordinary shares to each of Joel Alsfine and James Quella, the independent director nominees. On July 30, 2020, the Company effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 25,700,000 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalizations. Of the 25,700,000 Class B ordinary shares, an aggregate of up to 2,700,000 shares were subject to forfeiture to the Company for no consideration to the extent that the option to purchase additional units is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to any Forward Purchase Agreement. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Class B ordinary shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 Founder Shares to Jonathan Gear, a newly appointed independent director. As of March 31, 2022 and December 31, 2021, there were 25,700,000 Class B ordinary shares issued or outstanding.
Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities (as defined below) are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares outstanding upon completion of the Initial Public Offering plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Class A ordinary shares to be sold pursuant to a Forward Purchase Agreement, but not any warrants sold pursuant to a Forward Purchase Agreement), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis. Any conversion of Class B ordinary shares described herein will take effect as a redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law.
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Note 9 — Derivative Liabilities
Warrants:
As of March 31, 2022 and December 31, 2021, the Company had 20,700,000 Public Warrants and 18,560,000 Private Placement Warrants outstanding.

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed to use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, to cause the same to become effective within 60 business days following the closing of the initial Business Combination, and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (1) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees, (3) the Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and (4) any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
The Company may redeem the Public Warrants (but not the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (but not the Private Placement Warrants):
•
in whole and not in part;

•
at $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below);

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of the Class A ordinary shares shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Forward purchase agreement
The Forward Purchase Agreement provides for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share (the “Forward Purchase Shares”) and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination.
Note 10 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021, respectively, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities(1)	$411,428,015	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$20,700,000	$—	$—
Derivative warrant liabilities – Private Placement Warrants	$—	$—	$42,688,000
Derivative liabilities – Forward Purchase Agreement	$—	$—	$2,365,000
Working capital loan	$—	$—	$1,836,000
December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities(1)	$778,445,880	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$28,152,000	$—	$—
Derivative warrant liabilities – Private Placement Warrants	$—	$—	$54,380,800
Derivative liabilities – Forward Purchase Agreement	$—	$—	$3,343,000
Working capital loan	$—	$—	$—

(1)
Excludes $417,395,220 and $50,150,712 of investments in an open-ended money market fund, in which the Company uses NAV as a practical expedient to fair value at March 31, 2022 and December 31, 2021, respectively. In addition, it excludes $0 and $19,960 in cash at March 31, 2022 and December 31, 2021, respectively.

Level 1 assets include investments in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2022.
The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a binomial / lattice model for the Public Warrants and a Black-Scholes option pricing model for the Private Placement Warrants. The fair value of Public Warrants have been subsequently measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. The Company’s Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s working capital loan is valued using a Monte Carlo simulation analysis on the convertible feature

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
and a present value of the host contract. The company’s Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. For the three months ended March 31, 2022 and 2021, the Company recognized a benefit to the statements of operations resulting from a change in the fair value of derivative liabilities of approximately $19.1 million and $27.5 million, respectively, presented as change in fair value of derivative liabilities in the accompanying unaudited condensed consolidated statements of operations.
A reconciliation of the Level 3 derivative liabilities is summarized below:
Warrant liabilities at December 31, 2021 – Level 3 measurements	$57,723,800
Change in fair value of warrant liabilities	(11,692,800)
Change in fair value of forward purchase agreement	(978,000)
Warrant liabilities at March 31, 2022 – Level 3 measurements	$45,053,000
Warrant liabilities at December 31, 2020 – Level 3 measurements	$51,338,600
Change in fair value of warrant liabilities	(3,155,200)
Change in fair value of forward purchase agreement	(11,132,000)
Warrant liabilities at March 31, 2021 – Level 3 measurements	$37,051,400
The change in the fair value of the working capital loan measured with Level 3 inputs for the three months ended March 31, 2022 is summarized as follows:
Fair value at December 31, 2021	$—
Initial proceeds from working capital loan	800,000
Change in fair value of working capital loan	1,036,000
Fair value of working capital loan at March 31, 2022	$1,836,000
The valuation methodologies for the Private Placement Warrants, Working Capital Loan and Forward Purchase Agreement included in derivative liabilities include certain significant unobservable inputs, resulting in such valuations to be classified as Level 3 in the fair value measurement hierarchy. The methodologies include a probability of a successful business combination, which was originally determined to be 80% as of December 31, 2020 but was increased to 90% as of December 31, 2021 and March 31, 2022. The warrant valuation models also include expected volatility, which differ between public and private placement warrants and can vary further depending on where the Company stands in identifying a business combination target. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. For public warrants and when such warrants are not yet trading and we do not have observed pricing in public markets, we assume a volatility based on research on SPAC warrants and the implied volatilities shortly after they start trading. Prior to the announcement of a proposed business combination, the Company assumed a volatility for the Private Placement Warrants based on the median volatility of the Russell 3000 constituents. After the announcement of a proposed business combination, the valuation estimate assumes an equal weighting of volatility based on (a) the volatility of the target company’s peer group and (b) the implied volatility of the Public Warrants issued by the Company.

CC NEUBERGER PRINCIPAL HOLDINGS II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following tables provide quantitative information regarding Level 3 fair value measurement inputs at the measurement dates:
Private Warrants	As of March 31, 2022	As of December 31, 2021
Stock price	$9.92	$9.90
Volatility	30.00%	40.0%
Expected life of the options to convert	5.1	5.3
Risk-free rate	2.40%	1.30%
Dividend yield	0.0%	0.0%
Forward Purchase Agreements	As of March 31, 2022	As of December 31, 2021
Stock price	$9.92	$9.90
Probability of closing	90.00%	90.0%
Discount term	0.1	0.3
Risk-free rate	0.26%	0.08%
Dividend yield	0.0%	0.0%
Working Capital Loan	As of March 31, 2022	As of December 31, 2021
Stock price	$9.92	$—
Annual equity volatility	30.00%	—
Expected life of the options to convert	5.0	—
Risk-free rate	2.40%	—
Dividend yield	0.0%	—
Probability of merger closing	90.00%	—
Note 11 — Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed consolidated financial statements were issued, require potential adjustment to or disclosure in the unaudited condensed consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
CC Neuberger Principal Holdings II
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of CC Neuberger Principal Holdings II (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows, for year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2022, expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by August 4, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements We believe that our audits provide a reasonable basis for our opinions.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.
Accounting for and Valuation of Private Placement Warrants and Forward Purchase Agreement
Description:
As described in Notes 2, 9 and 10 to the financial statements, the Company accounts for its private placement warrants and forward purchase agreement based on an assessment of the instruments’ specific terms and the applicable accounting standards. The private placement warrants and forward purchase agreement are stated at fair value at each reporting period with the change in fair value recorded on the statement of operations. The fair value of the warrants on the date of issuance were estimated using a Black-Scholes option pricing model and as of December 31, 2021 using a binomial lattice pricing model pricing model both of which include inputs such as the Company’s stock price on date of grant, exercise price per share, and the number of private placement warrants outstanding. The fair value of the forward purchase agreement on the date of issuance and on each remeasurement date is estimated utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. Assumptions used in the model are subjective and require significant judgment, and include implied volatility, risk-free interest rate and probability of executing a successful business combination. As of December 31, 2021, 18,560,000 private placement warrants at a fair value of $54.4 million and the forward purchase contract at a fair value of $13.1 million remained outstanding resulting in $1.48 million of gain related to the change in fair value of the for the year ended December 31, 2021. As previously disclosed by management, the Company has restated the financial statements as of and for the year ended December 31, 2020 to account for the private placement warrants and forward purchase agreement as liabilities on its balance sheets. The principal considerations for our determination that performing procedures relating to the accounting for and valuation of the private placement warrants and forward purchase agreement are a critical audit matter are (i) the significant judgment by management when determining the accounting for and valuation; (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the accounting for the private placement warrants and forward purchase agreement, and management’s significant assumption related to implied volatility and probability of executing a successful business combination; (iii) the audit effort involved the use of professionals with specialized skill and knowledge; and (iv) as disclosed by management, a material weakness related to the evaluation of complex financial instruments existed as of December 31, 2021.
Response:
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, reading the agreements, evaluating the accounting for the private placement warrants and forward purchase agreement, testing the internal controls over management’s process for determining the fair value estimates. Testing management’s process included (i) evaluating the internal controls and methodology used by management to determine the fair value of the private placement warrants and forward purchase agreement; (ii) testing the mathematical accuracy of management’s model; (iii) evaluating the reasonableness of management’s significant assumption related to implied volatility and probability of executing a successful business combination; and (iv) testing the completeness and accuracy of the underlying data used. Professionals with specialized skill and knowledge were used to assist in (i) evaluating management’s accounting for the private placement warrants and forward purchase agreement; (ii) evaluating the methodology to determine the fair value; (iii) testing the mathematical accuracy of the models; and (iv) evaluating the reasonableness of the significant assumption related to implied volatility and probability of executing a successful business combination by considering consistency with external market data.

Reference:
Notes 2, 9 and 10
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
February 28, 2022
PCAOB ID Number 100

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
CC Neuberger Principal Holdings II
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of CC Neuberger Principal Holdings II (the “Company”) as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weakness identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2021, of the Company and our report dated February 28, 2022, expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Material Weaknesses
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment: interpretation and accounting for complex financial instruments. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2021, of the Company, and this report does not affect our report on such consolidated financial statements.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
February 28, 2022
PCAOB ID Number 100

CC NEUBERGER PRINCIPAL HOLDINGS II
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2021 and 2020
	December 31,
	2021	2020
Assets
Current assets:
Cash	$290,297	$737,786
Prepaid expenses	243,042	656,869
Total current assets	533,339	1,394,655
Investments and cash held in Trust Account	828,616,552	828,291,565
Total Assets	$829,149,891	$829,686,220
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$19,442	$424,913
Accrued expenses	34,240	92,860
Accrued expenses – related party	345,650	100,000
Total current liabilities	399,332	617,773
Non-current accounts payable and accrued expenses	3,866,806	—
Deferred underwriting commissions in connection with the initial public offering	28,980,000	28,980,000
Derivative liabilities	85,875,800	87,356,600
Total liabilities	119,121,938	116,954,373
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 82,800,000 shares subject to possible redemption at $10.00 per share at December 31, 2021 and 2020, respectively	828,000,000	828,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized at December 31, 2021 and 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 25,700,000 shares issued and outstanding at December 31, 2021 and 2020, respectively	2,570	2,570
Additional paid-in capital	—	—
Accumulated deficit	(117,974,617)	(115,270,723)
Total shareholders’ deficit	(117,972,047)	(115,268,153)
Total Liabilities and Shareholders’ Deficit	$829,149,891	$829,686,220
The accompanying notes are an integral part of these consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the year ended December 31, 2021	For the period from May 12, 2020 (inception) through December 31, 2020
General and administrative expenses	$4,509,681	$442,331
Loss from operations	(4,509,681)	(442,331)
Other income (expense):
Change in fair value of derivative liabilities	1,480,800	(40,117,600)
Financing costs	—	(1,550,280)
Unrealized gain on investments held in Trust Account	324,987	291,565
Total other income (expense)	1,805,787	(41,376,315)
Net loss	$(2,703,894)	$(41,818,646)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	82,800,000	53,076,923
Basic and diluted net loss per ordinary share	$(0.02)	$(0.54)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	25,700,000	24,042,735
Basic and diluted net loss per ordinary share	$(0.02)	$(0.54)
The accompanying notes are an integral part of these consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Year Ended December 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	25,700,000	$2,570	$—	$(115,270,723)	$(115,268,153)
Net loss	—	—	—	—	—	(2,703,894)	(2,703,894)
Balance – December 31, 2021	—	$—	25,700,000	$2,570	$—	$(117,974,617)	$(117,972,047)
For the Period From May 12, 2020 (Inception) Through December 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – May 12, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	25,700,000	2,570	22,430	—	25,000
Accretion on Class A ordinary shares subject to possible redemption	—	—	—	—	(22,430)	(73,452,077)	(73,474,507)
Net loss	—	—	—	—	—	(41,818,646)	(41,818,646)
Balance – December 31, 2020	—	$—	25,700,000	$2,570	$—	$(115,270,723)	$(115,268,153)
The accompanying notes are an integral part of these consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2021	For the period from May 12, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(2,703,894)	$(41,818,646)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	—	5,000
Change in fair value of derivative liabilities	(1,480,800)	40,117,600
Financing costs	—	1,550,280
Unrealized gain on investments held in Trust Account	(324,987)	(291,565)
Changes in operating assets and liabilities:
Prepaid expenses	413,827	(636,869)
Accounts payable	(405,471)	60,325
Accrued expenses	(58,620)	7,860
Accrued expenses – related party	245,650	100,000
Non-current accounts payable and accrued expenses	3,866,806	—
Net cash used in operating activities	(447,489)	(906,015)
Cash Flows from Investing Activities
Principal deposited in Trust Account	—	(828,000,000)
Net cash used in investing activities	—	(828,000,000)
Cash Flows from Financing Activities:
Proceeds received from note payable to related parties	—	50,000
Repayment of note payable to related parties	—	(266,737)
Proceeds received from initial public offering, gross	—	828,000,000
Proceeds from private placement	—	18,560,000
Payment of offering costs	—	(16,699,462)
Net cash provided by financing activities	—	829,643,801
Net change in cash	(447,489)	737,786
Cash – beginning of the period	737,786	—
Cash – end of the period	$290,297	$737,786
Supplemental disclosure of noncash investing and financing activities:
Prepaid expenses paid in exchange for issuance of Class B ordinary shares to Sponsor	$—	$20,000
Offering costs included in accounts payable	$—	$364,588
Offering costs included in accrued expenses	$—	$85,000
Offering costs paid by Sponsor through note payable	$—	$216,737
Deferred underwriting commissions in connection with the initial public offering	$—	$28,980,000
The accompanying notes are an integral part of these consolidated financial statements.

Note 1 — Description of Organization, Business Operations and Basis of Presentation
CC Neuberger Principal Holdings II (the “Company”) is a newly incorporated blank check company incorporated in the Cayman Islands on May 12, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet selected (“Business Combination”). The Company may pursue a Business Combination in any industry or sector.
At December 31, 2021, the Company had not yet commenced operations. All activity for the period from May 12, 2020 (inception) through December 31, 2021 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company has selected December 31 as its fiscal year end. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and investments from the proceeds derived from the Initial Public Offering.
The Company’s sponsor is CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Initial Public Offering became effective on July 30, 2020. On August 4, 2020, the Company consummated the Initial Public Offering of 82,800,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including the issuance of 10,800,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 18,560,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of approximately $18.6 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $828.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.
The Company will provide its holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public

Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirement, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, and directors will have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 4, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Company’s Amended and Restated Memorandum and Articles of Association provides that, if the Company winds up for any other reason prior to the consummation of the initial Business Combination, the Company will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable).
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per Public Share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On December 9, 2021 (the “Effective Date”), the Company, Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“New CCNB”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“G Merger Sub 2”, and together with the Company, New CCNB, Domestication Merger Sub and G Merger Sub 1, each a “CCNB Party” and, collectively, the “CCNB Parties”), Griffey Global Holdings, Inc., a Delaware corporation (“Griffey Global”), and solely for limited purposes expressly set forth therein, Griffey Investors, L.P., a Delaware limited liability company, (the “Partnership”), entered into a definitive business combination agreement (the “Business Combination Agreement”).
The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were approved by the board of directors of each of the Company and Griffey Global.
The Business Combination Agreement provides for the Business Combination, which includes, among other things, the consummation of the following transactions: (a) on the business day prior to the closing date, New CCNB will convert from a Delaware limited liability company to a Delaware corporation (the “Statutory Conversion”) with a certificate of incorporation which provides for two classes of common stock in a manner consistent with the articles of incorporation of the Company prior to the Statutory Conversion (the “New CCNB Pre-Closing Certificate of Incorporation”), (b) prior to the closing of the Business Combination (the “Closing”), on the closing date, the Company will merge with and into Domestication Merger Sub, with Domestication Merger Sub surviving (the “Domestication Merger”) as a direct subsidiary of New CCNB and New CCNB will continue as the public company with (i) each Class A ordinary share, par value $0.0001 (each, a “CCNB Class A Ordinary Share”), of the Company being converted into the right of the holder thereof to receive one share of Class A common stock, par value $0.0001 (each, a “New CCNB Pre-Closing Class A Share”), of New CCNB, (ii) each Class B ordinary share, par value $0.0001 of the Company being converted into the right of the holder thereof to receive one share of Class B common stock, par value $0.0001 of New CCNB and (iii) each warrant of the Company ceasing to represent a right to acquire the Company Class A Ordinary Shares and instead representing a right to acquire New CCNB Pre-Closing Class A Shares, (c) on the Closing Date, at the Closing and prior to the PIPE Financing (as defined below) and the consummation of the transactions contemplated by the Forward Purchase Agreement (as defined below) and the Backstop Agreement (as defined below), if applicable, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, Class A common stock, par value $0.0001 per share (the “New CCNB Class A Common Shares”), and Class B common stock, par value $0.0001 per share (the “New CCNB Class B Common Shares”), which New CCNB Class B Common Shares will be subject to stock price based vesting; (d) on the closing date, at the Closing and contingent upon the filing of the New CCNB Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter will be consummated, including the conversion of the New CCNB Pre-Closing Class B Common Shares into New CCNB Class A Common Shares and New CCNB Class B Common Shares; (e) on the closing date, at the Closing and prior to the Getty Mergers (as defined below), New CCNB will consummate the PIPE Financing (as defined below) and the transactions contemplated by the Forward Purchase Agreement (as defined below) and the Backstop Agreement (as defined below), if applicable, and (f) on the closing date at the Closing, (i) G Merger Sub 1 will merge with and into Griffey Global (the “First Getty Merger”), with Griffey Global surviving as a subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB, and (ii) Griffey Global will merge with and into G Merger Sub 2 (the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”), with G Merger Sub 2 surviving as a direct subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB (the “Final Surviving Company”). In connection with the Closing, New CCNB will change its name to “Getty Images Holdings, Inc.”, which will continue as the public company following the consummation of the Business Combination.
Consideration
Under the terms of the Business Combination Agreement, the aggregate consideration to be paid in the Business Combination is derived from an aggregate transaction equity value of $2,912,000,000, apportioned between cash and New CCNB Class A Common Shares, as more specifically set forth therein (and which account for the value of Griffey Globals’s vested options). In addition to the consideration to be paid at Closing, New CCNB will issue to equityholders of Griffey Global an aggregate of up to 65,000,000 New CCNB Class A Common Shares, issuable upon and subject to the occurrence of the applicable vesting events, as more specifically set forth therein.  Each option to purchase shares of Griffey Global (whether vested or unvested) will be converted into a comparable option to purchase New CCNB Class A Common Shares, pursuant to a market-based equity incentive plan prepared by CCNB and the Griffey Global prior to the closing date.
In connection with the signing of the Business Combination Agreement, the Company and New CCNB entered into subscription agreements (the “Subscription Agreements”) with the Sponsor and Getty Investments, L.L.C, current equityholders of the Company or Griffey Global, respectively (collectively, the “PIPE Investors”).
Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company and New CCNB agreed to issue and sell to such investors, on the closing date, an aggregate of 15,000,000 New CCNB Class A Common Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”).

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that New CCNB will grant the PIPE Investors in the PIPE Financing certain customary registration rights.
Forward Purchase Agreement and Backstop Agreement
In connection with the signing of the Business Combination Agreement, New CCNB, the Company, and NBOKS entered into a side letter to (a) that certain Forward Purchase Agreement (the “Forward Purchase Agreement”), pursuant to which, among other things, NBOKS confirmed the allocation to New CCNB of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 New CCNB Class A Common Shares, and 3,750,000 Forward Purchase Warrants (as defined therein) and (b) certain Backstop Facility Agreement (the “Backstop Agreement”) whereby NBOKS agreed to, subject to the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein, at Closing, subscribe for New CCNB Class A Common Shares to fund redemptions by shareholders of the Company in connection with the Business Combination in an amount of up to $300,000,000 (clauses “(a)” and “(b),” collectively, the “NBOKS Side Letter”), which NBOKS Side Letter provides for the assignment of the Company’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination.
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Risk and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.
Going Concern
As of December 31, 2021, the Company had approximately $290,000 in its operating bank account and working capital of approximately $134,000.
Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $267,000 pursuant to the Note issued to the Sponsor (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 10, 2020. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loan (see Note 2). On January 7, 2022, the Company issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan (see Note 11).
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 4, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 4, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by August 4, 2022.
Note 2 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of these consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the consolidated balance sheets.

Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Non-current Accounts Payable and Accrued Expenses
Non-current accounts payable and accrued expenses includes fees incurred with certain vendors where settlement or liquidation of amounts due is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivative Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued an aggregate of 20,700,000 redeemable warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option (the “Public Warrants”) and issued 18,560,000 Private Placement Warrants. In addition, the Company entered into a forward purchase agreement in connection with the Initial Public Offering which provides for the purchase by an affiliate of the Sponsor of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial Business Combination (the “Forward Purchase Agreement”). All of the outstanding warrants and the Forward Purchase Agreement are recognized as derivative assets and liabilities in accordance with ASC 815.
In the event of an unsuccessful business combination, the warrants will expire worthless, with no cash settlement and the change in fair value adjusted through earnings.
For equity-linked contracts that are classified as assets or liabilities, the Company recognizes the fair value of the equity-linked contracts at each balance sheet date and records the change in the consolidated statements of operations as a (gain) loss on change in fair value of derivative liabilities. The Public Warrants were initially valued using a binomial lattice pricing model when the Public Warrants were not yet trading and did not have observable pricing, and are now valued based on public market quoted prices. The Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. The assumptions used in preparing these models include estimates such as volatility, contractual terms, discount rates, dividend rate, expiration dates and risk-free rates.
The estimates used to calculate the fair value of the Company’s derivative assets and liabilities change at each balance sheet date based on the value of the Company’s stock price and other assumptions described above. If these assumptions change or there is significant volatility in the Company’s stock price or interest rates, the fair value calculated from one balance sheet period to the next could be materially different.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting discounts and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, 82,800,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Net Income Per Ordinary Share
The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 39,260,000, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented.

Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
	For the Year Ended December 31, 2021
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(2,063,432)	$(640,462)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	82,800,000	25,700,000
Basic and diluted net loss per ordinary share	$(0.02)	$(0.02)
	For the Period From May 12, 2020 (Inception) Through December 31, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(28,781,313)	$(13,037,333)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	53,076,923	24,042,735
Basic and diluted net loss per ordinary share	$(0.54)	$(0.54)
Income Taxes
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recently Adopted Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.
Note 3 — Initial Public Offering
On August 4, 2020, the Company consummated the Initial Public Offering of 82,800,000 Units, including the issuance of 10,800,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 18,560,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, to the Company’s Sponsor, generating gross proceeds to the Company of approximately $18.6 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
On May 19, 2020, the Company issued 7,875,000 Class B ordinary shares to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. On July 15, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 Founder Shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 Founder Shares to each of Joel Alsfine and James Quella, the independent director nominees. On July 30, 2020, the Company effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 25,700,000 Founder Shares, including up to 2,700,000 shares were subject to forfeiture to the Company for no consideration to the extent that the option to purchase additional units is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to any forward purchase agreement entered into in connection with the Initial Public Offering (the “Forward Purchase Agreement”). All shares and the associated amounts have been retroactively restated to reflect the share capitalizations. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Founder Shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 Founder Shares to Jonathan Gear, a newly appointed independent director.
The Initial Shareholders have agreed not to transfer, assign or sell, subject to certain limited exceptions, any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) subsequent to the initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares.
Related Party Loans
On May 19, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of August 4, 2020, the Company borrowed approximately $267,000 under the Note. The Company fully repaid the Note on September 10, 2020.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans. On January 7, 2022, the Company issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan (see Note 11).
Administrative Support Agreement
Commencing on the effective date of the registration statement on Form S-1 related to the Initial Public Offering through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company reimburses the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $20,000 per month. The Company incurred approximately $ 240,000 and $100,000 in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, and $340,000 and $100,000 is included in accrued expenses — related party, at December 31, 2021 and 2020, respectively.
Forward Purchase Arrangement
In connection with the consummation of the Public Offering, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), a member of our sponsor, which will provide for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial business combination. The Forward Purchase Agreement will allow NBOKS to be excused from its purchase obligation in connection with a specific business combination if NBOKS does not have sufficient committed capital allocated to the Forward Purchase Agreement to fulfill its funding obligations under such forward purchase agreement in respect of such business combination. Following the consummation of this offering and prior to an initial business combination, NBOKS intends to raise additional committed capital such that the condition described in the preceding sentence is met, but there can be no assurance that additional capital will be available. The obligations under the Forward Purchase Agreement will not depend on whether any Class A ordinary shares are redeemed by our public shareholder.
Performance Based Compensation
We had previously agreed to pay our Chief Financial Officer the greater of $20,000 per month and $120,000 in the aggregate, upon the successful completion of our initial Business Combination, for his services to us. However, this payment has been waived by our Chief Financial Officer and will not be made.
The Company has not incurred any expenses in the accompanying consolidated statements of operations for the year ended December 31, 2021 or for the period from May 12, 2020 (inception) through December 31, 2020 for this arrangement.
Note 6 — Commitments & Contingencies
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 10,800,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On August 4, 2020, the underwriters fully exercised the over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $16.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting commission of $0.35 per unit, or approximately $29.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Deferred Legal Fees
The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer their fees until the closing of the initial Business Combination. As of December 31, 2021, the Company recorded an aggregate of $3.9 million in connection with such arrangement non-current accounts payable and accrued expenses in the accompanying consolidated balance sheet.
Note 7 — Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 82,800,000 Class A ordinary shares outstanding, all of which were subject to possible redemption and classified outside of permanent equity in the consolidated balance sheets.
The Class A ordinary shares issued in the Initial Public Offering were recognized in Class A ordinary shares subject to possible redemption as recorded outside of permanent equity as follows:

Gross Proceeds	$828,000,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(46,345,787)
Proceeds allocated to Public Warrants at issuance	(27,128,720)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	73,474,507
Class A ordinary shares subject to possible redemption	$828,000,000
Note 8 — Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 82,800,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and have been classified as temporary equity (see Note 7).
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On May 19, 2020, 7,875,000 Class B ordinary shares were issued to the Sponsor. On July 15, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 Class B ordinary shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 Class B ordinary shares to each of Joel Alsfine and James Quella, the independent director nominees. On July 30, 2020, the Company effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 25,700,000 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalizations. Of the 25,700,000 Class B ordinary shares, an aggregate of up to 2,700,000 shares were subject to forfeiture to the Company for no consideration to the extent that the option to purchase additional units is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to any Forward Purchase Agreement. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Class B ordinary shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 Founder Shares to Jonathan Gear, a newly appointed independent director.
Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities (as defined below) are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares outstanding upon completion of the Initial Public Offering plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Class A ordinary shares to be sold pursuant to a Forward Purchase Agreement, but not any warrants sold pursuant to a Forward Purchase Agreement), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis. Any conversion of Class B ordinary shares described herein will take effect as a redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law.
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there were no preference shares issued and outstanding.

Note 9 — Derivative Liabilities
Warrants:
As of December 31, 2021 and 2020, the Company had 20,700,000 Public Warrants and 18,560,000 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed to use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, to cause the same to become effective within 60 business days following the closing of the initial Business Combination, and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (1) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees, (3) the Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and (4) any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
The Company may redeem the Public Warrants (but not the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).
If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (but not the Private Placement Warrants):
•
in whole and not in part;

•
at $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below);

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair value” of the Class A ordinary shares shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Forward purchase agreement
The Forward Purchase Agreement provides for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share (the “Forward Purchase Shares”) and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination.
Note 10 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020, respectively, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2021
Description	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account – U.S. Treasury Securities(1)	$778,445,880	$—	$—
Liabilities:
Derivative liabilities – Public Warrants	$28,152,000	$—	$—
Derivative liabilities – Private Warrants	$—	$—	$54,380,800
Derivative liabilities – Forward Purchase Agreement	$—	$—	$3,343,000
December 31, 2020
Description	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account – U.S. Treasury Securities(1)	$720,932,535	$—	$—
Liabilities:
Derivative liabilities – Public Warrants	$36,018,000	$—	$—
Derivative liabilities – Private Warrants	$—	$—	$38,233,600
Derivative liabilities – Forward Purchase Agreement	$—	$—	$13,105,000

(1)
Excludes $50,150,712 and $55,645,484 of investments in an open-ended money market fund, in which the Company uses NAV as a practical expedient to fair value at December 31, 2021 and 2020, respectively. In addition, it excludes $19,960 and $51,713,546 in cash at December 31, 2021 and 2020, respectively.

Level 1 assets include investments in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2021. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2020, when the Public Warrants were separately listed and traded.
The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a binomial / lattice model for the Public Warrants and a Black-Scholes option pricing model for the Private Placement Warrants. The fair value of Public Warrants have been subsequently measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. The Company’s Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. For the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020, the Company recognized a benefit to the consolidated statements of operations resulting from a change in the fair value of derivative liabilities of approximately $1.5 million and $40.1 million, respectively, presented as change in fair value of derivative liabilities in the accompanying consolidated statements of operations.

A reconciliation of the Level 3 derivative liabilities is summarized below:
Balance as of May 12, 2020	$—
Acquisition date fair value of warrants:
Public warrants issued in the initial public offering	27,117,000
Private placement warrants issued in connection with the initial public offering (a)	32,294,400
Forward purchase agreement liability	1,562,000
Total acquisition date fair value of derivative liabilities	60,973,400
Change in fair value of warrant liabilities	14,840,200
Change in fair value of forward purchase agreement	11,543,000
Transfer to level one	(36,018,000)
Balance as of December 31, 2020	51,338,600
Change in fair value of warrant liabilities	16,147,200
Change in fair value of forward purchase agreement	(9,762,000)
End of period	$57,723,800
The valuation methodologies for the Private Placement Warrants and Forward Purchase Agreement included in derivative liabilities include certain significant unobservable inputs, resulting in such valuations to be classified as Level 3 in the fair value measurement hierarchy. The methodologies include a probability of a successful business combination, which was originally determined to be 80% as of December 31, 2020 but has increased to 90% as of December 31, 2021. The methodologies also include an expected merger date, which was set as April 15, 2022. The warrant valuation models also include expected volatility, which differ between public and private placement warrants and can vary further depending on where the Company stands in identifying a business combination target. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. For public warrants and when such warrants are not yet trading and we do not have observed pricing in public markets, we assume a volatility based on research on SPAC warrants and the implied volatilities shortly after they start trading. The volatility of the Private Placement Warrants varies depending on the specific characteristics of the public and private placement warrants. Prior to the announcement of a merger, the Company assumes a volatility for the Private Placement Warrants based on the median volatility of the Russell 3000 constituents. After the announcement of a proposed business combination, then the valuation estimate assumes a volatility based on the volatility of the target company’s peer group.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
Private Warrants	As of December 31, 2021	As of December 31, 2020
Stock price	$9.90	$10.40
Volatility	40.00%	30.00%
Expected life of the options to convert	5.3	5.5
Risk-free rate	1.30%	0.40%
Dividend yield	0.0%	0.0%
Forward Purchase Agreements	As of December 31, 2021	As of December 31, 2020
Stock price	$9.90	$10.40
Probability of closing	90.0%	80.0%
Discount term	0.3	1.1
Risk-free rate	0.08%	0.10%
Dividend yield	0.0%	0.0%

Note 11 — Subsequent Events
On January 7, 2022, the Company issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan. The Working Capital Loan does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. If the Company does not complete a Business Combination, the Working Capital Loan will not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Working Capital Loan, in whole or in part, into Private Placement Warrants at a price of $1.00 per Private Placement Warrant. The Working Capital Loan is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Working Capital Loan and all other sums payable with regard to the Working Capital Loan becoming immediately due and payable.
Management has evaluated subsequent events to determine if events or transactions occurring through the date the consolidated financial statements are available for issuance, require potential adjustment to or disclosure in the consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

GRIFFEY GLOBAL HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)
(unaudited)
	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$210,847	$186,301
Restricted cash	4,574	5,228
Accounts receivable – net of allowance of $6,271 and $5,946	130,869	143,362
Prepaid expenses	12,747	12,778
Taxes receivable	10,249	11,992
Other current assets	14,076	15,368
Total current assets	383,362	375,029
PROPERTY AND EQUIPMENT – NET	169,559	170,896
RIGHT OF USE ASSETS	53,393	—
GOODWILL	1,505,107	1,503,245
IDENTIFIABLE INTANGIBLE ASSETS – NET	464,163	478,852
DEFERRED INCOME TAXES – NET	8,957	8,893
OTHER LONG-TERM ASSETS	41,225	41,092
TOTAL	$2,625,766	$2,578,007
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$90,110	$94,993
Accrued expenses	54,035	66,569
Income taxes payable	12,064	10,502
Short-term debt – net	6,418	6,481
Deferred revenue	172,137	167,550
Total current liabilities	334,764	346,095
LONG-TERM DEBT – NET	1,744,274	1,750,990
LEASE LIABILITIES	52,969	—
DEFERRED INCOME TAXES – NET	31,880	24,595
UNCERTAIN TAX POSITIONS	43,843	42,701
OTHER LONG-TERM LIABILITIES	9,733	26,961
Total liabilities	2,217,463	2,191,342
Commitments and contingencies (Note 10)
REDEEMABLE PREFERRED STOCK:
Redeemable preferred stock, $0.01 par value, 900,000 shares authorized, 696,115 and 677,484 shares outstanding at March 31, 2022 and December 31, 2021 (aggregate liquidation preference of $704,197 and $685,350, respectively).	704,197	685,350
STOCKHOLDERS’ DEFICIT:
Common Stock, $0.01 par value: 185.0 million shares authorized; 153.6 million shares issued and 153.3 million shares outstanding as of March 31, 2022; 153.5 million shares issued and 153.3 million shares outstanding as of December 31, 2021.	1,533	1,533
Additional paid-in capital	916,492	933,569
Accumulated deficit	(1,179,901)	(1,203,440)
Accumulated other comprehensive loss	(82,281)	(78,403)
Total Griffey Global Holdings, Inc. stockholders’ deficit	(344,157)	(346,741)
Noncontrolling interest	48,263	48,056
Total stockholders’ deficit	(295,894)	(298,685)
TOTAL	$2,625,766	$2,578,007
See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)
	Three Months Ended March 31,
	2022	2021
REVENUE	$230,978	$218,392
OPERATING EXPENSE:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	61,894	59,608
Selling, general and administrative expenses	93,153	84,775
Depreciation	12,512	12,904
Amortization	12,205	12,019
Other operating expense (income) – net	2,706	(502)
Operating expense	182,470	168,804
INCOME FROM OPERATIONS	48,508	49,588
OTHER EXPENSE, NET:
Interest expense	(29,600)	(30,424)
Gain on fair value adjustment for swaps and foreign currency exchange contract – net	12,126	5,882
Unrealized foreign exchange gains – net	7,043	18,582
Other non-operating income – net	157	149
Total other expense – net	(10,274)	(5,811)
INCOME BEFORE INCOME TAXES	38,234	43,777
INCOME TAX EXPENSE	(13,127)	(14,032)
NET INCOME	25,107	29,745
Less:
Net income attributable to noncontrolling interest	208	145
Redeemable Preferred Stock dividend	18,847	16,885
NET INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC	$6,052	$12,715
Net income per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.04	$0.08
Diluted	$0.03	$0.08
Weighted-average common shares outstanding:
Basic	153,320,276	153,303,505
Diluted	173,197,259	154,020,626
See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021
NET INCOME	25,107	29,745
OTHER COMPREHENSIVE LOSS:
Net foreign currency translation adjustment losses	(3,878)	(14,737)
COMPREHENSIVE INCOME	21,229	15,008
Less: Comprehensive gain attributable to noncontrolling interest	207	144
COMPREHENSIVE INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$21,022	$14,864
See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands except share amounts)
(unaudited)
	Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Griffey Global Holdings, Inc. Stockholders’ Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
BALANCE – December 31, 2021	677,484	$685,350	153,313,505	$1,533	$933,569	$(1,203,440)	$(78,403)	$(346,741)	$48,056	$(298,685)
Net income	—	—	—	—	—	24,899	—	24,899	208	25,107
Other comprehensive loss	—	—	—	—	—	—	(3,878)	(3,878)	(1)	(3,879)
Cumulative Effect of Accounting Change – Adoption of ASU 2019-12 (See Note 2)	—	—	—	—	—	(1,360)	—	(1,360)	—	(1,360)
Issuance of common stock in connection with employee stock option exercise	—	—	9,375	—	29	—	—	29		29
Equity-based compensation activity	—	—	—	—	1,741	—	—	1,741	—	1,741
Redeemable Preferred Stock dividend	18,631	18,847	—	—	(18,847)	—	—	(18,847)	—	(18,847)
BALANCE – March 31, 2022	696,115	$704,197	153,322,880	$1,533	$916,492	$(1,179,901)	$(82,281)	$(344,157)	$48,263	$(295,894)
BALANCE – December 31, 2020	606,910	$613,957	153,303,505	$1,533	$998,487	$(1,320,508)	$(46,800)	$(367,288)	$47,728	$(319,560)
Net income	—	—	—	—	—	29,600	—	29,600	145	29,745
Other comprehensive loss	—	—	—	—	—	—	(14,737)	(14,737)	(1)	(14,738)
Equity-based compensation activity	—	—	—	—	1,602	—	—	1,602	—	1,602
Redeemable Preferred Stock dividend	16,691	16,885	—	—	(16,885)	—	—	(16,885)	—	(16,885)
BALANCE – March 31, 2021	623,601	$630,842	153,303,505	$1,533	$983,204	$(1,290,908)	$(61,537)	$(367,708)	$47,872	$(319,836)
See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,107	$29,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,512	12,904
Amortization	12,205	12,019
Unrealized exchange gains on foreign denominated debt	(5,582)	(20,781)
Equity-based compensation	1,741	1,602
Deferred income taxes – net	7,219	6,624
Uncertain tax positions	1,143	1,139
Non-cash fair value adjustment for swaps and foreign currency exchange contracts	(11,742)	(6,438)
Amortization of debt issuance costs	1,495	1,621
Non-cash operating lease costs	2,516	—
Impairment of right of use assets	2,563	—
Other	1,567	(377)
Changes in current assets and liabilities:
Accounts receivable	11,366	6,826
Accounts payable	5,294	(358)
Accrued expenses	(20,624)	(1,444)
Lease liabilities, non-current	(2,992)	—
Income taxes receivable/payable	2,412	3,276
Interest Payable	(948)	(7,315)
Deferred revenue	5,419	1,128
Other	(1,306)	266
Net cash provided by operating activities	49,365	40,437
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(16,235)	(11,711)
Net cash used in investing activities	(16,235)	(11,711)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(2,600)	(9,649)
Proceeds from common stock issuance	29	—
Equity issuance costs	(3,081)	—
Net cash used in financing activities	(5,652)	(9,649)
EFFECTS OF EXCHANGE RATE FLUCTUATIONS	(3,586)	776
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	23,892	19,853
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	191,529	161,309
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$215,421	$181,162
See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1.
DESCRIPTION OF THE BUSINESS

Griffey Global Holdings, Inc. (“Griffey Holdings” or “the Company”) was incorporated in Delaware on September 25, 2012. In October of the same year, the Company indirectly acquired Getty Images, Inc. (“Getty Images”). Getty Images and its subsidiaries collectively represent the operations of the Company.
Getty Images is a world leader in serving the visual content needs of businesses with over 486 million assets available through its industry-leading sites; gettyimages.com, istock.com and unsplash.com. The Company serves businesses in almost every country in the world with websites in 23 languages bringing content to media outlets, advertising agencies and corporations and, increasingly, serving individual creators and prosumers.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — These unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with the generally accepted accounting principles in the United States (“U.S. GAAP”) for interim reporting. Certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in the Company’s annual audited financial statements. Accordingly, the unaudited financial statements should be read in connection with the Company’s audited financial statements and related notes as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 and 2020. The financial data and the other financial information disclosed in the notes to the financial statements related to these periods are also unaudited. The accompanying unaudited interim financial statements, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited financial statements for the periods presented.
The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2022 or for any other future annual or interim period.
The accompanying unaudited financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Deferred Offering Costs — The Company has capitalized direct and incremental qualified legal, accounting and direct costs related to its proposed equity offering and merger with CC Neuberger Principal Holdings II, a Cayman Island exempt company (“CCNB”). Deferred offering costs are included in other assets on the balance sheets and will be deferred until the completion of the equity offering and merger with CCNB, at which time they will be deducted from the combined companies’ additional paid-in capital. If the Company terminates its planned equity offering and merger or there is a significant delay, all of the deferred offering costs will be immediately written off to operating expenses. As of March 31, 2022, $5.9 million of deferred offering costs were capitalized.
Contingent Consideration — The Company records a liability for contingent consideration at the date of a business combination and reassesses the fair value of the liability each period until it is settled. Upon settlement of these liabilities, the portion of the contingent consideration payment that is attributable to the initial amount recorded as part of the business combination will be classified as a cash flow from financing activities and the portion of the settlement that is attributable to subsequent changes in the fair value of the contingent consideration will be classified as a cash flow from operating activities in the Condensed Consolidated Statement of Cash Flows.
Estimates and Assumptions — The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are: a) the appropriateness of the valuation and useful lives of intangibles and other long-lived assets; b) the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in the condensed consolidated financial statements as well as the deferred tax asset valuation allowances; c) the sufficiency of the allowance for doubtful accounts; d) the assumptions used to value equity-based compensation arrangements; e) the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements; f) the assumptions used to estimate unused capped subscription-based and credit-based products; and g) the assumptions used to estimate the Contingent Consideration. These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from management’s estimates and assumptions.
Cash, Cash Equivalents and Restricted Cash — The following represents the Company’s cash, cash equivalents and restricted cash as of March 31, 2022 and December 31, 2021 (in thousands):
	As of March 31, 2022	As of December 31, 2021
Cash and cash equivalents	$210,847	$186,301
Restricted cash	4,574	5,228
Total cash, cash equivalents and restricted cash	$215,421	$191,529
Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have maturities at the date of acquisition of three months or less. Cash equivalents are generally composed of investment-grade debt instruments subject to lower levels of credit risk, including certificates of deposit and money market funds. The Company’s current cash and cash equivalents consist primarily of cash on hand, bank deposits, and money market accounts.
Restricted cash consists of cash held as collateral related to corporate credit cards and real estate lease obligations.
Accounts Receivable — Net — Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $6.3 million as of March 31, 2022 and $5.9 million as of December 31, 2021. During the three months ended March 31, 2022 and March 31, 2021, the Company recorded net bad debt expense of $0.4 million and net recoveries of $0.1 million, respectively.
Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted.
Minority Investment without Readily Determinable Fair Value — The carrying amount of the minority investment, which is included within “Other long-term assets” on the Condensed Consolidated Balance Sheets, was $8.0 million and $8.1 million as March 31, 2022 and December 31, 2021, respectively. The Company uses the measurement alternative for these equity investments and their carrying value is reported at cost, adjusted for impairments or any observable price changes in ordinary transactions with identical or similar investments. Revenue related to content consumed by the minority investee was not material during the three months ended March 31, 2022 and March 31, 2021.
On a quarterly basis, the Company evaluates the carrying value of its long-term investments for impairment, which includes an assessment of revenue growth, earnings performance, working capital and general market conditions. As of March 31, 2022, no adjustments to the carrying values of the Company’s long-term investments were identified as a result of this assessment. Changes in performance negatively impacting operating results and cash flows of these investments could result in the Company recording an impairment charge in future periods.
Revenue Recognition — Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally over the internet. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of content or for access to the Company’s content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.

The Company maintains a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns which is based on historical information. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue. Customers that do not pay in advance are invoiced and are required to make payments under standard credit terms.
The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when a performance obligation is satisfied.
For digital content licenses, the Company recognizes revenue on both its capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, management estimates expected unused licenses for capped subscription-based and credit-based products and recognizes the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of the Company’s subscription products.
For uncapped digital content subscriptions, the Company has determined that access to the existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred.
Leases — The Company records rent expense on a straight-line basis over the term of the related lease. Prior to the adoption of ASU 2016-02, “Leases (Topic 842)”, as amended (“ASC 842”), the difference between the rent expense recognized and the actual payments made in accordance with the operating lease agreement was recognized as a deferred rent liability on the Company’s balance sheet. As of December 31, 2021, the Company had deferred rent of $8.3 million, which is included in “Accrued liabilities” and “Other long-term liabilities” in the Condensed Consolidated Balance Sheet.
Effective January 1, 2022, the Company adopted ASC 842. In accordance with ASC 842, the Company first determines if an arrangement contains a lease and the classification of that lease, if applicable, at inception. This standard requires the recognition of right-of-use (“ROU”) assets and lease liabilities for the Company’s operating leases. For contracts with lease and non-lease components, the Company has elected not to allocate the contract consideration, and to account for the lease and non-lease components as a single lease component. The Company has also elected not to recognize a lease liability or ROU asset for leases with a term of 12 months or less, and recognize lease payments for those short-term leases on a straight-line basis over the lease term in the Condensed Consolidated Statements of Operations. Operating leases are included in “Right of use assets”, “Accrued liabilities” and “Lease liabilities” (net of current portion) in the Condensed Consolidated Balance Sheets.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments under the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The implicit rate within the Company’s leases is generally not determinable and therefore the incremental borrowing rate at the lease commencement date is utilized to determine the present value of lease payments. The determination of the incremental borrowing rate requires judgment. Management determines the incremental borrowing rate for each lease using the Company’s estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease. The ROU asset also includes any lease prepayments, offset by lease incentives. Certain of the Company’s leases include options to extend or terminate the lease. An option to extend the lease is considered in connection with determining the ROU asset and lease liability when the Company is reasonably certain that the option will be exercised. An option to terminate is considered unless the Company is reasonably certain the option will not be exercised. The ROU assets are reviewed for impairment with the Company’s long-lived assets
Recently Adopted Accounting Standard Updates — In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”). ASU 2016-02 amends the accounting for leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than twelve months, in addition to those currently recorded, on the Condensed Consolidated Balance Sheets. Presentation of leases within the Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows will be generally consistent with the current lease accounting guidance. The Company adopted the new standard as of January 1, 2022 using the modified retrospective transition method and will elect the package of practical expedients permitted under the transition guidance, which allows a carryforward of the historical lease classification. The Company also elected the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The election of the hindsight practical expedient did not alter the lease terms for any of the existing leases. Upon adoption of this standard on January 1, 2022, the Company recognized a total lease liability in the amount of $61.3 million, representing the present value of the minimum rental payments remaining as of the adoption date, a right-of-use asset in the amount of $53.1 million with offsets to deferred rent of $8.3 million.
In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes (Topic 740)” (“ASU 2019-12”), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The Company adopted ASU 2019-12, effective January 1, 2022. The adoption of this standard did not have a material impact on the consolidated financial statements.
Recently Issued Accounting Standard Updates — In June 2016, the FASB issued ASU 2016-13 (Topic 326), “Financial Instruments — Credit Losses” (“ASU 2016-13”). ASU 2016-13 changes how to recognize expected credit losses on financial assets. The standard requires more timely recognition of credit losses on loans and other financial assets and also provides additional transparency about credit risk. The current credit loss standard generally requires that a loss actually be incurred before it is recognized, while the new standard will require recognition of full lifetime expected losses upon initial recognition of the financial instrument. The effective date of ASU 2016-13 for non-public companies is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial statements for future periods and had not elected early adoption.
3.
DERIVATIVE INSTRUMENTS

Foreign Currency Risk — Certain assets, liabilities and future operating transactions are exposed to foreign currency exchange rate risk. The Company utilizes derivative financial instruments, namely foreign currency forwards and option contracts, to reduce the impact of foreign currency exchange rate risks where natural hedges do not exist. The Company is exposed to market risk from foreign currency exchange rate fluctuations as a result of foreign currency-denominated revenues and expenses. The Company enters into certain foreign currency derivative contracts, including foreign currency forward options, with varying maturity dates, currently ranging from three to eighteen months, to manage these risks.
Interest Rate Risk — The Company does not hold or issue derivative financial instruments for trading purposes. In general, the Company’s derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for economic hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose the Company to credit related losses in the event of nonperformance; however, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be minimal.

The following table summarizes the location and fair value amounts of derivative instruments reported in the Condensed Consolidated Balance Sheets (in thousands):
	As of March 31, 2022		As of December 31, 2021
	Asset	Liability	Asset	Liability
Derivatives not designated as hedging instruments:
Foreign currency exchange options	$644	$—	$804	$—
Interest rate swaps	—	1,857	—	13,759
Total derivatives	$644	$1,857	$804	$13,759
Derivative assets are included in “Other current assets” on the Condensed Consolidated Balance Sheet. Short-term derivative liabilities are included in “Accrued expenses” and long-term derivative liabilities are included in “Other long-term liabilities” on the Condensed Consolidated Balance Sheet.
The Company recognized a net gain of $12.1 million and $5.9 million on these derivative instruments for the three months ended March 31, 2022 and 2021, respectively. These are included in “Gain on fair value adjustment for swaps and foreign currency exchange contract — net” on the Condensed Consolidated Statement of Operations.
4.
FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s disclosable financial instruments consist of cash equivalents, forward foreign currency exchange contracts, interest rate swaps and debt. Assets and liabilities measured at fair value on a recurring basis (cash equivalents, forward exchange contracts and interest rates swaps) and a nonrecurring basis (debt) are categorized in the tables below.
Financial instrument assets recorded at fair value as of March 31, 2022 and December 31, 2021 are as follows (in thousands):
	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents)	$30,098	$—	$—	$30,098
Derivative assets:
Foreign currency exchange options	—	644	—	644
	$30,098	$644	$—	$30,742
	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents)	$30,096	$—	$—	$30,096
Derivative assets:
Foreign currency exchange options	—	804	—	804
	$30,096	$804	$—	$30,900
The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach.

Financial instrument liabilities recorded or disclosed at fair value as of March 31, 2022 and December 31, 2021 are as follows (in thousands):
	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,459,561	$—	$1,459,561
Senior Notes	—	311,217	—	311,217
Contingent Consideration	—	—	14,470	14,470
Derivative liabilities:
Interest rate swap contracts	—	1,857	—	1,857
	$—	$1,772,635	$14,470	$1,787,105
	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,475,759	$—	$1,475,759
Senior Notes	—	318,375	—	318,375
Contingent Consideration	—	—	14,039	14,039
Derivative liabilities:
Interest rate swap contracts	—	13,759	—	13,759
	$—	$1,807,893	$14,039	$1,821,932
The fair value of the Company’s Term Loans and Senior Notes are based on market quotes provided by a third-party pricing source.
The fair value of the Company’s interest rate swap contracts and foreign currency exchange contracts are based on market quotes provided by the counterparty. Quotes by the counterparty are calculated based on observable current rates and forward interest rate curves and exchange rates. The Company recalculates and validates this fair value using publicly available market inputs using the market approach.
As of March 31, 2022 and December 31, 2021, the Company had estimated its obligations to transfer Contingent Consideration relating to the acquisition of Unsplash to be $14.5 million and $14.0 million, respectively. The Company recorded acquisition-date fair value of the Contingent Consideration, based on the likelihood of contingent earn-out payments, as part of the consideration transferred. The earn-out payments are remeasured to fair value each reporting date. Changes in the fair value of the Contingent Consideration are recognized within “Other operating expense — net” on the Condensed Consolidated Statement of Operations. The fair value of the Contingent Consideration is based on significant inputs not observable in the market, and as such the Company classified the financial liability as Level 3. The fair value of the Contingent Consideration may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:
	Fair Value as of March 31, 2022 (in thousands)	Valuation Technique	Unobservable Input	Range
Contingent Consideration	$14,470	Probability-adjusted discounted cash flow	Probabilities of success	55% – 100%
			Years until milestones are expected to be achieved	0.25 – 1.90 years
			Discount rate	8.10% – 8.53%
This Contingent Consideration was valued using an income approach where revenue was simulated in a risk-neutral framework using Geometric Brownian Motion, a model of stock price behavior that is used in option pricing models such as the Black-Scholes option pricing model. The real options method extends this model to situations where the asset of interest (revenue in this case) is not priced in the market. The significant unobservable inputs used in the fair value measurement of the Contingent Consideration forecasts of expected future revenues and the probability of achievement of those forecasts. Increases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to increases in the fair value of the related liability. Conversely, decreases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to decreases in the fair value of the related liability.
The following table presents changes in the fair value of the Contingent Consideration for the three months ended March 31, 2022 (in thousands):
December 31, 2021	$14,039
Change in fair value of Contingent Consideration	431
March 31, 2022	$14,470

5.
PROPERTY AND EQUIPMENT — NET

Property and equipment consisted of the following at the reported balance sheet dates (in thousands, except years):
	Estimated Useful Lives (in Years)	As of March 31, 2022	As of December 31, 2021
Contemporary imagery	5	$379,752	$379,837
Computer hardware purchased	3	11,001	5,639
Computer software developed for internal use	3	114,516	114,434
Leasehold improvements	2 – 20	11,511	11,459
Furniture, fixtures and studio equipment	5	15,092	15,167
Archival imagery	40	96,784	97,547
Other	3 – 4	2,422	2,439
Property and equipment		631,078	626,522
Less: accumulated depreciation		(461,519)	(455,626)
Property and equipment, net		$169,559	$170,896
Included in archival imagery as of March 31, 2022 and December 31, 2021 was $10.2 million and $10.3 million respectively, of imagery that has an indefinite life and therefore is not amortized.

6.
GOODWILL

Goodwill is tested annually for impairment on October 1 or upon a triggering event. No triggering events were identified in the three months ended March 31, 2022.
Goodwill changed during the three months ended March 31, 2022 (in thousands):
	Goodwill before impairment	Accumulated impairment charge	Goodwill – net
December 31, 2021	$2,028,245	$(525,000)	$1,503,245
Effects of fluctuations in foreign currency exchange rates	1,862	—	1,862
March 31, 2022	$2,030,107	$(525,000)	$1,505,107

7.
IDENTIFIABLE INTANGIBLE ASSETS — NET

Identifiable intangible assets consisted of the following at March 31, 2022 and December 31, 2021 (in thousands, except years):
	Range of Estimated Useful Lives (Years)	As of March 31, 2022			As of December 31, 2021
		Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Trade name	Indefinite	$400,223	$—	$400,223	$402,581	$—	$402,581
Trademarks and trade names	5 – 10	104,140	(98,562)	5,578	104,174	(96,041)	8,133
Patented and unpatented technology	3 – 10	111,982	(99,795)	12,187	112,288	(97,818)	14,470
Customer lists, contracts, and relationships	5 – 11	402,075	(356,071)	46,004	404,421	(350,997)	53,424
Non-compete Covenant	3	900	(844)	56	900	(811)	89
Other identifiable intangible assets	3 – 13	7,054	(6,939)	115	7,110	(6,955)	155
		$1,026,374	$(562,211)	$464,163	$1,031,474	$(552,622)	$478,852
The Company determined that there was no indication of impairment of the intangible assets for any period presented. Estimated amortization expense is: $34.0 million for the remaining nine months of 2022, $24.8 million in 2023, $2.2 million in 2024, $2.2 million in 2025, $0.8 million in 2026.
8.
OTHER ASSETS AND LIABILITIES

Other Long-Term Assets — Other long-term assets consisted of the following at the reported balance sheet dates (in thousands):
	As of March 31, 2022	As of December 31, 2021
Long term note receivable from a related party	$24,000	$24,000
Minority and other investments	10,525	10,621
Other	6,700	6,471
	$41,225	$41,092

Accrued Expenses — Accrued expenses at the reported balance sheet dates are summarized below (in thousands):
	As of March 31, 2022	As of December 31, 2021
Accrued compensation and related costs	$19,644	$38,232
Lease Liabilities	10,670	—
Accrued contingent consideration	9,790	9,456
Interest payable	8,802	9,750
Other	5,129	9,131
	$54,035	$66,569
Other Long-Term Liabilities — Other long-term liabilities consisted of the following at the reported balance sheet dates (in thousands):
	As of March 31, 2022	As of December 31, 2021
Derivative liabilities (net of current portion)	$1,857	$13,073
Accrued Contingent Consideration (net of current portion)	4,680	4,583
Other	3,196	9,305
	$9,733	$26,961

9.
DEBT

Debt included the following (in thousands):
	As of March 31, 2022	As of December 31, 2021
Senior Notes	$300,000	$300,000
USD Term Loans	995,200	997,800
EUR Term Loans	468,189	473,798
Less: issuance costs and discounts amortized to interest expense	(12,697)	(14,127)
Less: short-term debt – net	(6,418)	(6,481)
Long-term debt – net	$1,744,274	$1,750,990
The face value of the EUR Term Loans was €419 million as of March 31, 2022 and December 31, 2021. The table above converted the EUR Term Loans to USD using currency exchange rates as of those dates.
As of March 31, 2022, the Company was compliant with all debt covenants and obligations.
10.
COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into certain types of agreements that contingently require the Company to indemnify counterparties against third-party claims. The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at March 31, 2022 and December 31, 2021.
The Company is subject to a variety of legal claims and suits that arise from time to time in the ordinary course of business. Although management currently believes that resolving such claims, individually or in aggregate, will not have a material adverse impact on the condensed consolidated financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company holds insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.

As of March 31, 2022, the Company signed a new lease for office space effective as of March of 2022 which increased our commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring. There were no other material changes to the commitments since December 31, 2021.
11.
REVENUE

The Company distributes its content and services offerings through three primary products:
Creative — Creative is comprised of royalty free photos, illustrations, vectors and videos, that are released for commercial use and cover a wide variety of commercial, conceptual and contemporary subjects, including lifestyle, business, science, health, wellness, beauty, sports, transportation and travel. This content is available for immediate use by a wide range of customers with a depth and quality allowing our customers to produce impactful websites, digital media, social media, marketing campaigns, corporate collateral, textbooks, movies, television and online video content relevant to their target geographies and audiences. We primarily source Creative content from a broad network of professional, semi-professional and amateur creators, many of whom are exclusive to Getty Images. We have a global creative team of over 85 employees dedicated to providing briefing and art direction to our exclusive contributor community.
Editorial — Editorial is comprised of photos and videos covering the world of entertainment, sports and news. We combine contemporary coverage of events around the globe with one of the largest privately held archives globally with access to images from the beginning of photography. We invest in a dedicated editorial team of nearly 300 employees which includes over 100 award-winning staff photographers and videographers to generate our own event coverage in addition to coverage from our network of primarily exclusive contributors and content partners.
Other — The Company offers a range of additional products and services to deepen the customer relationships, enhance customer loyalty and create additional differentiation in the market. These additional products and services currently include music licensing, digital asset management and distribution services, print sales and data revenues.
The following table summarizes the Company’s revenue by product (in thousands):
	Three Months Ended March 31,
	2022	2021
Creative	$148,398	$144,651
Editorial	78,753	70,359
Other	3,827	3,382
Total Revenue	$230,978	$218,392
The March 31, 2022 deferred revenue balance will be earned as content is downloaded, services are provided or upon the expiration of subscription-based products, and nearly all is expected to be earned within the next twelve months. During the three months ended March 31, 2022, the Company recognized revenue of $66.2 million, that had been included in deferred revenue as of January 1, 2022.
12.
REDEEMABLE PREFERRED STOCK

Under the second amended and restated certificate of incorporation, the Company’s is authorized to issue up to 900,000 shares series A preferred stock (the “Redeemable Preferred Stock”) with a par value of $0.01 per share. There are 696,115 and 677,484 Redeemable Preferred Stock shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively.
Dividends declared and issued totaled $18.8 million (18,631 shares) for the three months ended March 31, 2022 and $16.9 million (16,691 shares) for the three months ended March 31, 2021. Preferred dividends are included in the Statements of Redeemable Preferred Stock and Stockholders’ Deficit as a detriment to common stockholders and a benefit to Redeemable Preferred stockholders. Such dividends are also included as an adjustment to net income attributable to Griffey Holdings. See “Note 16 — Net Income Attributable to Common Stockholders”.

The Company has classified its Redeemable Preferred Stock as mezzanine equity in the balance sheets as the shares are redeemable at the option of the holders.
The Redeemable Preferred Stock is considered probable of becoming redeemable as the holders have an option to request redemption of their Redeemable Preferred Shares on February 19, 2027. The Redeemable Preferred Stock has no voting rights and is not convertible into any other equity interests.
13.
EQUITY-BASED COMPENSATION

Equity-based compensation expense is recorded in “Selling, general and administrative expenses” in the Condensed Consolidated Statements of Operations, net of estimated forfeitures. Equity-based compensation, net of forfeitures was $1.7 million and $1.6 million for the three months ended March 31, 2022 and March 31, 2021, respectively.
During the three months ended March 31, 2022, no options to purchase shares of its common stock were granted. As of March 31, 2022, there were 22,591,910 options vested and exercisable with a weighted average exercise price of $4.99. As of March 31, 2022, the total unrecognized compensation charge related to non-vested options was approximately $9.0 million, which is expected to be recognized through 2025.
14.
LEASES

The Company’s leases relate primarily to office facilities that expire on various dates from 2022 through 2032, some of which include one or more options to renew. All of the Company’s leases are classified as operating leases. Operating leases are included in “Right of use assets” in the Condensed Consolidated Balance Sheets. Current portion of the lease liabilities are included in “Accrued liabilities” and non-current portion of lease liabilities are included in “Lease liabilities” in the Condensed Consolidated Balance Sheets. Operating lease costs, including insignificant costs related to short-term leases, were $3.4 million and $6.1 million for the three months ended March 31, 2022 and March 31, 2021, respectively.
Additional information related to the Company’s leases as of and for the three months ended March 31, 2022, is as follows (in thousands, except for the lease term and discount rate):
As of March 31, 2022
Right of use asset	$53,393
Lease liabilities, current	10,670
Lease liabilities, non-current	52,969
Total lease liabilities	$63,639
Weighted average remaining lease term	6.9 years
Weighted average discount rate	5.6%
Cash paid for amounts included in lease liabilities	$3,852
Right of use assets obtained in exchange for lease obligations upon adoption	$54,738
Right of use asset obtained in exchange for lease obligation during three months ended March 31, 2022	$5,514
As of March 31, 2022, the Company signed a new lease for office space effective as of March of 2022 which increased commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring.

Maturities of lease liabilities as of March 31, 2022 were as follows (in thousands):
Year ending December 31,	As of March 31, 2022
2022 (remaining)	$10,543
2023	11,811
2024	12,205
2025	12,106
2026	6,679
Thereafter	24,918
Total undiscounted lease payments	78,262
Less: imputed interest	$(14,623)
Total lease liabilities	$63,639
Due to hybrid working arrangements, the Company reassessed its office needs and subleased several office locations during the three months ended March 31, 2022. These agreements were considered to be operating leases. The Company has not been legally released from the primary obligations under the original leases and therefore the Company continues to account for the original lease separately. The Company recorded an ROU asset impairment charge in the three months ended March 31, 2022 of $2.6 million, which was the amount by which the carrying value of the lease ROU assets exceeded the fair values. Estimated the fair values are based on the discounted cash flows of estimated net rental income for the office spaces subleased. The ROU asset impairment charge is included in “Other operating expense (income) — net” on the Condensed Consolidated Statement of Operations. Rent income from the sublessees are included in the statement of operations on a straight-line basis as an offset to rent expense associated with the original operating lease included in “Selling, general and administrative expenses” on the Condensed Consolidated Statement of Operations.
15.
INCOME TAXES

The Company recorded an income tax expense of $13.1 million for the three months ended March 31, 2022, as compared to income tax expense of $14.0 million for the three months ended March 31, 2021. The decrease in tax expense compared to the prior year is primarily due to a change in valuation allowance and pre-tax income. The provision for income taxes for interim periods is determined using an estimate of our annual effective rate. Any changes to the estimated annual rate is recorded in the interim period in which the change occurs.
The Company’s effective income tax rate for the three months ended March 31, 2022 is 34.3%. The most significant drivers of the difference between the Company’s 2022 statutory U.S. federal income tax rate of 21.0% and the Company’s effective tax rate are primarily due to jurisdictions with losses for which no tax benefit can be recognized and foreign withholding tax expense not analogous to pre-tax income. The effective income tax rate for the three months ended March 31, 2021 was 32.1%. The most significant drivers of the difference between the Company’s 2021 statutory U.S. federal income tax rate of 21.0% and the Company’s effective tax rate are primarily due to jurisdictions with losses for which no tax benefit can be recognized and foreign withholding tax expense not analogous to pre-tax income.

16.
NET INCOME PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted earnings per common share (in thousands, except share and per share amounts):
	Three Months Ended March 31,
	2022	2021
NET INCOME	$25,107	$29,745
Less:
Net income attributable to noncontrolling interest	208	145
Redeemable Preferred Stock dividend	18,847	16,885
NET INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$6,052	$12,715
Weighted-average common shares outstanding:
Basic	153,320,276	153,303,505
Effect of dilutive securities	19,876,983	717,121
Diluted	173,197,259	154,020,626
Net income per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.04	$0.08
Diluted	$0.03	$0.08
For the three months ended March 31, 2021, there were 17,537,557 shares excluded from the dilutive calculation as their effect would have been anti-dilutive. There were no anti-dilutive shares for the three months ended March 31, 2022.
17.
SUBSEQUENT EVENTS

For its unaudited interim financial statements as of March 31, 2022 and the three months then ended, the Company has evaluated the effects of subsequent events through May 16, 2022, which is the date that these unaudited interim financial statements were issued.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors
Griffey Global Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Griffey Global Holdings, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), redeemable preferred stock and stockholders’ deficit and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2013.
Seattle, Washington
March 15, 2022

GRIFFEY GLOBAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)
	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$186,301	$156,478
Restricted cash	5,228	4,831
Accounts receivable – net of allowance of $5,946 and $7,773	143,362	130,605
Prepaid expenses	12,778	15,679
Taxes receivable	11,992	14,337
Other current assets	15,368	10,025
Total current assets	375,029	331,955
PROPERTY AND EQUIPMENT – NET	170,896	172,164
GOODWILL	1,503,245	1,430,837
IDENTIFIABLE INTANGIBLE ASSETS – NET	478,852	526,183
DEFERRED INCOME TAXES – NET	8,893	9,221
OTHER LONG-TERM ASSETS	41,092	43,355
TOTAL	$2,578,007	$2,513,715
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$94,993	$95,587
Accrued expenses	66,569	37,059
Income taxes payable	10,502	7,946
Short-term debt – net	6,481	14,271
Deferred revenue	167,550	149,108
Total current liabilities	346,095	303,971
LONG-TERM DEBT – NET	1,750,990	1,793,460
DEFERRED INCOME TAXES – NET	24,595	19,131
UNCERTAIN TAX POSITIONS	42,701	63,208
OTHER LONG-TERM LIABILITIES	26,961	39,548
Total liabilities	2,191,342	2,219,318
REDEEMABLE PREFERRED STOCK:
Redeemable preferred stock, $0.01 par value, 900,000 shares authorized, 677,484 and 606,910 shares outstanding at December 31, 2021 and 2020 (aggregate liquidation preference of $685,350 and $613,957, respectively).	685,350	613,957
STOCKHOLDERS’ DEFICIT:
Common Stock, $0.01 par value: 185.0 million shares authorized; 153.5 million shares issued and 153.3 million shares outstanding as of December 31, 2021 and 2020, respectively.	1,533	1,533
Additional paid-in capital	933,569	998,487
Accumulated deficit	(1,203,440)	(1,320,508)
Accumulated other comprehensive loss	(78,403)	(46,800)
Total Griffey Global Holdings, Inc. stockholders’ deficit	(346,741)	(367,288)
Noncontrolling interest	48,056	47,728
Total stockholders’ deficit	(298,685)	(319,560)
TOTAL	$2,578,007	$2,513,715
See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
	Year-Ended December 31,
	2021	2020
REVENUE	$918,688	$815,401
OPERATING EXPENSE:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	248,152	226,066
Selling, general and administrative expenses	367,704	324,423
Depreciation	51,099	52,358
Amortization	49,361	47,002
Restructuring costs	(475)	9,135
Other operating expense – net	861	161
Operating expense	716,702	659,145
INCOME FROM OPERATIONS	201,986	156,256
OTHER EXPENSE, NET:
Interest expense	(122,160)	(124,926)
Fair value adjustment for swaps and foreign currency exchange contract − net	19,282	(14,255)
Foreign exchange gain (losses) – net	36,406	(45,073)
Other non-operating income – net	612	139
Total other expense – net	(65,860)	(184,115)
INCOME (LOSS) BEFORE INCOME TAXES	136,126	(27,859)
INCOME TAX EXPENSE	(18,729)	(9,516)
NET INCOME (LOSS)	117,397	(37,375)
Less:
Net income (loss) attributable to noncontrolling interest	329	(182)
Redeemable Preferred Stock dividend	71,393	64,120
NET INCOME (LOSS) ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$45,675	$(101,313)
Net income (loss) per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.30	$(0.66)
Diluted	$0.29	$(0.66)
Weighted-average common shares outstanding:
Basic	153,305,176	153,303,498
Diluted	157,544,818	153,303,498
See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
	Year Ended December 31,
	2021	2020
NET INCOME (LOSS)	$117,397	$(37,375)
OTHER COMPREHENSIVE INCOME (LOSS):
Net foreign currency translation adjustment (losses) gains	(31,603)	32,895
COMPREHENSIVE INCOME (LOSS)	85,794	(4,480)
Less: Comprehensive income (loss) attributable to noncontrolling interest	328	(179)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$85,466	$(4,301)
See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’
DEFICIT
(In thousands except share amounts)
	Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Griffey Global Holdings, Inc. Stockholders’ Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
BALANCE – DECEMBER 31, 2019	543,526	549,837	153,302,255	1,533	1,054,600	(1,283,315)	(79,695)	(306,877)	47,907	(258,970)
Net loss	—	—	—	—	—	(37,193)	—	(37,193)	(182)	(37,375)
Other comprehensive income	—	—	—	—	—	—	32,895	32,895	3	32,898
Issuance of common stock in connection with employee stock option exercise	—	—	1,250	—	—	—	—	—	—	—
Redeemable Preferred Stock dividend	63,384	64,120	—	—	(64,120)	—	—	(64,120)	—	(64,120)
Equity-based compensation activity	—	—	—	—	8,007	—	—	8,007	—	8,007
BALANCE – DECEMBER 31, 2020	606,910	613,957	153,303,505	1,533	998,487	(1,320,508)	(46,800)	(367,288)	47,728	(319,560)
Net income	—	—	—	—	—	117,068	—	117,068	329	117,397
Other comprehensive loss	—	—	—	—	—	—	(31,603)	(31,603)	(1)	(31,604)
Issuance of common stock in connection with employee stock option exercise	—	—	10,000	—	35	—	—	35	—	35
Redeemable Preferred Stock dividend	70,574	71,393	—	—	(71,393)	—	—	(71,393)	—	(71,393)
Equity-based compensation activity	—	—	—	—	6,440	—	—	6,440	—	6,440
BALANCE – DECEMBER 31, 2021	677,484	$685,350	153,313,505	$1,533	$933,569	$(1,203,440)	$(78,403)	$(346,741)	$48,056	$(298,685)
See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$117,397	$(37,375)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	51,099	52,358
Amortization	49,361	47,002
Unrealized exchange (gains) losses on foreign denominated debt	(39,173)	45,553
Equity-based compensation	6,440	8,002
Deferred income taxes – net	5,793	(11,449)
Uncertain tax positions	(20,507)	1,832
Restructuring	(475)	9,135
Non-cash fair value adjustment for swaps and foreign currency exchange contracts	(20,196)	15,943
Amortization of debt issuance costs	6,741	5,601
Non-cash fair value adjustment of contingent consideration	1,373	—
Other	(250)	1,802
Changes in current assets and liabilities:
Accounts receivable	(16,075)	9,061
Accounts payable	(555)	7,400
Accrued expenses	18,712	(13,443)
Income taxes receivable/payable	320	2,523
Deferred revenue	24,783	4,483
Other	4,102	35
Net cash provided by operating activities	188,890	148,463
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(49,317)	(44,862)
Acquisition of a business, net of cash acquired	(89,206)	—
Purchase of minority investment	—	(8,500)
Other investing activities	1,597	(122)
Net cash used in investing activities	(136,926)	(53,484)
Repayment of debt	(17,449)	(52,007)
Equity issuance costs	(1,851)	—
Other financing activities	35	5
Net cash used in financing activities	(19,265)	(52,002)
EFFECTS OF EXCHANGE RATE FLUCTUATIONS	(2,479)	104
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	30,220	43,081
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	161,309	118,228
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$191,529	$161,309
SUPPLEMENTAL DISCLOSURES:
Interest paid	$115,258	$119,506
Income taxes paid, including foreign taxes withheld	$32,300	$12,900
See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1.
DESCRIPTION OF THE BUSINESS

Griffey Global Holdings, Inc. (“Griffey Holdings” or “the Company”) was incorporated in Delaware on September 25, 2012. In October of the same year, the Company indirectly acquired Getty Images, Inc. (“Getty Images”). Getty Images and its subsidiaries collectively represent the operations of the Company.
Getty Images is a world leader in serving the visual content needs of businesses with over 477 million assets available through its industry-leading sites; gettyimages.com, istock.com and unsplash.com. The Company serves businesses in almost every country in the world with websites in twenty-two languages bringing content to media outlets, advertising agencies and corporations and, increasingly, serving individual creators and prosumers.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles — The consolidated financial statements and accompanying notes are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
Estimates and Assumptions — The preparation of consolidated financial statements in conformity with U.S. GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are: a) the appropriateness of the valuation and useful lives of intangibles and other long-lived assets; b) the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in the consolidated financial statements as well as the deferred tax asset valuation allowances; c) the sufficiency of the allowance for doubtful accounts; d) the assumptions used to value equity-based compensation arrangements; e) the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements; f) the assumptions used to estimate unused capped subscription- based and credit-based products and g) the assumptions used to estimate the Contingent Consideration. These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from management’s estimates and assumptions.
Principles of Consolidation — The consolidated financial statements and notes thereto include the accounts of Griffey Holdings and its subsidiaries. Equity investments in which the Company exercises significant influence, but does not control and is not the primary beneficiary of, are accounted for using the equity method. Significant accounts and transactions between consolidated entities have been eliminated. Intercompany transactions and balances have been eliminated in consolidation.
Noncontrolling Interest — The Company’s noncontrolling interest represents the minority stockholder’s ownership interest related to the Company’s subsidiary, Getty SEA. The Company reports its non-controlling interest in subsidiary as a separate component of stockholders’ deficit in the Consolidated Balance Sheets and reports both net loss attributable to the non-controlling interest and net loss attributable to the Company’s common stockholders on the face of the Consolidated Statements of Operations. The Company’s equity interest in Getty SEA is 50% and the non-controlling stockholder’s interest is 50%. Net Income or Loss from this subsidiary is allocated based upon these ownership interests. This is reflected in the Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficit as “Noncontrolling interest”.
Net Income (Loss) Per Share Attributable to Common Stockholders — Basic net income (loss) per share attributable to common stockholders is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. Net income (loss) available to common stockholders represents net loss attributable to common stockholders adjusted by (i) the Redeemable Preferred Stock dividend (ii) changes in the redemption value of the Redeemable Preferred Stock and (iii) the allocation of income or losses to the noncontrolling interest.

Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since the effect of potentially dilutive securities is anti-dilutive given the net loss of the Company. Diluted net income per share is computed by dividing the net income attributable to common stockholders by the weighted average common shares outstanding and all potential common shares, if they are dilutive.
Foreign Currencies — Assets and liabilities for subsidiaries with functional currencies other than the U.S. dollar are recorded in foreign currencies and translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to “Other comprehensive income (loss)” (“OCI”), as a separate component of stockholders’ deficit. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in “Foreign exchange gains (losses) — net” in the Consolidated Statements of Operations. For the years ended December 31, 2021 and 2020 the Company recognized net foreign currency transaction gain of $36.4 million and net loss of $45.1 million, respectively.
Derivative Instruments — The Company uses derivative instruments to manage exposures to foreign currency and interest rate risks. The objectives for holding derivatives include reducing or eliminating the economic impact of these exposures. Derivative instruments are recorded as either assets or liabilities and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether the instrument is designated as a hedge for accounting purposes. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of OCI and is subsequently recognized in earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is recognized in earnings. For derivative instruments designated as either fair value or cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in earnings. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized in “Fair value adjustment for swaps and foreign currency exchange contracts — net” in the Consolidated Statements of Operations. As of December 31, 2021 and 2020 the Company did not have any derivatives designated as hedging instruments as defined by the derivative instruments and hedging activities accounting guidance. See “Note 3 — Derivative Instruments” for further information.
Cash, Cash Equivalents and Restricted Cash — The following represents the Company’s cash, cash equivalents and restricted cash as of December 31, 2021 and 2020 (in thousands):
	As of December 31,
	2021	2020
Cash and cash equivalents	$186,301	$156,478
Restricted cash	5,228	4,831
Total cash, cash equivalents and restricted cash	$191,529	$161,309
Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have maturities at the date of acquisition of three months or less. Cash equivalents are generally composed of investment-grade debt instruments subject to lower levels of credit risk, including certificates of deposit and money market funds. The Company’s current cash and cash equivalents consist primarily of cash on hand, bank deposits, and money market accounts.
Restricted cash primarily consists of cash held as collateral related to corporate credit cards and real estate lease obligations.
Fair Value Measurements — The Company records its financial assets and liabilities at fair value. Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of nonperformance risk including the Company’s own credit risk.

The three-tier fair value hierarchy prioritizes the inputs used in the valuation methodologies. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:
Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.
Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Valuations based on unobservable inputs reflecting management’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.
Contingent Consideration — The Company records a liability for contingent consideration at the date of a business combination and reassesses the fair value of the liability each period until it is settled. Changes in the liability are recognized in “Other operating expense — net” in the Consolidated Statements of Operations. Upon settlement of these liabilities, the portion of the contingent consideration payment that is attributable to the initial amount recorded as part of the business combination will be classified as a cash flow from financing activities and the portion of the settlement that is attributable to subsequent changes in the fair value of the contingent consideration is classified as a cash flow from operating activities in the Consolidated Statement of Cash Flows.
Accounts Receivable — Net — Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $5.9 million and $7.8 million as of December 31, 2021 and 2020, respectively.
Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted.
Allowance for doubtful accounts changed as follows during the years presented (in thousands):
	Year Ended December 31,
	2021	2020
Beginning of year	$7,773	$7,843
Provision	750	2,002
Deductions	(2,577)	(2,072)
End of year	$5,946	$7,773
Deductions represent balances written off, net of amounts recovered that had previously been written off, and the effect of exchange rate fluctuations.
Property and Equipment — Net — Property and equipment are stated at cost, net of accumulated depreciation. Contemporary and archival imagery consists of costs to acquire imagery from third parties and internal and external costs incurred in creating imagery, including identification of marketable subject matter, art direction, digitization, mastering and the assignment of search terms, and other pertinent information to each image. Computer software developed for internal use consists of internal and external costs incurred during the application development stage of software development (except for training costs) and costs of upgrades or enhancements that result in additional software functionality. Costs incurred during the web application, infrastructure, graphics and content development stages of website development are also capitalized and included within computer software developed for internal use. Expenditures that extend the life, increase the capacity or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred.
Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the remaining original term of the lease or the estimated life of the related asset.

Minority Investment without Readily Determinable Fair Value — During the year ended December 31, 2020, the Company recorded a $8.5 million cash purchase price for a minority stake in a privately held, web- based media producer to whom the Company provided content in 2021 and 2020. The carrying amount of the minority investment, which is included within "Other long-term assets" on the Consolidated Balance Sheets, was $8.1 million and $8.5 million as December 31, 2021 and 2020, respectively. Revenue related to content consumed by the minority investee was not material for any of the years ended December 31, 2021 or 2020.
The Company has elected to measure this equity security, without a readily determinable fair value, to its estimated fair value at cost minus impairment, if any, plus or minus any changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issue. This investment is a holding in a privately held media company that is not exchange traded and therefore not supported with observable market prices. The Company periodically evaluates the carrying value of the minority investment, or when events and circumstances indicate that the carrying amount of an asset may not be recovered.
Goodwill — The Company evaluates goodwill for impairment annually or more frequently when an event occurs, or circumstances change that indicate the carrying value of the one reporting unit may not be recoverable. Circumstances that could indicate impairment and require impairment tests more frequently than annually include: significant adverse changes in legal factors or market and economic conditions, a significant decline in the financial results of the Company’s operations, significant changes in strategic plans, adverse actions by regulators, unanticipated changes in competition and market share, or a planned disposition of a significant portion of the business. Management performs the annual goodwill impairment analysis as of October 1 each year. The Company’s 2021 and 2020 goodwill impairment analyses did not result in an impairment charge. As circumstances change, it is possible that future goodwill impairment analysis could result in goodwill impairments, which would be included in the calculation of income or loss from operations.
Identifiable Intangible Assets — Identifiable intangible assets are assets that do not have physical representation but that arise from contractual or other legal rights or are capable of being separated or divided from the Company and sold, transferred, licensed, rented or exchanged. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, unless such life is determined to be indefinite. The remaining useful lives of identifiable intangible assets are reassessed each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. Potential impairment of identifiable intangible assets is evaluated annually or whenever circumstances indicate that the carrying value may not be recoverable through projected discounted or undiscounted cash flows expected to be generated by the asset.
Loans Receivable — Loans are stated at unpaid principal balances less any allowance for loan losses. Interest is recognized over the term of the loan and is calculated using the compound interest method. Management considers a loan impaired when, based on current information or factors, it is probable that the principal and interest payment will not be collected according to the loan agreement. The Company did not recognize any loan impairment charges during the years ended December 31, 2021 or 2020.
Leases — The Company leases facilities and equipment through operating leases. Operating lease rentals are charged to “Selling, general and administrative expenses” in the Consolidated Statements of Operations on a straight-line basis over the original term of each lease. The leases typically contain rent escalation clauses whereby the amount paid by the Company to the lessors increases each year, while some provide rent holidays, tenant improvement allowances and stated renewal options. None of the Company’s leases contain contingent rentals. Rent escalation causes a difference each year between the amount charged to rent expense on a straight-line basis and the amount paid by the Company to the lessors. This difference is recorded to “Accrued expenses” (the current portion) and “Other long-term liabilities” (the long-term portion) in the Company’s Consolidated Balance Sheets. Such accruals typically increase during the early portions of the lease terms and are reduced during the later portions resulting in ratable recognition of lease expense. Rent holidays and tenant improvement allowances are similarly recognized in rent expense on a straight-line basis over the original term of each lease. Rent expense was $11.8 million for each the years ended December 31, 2021 and 2020. See “Note 10 — Commitments and Contingencies” for future minimum payments under operating leases and future minimum receipts under subleases.

The Company subleases certain leased facilities that are not currently used for operations. An accrued liability for losses on leased properties is created when the Company vacates a leased space before the end of the lease term to the extent such a loss exceeds the amount of the sublease rentals that could be reasonably obtained for the property. For the years ended December 31, 2021 and 2020 sublease receipts were $4.5 million and $4.3 million, respectively.
Deferred Offering Costs  —  The Company has capitalized direct and incremental qualified legal, accounting and direct costs related to its proposed equity offering and merger with CC Neuberger Principal Holdings II, a Cayman Island except company (“CCNB”). Deferred offering costs are included in “Other current assets” on the Consolidated Balance Sheets and will be deferred until the completion of the equity offering and merger with CCNB, at which time they will be deducted from the combined companies’ additional paid-in capital. If the Company terminates its planned equity offering and merger or there is a significant delay, all of the deferred offering costs will be immediately written off to operating expenses. As of December 31, 2021, $3.9 million of deferred offering costs were capitalized. There were no such costs capitalized as of December 31, 2020.
Related-Party Transactions — The Company has paid annual management fees to Getty Investments, LLC in the amount of $1.5 million and $1.3 million for the years ended December 31, 2021 and 2020, respectively. These costs are included in “Selling, general and administrative expenses” in the Consolidated Statements of Operations. Getty Investments, LLC is the majority partner in Griffey Investors, LP (the “Parent”).
On June 15, 2016, Getty Images SEA Holdings Co., Limited (“Getty SEA”), a subsidiary of Getty Images, entered into various agreements with Visual China Group Holding Limited (“VCG”). As part of those agreements, Getty SEA issued $24.0 million in an unsecured note receivable to VCG. This note receivable bears interest at 2.5% per annum with an August 18, 2036 due date. VCG is also a minority interest stockholder of Getty SEA. As of December 31, 2021 and 2020 this unsecured note receivable is included in “Other long-term assets” in the Consolidated Balance Sheets.
Restructuring Costs — Restructuring costs consist of lease loss expenses and employee termination costs. The primary reasons the Company will vacate a leased space early are: consolidation of office space, decisions to move from one location to a more suitable location, and closure of excess space acquired in a business combination. An accrued liability for lease loss expenses is initially measured at fair value, based on a best estimate of the remaining lease payments due under the lease plus other costs, less any estimated sublease income, and then discounted using a credit-adjusted risk-free interest rate. These assumptions are periodically reviewed and adjustments are made to the accrued restructuring charge as required. The Company records accretion expense for losses on leased property as the difference between estimated cost and the present value of these costs. Accretion expense is recorded on an ongoing basis through the end of the lease term and is reflected as “Other operating expense — net” in the Consolidated Statements of Operations. Employee termination costs are incurred when the Company has a reduction in force and include one-time termination benefits that are not a part of an existing benefit arrangement. See “Note 16 — Restructuring Costs” for further information.
Revenue Recognition — Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of content or for access to the Company’s content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.
The Company recognizes revenue gross of contributor royalties because the Company is the principal in the transaction as it is the party responsible for the performance obligation and it controls the product or service before transferring it to the customer. The Company also licenses content to customers through third-party delegates worldwide (approximately 3% of total revenues for the years ended December 31, 2021 and 2020). Delegates sell the Company’s products directly to customers as the principal in those transactions. Accordingly, the Company recognizes revenue net of costs paid to delegates. Delegates typically earn and retain 35% to 50% of the license fee, and the Company recognizes the remaining 50% to 65% as revenue.

The Company maintains a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns which is based on historical information. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue. Customers that do not pay in advance are invoiced and are required to make payments under standard credit terms.
The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when a performance obligation is satisfied.
For digital content licenses, the Company recognizes revenue on both its capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, management estimates expected unused licenses for capped subscription-based and credit- based products and recognizes the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of the Company’s subscription products.
For uncapped digital content subscriptions, the Company has determined that access to the existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred.
See “Note 11 — Revenue” and “Note 20 — Segment and Geographic Information” for additional revenue disclosures.
Cost of Revenue — The ownership rights to the majority of the content licensed is retained by the owners, and licensing rights are provided to the Company by a large network of content suppliers. When the Company licenses content entrusted by content suppliers, royalties are paid to them at varying rates depending on the license model and the customers use of that content. Suppliers who choose to work with the Company under contract typically receive royalties between 20% to 50% of the total license fee charged customers. The Company also owns the copyright to certain content in its collections (wholly owned content), including content produced by staff photographers for the Editorial Stills product, for which the Company does not pay any third-party royalties. Cost of revenue also includes costs of assignment photo shoots but excludes depreciation and amortization associated with creating or buying content.
Sales Commissions — Internal sales commissions are generally paid in the quarter following invoicing of the commissioned receivable and is reported in “Selling, general and administrative expenses” on the Consolidated Statements of Operations. The Company expenses contract acquisition costs, including internal sales commissions, as incurred, to the extent that the amortization period would otherwise be one year or less.
Equity-Based Compensation — Equity-based compensation is accounted for in accordance with authoritative guidance for equity-based payments. This guidance requires equity-based compensation cost to be measured at the grant date based on the fair value of the award and recognized as an expense over the applicable service period, which is the vesting period, net of estimated forfeitures. Compensation expense for equity-based payments that contain service conditions is recorded on a straight-line basis, over the service period of generally five years. Compensation expense for equity-based payments that contain performance conditions is not recorded until it is probable that the performance condition will be achieved. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results and future estimates may differ substantially from current estimates.
Advertising and Marketing — The Company markets its products and services mainly through paid search, natural or organic search optimization, affiliate marketing channels, email and website marketing, customer events and public relations initiatives. Costs associated with marketing efforts are recorded in “Selling, general and administrative expenses” when related liabilities are incurred. For paid search and affiliate marketing, liabilities are incurred when potential new customers click through the links in the ad, generating an obligation to the internet search provider or affiliate marketing partner. Advertising and marketing costs expensed for the years ended December 31, 2021 and 2020 were $53.7 million and $49.0 million, respectively.
Income Taxes — The Company computes income taxes and accruals for uncertain tax positions under the asset and liability method as set forth in the authoritative guidance for accounting for income taxes and uncertain tax positions. Deferred income taxes are provided for the temporary differences between the consolidated financial statement carrying amounts and the tax basis of the Company’s assets and liabilities and operating loss and tax credit carryforwards. The Company establishes a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management’s assessments of realizable deferred tax assets. The Company accounts for the global intangible low-tax income (“GILTI”) earned by foreign subsidiaries included in gross U.S. taxable income in the period incurred. See “Note 17 — Income Taxes” for further information.
Segments — The Company has determined that it operates and manages one operating segment, which is the business of developing and commercializing visual content. The Company’s chief operating decision maker (the “CODM”), its chief executive officer, reviews financial information on an aggregate basis for the purpose of allocating resources and making operating decisions.
Concentration of Credit Risk — Financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable balances. Cash and cash equivalents are held with financial institutions of high quality. Balances may exceed the amount of insurance provided on such deposits.
Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many geographic areas. No single customer represented 10% or more of the Company’s total revenue or accounts receivable in any of the years presented.
Recent Accounting Pronouncements — In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 amends the accounting for leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than twelve months, in addition to those currently recorded, on the Consolidated Balance Sheets. Presentation of leases within the Consolidated Statements of Operations and Consolidated Statements of Cash Flows will be generally consistent with the current lease accounting guidance. The effective date of ASU 2016-02 has been extended again by an additional year and is now effective for private companies for reporting periods beginning after December 15, 2021, with early adoption permitted. The Company will adopt the new standard as of January 1, 2022 using the modified retrospective transition method and will elect the package of practical expedients permitted under the transition guidance, which allows a carryforward of the historical lease classification. The Company also elected the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The election of the hindsight practical expedient did not alter the lease terms for any of the existing leases. The Company also made an accounting policy election to not record leases with an initial term of twelve months or less on the balance sheet and will continue to recognize those lease payments in the Consolidated Statements of Operations on a straight-line basis over the lease term. The Company estimates that adoption of the standard will result in recognition of operating lease right of use assets and lease liabilities of approximately $45.0 million to $65.0 million and $50.0 million to $70.0 million, respectively, with the difference due to deferred rent that will be reclassified to the right of use asset value. The Company does not expect adoption of the standard to materially affect its Consolidated Statements of Operations or Cash Flows.

In June 2016, the FASB issued ASU 2016-13 (Topic 326), Financial Instruments — Credit Losses (“ASU 2016-13”). ASU 2016-13 changes how to recognize expected credit losses on financial assets. The standard requires more timely recognition of credit losses on loans and other financial assets and also provides additional transparency about credit risk. The current credit loss standard generally requires that a loss actually be incurred before it is recognized, while the new standard will require recognition of full lifetime expected losses upon initial recognition of the financial instrument. The effective date of ASU 2016-13 for non-public companies is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial statements for future periods and had not elected early adoption.
In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting For Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs in a cloud computing arrangement with the requirements for capitalizing implementation costs incurred for an internal-use software license. Adoption of this guidance is required for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years and early adoption is permitted. Entities are permitted to choose to adopt the new guidance (i) prospectively for eligible costs incurred on or after the date this guidance is first applied or (ii) retrospectively. The Company choose to adopt this prospectively and it did not have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the impact of adopting this new standard on its consolidated financial statements.
Subsequent Events — The Company evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through March 15, 2022, which is the date the consolidated financial statements were available to be issued.
3.
DERIVATIVE INSTRUMENTS

The following table summarizes the fair value amounts of derivative instruments reported in the Consolidated Balance Sheets (in thousands):
	As of December 31,
	2021		2020
	Asset	Liability	Liability
Derivatives not designated as hedging instruments:
Foreign currency exchange options	$804	$—	$1,827
Interest rate swaps	—	13,759	31,325
Total derivatives	$804	$13,759	$33,152
Assets are included in “Other current assets” on the Consolidated Balance Sheet. Short-term liabilities are included in “Accrued expenses” and long-term liabilities are included in “Other long-term liabilities” on the Consolidated Balance Sheet.
Foreign Currency Risk — Certain assets, liabilities and future operating transactions are exposed to foreign currency exchange rate risk. The Company utilizes derivative financial instruments, namely foreign currency forwards and option contracts, to reduce the impact of foreign currency exchange rate risks where natural hedges do not exist. The Company is exposed to market risk from foreign currency exchange rate fluctuations as a result of foreign currency-denominated revenues and expenses. The Company enters into certain foreign currency derivative contracts, including foreign currency forward options, with varying maturity dates, currently ranging from three to eighteen months, to manage these risks. These contracts are economic hedges of the Company’s exposures but have not been designated as hedges, as defined in the applicable accounting guidance, for financial reporting purposes. The notional amounts outstanding under these contracts as of December 31, 2021 and 2020 were $15.2 million and $36.5 million, respectively. These contracts are carried at fair value, as determined by quoted market exchange rates. The Company recognized gains of $1.7 million and losses of $0.9 million for the years ended December 31, 2021 and 2020, respectively. These gains and losses are recognized in “Fair value adjustment for swaps and foreign currency exchange contract — net” in the accompanying Consolidated Statements of Operations.
Interest Rate Risk — In February 2019, the Company entered into two interest rate swaps to hedge interest rate risk associated with the Company’s debt. The notional amounts of one of these swaps is $175.0 million and the other was $355.0 million. As of December 31, 2021, both are considered economic hedges and have not been designated as hedges, as defined in the applicable accounting guidance, for financial reporting purposes. The changes in fair value are recognized in “Fair value adjustment for swaps and foreign currency exchange contract — net” in the accompanying Consolidated Statements of Operations. Under the interest rate swap agreements, the Company pays fixed rates of 2.5010% and 2.6000%, respectively, each month. Each swap contains an embedded floor option under which the Company receives a rate of 0.0% or one-month LIBOR, whichever is greater, to match the terms of the Company’s debt.
For the interest rate swaps, the Company recognized gains of $17.6 million and losses of $13.3 million on these derivative instruments for the years ended December 31, 2021 and 2020, respectively.
The Company does not hold or issue derivative financial instruments for trading purposes. In general, the Company’s derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for economic hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose the Company to credit related losses in the event of nonperformance; however, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be minimal.
4.
FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s disclosable financial instruments consist of cash equivalents, forward foreign currency exchange contracts, interest rate swaps, debt and contingent consideration. Assets and liabilities measured at fair value on a recurring basis (cash equivalents, forward exchange contracts. interest rates swaps and contingent consideration) and a nonrecurring basis (debt) are categorized in the tables below based on the levels discussed in “Note 2 — Summary of Significant Accounting Policies”.
Financial instrument assets recorded at fair value as of December 31 are as follows (in thousands):
	2021
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents)	$30,096	$—	$—	$30,096
Derivative assets:
Foreign currency exchange options	—	804	—	804
	$30,096	$804	$—	$30,900
	2020
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents)	$38,093	$—	$—	$38,093
	$38,093	$—	$—	$38,093
The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach.

Financial instrument liabilities recorded or disclosed at fair value as of December 31 are as follows (in thousands):
	2021
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,475,759	$—	$1,475,759
Senior Notes	—	318,375	—	318,375
Contingent Consideration	—	—	14,039	14,039
Derivative liabilities:
Interest rate swap contracts	—	13,759	—	13,759
	$—	$1,807,893	$14,039	$1,821,932
	2020
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,507,053	$—	$1,507,053
Senior Notes	—	322,500	—	322,500
Derivative liabilities:
Foreign currency exchange options	—	1,827	—	1,827
Interest rate swap contracts	—	31,325	—	31,325
	$—	$1,862,705	$—	$1,862,705
The fair value of the Company’s Term Loans and Senior Notes are based on market quotes provided by a third-party pricing source. See “Note 9 — Debt” for additional disclosures on the Term Loans and Senior Notes.
The fair value of the Company’s interest rate swap contracts and foreign currency exchange contracts are based on market quotes provided by the counterparty. Quotes by the counterparty are calculated based on observable current rates and forward interest rate curves and exchange rates. The Company recalculates and validates this fair value using publicly available market inputs using the market approach.
As of December 31, 2021, the Company had estimated its obligations to transfer Contingent Consideration relating acquisition of Unsplash to be $14.0 million. See “Note 18 — Acquisition”. The Company recorded the acquisition-date fair value the Contingent Consideration, based on the likelihood of contingent earn-out payments, as part of the consideration transferred. The earn-out payments are remeasured to fair value each reporting date. Changes in the fair value of the Contingent Consideration are recognized within “Other operating expense — net” of the Consolidated Statement of Operations. The fair value of the Contingent Consideration is based on significant inputs not observable in the market, and as such the Company classified the financial liability as Level 3. The fair value of the Contingent Consideration may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:
	Fair Value as of December 31, 2021 (in thousands)	Valuation Technique	Unobservable Input	Range
Contingent Consideration	$14,039	Probability-adjusted discounted cash flow	Probabilities of success	55% – 100%
			Years until milestones are expected to be achieved	0.63 – 2.15 years
			Discount rate	8.10% – 8.53%
This Contingent Consideration was valued using an income approach where revenue was simulated in a risk-neutral framework using Geometric Brownian Motion, a model of stock price behavior that is used in option pricing models such as the Black-Scholes option pricing model. The real options method extends this model to situations where the asset of interest (revenue in this case) is not priced in the market. The significant unobservable inputs used in the fair value measurement of the Contingent Consideration forecasts of expected future revenues and the probability of achievement of those forecasts. Increases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to increases in the fair value of the related liability. Conversely, decreases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to decreases in the fair value of the related liability.
The following table presents changes in the fair value of the Contingent Consideration for the year ended December 31, 2021 (in thousands):
December 31, 2020	$—
Issuance of Contingent Consideration in connection with acquisition	13,200
Change in fair value of Contingent Consideration	1,373
Effects of fluctuations in foreign currency exchange rates	(534)
December 31, 2021	$14,039

5.
PROPERTY AND EQUIPMENT — NET

Property and equipment consisted of the following at the reported balance sheet dates (in thousands, except years):
	Estimated Useful Lives (in Years)	December 31,
		2021	2020
Contemporary imagery	5	$379,837	$387,015
Computer hardware purchased	3	5,639	8,828
Computer software developed for internal use	3	114,434	113,615
Leasehold improvements	2 – 20	11,459	11,434
Furniture, fixtures and studio equipment	5	15,167	14,430
Archival imagery	40	97,547	101,615
Other	3 – 4	2,439	2,566
Property and equipment		626,522	639,503
Less: accumulated depreciation		(455,626)	(467,339)
Property and equipment, net		$170,896	$172,164
Included in archival imagery as of December 31, 2021 and 2020 was $10.3 million and $10.8 million respectively, of imagery that has an indefinite life and therefore is not amortized.

6.
GOODWILL

Goodwill was tested for impairment as of October 1, 2021 and 2020. The Company did not recognize a goodwill impairment charge during the year ended December 31, 2021 or 2020. The fair value of the Goodwill was estimated using both market indicators of fair value and the expected present value of future cash flows. As of December 31, 2021 and 2020, the accumulated impairment loss on Goodwill was $525.0 million.
Goodwill changed during the years presented as follows (in thousands):
	Goodwill before impairment	Accumulated impairment charge	Goodwill – net
December 31, 2019	$1,954,521	$(525,000)	$1,429,521
Effects of fluctuations in foreign currency exchange rates	1,316	—	1,316
December 31, 2020	1,955,837	(525,000)	1,430,837
Goodwill related to acquisition	75,782	—	75,782
Effects of fluctuations in foreign currency exchange rates	(3,374)	—	(3,374)
December 31, 2021	$2,028,245	$(525,000)	$1,503,245

7.
IDENTIFIABLE INTANGIBLE ASSETS — NET

Identifiable intangible assets consisted of the following at the reported balance sheet dates (in thousands, except years):
		December 31,
		2021			2020
	Range of Estimated Useful Lives (Years)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Trade name	Indefinite	$402,581	$—	$402,581	$409,722	$—	$409,722
Trademarks and trade names	5 – 10	104,174	(96,041)	8,133	104,355	(85,976)	18,379
Patented and unpatented technology	3 – 10	112,288	(97,818)	14,470	106,342	(91,558)	14,784
Customer lists, contracts, and relationships	5 – 11	404,421	(350,997)	53,424	419,673	(336,919)	82,754
Non-compete Covenant	3	900	(811)	89	900	(677)	223
Other identifiable intangible assets	3 – 13	7,110	(6,955)	155	7,147	(6,826)	321
		$1,031,474	$(552,622)	$478,852	$1,048,139	$(521,956)	$526,183
The Getty Images trade name was valued using an estimated royalty rate which considered name recognition, licensing practices of the Company and its competitors for similar services, and other relevant qualitative factors.
Based on balances at December 31, 2021, the estimated aggregate amortization expense for identifiable intangible assets for the next five years is as follows (in thousands):
Fiscal Years Ended December 31,
2022	$45,000
2023	$24,752
2024	$2,218
2025	$2,209
2026	$773

8.
OTHER ASSETS AND LIABILITIES

Other Long-Term Assets — Other long-term assets consisted of the following at the reported balance sheet dates (in thousands):
	December 31,
	2021	2020
Long term note receivable from a related party (Note 2)	$24,000	$24,000
Minority and other investments (Note 2)	10,621	11,292
Tax benefit (Note 17)	3,300	3,500
Equity method investment	1,207	2,291
Long term deposits	1,754	2,071
Other	210	201
	$41,092	$43,355
Accrued Expenses — Accrued expenses at the reported balance sheet dates are summarized below (in thousands):
	December 31,
	2021	2020
Accrued compensation and related costs	$38,232	$16,949
Interest payable	9,750	9,750
Accrued contingent consideration	9,456	—
Accrued legal costs	3,436	1,483
Accrued taxes	1,762	1,006
Accrued restructuring	1,033	4,702
Derivative liabilities	686	1,827
Other	2,214	1,342
	$66,569	$37,059
Other Long-Term Liabilities — Other long-term liabilities consisted of the following at the reported balance sheet dates (in thousands):
	December 31,
	2021	2020
Derivative liabilities (net of current portion)	$13,073	$31,325
Accrued contingent consideration (net of current portion)	4,583	—
Deferred rent (net of current portion)	3,370	3,953
Deferred revenue (net of current portion)	3,387	948
Accrued restructuring (net of current portion)	1,441	1,995
Other	1,107	1,327
	$26,961	$39,548

9.
DEBT

Debt included the following (in thousands):
	December 31,
	2021	2020
Senior Notes	$300,000	$300,000
USD Term Loans	997,800	1,008,200
EUR Term Loans	473,798	520,316
Less: issuance costs and discounts amortized to interest expense	(14,127)	(20,785)
Less: short-term debt – net	(6,481)	(14,271)
Long-term debt – net	$1,750,990	$1,793,460
In February of 2019, the Company issued $300.0 million of Senior Unsecured Notes (“Senior Notes”) and entered into a senior secured credit facility (“Credit Facility”) consisting of (i) a $1,040.0 million term loan facility (“USD Term Loans”), (ii) a €450.0 million term loan facility (“EUR Term Loans”) (together with the USD Term Loans the “Term Loans”) and (iii) an $80.0 million revolving credit facility that can be upsized to $110.0 million (“Revolver”).
The Senior Notes are due March 1, 2027, and bear interest at a rate of 9.750% per annum. Interest on the notes is payable semi-annually on March 1 and September 1 of each year. The Company may redeem the Senior Notes earlier than March 1, 2027 subject to prepayment premiums.
The USD Term Loans amortizes in quarterly installments of $2.6 million, with the remaining balance due at maturity. There is no amortization on the EUR Term Loan. The USD Term Loans and the EUR Term Loans mature in 2026. The Company may voluntarily prepay loans or reduce commitments under the Credit Facility without premium or penalty.
The face value of the EUR Term Loans was €419.0 million and €425.0 million as of December 31, 2021 and 2020, converted using currency exchange rates as of those dates.
The Credit Facility requires a principal payment with the net cash proceeds of certain events and up to 50% of excess cash flow (subject to reduction based on the achievement of specified net first lien leverage ratios). No excess cash flow principal payment was required for the year ended December 31, 2021 based on the net first lien leverage ratio. The Company calculated required excess cash flow payments of $36.6 million for the year ended December 31, 2020. The calculated excess cash flow payments as of December 31, 2020 were paid against the EUR Term Loans in the amount of €31.0 million. The payments were made in the fourth quarter of 2020 (€25.0 million) and first quarter of 2021 (€6.0 million). The excess cash flow payment made in the first quarter of 2021 is included in “Short-term debt — net” on the Consolidated Balance Sheet as of December 31, 2020.
The obligations under the Credit Facility are secured by a first priority lien on substantially all of the Company’s assets.
For the USD Term Loans, the interest rate for base rate loans is 3.50% plus the greater of the prime rate in effect, the NYFRB Rate plus 0.5% or the Adjusted Eurodollar rate for a one-month interest period plus 1%. The interest rate for Eurodollar loans with respect to the USD Term Loans is the sum of the applicable rate of 4.50%, plus the Adjusted Eurodollar rate. The Eurodollar rate for borrowings denominated in USD is defined as the greater of the LIBO Screen rate per annum for deposits of dollars for the applicable interest period as of 11:00 a.m. London time two business days prior to the first day in such interest period, or 0.0% The Adjusted Eurodollar rate is defined as the interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1% ), equal to the Eurodollar Rate for the interest period multiplied by the Statutory Reserve Rate. For the EUR Term Loans, the interest rate for loans is the sum of the applicable rate of 5.0%, plus the Adjusted Eurodollar rate. The Eurodollar rate for borrowings denominated in EUR is defined as the greater of the EURIBOR Screen rate per annum for deposits of Euro for the applicable interest period as of approximately 11:00 a.m. Brussels time two business days prior to the first day in such interest period, or 0.0%. The Adjusted Eurodollar rate is defined as the interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1%), equal to the Eurodollar Rate for the interest period multiplied by the Statutory Reserve Rate. The average rate for the USD Term loan was 4.63% and 5.00% for the EUR Term Loan for the year ended December 31, 2021.
The Company has not borrowed on the Revolver and incurred fees of $0.4 million during the years ended December 31, 2021 and 2020. The Revolver matures in 2024.
Debt issuance costs and discounts related to the Senior Notes, USD Term Loan and EUR Term Loan are reported in the Consolidated Balance Sheet as a direct deduction from the face amount of the debt. These costs are amortized as a component of “Interest expense” in the Consolidated Statements of Operations utilizing the effective interest method. As of December 31, 2021, the Company was compliant with all debt covenants and obligations.
10.
COMMITMENTS AND CONTINGENCIES

Commitments — The Company has entered into agreements that represent significant, enforceable and legally binding contractual obligations that are noncancelable without incurring a significant penalty. If a contract is cancelable with a penalty, the amount shown in the table below is the full contractual obligation, not the penalty, as the Company currently intends to fulfill each of these obligations.
Liabilities for uncertain tax positions are excluded from this table due to the uncertainty of the timing of the resolution of the underlying tax positions. At December 31, 2021, net uncertain tax positions were $39.4 million, which is reduced by a benefit of $3.3 million. The entire balance as of December 31, 2021 is non- current as the timing of resolution is uncertain and no portion of these liabilities is expected to be cash settled within the next 12 months.
Payments under purchase orders, certain sponsorships, donations and other commitments that are not enforceable and legally binding contractual obligations are also excluded from this table, as are payments, guaranteed and contingent, under employment contracts because they do not constitute purchase commitments.
The Company leases real estate under operating lease agreements that expire on various dates and does not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space or hosting facilities, if required. The Company enters into unconditional purchase obligations related to contracts for cloud-based services, infrastructure and other business services as well as minimum royalty guarantees in connection with certain content licenses. The future minimum payments under debt obligations, non-cancelable operating leases and other purchase obligations are as follows as of December 31, 2021 (in thousands):
	Years Ending December 31,
	2022	2023	2024	2025	2026	Thereafter	Total
USD Term Loans and EUR Term loans:
Principal payments	$10,400	$10,400	$10,400	$10,400	$1,429,998	$—	$1,471,598
Interest payments	74,013	80,710	84,250	84,092	11,506	—	334,571
Senior Notes:
Principal payments	—	—	—	—	—	300,000	300,000
Interest payments	29,250	29,250	29,250	29,250	29,250	14,625	160,875
Interest rate swaps	8,376	5,081	598	—	—	—	14,055
Revolver commitment fee	404	404	69	—	—	—	877
Operating lease payments on facilities leases	14,376	11,713	12,060	12,016	6,686	26,059	82,910
Minimum royalty guarantee payments to content suppliers	44,684	38,344	31,513	30,587	13,493	16,000	174,621

	Years Ending December 31,
	2022	2023	2024	2025	2026	Thereafter	Total
Technology purchase commitments	3,944	2,001	—	—	—	—	5,945
Other commitments	3,391	833	—	—	—	—	4,224
Total commitments	$188,838	$178,736	$168,140	$166,345	$1,490,933	$356,684	$2,549,676

Offsetting operating lease payments will be approximately $4.8 million in receipts for subleased facilities each year through 2025 and $1.2 million in 2026. Offsetting the minimum royalty guarantee payments to content suppliers will be approximately $2.0 million in minimum guaranteed receipts from content suppliers for each of the years through 2025.
The table above excludes the estimated fair value of the Contingent Consideration of $14.0 million as of December 31, 2021 as the payout is not certain. See “Note 4 — Fair Value of Financial Instruments”
Contingencies — The Company indemnifies certain customers from claims related to alleged infringements of the intellectual property rights of third parties or misappropriation of publicity or personality rights of third parties, such as claims arising from copyright infringement or failure to secure model and property releases for images the Company licenses if such a release is required. The standard terms of these indemnifications require the Company to defend those claims upon notice and pay related damages, if any. The Company typically mitigates this risk by requiring all uses of licenses to be within the scope of the license, securing all necessary model and property releases for imagery for which the Company holds the copyright, and by contractually requiring contributing photographers and other imagery partners to do the same prior to submitting any imagery to the Company and by limiting damages/liability in certain circumstances. Additionally, the Company requires all contributors and Image Partners, as well as potential acquisition targets to warrant that the content licensed to or purchased by the Company does not and shall not infringe upon or misappropriate the rights of third parties. The Company requires contributing photographers, other imagery partners and sellers of businesses or image collections that Getty Images has purchased to indemnify the Company in certain circumstances where a claim arises in relation to an image they have provided or sold to the Company. Imagery Partners are typically required to carry insurance policies for losses related to such claims and individual contributors are encouraged to carry such policies and the Company itself has insurance policies to cover litigation costs for such claims. The Company will record liabilities for these indemnifications if and when such claims are probable and the range of possible payments and available recourse from imagery partners can be assessed, as applicable. Historically, the exposure to such claims has been immaterial, as were the recorded liabilities for intellectual property infringement at December 31, 2021 and 2020.
In the ordinary course of business, the Company enters into certain types of agreements that contingently require the Company to indemnify counterparties against third-party claims. These may include:
•
agreements with vendors and suppliers, under which the Company may indemnify them against claims arising from Getty Images’ use of their products or services;

•
agreements with customers other than those licensing images, under which the Company may indemnify them against claims arising from their use of Getty Images’ products or services;

•
agreements with agents, delegates and distributors, under which the Company may indemnify them against claims arising from their distribution of Getty Images’ products or services;

•
real estate and equipment leases, under which the Company may indemnify lessors against third-party claims relating to use of their property;

•
agreements with directors and officers, under which the Company indemnifies them to the full extent allowed by Delaware law against claims relating to their service to Getty Images;

•
agreements with purchasers of businesses Getty Images has sold, under which Getty Images may indemnify the purchasers against claims arising from the Company’s operation of the businesses prior to sale; and

•
agreements with initial purchasers and underwriters of the Company’s debt securities, under which Getty Images indemnifies them against claims relating to their participation in the Transactions.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at December 31, 2021 and 2020.
The Company is subject to a variety of legal claims and suits that arise from time to time in the ordinary course of business. Although management currently believes that resolving such claims, individually or in aggregate, will not have a material adverse impact on the consolidated financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company holds insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.
11.   REVENUE
The Company distributes its content and services offerings through three primary products:
Creative — Creative is comprised of royalty free photos, illustrations, vectors and videos, that are released for commercial use and cover a wide variety of commercial, conceptual and contemporary subjects, including lifestyle, business, science, health, wellness, beauty, sports, transportation and travel. This content is available for immediate use by a wide range of customers with a depth and quality allowing our customers to produce impactful websites, digital media, social media, marketing campaigns, corporate collateral, textbooks, movies, television and online video content relevant to their target geographies and audiences. We primarily source Creative content from a broad network of professional, semi-professional and amateur creators, many of whom are exclusive to Getty Images. We have a global creative team of over 85 employees dedicated to providing briefing and art direction to our exclusive contributor community.
Editorial — Editorial is comprised of photos and videos covering the world of entertainment, sports and news. We combine contemporary coverage of events around the globe and have the largest privately held photographic archive globally with access to images from the beginning of photography. We invest in a dedicated editorial team of nearly 300 employees which includes over 120 award-winning staff photographers and videographers to generate our own coverage in addition to coverage from our network of primarily exclusive contributors and content partners.
Other — The Company offers a range of additional products and services to deepen the customer relationships, enhance customer loyalty and create additional differentiation in the market. These additional products and services currently include music licensing, digital asset management and distribution services, print sales, data revenues and certain retired products including Rights Managed.
The following table summarizes the Company’s revenue by product (in thousands):
	Year Ended December 31,
	2021	2020
Creative Stills	$596,917	$532,732
Editorial Stills	306,631	266,699
Other	15,140	15,970
Total Revenue	$918,688	$815,401
The December 31, 2021 deferred revenue balance will be earned as content is downloaded, services are provided or upon the expiration of subscription-based products, and nearly all is expected to be earned within the next twelve months. Of the deferred revenue balance as of January 1, 2021, $120.2 million of total revenue recognized for the year ended December 31, 2021 was generated from this balance.
12.   REDEEMABLE PREFERRED STOCK
Under the second amended and restated certificate of incorporation, the Company’s is authorized to issue up to 900,000 shares series A preferred stock (the “Redeemable Preferred Stock”) with a par value of

$0.01 per share. There are 677,484 and 606,910 Redeemable Preferred Stock shares issued and outstanding as of December 31, 2021 and 2020, respectively.
The holders of the Company’s Redeemable Preferred Stock have the following rights, preferences, and privileges:
Dividends — Preferential cumulative dividends accrue on each share of Redeemable Preferred Stock outstanding on a daily basis in arrears at the applicable dividend rate then in effect. The dividend rate for the Redeemable Preferred Stock is a floating rate equal to the 5-Year Constant Maturity Treasury Rate, plus the spread, which shall be either (i) if the dividend is being paid in cash, the cash dividend spread in the table below, or (ii) if the Company does not declare and pay in full the dividend in cash the accrued dividend spread in the table below:
Dividend Period	Spread Increase (effective on the first day of the applicable period)	Cash Dividend Spread	Accrued Dividend
From February 19, 2019 through February 19, 2024	N/A	7.50%	8.00%
From February 19, 2024 through February 19, 2025	1.00%	8.50%	9.00%
From February 19, 2025 through February 19, 2026	1.00%	9.50%	10.00%
From February 19, 2026 through February 19, 2027	1.00%	10.50%	11.00%
From February 19, 2027 through February 19, 2028	1.00%	11.50%	12.00%
From February 19, 2028 through February 19, 2029	1.00%	12.50%	13.00%
From February 19, 2030	N/A	12.50%	13.00%
Dividends declared and issued totaled $71.4 million (70,574 shares) and $64.1 million (63,384 shares) in 2021 and 2020, respectively. Preferred dividends are included in the Statements of Redeemable Preferred Stock and Stockholders’ Deficit as a detriment to common stockholders and a benefit to Redeemable Preferred stockholders. Such dividends are also included as an adjustment to net loss attributable to Griffey Holdings. See “Note 19 — Net Income (Loss) Per Share Attributable to Common Stockholders”.
Redemption — The Company may elect to redeem outstanding shares of Redeemable Preferred Stock with a stated value of $50.0 million or greater, in cash at a redemption price per share of Redeemable Preferred Stock equal to the Redemption Price described below:
•
Any redemption occurring prior to February 19, 2022 (the “First Call Date”), an amount per share of Redeemable Preferred Stock calculated based on the net present value of the product of 105% multiplied by the liquidation value of such share of Redeemable Preferred Stock.

•
Any redemption occurring on or after the First Call Date, an amount per share of Redeemable Preferred Stock equal to (i) the liquidation value of such share of Redeemable Preferred multiplied by (ii) the redemption percentage as set forth in the table below:

Period in Which Such Date Occurs	Redemption Percentage
If such date occurs during the period from and including the First Call Date to, but not including, February 19, 2023	105.00%
If such date occurs during the period from and including February 19, 2023 to, but not including, February 19, 2024	102.50%
If such date occurs on or after February 19, 2024	100.00%
The Company did not elect to redeem any outstanding shares of the Redeemable Preferred Stock prior to the First Call Date.
The Redeemable Preferred Stock is puttable by the holder on February 19, 2027 at redemption price per share of Redeemable Preferred Stock equal to the liquidation value.

The Redeemable Preferred Stock becomes mandatorily redeemable upon any liquidation, bankruptcy, change of control or forced transaction event, which are conditional events not certain to occur.
Classification — The Company has classified its Redeemable Preferred Stock as mezzanine equity in the balance sheets as the shares are redeemable at the option of the holders.
Measurement — The Redeemable Preferred Stock is considered probable of becoming redeemable as the holders have an option to request redemption of their Redeemable Preferred Shares on February 19, 2027. As such, the Redeemable Preferred Stock is valued at current redemption amount and any future changes in the redemption value will be recognized in the period they occur.
The Redeemable Preferred Stock has no voting rights and is not convertible into any other equity interests.
13.   STOCKHOLDERS’ DEFICIT
Under the second amended and restated certificate of incorporation, the Company is authorized to issue up to 185.0 million shares of $0.01 per share par value common stock. As of December 31, 2021, 153,549,011 shares were issued and 153,313,505 shares were outstanding. 153,539,011 shares were issued and 153,303,505 shares were outstanding as of December 31, 2020.
The holders of common stock are entitled to one vote for each share of common stock on each matter properly submitted to stockholders for their vote. The rights of the common stock are subject to and qualified by the designations, rights, preferences and powers of the Redeemable Preferred Stock.
The Company has reserved shares of common stock for the following potential future issuances:
	December 31,
	2021	2020
Shares underlying outstanding equity awards	29,906,466	26,960,954
Shares available for future equity awards	1,916,140	3,871,654
Total	31,822,606	30,832,608
14.   EQUITY-BASED COMPENSATION
Certain employees of the Company have been granted equity awards under the Amended and Restated 2012 Equity Incentive Plan of the Parent (the “Equity-Based Compensation Plan”). Under this plan, certain employees of the Company were granted a combination of time-based and performance-based awards. The Equity-Based Compensation Plan generally requires exercise of stock options within 10 years of the grant date. Vesting is determined by the applicable grant agreement and has historically occurred either in time-based installments over four or five years from date of grant, or upon achievement of certain performance targets over a five-year period.
The total number of awards authorized under the Amended Equity-Based Compensation Plan is 32.0 million. All awards have been issued with exercise prices equal to no less than the estimated fair value of the common stock on the grant date. Any awards issued as a result of option exercises are subject to restrictions as outlined in the Second Amended and Restated Certificate of Incorporation.
Equity award activity during the years ended December 31, 2021 and 2020 was as follows (in thousands except weighted average data and years):
	Number of awards	Weighted Average Exercise Price	Remaining Average Contractual Life (in Years)
Outstanding – December 31, 2020	26,961	$4.73	6.37
Grants	4,000	$4.25
Exercises	(10)	$3.50

	Number of awards	Weighted Average Exercise Price	Remaining Average Contractual Life (in Years)
Pre-vesting forfeitures	(698)	$3.45
Post-vesting cancellations	(347)	$3.65
Outstanding – December 31, 2021	29,906	$4.71	5.87
Exercisable – December 31, 2021	21,465	$5.06	4.91

As of December 31, 2021 there was $10.6 million of total unrecognized compensation expense related to outstanding time-based awards, which the Company expects to recognize over a weighted average period of approximately 2.3 years. During the years ended December 31, 2021 and 2020, the fair value of time-based awards that vested was $6.7 million and $10.1 million, respectively.
The weighted-average grant-date fair value, the valuation model used to estimate the fair value, and the assumptions input into that model, for awards granted were as follows:
	Year Ended December 31,
	2021	2020
Weighted average grant date fair value per award	$1.52	$1.56
Valuation model used	Black-Scholes	Black-Scholes
Expected award price volatility	35%	50%
Risk-free rate of return	1.15%	1.08%
Expected life of awards	6.1 years	6.1 years
Expected rate of dividends	None	None
The stock volatility assumption for award-based compensation is based on historical volatilities of the common stock of several public companies with characteristics similar to those of the Company since the Company’s common stock is not traded in the public market.
The risk-free rate of return represents the implied yield available during the month the award was granted for a U.S. Treasury zero-coupon security issued with a term equal to the expected life of the awards.
The expected life is measured from the grant date and is based on the simplified method calculation.
Equity-based compensation expense is recorded in “Selling, general and administrative expenses” in the Consolidated Statements of Operations, net of estimated forfeitures. The Company recognized equity-based compensation — net of estimated forfeitures of $6.4 million and $8.0 million for the years ending December 31, 2021 and 2020, respectively.
15.   DEFINED CONTRIBUTION EMPLOYEE BENEFIT PLANS
The Company sponsors defined contribution retirement plans in which the majority of employees are able to participate.
The Company sponsors one defined contribution plan in the U.S., a 401(k) plan, in which all U.S. employees over 18 years of age are auto-enrolled unless they opt-out. The Company matches 100% of participant contributions, up to the first 4% of each participant’s eligible compensation (generally including salary, bonuses and commissions), not to exceed the Internal Revenue Service per person annual limitations. Additionally, the Company sponsors one defined contribution pension plan in the U.K. Employees who contribute a minimum of 3% of their eligible compensation (generally including salary, bonuses, and commissions), generally receive a Company contribution of 5% of eligible compensation. Lastly, the Company also has a group registered retirement savings plan (RRSP) for employees in Canada. The Company matches dollar-for-dollar up to 3% of base salary. Employee contributions are deducted on a pre- tax basis and they may begin participating after 3 months of service.

The Company’s contributions to these plans and other defined contribution plans worldwide totaled $8.3 million and $5.4 million for the years ended December 31, 2021 and 2020, respectively. These contributions were recorded as “Selling, general and administrative expenses” in the Consolidated Statements of Operations.
16.   RESTRUCTURING COSTS
The Company committed to certain restructuring actions intended to simplify the business and improve operational efficiencies, which have resulted in headcount reductions. The settlement of certain estimated and previously accrued employee termination costs resulted in a net credit to restructuring of $475.0 thousand for the year ending December 31, 2021. Restructuring costs were $9.1 million for the years ended December 31, 2020, composed of employee termination costs and lease loss. Substantially all of the expected charges related to these activities have been incurred during 2020 and 2019. The Company actively evaluates cost efficiencies and may make decisions in future periods to take further actions which could incur additional restructuring charges.
Accrued losses on leased properties and employee termination costs changed during the periods presented as follows (in thousands):
	Leased Property Losses	Employee Termination Costs	Total
Balance – December 31, 2019	$2,958	$7,857	$10,815
Reduction of accrual due to net cash payments	(715)	(13,315)	(14,030)
Additional charges and adjustments	319	8,816	9,135
Accretion expense	259	−	259
Effects of fluctuations in foreign currency exchange rates	45	473	518
Balance – December 31, 2020	2,866	3,831	6,697
Reduction of accrual due to net cash payments	(901)	(2,946)	(3,847)
Additional charges and adjustments	131	(606)	(475)
Accretion expense	225	−	225
Effects of fluctuations in foreign currency exchange rates	(46)	(80)	(126)
Balance – December 31, 2021	$2,275	$199	$2,474
As of December 31, 2021, the remaining accrued employee termination costs will be settled in 2022 and the remaining accrued losses on leased properties will be satisfied over the remaining lease terms, which extend through 2026. These accrued restructuring costs are included in “Accrued expenses” and “Other long-term liabilities” on the Consolidated Balance Sheets.
17.
INCOME TAXES

The components of income (loss) before income taxes are as follows (in thousands):
	Year Ended December 31,
	2021	2020
United States	$104,984	$(27,823)
Foreign	31,142	(36)
Income (loss) before income taxes	$136,126	$(27,859)

The components of income tax expense (benefit) are as follows (in thousands):
	Year Ended December 31,
	2021	2020
Current:
United States	$22,321	$8,854
Foreign	(7,756)	12,095
Total current income tax expense (benefit)	14,565	20,949
Deferred:
United States	4,698	(13,227)
Foreign	(534)	1,794
Total deferred income tax expense (benefit)	4,164	(11,433)
Total provision for income tax expense	$18,729	$9,516
The items accounting for the difference between income taxes computed at the U.S. federal statutory rate and the effective income tax rate are as follows (in thousands):
	Year Ended December 31,
	2021	2020
Federal income tax expense (benefit) at the statutory rate	$28,586	$(5,849)
Effect of:
State taxes, net of federal benefit	3,632	643
Tax impact of foreign earnings and losses	(10,171)	3,644
Stock-based compensation	236	169
Valuation allowance	1,532	13,763
Tax credits	(5,030)	(3,213)
Other, net	(56)	359
Income tax expense (benefit)	$18,729	$9,516
Uncertain Tax Positions — The Company follows the provisions of accounting for uncertainty in income taxes. This guidance clarifies the accounting for uncertainty in income taxes recognized in the consolidated financial statements and prescribes a recognition threshold of more likely than not and a measurement attribute on all tax positions taken or expected to be taken in a tax return for their recognition in the financial statements.
A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):
	Year Ended December 31,
	2021	2020
Uncertain tax benefits, beginning of year	$47,637	$45,003
Gross increase to tax positions related to prior years	121	1,239
Gross decrease to tax positions related to prior years	(413)	(42)
Gross increase to tax positions related to the current year	2,204	2,082
Gross decrease to tax positions related to the current year	−	−
Settlements	−	−
Lapse of statute of limitations	(16,124)	(645)
Uncertain tax benefits, end of year	$33,425	$47,637
As of December 31, 2021, the Company had $33.4 million of gross unrecognized tax benefits, of which $27.9 million, if fully recognized, would affect our effective tax rate. The timing of resolution for these liabilities is uncertain. The resolution of these items may result in additional or reduced income tax expense. Possible releases of liabilities due to expirations of statutes of limitations will have the effect of decreasing our income tax expense and the effective tax rate, if and when they occur. Although the timing of resolution and/or closure of tax audits cannot be predicted with certainty, the Company believes it is reasonably possible that approximately $6.0 million of its reserves for uncertain tax positions may be released in the next 12 months.
The Company recognizes interest and penalties related to liabilities for uncertain tax positions in income tax expense in the consolidated statements of operations. Interest and penalties were ($5.3) million and $2.5 million for the years ended December 31, 2021 and 2020, respectively. The Company has recognized total accrued interest and penalties of approximately $13.3 million as of December 31, 2021, and $18.6 million as of December 31, 2020, relating to uncertain tax positions.
The Company conducts business globally and, as a result, the Company and its subsidiaries file income tax returns in the U.S., including various states, and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. With few exceptions, the tax years 2015 and forward are open for U.S. federal and state income tax matters. With few exceptions, foreign tax filings are open for years 2012 and subsequent years. As of December 31, 2021, the Company is currently undergoing audit examinations for tax years 2005 through 2017 by the German Federal Ministry of Finance, for tax years 2015 through 2017 by the New York State Department of Taxation, and for tax years 2012 through 2016 by the Canada Revenue Agency.
Deferred Taxes and Valuation Allowances — The Company follows authoritative guidance for accounting for income taxes, which requires the Company to reduce deferred tax by a valuation allowance if, based on the weight of all available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all available evidence for the realizability of U.S. deferred tax assets, the Company provided a valuation allowance of $106.4 million and $101.8 million for the years ended December 31, 2021 and December 31, 2020, respectively. In future periods, the Company will evaluate the positive and negative evidence available at the time in order to support its analysis for a valuation allowance, and as a result the Company may release its valuation allowance in part, or in total, when it becomes more likely than not that the deferred tax assets will be realized.
Deferred tax assets, liabilities and valuation allowance are as follows (in thousands):
	December 31,
	2021	2020
Deferred tax assets
Income tax attributes	$204,531	$195,670
Accrued liabilities and reserves	9,951	7,076
Prepaid expenses	6,483	10,208
Stock-based compensation expense	9,308	8,356
Other	1,150	11,112
Gross deferred tax assets	231,423	232,422
Less valuation allowance	(205,877)	(210,551)
Total deferred tax assets	25,546	21,871
Deferred tax liabilities
Amortization and depreciation	(39,167)	(31,794)
Other	(2,081)	—
Net deferred tax liabilities, net of valuation allowance	$(15,702)	$(9,923)

The deferred tax assets at December 31, 2021, with respect to net operating loss carryforwards and expiration periods are as follows (in thousands):
	Deferred Tax Assets	Net Operating Loss Carryforwards
United States, expiring between 2023 and 2039	$9,083	$130,021
Foreign, expiring between 2021 and 2041	28,043	115,379
Foreign, indefinite	57,333	434,833
Total	$94,459	$680,233
The following is information pertaining to U.S. federal tax credits at December 31, 2021, as well as the expiration periods (in thousands):
Tax Credits
United States, federal tax credit carryforwards:
Foreign tax credits, expiring between 2022 and 2031	$41,830
Total	$41,830
The components of our net deferred taxes at the reported balance sheet dates are primarily comprised of amounts relating to net operating loss carryforwards, accrued assets and liabilities, and depreciable and amortizable assets.
18.   ACQUISITION
On April 1, 2021 (the “Closing Date”), the Company acquired Unsplash Inc. (“Unsplash”) in exchange for $95.4 million in cash plus additional conditional payments (“Contingent Consideration”).
The Contingent Consideration payments are based on revenue of Unsplash for (i) the period commencing May 1, 2021 and ending on the earlier of when the trailing 12-month revenues of Unsplash reaches $10.0 million (the “Two-Year Earnout”) or two years, and (ii) the period commencing May 1, 2021 and ending on the earlier of when the trailing 12-month revenues of the Unsplash reaches $30.0 million (the “Three-Year Earnout”) or three years.
If the Two-Year Earnout is met, the payment will be $10.0 million, plus $1.0 thousand for every $1.0 million in revenues that exceed $10.0 million and $2.5 thousand for every $1.0 million in revenues that exceeds $20.0 million in that trailing 12-month period.
If the Three-Year Earnout is met, the payment will be $10.0 million, plus $1.0 thousand for every $1.0 million in revenues that exceed $30.0 million and $2.5 thousand for every $1.0 million in revenues that exceeds $60.0 million in that trailing 12-month period.
To estimate the fair value of the Contingent Consideration, the Company used a variation of an income approach where revenue was simulated in a risk-neutral framework using Geometric Brownian Motion, which is a model of stock price behavior that is used in option pricing models such as the Black-Scholes option pricing model. The real options method extends this model to situations where the asset of interest (revenue in this case) is not priced in the market. The Company determined the acquisition-date fair value of the Contingent Consideration to be $13.2 million, based on the likelihood of paying cash related to the contingent earn-out clauses, as part of the consideration transferred. See “Note 4 — Fair Value of Financial Instruments” for subsequent measurements of these contingent liabilities.
The components of the fair value of consideration transferred are as follows (in thousands):
Cash	$95,418
Contingent Consideration	13,200
Total fair value of consideration transferred	$108,618

The transaction was accounted for using the acquisition method and, accordingly, the results of the acquired business have been included in the Company’s results of operations from the acquisition date. In connection with the acquisition, the Company incurred approximately $0.4 million of transaction costs.
Unsplash provides a platform for sharing exclusively curated, world-class images, free for use. With more than 102 million image downloads and 20 billion image views per month, Unsplash has become a leading source for visuals on the internet. This acquisition will allow the Company to increase its presence across the full spectrum of the world’s growing creative community.
The fair value of consideration transferred in this business combination was allocated to the intangible and tangible assets acquired and liabilities assumed at the acquisition date, with the remaining unallocated amount recorded as goodwill. Goodwill is primarily attributed to assembled workforce of Unsplash and expected synergies from combining operations. Goodwill recognized for this acquisition was allocated to the Company’s one operating segment and is generally not tax deductible.
The aggregate purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):
Fair Value at Acquisition Date
Assets acquired and liabilities assumed:
Cash and cash equivalents	$6,213
Accounts receivable	1,061
Other current assets	736
Prepaid expenses	118
Property and equipment	1,729
Other long term assets	306
Identifiable intangible assets	23,900
Goodwill	75,782
Total assets acquired	$109,845
Accounts payable and accrued expenses	(128)
Deferred income tax liability	(1,099)
Total liabilities assumed	(1,227)
Net assets acquired	$108,618
The identifiable intangible assets, which include contributor content, customer relationships, developed technology, and trade names, have a weighted average life of approximately 6.0 years and are being amortized on a straight-line basis. The fair value of the customer relationships was determined using a variation of the income approach known as the multiple-period excess earnings method. The fair value of the trade names and developed technology were determined using the relief-from-royalty method and the fair value of the contributor content was determined using the cost-to-recreate method.
The revenue and operating loss from Unsplash included in the Company’s consolidated statements of operations for the year ended December 31, 2021 was $5.8 million and $1.2 million, respectively.
Pro forma revenue and earnings amounts on a combined basis have not been presented as they are not material to the Company’s historical pre-acquisition financials.

19.   NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
The following table sets forth the computation of basic earnings per common share (in thousands, except share and per share amounts):
	December 31
	2021	2020
NET INCOME (LOSS)	117,397	$(37,375)
Less:
Net (loss) income attributable to noncontrolling interest	329	(182)
Redeemable Preferred Stock dividend	71,393	64,120
NET INCOME (LOSS) ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$45,675	$(101,313)
Weighted-average common shares outstanding:
Basic	153,305,176	153,303,498
Effect of dilutive securities	4,239,642	—
Diluted	157,544,818	153,303,498
Net income (loss) per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.30	$(0.66)
Diluted	$0.29	$(0.66)
As the Company had a net loss for the years ended December 31, 2020 the diluted net loss per share does not include 26,960,954 common stock options as their effect would have been anti-dilutive.
20.   SEGMENT AND GEOGRAPHIC INFORMATION
As of December 31, 2021 and 2020 the Company identified one operating and reportable segment for purposes of allocating resources and evaluating financial performance. Asset information on a segment basis is not disclosed as this information is not separately identified or internally reported to the Company’s CODM.
Geographic Financial Information
The following represents the Company’s geographic revenue based on customer location (in thousands):
	December 31,
	2021	2020
Americas	$496,607	$457,327
Europe, the Middle East, and Africa	317,435	270,701
Asia-Pacific	104,646	87,373
Total Revenues	$918,688	$815,401
Included in Americas is the United States which comprises approximately 48.9% and 51.3% of total revenue for the years ended December 31, 2021 and 2020, respectively. Included in Europe, the Middle East, and Africa is the United Kingdom which accounts for approximately 11.5% and 10.4% of total revenue for the years ended December 31, 2021 and 2020, respectively. No other country accounts for more than 10% of the Company’s revenue in any period presented.

The Company’s long-lived tangible assets were located as follows (in thousands):
	December 31,
	2021	2020
Americas	$85,213	$81,139
Europe, the Middle East, and Africa	85,307	90,626
Asia-Pacific	376	399
Total long-lived tangible assets	$170,896	$172,164
Included in Americas is the United States, which comprises 47.1% and 46.7%, of total long-lived tangible assets as of December 31, 2021 and 2020, respectively. Included in Europe, the Middle East, and Africa is Ireland, which comprises 43.6% and 46.7% of total long-lived tangible assets as of December 31, 2021 and 2020, respectively.

ANNEX A
EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT
BY AND AMONG
CC NEUBERGER PRINCIPAL HOLDINGS II,
VECTOR HOLDING, LLC,
VECTOR DOMESTICATION MERGER SUB, LLC,
VECTOR MERGER SUB 1, LLC,
VECTOR MERGER SUB 2, LLC,
GRIFFEY GLOBAL HOLDINGS, INC.,
AND,
SOLELY FOR THE LIMITED PURPOSES SET FORTH HEREIN, GRIFFEY INVESTORS, L.P.
DATED AS OF DECEMBER 9, 2021

SCHEDULES
Schedule 1.1
Company Equityholders party to the Registration Rights Agreement

Schedule 3.2(b)
Illustrative Example of Allocation Schedule

EXHIBITS
Exhibit A
Form of Subscription Agreement

Exhibit B
Form of Sponsor Side Letter

Exhibit C
Form of Registration Rights Agreement

Exhibit D
Form of New CCNB Bylaws

Exhibit E
New CCNB Earn-Out Plan Term Sheet

Exhibit F
Form of New CCNB Certificate of Incorporation

Exhibit G
Form of Warrant Assumption Agreement

Exhibit H
Form of Company Stockholder Letter of Transmittal

Exhibit I
Equity Incentive Plan and ESPP Term Sheets

Exhibit J
Form of Pre-Closing Company Certificate of Incorporation

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of December 9, 2021 (the “Effective Date”), by and among (a) CC Neuberger Principal Holdings II, a Cayman Islands exempted company (the “CCNB”), (b) Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (the “New CCNB”), (c) Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), (d) Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 1”), (e) Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 2”, and together with CCNB, New CCNB, Domestication Merger Sub and G Merger Sub 1, each a “CCNB Party” and, collectively, the “CCNB Parties”), (f) Griffey Global Holdings, Inc., a Delaware Corporation (the “Company”), and (g) solely for the limited purposes expressly set forth herein, Griffey Investors, L.P., a Delaware limited liability company, (the “Partnership”). Each of CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, the Company, and the Partnership is also referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, CCNB is a blank check company incorporated to acquire one or more operating businesses through a Business Combination.
WHEREAS, New CCNB is a recently formed, wholly owned, direct subsidiary of CCNB and was formed for the purpose of the transactions contemplated hereby, including to act as the publicly traded company for New CCNB and its Subsidiaries (and their businesses) after the Closing.
WHEREAS, Domestication Merger Sub is a recently formed, wholly owned, direct subsidiary of New CCNB, and was formed for the sole purpose of the Domestication Merger.
WHEREAS, each of G Merger Sub 1 and G Merger Sub 2 is a recently formed, wholly owned, direct subsidiary of CCNB, and was formed for the sole purpose of the Getty Mergers.
WHEREAS, prior to the Effective Date, CCNB has entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), as amended by that certain Side Letter, dated as of the date hereof (the “NBOKS Side Letter”), by and among NBOKS, New CCNB and CCNB for an aggregate investment of two hundred million dollars ($200,000,000) (the “Forward Purchase Amount”) by NBOKS in exchange for the Forward Purchase Securities, which investment shall close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement (as amended by the NBOKS Side Letter).
WHEREAS, prior to the date hereof, CCNB has entered into the Backstop Agreement with NBOKS, as amended by the NBOKS Side Letter, for an aggregate investment of up to three hundred million dollars ($300,000,000) by NBOKS in accordance with the terms and subject to the conditions of the Backstop Agreement.
WHEREAS, in connection with the transactions contemplated hereby and simultaneously with the entry into this Agreement, CCNB and New CCNB (as a successor of CCNB) have entered into those certain subscription agreements, substantially in the form attached hereto as Exhibit A (each, a “Subscription Agreement”), pursuant to which the PIPE Investors have committed to purchase an aggregate amount of one hundred and fifty million dollars ($150,000,000) of New CCNB Class A Common Shares (the “PIPE Investment”) on the terms and subject to the conditions set forth therein, which PIPE Investment will be consummated on the Closing Date following the Domestication Merger and prior to the First Getty Merger.
WHEREAS, on the Business Day prior to the Closing, New CCNB will convert (the “Statutory Conversion”) into a Delaware corporation in accordance with Section 265 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 18-216 of the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), with a certificate of incorporation in the form of the

New CCNB Pre-Closing Certificate of Incorporation, which will provide for, among other things, two classes of common stock in a manner consistent with the articles of incorporation of CCNB prior to the Statutory Conversion.
WHEREAS, effective as of 12:01 a.m. Eastern Time on the Closing Date and prior to the Closing, (a) CCNB will merge with and into Domestication Merger Sub in accordance with Section 18-209 of the DLLCA and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Companies Act”), with Domestication Merger Sub as the surviving entity (the “Domestication Surviving Company”) of the Domestication Merger and a wholly-owned subsidiary of New CCNB (the “Domestication Merger”), (b) pursuant to the Domestication Merger, (i) each CCNB Class A Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New CCNB Pre-Closing Class A Common Share, (ii) each CCNB Class B Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New CCNB Pre-Closing Class B Common Share, and (iii) each CCNB Warrant outstanding immediately prior to the Domestication Merger shall automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and shall instead represent a right to acquire New CCNB Pre-Closing Class A Common Shares on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger in accordance with and subject to the terms of the Warrant Assumption Agreement, and (c) pursuant to the Domestication Merger, CCNB will file the requisite documents in order to receive a certificate of de-registration (by way of merger) from the Registrar of Companies of the Cayman Islands.
WHEREAS, following the Domestication Merger, but prior to the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, the New CCNB Class A Common Shares and the New CCNB Class B Common Shares and, following and contingent upon the filing of the New CCNB Certification of Incorporation, (a) the New CCNB Pre-Closing Class A Common Shares shall thereafter be New CCNB Class A Common Shares and (b) (i) a number of New CCNB Pre-Closing Class B Common Shares equal to the number of Sponsor Earn-Out Shares shall thereafter be New CCNB Class B Common Shares and (ii) the remaining New CCNB Pre-Closing Class B Common Shares shall automatically be converted to New CCNB Class A Common Shares in accordance with the Sponsor Side Letter.
WHEREAS, in order to effect the Business Combination contemplated hereby, in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, on the Closing Date, following the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, (a) G Merger Sub 1 shall be merged with and into the Company (such merger, the “First Getty Merger”), with the Company as the surviving corporation of the First Getty Merger (the “First Surviving Company”) and (b) immediately following the First Getty Merger, at the Second Effective Time, the First Surviving Company shall be merged with and into G Merger Sub 2 (such merger, the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”, together with the Domestication Merger, the “Mergers”), with G Merger Sub 2 as the surviving company in the Second Getty Merger, and a wholly-owned subsidiary of New CCNB (the “Final Surviving Company”).
WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (b) the Domestication Merger, together with the Statutory Conversion, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (c) (i) the Getty Mergers, taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 and (ii) any Earn-Out Shares that are issued to the Company Stockholders shall be treated as an adjustment to the Aggregate Company Stock Consideration for Tax purposes that are eligible for non-recognition treatment under

Section 354 of the Code and Treasury Regulations (except to the extent treated as imputed interest) in connection with the reorganization described in clause (c)(i) above (and will not be treated as “other property” within the meaning of Section 356 of the Code) (clauses (a), (b) and (c) collectively, the “Intended Tax Treatment”).
WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of CCNB, New CCNB, the Partnership, Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 has (a) approved and declared advisable the entry into this Agreement, the Ancillary Agreements to which such person is or will be a party and the other transactions contemplated hereby and thereby (including the Statutory Conversion and the Mergers, as applicable), and (b) recommended, among other things, adoption and approval of this Agreement, the Ancillary Agreements to which such person is or will be a party and the other transactions contemplated hereby and thereby (including the Statutory Conversion and the Mergers, as applicable) by the respective equityholders of such person entitled to vote thereon, upon the terms and subject to the conditions hereof and in accordance with the DGCL, the DLLCA and the Companies Act, as applicable.
WHEREAS, the board of directors of the Company has (a) approved and declared advisable the entry into this Agreement, the Ancillary Agreements to which the Company is or will be a party and the other transactions contemplated hereby and thereby (including the Getty Mergers), (b) determined that it is fair to and in the best interests of the Company and its stockholders to enter into this Agreement, the Ancillary Agreements to which the Company is or will be a party and the other transactions contemplated hereby and thereby (including the Getty Mergers), and (c) recommended, among other things, adoption and approval of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated by this Agreement (including the Getty Mergers) by the Company Stockholders, upon the terms and subject to the conditions hereof and in accordance with the DGCL.
WHEREAS, simultaneously with the entry into this Agreement, the Sponsor, New CCNB, CCNB, CCNB Sponsor 2 Holdings LLC, NBOKS and the other individual parties thereto entered into that certain Sponsor Side Letter, substantially in the form attached hereto as Exhibit B (the “Sponsor Side Letter”).
WHEREAS, simultaneously with the entry into this Agreement, New CCNB, the Sponsor, certain Company Equityholders, and the Sponsor Investors (as defined therein) entered into a Stockholders Agreement (the “Stockholders Agreement”).
WHEREAS, simultaneously with the entry into this Agreement, Getty Investments L.L.C., Getty Images, Inc., the Partnership, Abe Investment, L.P. entered into that certain Fourth Amendment to Restated Option Agreement (the “Option Amendment”).
WHEREAS, simultaneously with the Closing, New CCNB and the Company Equityholders set forth on Schedule 1.2 will enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).
WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, CCNB shall provide an opportunity to its shareholders to exercise their rights to participate in CCNB Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable CCNB Governing Documents in conjunction with, among other things, obtaining the Required Vote.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Certain Definitions.   For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.
“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.
“Aggregate Company Common Stock Consideration” means a number of New CCNB Class A Common Shares equal to (a) the Transaction Common Equity Value divided by (b) the Reference Price.
“Aggregate Company Stock Consideration” means, collectively, the Preferred Stock Consideration and the Aggregate Company Common Stock Consideration.
“Alternative Business Combination” means, with respect to CCNB, any Business Combination other than the transactions contemplated by this Agreement.
“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including, without limitation, the Subscription Agreements, the Stockholders Agreement, the Sponsor Side Letter, the Registration Rights Agreement, the Warrant Assumption Agreement, the Company Written Consent, Option Amendment, the Paying Agent Agreement, the Company Stockholder Letters of Transmittal, the Forward Purchase Agreement, the NBOKS Side Letter, the Backstop Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.
“Available Cash” means, as of the Measurement Time, (a) the aggregate amount of (i) all cash on hand of the Company and its Subsidiaries (without giving effect to the payment of any Preferred Dividend) minus (ii) any restricted cash (as determined in accordance with GAAP as classified in the Audited Financial Statements) of the Company and its Subsidiaries, plus (b) the amount to be received by CCNB and New CCNB from the (i) consummation of the Equity Financings and (ii) release of all proceeds from the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with CCNB Share Redemptions), and minus (c) the (i) Preferred Cash Consideration, (ii) aggregate amount of unpaid Transaction Expenses (assuming the occurrence of the Closing) and (iii) unpaid Option Buyback Amount, if applicable.
“Backstop Agreement” means that certain Backstop Facility Agreement, dated as of November 16, 2020, by and between CCNB and NBOKS, as amended by the NBOKS Side Letter.
“Backstop Amount” means the amount funded by NBOKS to CCNB under the Backstop Agreement in connection with the Closing in accordance with the terms thereof and hereof, which, for the avoidance of doubt, may be zero.
“Business Combination” has the meaning ascribed to such term in CCNB Memorandum and Articles.
“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that is subject to Processing by any of the IT Assets.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to COVID-19.
“CCNB Board” means, at any time, the board of directors of CCNB.
“CCNB Capital Stock” means, collectively, CCNB Class A Ordinary Shares and CCNB Class B Ordinary Shares.
“CCNB Class A Ordinary Shares” means the Class A ordinary shares of CCNB, par value $0.0001 per share.
“CCNB Class B Ordinary Shares” means the Class B ordinary shares of CCNB, par value $0.0001 per share.
“CCNB Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving CCNB (or any Affiliate or Subsidiary of CCNB) and any party other than the Company or the Company Equityholders.
“CCNB Disclosure Schedules” means the Disclosure Schedules delivered by CCNB to the Company concurrently with the execution and delivery of this Agreement.
“CCNB Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2(a) (Non-Contravention), Section 5.3 (Capitalization), Section 5.6 (Brokerage) and Section 5.7 (Trust Account).
“CCNB Governing Documents” means the CCNB Memorandum and Articles.
“CCNB Material Adverse Effect” means any change, event, circumstance or state of facts that, individually or in the aggregate with any other change, event, circumstance of state of facts, is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any CCNB Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
“CCNB Memorandum and Articles” means the amended and restated memorandum and articles of association of CCNB adopted by special resolution dated July 30, 2020, as in effect on the Effective Date.
“CCNB Share Redemption” means the election of an eligible holder of CCNB Class A Ordinary Shares (as determined in accordance with the applicable CCNB Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s CCNB Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the cash held in the Trust Account (as determined in accordance with the CCNB Governing Documents and the Trust Agreement) in connection with the CCNB Shareholder Meeting.
“CCNB Shareholder Meeting” means a meeting of CCNB Shareholders to vote on CCNB Shareholder Voting Matters.
“CCNB Shareholder Voting Matters” means the Required CCNB Shareholder Voting Matters and the (a) approval of any other proposals as reasonably agreed by CCNB and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (b) approval of a proposal for the adjournment of CCNB Shareholder Meeting pursuant to Section 7.10 (the “Adjournment Proposal”).
“CCNB Shareholders” means the holders of CCNB Capital Stock.
“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of New CCNB; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of New CCNB or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of New CCNB and its Subsidiaries, taken as a whole.
“Clayton Act” means the Clayton Act of 1914.
“Code” means the Internal Revenue Code of 1986, as amended. “Company Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 19, 2019, as will be amended by the Pre-Closing Company Certificate of Incorporation in accordance with this Agreement.
“Company Common Shares” means shares of common stock, par value $0.01 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.
“Company Credit Agreement” means that certain Credit Agreement, dated as of February 19, 2019, by and among Abe Investment Holdings, Inc. (as the parent borrower), Getty Images, Inc. (as a borrower), Griffey Midco (DE), LLC, J.P. Morgan Chase Bank, N.A., as the administrative agent, and the other parties thereto.
“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to CCNB concurrently with the execution and delivery of this Agreement.
“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other Pension Agreement and each stock option, stock purchase, restricted stock unit, stock appreciation, phantom equity or other equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, commission, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any statutory plan maintained or administered by a Governmental Entity outside of the United States.
“Company Equity Plan” means the Amended and Restated 2012 Equity Incentive Plan of Griffey Investors, L.P. and Griffey Global Holdings, Inc.
“Company Equityholders” means all holders of Company Shares or Company Options, which for the avoidance of doubt after the Partnership Liquidation shall include partners of the Partnership as of the date hereof that hold Company Shares or Company Options following the Partnership Liquidation.
“Company Existing Bonus Plans” means the (a) Getty Images Photographer Bonus Plan; (b) Getty Images Non-Sales Bonus Plan; (c) 2021 Spot Award Plan; (d) Getty Images 2021 Sales Incentive Plan and (d) the Unsplash Non-Sale Bonus Plan.
“Company Financing Agreements” means the Company Credit Agreement, the Company Pledge Agreement, the Company Guaranty, the Company Security Agreement, the Company Indenture and the Company Notes.
“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Non-contravention), Section 4.3 (Capitalization) and Section 4.13 (Brokerage).
“Company Guaranty” means that certain Guaranty, dated as of February 19, 2019, by and among Griffey Midco (DE) LLC, each of the subsidiaries of Abe Investment listed on Annex A thereto, and J.P. Morgan Chase Bank, N.A.
“Company Indenture” means that certain Indenture, dated as of February 19, 2019, by and among Getty Images, Inc. (as the company) and Wilmington Trust, National Association (as the trustee), as supplemented by that certain First Supplemental Indenture, dated as of February 19, 2019, by and among

Getty Images, Inc. (as the company), Wilmington Trust, National Association (as the trustee) and the subsidiary guarantors party thereto from time to time.
“Company Material Adverse Effect” means any change, event, circumstance or state of facts that, individually or in the aggregate with any other change, event, circumstance or state of fact, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that none of the following will constitute a Company Material Adverse Effect, or will be considered in determining whether a Company Material Adverse Effect has occurred: (a) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (b) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (c) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (d) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (e) any change in the financial, banking, or securities markets; (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (g) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (h) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (i) any consequences arising directly from any action (i) taken by a Party expressly required by this Agreement (other than the Group Companies’ compliance with Section 6.1(a)), (ii) taken by any Group Company at the express direction of CCNB, the Sponsor or any Affiliate thereof or (iii) not taken by the Group Companies in compliance with Section 6.1(b) as a result of CCNB’s failure to consent to such action pursuant to Section 6.1(b); (j) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any COVID-19 Measures or COVID-19 Responses; or (k) the announcement or pendency of the transactions contemplated hereby; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (a),(b), (d), (e), (f), (g), (h) and (j) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate adverse effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“Company Notes” means those certain senior unsecured notes in the aggregate principal amount of three hundred million dollars ($300,000,000) issued pursuant to the Company Indenture.
“Company Option” means any option to purchase one or more Company Common Shares issued pursuant to the Company Equity Plan and the applicable Company Option agreement.
“Company Optionholders” mean all of the holders of Company Options.
“Company Pledge Agreement” means that certain Pledge Agreement, dated as of February 19, 2019, by and among Griffey Midco (DE) LLC, Abe Investment Holdings, Inc., Getty Images, Inc., each of the subsidiaries of Abe Investment listed on Annex A thereto, and J.P. Morgan Chase Bank, N.A.
“Company Preferred Shares” means shares of preferred stock, par value $0.01 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Security Agreement” means that certain Security Agreement, dated as of February 19, 2019, by and among Griffey Midco (DE) LLC, Abe Investment Holdings, Inc., Getty Images, Inc., each of the subsidiaries of Abe Investment listed on Annex A thereto, and J.P. Morgan Chase Bank, N.A.
“Company Shares” means Company Common Shares and Company Preferred Shares.

“Company Stockholders” means, collectively, (a) holders of Company Common Shares, which for the avoidance of doubt after the Partnership Liquidation shall include partners of the Partnership as of the date hereof that hold Company Common Shares following the Partnership Liquidation, and (b) the Preferred Stockholder.
“Company Stockholders Agreements” means, collectively, (a) that certain Amended and Restated Stockholders Agreement, dated as of February 19, 2019, by and among the Company, the Partnership, Getty Investments L.L.C., The October 1993 Trust, The Options Settlement, Mark H. Getty, and the other parties thereto and (b) that certain Stockholders’ Agreement, dated as of February 19, 2019, by and among the Company, Koch Icon Investments LLC, the Partnership, and the other parties thereto.
“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.
“Company Written Consent” means a written consent (in form and substance reasonably satisfactory to CCNB) adopting and approving this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including, without limitation, the Getty Mergers that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements, including, without limitation, the approval of a majority of each class of Company Preferred Shares and each class of Company Common Shares.
“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property), Equity Interests or business of the Group Companies, taken as a whole (but excluding non-exclusive licenses of Intellectual Property or other transactions in the Ordinary Course of Business), or (c) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Group Company (except to the extent expressly permitted by the terms hereof), in all cases of clauses (a) through (c), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Company (including any Company Equityholder, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).
“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by CCNB, the Company Equityholders or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way related or pertains to the Disclosing Party or its Affiliates; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.
“Confidentiality Agreement” means that certain Confidentiality Agreement in effect between the Company and CCNB.
“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations or variants thereof (including, without limitation, the delta variant) and/or related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down (including, the shutdown of air cargo routes and shut down of supply chains or certain business activities), closure, sequester, safety or similar Law or directive or guidelines by any Governmental Entity with jurisdiction over the business of the Company or any of its applicable Subsidiaries (including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization), in each case, in connection with or in response to COVID-19, including the CARES Act.
“COVID-19 Response” means any commercially reasonable action taken or not taken by a Person in their good faith judgment in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measure.
“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.
“Disclosure Schedules” means CCNB Disclosure Schedules and the Company Disclosure Schedules.
“Earn-Out Period” means the period from the Closing Date through and including the date that is ten (10) years following the Closing Date.
“Earn-Out Pro Rata Share” means the pro rata share as set forth on the Allocation Schedule for each Company Stockholder as of immediately prior to the First Effective Time.
“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment or natural resources.
“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Equity Interests in New CCNB or CCNB in exchange for cash prior to or in connection with the transactions contemplated hereby (the “Equity Financing”), including the parties named in any Subscription Agreement, a Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.
“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any employer (whether or not incorporated) that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.
“Ex-Im Laws” means all applicable export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Executives” means Craig Peters, Milena Alberti-Perez, Kjelti Kellough, Nate Gandert, Kenneth Grant Farhall, and Elizabeth Anne Vaughan.
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“First Price Triggering Event” means the first date on which the VWAP of the Class A Common Shares is greater than or equal to $12.50 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.
“First Tranche Earn-Out Shares” means one-third (1/3) of the Stockholder Allocable Amount.
“Form S-4” means the Registration Statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Agreements and containing a Proxy Statement of CCNB and a prospectus of New CCNB, to be filed with the SEC by New CCNB, including any amendments thereto.
“Forward Purchase Securities” means an aggregate of twenty million (20,000,000) CCNB Class A Ordinary Shares, plus an aggregate of three million seven hundred fifty thousand (3,750,000) CCNB Warrants to purchase one (1) CCNB Class A Ordinary Share at eleven dollars and fifty cents ($11.50) per share.
“Fraud” means actual and intentional common law fraud under Delaware Law committed by a Party with respect to the making of the representations and warranties set forth in Article IV or Article V, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.
“Fully Diluted Common Shares Outstanding” means (a) the aggregate number of Company Common Shares outstanding immediately prior to the First Effective Time, plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full of all Vested Company Options outstanding as of immediately prior to the First Effective Time.
“GAAP” means United States generally accepted accounting principles.
“Getty Investments” means Getty Investments, L.L.C.
“Getty Investments PIPE Proceeds” means an investment by Getty Investments pursuant to Subscription Agreements entered into as of the date hereof of fifty million dollars ($50,000,000) in the PIPE Investment.
“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality, including any state-owned entity, of any federal, state, local or foreign jurisdiction.
“Group Companies” means, collectively, the Company and the Company Subsidiaries.
“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).
“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, and (i) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Intellectual Property” means intellectual property or proprietary rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”), and all rights of publicity, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information, and ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”), (f) all rights in Software and Databases, and (g) all other intellectual property or proprietary rights.
“Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts, in each case, that was not known to the CCNB Board and was not reasonably foreseeable to the CCNB Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the CCNB Board as of the date hereof) and that becomes known to the CCNB Board after the date of this Agreement and prior to the receipt of the Required Vote, but specifically excluding, in each case, (a) any event, fact, development, circumstance or occurrence that relates to or is reasonably likely to give rise to or result in any offer, inquiry, proposal or indication of interest, written or oral relating to any Alternative Business Combination, (b) any change, event, circumstance, occurrence, effect, development or state of facts to the extent that it is not permitted to be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (d), (e) and (j) of the definition thereof and (c) the price or trading volume of the CCNB Class A Ordinary Shares or the CCNB Warrants.
“Interested Party” means any officer, director, employee, partner, member, manager of, or direct or indirect equity holder of the Partnership or any Group Company or their respective Affiliates or any Affiliate of the foregoing (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons.
“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or relied on or held for use in the operation of the Group Companies.
“Kirkland” means Kirkland & Ellis LLP.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, and (b) as used in the phrase “to the Knowledge of CCNB” or phrases of similar import means the actual knowledge of Chinh Chu, Douglas Newton and Charles Kantor.
“Latest Balance Sheet Date” means September 30, 2021.
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law (including fiduciary duties).
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.
“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).
“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.
“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.
“Lookback Date” means the date which is two (2) years prior to the Effective Date.
“Material Suppliers” means the top (a) top five (5) content providers and (b) ten (10) suppliers of materials, products (other than content) or services to the Group Companies, taken as a whole during the twelve (12) months ended September 30, 2021.
“Maximum Net Indebtedness Amount” means an amount equal to one billion three hundred fifty million dollars ($1,350,000,000).
“Measurement Time” means 6:00 a.m. Eastern Time on the Closing Date.
“Net Funded Indebtedness” means, as of the Measurement Time, an amount equal to (a) the sum of the aggregate outstanding principal amount of indebtedness for borrowed money under the (i) Company Credit Agreement, (ii) Company Notes and (iii) New Debt Financing (if any), minus (b) the Available Cash.
“New CCNB Bylaws” means the bylaws of New CCNB following the Closing, substantially in the form attached hereto as Exhibit D.
“New CCNB Certificate of Incorporation” means the certificate of incorporation of New CCNB as of and following the Closing, substantially in the form attached hereto as Exhibit F.
“New CCNB Class A Common Shares” means the Class A common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Certificate of Incorporation.
“New CCNB Class B Common Shares” means the New CCNB Series B-1 Common Shares and the New CCNB Series B-2 Common Shares.
“New CCNB Earn-Out Plan Term Sheet” means New CCNB Earn-Out Plan term sheet attached hereto as Exhibit E.
“New CCNB Pre-Closing Certificate of Incorporation” means the certificate of incorporation of New CCNB following the Statutory Conversion, which provides rights to two classes of common stock in a manner consistent with the articles of incorporation of CCNB prior to the Statutory Conversion and in form and substance to be mutually agreed between CCNB, New CCNB and the Company at least ten (10) calendar days prior to Closing.
“New CCNB Pre-Closing Class A Common Shares” means the Class A common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Pre-Closing Certificate of Incorporation.
“New CCNB Pre-Closing Class B Common Shares” means the Class B common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Pre-Closing Certificate of Incorporation.
“New CCNB SEC Filing” means the forms, reports, schedules, registration statements and other documents filed by New CCNB with the SEC, including the Form S-4 and the Closing Form 8-K, and all amendments, modifications and supplements thereto.
“New CCNB Series B-1 Common Shares” means the shares of Series B-1 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Certificate of Incorporation.
“New CCNB Series B-2 Common Shares” means the shares of Series B-2 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Certificate of Incorporation.
“New CCNB Shares” means the New CCNB Class A Common Shares and the New CCNB Class B Common Shares.
“Option Exchange Ratio” means a ratio, (a) the numerator of which shall be the Per Common Share Value and (b) the denominator of which shall be the Reference Price.
“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, directive, decree or award entered by or with any Governmental Entity or arbitral institution.
“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice; provided, that, in the case of a COVID-19 Response, the Group Companies shall not be deemed to be acting outside of the Ordinary Course of Business (other than as set forth in Section 6.1(b)).
“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.
“Paying Agent Agreement” means the paying agent agreement to be entered into at or prior to Closing by CCNB, New CCNB, the Company and the Paying Agent, in a form and substance to be reasonably agreed by CCNB, New CCNB and the Company.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Agreements” means all agreements and commitments, both of an individual and collective nature, including commitments on the basis of company practice or total commitments, under which any Group Company is obliged, either directly or through an external pensions provider (support fund, direct insurance, retirement fund, pension fund) to provide occupational pension benefits to current or former employees or their surviving dependents under the applicable Law of a jurisdiction outside of the United States.
“Per Common Share Merger Consideration” means, in respect of a Company Common Share, an amount of New CCNB Class A Common Shares equal to (a) the sum of (i) Aggregate Company Common Stock Consideration plus (ii) the aggregate exercise price in respect of the Vested Company Options divided by the Reference Price divided by (b) the Fully Diluted Common Shares Outstanding.

“Per Common Share Value” means the quotient of (a) the sum of (i) the Transaction Common Equity Value plus (ii) the aggregate exercise price in respect of the Vested Company Options divided by (b) the Fully Diluted Common Shares Outstanding.
“Permitted Equity Financing” means purchases of New CCNB Class A Common Shares at on or prior to the Closing by Equity Financing Sources pursuant to Section 7.14(c), which for the avoidance of doubt shall not include any Optional Equity Cure Amount.
“Permitted Equity Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash New CCNB Class A Common Shares from New CCNB on or prior to the Closing pursuant to Section 7.14(c).
“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the real property which do not or would not impair the use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which are not violated by the current use or occupancy of such real property or by operation of the business thereon, (g) Securities Liens, (h) licenses of Intellectual Property granted by a Group Company (other than exclusive licenses to any Trademarks of any Group Company) to customers, vendors, distributors, suppliers, or resellers of any Group Company in the Ordinary Course of Business consistent with past practice (“Permitted Licenses”), and (i) those Liens set forth on Schedule 1.6 of the Company Disclosure Schedule.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“Personal Information” means the same as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.
“PIPE Investor” means any Person (other than New CCNB and CCNB) that has executed a Subscription Agreement.
“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.
“Plan Allocable Amount” means six million (6,000,000) New CCNB Class A Common Shares.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.
“Preferred Cash Consideration” means an amount equal to (a) the Preferred Liquidation Preference minus (b) $150,000,000, as may be adjusted in accordance with Section 3.1(b)(iv).
“Preferred Liquidation Preference” means an amount set forth on the Allocation Schedule and calculated in accordance with the Company Certificate of Incorporation.
“Preferred Stock Consideration” means the number of New CCNB Class A Common Shares equal to the quotient obtained by dividing (a) the result of (i) the Preferred Liquidation Preference minus (ii) the Preferred Cash Consideration and (b) the Reference Price, as may be adjusted in accordance with Section 3.1(b)(iv).

“Preferred Stockholder” means Koch Icon Investments, LLC.
“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data or cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the IT Assets or any Business Data: (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.
“Privacy Contracts” means all Contracts between any Group Company and any Person that govern (or have provisions that govern) the Processing of Personal Information.
“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, or general consumer or personal information protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws
“Privacy Policies” means all written, external-facing or internal-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.
“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Processing” means the processing, creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal, deletion, modification, exfiltration, or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).
“Reference Price” means ten dollars ($10.00).
“Required CCNB Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”), and (b) the approval of the Domestication Merger (the “Domestication Proposal”).
“Required Vote” means the affirmative vote of CCNB Shareholders to approve the Required CCNB Shareholders Voting Matters.
“Sanctioned Country” means any country or region that is, or in the last five (5) years has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.
“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.
“SEC” means the United States Securities and Exchange Commission.
“Second Price Triggering Event” means the first date on which the VWAP of the Class A Common Shares is greater than or equal to $15.00 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.

“Second Tranche Earn-Out Shares” means one-third (1/3) of the Stockholder Allocable Amount.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.
“Security Breach” means a data security breach or breach of Personal Information, including under applicable Laws.
“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction or other Processing of information (including Personal Information and Trade Secrets) or interference with IT Assets.
“Sherman Act” means the Sherman Antitrust Act of 1890.
“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing.
“Sponsor” means CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company.
“Sponsor Earn-Out Shares” means an aggregate of 5,140,000 Founder Shares (as defined in the Sponsor Side Letter), which will (a) at the Domestication Merger, convert into 5,140,000 New CCNB Pre-Closing Class B Common Shares and (b) following the Domestication Merger, at the Closing and, following and contingent upon the filing of the New CCNB Certification of Incorporation be exchanged for 2,570,000 New CCNB Series B-1 Common Shares and 2,570,000 New CCNB Series B-2 Common Shares, in each case, in accordance with the Sponsor Side Letter.
“Sponsor PIPE Proceeds” means an investment by affiliates of the Sponsor pursuant to Subscription Agreements entered into as of the date hereof of one hundred million dollars ($100,000,000) in the PIPE Investment.
“Stock Exchange” means the New York Stock Exchange.
“Stockholder Allocable Amount” means fifty-nine million (59,000,000) New CCNB Class A Common Shares.
“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.
“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.
“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.
“Taxing Authority” means any Governmental Entity having (or purporting to have) jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.
“Third Price Triggering Event” means the first date on which the VWAP of the Class A Common Shares is greater than or equal to $17.50 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.
“Third Tranche Earn-Out Shares” means one-third (1/3) of the Stockholder Allocable Amount.
“Trading Day” means any day on which the New CCNB Class A Common Shares are actually traded on the Trading Market.
“Trading Market” means the Stock Exchange or such other nationally recognized stock market on which the New CCNB Class A Common Shares are trading at the time of determination.
“Transaction Common Equity Value” means the sum of (a) the Transaction Equity Value, minus (b) the Preferred Liquidation Preference minus (c) the Option Buyback Amount, if applicable.
“Transaction Equity Value” means Two Billion Nine Hundred and Twelve Million Dollars ($2,912,000,000).
“Transaction Expenses” means to the extent not paid as of the Closing by any CCNB Party or any Group Company:
(a)   all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by any CCNB Party or the Sponsor (on behalf of CCNB or New CCNB) through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence, the Domestication Merger and the Statutory Conversion) or in connection with CCNB’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;
(b)   all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives), incurred or payable by the Group Companies, Getty Investments and Koch Icon Investments, LLC and its Affiliates through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby;
(c)   any fees, costs and expenses incurred or payable by any CCNB Party, the Sponsor, any Group Company or Getty Investments and its Affiliates through the Closing in connection with entry into and the negotiation of the Subscription Agreements and any Permitted Equity Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreements and any Permitted Equity Subscription Agreement or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;
(d)   all fees, costs and expenses paid or payable pursuant to the Tail Policy;
(e)   all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;
(f)   all fees, costs and expenses paid or payable to the Transfer Agent and Paying Agent;
(g)   all Transfer Taxes; and
(h)   all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers, representatives) including original issue discount and brokerage fees and commissions, incurred or payable by any of the CCNB Parties, the Sponsor, any of the Group Companies or any Company Equityholder in connection the negotiation, preparation or consummation of the New Debt Financing (if any) or Continued Financing.
“Transaction Payments” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any current or former employee or other individual service provider as a result of this Agreement or the transactions contemplated hereby and payable upon the occurrence of Closing or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Affiliated Transaction (in the case of clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Agreement). Notwithstanding the foregoing or anything to the contrary herein, the New CCNB Shares to be issued in respect of or that will become subject to, as applicable, or the New CCNB Options at the First Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Transaction Payments.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Triggering Event” means the First Price Triggering Event, Second Price Triggering Event or Third Price Triggering Event.
“Trust Account” means the trust account established by CCNB pursuant to the Trust Agreement.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 4, 2020, by and between CCNB and Continental Stock Transfer & Trust Company, a New York corporation.
“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.
“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access to, or to disable, disrupt, erase, or otherwise harm, Software, hardware or data (including IT Assets).
“Unvested Company Option” means each outstanding Company Option held by a Company Optionholder as of immediately prior to the First Effective Time that is not a Vested Company Option.
“Vested Company Option” means each outstanding Company Option held by a Company Optionholder as of immediately prior to the First Effective Time that is vested as of the First Effective Time (including after giving effect to any acceleration of vesting of any Company Options as a result of the Closing).

“VWAP” means, with respect to any security, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.
“Warrant Agreement” means that certain Warrant Agreement, dated as of August 4, 2020, between CCNB and Continental Stock Transfer & Trust Company, a New York corporation.
“Weil” means Weil, Gotshal & Manges LLP.
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
Section 1.2   Terms Defined Elsewhere.   Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:
Defined Term	Reference
ACA	Section 4.15(c)
Acceleration Event	Section 3.9(d)
Additional CCNB SEC Filings	Section 7.9(h)
Adjournment Proposal	Definition of “CCNB Shareholder Voting Matters”
Affiliated Transactions	Section 4.19
Agreement	Preamble
Allocation Schedule	Section 3.2(a)
Antitrust Laws	Section 7.7(c)
Attorney-Client Communications	Section 11.16(b)
Audited Financial Statements	Section 4.4(a)(i)
Business Combination Proposal	Definition of “Required CCNB Shareholder Voting Matters”
Cash Adjustment Amount	Section 3.1(b)(iv)
CBA	Section 4.9(a)(i)
CCNB	Preamble
CCNB Balance Sheet	Section 5.12(c)
CCNB Board Recommendation	Section 7.10(b)
CCNB Bring-Down Certificate	Section 9.3(d)
CCNB D&O Provisions	Section 7.13(b)
CCNB Indemnified Persons	Section 7.13(b)
CCNB Parties	Preamble
CCNB Party	Preamble
CCNB Preference Shares	Section 5.3(a)
CCNB Public Securities	Section 5.10
CCNB SEC Filings	Section 5.8(a)
CCNB Shares	Section 3.1(a)(i)
CCNB Warrants	Section 5.3(a)
Certificate of Conversion	Section 2.2(b)
Change in Recommendation	Section 7.10(b)

Defined Term	Reference
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 7.9(k)
Companies Act	Recitals
Company	Preamble
Company Bring-Down Certificate	Section 9.2(d)
Company Closing Financial Statements	Section 7.9(c)
Company D&O Provisions	Section 7.13(a)
Company Equity Interests	Section 4.3(a)
Company Equityholders to the Registration Rights Agreement	Section 1.2
Company Indemnified Persons	Section 7.13(a)
Company Stockholder Letter of Transmittal	Section 3.4(b)
Competing Company	Section 7.19(a)
Continued Financing	Section 7.12
Control	Definition of “Affiliate”
Converted Warrant	Section 3.1(a)(ii)
Data Room	Section 11.5
DGCL	Recital
Disclosing Party	Definition of “Confidential Information”
Dissenting Shares	Section 3.5
Dissenting Stockholder	Section 3.5
DLLCA	Recitals
Domestication Certificate of Merger	Section 2.2(c)
Domestication Effective Time	Section 2.2(c)
Domestication Merger	Recitals
Domestication Merger Consideration	Section 3.1(a)(i)
Domestication Merger Sub	Preamble
Domestication Proposal	Defintion of “Required CCNB Shareholder Voting Matters”
Domestication Surviving Company	Recitals
Earn-Out Shares	Section 3.9(a)
Effective Date	Preamble
EIP	Section 7.4
Environmental Permits	Section 4.18
Equity Financing	Definition of “Equity Financing Sources”
ESPP	Section 7.4
Excess Redemption Amount	Section 7.14(d)
Final Surviving Company	Recitals
Financial Statements	Section 4.4(a)
First Effective Time	Section 2.2(d)
First Getty Certificate of Merger	Section 2.2(d)
First Getty Merger	Recitals

Defined Term	Reference
First Surviving Company	Recitals
Foreign Plan	Section 4.15(f)
Forward Purchase Agreement	Recitals
Forward Purchase Amount	Recitals
G Merger Sub 1	Preamble
G Merger Sub 2	Preamble
Getty Certificates of Merger	Section 2.2(d)
Getty Mergers	Recitals
Illustrative Allocation Schedule	Section 3.2(b)
Insurance Policies	Section 4.16
Intended Tax Treatment	Recitals
Internal Controls	Section 4.4(d)
Intervening Event Notice	Section 7.10(c)
Intervening Event Notice Period	Section 7.10(c)
IRS	Section 4.15(a)
JOBS Act	Section 7.3(b)
Material Contracts	Section 4.9(a)
Material Customer	Section 4.9(c)
Material Leases	Section 4.7
Mergers	Recitals
NBOKS	Recitals
NBOKS Side Letter	Recitals
New CCNB	Preamble
New CCNB Earn-Out Plan	Section 7.4
New CCNB Option	Section 3.1(b)(iii)(A)
New Debt Financing	Section 7.12
Non-Party Affiliate	Section 11.14
OFAC	Definition of “Sanctions”
Option Buyback Amount	Section 6.1(b)(vi)
Optional Equity Cure Amount	Section 3.1(b)(iv)
Outside Date	Section 10.1(c)
Parties	Preamble
Partnership	Preamble
Partnership Equity Interests	Section 4.3(a)
Partnership Liquidation	Section 7.20
Party	Preamble
Paying Agent	Section 3.4(a)
Payment Fund	Section 3.4(a)
PCAOB Financial Statements	Section 7.9(c)
Preferred Dividend	Section 3.1(b)(i)(C)
Permits	Section 4.17(b)
Permitted Equity Financing Proceeds	Section 7.14(c)(i)
Permitted Licenses	Definition of “Permitted Liens”

Defined Term	Reference
PIPE Investment	Recitals
PIPE Investors	Section 1.1
Plan of Merger	Section 2.2(c)
Pre-Closing Company Certificate of Incorporation	Section 7.21
Pre-Closing Period	Section 6.1
Premium Cap	Section 7.13(c)(ii)
Proxy Statement	Section 7.9(f)
Recipient	Definition of “Confidential Information”
Registration Rights Agreement	Recitals
Qualifying Electing Fund	Section 8.1(f)
Second Effective Time	Section 2.2(d)
Second Getty Certificate of Merger	Section 2.2(d)
Second Getty Merger	Recitals
Series A Preferred Stock	Definition of “Company Preferred Shares”
Signing Form 8-K	Section 7.9(b)
Signing Press Release	Section 7.9(b)
Sponsor Side Letter	Recitals
Statutory Conversion	Recitals
Statutory Conversion Effective Time	Section 2.2(b)
Stockholders Agreement	Recitals
Subscription Agreements	Recitals
Tail Policy	Section 7.13(c)(ii)
Trade Controls	Section 4.20(a)
Trade Secret	Definition of “Intellectual Property”
Trust Amount	Section 5.7
Trust Distributions	Section 11.9
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
Warrant Assumption Agreement	Section 3.1(a)(ii)
ARTICLE II
THE MERGERS; CLOSING
Section 2.1   Closing Transactions; Mergers.   On the terms and subject to the conditions set forth herein, the following transactions shall occur in connection with the Closing, prior to or on the Closing Date, in the order set forth in this Section 2.1:
(a)   The Statutory Conversion.   At 11:59 p.m. Eastern Time on the Business Day prior to the Closing Date, the Statutory Conversion shall occur.
(b)   The Domestication Merger.   On the Closing Date prior to the Closing (and, for the avoidance of doubt, prior to the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the transactions contemplated by the Forward Purchase Agreement and the First Effective Time), at the Domestication Effective Time, the Domestication Merger shall occur.
(c)   Charter Amendment.   On the Closing Date, at the Closing, New CCNB shall amend and restate its certificate of incorporation in the form of the New CCNB Certificate of Incorporation.

(d)   Sponsor Side Letter.   On the Closing Date, at the Closing and following and contingent upon the filing of the New CCNB Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter shall be consummated in accordance with the terms thereof, including the conversion of the New CCNB Pre-Closing Class B Common Shares into New CCNB Class A Common Shares and New CCNB Class B Common Shares.
(e)   PIPE Investment; Forward Purchase; Backstop.   On the Closing Date, at the Closing and prior to the First Effective Time, New CCNB (as successor to CCNB) shall consummate the PIPE Investment, the Permitted Equity Financing (if applicable) and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable).
(f)   The Getty Mergers.   On the Closing Date, at the Closing, and in accordance with the DLLCA and the DGCL, (i) at the First Effective Time, the First Getty Merger shall occur and (ii) immediately following the First Getty Merger, at the Second Effective Time, the Second Getty Merger shall occur.
Section 2.2   Closing; Effective Time.
(a)   The closing of the transactions contemplated hereby (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the third (3rd) Business Day after the conditions set forth in Article IX have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).
(b)   At 11:59 p.m. Eastern Time on the Business Day prior to the Closing Date, CCNB shall cause the Statutory Conversion to be consummated by filing (i) a certificate of conversion (the “Certificate of Conversion”) and (ii) and a certificate of incorporation of New CCNB in the form of the New CCNB Pre-Closing Certificate of Incorporation, in each case, in such form as required by, and executed in accordance with, Section 18-216 of the DLLCA and Section 265 of the DGCL. The Statutory Conversion shall become effective immediately upon the filing of (i) the Certificate of Conversion and (ii) the New CCNB Pre-Closing Certificate of Incorporation with the Secretary of State of the State of Delaware or at such later time as may be specified in such filings, such specified date and time, being the “Statutory Conversion Effective Time”.
(c)   On the Closing Date, effective as of 12:01 a.m. Eastern Time, CCNB shall cause the Domestication Merger to be consummated by (i) filing (on the Business Day prior to the Closing Date, a certificate of merger (the “Domestication Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA and (ii) and executing a plan of merger in form and substance reasonably acceptable to CCNB and the Company (the “Plan of Merger”), and filing such Plan of Merger and other documents required under the Companies Act with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Companies Act (it is being understood that, in accordance with the provisions of the DLLCA and the Companies Act, the Parties will cause the effective date and time of the Domestication Merger to be 12:01 a.m. on the Closing Date, as shall be specified in such filings, such specified date and time, being the “Domestication Effective Time”).
(d)   On the Closing Date, following the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, the Parties shall cause the Getty Mergers to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to the Company and CCNB (the “First Getty Certificate of Merger”) and immediately thereafter cause a certificate of merger in form and substance reasonably acceptable to the Company and CCNB (the “Second Getty Certificate of Merger” and, together with the First Getty Certificate of Merger, the “Getty Certificates of Merger”) to be executed and duly submitted for filing with the Secretary of State of Delaware as provide in Section 264 of the DGCL and Section 18-209 of the DLLCA. The First Getty Merger shall become effective at the time when the

First Getty Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by CCNB and the Company in writing and specified in the Getty Certificate of Merger in accordance with the DGCL (the “First Effective Time”). Immediately following the First Effective Time, the Second Getty Merger shall become effective at the time when the Second Getty Certificate of Merger has been accepted for filing by the Secretary of State of Delaware or at such later time as may be agreed by CCNB and the Final Surviving Company in writing and specified in the Second Getty Certificate of Merger in accordance with the DGCL and DLLCA (the “Second Effective Time”).
Section 2.3   Effects of the Mergers.
(a)   At the Statutory Conversion Effective Time, the effect of the Statutory Conversion shall be as provided in the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Statutory Conversion Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of New CCNB prior to the Statutory Conversion shall remain vested in New CCNB following the Statutory Conversion, and all debts, liabilities, duties and obligations of New CCNB prior to the Statutory Conversion shall remain vested in New CCNB following the Statutory Conversion.
(b)   At the Domestication Effective Time, the effect of the Domestication Merger shall be as provided in the applicable provisions of the DLLCA and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Domestication Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of CCNB and Domestication Merger Sub shall vest in the Domestication Surviving Company, and all debts, liabilities, duties and obligations of CCNB and Domestication Merger Sub shall become the debts, liabilities, duties and obligations of the Domestication Surviving Company.
(c)   At the First Effective Time, the effect of the First Getty Merger shall be as provided in the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and G Merger Sub 1 shall vest in the First Surviving Company, and all debts, liabilities, duties and obligations of the Company and G Merger Sub 1 shall become the debts, liabilities, duties and obligations of the First Surviving Company.
(d)   At the Second Effective Time, the effect of the Second Getty Merger shall be as provided in the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the First Surviving Company and G Merger Sub 2 shall vest in the Final Surviving Company, and all debts, liabilities, duties and obligations of the First Surviving Company and G Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Final Surviving Company.
Section 2.4   Governing Documents.
(a)   At the Statutory Conversion Effective Time, the board of directors of New CCNB shall adopt the bylaws of New CCNB in form and substance reasonably acceptable to CCNB and the Company. From and after the Statutory Conversion Effective Time, except for any liability arising in connection with any breach by any party of the limited liability company agreement, arising prior to the Statutory Conversion Effective Time, the limited liability company agreement of New CCNB, as in effect prior to the Statutory Conversion Effective Time, shall terminate and no longer govern the affairs of New CCNB, but instead the affairs of New CCNB shall be governed by the DGCL, the New CCNB Pre-Closing Certificate of Incorporation and, following their adoption by the board of directors of New CCNB, the bylaws, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(b)   At the Domestication Effective Time, the Governing Documents of Domestication Merger Sub shall be the Governing Documents of the Domestication Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(c)   Following the Domestication Effective Time, (i) New CCNB shall amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation, until thereafter changed or amended as provided therein or by applicable Law and (ii) the board of directors of New CCNB shall adopt the New CCNB Bylaws.
(d)   At the First Effective Time, the Governing Documents of the Company shall be the Governing Documents of the First Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(e)   At the Second Effective Time, the Governing Documents of G Merger Sub 2 shall be the Governing Documents of the Final Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
Section 2.5   Directors and Officers.
(a)   At the Statutory Conversion Effective Time, the directors and officers of New CCNB immediately prior to the Statutory Conversion Effective Time shall be the initial directors and officers of New CCNB following the Statutory Conversion Effective Time, each to hold office in accordance with the Governing Documents of the New CCNB until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(b)   At the Domestication Effective Time, the directors and officers of Domestication Merger Sub immediately prior to the Domestication Effective Time shall be the initial directors and officers of the Domestication Surviving Company, each to hold office in accordance with the Governing Documents of the Domestication Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(c)   At the First Effective Time, the directors identified by the Company shall be the initial directors of the First Surviving Company and the officers of the Company shall be the officers of the First Surviving Company, each to hold office in accordance with the Governing Documents of the First Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(d)   At the Second Effective Time, the directors and officers of the First Surviving Company immediately prior to the Second Effective Time shall be the initial directors and officers of the Final Surviving Company, each to hold office in accordance with the Governing Documents of the Final Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(e)   Each of the Sponsor, CCNB and New CCNB, on the one hand, and the Company, on the other hand, shall cooperate such that effective as of the Closing, (i) the board of directors of New CCNB shall be composed as set forth in the Stockholders Agreement, to serve in accordance with the Governing Documents of New CCNB, and (ii) such board of directors of New CCNB shall appoint the officers of New CCNB to be effective from and after the Closing, to serve in accordance with the Governing Documents of New CCNB.
ARTICLE III
CONVERSION OF SECURITIES; CONTRIBUTION; MERGER CONSIDERATION; CLOSING DELIVERIES
Section 3.1   Conversion of Securities; Merger Consideration.
(a)   The Domestication Merger.
(i)   Domestication Merger Consideration.   At the Domestication Effective Time, by virtue of the Domestication Merger and without any action on the part of any Party or any other Person, each CCNB Share that is issued and outstanding immediately prior to the Domestication Effective Time (other than CCNB Shares, if any, held in the treasury of CCNB, which treasury shares shall be canceled for no consideration as part of the Domestication Merger and shall not constitute “CCNB Shares” hereunder) shall be automatically canceled and extinguished and converted into the right to receive the applicable portion of the aggregate consideration to be paid to CCNB Shareholders in the Domestication Merger (the “Domestication Merger Consideration”), as determined pursuant to this Section 3.1(a)(i)(A) and Section 3.1(a)(i)(B):
(A)   with respect to each CCNB Class A Ordinary Share, the right to receive one (1) New CCNB Pre-Closing Class A Common Share and, for the avoidance of doubt, following and contingent upon the filing of the New CCNB Certificate of Incorporation, each New CCNB Pre-Closing Class A Common Share shall automatically be a New CCNB Class A Common Share; and
(B)   with respect to each CCNB Class B Ordinary Share, the right to receive one (1) New CCNB Pre-Closing Class B Common Share and, for the avoidance of doubt, following and contingent upon the filing of the New CCNB Certificate of Incorporation, the New CCNB Pre-Closing Class B Common Shares shall be converted into New CCNB Class A Common Shares and New CCNB Class B Common Shares in accordance with the Sponsor Side Letter.
(ii)   Assumption by New CCNB of CCNB Warrants.   At the Domestication Effective Time, by virtue of the Domestication Merger and without any action on the part of any Party or any other Person, each CCNB Warrant that is outstanding immediately prior to the Domestication Effective Time shall automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and shall represent, immediately following the Domestication Merger, a right to acquire New CCNB Pre-Closing Class A Common Shares, and, following and contingent upon the filing of the New CCNB Certificate of Incorporation, New CCNB Class A Common Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger under the terms of the Warrant Agreement; provided, that each Converted Warrant: (A) shall represent the right to acquire the number of New CCNB Class A Common Shares equal to the number of CCNB Class A Ordinary Shares subject to each such CCNB Warrant immediately prior to the Domestication Effective Time, (B) shall have an exercise price of $11.50 per whole warrant required to purchase one New CCNB Class A Common Share and (C) shall expire on the five (5) year anniversary of the Closing Date. New CCNB shall enter into a warrant assumption agreement as of immediately prior the Domestication Effective Time, substantially in the form attached as Exhibit G to this Agreement (the “Warrant Assumption Agreement”).
(b)   The First Getty Merger.
(i)   Merger Consideration.   The aggregate consideration to be paid to the Company Equityholders (including with respect to Company Options outstanding as of the First Effective Time) in the First Getty Merger (the “Merger Consideration”), shall be allocated among the Company Equityholders in accordance with the Allocation Schedule and shall consist of:
(A)   with respect to each holder of Company Common Shares, a number of New CCNB Class A Common Shares equal to the Per Common Share Merger Consideration in respect of each Company Common Share pursuant to Section 3.1(b)(ii) and a number of Earn-Out Shares in accordance with Section 3.9, in each case, which shall be allocated to the holders of Company Common Shares in accordance with the Allocation Schedule;
(B)   with respect to the Preferred Stockholder, a number of New CCNB Class A Common Shares equal to the Preferred Stock Consideration in respect of its Company Preferred Shares pursuant to Section 3.1(b)(ii), which shall be allocated to the Preferred Stockholder in accordance with the Allocation Schedule;
(C)   with respect to the Preferred Stockholder, the Preferred Cash Consideration payable to the Preferred Stockholder in respect of its Company Preferred Shares pursuant to Section 3.1(b)(ii), which shall be paid to the Preferred Stockholder in accordance with the Allocation Schedule (and which Preferred Cash Consideration may, for the avoidance of doubt, be paid all or in part through a distribution in respect of the Company Preferred Shares immediately prior to Closing by the Company (the “Preferred Dividend”); and

(D)   with respect to each Company Optionholder, a number of New CCNB Options into which its Company Options were exchanged pursuant to Section 3.1(b)(iii)(A), which shall be allocated in accordance with the Allocation Schedule.
(ii)   Allocation of Merger Consideration.   At the First Effective Time (and, for the avoidance of doubt, following the Partnership Liquidation), by virtue of the First Getty Merger and without any action on the part of any Party or any other Person, each Company Share that is issued and outstanding immediately prior to the First Effective Time (including Company Common Shares resulting from the Partnership Liquidation, other than Dissenting Shares and Company Shares, if any, held in the treasury of the Company, which treasury shares shall be canceled for no consideration as part of the First Getty Merger and shall not constitute “Company Shares” hereunder), shall be automatically canceled and extinguished and converted into the right to receive the applicable portion of the Merger Consideration set forth in Section 3.1(b)(i) above, as allocated pursuant to the Allocation Schedule and subject to the terms herein.
(iii)   Company Options.
(A)   At the First Effective Time (and, for the avoidance of doubt, following the Partnership Liquidation), by virtue of the First Getty Merger and without any action on the part of any Party, each Company Option (whether a Vested Company Option or an Unvested Company Option) that is issued and outstanding immediately prior to the First Effective Time shall, automatically by virtue of the occurrence of the First Effective Time and without any action on the part of any Person, be assumed by New CCNB and converted into an option to purchase a number of New CCNB Class A Common Shares under the EIP (a “New CCNB Option”) equal to (I) the number of Company Common Shares subject to such Company Option immediately prior to the First Effective Time multiplied by (II) the Option Exchange Ratio, and rounded down to the nearest whole number of New CCNB Class A Common Share and at an exercise price per New CCNB Class A Common Share equal to (1) the exercise price per Company Common Share subject to such Company Option divided by (2) the Option Exchange Ratio, and rounded up to the nearest whole cent; provided that the exercise price and the number of New CCNB Class A Common Shares subject to the New CCNB Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 3.1(b)(iii), each New CCNB Option shall continue to be governed by substantially same terms and conditions (including expiration date, vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the First Effective Time.
(B)   At the First Effective Time, no new awards will be granted under the Company Equity Plan, and the Company Equity Plan shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, CCNB or New CCNB) except as expressly contemplated by this Section 3.1(b)(iii).
(C)   Prior to the First Effective Time, the Company shall take, or cause to be taken, all reasonably necessary actions (including adopting resolutions by the Company board of directors or a committee thereof) under the Company Equity Plan, under the underlying award agreement and otherwise to give effect to the provisions of this Section 3.1(b)(iii). Prior to such adoption, the Company will provide CCNB and New CCNB with drafts of, and a reasonable opportunity to comment on, such resolutions, with such comments to be reasonably considered by the Company.
(iv)   Adjustments to the Cash Consideration and the Preferred Stock Consideration.   If the condition specified in Section 9.3(c) is not satisfied as of the Measurement Time and the Company elects to proceed with the Closing, which election shall be in the sole and absolute discretion of the Company, then:

(A)   first, the Company shall have the option to cause New CCNB to enter into a Permitted Equity Subscription Agreement with one or more Company Stockholders, as directed by the Company (and New CCNB and CCNB shall so enter into such Permitted Equity Subscription Agreement), with an aggregate subscription amount up to the amount which, when added to Available Cash, would satisfy the condition specified in Section 9.3(c) (the amount so subscribed under this clause (A), the “Optional Equity Cure Amount”); and
(B)   second, if the Optional Equity Cure Amount is not sufficient to satisfy the condition specified in Section 9.3(c), then:
(1)   the Preferred Cash Consideration will be decreased by an amount equal to the difference between (x) the amount of Net Funded Indebtedness after taking into account the Optional Equity Cure Amount minus (y) the Maximum Net Indebtedness Amount (the “Cash Adjustment Amount”); and
(2)   the Preferred Stock Consideration will be increased by a number of New CCNB Class A Common Shares equal to the quotient obtained by dividing (x) the Cash Adjustment Amount by (y) the Reference Price. If following the application of clauses (A) and (B) of this Section 3.1(b)(iv), the condition specified in Section 9.3(c) is not satisfied, the condition shall not be permitted to be waived and the Closing shall not occur without the consent of each of CCNB and the Company.
(v)   Fractional Shares.   Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of New CCNB Class A Common Shares, New CCNB Series B-1 Common Shares or New CCNB Series B-2 Common Shares shall be issued in exchange for Company Common Shares, Company Preferred Shares, CCNB Class A Ordinary Shares or CCNB Class B Ordinary Shares, as applicable. In lieu of the issuance of any such fractional share, New CCNB shall pay to each former holder of Company Common Shares, Company Preferred Shares, CCNB Class A Ordinary Shares or CCNB Class B Ordinary Shares who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (A) the Reference Price by (B) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of New CCNB Class A Common Share, New CCNB Series B-1 Common Share or New CCNB Series B-2 Common Share, as applicable, which such holder would otherwise be entitled to receive pursuant to this Section 3.1.
(c)   Legends.   Any Equity Interests issued as Merger Consideration hereunder shall bear a restrictive legend that prohibits transfers of such Equity Interests in a manner that would be inconsistent with the Stockholders Agreement or the New CCNB Bylaws.
(d)   The Second Getty Merger.   At the Second Effective Time, by virtue of the Second Getty Merger and without any action on the part of any Party or any other Person: (i) each share of common stock of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (ii) the membership interests of G Merger Sub 2 outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Final Surviving Company, which shall constitute one hundred percent (100%) of the outstanding equity interests of the Final Surviving Company. From and after the Second Effective Time, the membership interests of G Merger Sub 2 shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.
Section 3.2   Allocation Schedule.
(a)   At least three (3) Business Days prior to the Closing Date, the Company shall deliver to CCNB an allocation schedule (the “Allocation Schedule”) setting forth:
(i)   the mailing addresses, telephone numbers and email addresses for each Company Equityholder;

(ii)   (A) the number of Company Common Shares held by each Company Stockholder, (B) the number of Company Preferred Shares held by the Preferred Stockholder, and (C) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the First Effective Time (for clarity, after having given effect to the Partnership Liquidation);
(iii)   in the case of the Company Options outstanding as of the First Effective Time, the exercise (or similar) price and, if applicable, the exercise (or similar) date;
(iv)   the Fully Diluted Common Shares Outstanding
(v)   the Preferred Liquidation Preference;
(vi)   the Preferred Cash Consideration;
(vii)   the Preferred Stock Consideration;
(viii)   the Aggregate Company Common Stock Consideration;
(ix)   the Aggregate Company Stock Consideration;
(x)   the portion of the Aggregate Company Common Stock Consideration allocable to each holder in respect of the Company Common Shares held by such Company Stockholder;
(xi)   the Per Common Share Merger Consideration;
(xii)   the aggregate Per Common Share Merger Consideration in respect of the Company Common Shares;
(xiii)   the Per Common Share Value;
(xiv)   the Option Exchange Ratio;
(xv)   the number of New CCNB Options to be awarded to each Company Optionholder who holds either (A) a Vested Company Option or (B) an Unvested Company Option, and, in each case, the exercise price thereof pursuant to Section 3.1(b)(iii)(A);
(xvi)   the Earn-Out Pro Rata Share allocable to each holder in respect of the Company Common Shares held by such Company Stockholder; and
(xvii)   each Company Stockholder that is a Dissenting Stockholder and the number of Company Common Shares held by such Company Stockholder that are Dissenting Shares.
(b)   Schedule 3.2(b) contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Partnership Liquidation and the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Ancillary Agreement or any Company Equityholder under any Ancillary Agreement or the rights or remedies of a CCNB Party or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to CCNB pursuant to Section 3.2(a). The Company will review any comments to the Allocation Schedule provided by CCNB or any of its representatives and consider in good faith and incorporate any reasonable comments proposed by CCNB or any of its representatives.
(c)   Notwithstanding the foregoing or anything to the contrary herein, (i) in no event shall the securities to be issued by New CCNB as Merger Consideration pursuant to the Allocation Schedule exceed (A) a number of shares of New CCNB Class A Common Shares equal to the Preferred Stock Consideration (calculated in accordance with this Agreement) plus the aggregate Per Common Share Merger Consideration in respect of the Company Common Shares (included in the calculation of Fully Diluted Common Shares Outstanding) and (B) a number of New CCNB Options equal to the number of New CCNB Options issued in accordance with Section 3.1(b)(i)(A) of this Agreement, excluding the portion thereof in respect of any Company Common Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any New CCNB Class A Common Shares in respect of any such Dissenting Shares be allocated to any other Company Equityholder and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 3.5), (ii) the CCNB Parties and the Paying Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Paying Agent Agreement, as applicable, and (iii) upon delivery, payment and issuance of the Merger Consideration on the Closing Date to the Paying Agent, CCNB and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Equityholders hereby irrevocably waive and release CCNB, the Sponsor and their Affiliates (and, on and after the Closing, New CCNB, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Merger Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.
Section 3.3   Exchange Procedures for CCNB Shareholders.
(a)   Joint Instruction Letter.   Prior to or on the Closing Date, New CCNB and CCNB will jointly instruct the Transfer Agent to issue to each CCNB Shareholder the applicable portion of the Domestication Merger Consideration as determined in accordance with Section 3.1(a)(i)(A) and Section 3.1(a)(i)(B), pursuant to and in accordance with the terms and conditions of an instruction letter to be delivered to the Transfer Agent in connection therewith.
(b)   Sponsor Earn-Out Shares.   Notwithstanding anything to the contrary set forth herein, New CCNB and CCNB will jointly instruct the Transfer Agent to issue to the Sponsor the Sponsor Earn-Out Shares in the form of New CCNB Series B-1 Common Shares and New CCNB Series B-2 Common Shares in accordance with the Sponsor Side Letter, which issuance shall be treated in exchange for the New CCNB Pre-Closing Class B Common Shares to which the Sponsor is entitled in respect of the Sponsor Earn-Out Shares in connection with the Domestication Merger.
Section 3.4   Exchange Procedures for Company Equityholders.
(a)   Deposit with Paying Agent.   Immediately prior to the First Effective Time, CCNB shall deposit (or cause to be deposited) with the Transfer Agent, in its capacity as a paying agent for the benefit of the Company Equityholders (the “Paying Agent”): (i) an amount of cash equal to the Preferred Cash Consideration (less any amount actually paid by the Company as a Preferred Dividend) and (ii) the number of New CCNB Class A Common Shares equal to the aggregate Per Common Share Merger Consideration in respect of the Company Common Shares (including in the calculation of Fully Diluted Common Shares Outstanding) plus the Preferred Stock Consideration, payable to each Company Stockholder in accordance with the Allocation Schedule (such consideration, the “Payment Fund”).
(b)   Letter of Transmittal.   Prior to the Closing, the Company shall mail or otherwise deliver, or CCNB or New CCNB shall cause the Paying Agent to mail or otherwise deliver, to (i) each Company Stockholder entitled to receive the applicable portion of the Merger Consideration, a letter of transmittal substantially in the form attached hereto as Exhibit H, with such changes as may be required by the Paying Agent, and reasonably acceptable to the Company and CCNB (the “Company Stockholder Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL, if applicable. Upon delivery of such duly executed Company Stockholder Letter of Transmittal of such Company Stockholder to the Paying Agent or the Company, as applicable, such Company Stockholder shall be entitled to receive, subject to the terms and conditions hereof, the applicable portion of the Merger Consideration as set forth in the Allocation Schedule, in respect of his, her or its Company

Common Shares or Company Preferred Shares, as applicable, which shall be referenced in such Company Stockholder Letter of Transmittal. Until surrendered as contemplated by this Section 3.4(a), each Company Common Share and Company Preferred Share shall be deemed at all times after the First Effective Time to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to the Allocation Schedule and this Article III. If payment of the applicable portion of the Merger Consideration in respect of his, her or its Company Common Shares or Company Preferred Shares, as applicable, is to be made to a person other than the person in whose name referenced in such Company Stockholder Letter of Transmittal it shall be a condition of payment that (i) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the applicable portion of the Merger Consideration in respect of his, her or its Company Common Shares or Company Preferred Shares, as applicable, to a person other than the person in whose name referenced in such Company Stockholder Letter of Transmittal or shall have established to the reasonable satisfaction of CCNB that such Tax either has been paid or is not applicable.
(c)   Distributions with Respect to Unexchanged Company Shares.   No dividends or other distributions declared or made after the First Effective Time with respect to New CCNB Class A Common Shares issued as the Merger Consideration with a record date after the First Effective Time shall be paid to a former Company Stockholder with respect to any unexchanged Company Shares until a Company Stockholder Letter of Transmittal has been provided to the Paying Agent in accordance with Section 3.4(a). Subject to the effect of escheat Laws, following the delivery of a Company Stockholder Letter of Transmittal and surrender of such Company Shares (as provided in Section 3.4(a) above), such holder will be promptly paid, without interest, the amount of dividends or other distributions with a record date after the First Effective Time and theretofore paid with respect to whole New CCNB Class A Common Shares.
(d)   Transfer Books; No Further Ownership Rights in the Company Shares.   At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company, as applicable, of the Company Shares that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of Company Shares that evidenced ownership of the Company Shares outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such Company Shares other than the right to receive the (i) applicable portion of the Merger Consideration set forth in the Allocation Schedule and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(c), in each case without interest, except as otherwise provided for herein or by applicable Law.
(e)   Termination of Payment Fund.   At any time following the [second (2nd)] anniversary of the Closing Date, New CCNB shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund that had been made available to the Paying Agent and which has not been disbursed in accordance with this Section 3.4, and thereafter any holder entitled to receive Merger Consideration pursuant to this Section 3.4, shall be entitled to look only to New CCNB (subject to abandoned property, escheat or other similar Laws) as a general creditor thereof with respect to the payment of any Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(c), in each case without interest, that may be payable upon surrender of any Company Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.
(f)   No Liability.   None of the Paying Agent, New CCNB, the Company or the Final Surviving Company will be liable to any holder or former holder of Company Shares for any amounts paid to any Governmental Entity pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed by any person as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of New CCNB free and clear of any claims or interest of any person previously entitled thereto.
Section 3.5   Dissenting Stockholder.   Notwithstanding anything to the contrary herein, any Company Share for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has

not voted in favor of the First Getty Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement. From and after the First Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the First Surviving Company or any of its Affiliates (including New CCNB); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the First Effective Time into the right to receive the applicable portion of Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement upon delivery of a duly completed and validly executed a Company Stockholder Letter of Transmittal in accordance with Section 3.4. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Shares outstanding immediately prior to the First Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the First Getty Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give CCNB prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and CCNB shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of CCNB (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Shares, New CCNB Class A Common Shares or New CCNB Class B Common Shares) with respect to, settle or offer or agree to settle any such demands.
Section 3.6   Company Closing Deliveries.   At the Closing, the Company shall deliver, or shall cause to be delivered, the following:
(a)   to New CCNB, duly executed counterparts of the Registration Rights Agreement, executed by each Company Equityholder set forth on Schedule 1.2;
(b)   to New CCNB, evidence of the termination of the Affiliated Transactions pursuant to Section 7.15;
(c)   to New CCNB, evidence of the Partnership Liquidation;
(d)   to New CCNB, documentation entered into or to be entered into in connection with the consummation of the transactions implemented pursuant to and in accordance with the provisions of Section 7.12, including customary payoff letters (if applicable) in form and substance reasonable acceptable to CCNB;
(e)   to New CCNB, a duly executed Company Bring-Down Certificate from an authorized Person of each of the Company; and
(f)   to New CCNB, evidence of the termination of the Company Equity Plan.
Section 3.7   CCNB Deliveries.   At Closing, CCNB or New CCNB, as applicable, shall deliver, or shall cause to be delivered, the following:
(a)   to the Company, a duly executed counterpart to the Registration Rights Agreement executed by the Sponsor and [other Sponsor related parties thereto to be confirmed];
(b)   to the Company, a duly executed CCNB Bring-Down Certificate from an authorized Person of CCNB; and

(c)   to the Company, a duly executed copy of each of the Certificate of Conversion and Domestication Certificate of Merger.
Section 3.8   Payment of Transaction Expenses.   At the Closing, the Company shall pay or pay down or cause to be paid the Transaction Expenses to the extent due and payable.
Section 3.9   Issuance of Earn-Out Shares.
(a)   During the Earn-Out Period, and as additional consideration for Company Stockholders, within ten (10) Business Days after the occurrence of any Triggering Event, as applicable, New CCNB shall issue or cause to be issued to the Company Stockholders (in accordance with their respective Earn-Out Pro Rata Share) New CCNB Class A Common Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to the New CCNB Class A Common Shares occurring after the Closing) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:
(i)   a one-time issuance of the First Tranche Earn-Out Shares upon the occurrence of the First Price Triggering Event;
(ii)   a one-time issuance of the Second Tranche Earn-Out Shares upon the occurrence of the Second Price Triggering Event; and
(iii)   a one-time issuance of the Third Tranche Earn-Out Shares upon the occurrence of the Third Price Triggering Event.
(b)   For the avoidance of doubt, the Company Stockholders shall be entitled to receive Earn-Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Stockholders be entitled to receive, in the aggregate, more than the Stockholder Allocable Amount.
(c)   At all times while Earn-Out Shares are earnable, New CCNB shall keep available for issuance a sufficient number of unissued Class A Common Shares to permit New CCNB to satisfy its issuance obligations set forth in this Section 3.9 and shall take all actions required to increase the authorized number of Class A Common Shares if at any time there shall be insufficient authorized unissued shares to permit such reservation. The Parties understand and agree that (i) the contingent rights to receive any Earn-Out Shares shall not be represented by any form of certificate or other instrument, are not transferable except: (A) by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in New CCNB, (B) any Transfer (as defined in the Stockholders Agreement) permitted in accordance with the Stockholders Agreement or (C) any Transfer (as defined in the Stockholders Agreement) approved with the prior written consent of New CCNB, and (ii) the Company Stockholders shall not have any rights as a stockholder of New CCNB as a result of the Company Stockholders’ contingent right to receive any Earn-Out Shares hereunder.
(d)   If, during the Earn-Out Period, there is a Change of Control that will result in the holders of New CCNB Class A Common Shares receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such New CCNB Class A Common Shares and after giving effect to the issuance of any Earn-Out Shares pursuant to this Section 3.9 in connection with and as part of such Change of Control transaction) equal to or in excess of the share price required in connection with the First Price Triggering Event, Second Price Triggering Event or Third Price Triggering Event, as applicable (such Change of Control, an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) the applicable Triggering Event that has not previously occurred shall be deemed to have occurred and (ii) New CCNB shall issue the applicable Earn-Out Shares to the Company Stockholders (in accordance with their respective Earn-Out Pro Rata Share), and the Company Stockholders shall be eligible to participate in such Change of Control in respect of such applicable Earn-Out Shares.

(e)   Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of New CCNB Class A Common Shares shall be issued in connection with the issuance of any Earn-Out Share (and instead the total number of Earn-Out Shares a Person shall be entitled to receive shall be rounded down to the nearest whole Earn-Out Share). In lieu of the issuance of any such fractional share, New CCNB shall pay to each Company Stockholder would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the VWAP of the New CCNB Class A Common Shares on the date the applicable Triggering Event occurs by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of New CCNB Class A Common Share, which such holder would otherwise be entitled to receive pursuant to this Section 3.9.
Section 3.10   Withholding and Wage Payments.
(a)   The CCNB Parties, the Company and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that, other than with respect to withholding (i) with respect to any payments in the nature of compensation or (ii) attributable to the failure of any Person to provide the documents described in Section 8.1(d) and Section 8.1(e) or required under any Company Stockholder Letter of Transmittal, the CCNB Parties will (or will cause the Paying Agent to) prior to any deduction or withholding use commercially reasonable efforts to (A) notify the Company of any anticipated withholding with respect to amounts otherwise payable to the Company Equityholders pursuant to this Agreement, (B) consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with the Company to minimize the amount of any such applicable withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.
(b)   Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount (including any payments in respect of Company Options), such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES
As an inducement to the CCNB Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Company Disclosure Schedules (but subject to the terms of Section 11.13), the Company represents and warrants to the CCNB Parties, as of the date of this Agreement and as of the Closing Date, as follows:
Section 4.1   Organization; Authority; Enforceability.
(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Group Companies, taken as a whole, to consummate the Getty Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements.
(b)   Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)   Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Group Companies, taken as a whole, to consummate the Getty Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements.
(d)   True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to CCNB, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.
(e)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Getty Mergers, to receiving the Company Written Consent. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Group Company will be a party will be) duly executed and delivered by such Group Company and constitutes a valid, legal and binding agreement of each Group Company, enforceable against such Group Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 4.2   Non-contravention.   Subject to the receipt of the Company Written Consent, the filing of the Getty Certificates of Merger and the filings pursuant to Section 7.7, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any material provision of the Governing Documents of any Group Company; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Group Companies, taken as a whole, to consummate the Getty Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements.
Section 4.3   Capitalization.
(a)   Schedule 4.3(a)(i) sets forth a true and complete statement of the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership thereof. The Equity Interests set forth on Schedule 4.3(a) comprise all of the authorized capital stock, or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Effective Date and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements. Schedule 4.3(a)(ii) sets forth a true and complete statement of the Equity Interests of the

Partnership (including the number and class or series (as applicable) of Equity Interests) (the “Partnership Equity Interests”) and the record and beneficial ownership thereof. The Equity Interests set forth on Schedule 4.3(a) (ii) comprise all of the authorized capital stock or other Equity Interests of the Partnership that are issued and outstanding, in each case, as of the Effective Date and immediately prior to giving effect to the Partnership Liquidation. Schedule 4.3(a)(iii) sets forth a true and complete statement of the Equity Interests (including the number and class or series (as applicable) of Equity Interests) of the Company immediately following the Partnership Liquidation.
(b)   Except as set forth on Schedule 4.3(b) (other than this Agreement):
(i)   there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company or the Partnership is a party or which are binding upon the Company or the Partnership providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);
(ii)   neither the Company nor the Partnership is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;
(iii)   neither the Company nor the Partnership is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;
(iv)   there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests or the Partnership Equity Interests; and
(v)   neither the Company nor the Partnership has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company or the Partnership is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests or Partnership Equity Interests.
(c)   All of the Company Equity Interests and Partnership Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company or the Partnership) or applicable Law.
(d)   Schedule 4.3(d) sets forth, as of the Effective Date, (i) a list of all outstanding Company Options, (ii) the name of each holder of Company Options, (iii) the exercise price of each Company Option, (iv) the total number of Company Common Shares subject to each Company Option, (v) the vesting schedule of each Company Option (including acceleration provisions), (vi) the grant date, and (vii) whether such Company Option is an Incentive Stock Option.
(e)   Each outstanding Company Option (i) has been offered, issued and delivered by the Company in compliance in all material respects with the terms and conditions of the Company Equity Plan and applicable Law, (ii) has an exercise price that is equal to or greater than the fair market value of the underlying Company Common Share on the date of grant of such Company Option, and (iii) has not had its exercise date or grant date “back-dated” or materially delayed.
(f)   Schedule 4.3(f)(i) sets forth a complete and accurate list of the Company Subsidiaries, listing for each Company Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). All of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.
(g)   Schedule 4.3(g) sets forth a list of all Transaction Payments.
(h)   Schedule 4.3(h) sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
Section 4.4   Financial Statements; No Undisclosed Liabilities.
(a)   Attached as Schedule 4.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
(i)   the audited consolidated balance sheet of Getty Images, Inc. and its Subsidiaries as of December 31, 2019 and 2020 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and
(ii)   the unaudited consolidated balance sheet of Getty Images, Inc. and its Subsidiaries as of September 30, 2021 (the “Unaudited Balance Sheet”) and September 30, 2020 and the related unaudited consolidated statements of comprehensive loss, cash flows for the nine (9) month periods then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).
(b)   The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).
(c)   Each of the financial statements or similar reports of the Company required to be included in the S-4 or Proxy Statement or Closing Form 8-K or any other filings to be made with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the Company Closing Financial Statements when delivered following the date of this Agreement in accordance with Section 7.9(c)), (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to the absence of footnotes and year-end adjustments, (ii) will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited financial statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s independent auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange

Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).
(d)   The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).
(e)   The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.
(f)   Other than intercompany transactions between members of the Group Companies, (i) the Company (A) has not conducted and does not conduct any material business or engage in any material activities other than those directly related to holding 100% of the equity interests of Griffey Holdings, Inc., (B) has no assets other than 100% of the equity interests of Griffey Holdings, Inc. and (C) has no Liabilities, (ii) Griffey Holdings, Inc. (A) was formed solely for the purpose of holding 100% of the equity interests of Griffey Midco (DE) LLC, (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the equity interests of Griffey Midco (DE) LLC, (C) has no assets other than 100% of the equity interests of Griffey Midco (DE) LLC and has never engaged in any other activities other than incident to its ownership of Griffey Midco (DE) LLC and (D) has no Liabilities, (iii) Griffey Holdings, Inc. (A) was formed solely for the purpose of holding 100% of the equity interests of Abe Investment Holdings, Inc., (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the equity interests of Abe Investment Holdings, Inc., (C) has no assets other than 100% of the equity interests of Abe Investment Holdings, Inc. and has never engaged in any other activities other than incident to its ownership of Abe Investment Holdings, Inc. and (D) has no Liabilities, and (iv) Abe Investment Holdings, Inc. (A) was formed solely for the purpose of holding 100% of the equity interests of Getty Images, Inc., (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the equity interests of Getty Images, Inc., (C) has no assets other than 100% of the equity interests of Getty Images, Inc. and has never engaged in any other activities other than incident to its ownership of Getty Images, Inc. and (D) has no Liabilities (other than pursuant to any Company Financing Agreements).
(g)   No Group Company has any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, except (i) Liabilities specifically reflected and adequately reserved against in the Audited Financial Statements or specifically identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract or warranty, tort, infringement, misappropriation, or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(h)   No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.
Section 4.5   No Company Material Adverse Effect.   Since the Latest Balance Sheet Date, through the Effective Date, there has been no Company Material Adverse Effect.
Section 4.6   Absence of Certain Developments.   Since the Latest Balance Sheet Date, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Effective Date, require CCNB’s consent in accordance with Section 6.1.
Section 4.7   Real Property.   Schedule 4.7 sets forth a true, complete and accurate list of all Leases with current annual rental payments of over [seven-hundred and fifty thousand dollars $(750,000) (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases, the “Material Leases”). With respect to each of the Material Leases: (a) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party; (b) such Material Lease is legal, valid, binding, enforceable against the applicable Group Company and in full force and effect; (c) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and, to the Knowledge of the Company there are no disputes with respect to such Material Lease; (d) no Group Company is currently in default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice of lapse of time or both would constitute a default by the Group Company under any Material Lease; (e) to the Knowledge of the Group Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Material Lease; (f) no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to CCNB a true, correct and complete copy of all Material Leases and such Material Leases comprise all of the real property used or intended to be used in, or otherwise related to, the business of each Group Company. No Group Company owns any real property.
Section 4.8   Tax Matters.
(a)   All income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and digital service Taxes and the reporting and payment of sales, use, ad valorem and value added Taxes.
(b)   No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a Tax Return that such Group Company is or may be subject to material Taxes by, or required to file material Tax Returns in, that jurisdiction.
(c)   There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any material amounts of Taxes or any material Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(d)   No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any material Tax or any material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency with respect to a material amount of Taxes, which period (after giving effect to such extension or waiver) has not yet expired (in each case, other than automatic extensions of time to file income Tax Returns entered into the Ordinary Course of Business). No closing agreement, private letter ruling, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to material Taxes or any material Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.
(e)   No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law) or a reportable cross-border arrangement in the meaning of the EU Council Directive 2018/822 (DAC 6).
(f)   The Company is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 4.8(f). No election has been made (or is pending) to change any of the foregoing.
(g)   No Group Company will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965(h) of the Code (or any similar provision of state, local, or non-U.S. Laws).
(h)   There is no Lien for a material amount of Taxes on any of the assets of any Group Company, other than Permitted Liens.
(i)   No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is the Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, or by operation of Law (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.
(j)   Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization.
(k)   No Group Company has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.
(l)   No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(m)   The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)   To the Knowledge of the Company, (i) all the Group Companies are in material compliance with all applicable transfer pricing Laws in all jurisdictions in which each of them does business, and (ii) the price for any property or services (or for the use of any property) provided by or to each of the Group Companies is materially consistent with arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code and all applicable Laws in each jurisdiction in which each of the Group Companies does business.
(o)   For the last five (5) years, all material prerequisites for the validity of a tax group between Getty Images Deutschland GmbH and iSwoop GmbH, as declared by such Group Companies, in a material Tax Return have been duly fulfilled, including the proper performance of the profit transfer and loss absorption agreement between Getty Images Deutschland GmbH and iSwoop GmbH.
(p)   To the Knowledge of the Company, there are no facts, circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any CCNB Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Agreements) or plans that, either alone or in combination, would reasonably be expected to prevent the Getty Mergers from qualifying for the Intended Tax Treatment.
Section 4.9   Material Contracts.
(a)   Schedule 4.9(a) sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Schedule 4.9(a), together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Schedule 4.9(a) if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). Except as set forth on Schedule 4.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:
(i)   collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);
(ii)   Contract with any Material Supplier;
(iii)   Contract (A) for the employment or engagement of any directors, officers employees or individual independent contractors providing for either (1) an annual base cash compensation in excess of four hundred thousand dollars ($400,000), or (2) severance benefits, (B) providing for any Transaction Payments of the type described in clause (a) of the definition thereof, (C) that could result in material Liability to the Group Companies, taken as a whole, if terminated, or (D) that requires prior notice of termination of thirty (30) days or less notice without the payment of severance, other than notice periods, severance or termination payments required by Law;
(iv)   Contract under which any Group Company has borrowed, assumed or incurred any Indebtedness for borrowed money (including any indenture, note or other instrument evidencing Indebtedness for borrowed money) (other than intercompany financing arrangements);
(v)   Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;
(vi)   (A) license or royalty Contract with any of the Group Companies’ content partners (i.e. pursuant to which any of the Group Companies is provided rights to any content) to which any of the Group Companies are a party with annual or one-time payments in excess of one million dollars ($1,000,000), (B) other license or royalty Contracts (1) to which any of the Group Companies are a party with respect to any Intellectual Property with annual or one-time payments in excess of five hundred thousand dollars ($500,000) (including with replacement costs required to be expended in excess of five hundred thousand dollars ($500,000) annually or in a one-time payment if terminated or expired), or (2) that is a license for Intellectual Property used in and material to the Group Company (in each case of this clause (B), other than (I) Contracts with the Group Companies’ content partners, (II) Contracts relating to unmodified, commercially available off-the-shelf Software licensed on commercially-available terms for less than five hundred thousand dollars ($500,000) in annual fees or (III) Contracts granting non-exclusive licenses to customers, vendors, distributors, suppliers, or resellers of any Group Company entered into in the Ordinary Course of Business) or (C) other Contracts entered since the Lookback Period to which any of the Group Companies are a party that is related to the acquisition, divestiture, or development of any material Intellectual Property other than (I) Contracts with employees, consultants, content providers or independent contractors entered into in the Ordinary Course of Business consistent in all material respects with one of the Group Companies’ standard forms made available to CCNB or (II) related to the acquisition of Intellectual Property in the Ordinary Course of Business that is not individually material to the Company’s business taken as a whole and for a payment by a Group Company not in excess of five hundred thousand dollars ($500,000);
(vii)   Contract (A) entered into since the Lookback Date, for the settlement or avoidance of any dispute regarding the infringement, ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, or (B) that restricts in any material respect the use or licensing of any Owned Intellectual Property;
(viii)   Contract providing for any Group Company to make (or agreeing to make), directly or indirectly, any loan, advance, or assignment of payment to any Person or to make any capital contribution to, or other investment in, any Person (excluding any intercompany financing arrangements), in each case in excess of one hundred thousand dollars ($100,000);
(ix)   Contract providing for aggregate future payments to or from any Group Company in excess of two million and five-hundred thousand dollars ($2,500,000) in any calendar year, other than those that can be terminated without material penalty by such Group Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;
(x)   joint venture, profit-sharing, co-promotion, commercialization, research and development, strategic alliance or similar Contract, other than with respect to join ventures, providing for payments in excess of five hundred thousand dollars ($500,000) in any calendar year;
(xi)   Contract that limits or restricts any Group Company (or after the Closing, New CCNB or any Group Company) from (A) engaging or competing in any line of business or business activity in any jurisdiction or (B) acquiring any material product or asset or receiving material services from any Person or selling any product or asset or performing services for any Person;
(xii)   Contract that binds any Group Company to any of the following restrictions or terms: (A) a “most favored nation” or similar provision with respect to any Person that materially restricts the business of the applicable Group Company; (B) exclusivity provision with respect to any Person that materially restricts the business of the applicable Group Company (other than Permitted Licenses); (C) a provision providing for the sharing of any revenue or cost-savings with any other Person (other than in the Ordinary Course of Business); (D) “minimum purchase” requirement in excess of one million dollars ($1,000,000) annually; (E) rights of first refusal or first negotiation or first offer (other than those related to real property Leases), option to purchase or option to exclusively license any material Owned Intellectual Property (other than in the Ordinary Course of Business with respect to Permitted Licenses); (F) a “take or pay” provision in excess of one million dollars ($1,000,000) annually; or (G) a provision materially restricting the ability of any Group Company to sell, manufacture, develop or commercialize products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit, in any material respect, New CCNB or any of its Affiliates after the Closing;
(xiii)   Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business) in each case, that generated or is expected to generate annual recurring revenue in fiscal year 2020 or fiscal year 2021 in excess of one million dollars ($1,000,000);
(xiv)   Contract involving the settlement, conciliation or similar agreement (A) of any Proceeding or threatened Proceeding since the Lookback Date in an amount in excess of seven hundred and fifty thousand dollars ($750,000), (B) with any Governmental Entity or Person or (C) pursuant to which any Group Company will have any material outstanding obligation after the Effective Date;
(xv)   any Contract under which any Group Company is lessee of or holds or operates, in each case, any material tangible property (other than real property), owned by any other Person necessary to operate the business of the Group Companies;
(xvi)   any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed two hundred and fifty thousand dollars ($250,000);
(xvii)   any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of one million dollars ($1,000,000) annually or one million dollars ($1,000,000) over the term of the Contract;
(xviii)   Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;
(xix)   material interest rate, currency, or other hedging Contracts;
(xx)   Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business;
(xxi)   Contract concerning: (A) confidentiality obligations other than (I) in the Ordinary Course of Business and (II) non-disclosure agreements entered into by the Group Companies with respect to potential transactions similar to the transactions contemplated by this Agreement and any capital raising transaction; and (B) non-solicitation obligations that are on-going (other than (I) non-solicitation agreements with customers or prospective customers of the Group Companies or with any of the Group Company’s current or former service providers or employees (including release agreements) entered into in the Ordinary Course of Business) or (II) settlement agreements entered into in the Ordinary Course of Business;
(xxii)   Contract that relates to any future or contemplated disposition or acquisition by any Group Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for (1) any agreement related to the transactions contemplated hereby, or (2) any agreement for the purchase or sale of inventory in the Ordinary Course of Business; and
(xxiii)   Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.
(b)   Each Material Contract is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has delivered to, or made available for inspection by, CCNB a complete and accurate copy of each Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last twelve (12) months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.
(c)   Schedule 4.9(c) sets forth a complete and accurate list of the names of the five (5) largest customers of the Group Companies (measured by aggregate billings) during the twelve (12) months ended September 30, 2021 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such twelve (12) month period then ended. Since the Latest Balance Sheet Date, (i) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Customer.
(d)   Schedule 4.9(d) sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such twelve (12) month period then ended. Since the Latest Balance Sheet Date, (i) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Supplier.
Section 4.10   Intellectual Property.
(a)   To the Knowledge of the Company, the former and current products, services and operation of the business of the Group Companies have not since the Lookback Date infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person, in each case, except for any such infringement, misappropriation or violation which is not reasonably expected to be material to the business of the Group Company. No Group Company has since the Lookback Date received any material written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, and no Group Company has since the Lookback Date brought any material written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or other violation.
(b)   Each Group Company owns, or has a valid right to, all Intellectual Property that is used in and material to the business of the Group Companies, taken as a whole, and necessary for the business of such Group Company as currently conducted, free and clear of any Liens other than Permitted Liens; provided, that, the foregoing is not, and shall not be deemed, a representation or warranty with respect to Intellectual Property infringement, misappropriation or violation, which representations and warranties are solely as set forth in Section 4.10(a). Schedule 4.10(b) identifies each item of patented, issued or registered Intellectual Property and applications for the issuance or registration of Intellectual Property, in each case which is owned by or filed in the name of a Group Company. All the Intellectual Property required to be disclosed in Schedule 4.10(b) is subsisting, and, to the Knowledge of the Company, valid and enforceable. A Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company as used in the business of the Group Companies. All the Owned Intellectual Property required to be disclosed in Schedule 4.10(b) that is an issued patent, patent application, registration, or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the applicable Group Company has made a reasonable business judgment to permit such registrations or applications that are not material to the Group Companies’ business to expire, be canceled or become abandoned.
(c)   Each Group Company has taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property and any other material confidential information owned or purported to be owned by such Group Company (and any confidential information owned by any Person to whom any of the Group Companies has a valid, enforceable confidentiality obligation with respect to such confidential information). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material Trade Secret or material confidential information has been, to the Knowledge of the Company, disclosed (or authorized to be disclosed) by any Group Company (and no Group Company has a duty or obligation to disclose or authorize to disclose) to any Person other than to Persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such Person.
(d)   No current or former founder, employee, contractor, director, officer, or consultant of any Group Company has any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property. Each Person who has developed any material Owned Intellectual Property for any Group Company has (i) assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or ownership of such Intellectual Property vests in a Group Company by operation of law, and (ii) entered into a valid written Contract providing for the non-disclosure by such Person of all Trade Secrets included in the Owned Intellectual Property. To the Knowledge of the Company, no Person is in violation of any such non-disclosure or Intellectual Property assignment agreement.
(e)   The IT Assets are sufficient in all material respects for the purposes for which such IT Assets are used in the current business operations of the Group Companies. The Group Companies have in place disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all material confidential data and information (including Business Data) stored thereon, including from unauthorized access and infection by Unauthorized Code. To the Knowledge of the Company, the IT Assets are free in all material respects from (i) any Unauthorized Code introduced by any of the Group Companies and (ii) any other Unauthorized Code. The Group Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.
(f)   Each item of Intellectual Property owned or purported to be owned, or material Intellectual Property licensed from a third party, by the Group Companies immediately prior to the Closing will be owned or available for use by the Group Companies immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by the Group Companies immediately prior to the Closing, except as would not have a Company Material Adverse Effect.
(g)   (i) To the Knowledge of the Company, the Group Companies have not experienced any material Security Breaches or material Security Incidents since the Lookback Date and (ii) there have been no written notices or complaints delivered to any Group Company or, to the Knowledge of the Company, oral notices or complaints from any Person regarding such a material Security Breach or material Security Incident. Since the Lookback Date, none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements, in each case, which are material to the business of the Group Companies, taken as a whole,. Since the Lookback Date, none of the Group Companies have provided or, to the Knowledge of the Company, have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach, Security Incident, or other suspected unauthorized access to or use of any IT Asset, Personal Information, Owned Intellectual Property or Software included in the Owned Intellectual Property.
(h)   The Group Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements since the Lookback Date. The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information and Business Data that is subject to Processing by or on behalf of the Group Companies in connection with the use or operation of its products, services and business, in the manner such Personal Information and Business Data is accessed or used by the Group Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Group Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Group Companies.
(i)   The Group Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Group Companies are in compliance in all material respects with all such Privacy Policies.
(j)   The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, and designed to ensure compliance in all material respects with all applicable Privacy and Security Requirements.
(k)   No source code that constitutes a Trade Secret included within the Owned Intellectual Property has been (or has been authorized to be) disclosed, licensed, released, escrowed, or made available to any third party, other than a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, escrowed, or made available to any third party, or that an escrow agent disclose or deliver any such source code to any third party. None of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that has or would require any public distribution of any Software, restrict in any material respect any Group Company’s rights to use or license or otherwise exploit any Software included in the Owned Intellectual Property, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.
(l)   The key terms with respect to licensing of Intellectual Property (e.g., non-exclusive, royalty-free and perpetual term, restrictions on sublicensing, absence of a source code license) contained in the customer Contracts provided to CCNB in the Data Room are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by the Group Companies in the Ordinary Course of Business.
Section 4.11   Information Supplied.   The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including, without limitation, the Signing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to CCNB Shareholders; (d) the time of CCNB Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by CCNB or its Affiliates for inclusion therein; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings).
Section 4.12   Litigation.   Since the Lookback Date, there have been, and there are no, Proceedings or Orders pending, or to the Knowledge of the Company, threatened against, by or affecting any Group Company or any of their respective assets or properties at Law or in equity or any director, officer or, to the Knowledge of the Company, employee of any Group Company in his or her capacity as such that would, individually or in the aggregate, be material to the Group Companies, taken as a whole, or any of the foregoing in such capacity in a criminal Proceeding. There are (and since the Lookback Date there have been) no material Proceedings by any Group Company pending against any other Person.
Section 4.13   Brokerage.   No Group Company, the Partnership or any Interested Party has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or CCNB or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
Section 4.14   Labor Matters.
(a)   The Company has delivered to the CCNB Parties a complete (anonymized) list of all employees, workers and individual consultants of each of the Group Companies as of October 20, 2021 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title, leave status and job location, length of service/date of hire, and accrued but unused paid time off/vacation balance, and with respect to each employee, compensation (current annual base salary or wage rate (as applicable) and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed in all material respects by the Group Companies in the jurisdiction in which such employees are employed in their current job capacities.
(b)   No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements) and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. Since the Lookback Date, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred since the Lookback Date. Since the Lookback Date, there has been no actual or, to the Knowledge of the Company, threatened, material grievances, strikes, walkouts, work stoppages, lockouts, slowdowns, picketing, handbilling, arbitrations, unfair labor practice charges, or other material labor disputes against any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby. No Group Company is bound by a social compensation plan that has not yet been implemented in all material respects and no material reconciliation of interests regarding operational changes has been performed by the respective employer and employees’ representatives. The Group Companies have no material liabilities arising from social compensation plans and all reconciliations of interests agreed have been fully carried out and the operational changes regulated therein have been fully implemented.
(c)   The Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor and employment practices, including all Laws relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and similar state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave, unemployment insurance and the payment of social security. There are, and since the Lookback Date have been, no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company. Since that date six (6) months prior to the date hereof, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.
(d)   Since the Lookback Date, (i) no Group Company has been a party to any Proceeding or other dispute involving, or has had any material Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company, and (ii) to the Knowledge of the Company, each third party providing workers to any Group Company on a temporary, seasonal or leased basis is in compliance in all material respects with all applicable labor and employment Laws.
(e)   Except as would not reasonably be expected to result in material Liabilities to the Group Companies, and to the Knowledge of the Company, since the Lookback Date: (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes or other sums; and (iii) each of the Group Companies has fully and timely paid to all employees and individual independent contractors all wages, salaries, commissions and bonuses due and payable to such employees or individual independent contractors.
(f)   To the Knowledge of the Company, no employee or individual independent contractor of any Group Company is in material breach of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement or restrictive covenant (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Group Company. No employee with [a title of Senior Vice President or higher] has provided written notice of any present intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.
(g)   Since the Lookback Date, each Group Company has promptly, thoroughly, and impartially investigated, to the extent reasonable, all sexual harassment or other discrimination or retaliation allegations of or against any employee or other service provider of that Group Company, and of which the Group Company was made aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations.
(h)   No employee layoffs, reduction-in-force, furlough, temporary layoff, reduction in hours, or reduction in salary or wages that would trigger notice requirements under the WARN Act, or that would cause any employee currently classified as “exempt” under applicable Laws to lose such “exempt” status, or that would cause any employee’s compensation to fall below the applicable minimum wage, has occurred since March 1, 2020 or is currently planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any Proceedings against any Group Company related to COVID-19.
Section 4.15   Employee Benefit Plans.
(a)   Schedule 4.15(a)sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to CCNB true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto),

(ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, (v) all related insurance Contracts, trust agreements or other funding arrangements, and (vi) and all non-routine correspondence with any Governmental Entity within the last three years.
(b)   (i) No Company Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, retiree, post-ownership, post-service, or post-employment health or life insurance or any other welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (z) a “defined benefit plan” (as defined in Section 3(35) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.
(c)   Each Company Employee Benefit Plan that is or was intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material Liability to any of the Group Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed), nor is reasonably expected to incur or be subject to, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan all contributions, distributions, reimbursements and premium payments that are due have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in all material respects.
(d)   Schedule 4.15(d) contains a complete and accurate list of, and separately designates, all Pension Agreements on the basis of which any Group Company is obliged to provide occupational pension benefits either directly or through an external pension provider to current or former employees, to current or former managing directors or to their surviving dependents who are located outside of the United States. Insofar as the Pension Agreements concern direct pension commitments, the amount of the defined benefit obligation and the number of beneficiaries (active employees, former employees with vested entitlements and company pensioners) is definitively set out in the actuarial reports submitted to CCNB, which have been prepared in accordance with GAAP.

(e)   Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, or (v) limit or restrict the Group Companies’ or CCNB’s ability to merge, amend or terminate any Company Employee Benefit Plan.
(f)   Without limiting the generality of the foregoing, with respect to each Company Employee Benefit Plan that is subject to the Laws of another jurisdiction other than the United States (whether or not United States law also applies), or primarily for the benefit of employees, directors, individual service providers or individual independent contractors of the Group Company who reside or work primarily outside of the United States (each, a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in all material respects in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, or gratuity fund, scheme, plan or arrangement; (iii) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded, and there are no material unfunded or underfunded liabilities with respect to any Foreign Plan; and (iv) all material employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices.
(g)   Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated, administered and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.
(h)   Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) or in the imposition of an excise Tax under Section 4999 of the Code.
Section 4.16   Insurance.   Schedule 4.16 contains a complete and accurate list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies”) and the scope of coverage of each such Insurance Policy. Each Insurance Policy is legal, valid, binding and enforceable on the applicable Group Company, is in full force and effect, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 4.17   Compliance with Laws; Permits.
(a)   (i) Each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written or oral notice from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws or Orders that remains uncured and outstanding.
(b)   Each Group Company holds all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, certificates and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.
Section 4.18   Environmental Matters.   (a) Each Group Company is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws; (b) each Group Company has since the Lookback Date timely obtained and maintained, and is, and since the Lookback Date has been, in compliance in all material respects with, all Permits required by Environmental Laws (collectively, the “Environmental Permits”); (c) no Group Company has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Group Companies under Environmental Laws; and (e) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to CCNB true and correct copies of all environmental, health and safety assessments, reports and audits and other material environmental, health and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that are in the Group Companies’ possession or reasonable control.
Section 4.19   Affiliate Transactions.   Except for (a) employment relationships and compensation and benefits in the Ordinary Course Of Business with employees of the Group Companies, or (b) as disclosed on Schedule 4.19, (i) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (ii) no Interested Party (A) owes any amount to any Group Company, (B) owns any material property or right, tangible or intangible, that is used by any Group Company, or (C) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (i) and (ii), “Affiliated Transactions”).
Section 4.20   Trade & Anti-Corruption Compliance.
(a)   Neither the Company nor any of its Subsidiaries, directors, officers, managers nor, to the Knowledge of the Company, employees, any of its agents or third party representatives acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned country; (iii) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.
(b)   In the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, directors, officers or managers of the Company nor, to the Knowledge of the Company, any of its employees, agents or third party representatives acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.
(c)   As of the Effective Date, to the Knowledge of the Company, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of any Group Company or any other such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.
Section 4.21   No Other Representations and Warranties.   NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY CCNB PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY AGREEMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY CCNB PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY CCNB PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE GROUP COMPANIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY CCNB PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE

CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.21 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE CCNB PARTIES
As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of CCNB Disclosure Schedules (but subject to the terms of Section 11.13) or as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by CCNB and publicly available prior to the Effective Date, CCNB and, solely for the purposes of Section 5.1(e) and Section 5.2, each CCNB Party, hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date, as follows:
Section 5.1   Organization; Authority; Enforceability.
(a)   Until the occurrence of the Domestication Merger, CCNB is an exempted company with limited liability duly incorporated under the Laws of the Cayman Islands with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Until the Statutory Conversion, New CCNB is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Following the Statutory Conversion, New CCNB shall be a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 is a limited liability company and each of the Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 is duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)   The CCNB Parties have all the requisite corporate or limited liability company power and authority to own, lease and operate their assets and properties and to carry on their businesses as presently conducted in all material respects.
(c)   Each CCNB Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the CCNB Parties, taken as a whole.
(d)   A correct and complete copy of CCNB Memorandum and Articles, as in effect on the Effective Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on August 4, 2020. CCNB is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
(e)   Each CCNB Party has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the requisite approval of CCNB Shareholder Voting Matters by CCNB Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each CCNB Party will be a party will be) duly executed and delivered by such CCNB Party and constitutes a valid, legal and binding agreement of each CCNB Party, enforceable against such CCNB Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
(f)   In accordance with the articles of association of CCNB and applicable Law as of the date hereof, the affirmative vote of: (i) holders of a majority of the outstanding shares of CCNB Capital Stock, who, being present (in person or by proxy) and entitled to vote at the CCNB Shareholder Meeting, vote at the CCNB Shareholder Meeting, is required to approve the Business Combination Proposal; (ii) holders of at least two-thirds of the outstanding shares of CCNB Capital Stock, who, being present (in person or by proxy) and entitled to vote at the CCNB Shareholder Meeting, vote at the CCNB Shareholder Meeting, is required to approve the Domestication Proposal; and (iii) holders of a majority of the outstanding shares of CCNB Capital Stock, who, being present (in person or by proxy) and entitled to vote at the CCNB Shareholder Meeting, vote at the CCNB Shareholder Meeting, is required to approve the Adjournment Proposal.
(g)   On or prior to the date hereof, the boards of managers or directors, managing member or other governing body, as applicable, of each of CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 has (a) approved and declared advisable the entry into this Agreement, the Ancillary Agreements to which such person is or will be a party and the other transactions contemplated hereby and thereby (including the Statutory Conversion, the New CCNB Certificate of Incorporation and the Mergers, as applicable), and (b) recommended, among other things, adoption and approval of this Agreement, the Ancillary Agreements to which such person is or will be a party and the other transactions contemplated hereby and thereby (including the Statutory Conversion, the New CCNB Certificate of Incorporation and the Mergers, as applicable) by the respective equityholders of such person entitled to vote thereon, upon the terms and subject to the conditions hereof and in accordance with the DGCL, the DLLCA and the Companies Act, as applicable.
Section 5.2   Non-contravention.   Subject to the receipt of the requisite approval of CCNB Shareholder Voting Matters by CCNB Shareholders and the consents of the sole member of each of New CCNB, Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 pursuant to Section 7.18, the filing of the Domestication Certificate of Merger and the Getty Certificates of Merger, and the filings pursuant to Section 7.7, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any CCNB Party; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any CCNB Party is a party or by which any CCNB Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of CCNB; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any CCNB Party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations or defaults which would not reasonably be expected to be material to the CCNB Parties, taken as a whole, or materially affect any CCNB Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby. The Required Vote and consent of the Sponsor are the only approvals of the holders of any class or series of CCNB Capital Stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 5.3   Capitalization.
(a)   As of the Effective Date, the authorized share capital of CCNB consists of (i) five hundred million (500,000,000) CCNB Class A Ordinary Shares, (ii) fifty million (50,000,000) CCNB Class B Ordinary Shares, and (iii) one million (1,000,000) preference shares, par value one ten-thousandth of one dollar ($0.0001) per share (“CCNB Preference Shares”). As of the Effective Date (and for the avoidance of doubt, without giving effect to the Domestication Merger, the PIPE Investment, the Forward Purchase Agreement, the Backstop Agreement or any Permitted Equity Financing (if applicable)), (A) eighty-two million eight hundred thousand (82,800,000) CCNB Class A Ordinary Shares are issued and outstanding, (B) twenty-five million seven hundred thousand (25,700,000) CCNB Class B Ordinary Shares are issued and outstanding, (C) no CCNB Preference Shares are issued and outstanding, and (D) thirty-nine million, two hundred sixty thousand (39,260,000) warrants are issued and outstanding (the “CCNB Warrants”) entitling the holder thereof to purchase one (1) CCNB Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) per CCNB Warrant. As of the Effective Date, all outstanding CCNB Class A Ordinary Shares, CCNB Class B Ordinary Shares and CCNB Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights or Contract. As of the Effective Date, except, in each case (A) as set forth on Schedule 5.3(a)(i), (B) as set forth in CCNB Governing Documents, the Subscription Agreements, the Sponsor Side Letter, this Agreement, or CCNB SEC

Documents and (C) for CCNB Class A Ordinary Shares, CCNB Class B Ordinary Shares and CCNB Warrants, the Forward Purchase Securities, the Backstop Agreement and CCNB Share Redemption, there are no outstanding (I) outstanding Equity Interests of CCNB, (II) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to CCNB or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of CCNB to acquire from any Person, and no obligation of CCNB to issue or sell, or cause to be issued or sold, any Equity Interest of CCNB, or (III) obligations of CCNB to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 5.3(a)(ii) and the Equity Interests CCNB holds in New CCNB, G Merger Sub 1 and G Merger Sub 2, CCNB does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).
(b)   Each of New CCNB, G Merger Sub 1 and G Merger Sub 2 is wholly-owned by CCNB, and, expect for the Equity Interests which New CCNB hold in Domestication Merger Sub, none of New CCNB, G Merger Sub 1 and G Merger Sub 2 holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.
(c)   New CCNB Class A Common Shares and New CCNB Class B Common Shares to be issued to the Company Stockholders pursuant to this Agreement, will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to the Company Stockholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the New CCNB Certificate of Incorporation and the Stockholders Agreement.
(d)   As of the Effective Date, other than as set forth on Schedule 5.3(d), CCNB has no obligations with respect to or under any Indebtedness of CCNB.
Section 5.4   Information Supplied.    The information supplied or to be supplied by CCNB for inclusion in the Form S-4, the Additional CCNB SEC Filings, any other CCNB SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including, without limitation, the Signing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement (or any amendment thereof or supplement thereto) is first mailed to CCNB Shareholders; or (d) the time of CCNB Shareholder Meeting. The proxy statement will, at the time it is mailed to CCNB Shareholders, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the proxy statement.
Section 5.5   Litigation.   There is no material Proceeding pending or, to the Knowledge of CCNB, threatened against or affecting CCNB or any other CCNB Party or any of its or their respective properties or rights.
Section 5.6   Brokerage.   Neither CCNB nor any other CCNB Party has incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of CCNB to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.7   Trust Account.   As of the Effective Date, CCNB has at least eight hundred twenty-eight million dollars ($828,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CCNB, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by CCNB or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by CCNB. CCNB is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in CCNB SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) CCNB Shareholders who shall have exercised their rights to participate in CCNB Share Redemption, (ii) the underwriters of CCNB’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) CCNB, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand ($100,000) of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. Since August 4, 2020, CCNB has not released any money from the Trust Account, except in accordance with the Trust Agreement and CCNB’s Governing Documents. There are no Proceedings (or to the Knowledge of CCNB, investigations) pending or, to the Knowledge of CCNB, threatened with respect to the Trust Account.
Section 5.8   CCNB SEC Filings; Controls.
(a)   CCNB has timely filed or furnished all material forms, reports, schedules, statements, registration statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of CCNB’s securities, together with any material amendments, restatements or supplements thereto, all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “CCNB SEC Filings”). As of their respective dates, each of the CCNB SEC Filings, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CCNB SEC Filings. None of the CCNB SEC Filings contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   Each of the financial statements of CCNB included in CCNB SEC Filings, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of CCNB, as of their respective dates and the results of operations and the cash flows of CCNB, for the periods presented therein.
(c)   Since the consummation of the initial public offering of CCNB’s securities, CCNB has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any CCNB SEC Document. Each such certification is correct and complete. CCNB maintains internal controls over financial reporting and disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures provide reasonable assurances

(A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, (B) the transactions are executed only in accordance with the authorization of management, (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of CCNB’s properties or assets, and (D) that all material information concerning CCNB is made known on a timely basis to the individuals responsible for the preparation of CCNB’s SEC filings and other public disclosure documents. As used in this Section 5.8(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(d)   Except as disclosed in the CCNB SEC Filings, no current officer or director of CCNB or, to the knowledge of CCNB, any current stockholder or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such Person, has had, either directly or indirectly, a material interest in any Contract to which CCNB is a party or by which it may be bound.
Section 5.9   Tax Matters.
(a)   All income and other material Tax Returns required to be filed by or with respect to each CCNB Party has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the CCNB Parties are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each CCNB Party has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each CCNB Party has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.
(b)   No written claim has been made by a Taxing Authority in a jurisdiction where a CCNB Party does not file a Tax Return that such CCNB Party is or may be subject to material Taxes by, or required to file material Tax Returns in, that jurisdiction.
(c)   There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the CCNB Parties, otherwise threatened) with respect to any material amounts of Taxes or any material Tax Returns of or with respect to any CCNB Party. All material deficiencies for Taxes asserted or assessed in writing against any CCNB Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any CCNB Party.
(d)   No CCNB Party has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any material Tax or any material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency with respect to a material amount of Taxes, which period (after giving effect to such extension or waiver) has not yet expired (in each case, other than automatic extensions of time to file income Tax Returns entered into the Ordinary Course of Business).
(e)   There are no Liens for material amounts of Taxes on any of the assets of any CCNB Party, other than Permitted Liens.
(f)   No CCNB Party has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a CCNB Party). No CCNB Party has any liability for Taxes of any other Person (other than any CCNB Party) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, or by operation of Law (other than pursuant to an Ordinary Course Tax Sharing Agreement). No CCNB Party is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(g)   CCNB is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.
(h)   Prior to the Statutory Conversion Effective Time, New CCNB was treated as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes, and since the Statutory Conversion Effective Time, New CCNB has been properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.
(i)   Domestication Merger Sub has at all times during its existence been treated as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes, and no election has been made or will be made to treat Domestication Merger Sub as a corporation for income Tax purposes.
(j)   G Merger Sub 1 has filed an election on IRS Form 8832, with an effective date that is the date of its formation, electing to be classified as a corporation for U.S. federal and all applicable state and local income Tax purposes. G Merger Sub 2 has at all times during its existence been treated as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes, and no election has been made or will be made to treat G Merger Sub 2 as a corporation for income Tax purposes.
(k)   To the Knowledge of the CCNB Parties, there are no facts, circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or any of its Affiliates not contemplated by this Agreement and/or any of the Ancillary Agreements) or plans that, either alone or in combination, would reasonably be expected to prevent the Getty Mergers from qualifying for the Intended Tax Treatment.
Section 5.10   Listing.   Prior to the Domestication Merger, the issued and outstanding CCNB Class A Ordinary Shares and CCNB Warrants (the foregoing, collectively, the “CCNB Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of CCNB, threatened against CCNB by the Stock Exchange or the SEC with respect to any intention by such entity to deregister CCNB Public Securities or prohibit or terminate the listing of CCNB Public Securities on the Stock Exchange. CCNB has taken no action that would reasonably be likely to result in the termination of the registration of CCNB Public Securities under the Securities Exchange Act. CCNB has not received any written or, to the Knowledge of CCNB, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of CCNB Public Securities.
Section 5.11   Investment Company; Emerging Growth Company.   CCNB is not an “investment company” within the meaning of the Investment Company Act of 1940. CCNB constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.12   Business Activities.
(a)   Since its incorporation CCNB has not conducted any material business activities other than activities directed toward the accomplishment of its initial public offering of its securities or a Business Combination. Except as set forth in CCNB Governing Documents, there is no Contract, commitment, or Order binding upon CCNB or to which CCNB is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of CCNB or any acquisition of property by CCNB or the conduct of business by CCNB after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to CCNB.
(b)   Except for this Agreement and the transactions contemplated hereby, CCNB has no interests, rights, obligations or Liabilities with respect to, and CCNB is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. CCNB has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)   CCNB has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of CCNB as of September 30, 2021 (the “CCNB Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by CCNB of its obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of CCNB Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of CCNB or the Sponsor, including with respect to legal, accounting or other advisors incurred by CCNB in connection with the transactions contemplated hereby.
Section 5.13   Compliance with Laws.   CCNB is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to the conduct of CCNB and CCNB has not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.
Section 5.14   Organization of New CCNB and Merger Subs.   Each CCNB Party (other than CCNB) was formed solely for the purpose of engaging in the transactions contemplated hereby, and other than entry into this Agreement and the transactions contemplated hereby, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation and the transactions contemplated hereby.
Section 5.15   Opinion of CCNB Financial Advisor.   The CCNB Board has received the opinion of Solomon Partners Securities, LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and other matters set forth in such opinion, the aggregate Merger Consideration derived from the Transaction Equity Value to be paid by CCNB to the Company Stockholders and holders of Vested Company Options in connection with the transactions contemplated by this Agreement is fair, from a financial point of view, to CCNB and, as of the date of this Agreement, such opinion has not been modified or withdrawn.
Section 5.16   Financing.   CCNB has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by New CCNB and CCNB with the PIPE Investors, the NBOKS Side Letter and the Backstop Agreement. To the Knowledge of CCNB and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements, the Forward Purchase Agreement and the Backstop Agreement, with respect to each Equity Financing Source, as of the Effective Date, the Subscription Agreements, the Backstop Agreement or Forward Purchase Agreement (as amended by the NBOKS Side Letter) (as applicable) are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by any party thereto. Each of the Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement (as amended by the NBOKS Side Letter) is a legal, valid and binding obligation of CCNB and, to the Knowledge of CCNB and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements, Forward Purchase Agreement and Backstop Agreement, each Equity Financing Source, and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) to the Knowledge of CCNB (other than with respect to itself), violates any Laws. The Subscription Agreements, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and the Backstop Agreement provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement against the applicable Equity Financing Source, to the extent set forth therein. Other than the NBOKS Side Letter, there are no other agreements, side letters, or arrangements between CCNB and any Equity Financing Source relating to any Subscription Agreement, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) or the Backstop Agreement, and, as of the Effective Date, to CCNB’s Knowledge, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) (other than, in the case of the Backstop Agreement, CCNB Share Redemptions or other than as a result in a change of the Utilization Limit (as such term is defined therein, in accordance with the terms thereof)) not being satisfied, or the aggregate amount of all Subscription Amounts (as defined in the Subscription Agreements), the

Forward Purchase Amount or the Backstop Amount not being available to CCNB, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of CCNB or, to the Knowledge of CCNB, any Equity Financing Source party thereto, under any term or condition of any Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and, as of the Effective Date, to the Knowledge of CCNB, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (a) make any of the statements by CCNB or any Equity Financing Source party thereto set forth in the Subscription Agreements, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) inaccurate in any material respect or (b) subject to the satisfaction (or waiver by the CCNB Parties) of the conditions set forth in Section 9.1 and Section 9.2 of this Agreement, otherwise result in any portion of the financing pursuant to the Subscription Agreements, the Backstop Agreement (other than as a result in a change of the Utilization Limit (as such term is defined therein, in accordance with the terms thereof)) or Forward Purchase Agreement (as amended by the NBOKS Side Letter) not being available. The Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement (as amended by the NBOKS Side Letter) contain all of the conditions precedent to the obligations of the Equity Financing Sources to contribute to CCNB such Equity Financing Source’s Subscription Amount (as defined in the Subscription Agreements), Backstop Amount or the Forward Purchase Amount, as applicable, set forth in such Equity Financing Source’s Subscription Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) or the Backstop Agreement, as applicable, on the terms therein. No fees, consideration or other discounts are payable or have been agreed to by CCNB to any Equity Financing Source in respect of its PIPE Investment, any Permitted Equity Financing or the contribution of the Forward Purchase Amount or the Backstop Amount, except as set forth in the Subscription Agreements, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and the Backstop Agreement, as applicable.
Section 5.17   No Other Representations and Warranties.   NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY GROUP COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY AGREEMENTS, NEITHER CCNB NOR ANY OTHER PERSON MAKES, AND THE CCNB PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE CCNB PARTIES THAT HAVE BEEN MADE AVAILABLE TO ANY GROUP COMPANY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE CCNB PARTIES BY THE MANAGEMENT OR ON BEHALF OF THE CCNB PARTIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY GROUP COMPANY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE CCNB PARTIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE CCNB PARTIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY GROUP COMPANY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT,

NOTHING IN THIS SECTION 5.17 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.
ARTICLE VI
COVENANTS RELATING TO THE CONDUCT OF THE GROUP COMPANIES AND CCNB
Section 6.1   Interim Operating Covenants of the Group Companies.   From and after the Effective Date until the earlier of the date this Agreement is terminated in accordance with Article X and the Closing Date (such period, the “Pre-Closing Period”):
(a)   the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) to maintain and preserve intact their respective businesses, assets and properties in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (A) with the prior written consent of CCNB (such consent not to be unreasonably withheld, conditioned or delayed), (B) as expressly required or contemplated by this Agreement, (C) as required by any Law or other directive by a Governmental Entity (including the implementation of any COVID-19 Measures), or (D) as set forth on Schedule 6.1(a); and
(b)   without limiting Section 6.1(a), except (i) with the prior written consent of CCNB (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly required by or contemplated by this Agreement; (iii) as required by any Law or other directive by a Governmental Entity (including, for purposes of Section 6.1(b)(x), Section 6.1(b)(xvi) and Section 6.1(b)(xvii), the implementation of any required COVID-19 Measures); or (iv) as set forth on Schedule 6.1(b), the Company and the Partnership shall not, and the Company shall cause the other Group Companies not to:
(i)   amend or otherwise modify any of its Governing Documents or the Company Stockholders Agreements;
(ii)   except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);
(iii)   (A) make, change or revoke any material election relating to Taxes, (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, (C) abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, (D) file any Tax Return in a manner inconsistent with the past practices of the Group Companies unless required by applicable Law, (E) surrender any right to claim any refund of material Taxes, (F) take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Getty Mergers from qualifying for the Intended Tax Treatment;
(iv)   transfer, issue, sell, grant, dispose of, or subject to a Lien, (A) any Equity Interests of the Partnership or any Group Company or (B) any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the transfer, issuance, sale of grant of, any Equity Interests, or amend the terms of (including the vesting of) any Company Options, in each case of, other than (I) grants of Company Options not to exceed the amount available under the Company Equity Plan (as set forth on Schedule 6.1(b)(iv)) as of the date hereof made in the Ordinary Course of Business; and (II) the issuance of the Company Common Shares upon the exercise of any Company Options to the extent required under the terms in existence as of the date of this Agreement under the Company Equity Plan;
(v)   declare, set aside, make or pay any dividend or make any other distribution or payment in respect of, any Equity Interests of any Group Company or the Partnership or repurchase, redeem, or otherwise acquire, any outstanding Equity Interests of any Group Company or the Partnership

or, other than dividends or distributions, declared, set aside, made or paid by any of the Company’s wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary of the Company;
(vi)   adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests of any Group Company or the Partnership (other than the acquisition of Vested Company Options in accordance with, and for an aggregate purchase price no greater than as set forth on, Item 1 of Schedule 6.1(b)(vi) (the aggregate purchase price paid or agreed to be paid in accordance with such acquisitions, the “Option Buyback Amount”) and, in the event of any such acquisition, whether consummated prior to, at or following the Effective Time, such acquired Vested Company Options shall be deemed to be cancelled and no longer outstanding as of immediately prior to the Effective Time for the purposes of the definitions of Vested Company Options and Company Options);
(vii)   (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness (other than the New Debt Financing in accordance with Section 7.12 or under the Company Financing Agreements or financing arrangements between members of the Group Companies in the Ordinary Course of Business), as applicable; (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) except as contemplated by Section 7.12, amend or modify any Indebtedness, as applicable;
(viii)   cancel or forgive any Indebtedness in excess of five-hundred thousand dollars ($500,000) owed to the Company or any of the Company Subsidiaries, as applicable (other than financing arrangements between or among the Group Companies);
(ix)   commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures (A) in the Ordinary Course of Business as contemplated by the Group Companies’ capital expenditure budget for fiscal year 2021 and 2022 set forth on Schedule 6.1(b)(ix) or (B) in an amount not to exceed seven million dollars ($7,000,000) in the aggregate;
(x)   other than in the Ordinary Course of Business, (A) enter into any amendment of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, (B) voluntarily terminate any Material Contract or Material Lease, except for any termination at the end of the term of such Material Contract or Material Lease pursuant to the terms of such Material Contract or Material Lease, or (C) waive any material benefit or right under any Material Contract or Material Lease;
(xi)   enter into, renew, modify or revise any Affiliated Transaction;
(xii)   sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are material to the businesses of the Group Companies, taken as a whole, including any material Owned Intellectual Property, except (a) with respect to tangible properties or tangible assets, in the Ordinary Course of Business, and (b) with respect to Owned Intellectual Property, Permitted Licenses;
(xiii)   adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xiv)   grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets (other than Permitted Licenses) or Leased Real Property;
(xv)   waive, release, assign, settle or compromise any Proceeding (whether civil, criminal, administrative or investigative) (A) involving payments (exclusive of attorney’s fees) in excess of five hundred thousand dollars ($500,000) in any single instance or in excess of two million five hundred thousand dollars ($2,500,000) in the aggregate; or (B) granting material injunctive or other equitable remedy or imposing any material restrictions on the operations of any Group Company;

(xvi)   except as required pursuant to a Company Employee Benefit Plan or Company Existing Bonus Plans, in each case, as in effect on the Effective Date that has been provided to CCNB prior to the date hereof (A) pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards (other than as set forth in Section 6.1(b)(iv)) or any sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits, (B) pay or promise to pay any retention bonus, severance or similar compensation outside of the Ordinary Course of Business, (C) grant or announce any material increase in the salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, directors or independent contractors of the Group Companies (other than annual increases in salaries or hourly wages, bonuses or other compensation or benefits in the Ordinary Course of Business), or (D) establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any material Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Effective Date;
(xvii)   hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with annual base compensation in excess of four-hundred thousand dollars ($400,000) without prior notification to and reasonable consultation with CCNB, or negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;
(xviii)   enter into any agreement that restricts the ability of the Group Companies to engage or compete in any line of business in any respect material to any business of the Group Companies;
(xix)   purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses of or in any corporation, partnership, association or other business entity or organization or division thereof, other than in the Ordinary Course of Business;
(xx)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;
(xxi)   enter into any new line of business; or
(xxii)   agree or commit in writing to do any of the foregoing.
(c)   Nothing contained herein shall be deemed to give CCNB or any other CCNB Party, directly or indirectly, the right to control or direct the Company or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.
Section 6.2   Interim Operating Covenants of CCNB.
(a)   During the Pre-Closing Period, except (i) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as expressly required or contemplated by this Agreement (including the Domestication Merger and the Statutory Conversion) (iii), as required by any Law, or other directive by a Governmental Entity (including the implementation of any required COVID-19 Measures), or (iv) as set forth on Section 6.2(a), CCNB shall not, and shall cause each of its Subsidiaries, including the other CCNB Parties not to:
(i)   amend or otherwise modify any of its Governing Documents or the Trust Agreement;
(ii)   withdraw any of the Trust Amount, other than as permitted by CCNB Governing Documents or the Trust Agreement;
(iii)   other than in connection a CCNB Share Redemption, the Forward Purchase Agreement, the Sponsor Side Letter, the Backstop Agreement, a Permitted Equity Financing, the repayment of any working capital loan under Section 6.2(a)(vii) in CCNB Warrants, or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any CCNB Party;
(iv)   (A) make, change or revoke any material election relating to Taxes, (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, (C) abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, (D) file any Tax Return in a manner inconsistent with the past practices of the Group Companies unless required by applicable Law, (E) surrender any right to claim any refund of material Taxes, or (F) take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Getty Mergers from qualifying for the Intended Tax Treatment;
(v)   other than in connection with a CCNB Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of CCNB;
(vi)   split, combine, redeem (other than a CCNB Share Redemption) or reclassify (other than a reclassification pursuant to the Domestication Merger or a conversion of CCNB Class B Ordinary Shares into New CCNB Class A Common Shares or New CCNB Class B Common Shares, as applicable, pursuant to CCNB Governing Documents) any of its Equity Interests;
(vii)   (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs (including to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses), which Indebtedness permits or allows all or any portion of such Indebtedness to be converted into the number of CCNB Warrants not to exceed two million five hundred thousand dollars ($2,500,000) (with such CCNB Warrants issued at one dollar ($1.00) per CCNB Warrant and at an exercise price of eleven dollars and fifty cents ($11.50) per CCNB Warrant) or which may be otherwise repaid in cash, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any Indebtedness;
(viii)   commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than in connection with the transactions contemplated by this Agreement;
(ix)   enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by CCNB to the Sponsor, CCNB’s officers or directors, or any Affiliate of the Sponsor or CCNB’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby (other than, for the avoidance of doubt, to pay or reimburse amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses);
(x)   waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to CCNB and which do not relate to the transactions contemplated by this Agreement; or
(xi)   buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;
(xii)   enter into any new line of business; or
(xiii)   agree or commit in writing to do any of the foregoing.

(b)   Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct CCNB prior to the Closing. Prior to the Closing, CCNB shall exercise, consistent with the terms and conditions hereof, control over its business.
ARTICLE VII
PRE-CLOSING AGREEMENTS
Section 7.1   Reasonable Best Efforts; Further Assurances.    Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and CCNB shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to [the HSR Act], which will be borne and paid by CCNB, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).
Section 7.2   Trust and Closing Funding.   Subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice CCNB shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and CCNB Governing Documents, at the Closing, CCNB shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to CCNB Shareholders who shall have validly elected to redeem their CCNB Class A Ordinary Shares pursuant to CCNB Memorandum and Articles and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived in whole or in part, and use its best efforts to cause the Trustee to make such other disbursements as instructed by CCNB in accordance with this Agreement.
Section 7.3   Status Preservation.
(a)   Listing and De-Listing.   During the Pre-Closing Period prior to the Domestication Merger, CCNB shall cooperate with New CCNB and use their respective reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to (i) de-list CCNB Ordinary A Shares from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Domestication Effective Time and (ii) to cause New CCNB Class A Common Shares to be listed on the Stock Exchange.
(b)   Qualification as an Emerging Growth Company.   New CCNB shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that in and of itself would cause New CCNB to not qualify as an “emerging growth company” within the meaning of the JOBS Act.
(c)   Public Filings.   During the Pre-Closing Period prior to the Domestication Merger, CCNB will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 7.4   EIP; ESPP; Earn-Out Plan.   Prior to the Closing Date, the Company and CCNB, shall prepare a (a) market-based equity incentive plan (the “EIP”) with such terms and conditions that are consistent with those set forth on Exhibit I, (b) market-based employee stock purchase plan (the “ESPP”) with such terms and conditions that are consistent with those set forth on Exhibit I, and (c) earn-out plan (the “New CCNB Earn-Out Plan”) with such terms and conditions that are consistent with those set forth on the New CCNB Earn-Out Plan Term Sheet, in each case, with any changes or modifications thereto as the Company and CCNB may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CCNB, as applicable), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date. The initial share reserve will include all Company Options that will be assumed and converted into New CCNB Options pursuant to Section 3.1(b)(iii)(A). The number of New CCNB Class A Common Shares reserved for issuance under the new CCNB Earn-Out Plan shall equal the Plan Allocable Amount. The EIP, ESPP, and the New CCNB Earn-Out Plan shall be approved by the New CCNB board of directors and CCNB, in its capacity as the sole shareholder of New CCNB, at least (1) day prior to the Closing Date.
Section 7.5   Confidential Information.   During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated hereby or at the request of CCNB or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of CCNB, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person, provided that the terms of the Confidentiality Agreement that expressly survive the termination thereof shall continue to apply in full force and effect pursuant to the terms of the Confidentiality Agreement.
Section 7.6   Access to Information.   During the Pre-Closing Period, upon reasonable prior notice, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of CCNB reasonable access, during normal business hours, to the properties, books and records of the Group Companies and furnish to the representatives of CCNB such additional financial and operating data and other information regarding the business of the Group Companies as CCNB or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Group Companies following the Closing; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, the CCNB Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (a) would waive any legal privilege, (b) would violate any legally-binding obligation of the Group Companies with respect to confidentiality, non-disclosure or privacy, or (c) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act).
Section 7.7   Antitrust Laws.
(a)   Each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than twenty (20) Business Days after the Effective Date; (ii) request early termination of the waiting period relating to such HSR Act filings, if applicable; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Antitrust Law to be paid to any Governmental Entity in order to obtain any such approvals, consents or Orders shall be Transaction Expenses.
(b)   The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.
(c)   Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 7.7(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Effective Date.
Section 7.8   Requisite Stockholder Consent.   Within one (1) day of the Effective Date, the Company shall deliver to CCNB evidence of the Company Written Consent.
Section 7.9   Communications; Press Release; SEC Filings.
(a)   None of the Parties shall, and each Party shall use its reasonable best efforts to cause its Affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated hereby without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of CCNB and the Company; provided, however, that (i) each Party may make any such announcement which it in good faith believes is required by Law, or which is required by the requirements of any national securities exchange applicable to such Party (including in connection with the exercise of the fiduciary duties of CCNB Board or that is contemplated hereby) after providing reasonable notice to the other Party and (ii) each Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financial sources, including direct or indirectly limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality.
(b)   As promptly as practicable following the Effective Date, CCNB shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public certain material nonpublic information provided to potential PIPE Investors prior to the Effective Date (the “Signing Form 8-K”), and CCNB and the Company shall issue a press release (in a form mutually agreed to prior to the execution of this Agreement) announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, CCNB will make available to the Company a draft of the Signing Form 8-K and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.
(c)   The Company shall provide to New CCNB and CCNB as promptly as practicable after the Effective Date but, in any event on or prior to December 31, 2021 (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and 2020, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the nine (9) month periods ended September 30, 2021 and 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Form S-4 (including pro forma financial information). Additionally, the Company shall use reasonable best efforts to provide as soon as reasonably practicable all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information) (together with the financial statements referenced in clauses (i) and (ii) of this Section 7.9(c), the “Company Closing Financial Statements”).
(d)   As promptly as reasonably practicable following the Effective Date, CCNB, New CCNB and the Company shall jointly prepare, and New CCNB shall file with the SEC the Form S-4, in which the Proxy Statement will be included, in each case, which CCNB, New CCNB and the Company shall each use reasonable best efforts to cause to comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder. Following the initial submission to the SEC of the Form S-4 in accordance with this Section 7.9(d), CCNB shall run a broker search for a record date in respect of the CCNB Shareholder Meeting, and in any required updates with respect thereto (and shall reasonably consult with the Company with respect thereto and any required updates with respect thereto).
(e)   Each of New CCNB, CCNB and the Company shall furnish all required information concerning it as may reasonably be requested by either New CCNB and CCNB, on the one hand, and the Company, on the other hand, to the other in connection with the preparation of the Form S-4. Prior to filing with the SEC, New CCNB and CCNB will, with the Company, jointly draft the Form S-4, proposed responses to any comments of the SEC or its staff and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document. Each of New CCNB and CCNB, on the one hand, and the Company, on the other hand, (i) shall provide the other with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response) and shall consider such comments in good faith and (ii) shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any such document or response and any amendment to the Form S-4 filed in response to such comments of the SEC or its staff. New CCNB and/or CCNB will advise the Company promptly after it receives notice thereof, of (A) the time when the Form S-4 has been filed; (B) receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Form S-4; (D) any request by the SEC for amendment of the Form S-4; (E) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; and (F) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between New CCNB or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, New CCNB shall promptly respond to any comments of the SEC on the Form S-4, and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable and keep the Form S-4 effective as long as necessary to consummate the transactions contemplated hereby.

(f)   New CCNB shall file an amendment to the Form S-4 containing a definitive proxy statement/final prospectus to be sent to the CCNB Shareholders relating to the CCNB Shareholder Meeting for the purpose of soliciting proxies from CCNB Shareholders for the matters to be acted upon at the CCNB Shareholder Meeting and providing CCNB Shareholders an opportunity in accordance with CCNB’s Governing Documents to redeem their CCNB Class A Ordinary Shares in the CCNB Share Redemption in conjunction with shareholder vote on the CCNB Shareholder Voting Matters (the “Proxy Statement”) with the SEC and CCNB shall cause the definitive Proxy Statement to be mailed to CCNB Shareholders of record, as of the record date to be established by CCNB Board that is in existence immediately prior to the Domestication Merger, prior to or as promptly as practicable after, but in any event within five (5) Business Days of, the SEC declaring the Form S-4 effective.
(g)   If, at any time prior to CCNB Shareholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 7.9(g), New CCNB shall promptly prepare with the assistance of the Company, and file with the SEC, an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, CCNB shall transmit to CCNB Shareholders such amendment or supplement to the Proxy Statement therein containing such information.
(h)   The information supplied or to be supplied by the CCNB Parties and the Group Companies for inclusion in the Form S-4, the Proxy Statement, all material forms, reports, schedules, statements and other documents required to be filed by the CCNB Parties with the SEC following the date of this Agreement through the Closing Date (the “Additional CCNB SEC Filings”), the New CCNB SEC Filing, any other CCNB SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (i) shall solely refer to the time of such subsequent revision or supplement); (ii) the time the Form S-4 is declared effective by the SEC; (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to CCNB Shareholders; (iv) the time the prospectus contained within the Form S-4 is delivered to the Company’s Stockholders; or (v) the time of CCNB Shareholder Meeting. The Proxy Statement will, at the time it is mailed to CCNB Shareholders, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.
(i)   The Additional CCNB SEC Filings (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) will comply in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Additional CCNB SEC Filings. Each of the financial statements of CCNB that will be included in the Additional CCNB SEC Filings, including all notes and schedules thereto will comply in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and will fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of CCNB, as of their respective dates and the results of operations and the cash flows of CCNB, for the periods presented therein. Since the consummation of the initial public offering of CCNB’s securities, CCNB will file, with respect to the Additional CCNB SEC Filings, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C.

Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Additional CCNB Document. Each such certification will be correct and complete.
(j)   In furtherance of the foregoing, the Company shall make, and the Company shall cause the Group Companies to, make, and shall cause their controlled Affiliates directors, officers, managers and employees to make, available to New CCNB and CCNB and their counsels, auditors and other representatives in connection with the drafting of the Form S-4, the Proxy Statement, the Additional CCNB SEC Filings, and the New CCNB SEC Filings, and responding in a timely manner to comments thereto from the SEC all information concerning the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional CCNB SEC Filing or New CCNB SEC Filing. New CCNB and CCNB shall be permitted to make all required filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder.
(k)   Prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). As soon as practicable after the Closing, New CCNB shall file the Closing Form 8-K with the SEC.
Section 7.10   CCNB Shareholder Meeting.
(a)   CCNB, acting through CCNB Board, shall take all actions in accordance with applicable Law, CCNB’s Governing Documents and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the CCNB Shareholder Meeting for the purpose of considering and voting upon CCNB Shareholder Voting Matters, which meeting shall be held not more than thirty (30) days after the date on which CCNB commences the mailing of the definitive Proxy Statement to CCNB Shareholders pursuant to Section 7.9(c). Unless this Agreement has been duly terminated in accordance with the terms herein, CCNB shall take all reasonable lawful action to solicit from CCNB Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Required CCNB Shareholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of CCNB Shareholders that are required by the rules of the Stock Exchange and the Companies Act. Notwithstanding anything to the contrary contained in this Agreement, CCNB may (and in the case of the following clause (ii), at the reasonable request of the Company, shall), adjourn or postpone CCNB Shareholder Meeting: (i) for one (1) period of no longer than twenty (20) calendar days to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to CCNB Shareholders, (ii), in each case, for one (1) period of no longer than ten (10) calendar days, (A) if as of the time for which CCNB Shareholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of CCNB represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of CCNB Shareholder Meeting, or (B) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Required CCNB Shareholder Voting Matters or (iii) for one (1) period of no longer than ten (10) calendar days if the holders of CCNB Class A Ordinary Shares have elected to redeem a number of CCNB Class A Ordinary Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.3(c) not being satisfied (prior to the implementation of Section 3.1(b)(iv)). Notwithstanding the foregoing, with respect to postponement in the case of this Section 7.10(a), CCNB shall not change the record date for the CCNB Shareholder Meeting without the Company’s prior written consent.
(b)   The CCNB Board shall unanimously recommend the adoption of this Agreement and approval of CCNB Shareholder Voting Matters (the “CCNB Board Recommendation”) and include the CCNB Board Recommendation in the Proxy Statement. CCNB covenants that neither CCNB Board nor any committee thereof shall fail to make, amend, change, withhold or qualify, withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of CCNB Board that CCNB Shareholders vote in favor of the approval of CCNB Shareholder Voting Matters (any such action a “Change in Recommendation”) except in accordance with Section 7.10(c).

(c)   Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the approval of the CCNB Shareholder Voting Matters, the CCNB Board determines in good faith, after consultation with its outside legal counsel, that, in response to an Intervening Event, a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the CCNB Board may, prior to obtaining the approval of the CCNB Shareholder Voting Matters, make a Change in Recommendation; provided, however, that the CCNB Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) CCNB delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the CCNB Board proposes to take such action and containing the material facts underlying the CCNB Board’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which CCNB delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which CCNB delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event (as reasonably determined by the CCNB Board and notified to the Company) shall require a new notice but with an additional four (4) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”)), the CCNB Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, CCNB will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.
Section 7.11   Fees and Expenses.   Except as otherwise set forth in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. To the extent there are any Transaction Expenses that become due and payable following the Closing or which are not paid at the Closing, such Transaction Expenses shall be borne by New CCNB following the Closing.
Section 7.12   Financing Cooperation.   The Company shall determine whether to elect to repay, reprice, refinance, paydown any Indebtedness pursuant to the Company Financing Agreements or otherwise obtain any new debt financing (the “New Debt Financing”), in each case, which determination shall be made in consultation with CCNB. To the extent the Company determines, following consultation with CCNB, as set forth in this Section 7.12, to obtain any New Debt Financing, the Company shall, and shall cause any other Group Company to, use its commercially reasonable efforts to do all things necessary or appropriate to arrange for and obtain such New Debt Financing, including using commercially reasonable efforts to (a) negotiate, syndicate and enter into definitive agreements with respect to such New Debt Financing, (b) satisfy on a timely basis all terms, conditions and covenants that may be required in connection with such New Debt Financing, including with respect to the payment of any commitment, engagement or placement fees, and (c) otherwise consummate and cause such New Debt Financing to be funded at or prior the Closing; provided, that, (i) the Company shall reasonably consult with CCNB in respect of the foregoing (and all terms and conditions thereof) and consider in good faith any comments provided by CCNB in respect thereof, and (ii) CCNB and its Representatives shall reasonably cooperate in connection therewith. In lieu of, or in addition to, any New Debt Financing, the Company may determine, in consultation with CCNB, to refinance, rollover or enter into a repricing transaction in respect of all or a portion of the Indebtedness pursuant to the Company Financing Agreements (any such financing, “Continued Financing”); provided that (A) such Continued Financing shall be in full force and effect without any material breach or default thereunder on the Closing Date immediately prior to and immediately following the Closing, (B) the Company shall reasonably consult with CCNB in respect of the foregoing (and all terms and conditions thereof) and consider in good faith any comments provided by CCNB in respect thereof, and (C) CCNB and its Representatives shall reasonably cooperate in connection therewith. In connection with any Indebtedness to be repaid or paid down in connection with Closing, the Company will timely deliver such notices, documents and instruments, including customary payoff letters, lien release documents and conditional redemption notices (in each case, in consultation with CCNB) in advance of the Closing (and in any event in accordance with the Company Financing Agreements or the terms of any New Debt Financing or Continued Financing) to the extent required in connection with any such repayment or paydown. Notwithstanding anything set forth in this Section 7.12, the Company shall obtain the written consent (not to be unreasonably withheld, conditioned or delayed) of CCNB prior to obtaining any New Debt Financing or Continued Financing if such New Debt Financing or Continued Financing (when taken into account together with the repayment or paydown of any existing Indebtedness or any New Debt Financing (if applicable)) results in the Net Funded Indebtedness on the Closing Date immediately following the Closing to be greater than the Maximum Net Indebtedness Amount.
Section 7.13   Directors’ and Officers’ Indemnification and Insurance.
(a)   From and after the Closing, New CCNB shall cause the Final Surviving Company and any applicable Group Company to indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Closing Date, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Effective Date and any indemnification agreement between any Group Company and any Company Indemnified Person in effect as of the Effective Date (“Company D&O Provisions”) and acknowledges and agrees such Company D&O Provisions are rights of Contract. Without limiting the foregoing, New CCNB shall cause the Final Surviving Company and any applicable Group Company to (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the Company Indemnified Persons than the Company D&O Provisions in effect as of the Effective Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Company Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.
(b)   From and after the Closing, New CCNB shall perform and discharge all obligations to indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of CCNB or who, at the request of CCNB, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “CCNB Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Closing Date, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Effective Date and any indemnification agreement between CCNB and any CCNB Indemnified Person in effect as of the Effective Date (“CCNB D&O Provisions”) and acknowledges and agrees such CCNB D&O Provisions are rights of Contract. Without limiting the foregoing, New CCNB shall (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the CCNB Indemnified Persons than the CCNB D&O Provisions in effect as of the Effective Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the CCNB Indemnified Persons’ rights, or any CCNB’s obligations, thereunder.
(c)   Tail Policy.
(i)   For a period of six (6) years from and after the Closing Date, New CCNB shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Company Indemnified Persons, the CCNB Indemnified Persons and New CCNB with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.
(ii)   At or prior to the Closing Date, New CCNB or the Company, as appropriate, shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Group Company’s and CCNB’s fiduciary policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or CCNB’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall New CCNB or the Company be required to expend on the premium thereof in excess of three hundred percent (300%) of the annual premium currently payable by the Company or CCNB, respectively, with respect to such current policy (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. The Company Indemnified Persons and the CCNB Indemnified Persons are intended third party beneficiaries of this Section 7.13.
Section 7.14   Subscription Agreements; Forward Purchase Agreement; Permitted Financing; Backstop Agreement; Redemptions.
(a)   Subscription Agreements.   New CCNB and CCNB may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company ; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. If New CCNB or CCNB are required to consummate the Closing hereunder, New CCNB and CCNB shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to New CCNB and CCNB in the Subscription Agreements and otherwise comply with their obligations thereunder; (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (iv) without limiting the Company’s rights to enforce the Subscription Agreements, enforce New CCNB’s and CCNB’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources to fund the amounts set forth in the Subscription Agreements in accordance with their terms.
(b)   Forward Purchase Agreement; Backstop Agreement; NBOKS Side Letter.   Unless otherwise approved in writing by the Company, CCNB shall not (i) (A) permit any amendment or modification to be made to, (B) waive (in whole or in part) or (C) provide consent to modify or waive (including consent to termination, to the extent required), any provision or remedy under the Forward Purchase Agreement, the Backstop Agreement or the NBOKS Side Letter or (ii) permit any assignment of the Forward Purchase Agreement or the Backstop Agreement, as applicable, by NBOKS, other than assignments to Affiliates (provided that, notwithstanding any such assignment to an Affiliate, NBOKS shall remain liable under the Forward Purchase Agreement and the Backstop Agreement, as applicable, unless and until the Forward Purchase Amount or the amounts funded pursuant to the Backstop Agreement are actually received by CCNB). To the extent CCNB is required to consummate the Closing hereunder, CCNB shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, at the Closing on the terms and subject to the conditions in the Forward Purchase Agreement, and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, including maintaining in effect the Forward Purchase Agreement, and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, and to: (1) satisfy on a timely basis all conditions and covenants applicable to CCNB in the Forward Purchase Agreement and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, and otherwise comply with its obligations thereunder; (2) if all conditions in the Forward Purchase Agreement or the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied, consummate the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, each as amended by the NOBKS Side Letter, at or prior to the Closing; (3) deliver notices to counterparties to the Forward Purchase Agreement and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, (if any) as required by and in the manner set forth in the Forward Purchase Agreement and the Backstop Agreement, as applicable, each, as amended by the NBOKS Side Letter in order to cause timely funding in advance of the Closing; and (4) enforce CCNB’s rights under the Forward Purchase Agreement and the Backstop Agreement, as applicable, each, as amended by the NBOKS Side Letter, subject to the provisions thereof, if all conditions in the Forward Purchase Agreement and the Backstop Agreement, as applicable, each, as amended by the NBOKS Side Letter (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied to cause NBOKS to fund the amount set forth in the Forward Purchase Agreement and the Backstop Agreement, as applicable, each in accordance with its terms, as amended by the NBOKS Side Letter.
(c)   Permitted Equity Financing.
(i)   During the Pre-Closing Period, New CCNB and CCNB may execute Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that, without the prior written consent of the Company, (i) each Permitted Equity Subscription Agreement shall be in substantially the form of the Subscription Agreement, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of CCNB Class A Ordinary Shares (before the Domestication Merger) or New CCNB Class A Common Shares (after the Domestication Merger) at a price per share of less than ten dollars ($10.00) per share (including of any discounts, rebates, equity kicker or promote), (iii) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of CCNB Class A Ordinary Shares (before the Domestication Merger) or New CCNB Class A Common Shares (after the Domestication Merger) in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of two hundred million dollars ($200,000,000) (other than with respect to any financing pursuant to Section 3.1(b)(iv)), and (iv) no such Permitted Equity Subscription Agreement shall provide for the issuance of any security other than CCNB Class A Ordinary Shares (before the Domestication Merger) or New CCNB Class A Common Shares (after the Domestication Merger), including CCNB Warrants.
(ii)   Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 11.1, the Company agrees, and shall cause the appropriate officers and employees of the Company, to use commercially reasonable efforts to cooperate, at CCNB’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder if unpaid as of the Closing Date), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by CCNB, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements, the Company Closing Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in CCNB’s efforts to obtain Permitted Equity Financing; provided, that (A) none of the Company Equityholders, the Company, any other member of the Group Companies or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense if unpaid as of the Closing Date), (B) nothing in this Section 7.14(c) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Equityholder or Group Company to breach, waive or amend any terms of this Agreement, and (C) no Company Equityholder or any of their respective Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.
(iii)   At the Closing, New CCNB and CCNB shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.
(d)   Backstop of Redemptions.   In the event of any CCNB Share Redemptions requiring payments from the Trust Account, CCNB shall fund or cause to be funded the amounts required by such CCNB Share Redemptions (either directly or, if such CCNB Share Redemptions are funded from the Trust Account, to fund the payment obligations of CCNB pursuant to this Agreement) (i) first, by applying the PIPE Proceeds (which shall exclude the Getty Investments PIPE Proceeds and the Sponsor PIPE Proceeds) and (ii) second, by applying the Permitted Equity Financing Proceeds. To the extent the amount of CCNB Share Redemptions that require payment from the Trust Account is greater than the funds contemplated by clauses Section 7.14(d)(i) and (ii) above (such excess amount the “Excess Redemption Amount”), then CCNB and New CCNB shall exercise its respective rights under the Backstop Agreement, subject to the terms and conditions thereof, to cause NBOKS to subscribe for additional New CCNB Class A Common Shares in an aggregate subscription amount equal to the lesser of (A) Excess Redemption Amount and (B) three hundred million dollars ($300,000,000) or such lesser amount which is then available to CCNB under the Backstop Agreement in accordance with its terms.
(e)   Funding.   Prior to the Closing, in accordance with the timing period(s) set forth in the applicable Subscription Agreement, Forward Purchase Agreement, Permitted Equity Subscription Agreement or Backstop Agreement, each investor party thereto will fund the amount set forth in its respective subscription agreement to a bank account as directed by CCNB, which bank account shall be a bank account controlled by the Company at the option of CCNB. If CCNB so directs any such proceeds to be funded to a Company controlled bank account, the Company shall hold such proceeds in escrow on behalf of New CCNB or CCNB, as appropriate, and shall return such proceeds to such investors promptly upon the direction of CCNB in the event the Closing does not occur in the time period required under such relevant subscription agreement before such proceeds is required to be returned, in no event later than such time as required.
Section 7.15   Treatment of Affiliate Transactions.   On or before the Closing Date, except for this Agreement and any Ancillary Agreements, the Company shall take all actions necessary to terminate all Affiliated Transactions (other than those set forth on Schedule 7.15) in full without any further force and effect and without any costs, Liabilities or obligations to New CCNB, CCNB, the Group Companies or any of their respective Affiliates (in form and substance reasonably acceptable to CCNB). As of the Closing, the Option Amendment in the form provided to CCNB as of the date hereof shall be in full force and effect. The Company shall not terminate, modify or waive, or provide consent to terminate, modify or waive, any provisions of the Option Amendment, in each case, without the prior written consent of CCNB.
Section 7.16   No CCNB Stock Transactions.   During the Pre-Closing Period, except as otherwise contemplated hereby, neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of CCNB without the prior written consent of CCNB.
Section 7.17   Name Change.   In connection with the Closing, New CCNB shall change its name to “Getty Images Holdings, Inc.”

Section 7.18   Mergers Subs Written Consent.   Within one (1) day of the Effective Date, (a) CCNB, as the sole member of New CCNB, G Merger Sub 1 and G Merger Sub 2 shall deliver to the Company a written consent for each of the foregoing, evidencing the approval of this Agreement, any Ancillary Agreements to which any of the foregoing is a party to and the transactions contemplated hereby and thereby, including the applicable Mergers, and (b) New CCNB as the sole member of Domestication Merger Sub shall deliver to the Company a written consent for Domestication Merger Sub, evidencing the approval of this Agreement, any Ancillary Agreements to which Domestication Merger Sub is a party to and the transactions contemplated hereby and thereby, including the Domestication Merger.
Section 7.19   Exclusivity.
(a)   From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Partnership, the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than CCNB and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Company”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Company regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to the any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Company, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.
(b)   From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, CCNB, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from CCNB, the Sponsor, any Person or group of Persons other than the Company and the Company Equityholders that may constitute, or would reasonably be expected to lead to, a CCNB Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a CCNB Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a CCNB Competing Transaction; (d) approve, endorse or recommend any CCNB Competing Transaction; or (e) enter into a CCNB Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a CCNB Competing Transaction or publicly announce an intention to do so.
Section 7.20   Pre-Closing Partnership Liquidation.   Prior to the Domestication Effective Time, the Company and the Partnership may, at their option, effect the liquidation of the Partnership in accordance with the Governing Documents of the Partnership and applicable Law, pursuant to which the Partnership shall be liquidated and each member of the Partnership shall be entitled to receive its pro rata portion of the Company Common Shares held by the Partnership immediately prior to the Partnership Liquidation as determined pursuant to the Governing Documents of the Partnership and applicable Law (the “Partnership Liquidation”). Promptly following the Partnership Liquidation (and in any event prior to the Closing), the Company shall deliver to CCNB all documents evidencing the occurrence of the Partnership Liquidation, including, without limitation, any consents or waivers obtained in connection therewith.
Section 7.21   Pre-Closing Company Certificate of Incorporation.   Prior to the First Effective Time (and in any event at least one (1) Business Day prior to the First Effective Time), the Company shall, subject to obtaining the required board of directors’ approval and stockholder consent, amend and restate, or cause to be amended and restated, the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 19, 2019, substantially in the form attached hereto as Exhibit J (the “Pre-Closing Company Certificate of Incorporation”), pursuant to which the Merger Consideration would be allocated to the Company Equityholders in accordance with and subject to the terms and conditions set forth herein. The Company shall take all actions necessary in connection with the adoption of the Pre-Closing Company Certificate of Incorporation, including obtaining the required board of directors’ approval and stockholder consent and making all required notices to Company Stockholders, in each case, in accordance with the Governing Documents of the Company, the Company Stockholders Agreements and applicable Law.
Section 7.22   Trust Account.   CCNB shall take all necessary and appropriate actions within CCNB’s control to release and make available all of the remaining funds from the Trust Account, after payments with respect to the Deferred Discount and any CCNB Share Redemptions, to the Final Surviving Company.
ARTICLE VIII
TAX MATTERS
Section 8.1   Certain Tax Matters.
(a)   The Parties intend that (i) the Domestication Merger, together with the Statutory Conversion, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) (A) the Getty Mergers, taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 and (B) any Earn-Out Shares that are issued to the Company Stockholders will be treated as an adjustment to the Aggregate Company Stock Consideration for Tax purposes that are eligible for non-recognition treatment under Section 354 the Code and Treasury Regulations (except to the extent treated as imputed interest) in connection with the reorganization described in clause (ii)(A) above (and will not be treated as “other property” within the meaning of Section 356 of the Code). The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 8.1(a) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The Parties will reasonably cooperate, and will cause their respective Representatives to reasonably cooperate, to document and support the Intended Tax Treatment.
(b)   The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (i) the Getty Mergers qualifying for the Intended Tax Treatment, and (ii) the Domestication Merger, together with the Statutory Conversion, qualifying for the Intended Tax Treatment.
(c)   If, in connection with the preparation and filing of the Form S-4, the SEC requests or requires that tax opinions be prepared and submitted in such connection, New CCNB and the Company shall deliver to Kirkland and Weil customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Form S-4 shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Form S-4, and, if required, Kirkland shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication Merger and, if required, Weil shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Getty Mergers.
(d)   At or prior to the Closing, the Company shall deliver or cause to be delivered to CCNB (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).
(e)   (i) Each Company Equityholder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Paying Agent a properly completed and duly executed IRS Form W-9 certifying that such Company Equityholder, as the case may be, is not subject to backup withholding; and (ii) each Company Equityholder that is not a “United States person” shall deliver to the Paying Agent a properly completed and duly executed applicable IRS Form W-8.
(f)   Each Party shall reasonably cooperate, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 8.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and after the Closing, making available to Persons who were shareholders of CCNB prior to the Getty Mergers information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of CCNB’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication Merger.
(g)   New CCNB shall cause the Company to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company and New CCNB will reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF PARTIES
Section 9.1   Conditions to the Obligations of Each Party.   The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or, if permitted by applicable Law, written waiver by the Party for whose benefit such condition exists, as of the Closing Date, of each of the following conditions:
(a)   Hart-Scott-Rodino Act.   The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable.
(b)   No Orders or Illegality.   No Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.
(c)   Required Vote.   The Required Vote shall have been obtained.
(d)   Company Written Consent.   Company Written Consent shall have been obtained.
(e)   Form S-4.   The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.
(f)   Listing.   New CCNB’s initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the First Effective Time, New CCNB shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange, subject to any applicable phase-in period, and New CCNB shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the First Effective Time, and the New CCNB Class A Common Shares shall have been approved for listing on the Stock Exchange.

(g)   Net Tangible Assets.   After giving effect to the transactions contemplated hereby (including the PIPE Investment), CCNB shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.
(h)   Domestication.   The Domestication Merger shall have been consummated.
Section 9.2   Conditions to the Obligations of the CCNB Parties.   The obligations of the CCNB Parties to consummate the transactions to be performed by CCNB in connection with the Closing is subject to the satisfaction or, if permitted by applicable Law, written waiver of CCNB (on behalf of itself and the other CCNB Parties), at or prior to the Closing Date, of each of the following conditions:
(a)   Representations and Warranties.
(i)   The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations and the representation and warranty set forth in Section 4.5), without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Company Material Adverse Effect;
(ii)   The Company Fundamental Representations (other than the representation and warranty set forth in Section 4.3), without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, except for immaterial inaccuracies;
(iii)   The representations and warranties of the Group Companies set forth in Section 4.3, without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, except for de minimis inaccuracies; and
(iv)   The representations and warranties of the Group Companies set forth in Section 4.5 shall be true and correct as of the Effective Date.
(b)   Performance and Obligations of the Company and the Partnership.   The respective covenants and agreements of the Company and the Partnership to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)   Company Material Adverse Effect.   Since the Effective Date, there shall not have occurred a Company Material Adverse Effect.
(d)   Officers Certificate.   The Company shall deliver to CCNB a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), dated as of the Closing Date, certifying, that the conditions set forth in Section 9.2(a), (b) and (c) have been satisfied.
(e)   Ancillary Agreements.   The Company shall have delivered to CCNB the deliverables set forth in Section 3.6(a) and (b).
Section 9.3   Conditions to the Obligations of the Company.   The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company (with respect to Section 9.3(c), subject to Section 3.1(b)(iv)), at or prior to the Closing Date, of each of the following conditions:

(a)   Representations and Warranties.
(i)   The representations and warranties of CCNB set forth in Article V (other than the CCNB Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a CCNB Material Adverse Effect.
(ii)   The CCNB Fundamental Representations, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, except for immaterial inaccuracies.
(b)   Performance and Obligations of CCNB.   The covenants and agreements of the CCNB Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)   Net Funded Indebtedness.   The Net Funded Indebtedness shall be equal to or less than the Maximum Net Indebtedness Amount.
(d)   Officers Certificate.   CCNB shall deliver to the Company, a duly executed certificate from a director or an officer of CCNB (the “CCNB Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a), Section 9.3(a)Section 9.3(b) and Section 9.3(c) have been satisfied.
(e)   Ancillary Agreements.   CCNB shall have delivered to the Company the deliverables set forth in Section 3.7(a).
Section 9.4   Frustration of Closing Conditions.   None of the Company or CCNB may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.
Section 9.5   Waiver of Closing Conditions.   Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been irrevocably waived as of and from the Closing.
ARTICLE X
TERMINATION
Section 10.1   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:
(a)   by the mutual written consent of the Company and CCNB;
(b)   by either the Company or CCNB, by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;
(c)   by either the Company or CCNB by written notice to the other Party if the consummation of the transactions contemplated hereby shall not have occurred on or before June [9], 2022 (the “Outside Date”); provided that (i) in the event that, as of the Outside Date, the condition set forth in Section 9.1(e) has not been satisfied, the Outside Date shall automatically be extended for forty-five

(45) days and (ii) the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;
(d)   by the Company, if (i) any CCNB Party’s representations and warranties contained in Article V shall have become inaccurate in any material respect or (ii) any CCNB Party breaches or fails to perform in any material respect any of its covenants contained herein, in either case, which inaccuracy, breach or failure to perform (A) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 9.1 or Section 9.3 hereof not capable of being satisfied and (B) after the giving of written notice of such breach or failure to perform to CCNB by the Company, cannot be cured or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if there is an inaccuracy in the Company’s representations and warranties contained in Article IV in any material respect or the Company or the Partnership, as applicable, is then in breach in any material respect of any covenant or agreement contained herein;
(e)   by CCNB, if (i) any of the Company’s representations and warranties contained in Article IV shall have become inaccurate in any material respect or (ii) the Company or the Partnership, as applicable, breach or fail to perform in any material respect any of its covenants contained herein, in either case, which inaccuracy, breach or failure to perform (A) would render a condition precedent to the CCNB’s Parties obligations to consummate the transactions set forth in Section 9.1 or Section 9.2 hereof not capable of being satisfied, and (B) after the giving of written notice of such breach or failure to perform to the Company by CCNB, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after the delivery of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period) and CCNB has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to CCNB if there is an inaccuracy in any CCNB Party’s representations and warranties contained in Article V in any material respect as of the date of this Agreement or as of a date subsequent to the date of this Agreement (as if made on such subsequent date) or any CCNB Party is then in breach in any material respect of any covenant or agreement contained herein;
(f)   by the Company prior to obtaining the Required Vote, no later than ten (10) Business Days after the CCNB Board (i) shall have made a Change in Recommendation or (ii) shall have failed to include the CCNB Board Recommendation in the Proxy Statement included in the Form S-4 distributed to the CCNB Shareholders;
(g)   by either the Company or CCNB by written notice to the other Party, if the CCNB Shareholder Meeting shall have been held at which a vote on the Required CCNB Shareholder Voting Matters is taken and the Required Vote is not obtained at the CCNB Shareholder Meeting (subject to any adjournment, postponement or recess of the CCNB Shareholder Meeting); provided, however, that the right to terminate this Agreement under this Section 10.1(g) shall not be available from and after the time that CCNB obtains the Required Vote; or
(h)   by CCNB, if (i) the Company Written Consent shall not have been obtained and delivered to CCNB within one (1) day of the Effective Date, or (ii) if the Pre-Closing Company Certificate of Incorporation has not been adopted by the Company at least one (1) Business Day prior to the First Effective Time, in each case, in accordance with the Governing Documents of the Company, the Company Stockholders Agreements and applicable Law.
Section 10.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 7.5, Section 7.6, Section 7.9, this Section 10.2, Article I and Article XI hereof survive any termination of this Agreement and remain in full force and effect and (b) such termination shall not affect any Liability on the part of any Party for any Willful

Breach of any covenant or agreement set forth in this Agreement prior to such termination, or Fraud with respect to the representations and warranties in Article IV or Article V, as the case may be.
ARTICLE XI
MISCELLANEOUS
Section 11.1   Amendment and Waiver.   No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by (a) CCNB and the Company prior to the Closing and (b) New CCNB and the Sponsor after the Closing. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 11.2   Notices.   All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by e-mail (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.2, notices, demands and communications to the Company, the Partnership and the CCNB Parties shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):
Notices to the CCNB Parties and, following the Closing, the Sponsor:
CC Neuberger Principal Holdings II
200 Park Avenue, 58th Floor
New York, NY 10166
Attention: Douglas Newton
E-mail:  newton@cc.capital
with a copy to (which shall not constitute notice): Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Lauren M. Colasacco, P.C. E-mail: lauren.colasacco@kirkland.com
Notices to the Partnership: c/o Griffey Global Holdings, Inc. 605 5th Ave S. Suite 400 Seattle, WA 98104 Attention: Craig Peters Email: craig.peters@gettyimages.com	with copies to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Kyle C. Krpata
Email: kyle.krpata@weil.com

and

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James R. Griffin
Email: james.griffin@weil.com
Notices to the Company and, following the Closing, to the Final Surviving Company and New CCNB:	with copies to (which shall not constitute notice):
c/o Getty Images Holdings, Inc. 605 5th Ave S. Suite 400 Seattle, WA 98104	Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065

Attention: Craig Peters Email: craig.peters@gettyimages.com
Attention: Kyle C. Krpata
Email: kyle.krpata@weil.com
and
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James R. Griffin
Email: james.griffin@weil.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Lauren M. Colasacco, P.C.
E-mail: lauren.colasacco@kirkland.com

Section 11.3   Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 11.3 shall be null and void.
Section 11.4   Severability.   Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 11.5   Interpretation.   The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to CCNB if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Vector” online data site hosted by Datasite for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to CCNB’s representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Effective Date.
Section 11.6   Entire Agreement.   This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 11.7   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. Each of the Parties (a) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and (c) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing in this Section 11.7, a Party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
Section 11.8   Non-Survival.   None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.
Section 11.9   Trust Account Waiver.   Each of the Company and the Partnership acknowledge that CCNB has established the Trust Account for the benefit of its public CCNB Shareholders, which holds proceeds of its initial public offering. For and in consideration of CCNB entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Partnership, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public CCNB Shareholders upon the redemption of their shares and (b) the underwriters of CCNB’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among CCNB and the Company or the Company’s Equityholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided that nothing in this Section 11.9 shall limit any right to specifically enforce this Agreement pursuant to Section 11.11. The Company and the Partnership agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by CCNB and the Sponsor to induce CCNB to enter into this Agreement, and the Company and the Partnership further intend and understand such waiver to be valid, binding and enforceable against the Company and the Partnership and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company or the Partnership or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against CCNB or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to CCNB or its representatives, which proceeding seeks, in whole or in part, monetary relief against CCNB or its representatives, the Company and the Partnership hereby acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of CCNB not in the Trust Account and that such claim shall not permit the Company or the Partnership or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 11.9 shall serve to limit or prohibit (A) the Company’s, any Company Equityholder’s or the Partnership’s right to pursue a claim against CCNB for legal relief against assets held outside the Trust Account or pursuant to Section 11.11 for specific performance or other non-monetary relief, or (B) any claims that the Company, any Company Equityholder or the Partnership may have in the future against CCNB’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.
Section 11.10   Counterparts; Electronic Delivery.   This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or e-mail as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
Section 11.11   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.
Section 11.12   No Third-Party Beneficiaries.   This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) Non-Party Affiliates, each of whom is an express third-party beneficiary of Section 11.14 and this Section 11.12, (b) the Company Indemnified Persons and the CCNB Indemnified Persons, each of whom is an express third-party beneficiary of Section 7.13 and this Section 11.12, and (c) the Sponsor, who is an express third-party beneficiary of Section 2.5, Section 7.9 and Article XI).
Section 11.13   Schedules and Exhibits.   All Schedules and Exhibits attached hereto, or documents expressly incorporated into this Agreement, are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (A) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (B) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (C) be deemed or interpreted to expand the scope of the Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, in disclosing the information in the Schedules, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.
Section 11.14   No Recourse.   Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14. Notwithstanding any provision hereof to the contrary, in no event shall the Group Companies or the Partnership any of their respective Affiliates or representatives seek to recover monetary damages from any Equity Financing Source in connection with the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement, Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (other than pursuant to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein). Nothing in this Section 11.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements, any Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter), as applicable, to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement in accordance with their terms to the extent expressly set forth therein).
Section 11.15   Equitable Adjustments.   If, during the Pre-Closing Period, the outstanding shares of CCNB Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication Merger), then any number or amount contained herein which is based upon the number of shares of CCNB Capital Stock will be appropriately adjusted to provide to the Company Equityholders and CCNB Shareholders the same economic effect as contemplated hereby prior to such event.
Section 11.16   Waiver of Conflicts; Attorney-Client Communications.
(a)   Recognizing that (i) Weil has acted as legal counsel to the Group Companies, certain of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments) and their respective Affiliates prior to the Closing, and that the certain of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments) intend to continue to engage Weil to act as legal counsel to such Company Equityholders, New CCNB, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group

Companies), consents to, waives, and will not assert, and agrees, after the Closing, to cause the Group Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Weil representing any or all of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments), and the communication to such Persons, in any such representation, of any fact known to Weil, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with either of New CCNB or the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute, and (ii) Kirkland has acted as legal counsel to the CCNB Parties, certain of CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates prior to the Closing, and that certain of CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates intend to continue to engage Kirkland to act as legal counsel to such CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, the Company, New CCNB on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies) and the Partnership, consents to, waives, and will not assert, and agrees, after the Closing, to cause New CCNB and the Group Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Kirkland representing any or all of the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, and the communication to such Persons, in any such representation, of any fact known to Kirkland, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with either of New CCNB or any other CCNB Party or the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.
(b)   New CCNB, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) between any or all of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments), the Group Companies, any officer, director, employee, or agent of any Group Company, and their respective Affiliates, any of the financial advisors, attorneys, accountants and other advisors to the foregoing, and Weil and its partners and employees, and all of Weil’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments) and shall be deemed to be confidential and proprietary information solely of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments); (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments), and not by New CCNB or any of its Subsidiaries (including, following the Closing, the Group Companies), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Group Companies of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Group Companies to the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments), the Group Companies and the Subsidiaries of CCNB and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Weil shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Group Companies by reason of any attorney-client relationship between Weil and the Group Companies.

(c)   The Company and New CCNB, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) by and among any or all of the CCNB Parties, the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, and any of their and their Affiliates respective officers, directors, employees, agents, financial advisors, attorneys, accountants and other advisors to the foregoing, and Kirkland and its partners and employees, and all of Kirkland’s Attorney-Client Communications shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates and shall be deemed to be confidential and proprietary information solely of the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, and not by New CCNB or any of its Subsidiaries (including, following the Closing, the Group Companies), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the CCNB Parties of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the CCNB Parties to the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Kirkland shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to New CCNB, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies) by reason of any attorney-client relationship between Kirkland, on the one hand, and the CCNB Parties, the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, on the other hand.
* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.
CCNB:
CC NEUBERGER PRINCIPAL HOLDINGS II
By: /s/ Douglas Newton
Name: Douglas Newton Title: Authorized Signatory
NEW CCNB:
VECTOR HOLDING, LLC
By: /s/ Douglas Newton
Name: Douglas Newton Title: Authorized Signatory
G MERGER SUB 1:
VECTOR MERGER SUB 1, LLC
By: /s/ Douglas Newton
Name: Douglas Newton Title: Authorized Signatory
G MERGER SUB 2:
VECTOR MERGER SUB 2, LLC
By: /s/ Douglas Newton
Name: Douglas Newton Title: Authorized Signatory

DOMESTICATION MERGER SUB:
VECTOR DOMESTICATION MERGER SUB, LLC
By: /s/ Douglas Newton
Name: Douglas Newton Title: Authorized Signatory

COMPANY:
GRIFFEY GLOBAL HOLDINGS, INC.
By: /s/ Craig Peters
Name: Craig Peters Title: Chief Executive Officer and President

PARTNERSHIP:
GRIFFEY INVESTORS, L.P.
By: /s/ Craig Peters
Name: Craig Peters Title: Chief Executive Officer and President

SCHEDULE 1.1
COMPANY EQUITYHOLDERS PARTY TO THE REGISTRATION RIGHTS AGREEMENT
1. Getty Investments L.L.C.
2. Mark Getty
3. The October 1993 Trust
4. The Options Settlement
5. Koch Icon Investments, LLC
6. CC NB Sponsor 2 Holdings LLC
7. Neuberger Berman Opportunistic Capital Solutions Master Fund LP
8. CC Neuberger Principal Holdings II Sponsor LLC
9. Joel Alsfine
10.James Quella
11.Jonathan Gear

SCHEDULE 3.2(B)
ILLUSTRATIVE EXAMPLE OF ALLOCATION SCHEDULE
[Intentionally Omitted]

EXHIBIT A
FORM OF SUBSCRIPTION AGREEMENT
[Intentionally Omitted]

EXHIBIT B
FORM OF SPONSOR SIDE LETTER
[Intentionally Omitted]

EXHIBIT C
FORM OF REGISTRATION RIGHTS AGREEMENT
[Intentionally Omitted]

EXHIBIT D
AMENDED AND RESTATED BY-LAWS
OF
GETTY IMAGES HOLDINGS, INC.
[Intentionally Omitted]

EXHIBIT E
NEW CCNB EARN-OUT PLAN TERM SHEET
[Intentionally Omitted]

EXHIBIT F
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GETTY IMAGES HOLDINGS, INC.
[Intentionally Omitted]

EXHIBIT G
WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
[Intentionally Omitted]

EXHIBIT H
FORM OF COMPANY STOCKHOLDER LETTER OF TRANSMITTAL
[Intentionally Omitted]

EXHIBIT I
EQUITY INCENTIVE PLAN AND ESPP TERM SHEETS
[Intentionally Omitted]

EXHIBIT J
FORM OF PRE-CLOSING COMPANY CERTIFICATE OF INCORPORATION
[Intentionally Omitted]

ANNEX B
CERTIFICATE OF INCORPORATION
OF
VECTOR HOLDING, INC.
The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:
ARTICLE I
NAME
The name of the corporation is Vector Holding, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the “DGCL”). In furtherance and not in limitation of the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting the Corporation’s initial Business Combination (as defined below).
ARTICLE IV
AUTHORIZED STOCK
The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation shall have authority to issue is 551,000,000, of which (a) 500,000,000 shares shall be common stock, including (i) 500,000,000 shares of Series A common stock (the “Series A Common Stock”) and (ii) 50,000,000 shares of Series B common stock (the “Series B Common Stock” and together with the Series A Common Stock, the “Common Stock”) and (b) 1,000,000 shares shall be preferred stock (the “Preferred Stock”).
The description of the Common Stock and the Preferred Stock, and the powers, designations, preferences, and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article IV.
SECTION A
CERTAIN DEFINITIONS AND INTERPRETATIONS
Unless the context otherwise requires, the terms defined below will have, for all purposes of this Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the meanings herein specified:

“Amendment Time” shall have the meaning set forth in Article X, Section 3(a).
“Board of Directors” or “Board” means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.
“Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities, which Business Combination: (a) must occur with one or more operating businesses or assets with a fair market value equal to at least eighty percent (80.0%) of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into such Business Combination and (b) must not be effectuated solely with another blank check company or a similar company with nominal operations.
“Capital Stock” means any and all shares of capital stock of the Corporation.
“Common Stock” shall have the meaning set forth in Article IV.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.
“Convertible Securities” means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.
“Corporation” shall have the meaning set forth in Article I.
“Court of Chancery” shall have the meaning set forth in Article XI, Section A.1.
“DGCL” shall have the meaning set forth in Article III.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Foreign Action” shall have the meaning set forth in Article XI, Section A.4.
“FSC Enforcement Action” shall have the meaning set forth in Article XI, Section A.4.
“indemnitee” shall have the meaning set forth in Article V, Section E.2.
“Offering” shall have the meaning set forth in Article IX, Section 1(b).
“Other Entity” shall have the meaning set forth in Article X, Section 1(a).
“Person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, estate, proprietorship, unincorporated association, organization or other entity.
“Preferred Stock” shall have the meaning set forth in Article IV.
“Preferred Stock Designation” shall have the meaning set forth in Article IV, Section C.
“Preferred Stock Directors” shall have the meaning set forth in Article V, Section B.
“proceeding” shall have the meaning set forth in Article V, Section E.2.

“Public Stockholders” shall have the meaning set forth in Article IX, Section 1(b).  ”Registration Statement” shall have the meaning set forth in Article IX, Section 1(b).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Common Stock” shall have the meaning set forth in Article IV.
“Series A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.
“Series B Common Stock” shall have the meaning set forth in Article IV.
“Share Distribution” shall have the meaning set forth in Article IV, Section B.3.
“Sponsor” means CC Neuberger Principal Holdings II LLC, a Delaware limited liability company, and its successors or assigns.
“Subsidiary” when used with respect to any Person, means any other Person of which (x) in the case of a corporation, (A) at least 50% of the equity or (B) securities representing at least 50% of the outstanding voting power of such other Person are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity.
“Trust Account” shall have the meaning set forth in Article IX, Section 1(b).
“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.
“Voting Securities” means the Series A Common Stock, the Series B Common Stock and any series of Preferred Stock which by the terms of this Certificate of Incorporation or its Preferred Stock Designation is designated as a Voting Security; provided that, except as otherwise required by the laws of the State of Delaware, each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in this Certificate of Incorporation or the applicable Preferred Stock Designation.
“Wholly Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the equity and voting interest in which is beneficially owned or owned of record, directly and/or indirectly, by such Person.
SECTION B
SERIES A COMMON STOCK AND SERIES B COMMON STOCK
Each share of Common Stock will, except as otherwise provided in this Certificate of Incorporation or as required by applicable law, be identical in all respects and will have equal rights, powers and privileges.
1.
Voting Rights.

(a)
Prior to the consummation of the Business Combination, except as otherwise provided for by this Certificate of Incorporation (including as set forth in Article IX, Section 5 hereof):

(i)
Holders of Series B Common Stock will be entitled to one vote for each share of such stock held of record.

(ii)
Holders of Series A Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware.  If a vote or consent of the holders of the Series A Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series A Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Series A Common Stock held of record.
(b)
Following the consummation of the Business Combination, except as otherwise provided for by this Certificate of Incorporation or as required by applicable law:

(i)
Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record.

(ii)
Holders of Series B Common Stock will be entitled to one vote for each share of such stock held of record.

(c)
Except (i) as may otherwise be required by the laws of the State of Delaware, (ii) as may otherwise be provided in this Certificate of Incorporation (including as set forth in Article IX, Section 5 hereof), or (iii) as may otherwise be provided in any Preferred Stock Designation, the holders of outstanding shares of Series A Common Stock, the holders of outstanding shares of Series B Common Stock and the holders of outstanding shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) required to be voted on by the stockholders of the Corporation that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of Capital Stock hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of Capital Stock hereafter established (but, in each case, not below the number of shares of such class or series of Capital Stock, as the case may be, then outstanding)), and, except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock, no separate class or series vote or consent of the holders of shares of any class or series of Capital Stock will be required for the approval of any such matter, and such stockholders will not be allowed to cumulate their votes.

2.
Conversion Rights.

(a)
Series B Common Stock Conversion Rights.

(i)
Each share of Series B Common Stock shall automatically convert into one fully paid and non-assessable share of Series A Common Stock (the “Initial Conversion Ratio”) (i) at the option of the holder thereof and (ii) automatically at the time of the consummation of the Business Combination.

(ii)
Notwithstanding the Initial Conversion Ratio, in the case that any shares of additional Series A Common Stock or any other Series A Convertible Securities are issued or deemed issued in excess of the amounts offered in the Offering and related to the closing of a Business Combination, including any shares of Series A Common Stock issued pursuant to a forward purchase agreement (but not any warrants), all shares of Series B Common Stock in issue shall automatically convert into shares of Series A Common Stock on the day of the closing of a Business Combination at a ratio so that the number of shares of Series A Common Stock issuable upon conversion of all shares of Series B Common Stock will equal, in the aggregate, on an as-converted basis, twenty percent (20.0%) of the sum of all shares of Series A Common Stock and Series B Common Stock in issue upon completion of the Offering plus all shares of  Series A Common Stock and Series A Convertible Securities issued or deemed issued in connection with a Business Combination, including any shares of Series A Common

Stock issued pursuant to a forward purchase agreement (but not any warrants), excluding any Capital Stock or Series A Convertible Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor upon conversion of working capital loans.  Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Series A Common Stock or Series A Convertible Securities by the written consent or agreement of holders of a majority of the shares of Series B Common Stock then in issue consenting or agreeing separately as a separate class in the manner set forth in Article IV, Section B.7 hereof.
(b)
General.

(i)
Any voluntary conversion of Series B Common Stock into Series A Common Stock pursuant to Article IV, Section B.2(a) may be effected by any holder of Series B Common Stock by surrendering such holder’s certificate or certificates (if any) for the Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such Common Stock, or by delivering to the Corporation or its transfer agent an appropriate instrument or instruction if the shares of Common Stock to be converted are uncertificated, in either case, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of such Common Stock and stating the name or names in which such holder desires the shares of Series A Common Stock to be issued and, if the shares of Common Stock to be converted are certificated and less than all of the shares of Common Stock represented by one certificate and convertible pursuant to this Article IV, Section B.2(b)(i) are to be converted, the name or names in which such holder desires the certificate representing such remaining unconverted shares of Common Stock to be issued. If so required by the Corporation or its transfer agent, any certificate representing shares surrendered for conversion, or any appropriate instrument or instruction delivered in the case of uncertificated shares, in accordance with this Article IV, Section B.2(b)(i) will be accompanied by instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Article IV, Section B.2(b)(ii) of this Certificate of Incorporation, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will, (A) if the applicable shares of Common Stock are certificated, issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of applicable Common Stock to which such holder will be entitled as herein provided, and if less than all of the shares of Common Stock represented by any one certificate and convertible pursuant to this Article IV, Section B.2(b)(i) are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing such remaining unconverted shares of Common Stock, or (B) if the applicable shares of Common Stock are uncertificated, issue and deliver to such holder or such holder’s nominee or nominees, a notice of issuance of uncertificated shares or other evidence of shares held in book-entry form. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates (if any), an appropriate instrument or instruction (if applicable), notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Common Stock on that date. A number of shares of issuable Common Stock equal to the number of outstanding shares of Common Stock convertible pursuant to this Article IV, Section B.2(b)(i) from time to time will be set aside and reserved for issuance upon conversion of such shares of Common Stock. Shares of Series A Common Stock are not voluntarily convertible into shares of any other series of Common Stock.

(ii)
The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of issuable Common Stock on conversion of shares of convertible Common Stock pursuant to

Article IV, Sections B.2(a). The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of issuable Common Stock in a name other than that in which the shares of Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.
3.
Dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share. Dividends will be payable only as and when declared by the Board of Directors out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Article IV, Section B.4 below. For purposes of this Article IV, Section B.3 and Article IV, Section B.4 below, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of Capital Stock, Convertible Securities or other securities of the Corporation or any other Person.
4.
Share Distributions.

If at any time a Share Distribution is to be made with respect to any series of Common Stock, such Share Distribution may be declared and paid only as follows:
(a)
a Share Distribution (i) consisting of shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis and (ii) consisting of shares of Series B Common Stock may be declared and paid to holders of Series B Common Stock, on an equal per share basis; or

(b)
a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Series A Common Stock, Series B Common Stock or Series A Convertible Securities, may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Series A Common Stock and Series B Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (iii) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Series B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Series A Common Stock and the Series B Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock).
5.
Reclassification.

The Corporation will not reclassify, subdivide or combine any series of Common Stock then outstanding without reclassifying, subdividing or combining each other series of Common Stock then outstanding, on an equal per share basis. Any such reclassification, subdivision or combination is subject to Article IX of this Certificate of Incorporation.
6.
Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and the distribution of the Trust Account as provided for under Article IX, Section 1(b), and subject to the prior payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section B.6.
7.
Protective Provisions.

(a)
Prior to the consummation of the Business Combination, for so long as any shares of Series B Common Stock shall remain outstanding and in addition to any requirements for approval under the laws of the State of Delaware, the Corporation shall not, without the prior affirmative vote or consent of the holders of a majority of the shares of Series B Common Stock then outstanding, voting or consenting as a separate class, amend, alter or repeal any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Series B Common Stock, including, without limitation, those provided in Article IV, Section B.7(b) hereof.

(b)
Except with respect to the conversion of shares of Series B Common Stock into Series A Common Stock pursuant to Article IV, Section B.2(b) hereof, so long as any shares of Series B Common Stock are issued and outstanding, the Corporation shall not, without the prior affirmative vote or consent of the holders of a majority of the voting power of shares of Series B Common Stock then outstanding, voting or consenting together as a single class, issue any shares of Series B Common Stock to any Person who is not either (x) the Sponsor or (y) prior to the issuance in question to such Person, a beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of issued and outstanding shares of Series B Common Stock.

(c)
Any action required or permitted to be taken at any meeting of the holders of Series B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action to be so taken, shall be signed by the holders of the outstanding shares of Series B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series B Common Stock then outstanding were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL.

SECTION C
PREFERRED STOCK
The Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, as will be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors (a “Preferred Stock Designation”) by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office. The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed as required by law), will, without limitation of the foregoing, fix the following with respect to such series of Preferred Stock:
(a)
the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

(b)
the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

(c)
the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(d)
the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

(e)
the voting powers, if any, of the holders of such series, including whether such series will be a Voting Security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of Capital Stock;

(f)
the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

(g)
any other relative rights, powers, preferences and limitations, if any, of such series.

The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing, designating and issuing various series of the Preferred Stock and determining the powers, designations, preferences and relative, participating, optional or other rights of such series of Preferred Stock, if any, and the qualifications, restrictions or limitations thereof, if any, to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Certificate of Incorporation or any Preferred Stock Designation. All shares of any one series of the Preferred Stock will be alike in every particular. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by the laws of the State of Delaware. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof, consenting or voting as a separate class or series, will be required for any amendment to this Certificate of Incorporation that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).
Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

ARTICLE V
DIRECTORS
SECTION A
NUMBER OF DIRECTORS
The governing body of the Corporation will be a Board of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors will not be less than three (3) and the exact number of directors will be fixed exclusively by the Board of Directors by resolution from time to time. Election of directors need not be by written ballot.
SECTION B
CLASSIFICATION OF THE BOARD
Except as otherwise fixed by or pursuant to the provisions of any Preferred Stock Designation relating to the rights of the holders of any series of Preferred Stock to separately elect any additional directors (the “Preferred Stock Directors”), which Preferred Stock Directors are not required to be classified pursuant to the terms of such series of Preferred Stock, the Board of Directors will be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the total number of members of the Board of Directors (other than any Preferred Stock Directors) authorized as provided in Article V, Section A. The term of office of the initial Class I directors will expire at the first annual meeting of stockholders following the date on which the Board of Directors is first classified (the “Effective Date”); the term of office of the initial Class II directors will expire at the second annual meeting of stockholders following the Effective Date; and the term of office of the initial Class III directors will expire at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting will be elected to hold office in accordance with this Article V, Section B for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.
The powers of the incorporator are to terminate upon the Effective Date.  The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until such person’s successor is duly elected and qualified, and the initial assignments to the classes are:
Class I
Patrick Maxwell [Address]
James Quella [Address]
Class II
Chinh Chu [Address]
Mark Getty [Address]
Brett Watson [Address]
Class III
Michael Harris [Address]
Jonathan Klein [Address]
Hilary Schneider [Address]
Craig Peters [Address]

SECTION C
REMOVAL OF DIRECTORS
Subject to the rights of the holders of any series of Preferred Stock and except as otherwise provided for by this Certificate of Incorporation (including as set forth in Article IX, Section 5 hereof), (i) prior to the consummation of the Business Combination, any or all of the directors may be removed from office with or without cause only upon the affirmative vote of the holders of at least a majority of the holders of the then outstanding Series B Common Stock and (ii) following the consummation of the Business Combination, any or all directors may be removed from office with or without cause only upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.
SECTION D
NEWLY CREATED DIRECTORSHIPS AND VACANCIES
Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation or removal or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by (i) prior to the consummation of the Business Combination, the affirmative vote of a majority of the holders of the then outstanding Series B Common Stock and (ii) following the consummation of the Business Combination, the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director (and not by stockholders) and, in all cases, any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.
SECTION E
LIMITATION ON LIABILITY AND INDEMNIFICATION
1.
Limitation on Liability.

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment, alteration or repeal of, or adoption of any provision inconsistent with, this Article V, Section E.1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such amendment, alteration, repeal or adoption.
2.
Indemnification.

(a)
Right to Indemnification. The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that such person, or, to the fullest extent permitted by law, a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Article V, Section E. Notwithstanding this Article V, Section E, the Corporation will be required to indemnify or make advances to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the proceeding (or part thereof) was authorized by the Board of Directors.
(b)
Prepayment of Expenses. The Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified under this Article V, Section E or otherwise.

(c)
Claims. To the fullest extent permitted by law, if a claim for indemnification or payment of expenses under this Article V, Section E is not paid in full (following the final disposition of the proceeding) within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by the laws of the State of Delaware. In any such action, to the fullest extent permitted by law, the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)
Non-Exclusivity of Rights. The rights conferred on any indemnitee by this Article V, Section E will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)
Other Indemnification. To the fullest extent permitted by law, the Corporation’s obligation, if any, to indemnify any indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such indemnitee may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity. This Article V, Section E shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

3.
Amendment or Repeal.

Any amendment, alteration or repeal of, or adoption of any provision inconsistent with, the foregoing provisions of this Article V, Section E will be prospective only (except to the extent such amendment, alteration or repeal or adoption or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto) and will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, alteration, repeal or adoption.
SECTION F
AMENDMENT OF BYLAWS
In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, alter, amend or repeal any provision or all of the Bylaws of the Corporation; provided that the Board of Directors shall not have the power to amend, alter, change or repeal any provision of the Bylaws relating to amendment in any manner that alters the stockholders’ power to amend, alter, change or repeal the Bylaws.
ARTICLE VI
TERM
The term of existence of the Corporation shall be perpetual.

ARTICLE VII
MEETINGS OF STOCKHOLDERS
SECTION A
ANNUAL AND SPECIAL MEETINGS
Except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate of Incorporation, special meetings of the stockholders of the Corporation, for any purpose or purposes, will be called only by the Secretary of the Corporation (i) upon the written request of the holders of not less than 662/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of not less than 75% of the members of the Board of Directors then in office.
SECTION B
ACTION WITHOUT A MEETING
Prior to the consummation of the Business Combination, any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action taken are signed by the holders of outstanding shares of the relevant series or class(es) of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding entitled to vote thereon were present and voted and delivered to the Corporation in accordance with Section 228 of the DGCL. Subject to the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by consent, and except as provided in Article IV, Section B.7, from and after the consummation of the Business Combination, no action required or permitted to be taken by the stockholders of the Corporation at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent, without a meeting, to the taking of any action is specifically denied.
ARTICLE VIII
ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE
Subject to the rights of the holders of Series B Common Stock and any series of Preferred Stock, and except as expressly provided in Article IX, the affirmative vote of the holders of at least 662/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:
(i)
the amendment, alteration or repeal of any provision of this Certificate of Incorporation or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Delaware, as then in effect, do not require the vote or consent of the Corporation’s stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

(ii)
the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided that that the stockholders shall not have the power to amend, alter, change or repeal any provision of the Bylaws relating to amendment in any manner that alters the powers of the Board of Directors to amend, alter, change or repeal the Bylaws. For avoidance of doubt, this clause (ii) will not apply to, and no vote of the stockholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Article V, Section F;

(iii)
the merger or consolidation of the Corporation with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the DGCL and notwithstanding the exception to a vote of the stockholders for such a merger set forth therein); provided, however, that this clause (iii) will not apply to any such merger or consolidation (A) which constitutes the Corporation’s Business Combination, (B) as to which the laws of the State of Delaware, as then in effect, do not require the vote or consent of the Corporation’s stockholders (other than Section 251(h) of the DGCL), or (C) that at least 75% of the members of the Board of Directors then in office have approved;

(iv)
the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

(v)
the dissolution of the Corporation; provided, however, that this clause (v) will not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

Subject to the foregoing provisions of this Article VIII and except as otherwise provided in Article IX, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.
ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE
1.
General.

(a)
The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Certificate of Incorporation and shall terminate upon the consummation of the Corporation’s Business Combination, and no amendment to this Article IX shall be effective prior to the consummation of the Business Combination unless approved by the affirmative vote of the holders of at least 662/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

(b)
In connection with the Corporation’s initial public offering of securities (the “Offering”), the Corporation established a trust account (the “Trust Account”) containing the proceeds of the Offering and the overallotment shares acquired by the Corporation’s underwriters and from certain private placements occurring simultaneously with the Offering (including interest accrued from time to time thereon) for the benefit of the Corporation’s Public Stockholders as described in the Corporation’s registration statement on Form S-1, as initially filed with the SEC on August 3, 2020, as amended (the “Registration Statement”), established for the benefit of the Public Stockholders pursuant to a trust agreement described in the Registration Statement. Except as otherwise described in the Registration Statement, the Corporation may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their Offering Shares in connection with the consummation of the Business Combination or in connection with an extension of the Corporation deadline to consummate the Business Combination, (ii) to the Public Stockholders if the Corporation fails to consummate the Business Combination within 24 months after the closing of the Offering, (iii) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and dissolution expenses, or (iv) to the Corporation after or concurrently with the consummation of the Business Combination. Holders of shares of Series A Common Stock included as part of the units sold in the Offering (including as part of an underwriters’ overallotment option) (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”
2.
Redemption Rights.

(a)
Prior to the date of this Certificate of Incorporation, the Corporation shall have provided all Public Stockholders with the opportunity to have their Offering Shares redeemed (which redemption may be in the form of a repurchase by the Corporation), subject to lawfully available funds, upon the consummation of the Business Combination pursuant to, and subject to the limitations of, Article IX, Sections 2(b) and 2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Article IX, Section 2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not have the power to redeem Offering Shares to the extent that such redemption would result in the Corporation having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Certificate of Incorporation, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b)
If, in connection with the redemption of the Offering Shares referenced in Article IX, Section 2(a) above, the Corporation’s offer to redeem the Offering Shares was other than in conjunction with a stockholder vote on a Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”) and filing proxy materials with the SEC, the Corporation shall have offered to redeem the Offering Shares upon the consummation of the Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Article IX, Section 2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which shall have commenced prior to the date of this Certificate of Incorporation and shall have filed tender offer documents with the SEC prior to the consummation of the Business Combination that contain substantially the same financial and other information about the Business Combination and the Redemption Rights as is required under the Proxy Solicitation Rules, even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed Business Combination, or the Corporation decides to submit the proposed Business Combination to the stockholders for their approval for business or other reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Article IX, Section 2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Article IX, Section 2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (b) the total number of then outstanding Offering Shares. For the avoidance of doubt, any Redemption Rights are only with respect to the Business Combination to which they relate.

(c)
If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on a Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking to exercise its Redemption Rights with respect to Offering Shares in excess of an aggregate of 15% of the Offering Shares without the consent of the Corporation, unless the Corporation waives such restriction with respect to a particular stockholder or “group.”
(d)
In the event that the Corporation has not consummated a Business Combination within 24 months from the closing of the Offering or such later date as approved by holders of a majority of the voting power of the then outstanding Voting Securities that are voted at a meeting to extend such date, voting together as a single class, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholder(s) and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

3.
Share Issuances. Prior to the consummation of the Corporation’s Business Combination, the Corporation shall not have the power to issue any additional shares of Capital Stock that would entitle the holders thereof to receive funds from the Trust Account or vote pursuant to the Certificate of Incorporation on any Business Combination or on any amendment to this Article IX, except as a result of a stock-split or a Share Distribution.

4.
No Transactions with Other Blank Check Companies. The Corporation shall not have the power to enter into a Business Combination solely with another blank check company or a similar company with nominal operations.

5.
Approval of Business Combination. Notwithstanding any other provision in this Certificate of Incorporation, approval of the Business Combination shall require the affirmative vote of a majority of the Board, which must include a majority of the Corporation’s independent directors.

6.
Appointment of Directors.  Notwithstanding any other provision in this Certificate of Incorporation, prior to the consummation of the Business Combination, the holders of Series B Common Stock shall have the exclusive right to elect any director, and the holders of Series A Common Stock or Preferred Stock shall have no right to vote on the election of any director.  Notwithstanding any other provision in this Certificate of Incorporation, any amendment to this Article IX, Section 5 shall be effective solely upon approval by the affirmative vote of the holders of at least (i) a majority of the then outstanding Voting Securities entitled to vote thereon and (ii) a majority of the then outstanding shares of Series B Common Stock, voting or consenting as a separate class.

ARTICLE X
CERTAIN BUSINESS OPPORTUNITIES
1.
Certain Acknowledgements; Definitions.

In recognition and anticipation that:
(a)
directors and officers of the Corporation may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, any current and former Subsidiaries and Affiliates of the Corporation (“Other Entity”),

(b)
the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage,

(c)
the Corporation may have an interest in the same areas of business opportunity as any Other Entity, and

(d)
the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated, as set forth herein, in respect of (x) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates.

In recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with any Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of persons who may also serve from time to time as directors, officers or employees of any Other Entity, the provisions of this Article X will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation.
To the fullest extent permitted by law, any Person purchasing, receiving or otherwise becoming the owner of any shares of Capital Stock, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article X. References in this Article X to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.
2.
Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could, but for the provisions of this Article XI, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):
(a)
such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto),

(b)
such director or officer will not be liable to the Corporation or any of its Subsidiaries or any of its

stockholders, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to or otherwise inform the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto,
(c)
any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity,

(d)
the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and

(e)
the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless (for any of (a) through (d) above and this (e)) all of the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation, (B) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (C) the director or officer has no fiduciary or contractual obligation to present the opportunity to any other Person.

3.
Amendment of Article X.

No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Article X will have any effect upon:
(a)
any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment, repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time,

(b)
any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time,

(c)
the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity before the Amendment Time, or

(d)
any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

4.
Definitions for Article X.

For purposes of this Article X, the following terms have the meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.
ARTICLE XI
MISCELLANEOUS
SECTION A
EXCLUSIVE FORUM
1.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court within the State of Delaware or, if no state court within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner within the meaning of Section 13(d) of the Exchange Act) to bring (i) any derivative action, suit or proceeding brought or purportedly brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, stockholder, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or any claim of aiding and abetting such breach, (iii) any action, suit or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation, (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, (vi) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (vii) any action, suit or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL; in all cases, subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The choice of forum provision set forth in this Article XI, Section A.1 does not apply to any actions arising under the Securities Act or the Exchange Act.
2.
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

3.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of Capital Stock shall be deemed to have notice of and consented to the provisions of this Article XI, Section A and personal jurisdiction and venue (x) in any state or federal court located within the State of Delaware for any action or proceeding set forth above in clauses (i) to (vii) of Article XI, Section A.1 and (y) in any federal court of the United States of America for any complaint set forth in Article XI, Section A.2.

4.
If any action the subject matter of which is within the scope of this Article XI, Section A is filed in a court other than the courts set forth in Article XI, Section A.1 or Section A.2, as applicable (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state courts located within the State of Delaware and the federal courts of the United States of America, as applicable, in connection with any action brought in any such court to enforce this Article XI, Section A (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

SECTION B
SEVERABILITY
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law (1) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby and (2) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

SECTION C
APPLICATION OF DGCL SECTION 203
1.
The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

2.
Limitation on Business Combination. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) (or if the Corporation’s Common Stock is no longer so registered as a result of action taken, directly or indirectly, by an interested stockholder or as a result of a transaction in which a person becomes an interested stockholder) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)
prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)
at or subsequent to that time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

3.
Certain Definitions. Solely for purposes of this Section C, references to:

(a)
“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)
“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)
“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article XI, Section C.2 is not applicable to the surviving entity;

(ii)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)
any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); or

(iv)
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder.

(d)
“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, Section C, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act if a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(f)
“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)
beneficially owns such stock, directly or indirectly; or

(ii)
has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g)
“person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, estate, proprietorship, unincorporated association, organization or other entity.

(h)
“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)
“Stockholders Agreement” means that certain stockholders agreement, to be dated on or about the date of the consummation of the Business Combination, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Corporation, the Investor Stockholders (as defined therein), and the other parties thereto.

(j)
“Stockholder Parties” means the Investor Stockholders (as defined in the Stockholders Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

(k)
“Stockholder Party Direct Transferee” means any Permitted Transferees (as defined in the Stockholders Agreement) of a Stockholder Party or any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(l)
“Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(m)
“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XII
INCORPORATOR
The incorporator of the Corporation is [name], whose mailing address is [address].
The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is such person’s act and deed on this        day of            , 2022.

Name:
Incorporator

ANNEX C
Vector Holding, Inc.
A Delaware Corporation
BYLAWS
ARTICLE I
STOCKHOLDERS
Section 1.1   Annual Meeting.   An annual meeting of stockholders of Vector Holding, Inc. (the “Corporation”) for the purpose of electing directors and of transacting any other business properly brought before the meeting pursuant to these Bylaws shall be held each year at such date, time and place, either within or without the State of Delaware or, if so determined by the board of directors of the Corporation (the “Board of Directors”) in its sole discretion, at no place (but rather by means of remote communication), as may be specified by the Board of Directors in the notice of meeting.
Section 1.2   Special Meetings.   Except as otherwise provided in the terms of any series of preferred stock or unless otherwise provided by law or by the Corporation’s certificate of incorporation (as it may be amended, restated or amended and restated from time to time, the “Certificate of Incorporation”), special meetings of stockholders of the Corporation, for the transaction of such business as may properly come before the meeting, may be called by the Secretary of the Corporation (the “Secretary”) only (i) upon written request received by the Secretary at the principal executive offices of the Corporation by or on behalf of the holder or holders of record of outstanding shares of capital stock of the Corporation, representing collectively not less than 662/3% of the total voting power of the outstanding capital stock of the Corporation entitled to vote at such meeting or (ii) at the request of not less than 75% of the members of the Board of Directors then in office. Only such business may be transacted as is specified in the notice of the special meeting. The Board of Directors shall have the sole power to determine the time, date and place, either within or without the State of Delaware, or, if so determined by the Board of Directors in its sole discretion, at no place (but rather by means of remote communication), for any special meeting of stockholders (including those properly called by the Secretary in accordance with Section 1.2(i) hereof). Following such determination, it shall be the duty of the Secretary to cause notice to be given to the stockholders entitled to vote at such meeting that a meeting will be held at the time, date and place, if any, and in accordance with the record date determined by the Board of Directors.
Section 1.3   Record Date.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with this Section 1.3.

(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than thirty (30)  days prior to such action.
(c)   Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 1.4   Notice of Meetings.  Notice of all stockholders meetings, stating the place, if any, date and hour thereof, as well as the record date for determining stockholders entitled to vote at such meeting (if such record date is different from the record date for determining stockholders entitled to notice of the meeting); the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered by the Corporation in accordance with Section 5.4 of these Bylaws, applicable law and applicable stock exchange rules and regulations by the Chairperson of the Board of Directors, the President, any Vice President, the Secretary or any Assistant Secretary, to each stockholder entitled to notice of such meeting, unless otherwise provided by applicable law or the Certificate of Incorporation, at least ten (10) days but not more than sixty (60) days before the date of the meeting.
Section 1.5   Notice of Stockholder Business.
(a)   Annual Meetings of Stockholders.
(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations for persons for election to the Board of Directors and the proposal of business to be considered by the stockholders must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (iii) otherwise properly requested to be brought before the meeting by a stockholder (x) who complies with the procedures set forth in this Section 1.5, (y) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Section 1.5(a)(ii) is delivered to the Secretary and on the record date for the determination of stockholders entitled to vote at the meeting, and (z) who is entitled to vote at the meeting upon such election of directors or upon such business, as the case may be.
(ii)   In addition to any other requirements under applicable law and the Certificate of Incorporation, for a nomination for election to the Board of Directors or the proposal of business to be properly requested to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary and any such proposed business, other than the nominations of persons for election to the Board of Directors, must constitute a proper matter for stockholder action pursuant to the Certificate of Incorporation, these Bylaws, and applicable law. To be timely, a stockholder’s notice must be received at the principal executive offices of the Corporation (x) in the case of an annual meeting that is called for a date that is within thirty (30) calendar days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than ninety (90) calendar days nor more than one hundred and twenty (120) calendar days prior to the meeting and (y) in the case of an annual meeting that is called for a date that is not within thirty (30) calendar days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting was communicated to stockholders or public announcement (as defined below) of the date of the meeting was made by the Corporation, whichever occurs first. In no event shall the public announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder notice as described herein.
To be in proper written form, such stockholder’s notice to the Secretary must be submitted by a holder of record of stock entitled to vote on the election of directors of the Corporation and shall set forth in writing and describe in fair, accurate, and material detail (A) as to each person whom the stockholder proposes to nominate for election as a director (a “nominee”) (i) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), and (iii) any material interest of the stockholder and beneficial owner, if any, on whose behalf the proposal is made, in such business; and (C) as to such stockholder giving notice and the beneficial owner or owners, if different, on whose behalf the nomination or proposal is made, and any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner (each a “Proposing Person”), (i) the name and address, as they appear on the Corporation’s books, of such Proposing Person, (ii) the class or series and number of shares of the capital stock of the Corporation that are owned beneficially and of record by such Proposing Person, (iii) a description of all arrangements or understandings between such Proposing Person and any other person or persons (including their names) pursuant to which the proposals are to be made by such stockholder, (iv) a representation by each Proposing Person who is a holder of record of stock of the Corporation (I) that the notice the Proposing Person is giving to the Secretary is being given on behalf of (x) such holder of record and/or (y) if different than such holder of record, one or more beneficial owners of stock of the Corporation held of record by such holder of record, (II) as to each such beneficial owner, the number of shares held of record by such holder of record that are beneficially owned by such beneficial owner, with documentary evidence of such beneficial ownership, and (III) that such holder of record is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination set forth in its notice, (v) a representation (I) whether any such Proposing Person or nominee has received any financial assistance, funding or other consideration from any other person in respect of the nomination (and the details thereof) (a “Stockholder Associated Person”) and (II) whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to the Corporation within the past six (6) months by, or is in effect with respect to, such stockholder, any person to be nominated by such stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder, nominee or any such Stockholder Associated Person, and (vi) a representation whether any Proposing Person intends or is part of a group that intends to (I) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding voting power required to approve or adopt the proposal or elect the nominee and/or (II) otherwise solicit proxies from stockholders in support of such proposal, and (vii) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies in support of such proposal pursuant to Section 14 of the

Exchange Act, and any rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 1.5 shall not apply to any proposal made pursuant to Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act. A proposal to be made pursuant to Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act shall be deemed satisfied if the stockholder making such proposal complies with the provisions of Rule 14a-8 and has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine (x) the eligibility of such proposed nominee to serve as a director of the Corporation and (y) whether the nominee would qualify as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation.
(iii)   Notwithstanding anything in paragraph (a)(ii) of this Section 1.5 to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary date of the immediately preceding annual meeting, a stockholder’s notice required by this Section 1.5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. For purposes of the first annual meeting of stockholders of the Corporation, the first anniversary date shall be [•], 2022.
(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote at such meeting who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in paragraph (a)(ii) of this Section 1.5 is delivered to the Secretary and on the record date for the determination of stockholders entitled to vote at the special meeting may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice meeting the requirements of paragraph (a)(ii) of this Section 1.5 (substituting special meeting for annual meeting as applicable) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting; provided, however, that a stockholder may nominate persons for election at a special meeting only to such directorship(s) as specified in the Corporation’s notice of the meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)   Updating and Supplementing of Stockholder Information.   A stockholder providing notice of nominations of persons for election to the Board of Directors at an annual or special meeting of stockholders or notice of business proposed to be brought before an annual meeting of stockholders shall further update and supplement such notice so that the information provided or required to be provided in such notice pursuant to paragraph (a)(ii) of this Section 1.5 shall be true and correct both as of the record date for the determination of stockholders entitled to notice of the meeting and as of the date that is ten (10) business days before the meeting or any adjournment or postponement thereof, and such updated and supplemental information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (a) in the case of information that is required to be updated and supplemented to be true and correct as of the record date for the determination of stockholders entitled to notice of the meeting, not later than the later of five (5) business days after such record date or five (5) business days after the public announcement of such record date, and (b) in the case of information that is required to be updated and supplemented to be true and correct as of ten (10) business days before the meeting or any adjournment or postponement thereof, not later than eight (8) business days before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated and supplemental information not later than eight (8) business days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement).
(d)   General.
(i)   Only such persons who are nominated in accordance with the procedures set forth in this Section 1.5 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.5. Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.5 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(ii)(C)(vi) of this Section 1.5) and (ii) if any proposed nomination or proposed business was not made or proposed in compliance with this Section 1.5, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present the nomination to the Board of Directors or to present the proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.5, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(ii)   For purposes of this Section 1.5, (i) “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act, and (ii) “business day” shall mean any day, other than Saturday, Sunday and any day on which banks located in the State of New York are authorized or obligated by applicable law to close.
(iii)   Notwithstanding the foregoing provisions of this Section 1.5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.5. Nothing in this Section 1.5 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
Section 1.6   Quorum.   Subject to the rights of the holders of any series of preferred stock and except as otherwise provided by law or in the Certificate of Incorporation or these Bylaws, at any meeting of stockholders, the holders of a majority in total voting power of the outstanding shares of stock entitled to vote at the meeting shall be present or represented by proxy in order to constitute a quorum for the transaction of any business. The chairperson of the meeting shall have the power and duty to determine whether a quorum is present at any meeting of the stockholders. Shares of the Corporation’s capital stock shall neither be entitled to vote nor counted for quorum purposes if such shares belong to (i) the Corporation, (ii) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation or (iii) any other entity, if a majority of the voting power of such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity. In the absence of a quorum, the chairperson of the meeting may adjourn the meeting from time to time in the manner provided in Section 1.7 hereof until a quorum shall be present.
Section 1.7   Adjournment.   Any meeting of stockholders, annual or special, may be adjourned from time to time solely by the chairperson of the meeting because of the absence of a quorum or for any other reason and to reconvene at the same or some other time, date and place, if any, or by means of remote communication. Notice need not be given of any such adjourned meeting if the time, date and place, if any, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken. The chairperson of the meeting shall have full power and authority to adjourn a stockholder meeting in his or her sole discretion even over stockholder opposition to such adjournment. The stockholders present at a meeting shall not have the authority to adjourn the meeting. If the time, date and place, if any, thereof, and the means of remote communication, if any, by which the stockholders and the proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken and the adjournment is for less than thirty (30) calendar days, no notice need be given of any such adjourned meeting. If the adjournment is for more than thirty (30) calendar days or if after the adjournment a new record date for determining stockholders entitled to vote at the adjourned meeting is fixed for the adjourned meeting, then notice shall be given to each stockholder entitled to vote at the meeting. At the adjourned meeting, the stockholders may transact any business that might have been transacted at the original meeting.
Section 1.8   Organization.   The Chairperson of the Board of Directors, or in his or her absence the President, or in their absence any Vice President, shall call to order meetings of stockholders and preside over and act as chairperson of such meetings. The Board of Directors or, if the Board of Directors fails to act, the stockholders, may appoint any stockholder, director or officer of the Corporation to act as chairperson of any meeting in the absence of the Chairperson of the Board of Directors, the President and all Vice Presidents. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the chairperson of the meeting and announced at the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board of Directors, the chairperson of the meeting shall have the exclusive right to determine the order of business and to prescribe other such rules, regulations and procedures and shall have the authority in his or her discretion to regulate the conduct of any such meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) rules and procedures for maintaining order at the meeting and the safety of those present; (ii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iii) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (iv) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary shall act as secretary of all meetings of stockholders, but, in the absence of the Secretary, the chairperson of the meeting may appoint any other person to act as secretary of the meeting.
Section 1.9   Postponement or Cancellation of Meeting.   Any previously scheduled annual or special meeting of the stockholders may be postponed or canceled by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.
Section 1.10   Voting.   Subject to the rights of the holders of any series of preferred stock and except as otherwise provided by law, the Certificate of Incorporation or these Bylaws and except for the election of directors, at any meeting duly called and held at which a quorum is present, the affirmative vote of a majority of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Subject to the rights of the holders of any series of preferred stock, at any meeting duly called and held for the election of directors at which a quorum is present, directors shall be elected by a plurality of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 1.11   List of Stockholders.   The Corporation shall prepare, at least ten (10) calendar days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the stockholder’s name; provided, however, if the record date for determining the stockholders entitled to vote at the meeting is fewer than ten (10) calendar days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) calendar day before the meeting date. Nothing contained in this Section 1.11 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) calendar days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine such list.
Section 1.12   Remote Communications.   For purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:
(a)   participate in a meeting of stockholders; and
(b)   be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrent with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
ARTICLE II
BOARD OF DIRECTORS
Section 2.1   Number and Term of Office.   Subject to any limitations set forth in the Certificate of Incorporation and to any provision of the General Corporation Law of the State of Delaware (“DGCL”) relating to the powers or rights conferred upon or reserved to the stockholders or the holders of any class or series of the issued and outstanding stock of the Corporation, the business and affairs of the Corporation shall be managed, and all corporate powers shall be exercised, by or under the direction of the Board of Directors. Subject to any rights of the holders of any series of preferred stock to elect additional directors, the Board of Directors shall be comprised of not less than three (3) members and the exact number will be fixed from time to time by the Board of Directors by resolution adopted by the affirmative vote of not less than 75% of the members of the Board of Directors then in office. Directors need not be stockholders of the Corporation.
Section 2.2   Resignations.   Any director of the Corporation, or any member of any committee, may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board, the President or Secretary. Any such resignation shall take effect at the time specified therein or, if the time be not specified therein, then upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective unless otherwise stated therein.

Section 2.3   Removal of Directors.  Directors may be removed from office as provided in the Certificate of Incorporation.
Section 2.4   Newly Created Directorships and Vacancies.  Newly created directorships and vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation.
Section 2.5   Meetings.   Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, such determination to constitute the only notice of such regular meetings to which any director shall be entitled. In the absence of any such determination, such meeting shall be held, upon notice to each director in accordance with Section 2.6 of this Article II, at such times and places, within or without the State of Delaware, as shall be designated in the notice of meeting.
Special meetings of the Board of Directors shall be held at such times and places, if any, within or without the State of Delaware, as shall be designated in the notice of the meeting in accordance with Section 2.6 hereof. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, and shall be called by the President or Secretary upon the written request of not less than 75% of the members of the Board of Directors then in office.
Section 2.6   Notice of Meetings.   The Secretary, or in his or her absence any other officer of the Corporation, shall give each director notice of the time and place of holding of any regular meetings (if required) or special meetings of the Board of Directors, in accordance with Section 5.4 of these Bylaws, by mail at least ten (10) calendar days before the meeting, or by courier service at least three (3) calendar days before the meeting, or by facsimile transmission, electronic mail or other electronic transmission, or personal service, in each case, at least twenty-four (24) hours before the meeting, unless notice is waived in accordance with Section 5.4 of these Bylaws. Unless otherwise stated in the notice thereof, any and all business may be transacted at any meeting without specification of such business in the notice.
Section 2.7   Meetings by Conference Telephone or Other Communications.   Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and communicate with each other, and such participation in a meeting by such means shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 2.8   Quorum and Organization of Meetings.   A majority of the total number of members of the Board of Directors as constituted from time to time shall constitute a quorum for the transaction of business, but, if at any meeting of the Board of Directors (whether or not adjourned from a previous meeting), there shall be less than a quorum present, a majority of those present may adjourn the meeting to another time, date and place, and the meeting may be held as adjourned without further notice or waiver. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, a majority of the directors present at any meeting at which a quorum is present may decide any question brought before such meeting. Meetings shall be presided over by the Chairperson of the Board of Directors or in his or her absence by such other person as the directors may select. The Board of Directors shall keep written minutes of its meetings. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace absent or disqualified members at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board of Directors passed as aforesaid, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be impressed on all papers that may require it, but no such committee shall have the power or authority of the Board of Directors in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the laws of the State of Delaware to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless otherwise specified in the resolution of the Board of Directors designating a committee, at all meetings of such committee a majority of the total number of members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.
Section 2.9   Insurance.  The Corporation may secure insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 2.10   Indemnification.  The Corporation shall indemnify members of the Board of Directors and officers of the Corporation and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of the Corporation, to the fullest extent permitted by the laws of the State of Delaware and the Certificate of Incorporation, as now or hereafter in effect.
Section 2.11   Indemnity Undertaking.  To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprises (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Section 2.11. Except as otherwise provided in Section 2.12 hereof, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized by the Board of Directors.
Section 2.12   Advancement of Expenses.  The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer or such person, to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses. Except as otherwise provided in Section 2.13 hereof, the Corporation shall be required to reimburse or advance expenses incurred by a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized by the Board of Directors.
Section 2.13   Claims.  If a claim for indemnification or advancement of expenses under this Article II is not paid in full within sixty (60) calendar days after a written claim therefor by the person seeking indemnification or reimbursement or advancement of expenses has been received by the Corporation, the person may file suit to recover the unpaid amount of such claim and, if successful, in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Corporation shall have the burden of proving that the person seeking indemnification or reimbursement or advancement of expenses is not entitled to the requested indemnification, reimbursement or advancement of expenses under applicable law.
Section 2.14   Amendment, Modification or Repeal.  Any amendment, modification or repeal of the foregoing provisions of this Article II shall not adversely affect any right or protection hereunder of any person entitled to indemnification under Section 2.10 hereof in respect of any act or omission occurring prior to the time of such repeal or modification.
Section 2.15   Executive Committee of the Board of Directors.   The Board of Directors, by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, may designate an executive committee, all of whose members shall be directors, to manage and operate the affairs of the Corporation or particular properties or enterprises of the Corporation. Subject to the limitations of the law of the State of Delaware and the Certificate of Incorporation, such executive committee shall exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Corporation including, but not limited to, the power and authority to authorize the issuance of shares of common or preferred stock; provided, however, that such executive committee shall not have the power to approve the Corporation’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar partnering transaction with one or more businesses (the “Business Combination”). The executive committee shall keep minutes of its meetings and report to the Board of Directors not less often than quarterly on its activities and shall be responsible to the Board of Directors for the conduct of the enterprises and affairs entrusted to it. Regular meetings of the executive committee, of which no notice shall be necessary, shall be held at such time, dates and places, if any, as shall be fixed by resolution adopted by the executive committee. Special meetings of the executive committee shall be called at the request of the President or of any member of the executive committee, and shall be held upon such notice as is required by these Bylaws for special meetings of the Board of Directors, provided that oral notice by telephone or otherwise, or notice by electronic transmission, shall be sufficient if received not later than the day immediately preceding the day of the meeting.
Section 2.16   Other Committees of the Board of Directors.   The Board of Directors may by resolution establish committees other than an executive committee and shall specify with particularity the powers and duties of any such committee. Subject to the limitations of the laws of the State of Delaware and the Certificate of Incorporation, any such committee shall exercise all powers and authority specifically granted to it by the Board of Directors, which powers may include the authority to authorize the issuance of shares of common or preferred stock. Such committees shall serve at the pleasure of the Board of Directors, keep minutes of their meetings and have such names as the Board of Directors by resolution may determine and shall be responsible to the Board of Directors for the conduct of the enterprises and affairs entrusted to them.
Section 2.17   Directors’ Compensation.   Directors shall receive such compensation for attendance at any meetings of the Board of Directors and any expenses incidental to the performance of their duties as the Board of Directors shall determine by resolution. Such compensation may be in addition to any compensation received by the members of the Board of Directors in any other capacity.
Section 2.18   Action Without Meeting.   Nothing contained in these Bylaws shall be deemed to restrict the power of members of the Board of Directors or any committee designated by the Board of Directors to take any action required or permitted to be taken by them without a meeting by written consent signed by all members of the Board of Directors, and such written consent is filed with the minutes of proceedings of the Board of Directors delivered in any manner permitted by Section 116 of the DGCL; provided, however, that if such action is taken without a meeting by consent by electronic transmission or transmissions, such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electronic transmission or transmissions were authorized by the director.
Section 2.19   Chairperson of the Board of Directors.   The Board of Directors shall elect a Chairperson of the Board of Directors from among the members of the Board of Directors. The Chairperson of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors, at which he or she is present, and perform such other duties and exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.

ARTICLE III
OFFICERS
Section 3.1   Officers.   The Board of Directors shall elect a President. The Board of Directors may also elect such other senior officers as in the opinion of the Board of Directors the business of the Corporation requires, including one or more Vice Presidents, a Chief Financial Officer, a Treasurer, a Secretary and such other officers as the Board of Directors may deem appropriate, any of whom may or may not be directors. The President may elect, from time to time, such other or additional officers as in its opinion are desirable for the conduct of business of the Corporation and such officers shall hold office at the pleasure of the President.
Section 3.2   Powers and Duties of Officers.
(a)   President.   The President shall have overall responsibility for the management and direction of the business and affairs of the Corporation and shall exercise such duties as customarily pertain to the office of president and such other duties as may be prescribed from time to time by the Board of Directors. In the absence or disability of the Chairperson of the Board of Directors, the President shall perform the duties and exercise the powers of the Chairperson of the Board of Directors. The President may appoint and terminate the appointment or election of officers, agents or employees other than those appointed or elected by the Board of Directors. The President may sign, execute and deliver, in the name of the Corporation, powers of attorney, contracts, bonds and other obligations. The President shall perform such other duties as may be prescribed from time to time by the Board of Directors or these Bylaws. The President may sign, execute and deliver, in the name of the Corporation, powers of attorney, contracts, bonds and other obligations.
(b)   Vice Presidents.   The Vice Presidents shall have such powers and perform such duties as may be assigned to them by the Chairperson of the Board of Directors, the President, the executive committee, if any, or the Board of Directors. A Vice President may sign and execute contracts and other obligations pertaining to the regular course of his or her duties which implement policies established by the Board of Directors. In the absence (or inability or refusal to act) of the President, the Vice Presidents shall perform the duties and have the powers of the President.
(c)   Chief Financial Officer or Treasurer.   Unless the Board of Directors otherwise declares by resolution, the Chief Financial Officer or the Treasurer shall have general custody of all of the funds and securities of the Corporation and general supervision of the collection and disbursement of funds of the Corporation. He or she shall endorse for collection on behalf of the Corporation checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such bank or banks or depository as the Board of Directors may designate. He or she may sign all bills of exchange or promissory notes of the Corporation. He or she shall enter or cause to be entered regularly in the books of the Corporation a full and accurate account of all moneys received and paid by him or her on account of the Corporation, shall at all reasonable times exhibit his or her books and accounts to any director of the Corporation upon application at the office of the Corporation during business hours and, whenever required by the Board of Directors, the Chairperson of the Board of Directors or the President, shall render a statement of his or her accounts. He or she shall perform such other duties as may be prescribed from time to time by the Board of Directors or by these Bylaws. He or she may be required to give bond for the faithful performance of his or her duties in such sum and with such surety as shall be approved by the Board of Directors. Any Assistant Treasurer shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. In the absence (or inability or refusal to act) of the President and the Vice Presidents, the Chief Financial Officer or Treasurer shall perform the duties and have the powers of the President. In the absence (or inability or refusal to act) of the Secretary, the Chief Financial Officer or Treasurer shall perform the duties and have the powers of the Secretary.
(d)   Secretary.   The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors. The Secretary shall cause notice to be given of meetings of stockholders, of the Board of Directors, and of any committee appointed by the Board of Directors. He or she shall have custody of the corporate seal, minutes and records relating to the conduct and acts of the stockholders and Board of Directors, which shall, at all reasonable times, be open to the examination of any director. The Secretary or any Assistant Secretary may certify the record of proceedings of the meetings of the stockholders or of the Board of Directors or resolutions adopted at such meetings, may sign or attest certificates, statements or reports required to be filed with governmental bodies or officials, may sign acknowledgments of instruments, may give notices of meetings and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
Section 3.3   Bank Accounts.   In addition to such bank accounts as may be authorized in the usual manner by resolution of the Board of Directors, the Chief Financial Officer or the Treasurer may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, provided payments from such bank accounts are to be made upon and according to the check of the Corporation, which may be signed jointly or singularly by either the manual, facsimile or electronic signature or signatures of such officers or bonded employees of the Corporation as shall be specified in the written instructions of the Chief Financial Officer, Treasurer or any Assistant Treasurer of the Corporation.
Section 3.4   Proxies; Stock Transfers.   Unless otherwise provided in the Certificate of Incorporation or directed by the Board of Directors, the Chairperson of the Board of Directors, the President, the Chief Financial Officer or any Vice President or their designees shall have full power and authority on behalf of the Corporation to attend and to vote upon all matters and resolutions at any meeting of stockholders of any corporation in which this Corporation may hold stock, and may exercise on behalf of this Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, whether regular or special, and at all adjournments thereof, and shall have power and authority to execute and deliver proxies and consents on behalf of this Corporation in connection with the exercise by this Corporation of the rights and powers incident to the ownership of such stock, with full power of substitution or revocation. Unless otherwise provided in the Certificate of Incorporation or directed by the Board of Directors, the Chairperson of the Board of Directors, the President, the Chief Financial Officer or any Vice President or their designees shall have full power and authority on behalf of the Corporation to transfer, sell or dispose of stock of any corporation in which this Corporation may hold stock.
ARTICLE IV
CAPITAL STOCK
Section 4.1   Shares.   The shares of the Corporation shall be represented by a certificate or shall be uncertificated. Every holder of shares of capital stock of the Corporation represented by a certificate shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form, and sealed with the seal of the Corporation (if any). Such seal may be a facsimile, engraved or printed. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights.
Any of or all the signatures on a certificate may be facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such an officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar had not ceased to hold such position at the time of its issuance.
Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 4.2   Transfer of Shares.
(a)   Upon surrender to the Corporation or the transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be cancelled, and the issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.
(b)   The person in whose name shares of stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
Section 4.3   Lost Certificates.   The Board of Directors or any transfer agent of the Corporation may direct a new certificate or certificates or uncertificated shares representing stock of the Corporation to be issued in place of any certificate or certificates theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board of Directors (or any transfer agent of the Corporation authorized to do so by a resolution of the Board of Directors) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as the Board of Directors (or any transfer agent so authorized) shall direct to indemnify the Corporation and the transfer agent against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificates or uncertificated shares, and such requirement may be general or confined to specific instances.
Section 4.4   Transfer Agent and Registrar.   The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates for shares to bear the manual, facsimile, engraved or printed signature or signatures of any of them.
Section 4.5   Regulations.   The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, registration, cancellation and replacement of certificates representing stock of the Corporation or uncertificated shares, which rules and regulations shall comply in all respects with the rules and regulations of the transfer agent.
ARTICLE V
GENERAL PROVISIONS
Section 5.1   Offices.   The Corporation shall maintain a registered office in the State of Delaware as required by the laws of the State of Delaware. The Corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors may from time to time designate or as the business of the Corporation may require.
Section 5.2   Corporate Seal.   The corporate seal (if any) shall have inscribed thereon the name of the Corporation, the year of its organization, and the words “Corporate Seal” and “Delaware.” The corporate seal may be used by causing it or a facsimile or print thereof to be impressed or affixed or in any other manner reproduced.
Section 5.3   Fiscal Year.   Unless otherwise determined by the Board of Directors, the fiscal year begins on January first of each year.
Section 5.4   Notices and Waivers Thereof.   Whenever any notice is required by the laws of the State of Delaware, the Certificate of Incorporation or these Bylaws to be given by the Corporation to any stockholder, such notice may be given in any manner permitted by applicable law. An affidavit of the Secretary or

Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Whenever any notice is required by the laws of the State of Delaware, the Certificate of Incorporation or these Bylaws to be given to any director or officer of the Corporation, such notice may be given to such director or officer in the same manner as notice may be given effectively to stockholders in accordance with applicable law.
Whenever any notice is required to be given by law, the Certificate of Incorporation, or these Bylaws to the person entitled to such notice, a waiver thereof, in writing signed by the person, or by electronic transmission, whether before or after the meeting or the time stated therein, shall be deemed equivalent in all respects to such notice to the full extent permitted by law. If such waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the person waiving notice. In addition, notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any director if such director shall sign the minutes of such meeting or attend the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting.
Section 5.5   Saving Clause.   These Bylaws are subject to the provisions of the Certificate of Incorporation and applicable law. In the event any provision of these Bylaws is inconsistent with the Certificate of Incorporation or the corporate laws of the State of Delaware, such provision shall be invalid to the extent only of such conflict, and such conflict shall not affect the validity of any other provision of these Bylaws.
Section 5.6   Amendments.   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of this Corporation; provided that the Board of Directors shall not have the power to amend, alter, change or repeal this Section 5.6 of these Bylaws in any manner that alters the stockholders’ power to amend, alter, change or repeal these Bylaws.
Subject to the rights of the holders of any series of preferred stock, these Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of the then outstanding capital stock of the Corporation entitled to vote thereon; provided that the stockholders shall not have the power to amend, alter, change or repeal this Section 5.6 of these Bylaws in any manner that alters the power of the Board of Directors to amend, alter, change or repeal these Bylaws. For avoidance of doubt, this paragraph shall not apply to, and no vote of the stockholders of the Corporation shall be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws by the Board of Directors in accordance with the preceding paragraph.
Section 5.7   Gender/Number.   As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall include the other whenever the context so indicates.
Section 5.8   Electronic Transmission.   For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.

ANNEX D
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GETTY IMAGES HOLDINGS, INC.
ARTICLE I
Section 1.1.   Name.   The name of the Corporation is Getty Images Holdings, Inc. (the “Corporation”).
ARTICLE II
Section 2.1.   Address.   The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
Section 3.1.   Purpose.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
Section 4.1.   Capitalization.   The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,006,140,000 shares, consisting of (A) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (B) 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and (C) 5,140,000 shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of which 2,570,000 shares are designated as Series B-1 Common Stock, par value $0.0001 per share (“Series B-1 Common Stock”), and 2,570,000 shares are designated as Series B-2 Common Stock, par value $0.0001 per share (“Series B-2 Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) or any certificate of designations relating to any series of Preferred Stock.
Section 4.2.   Preferred Stock.
(A)   General.   The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)   Voting Rights.   Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).
Section 4.3.   Common Stock.
(A)   Voting Rights.
(1)   Except as otherwise provided in this Certificate of Incorporation or as required by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by applicable law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
(2)   Except as required by applicable law, no holder of Class B Common Stock, as such, shall be entitled to any voting rights with respect to Class B Common Stock.
(3)   Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.
(B)   Dividends and Distributions.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the record date for such dividend or other distribution) and Class B Common Stock shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the payment of any dividend or other distribution so declared with respect to the Class B Common Stock shall be contingent upon, and no dividend or other distribution shall be paid unless and until, the occurrence of a Conversion Event (as defined below), if any, in respect of any such share of Class B Common Stock and, upon declaration of any dividend or other distribution, the record date for such dividend or other distribution with respect to any shares of Class B Common Stock (but, for the avoidance of doubt, not the Class A Common Stock) shall be one day before the Conversion Date (as defined below) with respect to such shares of Class B Common Stock, and the Board shall so set the record date upon such declaration. Such dividends or other distributions with respect to the Class B Common Stock shall be paid to the holders of record of the Class B Common Stock on the Conversion Date with respect to such shares of Class B Common Stock in accordance with Section 4.3(D).
(C)   Liquidation, Dissolution or Winding Up.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) on or prior to the date of such liquidation, dissolution or winding up (including if a Conversion Event occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event, in which case such Class B Common Stock shall automatically convert to Class A Common Stock in accordance with Section 4.3(D) and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.3(C)) shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(D)   Conversion of Class B Common Stock.
(1)   Upon the occurrence of any Conversion Event applicable to any shares of Class B Common Stock that occurs during the Earn-out Period (as defined below), such shares of Class B Common Stock shall, automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Conversion Date with respect to such shares of Class B Common Stock, and the holder of such share of Class B Common Stock shall become a record holder of Class A Common Stock as of such Conversion Date (it being understood that with respect to a Change of Control Vesting Event (as defined below) occurring prior to the expiration of the Earn-Out Period, the holders of such shares of Class A Common Stock so converted as of immediately prior to the Change of Control Transaction (as defined below) shall be eligible to participate in such Change of Control Transaction as holders of Class A Common Stock). Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to such Conversion Event, represented one or more shares of Class B Common Stock shall, upon such Conversion Event, be automatically deemed to represent as of the Conversion Date an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Conversion Date of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation, or any transfer agent of the Corporation, of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Conversion Date in respect of the relevant shares of Class B Common Stock. On the day immediately following the day on which the Earn-Out Period expires, all shares of Class B Common Stock that have not converted to shares of Class A Common Stock pursuant to and in accordance with this Certificate of Incorporation shall, automatically, without any further action on the part of the record holder thereof, the Corporation or any other person, be forfeited, cancelled and transferred to the Corporation, without consideration. Upon the occurrence of a Conversion Event with respect to a share of Class B Common Stock, the Dividend Catch-Up Payment (as defined below) in respect of such share of Class B Common Stock shall become payable as of the Conversion Date with respect to such share of Class B Common Stock by the Corporation to the holder of record of such share of Class B Common Stock as of the day immediately prior to such Conversion Date, and shall be paid in accordance with this Section 4.3(D). The Corporation shall pay, no later than five (5) Business Days (as defined below) following the Conversion Date with respect to a share of Class B Common Stock for which a Conversion Event applicable to such shares has occurred, the dividends previously declared in respect of such share of Class B Common Stock beginning at the time of the Closing and ending on the day before the Conversion Date with respect to such Class B Common Stock (“Dividend Catch-Up Period”), but not including dividends declared on the Conversion Date (which amount, excluding any amounts declared on the Conversion Date, shall be, for the avoidance of doubt, the aggregate per share amount of dividends declared in respect of a share of Class A Common Stock during the Dividend Catch-Up Period (each such payment, a “Dividend Catch-Up Payment”)). If any portion of a Dividend Catch-Up Payment was declared by the Corporation as an in-kind dividend (which for purposes of this Certificate of

Incorporation, shall not include any transaction subject to Section 4.3(F) hereof), then such portion of the Dividend Catch-Up Payment shall also be paid as an in-kind dividend; provided, however, to the extent the Corporation received cash in lieu of the in-kind distributions in respect of shares of Class B Common Stock which were declared substantially concurrently with such in-kind dividend by the Corporation comprising a portion of the Dividend Catch-Up Payment, then such equivalent portion of the Dividend Catch-Up Payment shall be paid in cash in lieu of such in-kind dividend and such holder of Class B Common Stock shall be treated for all purposes as if it received the in-kind distribution of property, which is then immediately exchanged by such holder for cash of equivalent value. If a dividend is declared by the Corporation on any Conversion Date, such dividend shall be paid to the holder of each share of Class B Common Stock converting on such Conversion Date as a holder of Class A Common Stock, and not as part of the Dividend Catch-Up Payment, and the Corporation shall ensure that the holder of the applicable shares of Class B Common Stock on such Conversion Date shall be treated as a record holder of Class A Common Stock (in respect of each share of Class B Common Stock which converted into a share of Class A Common Stock in accordance with this Section 4.3(D) on such Conversion Date) for purposes of such dividend.
(2)   Definitions.   For purposes of this Section 4.3 references to:
(a)   “B-1 Vesting Event” means, with respect to the Series B-1 Common Stock, the first date on which the VWAP of the Class A Common Stock is greater than or equal to the B-1 Vesting Price for a period of at least 20 days out of 30 consecutive Trading Days.
(b)   “B-1 Vesting Price” means $12.50.
(c)   “B-2 Vesting Event” means, with respect to the Series B-2 Common Stock, the first date on which the VWAP of the Class A Common Stock is greater than or equal to the B-2 Vesting Price for a period of at least 20 days out of 30 consecutive Trading Days.
(d)   “B-2 Vesting Price” means $15.00.
(e)   “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
(f)   “Change of Control Transaction” means any transaction or series of transactions the result of which is: (I) the acquisition by any Person or “group” (as defined in the Exchange Act (as defined below)) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Corporation; (II) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Corporation or the surviving Person outstanding immediately after such combination; or (III) a sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole.
(g)   “Change of Control Vesting Event” means, with respect to the Series B-1 Common Stock or Series B-2 Common Stock, a Change of Control Transaction resulting in the holders of Class A Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Class A Common Stock and after giving effect to the conversion of such Class B Common Stock to Class A Common Stock contemplated by this Section 4.3(D) in connection with and as part of such Change of Control Transaction) equal to or in excess of the B-1 Vesting Price or the B-2 Vesting Price, as applicable.
(h)   “Conversion Date” means: (I) with respect to the B-1 Vesting Event, the date on which the B-1 Vesting Event occurs, (II) with respect to the B-2 Vesting Event, the date on which the B-2 Vesting Event occurs and (III) with respect to the Change of Control Vesting Event, the date immediately prior to the consummation of such Change of Control Transaction.
(i)   “Conversion Event” means a B-1 Vesting Event, B-2 Vesting Event or Change of Control Vesting Event, in each case, only to the extent such event occurs during the Earn-Out Period.

(j)   “Earn-Out Period” means the period from the Closing Date through and including the date that is 10 years following the Closing Date (as defined in that certain Business Combination Agreement, dated as of [•], 2021, by and among the Corporation (f/k/a Vector Holding, LLC), CCNB Neuberger Principal Holdings II, Vector Domestication Merger Sub, LLC, Vector Merger Sub 1, LLC, Vector Merger Sub 2, LLC, Griffey Global Holdings, Inc. and Griffey Investors, LP).
(k)   “NYSE” means the New York Stock Exchange.
(l)   “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
(m)   “Trading Day” means any day on which shares of Class A Common Stock are actually traded on the Trading Market.
(n)   “Trading Market” means NYSE or such other nationally recognized stock market on which the shares of Class A Common Stock are trading at the time of determination.
(o)   “VWAP” means, with respect any security, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.
(E)   Reservation of Stock.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding shares of Class B Common Stock, in each case, from time to time.
(F)   Splits.   If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise (each, a “Split”)) any class of Common Stock into a greater or lesser number of shares, the shares of each other class of Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock, to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(F) shall become effective at the close of business on the date the combination or subdivision becomes effective. In the event any Split of shares of Class A Common Stock or Class B Common Stock occurs prior to any Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of such shares of Class B Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of such shares of Class B Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split. In the event of any exchange, conversion or other similar transaction with respect to the shares of Class A Common Stock (whether by recapitalization, reorganization, merger or otherwise), any shares of Class B Common Stock which are outstanding shall remain outstanding and be converted into a right receive the property or security into which the Class A Common Stock converted or was exchanged subject to the occurrence of a Conversion Event with respect to any such shares of Class B Common Stock (which Conversion Event and related definitions shall be equitably adjusted taking into account such event with respect to the Class A Common Stock).
ARTICLE V
Section 5.1.   By-Laws.   In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.
ARTICLE VI
Section 6.1.   Board of Directors.
(A)   Powers.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to that certain stockholders agreement, dated on or about the date hereof (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, the Investor Stockholders (as defined therein), and the other parties thereto, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board. Subject to the Stockholders Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date on which this Certificate of Incorporation is filed (such date, the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Stockholders Agreement.
(B)   Vacancy.   Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(C)   Resignation.   Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Subject to the terms of the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Subject to the terms and conditions of the Stockholders Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(B).
(D)   Preferred Directors.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.
(E)   Written Ballot.   Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.
ARTICLE VII
Section 7.1.   Meetings of Stockholders.   Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.
ARTICLE VIII
Section 8.1.   Limited Liability of Directors.   To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this ARTICLE VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.
Section 8.2.   Director and Officer Indemnification and Advancement of Expenses.   The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
Section 8.3.   Employee and Agent Indemnification and Advancement of Expenses.   The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.
ARTICLE IX
Section 9.1.   DGCL Section 203 and Business Combinations.
(A)   Section 203.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
(B)   Interested Stockholder.   Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2)   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
(C)   Definitions.   For purposes of this ARTICLE IX, references to:
(1)   “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)   “associate” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)   “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(a)   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) of this ARTICLE IX is not applicable to the surviving entity;
(b)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(c)   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(d)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(e)   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B) of ARTICLE IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the Corporation or (b) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (i) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act if a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (ii) any person whose ownership of shares in excess of the

15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (ii) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(6)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:
(a)   beneficially owns such stock, directly or indirectly;
(b)   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
(c)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.
(7)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9)   “Stockholder Parties” means the Investor Stockholders (as defined in the Stockholders Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”
(10)   “Stockholder Party Direct Transferee” means any Permitted Transferees (as defined in the Stockholders Agreement) of a Stockholder Party or any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(11)   “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE X
Section 10.1.   Competition and Corporate Opportunities.
(A)   General.   In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below) and Affiliated Entities (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this ARTICLE X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
(B)   Business Opportunity.   No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates, has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this ARTICLE X. Subject to Section 10.1(C) of this ARTICLE X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.
(C)   Corporate Business Opportunity.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) of this ARTICLE X shall not apply to any such corporate opportunity.
(D)   Exceptions to Business Opportunity.   In addition to and notwithstanding the foregoing provisions of this ARTICLE X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (1) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (3) is one in which the Corporation has no interest or reasonable expectancy, or (4) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.
(E)   Definitions.   For purposes of this ARTICLE X, references to:
(1)   “Affiliate” means (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation;

(2)   “Affiliated Entity” means (a) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (b) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (c) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and
(3)   “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(F)   Notice and Consent.   To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE X.
(G)   Amendment.   Any alteration, amendment, addition to or repeal of this ARTICLE X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this ARTICLE X, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this ARTICLE X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This ARTICLE X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws, the Stockholders Agreement, any indemnification agreement between such Person and the Corporation or any of its subsidiaries or applicable law.
ARTICLE XI
Section 11.1.   Severability.   If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
ARTICLE XII
Section 12.1.   Forum.
(A)   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Chancery Court does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Corporation; (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (3) any action or proceeding against the Company or any current or former director, officer or other employee of the Company or any stockholder (a) arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws (as each may be amended, restated, modified, supplemented or waived from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (4) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-Laws (including any right, obligation or remedy thereunder); (5) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine; and (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

(B)   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director or officer of the Corporation.
(C)   Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XII.
(D)    Notwithstanding the foregoing, the provisions of this ARTICLE XII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE XIII
Section 13.1.   Amendments.   Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V; Article VI; Article VII; Article VIII; Article IX; Article XII; and this Article XIII. Further, any alteration, amendment, addition to or repeal of ARTICLE X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Except as expressly provided in the foregoing sentences and the remainder of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
* * *

IN WITNESS WHEREOF, Getty Images Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly executed authorized officer as of this        day of                  , 202[•].

[•]
[Signature Page — Certificate of Incorporation]

ANNEX E
AMENDED AND RESTATED BY-LAWS
OF
GETTY IMAGES HOLDINGS, INC.
ARTICLE I
STOCKHOLDERS
Section 1.   The annual meeting of the stockholders of Getty Images Holdings, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications pursuant to Article I, Section 12(C)(2), as may be designated from time to time by the Board of Directors of the Corporation (the “Board”). The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.
Section 2.   Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications pursuant to Article I, Section 12(C)(2) as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled.
Section 3.   Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
Section 4.   The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; provided, however, that if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.
Section 5.   The Chairman of the Board, or in the absence of the Chairman of the Board or at the Chairman of the Board’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 6.   At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (A) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (B) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.
Section 7.   When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.
Section 8.   (A)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(B)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.   At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
Section 10.   The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (A) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (B) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 11.   The Board, in advance of all meetings of the stockholders, shall appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors of stockholder votes or, in the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (A) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (B) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (C) count all votes and ballots, (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (E) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.
Section 12.
(A)   (1)   Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in that certain stockholders agreement, dated as of December 9, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, the Investor Stockholders (as defined therein) and any other parties party thereto, (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these By-Laws, (c) by or at the direction of the Board or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (2) and (3) of this Section 12(A) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.
(2)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Article I, Section 12(A)(1)(d) of these By-laws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 12(A)(2) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [•] of the preceding calendar year.
Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 12(A)(2) or Section 12(B)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.
The foregoing notice requirements of this Section 12(A)(2) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 12(A)(2) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(3)   Notwithstanding anything in the second sentence of this Section 12(A)(2) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under this Section 12(A)(2), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which a public announcement of such increase is first made by the Corporation.
(B)   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article I, Section 3 of these By-Laws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or a committee thereof or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by this Section 12(A)(2) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
(C)   (1)   Only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(2)   If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder, (b) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and (c) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
(3)   For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.
(4)   No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(5)   Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided, however, that, to the fullest extent permitted by law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including Section 12(A)(1)(d) and Section 12(B)), and compliance with Section 12(A)(1)(d) and Section 12(B) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
Notwithstanding anything to the contrary contained herein, for as long as the Stockholders Agreement remains in effect with respect to the Stockholder Parties (as defined in the Certificate of Incorporation), the Stockholder Parties (to the extent then subject to the Stockholders Agreement) shall not be subject to the notice procedures set forth in Section 12(A)(2), Section 12(A)(3) or Section 12(B) with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Stockholders Agreement.
ARTICLE II
BOARD OF DIRECTORS
Section 1.   The Board shall consist, subject to the Certificate of Incorporation and the Stockholders Agreement, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships and except as otherwise expressly provided in the Certificate of Incorporation) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Stockholders Agreement, as applicable. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws or by the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.
Section 2.   Subject to the Certificate of Incorporation and the Stockholders Agreement, unless otherwise required by the DGCL or Article II, Section 4 of these By-Laws, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal, retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.
Section 3.   Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Article X, Section 2. Notice of each special meeting of the Board shall be given, as provided in Article X, Section 2, to each director: (A) at least twenty-four (24) hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (B) at least two (2) days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (C) at least five (5) days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).
Section 4.   Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.
Section 5.   The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall be comprised of such members of the Board and have such duties as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee.
Section 6.   Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.
Section 7.   The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.
Section 8. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.
ARTICLE III
OFFICERS
Section 1.   The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.
Section 2.   All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.
Section 3.   Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.
Section 4.   Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.
ARTICLE IV
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section 1.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 3 of this Article IV with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 2.   In addition to the right to indemnification conferred in Section 1 of this Article IV, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IV (which shall be governed by Section 3 of this Article IV) (hereinafter an “advancement of expenses”); provided, however, that, if (A) the DGCL requires or (B) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article IV or otherwise.

Section 3.   If a claim under Section 1 or 2 of this Article IV is not paid in full by the Corporation within (A) sixty (60) days after a written claim for indemnification has been received by the Corporation or (B) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (2) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.
Section 4.
(A)   The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article IV, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article IV, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.
(B)   Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article IV, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Article IV. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 4(B) of Article IV, entitled to enforce this Section 4(B) of Article IV.

For purposes of this Section 4(B) of Article IV, the following terms shall have the following meanings:
(1)   The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.
(2)   The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.
Section 5.   The rights conferred upon indemnitees in this Article IV shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IV that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 6.   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 7.   The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE V
CORPORATE BOOKS
The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.
ARTICLE VI
CHECKS, NOTES, PROXIES, ETC.
All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, Chief Executive Officer or the Board may from time to time determine.
ARTICLE VII
SHARES AND OTHER SECURITIES OF THE CORPORATION
Section 1.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 2.   Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section 3.
(A)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (1) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (2) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (3) satisfies other reasonable requirements imposed by the Corporation.
(B)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 4.
(A)   Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation and only upon proper transfer instructions, including by Electronic Transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.
(B)   The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 5.   Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section 6.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares; provided that the Board may not extend the Lockup Period (as defined below). The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Section 7.
(A)   Subject to Article VII, Section 7(B), the holders (the “Lockup Holders”) of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Corporation issued (1) as merger consideration under that certain Business Combination Agreement, dated as of December 9, 2021, by and among the Corporation (formerly Vector Holding, LLC), CC Neuberger Principal Holdings II, Vector Domestication Merger Sub, LLC, Vector Merger Sub 1, LLC, Vector Merger Sub 2, LLC and Griffey Global Holdings, Inc. and, for limited purposes set forth therein, Griffey Investors, LP (the “Business Combination Agreement”), including any shares of Class A Common Stock issued upon the occurrence of the applicable Triggering Event or Acceleration Event (each as defined in the Business Combination Agreement) or (2) to directors, officers and employees of the Corporation and other individuals upon the settlement or exercise of New CCNB Options (as defined in the Business Combination Agreement) issued as merger consideration under the Business Combination Agreement (such shares referred to in this Section 7(A)(2), the “Legacy Equity Award Shares”), may not Transfer (as defined below) any Lockup Shares (as defined below) until the end of the Lockup Period (as defined below) (the “Lockup”). Notwithstanding anything to the contrary set forth in these By-Laws, the provisions set forth in the Stockholders Agreement shall govern with respect to the equityholders of the Corporation who are parties thereto.
(B)   The restrictions set forth in Article VII, Section 7(A) shall not apply to:
(1)   in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;
(2)   in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(3)   in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(4)   in the case of an individual, Transfers pursuant to a qualified domestic relations order or in connection with a divorce settlement;
(5)   in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(6)   the exercise of any options, warrants or other convertible securities to purchase shares of Class A Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any shares of Class A Common Stock issued upon such exercise shall be subject to the Lockup;
(7)   Transfers to the Corporation to satisfy tax withholding obligations pursuant to the Corporation’s equity incentive plans or arrangements;
(8)   Transfers to the Corporation pursuant to any contractual arrangement in effect on the Closing Date (as defined in the Business Combination Agreement) that provides for the repurchase by the Corporation or forfeiture of a Lockup Holder’s shares of Class A Common Stock or options to purchase shares of Class A Common Stock in connection with the termination of such Lockup Holder’s service to the Corporation;
(9)   Transfers of shares of Class A Common Stock acquired in open market transactions following the Closing Date;
(10)   the entry, by a Lockup Holder, at any time after the Closing Date, of any trading plan providing for the sale of shares Common Stock by such Lockup Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Class A Common Stock during the Lockup and no public announcement or filing is voluntarily made or required regarding such plan during the Lockup;

(11)   transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s security holders having the right to exchange their shares of Common Stock for cash, securities or other property;
(12)   in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;
(13)   open market sales solely to cover tax obligations, if any, in respect of the receipt of any Legacy Equity Award Shares; or
(14)   to (I) any Getty Family Stockholder (as defined in the Stockholders Agreement), any Koch Stockholder (as defined in the Stockholders Agreement), any Sponsor Stockholder (as defined in the Stockholders Agreement) and any Lockup Holder that is also a party to the Stockholders Agreement or (II) any Permitted Transferees (as defined in the Stockholders Agreement) of any such Lockup Holders and any other person that is the recipient of a Permitted Transfer (as defined in the Stockholders Agreement) made by such Lockup Holder.
(C)   Waiver.   Notwithstanding the other provisions set forth in this Section 7, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lockup obligations set forth herein; provided that any waiver, amendment or repeal of the Lockup obligations hereunder or similar obligations under the Stockholders Agreement shall apply pro rata among the Lock up Holders.
(D)   Definitions.   For purposes of this Section 7:
(1)   the term “Lockup Period” means the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date;
(2)   the term “Lockup Shares” means: (a) the shares of Class A Common Stock that the Lockup Holders hold or have a right to receive at the Closing Date (when received) as a result of the transactions contemplated by the Business Combination Agreement and (b) any options or warrants to purchase any shares of Class A Common Stock, or any securities or agreements convertible into, exchangeable for or that represent the right to receive shares of Class A Common Stock, or any interest in any of the foregoing, beneficially owned by the Lock-Up Holders as of the Closing Date (including, for the avoidance of doubt New CCNB Options issued as merger consideration under the Business Combination Agreement) and (c) any shares of Class A Common Stock issued upon the occurrence of the applicable Triggering Event or Acceleration Event (each as defined in the Business Combination Agreement) and the Legacy Equity Award Shares; provided, however, that any shares of Class A Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of shares of Class A Common Stock occurs prior to or in connection with the Closing shall not be “Lock-Up Shares” for purposes of these By-Laws. During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with these By-Laws shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.
(3)   the term “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clauses “(i)” or “(ii)”.
ARTICLE VIII
FISCAL YEAR
The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

ARTICLE IX
CORPORATE SEAL
The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.
ARTICLE X
GENERAL PROVISIONS
Section 1.   Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).
Section 2.   Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting shall be given by the following means:
(A)   Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (1) in writing and sent by mail, or by a nationally recognized delivery service, (2) by means of facsimile telecommunication or other form of electronic transmission, or (3) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (a) if given by hand delivery, orally, or by telephone, when actually received by the director; (b) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (c) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (d) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (e) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (f) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(B)   “Electronic transmission”   means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
(C)   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within sixty (60) days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(D)   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful. Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (a) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (b) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a twelve (12) month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (a) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 3.   Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 4.   In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
ARTICLE XI
AMENDMENTS
These By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

ANNEX F
CC Neuberger Principal Holdings II
200 Park Avenue, 58th Floor
New York, NY 10166
December 9, 2021
Neuberger Berman Opportunistic Capital Solutions Master Fund LP
c/o Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York 10104
Letter Agreement re: Forward Purchase Agreement and Backstop Agreement
Ladies and Gentlemen:
Reference is hereby made to (a) that certain Forward Purchase Agreement, dated as of August 4, 2021 (the “Forward Purchase Agreement”), by and among CC Neuberger Principal Holdings II, a Cayman Islands exempted limited company (“CCNB”) and Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted limited partnership (“Purchaser”), pursuant to which Purchaser has agreed, subject to the terms and conditions set forth therein, to purchase from CCNB the Forward Purchase Shares for the FPS Purchase Price and (b) that certain Backstop Agreement, dated as of November 16, 2020 (the “Backstop Agreement”), by and between CCNB and Purchaser, pursuant to which Purchaser has agreed, subject to the terms and conditions set forth therein, to purchase from CCNB the Backstop Purchase Shares for the BPS Purchase Price. Unless otherwise provided herein, capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to such terms in the Forward Purchase Agreement or the Backstop Agreement, as applicable.
Simultaneously with the execution of this letter agreement, CCNB has entered into that certain Business Combination Agreement, by and among CCNB, Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“New CCNB”), Vector Merger Sub 1, LLC, a Delaware limited liability company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company (“G Merger Sub 2”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company (“Domestication Merger Sub”), Griffey Global Holdings, Inc., a Delaware corporation (the “Company”), and the other parties thereto (as the same may be amended, modified or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (a) (i) on the Business Day (as defined in the Business Combination Agreement) prior to the Closing, New CCNB will convert into a Delaware corporation with a certificate of incorporation (the “New CCNB Pre-Closing Certificate of Incorporation”) in a form consistent with the articles of incorporation of CCNB prior to the Domestication Merger, and (ii) prior to the Closing, on the Closing Date, CCNB will merge with and into Domestication Merger Sub, with Domestication Merger Sub surviving (the “Domestication Merger”) as a direct subsidiary of New CCNB and New CCNB will continue as the public company, (b) on the Closing Date at the Closing, (i) G Merger Sub 1 will merge with and into the Company, with the Company surviving as a subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB, and (ii) the Company will merge with and into G Merger Sub 2, with G Merger Sub 2 surviving as a direct subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB, (c) on the Closing Date, at the Closing, and following the consummation of the PIPE Investment (as defined in the Business Combination Agreement), New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation to provide for, among other things, Class A common stock, par value $0.0001 per share (the “New CCNB Class A Common Shares”), and Class B common stock, par value $0.0001 per share (the “New CCNB Class B Common Shares”), which New CCNB Class B Common Shares will be subject to stock price based vesting as contemplated by the Business Combination Agreement and will implement the transactions contemplated by the Side Letter, (d) on the Closing Date (as defined in the Business Combination Agreement), at the Closing (as defined in the Business Combination Agreement), each CCNB Warrant (as defined in the Business Combination Agreement) outstanding immediately prior to the Domestication Merger shall automatically cease to represent a right to acquire CCNB Class A ordinary Shares and shall instead represent a right to acquire New CCNB Class A Common Shares on the same contractual terms and conditions as

F-1

were in effect immediately prior to the Domestication Merger in accordance with and subject to the terms of the Warrant Assumption Agreement (as defined in the Business Combination Agreement) and (e) on the Closing Date, at the Closing, New CCNB (as successor to CCNB) will consummate the transactions contemplated by the PIPE Investment, Permitted Equity Financing (as defined in the Business Combination Agreement), the Forward Purchase Agreement (as amended by this letter agreement) and the Backstop Agreement (as amended by this letter agreement) (if applicable).
In furtherance of the foregoing transactions to occur pursuant to the Business Combination Agreement (including, without limitation, the Domestication Merger), and pursuant to Section 8(f) of the Forward Purchase Agreement and Section 8(f) of the Backstop Agreement, respectively, (a) CCNB hereby assigns to New CCNB all of CCNB’s right, title and interest in and to the Forward Purchase Agreement and Backstop Agreement (each, as amended hereby) and New CCNB hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of CCNB’s liabilities and obligations under the Forward Purchase Agreement and the Backstop Agreement (each, as amended hereby) arising from and after the execution of this letter agreement, in each case, effective immediately following the completion of the Domestication Merger and conditioned on the occurrence of the Closing, (b) the Purchaser hereby consents to the foregoing assignment of the Forward Purchase Agreement and the Backstop Agreement (each, as amended hereby) by CCNB to New CCNB effective immediately following the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and the assumption of the Forward Purchase Agreement and the Backstop Agreement (each, as amended hereby) by New CCNB from CCNB pursuant to clause (a) above, effective immediately following the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and to the continuation of the Forward Purchase Agreement and the Backstop Agreement (each, as amended hereby) in full force and effect from and after the Domestication Merger, subject at all times to all of the provisions, covenants, agreements, terms and conditions of the Forward Purchase Agreement and the Backstop Agreement (each, as amended hereby) and this letter agreement. As a result of the preceding sentences, (i) all references to “CC Neuberger Principal Holdings II, a Cayman Islands exempted company” in the Forward Purchase Agreement and the Backstop Agreement shall refer instead to “Vector Holding, Inc.”, a Delaware corporation and following the adoption of the New CCNB Certificate of Incorporation, Getty Images Holdings, Inc., a Delaware corporation. As a result thereof, all references to the “Company” in the Forward Purchase Agreement and the Backstop Agreement shall be references to “Vector Holding, Inc.”, and following the adoption of the New CCNB Certificate of Incorporation, Getty Images Holdings, Inc., rather than to CC Neuberger Principal Holdings II, (ii) all references to “Class A ordinary share” in the Forward Purchase Agreement and the Backstop Agreement shall refer instead to “Class A common share”. As a result thereof, all references to “Class A Share(s)” in the Forward Purchase Agreement and the Backstop Agreement shall be references to New CCNB Class A Common Shares rather than to CCNB Class A Ordinary Shares and (iii) all references to “Class B ordinary share” in the Forward Purchase Agreement and the Backstop Agreement shall refer instead to “Class B common share”, in each case other than with respect to any representation or warranty made as of the date of such agreement or any provisions regarding the Trust Account or the calculation of redemptions with respect thereto.
In accordance with Section 1(a)(i) of the Forward Purchase Agreement, the Purchaser hereby notifies CCNB and New CCNB that $200,000,000 has been allocated to the Forward Purchase Agreement and New CCNB and CCNB hereby agree that this notification shall serve as the Allocation Notice under the Forward Purchase Agreement, and irrevocably waive the notice period provided in the Forward Purchase Agreement for delivering the Allocation Notice. As a result, the Purchaser, CCNB and New CCNB acknowledge and agree that the number of Forward Purchase Shares is 20,000,000, the number of Forward Purchase Warrants is 3,750,000 and the FPS Purchase Price is $200,000,000. For the avoidance of doubt, each of the parties hereto hereby agrees that (a) the Forward Purchase Shares shall be allocated by New CCNB to the Purchaser in the form of New CCNB Class A Common Shares and (b) the Forward Purchase Warrants shall be allocated by New CCNB to the Purchaser in the form of a right to acquire New CCNB Class A Common Shares on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger under the terms of the Forward Purchase Agreement (as amended hereby).
In addition, (a) the Purchaser hereby (i) irrevocably confirms that the condition set forth in Section 6(a)(ii) of the Forward Purchase Agreement has been satisfied and will continue to be satisfied as of the FPS Closing and the Closing (as defined in the Business Combination Agreement) and (ii) waives and

F-2

deems satisfied the condition set forth in Section 6(a)(iii) of the Forward Purchase Agreement and agrees that such condition will continue to be waived and deemed satisfied as of the FPS Closing and the Closing and (b) CCNB hereby agrees that the representation set forth in Section 2(o) of the Forward Purchase Agreement shall be disregarded for purposes of determining if the condition set forth in Section 6(b)(ii) of the Forward Purchase Agreement has been satisfied.
Each of CCNB, New CCNB and the Purchaser agrees that, without the prior written consent of the Company, the Forward Purchase Agreement, the Backstop Agreement and this letter agreement may not (i) be assigned by either party thereto or hereto except, in the case of the Forward Purchase Agreement or Backstop Agreement to Affiliates (as defined in the Business Combination Agreement) of the Purchaser, in accordance with its terms or (ii) be terminated or amended, modified or supplemented, nor any right of CCNB or New CCNB thereunder waived, in each case, until the earlier of (A) the FPS Closing or the BPS Closing, as applicable, or (B) valid termination of the Business Combination Agreement pursuant to Article X thereof, or (C) valid termination of the Forward Purchase Agreement pursuant to Section 7(b)(ii) thereof or the Backstop Agreement pursuant to Section 7(b)(ii) thereof.
Further, the Purchaser hereby irrevocably waives the covenants of CCNB set forth in Section 5(b) and 5(c) of the Forward Purchase Agreement, and hereby agrees that such covenants shall be disregarded for purposes of determining if the conditions set forth in Section 6(a) of the Forward Purchase Agreement have been satisfied, unless the corresponding condition with respect to such corresponding covenants in the Business Combination Agreement have been waived by the Company in accordance with the Business Combination Agreement (in which case such covenants shall not be so disregarded).
Notwithstanding anything to the contrary set forth in the Forward Purchase Agreement or the Backstop Agreement, as applicable, the Company shall be entitled to enforce, through an action of specific performance or otherwise, CCNB’s or New CCNB’s, as applicable, right to cause the Purchaser to fund the FPS Purchase Price and purchase the Forward Purchase Shares or fund the BPS Purchase Price and purchase the Backstop Purchase Shares, as applicable, and to enforce the prohibition on assignment, termination, amendment, modification or supplementation of this letter agreement, in each case, subject to the terms and conditions Forward Purchase Agreement or Backstop Agreement, as applicable. The Company shall not be required to provide any bond or other security in connection with any such equitable remedy; provided in no event will the Company have any claim for monetary damages against the Purchaser hereunder or thereunder.
Except as expressly provided herein, the terms and conditions of the Forward Purchase Agreement and the Backstop Agreement shall remain in full force and effect.
If the Business Combination Agreement is terminated in accordance with Article X thereof, the Forward Purchase Agreement is terminated in accordance with Section 7(b)(ii) thereof or the Backstop Agreement is terminated in accordance with Section 7(b)(ii) thereof, this letter agreement shall automatically terminate and be of no further force or effect, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, the Business Combination Agreement, the Forward Purchase Agreement or the Backstop Agreement, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, except for any liability on the part of CCNB or New CCNB for a Willful Breach of this letter agreement prior to the date of termination or Fraud.
This letter agreement, together with the Forward Purchase Agreement or Backstop Agreement, as appropriate, and any documents, instruments and writings that are delivered pursuant thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. The provisions of Sections 8(a), 8(e)-(r) of the Backstop Agreement, as appropriate, shall apply mutatis mutandis.
[Remainder of Page Intentionally Blank]

F-3

IN WITNESS WHEREOF, CCNB, New CCNB and Purchaser have duly executed this letter agreement as of the date first written above.
CCNB:
CC NEUBERGER PRINCIPAL HOLDINGS II
By:
/s/ Douglas Newton

Name: Douglas Newton
Title: Authorized Signatory
NEW CCNB:
VECTOR HOLDING, LLC
By:
/s/ Douglas Newton

Name: Douglas Newton
Title: Authorized Signatory
PURCHASER:
NEUBERGER BERMAN OPPORTUNISTIC CAPITAL SOLUTIONS MASTER FUND LP
By: Neuberger Berman Investment Advisers LLC
Its: Investment Adviser
By:
/s/ Charles Kantor

Name: Charles Kantor
Title: Managing Director
NEUBERGER BERMAN INVESTMENT ADVISERS LLC
By:
/s/ Charles Kantor

Name: Charles Kantor
Title: Managing Director
[Signature Page to Letter Agreement]

ANNEX G
SPONSOR SIDE LETTER
This letter agreement (this “Side Letter”) is dated as of December 9, 2021, by and among CC Neuberger Principal Holdings II Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Joel Alsfine (“Alsfine”), James Quella (“Quella”), Jonathan Gear (“Gear” and, together with Alsfine and Quella, each an “Independent Director” and collectively, the “Independent Directors”, and together with the Sponsor, the “Sponsor Parties”), CC NB Sponsor 2 Holdings LLC, a Delaware limited liability company (“CC Holdings”), Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted company (“NBOKS” and, together with CC Holdings, the “Founder Holders”), CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), Vector Holding, LLC, a Delaware limited liability company, as successor to CCNB (“New CCNB”), and Griffey Global Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Side Letter shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below), except as otherwise provided in Section 1.3 of this Side Letter.
RECITALS
WHEREAS, as of the date hereof, (a) the Sponsor is the holder of record and beneficial owner (any such holder, a “Holder”) of 25,580,000 CCNB Class B Ordinary Shares (the “Sponsor Shares”), (b) Alsfine is the Holder of 40,000 CCNB Class B Ordinary Shares (the “Alsfine Shares”), (c) Quella is the Holder of 40,000 CCNB Class B Ordinary Shares (the “Quella Shares”), and (d) Gear is the Holder of 40,000 CCNB Class B Ordinary Shares (the “Gear Shares” and, together with the Alsfine Shares, the Quella Shares and the Sponsor Shares, the “Founder Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Side Letter, CCNB and the Company have entered into a Business Combination Agreement with Vector Merger Sub 1, LLC, a Delaware limited liability company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company (“G Merger Sub 2”), New CCNB, Vector Domestication Merger Sub, LLC, a Delaware limited liability company (“Domestication Merger Sub”), and the other parties thereto, dated as of the date hereof (as amended or modified from time to time in accordance with the terms of such agreement, the “Business Combination Agreement”), pursuant to which, among other things, (a) (i) on the Business Day prior to the Closing, New CCNB will convert (the “Statutory Conversion”) into a Delaware corporation with a certificate of incorporation which provides for two classes of common stock in a manner consistent with the articles of incorporation of CCNB prior to the Domestication Merger (the “New CCNB Pre-Closing Certificate of Incorporation”), and (ii) prior to the Closing, on the Closing Date, CCNB will merge with and into Domestication Merger Sub, with Domestication Merger Sub surviving (the “Domestication Merger”) as a direct Subsidiary of New CCNB and New CCNB will continue as the public company, (b) on the Closing Date at the Closing, (i) G Merger Sub 1 will merge with and into the Company (the “First Getty Merger”), with the Company surviving as a Subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB, and (ii) the Company will merge with and into G Merger Sub 2 (the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”), with G Merger Sub 2 surviving as a direct Subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB and (c) on the Closing Date, at the Closing and prior to the Getty Mergers, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, Class A common stock, par value $0.0001 per share (the “New CCNB Class A Common Shares”), and Class B common stock, par value $0.0001 per share (the “New CCNB Class B Common Shares”), which New CCNB Class B Common Shares will be subject to stock price based vesting;
WHEREAS, in connection with the Domestication Merger, each Founder Share will automatically be converted into the right to receive one (1) share of Class B common stock of New CCNB with the rights set forth in the New CCNB Pre-Closing Certificate of Incorporation (which rights shall, for the avoidance of doubt, be consistent in all respects with the rights of the Founder Shares in accordance with the CCNB articles of incorporation) (the “Pre-Closing Class B Common Shares”); WHEREAS, in accordance with the New CCNB Pre-Closing Certificate of Incorporation, at the Closing, the Pre-Closing Class B Common Shares would automatically convert into New CCNB Class A Common Shares (the “Automatic Conversion”);

WHEREAS, in lieu of the Automatic Conversion, at the Closing simultaneously and contingent upon with the filing of the New CCNB Certificate of Incorporation, in accordance with the terms of this Side Letter, (a) each Pre-Closing Class B Common Share held by a Sponsor Party listed on Schedule I hereto under the heading “Class B Conversion Shares” shall automatically be converted into one (1) New CCNB Class A Common Share, (b) each Pre-Closing Class B Common Share held by a Sponsor Party listed on Schedule I hereto under the heading “Series B-1 Earn-Out Shares” shall automatically be converted into one (1) New CCNB Series B-1 Common Share (collectively, the “New CCNB Series B-1 Common Shares”) and (c) each Pre-Closing Class B Common Share held by a Sponsor Party listed on Schedule I hereto under the heading “Series B-2 Earn-Out Shares” shall automatically be converted into one (1) New CCNB Series B-2 Common Share (collectively, the “New CCNB Series B-2 Common Shares” and, together with the New CCNB Series B-1 Common Shares, the “Restricted Sponsor Shares”); and
WHEREAS, as an inducement to the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
CONVERSION AND EXCHANGE OF SECURITIES; COVENANTS
Section 1.1   Class B Conversion.   Effective as of, and conditioned on, the occurrence of the Closing in accordance with the Business Combination Agreement, each Sponsor Party hereby consents to the automatic conversion of its Pre-Closing Class B Common Shares into (a) a number of New CCNB Class A Common Shares set forth opposite its or his/her name on Schedule I hereto under the heading “Class B Conversion Shares”, (b) a number of New CCNB Series B-1 Common Shares listed under the heading “Series B-1 Earn-Out Shares” and (c) a number of New CCNB B-2 Common Shares listed under the heading “Series B-2 Earn-Out Shares”, in each case simultaneously with and contingent upon the filing of the New CCNB Certificate of Incorporation (collectively, the “Founder Share Conversion”). Following the Founder Share Conversion, each Sponsor Party shall own the number of New CCNB Class A Common Shares, New CCNB Series B-1 Common Shares and New CCNB Series B-2 Common Shares set forth opposite its or his/her name on Schedule I hereto under the heading “New CCNB Class A Common Shares,” “New CCNB Series B-1 Common Shares” and “New CCNB Series B-2 Common Shares,” respectively. The Restricted Sponsor Shares shall be subject to the provisions set forth in this Side Letter and the New CCNB Certificate of Incorporation.
Section 1.2   Dividend Payments.   For so long as any Restricted Sponsor Share is outstanding, the payment of any dividend declared by the New CCNB board of directors in respect of a New CCNB Series B-1 Common Share or a New CCNB Series B-2 Common Share shall be made pursuant to and in accordance with the New CCNB Certificate of Incorporation. If any such Restricted Sponsor Share does not convert to New CCNB Class A Common Share in accordance with the New CCNB Certificate of Incorporation prior to such time as such Restricted Sponsor Share is canceled in accordance with Section 1.4 of this Side Letter and the New CCNB Certificate of Incorporation, no dividends previously declared shall be paid or payable to the holder of such Restricted Sponsor Share in respect of any such New CCNB Series B-1 Common Share or New CCNB Series B-2 Common Share and any right to such dividends shall be forfeited in all respects.
Section 1.3   Conversion of Restricted Sponsor Shares.   The Restricted Sponsor Shares shall convert to New CCNB Class A Common Shares in accordance with and pursuant to the terms of the New CCNB Certificate of Incorporation. Each Restricted Sponsor Share will be held in accordance with this Side Letter and be subject to the terms of the New CCNB Certificate of Incorporation unless and until a B-1 Vesting Event or a B-2 Vesting Event (as defined in the New CCNB Certificate of Incorporation), as applicable, occurs.

Section 1.4   Cancellation of Restricted Sponsor Shares.   To the extent that, on or before the tenth (10th) anniversary of the Closing Date, a B-1 Vesting Event or a B-2 Vesting Event, as applicable, has not occurred in accordance with the New CCNB Certificate of Incorporation, and as a result any Restricted Sponsor Share has not converted into a New CCNB Class A Common Share, such Restricted Sponsor Share shall automatically be forfeited to New CCNB and canceled for no consideration therefor and shall cease to be outstanding.
Section 1.5   Adjustments.   In the event any stock dividend, stock split, reverse stock split, recapitalization, reclassification, combination or exchange of shares of CCNB occurs with respect to any Founder Shares before the Closing (excluding the Domestication Merger, in and of itself) (each, a “Pre-Closing Split”), then the number of Founder Shares that convert into Restricted Sponsor Shares shall be adjusted as a result of such Pre-Closing Split to provide the same economic effect as contemplated by this Side Letter prior to such Pre-Closing Split.
Section 1.6   Transfer Restrictions.   Each Sponsor Party hereby acknowledges and agrees that during the period between the execution of this Side Letter and the Closing, the Founder Shares shall remain subject to and bound by the provisions of, and may only be Transferred (as defined in that certain letter agreement, dated as of July 30, 2020 (the “Lock-Up Agreement”), by and among CCNB, each of the Sponsor Parties and the other parties thereto, a copy of which is attached hereto as Exhibit A) in accordance with Section 5 of the Lock-Up Agreement. On and following the Closing Date, any transferee (as determined in accordance with that certain Stockholders Agreement, dated as of the date hereof, by and among New CCNB, CCNB, the Investor Stockholders party thereto and the other parties thereto (the “Stockholders Agreement”)) in receipt of Restricted Sponsor Shares will make an election, on a protective basis, under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with Section 1.8 of this Side Letter upon the request of the transferor thereof, within thirty (30) days following such transfer.
Section 1.7   Legend on Certificates for Certificated Shares.   Each outstanding New CCNB Series B-1 Common Share and New CCNB Series B-2 Common Share, whether certificated or in book-entry form, shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE OR BOOK-ENTRY CREDIT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.
THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE OR BOOK-ENTRY CREDIT IS SUBJECT TO THE TRANSFER RESTRICTIONS AND OTHER CONDITIONS SPECIFIED IN THAT CERTAIN SPONSOR SIDE LETTER, DATED AS OF DECEMBER 9, 2021, BY AND AMONG GRIFFEY GLOBAL HOLDINGS, INC., CC NEUBERGER PRINCIPAL HOLDINGS II SPONSOR, LLC, THE SPONSOR PARTIES, THE FOUNDER HOLDERS, CC NEUBERGER PRINCIPAL HOLDINGS II, VECTOR HOLDING, LLC AND THE OTHER PARTIES THERETO. A COPY OF SUCH TRANSFER RESTRICTIONS AND OTHER CONDITIONS SHALL BE FURNISHED TO THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE OR BOOK-ENTRY CREDIT UPON SUCH HOLDER’S WRITTEN REQUEST AND WITHOUT CHARGE.
THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE OR BOOK-ENTRY CREDIT IS SUBJECT TO THE TRANSFER RESTRICTIONS AND OTHER CONDITIONS SPECIFIED IN THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER 9, 2021, BY AND AMONG NEW CCNB, THE INVESTOR STOCKHOLDERS, AND THE OTHER PARTIES PARTY THERETO. A COPY OF SUCH TRANSFER RESTRICTIONS AND OTHER CONDITIONS SHALL BE FURNISHED TO THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE OR BOOK-ENTRY CREDIT UPON SUCH HOLDER’S WRITTEN REQUEST AND WITHOUT CHARGE.”

Section 1.8   Section 83(b) Elections.   Within thirty (30) days following the Founder Share Conversion, each Sponsor Party shall file with the Internal Revenue Service (the “IRS”) (via certified mail, return receipt requested) a completed election, on a protective basis, under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to the Restricted Sponsor Shares into which their Pre-Closing Class B Common Shares were exchanged, and, upon such filing, shall thereafter notify New CCNB that such Sponsor Party has made such timely filing and provide New CCNB with a copy of such election. Each such Sponsor Party should consult his tax advisor regarding the consequences of Section 83(b) elections, as well as the receipt, holding and sale of the Restricted Sponsor Shares.
Section 1.9   Further Assurances.   New CCNB, CCNB, each Sponsor Party and each Founder Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Side Letter on the terms and subject to the conditions set forth herein.
Section 1.10   No Inconsistent Agreement.   Each Sponsor Party and each Founder Holder hereby represents and covenants that such Sponsor Party and such Founder Holder has not entered into, and shall not enter into, any agreement that does or would restrict, limit or interfere with the performance of such Sponsor Party’s or such Founder Holder’s obligations under this Side Letter with respect to the Restricted Sponsor Shares.
Section 1.11   Founder Acknowledgement.   Each Founder Holder hereby agrees that, upon the receipt of any Restricted Sponsor Shares, it will hold such Restricted Sponsor Shares in accordance with the terms set forth in this Side Letter and upon such receipt agrees to abide by the terms of this Side Letter as if a Sponsor Party (and Founder Holder) hereto.
Section 1.12   Tax Treatment.   The parties to this Side Letter intend that, for U.S. federal and all applicable state and local income tax purposes, (a) the Founder Share Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (b) this Side Letter be, and hereby adopt this Side Letter as, a “plan of reorganization” within the meaning of Section 368 of the Code, and (c) the amount of any dividends declared with respect to the Restricted Sponsor Shares not be reported as taxable income (on IRS Form 1099 or otherwise) to the Holders thereof unless and until such dividends are paid in cash or in kind (which, for the avoidance of doubt, for purposes of this Side Letter, shall not include any transaction subject to Section 1.5 hereof), as the case may be. The parties to this Side Letter shall not take any position inconsistent with the intent set forth in this Section 1.12 except to the extent otherwise required by a “determination” as defined in Section 1313 of the Code. References in this Section 1.12 to the Code shall include references to any similar or analogous provisions of state or local law.
Section 1.13   Obligations with Respect to the Transactions.   During the period between the execution of this Side Letter and the Closing, each Sponsor Party and each Founder Holder irrevocably and unconditionally agrees that: (a) if he, she or it, directly or indirectly, acquires, any shares of CCNB, such Sponsor Party or Founder Holder agrees that he, she or it will make such acquisition in material compliance with applicable Laws regarding the sale and purchase of securities and material non-public information; (b) he, she or it shall not elect to make or effect a CCNB Share Redemption with respect to any such Covered Shares (as defined below); and (c) at any meeting of the shareholders of CCNB (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of CCNB requested by CCNB’s board of directors or undertaken as contemplated by the Business Combination Agreement, (i) if a meeting is held, appear at such meeting, in person or by proxy, or otherwise cause all of its, his or her Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and (ii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect thereto), all of its, his or her Covered Shares (A) in favor of each CCNB Shareholder Voting Matter contemplated under the Business Combination Agreement (the transactions contemplated thereunder, the “Transactions”), and (B) against any action, proposal, transaction or agreement relating to any Alternative Business Combination. The obligations of each of Sponsor Party specified in this Section 1.13 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of CCNB or there is, or is reasonably expected to be, a Change of Recommendation or Intervening Event. For purposes of this Side Letter, “Covered Shares” means all Founder Shares held by such Sponsor Party, as of the date hereof together with any CCNB Class A Ordinary Shares, CCNB Class B Ordinary Shares or any shares of capital stock of CCNB acquired by such Sponsor Party after the date hereof. For the avoidance of doubt, nothing set forth herein shall restrict the actions of any Person in his or her capacity as a director of CCNB.
Section 1.14   Waiver of Anti-dilution Protection.   With respect to its Founder Shares, each Sponsor Party hereby waives, effective as of the Closing, and shall refrain from asserting or perfecting, subject to, conditioned upon and effective as of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of CCNB, any rights to adjustment of the conversion ratio with respect to the CCNB Class B Ordinary Shares owned by such Sponsor Party set forth in the Governing Documents of CCNB or otherwise (including the rights set forth in Section 17.3 of the Amended and Restated Memorandum and Articles of Association of CCNB, effective as of July 30, 2020) or any similar right set forth in the New CCNB Pre-Closing Certificate of Incorporation with respect to the Pre-Closing Class B Common Shares. Notwithstanding anything to the contrary contained herein, no Sponsor Party shall be prohibited from waiving, asserting or perfecting any of the foregoing rights in the event the Business Combination Agreement is validly terminated in accordance with its terms. If the Business Combination Agreement is so terminated, then this Section 1.14 shall be deemed null and void ab initio.
Section 1.15   Exclusivity.   During the period between the execution of this Side Letter and the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, each Founder Holder, except in such Founder Holder’s capacity as a director of the Company, agrees not to solicit, initiate or take any action to knowingly facilitate or encourage an Alternative Business Combination; provided, that, for the avoidance of doubt a Founder Holder shall not be in breach of this Section 1.15 for any action taken in respect of any other special purpose acquisition vehicle or investment, which is not CCNB (nor a subsidiary or parent thereof) and which does not otherwise violate the provisions of this Section 1.15.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Each Sponsor Party and each Founder Holder represents and warrants to the Company, CCNB, and New CCNB (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party or Founder Holder) as follows:
Section 2.1   Organization; Due Authorization.   If such Sponsor Party or Founder Holder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Side Letter and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party or Founder Holder. If such Sponsor Party or Founder Holder is an individual, such Sponsor Party and such Founder Holder has full legal capacity, right and authority to execute and deliver this Side Letter and to perform his or her obligations hereunder. This Side Letter has been duly executed and delivered by such Sponsor Party and such Founder Holder and, assuming due authorization, execution and delivery by the other parties to this Side Letter, this Side Letter constitutes a legally valid and binding obligation of such Sponsor Party and such Founder Holder, enforceable against such Sponsor Party and such Founder Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Side Letter is being executed in a representative or fiduciary capacity, the Person signing this Side Letter has full power and authority to enter into this Side Letter on behalf of the applicable Sponsor Party or Founder Holder.
Section 2.2   Ownership.   Such Sponsor Party is the Holder and has good title to, of all of such Sponsor Party’s Founder Shares as set forth in this Side Letter, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Founder Shares, other than transfer restrictions under the Securities Act) affecting any such Founder Shares, other than any Permitted Liens or pursuant to (a) this Side Letter, (b) such Sponsor’s Party’s organizational documents, the organizational documents of CCNB or the organizational documents of New CCNB, or (c) the Stockholders Agreement. The Founder Shares as set forth in this Side Letter are the only equity securities in CCNB owned of record or beneficially by such Sponsor Party on the date of this Side Letter, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities which would prevent such Sponsor Party from complying with its obligations hereunder.
Section 2.3   No Conflicts.   The execution and delivery of this Side Letter by such Sponsor Party or such Founder Holder does not, and the performance by such Sponsor Party or Founder Holder of his, her or its obligations hereunder will not, (a) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or (b) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party, such Founder Holder or such Sponsor Party’s or Founder Holder’s Founder Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party or such Founder Holder of its, his or her obligations under this Side Letter.
Section 2.4   Litigation.   There are no Proceedings pending against such Sponsor Party or such Founder Holder, or to the knowledge of such Sponsor Party or Founder Holder threatened against such Sponsor Party or Founder Holder, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party or Founder Holder of its, his or her obligations under this Side Letter.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Side Letter and all of its provisions shall terminate and be of no further force or effect upon the termination of the Business Combination Agreement in accordance with Article X thereof. Upon such termination of this Side Letter, all obligations of the parties under this Side Letter will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, except for any liability on the part of any party for a Willful Breach of this Side Letter prior to such termination or Fraud. This ARTICLE III shall survive the termination of this Side Letter.
Section 3.2   Amendment and Waiver.   No amendment of any provision of this Side Letter shall be valid unless the same shall be in writing and signed by New CCNB, CCNB, the Company and each Sponsor Party and Founder Holder to the extent such Sponsor Party or Founder Holder holds Founder Shares or Restricted Sponsor Shares. No waiver of any provision or condition of this Side Letter shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 3.3   Assignment.   This Side Letter and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Side Letter nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto, other than in respect of the dissolution of the Sponsor to the members of the Sponsor in receipt of Restricted Sponsor Shares as a result thereof. This Side Letter is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder.
Section 3.4   Fiduciary Duties.   Notwithstanding anything in this Side Letter to the contrary, (a) each Sponsor Party makes no agreement or understanding herein in any capacity other than in the Sponsor Party’s capacity as a record holder and beneficial owner of its Founder Shares, each Sponsor Party makes no agreement or understanding herein in any capacity other than in such Sponsor Party’s capacity as a direct or indirect investor in CCNB or New CCNB, and not, in the case of any Sponsor Party, in such Sponsor Party’s capacity as a director, officer or employee of CCNB or New CCNB, and (b) nothing herein will be construed to limit or affect any action or inaction by any Sponsor Party or any representative of the

Sponsor serving as a member of the board of directors (or other similar governing body) of CCNB or New CCNB or as an officer, employee or fiduciary of CCNB or New CCNB, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of CCNB or New CCNB.
Section 3.5   Notices.   All notices, demands and other communications to be given or delivered under this Side Letter shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.5, notices, demands and other communications to the parties hereto shall be sent to the addresses indicated below:
Notices to New CCNB, CCNB, the Sponsor and the Founder Holders:	with a copy to (which shall not constitute notice):
CC Neuberger Principal Holdings II c/o CC Capital 200 Park Avenue, 58th Floor New York, NY 10166 Attention: Doug Newton Email: Newton@cc.capital mailto:giordano@cc.capital	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Lauren M. Colasacco, P.C. E-mail: lauren.colasacco@kirkland.com and
Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065-1134 Attention: Kyle C. Krpata James Griffin E-mail: kyle.krpata@weil.com james.griffin@weil.com
Notices to Alsfine:	with a copy to (which shall not constitute notice):
Joel Alsfine c/o CC Neuberger Principal Holdings II 200 Park Avenue, 58th Floor New York, NY 10166 E-mail: jalsfine@gmail.com	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Lauren M. Colasacco, P.C. E-mail: lauren.colasacco@kirkland.com
Notices to Quella:	with a copy to (which shall not constitute notice):
James Quella c/o CC Neuberger Principal Holdings II 200 Park Avenue, 58th Floor New York, NY 10166 E-mail: quella.james@gmail.com	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Lauren M. Colasacco, P.C. E-mail: lauren.colasacco@kirkland.com
Notices to Gear:
Jonathan Gear c/o CC Neuberger Principal Holdings II 200 Park Avenue, 58th Floor New York, NY 10166 E-mail: jonathan_gear@yahoo.com

Notices to the Company:	with a copy to (which shall not constitute notice):
Griffey Global Holdings, Inc. 605 5th Avenue South Suite 400 Seattle, WA 98104 Attention: Craig Peters E-mail: Craig.Peters@gettyimages.com	Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065-1134 Attention: Kyle C. Krpata James Griffin E-mail: kyle.krpata@weil.com james.griffin@weil.com
Section 3.6   Entire Agreement.   This Side Letter and the exhibits and schedule hereto constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 3.7   Miscellaneous.   The provisions of Sections 11.4 (Severability), 11.5 (Interpretation), 11.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 11.9 (Trust Account Waiver), 11.10 (Counterparts; Electronic Delivery) and 11.11 (Specific Performance) of the Business Combination Agreement shall apply mutatis mutandis.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, New CCNB, CCNB, the Company, each Sponsor Party and each Founder Holder have duly executed this Side Letter as of the date first written above.
NEW CCNB:
VECTOR HOLDING, LLC
By:
/s/ Douglas Newton

Name: Douglas Newton
Title: Authorized Signatory
CCNB:
CC NEUBERGER PRINCIPAL HOLDINGS II
By:
/s/ Douglas Newton

Name: Douglas Newton
Title: Authorized Signatory
SPONSOR PARTIES:
CC NEUBERGER PRINCIPAL HOLDINGS II SPONSOR, LLC
By:
/s/ Chinh E. Chu

Name: Chinh E. Chu
Title: Authorized Signatory
/s/ Joel Alsfine

Joel Alsfine
/s/ James Quella

James Quella
/s/ Jonathan Gear

Jonathan Gear
[Signature Page to Side Letter]

FOUNDER HOLDERS:
CC NB SPONSOR 2 HOLDINGS LLC
By:
/s/ Chinh E. Chu

Name: Chinh E. Chu
Title: President & Senior Managing Director
NEUBERGER BERMAN OPPORTUNISTIC CAPITAL SOLUTIONS MASTER FUND LP
By:
/s/ Charles Kantor

Name: Charles Kantor
Title: Managing Director
[Signature Page to Side Letter]

COMPANY:
GRIFFEY GLOBAL HOLDINGS, INC.
By:
/s/ Craig Peters

Name: Craig Peters
Title: Chief Executive Officer
[Signature Page to Side Letter]

Schedule I
Sponsor Party	Founder Shares	Class B Conversion Shares	Series B-1 Earn-Out Shares	Series B-2 Earn-Out Shares	New CCNB Class A Common Shares	New CCNB Series B-1 Common Shares	New CCNB Series B-2 Common Shares
CC Neuberger Principal Holdings II Sponsor, LLC	25,580,000	20,464,000	2,558,000	2,558,000	20,464,000	2,558,000	2,558,000
Alsfine	40,000	32,000	4,000	4,000	32,000	4,000	4,000
Quella	40,000	32,000	4,000	4,000	32,000	4,000	4,000
Gear	40,000	32,000	4,000	4,000	32,000	4,000	4,000
TOTAL	25,700,000	20,560,000	2,570,000	2,570,000	20,560,000	2,570,000	2,570,000

EXHIBIT A
LOCK-UP AGREEMENT
[Intentionally Omitted]

ANNEX H
FORM OF SUBSCRIPTION AGREEMENT
CC Neuberger Principal Holdings II
200 Park Avenue, 58th Floor
New York, New York 10166
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“SPAC”), Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“New CCNB”), and the undersigned investor (the “Investor”), in connection with the Business Combination Agreement, dated as of December 9, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the SPAC, New CCNB, Griffey Global Holdings, Inc., a Delaware corporation (the “Company”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“Vector Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“Vector Merger Sub 2) and for limited purposes as set forth in the Business Combination Agreement, Griffey Investors, LP, a Delaware limited partnership, pursuant to which, among other things, (i) New CCNB will convert into a Delaware corporation (the “Statutory Conversion”), (ii) following the Statutory Conversion, the SPAC will merge with and into Domestication Merger Sub (the “Domestication Merger”), with Domestication Merger Sub surviving the Domestication Merger (the “Domestication Surviving Company”), (iii) following the Domestication Merger, G Merger Sub I will merge with and into the Company (the “First Getty Merger”), with the Company surviving the First Getty Merger (the “First Surviving Company”) and (iv) immediately following the First Getty Merger, the First Surviving Company will merge with and into G Merger Sub 2 (the “Second Getty Merger,” and together with the First Getty Merger, the “Getty Mergers”, and together with the Domestication Merger, the “Mergers”), with G Merger Sub 2 surviving the Second Getty Merger as a wholly owned subsidiary of the First Surviving Company (the “Final Surviving Company”), on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreement, including the Mergers, the “Transaction”). In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, following the Domestication Merger and prior to the Getty Mergers, shares of New CCNB’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On December 9, 2021, SPAC and New CCNB entered into subscription agreements (the “Other Subscription Agreements”) with certain other investors (the “Other Investors”), pursuant to which the Other Investors have agreed to purchase on the closing date of the Transaction an aggregate amount of up to 15,000,000 Shares, at the Per Share Purchase Price (the “Other PIPE Investment Shares”). As of the date hereof, the Investor has agreed to purchase on the closing date of the Transaction an aggregate amount of Shares (as set forth on the signature page hereto), at the Per Share Purchase Price, and such issuance of Shares shall be in addition to the Other PIPE Investment Shares. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
References to the “Issuer” shall refer to the SPAC for all periods prior to completion of the Domestication Merger and to New CCNB for all periods after completion of the Domestication Merger.
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from Issuer the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that Issuer reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its, his or her acceptance, and the same shall be deemed to be accepted by Issuer only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Issuer; Issuer may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Transaction, the Shares that will be purchased by the Investor and issued by Issuer pursuant to this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur substantially concurrently with and be conditioned upon the effectiveness of, the Transaction. Upon delivery of written notice from (or on behalf of) Issuer to the Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Issuer, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice and (ii) any other information that is reasonably requested in the Closing Notice in order for the Shares to be issued to the Investor, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. At the Closing, a number of Shares shall be issued to the Investor set forth on the signature page to this Subscription Agreement and subsequently such Shares shall be registered in book entry form in the name of the Investor on Issuer’s share register; provided, however, that the obligation to issue the Shares to the Investor is contingent upon Issuer having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within ten (10) business days following the Closing Date specified in the Closing Notice, Issuer shall promptly (but not later than three (3) business days thereafter) return the Subscription Amount in full to the Investor; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its, his or her obligation to purchase the Shares at the Closing upon the delivery by Issuer of a subsequent Closing Notice in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
3.   Closing Conditions.
a.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(ii)   (A) all conditions precedent to the closing of the Transaction contained in the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived according to the terms of the Business Combination Agreement and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.
b.   The obligation of Issuer to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing (except for those representations and warranties qualified by materiality, which shall be true and correct in all respects and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing; and (ii) all obligations, covenants and agreements of the Investor required to be performed by it, him or her at or prior to the Closing shall have been performed in all material respects.
c.   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions (which may be waived by the Investor) that (i) all representations and warranties of Issuer contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Issuer of each of the representations and warranties of Issuer contained in this Subscription Agreement as of the Closing; (ii) all obligations, covenants and agreements of Issuer required by this Subscription Agreement to be performed by it at or prior to the Closing shall have been performed in all material respects; (iii) there shall have been no amendment or modification to the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits that Investor would reasonably expect to receive under this Subscription Agreement, except to the extent consented to in writing by Investor; provided that the foregoing condition shall not apply with respect to any amendment, modification or waiver of Section 9.3(c) of the Business Combination Agreement (or the effects thereof); and (iv) New CCNB’s initial listing application with The New York Stock Exchange (“NYSE”) in connection with the Transaction shall have been conditionally approved and, immediately following the closing of the Transaction, New CCNB would satisfy any applicable listing requirements of NYSE as at the Closing Date, and the Shares shall have been approved for listing on NYSE, subject to official notice of issuance.
4.   Further Assurances.   At or prior to the Closing, the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   Issuer Representations and Warranties.   Issuer represents and warrants to the Investor that (provided that no representation or warranty by Issuer shall apply to any statement or information in the SEC Reports (as defined below) that relates to the topics referenced in the Statement (as defined below), any reclassification of the Issuer’s public shares or any other accounting matters with respect to Issuer’s securities or expenses or other initial public offering related matters, nor shall any correction, amendment or restatement of Issuer’s filings or financial statements arising from or relating to the Statement or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be material for purposes of this Subscription Agreement or be deemed to be a breach of any representation or warranty by Issuer or a Material Adverse Effect):
a.   As of the date hereof, Issuer is an exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing, following the Domestication Merger, Issuer will be duly formed, validly existing as a corporation and in good standing under the laws of the State of Delaware.
b.   As of the Closing, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s certificate of incorporation (as adopted in connection with the Domestication Merger) or under the General Corporation Law of the State of Delaware.

c.   This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.   The issuance and sale of the Shares and the compliance by Issuer with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to materially affect the validity of the Shares or the legal authority of Issuer to timely comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect.
e.   As of their respective dates, all reports (the “SEC Reports”) required to be filed by Issuer with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the SEC or the Staff relating thereto or to other accounting matters related to Issuer’s securities or expenses or other initial public offering related matters, the “Statement”), (ii) Issuer continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports, including, without limitation, any changes to historical accounting policies of Issuer and any reclassification of the Issuer’s public shares in connection with any order, directive, guideline, comment or recommendation from the SEC that is applicable to Issuer, including, without limitation, arising from or relating to Issuer’s review of the Statement shall be deemed not material for purposes of this Subscription Agreement.
f.   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by Issuer to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
g.   Other than (i) the Other Subscription Agreements, (ii) the Business Combination Agreement and any agreement explicitly contemplated thereby, (iii) any other subscription agreement entered into after the date of this Subscription Agreement with respect to the same class of shares being acquired by Investor hereunder and at the same Per Share Purchase Price and otherwise on substantially similar economic terms and in substantially similar form as this Subscription Agreement (each, a “Subsequent Subscription Agreement” and the investor thereunder, a “Subsequent Investor”), and (iv) any commercial agreement entered into after the date of this Subscription Agreement that is unrelated to the financing of the Company or New CCNB or fundraising in connection with the Transaction, the Issuer has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Issuer (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of the Issuer by existing securityholders of the Issuer, which may be effectuated as a forfeiture to the Issuer and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Business Combination Agreement). No Subsequent Subscription Agreement and no Other Subscription Agreement (other than any subscription agreement entered into by CC Neuberger Principal Holdings II Sponsor LLC or Getty Investment L.L.C., or their affiliates which, however, shall be with respect to the same class of shares being acquired by Investor hereunder and at the same Per Share Purchase Price) includes terms and conditions that are materially more advantageous to any such Subsequent Investor or Other Investor than Investor hereunder, and no such Subsequent Subscription Agreement or Other Subscription Agreement has been amended in any material respect following the date of this Subscription Agreement.
h.   The Issuer has prior to the date, or shall on the first (1st) business day immediately following the date hereof, issued or issue one or more press releases or filed with the SEC a Current Report on Form 8-K that disclosed or discloses all material terms of the transactions contemplated hereby, by the Other Subscription Agreements and the Business Combination Agreement and other material nonpublic information that Issuer has provided to the Investor at any time prior to the date hereof.
6.   Investor Representations and Warranties.   The Investor represents and warrants to Issuer that:
a.   The Investor (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Shares only for its, his or her own account and not for the account of others and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Investor further acknowledges that it, he or she is aware that the sale to it, him or her is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Shares for its, his or her own account.
b.   [Reserved.]
c.   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with any exemption therefrom, and that any book entries representing the Shares shall contain a restrictive legend to such effect, which legend shall be subject to removal as set forth herein, subject to applicable law. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that Issuer files a Current Report on Form 8-K following the Closing that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it, he or she has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
d.   The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, the Company, and Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (collectively, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 6 of this Subscription Agreement.

e.   The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
f.   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Issuer, the Transaction and the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it, he or she has reviewed the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, including from the Company directly, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares, including but not limited to access to marketing materials and a virtual data room containing information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient, in the Investor’s judgment, to enable the Investor to evaluate its, his or her investment. The Investor acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor further acknowledges that it, he or she has reviewed or had the full opportunity to review all disclosure documents provided to such Investor in the offering of the Shares and no statement or printed material which is contrary to such disclosure documents has been made or given to the Investor by or on behalf of Issuer or Company. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, the Investor has independently made its, his or her own analysis and decision to enter into the Transaction. Except for the representations, warranties and agreements of the Issuer expressly set forth in any Subscription Agreement, the Investor is relying exclusively on its, his or her own sources of information, investment analysis and due diligence (including professional advice it, he or she deemed appropriate) with respect to the Transaction, the Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.
g.   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means and none of Issuer, Company or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Investor. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it, he or she is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Issuer, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Issuer contained in Section 5 of this Subscription Agreement, in making its, his or her investment or decision to invest in Issuer.
h.   The Investor acknowledges that it, he or she is aware that there are substantial risks incident to the purchase and ownership of the Shares, including but not limited to those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its, his or her own assessment and has satisfied itself, himself or herself concerning relevant tax and other economic considerations relative to its, his or her purchase of the Shares. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its, his or her investment in the Shares, has no need for liquidity with respect to its, his or her investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
i.   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Issuer. The Investor has determined based on its, his or her own independent review and such professional advice as the Investor deemed appropriate that its, his or her purchase of the Securities and participation in the Transaction are fully consistent with its, his or her financial needs, objectives and condition and is a suitable investment for the Investor, notwithstanding the risks inherent in investing in or holding the Securities. The Investor acknowledges specifically that a possibility of total loss exists.
j.   The Investor hereby acknowledges and agrees that (a) the Placement Agents are acting solely as placement agents in connection with the Transaction and are not acting as underwriters or in any other capacity and are not and shall not be construed as a fiduciary for the Investor, the Company or any other person or entity in connection with the Transaction, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transaction, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial or otherwise), operations, properties or prospects of, or any other matter concerning the Company, the Target or the Transaction, and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction. In making its, his or her decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
k.   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
l.   The Investor has full power, right and legal capacity to execute and deliver this Subscription Agreement and to perform its, his or her obligations hereunder.
m.   This Subscription Agreement has been duly authorized, executed and delivered by the Investor. This Subscription Agreement is enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
n.   The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “OFAC Lists”), (ii) acting on behalf of one or more persons that are named on the OFAC Lists; (iii) located, resident or born in, or a citizen or national of,

Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States or (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. The Investor also represents that, to the extent required, it, he or she maintains procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs. The Investor further represents and warrants that, to the extent required by applicable law, the Investor maintains procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
o.   The Investor acknowledges that neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer.
p.   In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary.
q.   The Investor acknowledges that it, he or she is aware that Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as financial advisors to the Company in connection with the Transaction.
r.   The Investor has and, when required to deliver payment to Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
s.   As of the date hereof, the Investor does not have, and during the thirty (30) day period immediately prior to the date hereof the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of Issuer.
t.   The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its, his or her affiliates.
7.   Registration Rightsa.      .
a.   Issuer agrees that within forty-five (45) calendar days after the Closing, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies Issuer that it will “review” the Registration Statement) and (ii) ten (10) business days after Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Issuer agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its, his or her Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without the public information, volume or manner of sale limitations of such rule. The Investor agrees to disclose its, his or her ownership to Issuer upon request to assist it, him or her in making the determination with respect to Rule 144 described in clause (iii) above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its, his or her Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after Issuer becomes eligible to use such Form S-3. The Investor acknowledges and agrees that the Issuer may delay the filing or suspend the use of the Registration Statement if the Issuer determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Issuer, would require premature disclosure of information that would adversely affect Issuer that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or would require the inclusion of financial statements that are unavailable to the Issuer for reasons beyond the Issuer’s control; provided, that, (I) Issuer shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) consecutive day period and (II) Issuer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. If so directed by Issuer, the Investor will destroy all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up. Issuer’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Issuer such information regarding the Investor, the securities of Issuer held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Issuer to effect the registration of such Shares, and shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling shareholder in similar situations.
b.   Indemnification
(i)   Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Investor (to the extent a seller under the Registration Statement), its officers, directors, agents, partners, members, managers, stockholders, affiliates (within the meaning of Rule 405 under the Securities Act), employees and investment advisers, each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all claims, suits, actions, or litigation brought by a third party that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained (or incorporated by reference) in the Registration Statement, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Investor furnished in writing to Issuer by or on behalf of Investor expressly for use therein (“Claim”), and any losses, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) as incurred as a result of such Claim. Issuer shall notify Investor of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Issuer is aware. Notwithstanding the forgoing, Issuer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Issuer (which consent shall not be unreasonably withheld or delayed).
(ii)   Investor shall, severally and not jointly with any Other Investor or other selling securityholder named in the Registration Statement, indemnify and hold harmless Issuer, its directors, officers, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Investor furnished in writing to Issuer by or on behalf of Investor expressly for use therein. In no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Investor (which consent shall not be unreasonably withheld or delayed).
(iii)   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
(v)   If the indemnification provided under this Section 7(b) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided that in no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Shares giving rise to such contribution obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(b) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 7(b)(v) shall be individual, not joint and several, and in no event shall the liability of Investor hereunder exceed the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, or (c) 30 days after the Outside Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (c) shall not be available to the Investor if the Investor’s breach of any of its, his or her covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Other Investors under an Other Subscription Agreement, and such Other Investor’s breach of any of its, his or her covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the Outside Date) (the termination events described in clauses (a) - (c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Issuer in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
9.   Trust Account Waiver.   The Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated July 30, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriters of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor, on behalf of itself, himself or herself and its, his or her representatives hereby irrevocably waives any and all right, title and interest, or any claim of any kind it, he or she has or may have in the future, in or to any monies held in the Trust Account (or distributions therefrom to Issuer’s public shareholders or to the underwriters of Issuer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account), and agrees not to seek recourse against the Trust Account; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with Issuer to not exercise such redemption right.
10.   Miscellaneous.
a.   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of Issuer and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares (other than in connection with a sale of the Shares); provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 10(a) shall relieve the Investor of its, his or her obligations hereunder unless otherwise agreed to in writing by Issuer.
b.   Issuer may request from the Investor such additional information as Issuer may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available. The Investor acknowledges and agrees that if it, he or she does not provide Issuer with such requested information, Issuer may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of Issuer.
c.   The Investor acknowledges that Issuer, the Company, the Placement Agents, and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify Issuer, the Company and the Placement Agents in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties made by the Investor as set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify Issuer and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
d.   Issuer, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of Issuer set forth in this Subscription Agreement.
e.   This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Issuer of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications, amendments or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
f.   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(e), this Section 10(f), Section 10(k) and Section 11 with respect to the persons specifically referenced therein, and Section 6 and Section 11 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.
g.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
h.   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
i.   This Subscription Agreement may be executed and delivered in one (1) or more counterparts (including by electronic means, such as facsimile, in .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
j.   At any time, Issuer may (a) extend the time for the performance of any obligation or other act of the Investor, (b) waive any inaccuracy in the representations and warranties of the Investor contained herein or in any document delivered by the Investor pursuant hereto and (c) waive compliance with any agreement of the Investor or any condition to its own obligations contained herein. At any time, the Investor may (a) extend the time for the performance of any obligation or other act of Issuer, (b) waive any inaccuracy in the representations and warranties of Issuer contained herein or in any document delivered by Issuer pursuant hereto and (c) waive compliance with any agreement of Issuer or any condition to its, his or her own obligations contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
k.   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of this Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein.
l.   This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
m.   Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it, he or she may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(m) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(m) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
n.   Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)
if to the Investor, to such address or addresses set forth on the signature page hereto;

(ii)
if to Issuer, to:

CC Neuberger Principal Holdings II

200 Park Avenue,
58th Floor
New York, New York 10166
Attn: Matthew Skurbe
with a required copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Peter Seligson
o.   If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its, his or her assets and property.
p.   The Issuer shall use commercially reasonable efforts, if requested by Subscriber to, within five (5) business days of such request, (i) issue to the transfer agent a legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (i.e., securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to an effective Registration Statement by the holder thereof named in such Registration Statement, upon receipt of an appropriate broker representation letter and other such documentation as the Issuer’s counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (ii) if the Shares are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Shares and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to a requesting Investor; provided that, (A) the Issuer and its counsel may request and rely upon customary representations from the Investor in connection with delivery of such opinion and (B) notwithstanding the foregoing, the Issuer and its counsel will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
11.   Non-Reliance and Exculpation.   The Investor acknowledges that it, he or she is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Subscription Agreement, in making its, his or her investment or decision to invest in Issuer. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Business Combination Agreement or any Non-Party Affiliate, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Issuer, the Company, the Placement Agents or any Non-Party Affiliate concerning Issuer, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Issuer, the Company, the Placement Agents or any of Issuer’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.
12.   No Hedging.   The Investor agrees that, from the date hereof until the Closing or the earlier termination of this Subscription Agreement, none of the Investor or any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person), in each case, solely to the extent it has the same economic effect as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act), of any economic consequences of ownership (excluding, for the avoidance of doubt, any consequences resulting solely from foreign exchange fluctuations), in whole or in part, directly or indirectly, physically or synthetically, of any Shares or any securities of Issuer prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of Issuer, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided, however, that the provisions of this Section 12 shall not apply to long sales (including sales of securities held by the Investor, its, his or her controlled affiliates or any person or entity acting on behalf of the Investor or any of its, his or her controlled affiliates prior to the date hereof and securities purchased by the Investor in the open market after the date hereof) other than those effectuated through derivative transactions and similar instruments.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its, his or her duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice. To the extent the offering is oversubscribed the number of Shares received and the Subscription Amount may be less than the maximum number of Shares subscribed for.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SPAC and New CCNB have each accepted this Subscription Agreement as of the date set forth below.
CC NEUBERGER PRINCIPAL HOLDINGS II
By:
Name:
Title:
VECTOR HOLDING, LLC
By:
Name:
Title
Date:                 , 2021
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
This Schedule must be completed by Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box below.
ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.
☐   We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.
☐   We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐   Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐   Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐   Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐   Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐   Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐   Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐   Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
☐   Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐   Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐   Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex I
FORM OF SUBSCRIPTION AGREEMENT
CC Neuberger Principal Holdings II
200 Park Avenue, 58th Floor
New York, New York 10166
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“SPAC”), Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“New CCNB”), and the undersigned investor (the “Investor”), in connection with the Business Combination Agreement, dated as of December 9, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the SPAC, New CCNB, Griffey Global Holdings, Inc., a Delaware corporation (the “Company”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“Vector Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“Vector Merger Sub 2) and for limited purposes as set forth in the Business Combination Agreement, Griffey Investors, LP, a Delaware limited partnership, pursuant to which, among other things, (i) New CCNB will convert into a Delaware corporation (the “Statutory Conversion”), (ii) following the Statutory Conversion, the SPAC will merge with and into Domestication Merger Sub (the “Domestication Merger”), with Domestication Merger Sub surviving the Domestication Merger (the “Domestication Surviving Company”), (iii) following the Domestication Merger, G Merger Sub I will merge with and into the Company (the “First Getty Merger”), with the Company surviving the First Getty Merger (the “First Surviving Company”) and (iv) immediately following the First Getty Merger, the First Surviving Company will merge with and into G Merger Sub 2 (the “Second Getty Merger,” and together with the First Getty Merger, the “Getty Mergers”, and together with the Domestication Merger, the “Mergers”), with G Merger Sub 2 surviving the Second Getty Merger as a wholly owned subsidiary of the First Surviving Company (the “Final Surviving Company”), on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreement, including the Mergers, the “Transaction”). In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, following the Domestication Merger and prior to the Getty Mergers, shares of New CCNB’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On December 9, 2021, SPAC and New CCNB entered into subscription agreements (the “Other Subscription Agreements”) with certain other investors (the “Other Investors”), pursuant to which the Other Investors have agreed to purchase on the closing date of the Transaction an aggregate amount of up to 15,000,000 Shares, at the Per Share Purchase Price (the “Other PIPE Investment Shares”). As of the date hereof, the Investor has agreed to purchase on the closing date of the Transaction an aggregate amount of Shares (as set forth on the signature page hereto), at the Per Share Purchase Price, and such issuance of Shares shall be in addition to the Other PIPE Investment Shares. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
References to the “Issuer” shall refer to the SPAC for all periods prior to completion of the Domestication Merger and to New CCNB for all periods after completion of the Domestication Merger.
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from Issuer the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that Issuer reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its, his or her acceptance, and the same shall be deemed to be accepted by Issuer only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Issuer; Issuer may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Transaction, the Shares that will be purchased by the Investor and issued by Issuer pursuant to this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur substantially concurrently with and be conditioned upon the effectiveness of, the Transaction. Upon delivery of written notice from (or on behalf of) Issuer to the Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Issuer, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice and (ii) any other information that is reasonably requested in the Closing Notice in order for the Shares to be issued to the Investor, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. At the Closing, a number of Shares shall be issued to the Investor set forth on the signature page to this Subscription Agreement and subsequently such Shares shall be registered in book entry form in the name of the Investor on Issuer’s share register; provided, however, that the obligation to issue the Shares to the Investor is contingent upon Issuer having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within ten (10) business days following the Closing Date specified in the Closing Notice, Issuer shall promptly (but not later than three (3) business days thereafter) return the Subscription Amount in full to the Investor; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its, his or her obligation to purchase the Shares at the Closing upon the delivery by Issuer of a subsequent Closing Notice in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
3.   Closing Conditions.
a.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(ii)   (A) all conditions precedent to the closing of the Transaction contained in the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived according to the terms of the Business Combination Agreement and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.
b.   The obligation of Issuer to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing (except for those representations and warranties qualified by materiality, which shall be true and correct in all respects and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing; and (ii) all obligations, covenants and agreements of the Investor required to be performed by it, him or her at or prior to the Closing shall have been performed in all material respects.
c.   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions (which may be waived by the Investor) that (i) all representations and warranties of Issuer contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Issuer of each of the representations and warranties of Issuer contained in this Subscription Agreement as of the Closing; (ii) all obligations, covenants and agreements of Issuer required by this Subscription Agreement to be performed by it at or prior to the Closing shall have been performed in all material respects; (iii) there shall have been no amendment or modification to the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits that Investor would reasonably expect to receive under this Subscription Agreement, except to the extent consented to in writing by Investor; provided that the foregoing condition shall not apply with respect to any amendment, modification or waiver of Section 9.3(c) of the Business Combination Agreement (or the effects thereof); and (iv) New CCNB’s initial listing application with The New York Stock Exchange (“NYSE”) in connection with the Transaction shall have been conditionally approved and, immediately following the closing of the Transaction, New CCNB would satisfy any applicable listing requirements of NYSE as at the Closing Date, and the Shares shall have been approved for listing on NYSE, subject to official notice of issuance.
4.   Further Assurances.   At or prior to the Closing, the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   Issuer Representations and Warranties.   Issuer represents and warrants to the Investor that (provided that no representation or warranty by Issuer shall apply to any statement or information in the SEC Reports (as defined below) that relates to the topics referenced in the Statement (as defined below), any reclassification of the Issuer’s public shares or any other accounting matters with respect to Issuer’s securities or expenses or other initial public offering related matters, nor shall any correction, amendment or restatement of Issuer’s filings or financial statements arising from or relating to the Statement or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be material for purposes of this Subscription Agreement or be deemed to be a breach of any representation or warranty by Issuer or a Material Adverse Effect):
a.   As of the date hereof, Issuer is an exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing, following the Domestication Merger, Issuer will be duly formed, validly existing as a corporation and in good standing under the laws of the State of Delaware.
b.   As of the Closing, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s certificate of incorporation (as adopted in connection with the Domestication Merger) or under the General Corporation Law of the State of Delaware.

c.   This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.   The issuance and sale of the Shares and the compliance by Issuer with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to materially affect the validity of the Shares or the legal authority of Issuer to timely comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect.
e.   As of their respective dates, all reports (the “SEC Reports”) required to be filed by Issuer with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the SEC or the Staff relating thereto or to other accounting matters related to Issuer’s securities or expenses or other initial public offering related matters, the “Statement”), (ii) Issuer continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports, including, without limitation, any changes to historical accounting policies of Issuer and any reclassification of the Issuer’s public shares in connection with any order, directive, guideline, comment or recommendation from the SEC that is applicable to Issuer, including, without limitation, arising from or relating to Issuer’s review of the Statement shall be deemed not material for purposes of this Subscription Agreement.
f.   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by Issuer to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
g.   Other than (i) the Other Subscription Agreements, (ii) the Business Combination Agreement and any agreement explicitly contemplated thereby, (iii) any other subscription agreement entered into after the date of this Subscription Agreement with respect to the same class of shares being acquired by Investor hereunder and at the same Per Share Purchase Price and otherwise on substantially similar economic terms and in substantially similar form as this Subscription Agreement (each, a “Subsequent Subscription Agreement” and the investor thereunder, a “Subsequent Investor”), and (iv) any commercial agreement entered into after the date of this Subscription Agreement that is unrelated to the financing of the Company or New CCNB or fundraising in connection with the Transaction, the Issuer has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Issuer (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of the Issuer by existing securityholders of the Issuer, which may be effectuated as a forfeiture to the Issuer and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Business Combination Agreement). No Subsequent Subscription Agreement and no Other Subscription Agreement (other than any subscription agreement entered into by CC Neuberger Principal Holdings II Sponsor LLC or Getty Investment L.L.C., or their affiliates which, however, shall be with respect to the same class of shares being acquired by Investor hereunder and at the same Per Share Purchase Price) includes terms and conditions that are materially more advantageous to any such Subsequent Investor or Other Investor than Investor hereunder, and no such Subsequent Subscription Agreement or Other Subscription Agreement has been amended in any material respect following the date of this Subscription Agreement.
h.   The Issuer has prior to the date, or shall on the first (1st) business day immediately following the date hereof, issued or issue one or more press releases or filed with the SEC a Current Report on Form 8-K that disclosed or discloses all material terms of the transactions contemplated hereby, by the Other Subscription Agreements and the Business Combination Agreement and other material nonpublic information that Issuer has provided to the Investor at any time prior to the date hereof.
6.   Investor Representations and Warranties.   The Investor represents and warrants to Issuer that:
a.   The Investor (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Shares only for its, his or her own account and not for the account of others and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Investor further acknowledges that it, he or she is aware that the sale to it, him or her is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Shares for its, his or her own account.
b.   [Reserved.]
c.   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with any exemption therefrom, and that any book entries representing the Shares shall contain a restrictive legend to such effect, which legend shall be subject to removal as set forth herein, subject to applicable law. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that Issuer files a Current Report on Form 8-K following the Closing that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it, he or she has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
d.   The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, the Company, and Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (collectively, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 6 of this Subscription Agreement.

e.   The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
f.   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Issuer, the Transaction and the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it, he or she has reviewed the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, including from the Company directly, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares, including but not limited to access to marketing materials and a virtual data room containing information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient, in the Investor’s judgment, to enable the Investor to evaluate its, his or her investment. The Investor acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor further acknowledges that it, he or she has reviewed or had the full opportunity to review all disclosure documents provided to such Investor in the offering of the Shares and no statement or printed material which is contrary to such disclosure documents has been made or given to the Investor by or on behalf of Issuer or Company. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, the Investor has independently made its, his or her own analysis and decision to enter into the Transaction. Except for the representations, warranties and agreements of the Issuer expressly set forth in any Subscription Agreement, the Investor is relying exclusively on its, his or her own sources of information, investment analysis and due diligence (including professional advice it, he or she deemed appropriate) with respect to the Transaction, the Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.
g.   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means and none of Issuer, Company or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Investor. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it, he or she is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Issuer, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Issuer contained in Section 5 of this Subscription Agreement, in making its, his or her investment or decision to invest in Issuer.
h.   The Investor acknowledges that it, he or she is aware that there are substantial risks incident to the purchase and ownership of the Shares, including but not limited to those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its, his or her own assessment and has satisfied itself, himself or herself concerning relevant tax and other economic considerations relative to its, his or her purchase of the Shares. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its, his or her investment in the Shares, has no need for liquidity with respect to its, his or her investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
i.   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Issuer. The Investor has determined based on its, his or her own independent review and such professional advice as the Investor deemed appropriate that its, his or her purchase of the Securities and participation in the Transaction are fully consistent with its, his or her financial needs, objectives and condition and is a suitable investment for the Investor, notwithstanding the risks inherent in investing in or holding the Securities. The Investor acknowledges specifically that a possibility of total loss exists.
j.   The Investor hereby acknowledges and agrees that (a) the Placement Agents are acting solely as placement agents in connection with the Transaction and are not acting as underwriters or in any other capacity and are not and shall not be construed as a fiduciary for the Investor, the Company or any other person or entity in connection with the Transaction, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transaction, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial or otherwise), operations, properties or prospects of, or any other matter concerning the Company, the Target or the Transaction, and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction. In making its, his or her decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
k.   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
l.   The Investor has full power, right and legal capacity to execute and deliver this Subscription Agreement and to perform its, his or her obligations hereunder.
m.   This Subscription Agreement has been duly authorized, executed and delivered by the Investor. This Subscription Agreement is enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
n.   The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “OFAC Lists”), (ii) acting on behalf of one or more persons that are named on the OFAC Lists; (iii) located, resident or born in, or a citizen or national of,

Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States or (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. The Investor also represents that, to the extent required, it, he or she maintains procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs. The Investor further represents and warrants that, to the extent required by applicable law, the Investor maintains procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
o.   The Investor acknowledges that neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer.
p.   In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary.
q.   The Investor acknowledges that it, he or she is aware that Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as financial advisors to the Company in connection with the Transaction.
r.   The Investor has and, when required to deliver payment to Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
s.   As of the date hereof, the Investor does not have, and during the thirty (30) day period immediately prior to the date hereof the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of Issuer.
t.   The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its, his or her affiliates.
7.   Registration Rightsa.   .
a.   Issuer agrees that within forty-five (45) calendar days after the Closing, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies Issuer that it will “review” the Registration Statement) and (ii) ten (10) business days after Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Issuer agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its, his or her Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without the public information, volume or manner of sale limitations of such rule. The Investor agrees to disclose its, his or her ownership to Issuer upon request to assist it, him or her in making the determination with respect to Rule 144 described in clause (iii) above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its, his or her Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after Issuer becomes eligible to use such Form S-3. The Investor acknowledges and agrees that the Issuer may delay the filing or suspend the use of the Registration Statement if the Issuer determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Issuer, would require premature disclosure of information that would adversely affect Issuer that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or would require the inclusion of financial statements that are unavailable to the Issuer for reasons beyond the Issuer’s control; provided, that, (I) Issuer shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) consecutive day period and (II) Issuer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. If so directed by Issuer, the Investor will destroy all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up. Issuer’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Issuer such information regarding the Investor, the securities of Issuer held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Issuer to effect the registration of such Shares, and shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling shareholder in similar situations.
b.   Indemnification
(i)   Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Investor (to the extent a seller under the Registration Statement), its officers, directors, agents, partners, members, managers, stockholders, affiliates (within the meaning of Rule 405 under the Securities Act), employees and investment advisers, each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all claims, suits, actions, or litigation brought by a third party that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained (or incorporated by reference) in the Registration Statement, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Investor furnished in writing to Issuer by or on behalf of Investor expressly for use therein (“Claim”), and any losses, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) as incurred as a result of such Claim. Issuer shall notify Investor of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Issuer is aware. Notwithstanding the forgoing, Issuer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Issuer (which consent shall not be unreasonably withheld or delayed).
(ii)   Investor shall, severally and not jointly with any Other Investor or other selling securityholder named in the Registration Statement, indemnify and hold harmless Issuer, its directors, officers, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Investor furnished in writing to Issuer by or on behalf of Investor expressly for use therein. In no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Investor (which consent shall not be unreasonably withheld or delayed).
(iii)   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
(v)   If the indemnification provided under this Section 7(b) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided that in no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Shares giving rise to such contribution obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(b) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 7(b)(v) shall be individual, not joint and several, and in no event shall the liability of Investor hereunder exceed the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, or (c) 30 days after the Outside Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (c) shall not be available to the Investor if the Investor’s breach of any of its, his or her covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Other Investors under an Other Subscription Agreement, and such Other Investor’s breach of any of its, his or her covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the Outside Date) (the termination events described in clauses (a)  — (c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Issuer in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
9.   Trust Account Waiver.   The Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated July 30, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriters of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor, on behalf of itself, himself or herself and its, his or her representatives hereby irrevocably waives any and all right, title and interest, or any claim of any kind it, he or she has or may have in the future, in or to any monies held in the Trust Account (or distributions therefrom to Issuer’s public shareholders or to the underwriters of Issuer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account), and agrees not to seek recourse against the Trust Account; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with Issuer to not exercise such redemption right.
10.   Miscellaneous.
a.   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of Issuer and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares (other than in connection with a sale of the Shares); provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 10(a) shall relieve the Investor of its, his or her obligations hereunder unless otherwise agreed to in writing by Issuer.
b.   Issuer may request from the Investor such additional information as Issuer may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available. The Investor acknowledges and agrees that if it, he or she does not provide Issuer with such requested information, Issuer may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of Issuer.
c.   The Investor acknowledges that Issuer, the Company, the Placement Agents, and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify Issuer, the Company and the Placement Agents in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties made by the Investor as set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify Issuer and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
d.   Issuer, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of Issuer set forth in this Subscription Agreement.
e.   This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Issuer of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications, amendments or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
f.   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(e), this Section 10(f), Section 10(k) and Section 11 with respect to the persons specifically referenced therein, and Section 6 and Section 11 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.
g.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
h.   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
i.   This Subscription Agreement may be executed and delivered in one (1) or more counterparts (including by electronic means, such as facsimile, in .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
j.   At any time, Issuer may (a) extend the time for the performance of any obligation or other act of the Investor, (b) waive any inaccuracy in the representations and warranties of the Investor contained herein or in any document delivered by the Investor pursuant hereto and (c) waive compliance with any agreement of the Investor or any condition to its own obligations contained herein. At any time, the Investor may (a) extend the time for the performance of any obligation or other act of Issuer, (b) waive any inaccuracy in the representations and warranties of Issuer contained herein or in any document delivered by Issuer pursuant hereto and (c) waive compliance with any agreement of Issuer or any condition to its, his or her own obligations contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
k.   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of this Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein.
l.   This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
m.   Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it, he or she may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(m) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(m) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
n.   Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   if to the Investor, to such address or addresses set forth on the signature page hereto;
(ii)   if to Issuer, to:

CC Neuberger Principal Holdings II
200 Park Avenue,
58th Floor
New York, New York 10166
Attn: Matthew Skurbe
with a required copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Peter Seligson
o.   If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its, his or her assets and property.
p.   The Issuer shall use commercially reasonable efforts, if requested by Subscriber to, within five (5) business days of such request, (i) issue to the transfer agent a legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (i.e., securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to an effective Registration Statement by the holder thereof named in such Registration Statement, upon receipt of an appropriate broker representation letter and other such documentation as the Issuer’s counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (ii) if the Shares are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Shares and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to a requesting Investor; provided that, (A) the Issuer and its counsel may request and rely upon customary representations from the Investor in connection with delivery of such opinion and (B) notwithstanding the foregoing, the Issuer and its counsel will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
11.   Non-Reliance and Exculpation.   The Investor acknowledges that it, he or she is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Subscription Agreement, in making its, his or her investment or decision to invest in Issuer. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Business Combination Agreement or any Non-Party Affiliate, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Issuer, the Company, the Placement Agents or any Non-Party Affiliate concerning Issuer, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Issuer, the Company, the Placement Agents or any of Issuer’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.
12.   No Hedging.   The Investor agrees that, from the date hereof until the Closing or the earlier termination of this Subscription Agreement, none of the Investor or any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person), in each case, solely to the extent it has the same economic effect as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act), of any economic consequences of ownership (excluding, for the avoidance of doubt, any consequences resulting solely from foreign exchange fluctuations), in whole or in part, directly or indirectly, physically or synthetically, of any Shares or any securities of Issuer prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of Issuer, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided, however, that the provisions of this Section 12 shall not apply to long sales (including sales of securities held by the Investor, its, his or her controlled affiliates or any person or entity acting on behalf of the Investor or any of its, his or her controlled affiliates prior to the date hereof and securities purchased by the Investor in the open market after the date hereof) other than those effectuated through derivative transactions and similar instruments.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its, his or her duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice. To the extent the offering is oversubscribed the number of Shares received and the Subscription Amount may be less than the maximum number of Shares subscribed for.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SPAC and New CCNB have each accepted this Subscription Agreement as of the date set forth below.
CC NEUBERGER PRINCIPAL HOLDINGS II
By:

Name:
Title:
VECTOR HOLDING, LLC
By:

Name:
Title
Date:           , 2021
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
This Schedule must be completed by Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box below.
ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
☐ Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

ANNEX J
THE GETTY IMAGES HOLDINGS, INC.
EARN OUT PLAN
1.   Purposes of the Plan; Award Types.
1.1   Purposes of the Plan.   The purposes of the Plan are to attract and retain personnel for positions with the Company Group, to provide an additional incentive to Service Providers chosen to participate in the Plan and to promote the success of the Company’s business.
1.2   Award Types.   The Plan permits the grant of Restricted Stock Units to any Service Provider.
2.   Definitions.   The following definitions are used in the Plan:
2.1   “Acceleration Event” has the meaning set forth in the Business Combination Agreement.
2.2   “Administrator” has the meaning set forth in Section 4.1.
2.3   “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including the related issuance of Shares under U.S. federal and state corporate laws, United States (“U.S.”) federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.4   “Award” means, individually or collectively, a grant under the Plan of Restricted Stock Units.
2.5   “Award Agreement” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.
2.6   “Board” means the Board of Directors of the Company.
2.7   “Business Combination Agreement” means the Business Combination Agreement, dated December 9, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among CC Neuberger Principal Holdings II, a Cayman Islands exempted company, Vector Holding, LLC, a Delaware limited liability company, Griffey Global Holdings, Inc., a Delaware corporation, Griffey Investors, L.P., a Delaware limited liability company, and certain other parties thereto.
2.8   “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
2.9   “Change of Control” has the meaning set forth in the Business Combination Agreement.
2.10   “Closing” has the meaning set forth in the Business Combination Agreement.
2.11   “Closing Date” has the meaning set forth in the Business Combination Agreement.
2.12   “Code” means the U.S. Internal Revenue Code of 1986, as amended.
2.13   “Committee” means a committee of Directors appointed by the Board.
2.14   “Common Stock” means the Class A Company common stock, par value $0.0001 per share (and any shares or other securities into which such Common Stock may be converted or into which it may be exchanged).

2.15   “Company” means Getty Images Holdings, Inc. (f/k/a Vector Holding, LLC), a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
2.16   “Company Group” means the Company and its Subsidiaries.
2.17   “Consultant” means any natural person engaged by a member of the Company Group to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities. A Consultant must be a person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.
2.18   “Director” means a member of the Board.
2.19   “Earn-Out Period” has the same meaning as under the Business Combination Agreement, which, as of the Effective Date, means the period from the Closing Date through and including the date that is ten (10) years following the Closing Date.
2.20   “Earn-Out Shares” has the meaning set forth in the Business Combination Agreement.
2.21   “Effective Date” has the meaning in Section 12.
2.22   “Employee” means any person providing services as an employee to the Company or any member of the Company Group. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.
2.23   “First Price Triggering Event” has the same meaning as under the Business Combination Agreement, which, as of the Effective Date, means the first date on which the VWAP of the Shares is greater than or equal to $12.50 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.
2.24   “Grant Date” has the meaning set forth in Section 4.3.
2.25   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.26   “Participant” means the holder of an outstanding Award.
2.27   “Plan” means this Getty Images Holdings, Inc. Earn Out Plan, as may be amended from time to time.
2.28   “Plan Allocable Amount” has the meaning set forth in the Business Combination Agreement, which is six million (6,000,000) Shares.
2.29   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to a share of Common Stock granted under Section 6. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
2.30   “Second Price Triggering Event” has the meaning set forth in the Business Combination Agreement, which, as of the Effective Date, means the first date on which the VWAP of the Shares is greater than or equal to $15.00 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.
2.31   “Securities Act” means the U.S. Securities Act of 1933, as amended.
2.32   “Service Provider” means an Employee, Director or Consultant.
2.33   “Share” means a share of the Common Stock.
2.34   “Stockholder Allocable Amount” has the meaning set forth in the Business Combination Agreement, which, as of the Effective Date, means fifty-nine million (59,000,000) Shares.
2.35   “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), in relation to the Company.

2.36   “Tax Withholdings” means any federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld by the Company in connection with the grant, vesting or settlement of an Award or sale of Shares issued under the Award.
2.37   “Third Price Triggering Event” has the meaning set forth in the Business Combination Agreement, which, as of the Effective Date, means the first date on which the VWAP of the Shares is greater than or equal to $17.50 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.
2.38   “Trading Day” has the meaning set forth in the Business Combination Agreement, which, as of the Effective Date, means any day on which the Shares are actually traded on the Trading Market.
2.39   “Trading Market” has the meaning set forth in the Business Combination Agreement, which, as of the Effective Date, means the stock exchange or such other nationally recognized stock market on which the Shares are trading at the time of determination.
2.40   “Triggering Event” means, either, (a) the First Price Triggering Event, (b) the Second Price Triggering Event or (c) the Third Price Triggering Event.
2.41   “VWAP” has the meaning set forth in the Business Combination Agreement, which, as of the Effective Date, means, with respect to any security, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.
3.   Shares Subject to the Plan.
3.1   Allocation of Shares to Plan.   Subject to adjustment as provided in Section 8, the Plan Allocable Amount will be reserved for issuance subject to Awards under the Plan. The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company. Shares subject to Awards that are forfeited will be cancelled and will not become available for future issuance under the Plan.
3.2   Share Reserve.   At all times during the term of the Plan and until the Restricted Stock Units have settled, expired or been forfeited, the Company shall reserve and keep available for issuance a sufficient number of Shares to permit the Company to satisfy its obligations under the Plan and shall take all actions required to increase the authorized number of Shares if at any time there shall be insufficient authorized unissued shares to permit such reservation.
4.   Administration of the Plan.
4.1   Procedure.   The Plan will be administered by the Board or a Committee (the “Administrator”). Different Administrators may administer the Plan with respect to different groups of Participants. The Board may retain the authority to concurrently administer the Plan with the Administrator and may revoke the delegation of some or all authority previously delegated.
4.2   Powers of the Administrator.   Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:
(a)   to determine the fair market value;
(b)   to approve forms of Award Agreements for use under the Plan;
(c)   to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;
(d)   to determine the number of Shares to be covered by each Award granted;
(e)   to determine the terms and conditions, consistent with the Plan, of any Award granted, which terms and conditions may include any vesting acceleration or waiver of forfeiture restrictions,

and any restriction or limitation regarding any Award or the Shares relating to an Award; provided that under no circumstance may the number of Shares subject to Awards that vest or otherwise become issuable to Participants exceed the number of Shares that become available for issuance under Section 3.1; provided, further, that a Triggering Event may not be waived or accelerated by the Administrator;
(f)   to construe and interpret the Plan and make any decisions necessary to administer the Plan;
(g)   to establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations and sub-plans for the purposes of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or obtaining tax-favorable treatment for Awards granted to Service Providers located outside the U.S., in each case as the Administrator may deem necessary or advisable;
(h)   to interpret, modify or amend each Award (subject to Section 13);
(i)   to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 10;
(j)   to delegate ministerial duties to any of Employees;
(k)   to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;
(l)   to determine whether a Triggering Event has occurred, which in each case shall be if and when a Triggering Event has occurred with respect to the Earn-Out Shares under Section 3.9 of the Business Combination Agreement; and
(m)   to make any determinations necessary or appropriate under Section 8;
provided, however, if and to the extent the Administrator is required to make a determination under the Plan that is similarly applicable to the Stockholder Allocable Amount under the Business Combination Agreement, then such Administrator determination for purposes of the Plan shall be consistent with the determination made in respect of the Stockholder Allocable Amount under the Business Combination Agreement.
4.3   Grant Date.   The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award, or may be a later date if such later date is designated by the Administrator on the date of the determination. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
4.4   Electronic Delivery.   The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
4.5   Governing Law; Waiver of Jury Trial; Jurisdiction.   The law of the State of Delaware shall govern (a) all claims or matters related to or arising from the Plan (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by the Plan, in each case, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. BY ACCEPTANCE OF AN AWARD, EACH PARTICIPANT IN THE PLAN HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATED OR INCIDENTAL TO THE PLAN AND/OR THE RELATIONSHIPS ESTABLISHED AMONG ANY PARTIES UNDER THE PLAN OR ANY

RELATED AWARD AGREEMENT. Each of the parties (i) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware, or, if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any proceeding arising out of or relating to the Plan or any agreement made thereunder, (ii) agrees that all claims in respect of the proceeding shall be heard and determined in any such court and (ii) agrees not to bring any proceeding arising out of or relating to the Plan or any related agreement in any other courts. Nothing in this Section 4.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Notwithstanding the foregoing in this Section 4.5, a party may commence any proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
4.6   Effect of Administrator’s Decision.   The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
5.   Eligibility.   Awards may be granted to Service Providers.
6.   Restricted Stock Units.
6.1   Restricted Stock Unit Award Agreement.   Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award and such other terms and conditions as the Administrator determines consistent with the Plan.
6.2   Vesting Criteria and Other Terms.   Subject to Section 6.3:
(a)   One-third (1∕3) of the Restricted Stock Units granted to a Participant shall vest upon the First Price Triggering Event.
(b)   An additional one-third (1∕3) of the Restricted Stock Units granted to a Participant shall vest upon the Second Price Triggering Event.
(c)   The final one-third (1∕3) of the Restricted Stock Units granted to a Participant shall vest upon the Third Price Triggering Event.
(d)   Each Triggering Event shall occur only once, if at all, and in no event shall Participants (in the aggregate) be entitled to receive more than the total number of Shares in the Plan Allocable Amount, less Shares subject to Awards that are forfeited.
(e)   If specified in the applicable Award Agreement, any Shares issuable to a Participant in settlement of vested Restricted Stock Units, shall be issued to such Participant only if such Participant continues to provide services (whether as an Employee, Director or Consultant) to the Company or one of its Subsidiaries through the applicable Triggering Event, or such other date specified in the Award Agreement.
(f)   In the event any portion of the Restricted Stock Units have not vested prior to the end of the Earn-Out Period, then such unvested Restricted Stock Units shall be cancelled and forfeited for no consideration.
6.3   Acceleration Event.   If an Acceleration Event has occurred for purposes of Section 3.9(d) of the Business Combination Agreement, then immediately prior to the consummation of the Change of Control with respect to such Acceleration Event, (a) the applicable Triggering Event to the extent it had not previously occurred shall be deemed to have occurred and (b) the Company shall issue the Shares to the Participants pursuant to their applicable Restricted Stock Units, and the Participants shall be eligible to participate in such Change of Control in respect of such Common Stock.
6.4   Settlement.   Within thirty (30) days after the occurrence of any Triggering Event (or earlier as provided upon an Acceleration Event, as applicable), the Company shall deliver Shares to each Participant holding vested Restricted Stock Units.

7.   Leave of Absence/Transfer between Locations.   A Participant will not cease to be a Service Provider in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company (or member of the Company Group) or between the Company or any member of the Company Group.
8.   Adjustments; Dissolution or Liquidation.
8.1   Adjustments.   If there are any stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to the Shares after the Closing, the number and class of shares that may be delivered under the Plan and/or the number, class and price of Shares covered by each outstanding Award and/or any other affected term, shall be adjusted in the same manner and to the same extent with respect to the Stockholder Allocable Amount under the provisions of Section 3.9 of the Business Combination Agreement.
8.2   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant, at such time prior to the effective date of such proposed transaction as the Administrator determines. An Award will terminate immediately prior to the consummation of such proposed action.
9.   Change of Control.
9.1   Administrator Discretion.   If a Change of Control occurs, each outstanding Award will be treated as the Administrator determines (in its sole discretion, subject to the provisions of the Plan), without a Participant’s consent, including that such Award be continued by the successor corporation or a Parent or Subsidiary of the successor corporation (or an affiliate thereof), substituted with an economically equivalent award, cancelled with respect to all or any portion of such Awards with consideration (which may be in the form of cash, Common Stock, other property or any combination thereof) or without consideration, or that the Participant’s service requirement under Section 6.2(e) applicable to any such Awards may be waived automatically upon a Change of Control.
9.2   Identical Treatment Not Required.   The Administrator need not take the same action or actions with respect to all Awards (or portions thereof) or with respect to all Participants.
10.   Tax Matters.
10.1   Withholding Requirements.   Prior to the delivery of any Shares or cash under an Award or such earlier time as any Tax Withholding are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding with respect to such Award or Shares subject to an Award.
10.2   Withholding Arrangements.   The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may elect to satisfy such Tax Withholding, in whole or in part (including in combination) by (without limitation) (a) requiring the Participant to pay cash, check or other cash equivalents, (b) withholding otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (c) forcing the sale of Shares issued pursuant to an Award having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (d) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, or (e) such other consideration and method of payment for the meeting of Tax Withholding as the Administrator may determine to the extent permitted by Applicable Laws, provided that, in all instances, the satisfaction of the Tax Withholding will not result in any adverse accounting consequence to the

Company, as the Administrator may determine in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is applicable or appropriate with respect to the Tax Withholding calculation.
10.3   Compliance with Code Section 409A.   To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Administrator in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (a) provision of the Plan or an Award Agreement, (b) Award, payment or transaction or (c) other action or arrangement contemplated by the provisions of the Plan is determined by the Administrator to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Administrator shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Administrator deems necessary to comply with such requirements. No payment that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that would otherwise be made under the Plan or an Award Agreement upon a termination of employment or service will be made or provided unless and until such termination is also a “separation from service,” (within the meaning of Section 409A of the Code) as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” (as defined in Section 409A of the Code) at the time of termination of employment service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months plus one (1) day following the date of the Participant’s termination of employment or service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). For purposes of Section 409A of the Code, a Participant’s right to receive any installment payments pursuant to the Plan or any Award granted hereunder shall be treated as a right to receive a series of separate and distinct payments. Each applicable tranche of Common Stock subject to vesting under any Award shall be considered a right to receive a series of separate and distinct payments. Whenever a payment under the Plan or an Award Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Administrator. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
11.   Other Terms.
11.1   Status of Plan.   The Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards.
11.2   No Right to Employment or Continued Service.   Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Participant any right to continue in the employment or service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of a Participant for any reason or no reason at any time.
11.3   Interpretation and Rules of Construction.   The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
11.4   No Assignment or Transfer; Beneficiaries.   Except as otherwise provided by the Administrator to the extent not prohibited under Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Administrator, an outstanding Award shall become payable to the

Participant’s beneficiary as determined under the Company 401(k) retirement plan or other applicable retirement or pension plan. In lieu of such determination, a Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Administrator) with the Company during the Participant’s lifetime. In the absence of a valid designation as provided above, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the legatee or legatees of such Award designated under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Administrator may provide in the terms of an Award Agreement or in any other manner prescribed by the Administrator that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. Any transfer permitted under this Section 11.4 shall be for no consideration.
11.5   Rights as Stockholder.   A Participant shall have no rights as a holder of Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. No adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Administrator may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Administrator, in its discretion, deems appropriate.
11.6   Trading Policy and Other Restrictions.   Transactions involving Awards under the Plan shall be subject to the Company’s insider trading and other restrictions, terms, conditions and policies, established by the Administrator from time to time or by applicable law.
11.7   Unfunded Plan.   The adoption of the Plan and any reservation of Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
11.8   Other Compensation and Benefit Plans.   The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees or other service providers of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.
11.9   Plan Binding on Transferees.   The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.
11.10   Severability.   If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

11.11   No Fractional Shares.   No evidence of book entry shares representing any fractional shares shall be issued in connection with the issuance of any Shares (and instead the total number of Shares a Participant shall be entitled to receive shall be rounded down to the nearest whole Share). In lieu of the issuance of any such fractional share, the Company shall pay to each Participant would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (a) the VWAP of the Shares on the date the applicable Triggering Event occurs by (b) the fraction of a Share (rounded to the nearest thousandth when expressed in decimal form) of a Share, which such holder would otherwise be entitled to receive pursuant to the Plan.
11.12   No Guarantees Regarding Tax Treatment.   Neither the Company nor the Administrator make any guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Administrator has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A of the Code, Section 4999 of the Code or otherwise and neither the Company nor the Administrator shall have any liability to a person with respect thereto.
11.13   Awards to Non-U.S. Participants.   To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or affiliates operates or has Employees, Directors or Consultants, the Administrator, in its sole discretion, shall have the power and authority to (a) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws, (b) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and (c) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 11.13 by the Administrator shall be attached to the Plan document as appendices.
11.14   Forfeiture Events.   The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of service for cause, violation of laws, regulations or material Company policies, breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant, application of any Company compensation recovery, “clawback”, policy relating to financial restatement, or other conduct by the Participant that is detrimental to the business or reputation of the Company or similar policy, as may be in effect from time to time. Each award shall be subject to any compensation recovery, “clawback” or similar policy made applicable by law, including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy, whenever adopted, shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.
12.   Term of Plan.   The Plan will become effective upon the latest to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the Closing Date (the “Effective Date”). The Plan will continue in effect until the tenth anniversary of the Effective Date unless earlier terminated under Section 13.
13.   Amendment and Termination of the Plan.
13.1   Amendment and Termination.   The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan or any part thereof, at any time and for any reason, provided that, that the Triggering Events and Acceleration Event cannot be modified, waived or accelerated unless the same treatment is applicable to the Stockholder Allocable Amount under the Business Combination Agreement.
13.2   Stockholder Approval.   The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

13.3   Consent of Participants Generally Required.   Subject to Section 13.4 below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant without the Participant’s consent. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
13.4   Exceptions to Consent Requirement.
(a)   A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights; and
(b)   Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done:
(i)   in a manner specified by the Plan,
(ii)   to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B), or
(iii)   to comply with other Applicable Laws.
14.   Conditions Upon Issuance of Shares.
14.1   Securities Law Compliance.   No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any action that the Company determines is necessary or advisable to meet such requirements. The Administrator may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including restrictions under the Securities Act, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Administrator may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired solely for investment purposes and without any current intention to sell or distribute such shares.
14.2   Failure to Accept Award.   If a Participant has not accepted an Award to the extent such acceptance has been requested or required by the Company or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting or settlement of the Award prior to the first date the Shares subject to such Award are scheduled to vest, then the portion of the Award scheduled to vest on such date will be cancelled on such date and such Shares subject to the Award immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.

ANNEX K
STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of December 9, 2021, by and among Vector Holding, LLC, a Delaware limited liability company, who will be known as Getty Images Holdings, Inc. as of the Closing and the effectiveness of this Agreement (“New CCNB”, and as of the Closing, the “Company”), and each of the Persons listed on Schedule A hereto and any additional Person that becomes a party to this Agreement in accordance with Section 8.16 hereof (each of the Persons party to this Agreement, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, New CCNB is party to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among New CCNB, CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company (“G Merger Sub 2”), Griffey Global Holdings, Inc., a Delaware corporation (“Legacy Griffey”) and, for limited purposes set forth therein, Griffey Investors, L.P., a Delaware limited partnership;
WHEREAS, pursuant to the Business Combination Agreement, among other things, (a) (i) on the Business Day prior to the Closing, New CCNB will convert into a Delaware corporation, (ii) prior to the Closing, on the Closing Date, CCNB will merge with and into Domestication Merger Sub, with Domestication Merger Sub surviving as a direct wholly-owned subsidiary of New CCNB and (iii) at the Closing New CCNB will amend and restate its certificate of incorporation in accordance with the Business Combination Agreement and change its name to “Getty Images Holdings, Inc.” (the “Charter Amendment”) and (b) (i) G Merger Sub 1 will merge with and into Legacy Griffey (the “First Getty Merger”), with Legacy Griffey surviving (the “First Surviving Company”) as a direct wholly-owned subsidiary of Domestication Merger Sub and an indirect wholly-owned subsidiary of New CCNB, and (ii) Legacy Griffey will merge with and into G Merger Sub 2 (such merger, the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”, and together with Domestication Merger, the “Mergers”), with G Merger Sub 2 surviving as a direct wholly-owned subsidiary of Domestication Merger Sub and an indirect wholly-owned subsidiary of New CCNB;
WHEREAS, as a result of the transactions contemplated by the Business Combination Agreement, each of the Getty Family Stockholders (as defined below), the Koch Stockholders (as defined below) and the Sponsor Stockholders (as defined below) will become stockholders of the Company; and
WHEREAS, it is a condition to the Closing that the parties hereto enter into this Agreement, to be effective as of and conditioned upon the occurrence of the Closing.
NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.   Definitions.   For purposes of this Agreement:
1.1   “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement.
1.2   “Backstop Agreement” shall mean that certain Backstop Facility Agreement, dated as of November 16, 2020, by and between CCNB and NBOKS.

1.3   “Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, for purposes of this Agreement, a Transfer with respect to any Equity Securities means that the Transferor no longer Beneficially Owns such Equity Securities (except, for the avoidance of doubt, for any Transfer to Permitted Transferees or with respect to pledges or encumbrances which do not Transfer economic risk). “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.
1.4   “Bylaws” shall mean the Bylaws of the Company as in effect on the Closing Date following the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.
1.5   “Business Day” shall have the meaning set forth in the Business Combination Agreement.
1.6   “CC Capital” shall mean CC NB Sponsor 2 Holdings LLC, a Delaware limited liability company.
1.7   “CEO Director” shall have the meaning set forth in Section 3.2.
1.8   “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company as in effect on the Closing Date following the Charter Amendment and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.
1.9   “Closing” shall have the meaning set forth in the Business Combination Agreement.
1.10   “Closing Date” shall have the meaning set forth in the Business Combination Agreement.
1.11   “Company Board” shall mean the Board of Directors of the Company.
1.12   “Company Confidential Information” shall mean any confidential and proprietary information, documents and materials of the Company and its Subsidiaries and all of the foregoing’s respective employees, officers, directors, managers, consultants, representatives, analyses, models, securities positions, purchases, sales, investments, activities, business, affairs or other transactions or matters, in each case that are provided by or on behalf of the Company.
1.13   “Company Shares” shall mean New CCNB Class A Common Shares owned by the applicable Investor Stockholder or its Permitted Transferees; provided, however, any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), New CCNB Class A Common Shares, including any (a) New CCNB Class A Common Shares issued upon the conversion of New CCNB Class B Common Shares, (b) New CCNB Class A Common Shares which are issued as Earn-Out Shares and (c) options and warrants to purchase New CCNB Class A Common Shares or any New CCNB Class A Common Shares underlying such convertible securities, shall not be “Company Shares” under this Agreement until their conversion, exercise or exchange, as applicable, to New CCNB Class A Common Shares.
1.14   “Coordination Committee” shall have the meaning set forth in Section 5.
1.15   “Director” shall mean a member of the Company Board.
1.16   “Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
1.17   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.18   “Existing Investor Lock-Up Period” shall mean, with respect to the Lock-Up Shares held by the Lock-Up Holders, the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date.
1.19   “Family Member” shall mean with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust, partnership, limited liability company or similar estate planning entity created for the benefit of such Person or of which any of the foregoing is a beneficiary.
1.20   “Forward Purchase Agreement” means that certain forward purchase agreement, dated as of August 4, 2021, among CCNB and NBOKS, as amended by that certain Side Letter, dated as of the date hereof, by and between CCNB, New CCNB and NBOKS, pursuant to which NBOKS agreed to purchase up to an aggregate of 20,000,000 New CCNB Class A Common Shares and a number of redeemable warrants to purchase New CCNB Class A Common Shares equal to 3,750,000, in a private placement to occur concurently with the Closing.
1.21   “Founder Holders” shall mean, collectively, the Sponsor Stockholders, Joel Alsfine, James Quella, Jonathan Gear, together with their successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.
1.22   “Founder Shares Lock-Up Period” shall mean, with respect to the Lock-Up Shares held by the Founder Holders, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date.
1.23   “Getty Family Affiliate” shall mean (a) any trust the beneficiaries of which are all Getty Family Members and/or other Persons described in clauses (b), (c) and (d) of this definition (each, a “Getty Trust”), (b) any Getty Family Member, (c) any other Person with respect to which all of the outstanding Equity Securities are owned beneficially and of record solely by Getty Family Members and/or Getty Trusts, (d) in the case of any Getty Family Member, any other Person to whom Securities are transferred by the laws of descent and distribution if such Getty Family Member is intestate and (e) any other Affiliate of any Getty Family Stockholder or any Affiliate of any other Person described in clauses (a) through (d) of this definition.
1.24   “Getty Family Member” shall mean any lineal descendant of J. Paul Getty (including children of any such lineal descendant by adoption and step-children) or the spouse of any such lineal descendent.
1.25   “Getty Family Nominator” shall mean Getty Investments L.L.C. together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.
1.26   Getty Family Permitted Encumbrance” shall mean any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien, deed of trust, security interest or other encumbrance (collectively, “Encumbrance”) granted by a Getty Family Member, in each case, solely as of or prior to the date of this Agreement which will be in respect of (following the receipt by such Getty Family Member of Company Shares and other merger consideration in the Mergers along with any purchases of Company Shares made by such Getty Family Member) any Lock-Up Shares owned by such Getty Family Member at or following the Closing and/or any Getty Trust or Getty Family Affiliate established by such Getty Family Member. For the avoidance of doubt, only such Equity Securities of the Company that are (or if held by a Getty Family Member as of the date hereof would be) subject to any such existing Encumbrance as of the date of this Agreement shall not constitute a Transfer (other than in the case of a foreclosure, which shall constitute a Transfer) and any further Transfer including by the beneficiary of such encumbrance shall constitute a Transfer.
1.27   “Getty Family Stockholders” shall mean Getty Investments L.L.C., Mark Getty, The October 1993 Trust and The Options Settlement, together with their respective successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.
1.28   “Investor Director” shall mean any of the Getty Directors, the Koch Directors or the Sponsor Director.

1.29   “Investor Stockholder” shall mean any of the Getty Family Stockholders, the Koch Stockholders or the Sponsor Stockholders.
1.30   “Koch Stockholders” shall mean Koch Icon Investments, LLC, together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.
1.31   “Law” shall have the meaning set forth in the Business Combination Agreement.
1.32   “Lock-Up Holders” shall mean each of the Getty Family Stockholders, the Koch Stockholders and the other Persons set forth on Schedule B together with their respective successors and any Permitted Transferees.
1.33   “Lock-Up Shares” shall have the meaning set forth in Section 4.1.
1.34   “Management Stockholders” shall mean those Persons set forth on Schedule C together with their respective successors and any Permitted Transferees.
1.35   “Material Sales of Shares” shall mean any sale by the Koch Stockholders or the Getty Family Stockholders of shares (other than any transfer to a Permitted Transferee or that would otherwise be permitted pursuant to Section 4.2) representing more than one percent (1%) of the issued share capital of the Company in a single transaction by such stockholder.
1.36   “NBOKS” shall mean Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted company.
1.37   “Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by Law and do not conflict with the terms of this Agreement) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the Company Shares, (b) causing the adoption of stockholders’ resolutions and amendments to the Certificate of Incorporation, (c) executing agreements and instruments, (d) causing the members of the Company Board to take such actions (to the extent allowed by Delaware law) and/or (e) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations, publications or similar actions that are required to achieve such result.
1.38   “New CCNB Class A Common Shares” shall mean the Class A common stock of the Company, par value $0.0001 per share, to be authorized pursuant to the Certificate of Incorporation.
1.39   “New CCNB Class B Common Shares” shall mean the New CCNB Series B-1 Common Shares and the New CCNB Series B-2 Common Shares.
1.40   “New CCNB Series B-1 Common Shares” shall mean the shares of Series B-1 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the Certificate of Incorporation.
1.41   “New CCNB Series B-2 Common Shares” shall mean the shares of Series B-2 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the Certificate of Incorporation.
1.42   “NYSE” shall have the meaning set forth in Section 3.2.
1.43   “Observer” shall have the meaning set forth in Section 3.8.
1.44   “Permitted Equity Financing” shall have the meaning set forth in the Business Combination Agreement.
1.45   “Permitted Transferee” shall mean, with respect to any Person, (a) any Affiliate, limited partner, member, stockholder or beneficiary of such Person (including any partner, shareholder, stockholder, beneficiary or member controlling or under common control with such Person, and, with respect to the Sponsor Stockholders, each of CC Capital and NBOKS), (b) any Family Member of such Person, (c) with respect to any Person that is a limited liability company, a limited partnership, an investment fund, vehicle or similar entity, (i) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (ii) any direct or indirect limited partner or investor in such limited liability company, limited partnership, investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (d) in the case of any Person who is an individual, (i) any successor by virtue of laws of descent and distribution upon death of such individual, or (ii) pursuant to a qualified domestic relations order (provided, however, that (i) in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of such Person or any entity that is controlled by a “portfolio company” of an Investor Stockholder constitute a Permitted Transferee) and (ii) no entity that operates or engages in a business which competes with the business of the Company or its subsidiaries shall constitute a Permitted Transferee of any Person; provided, that no Person (for the avoidance of doubt, excluding portfolio companies) shall be deemed to operate or engage in any such competing business as a result of ownership of securities (including a controlling interest) of any portfolio company that engages in or competes with the business of the Company; provided, further, that, for clarity, this clause (ii) shall not apply to any Person other than an operating entity. Without limiting the foregoing, with respect to the Getty Family Stockholders, “Permitted Transferee” shall include any Getty Family Affiliate.
1.46   “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.47   “PIPE Investment” shall have the meaning set forth in the Business Combination Agreement.
1.48   “Proceeding” shall have the meaning set forth in the Business Combination Agreement.
1.49   “Related Party” shall have the meaning set forth in Section 8.13.
1.50   “Representative” shall mean, as to any Person, any of the officers, directors, managers, trustees, employees, counsel, accountants, financial advisors and consultants of such Person.
1.51   “SEC” shall have the meaning set forth in Section 3.2.
1.52   “Sponsor Nominator” shall mean CC Capital, together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.
1.53   “Sponsor Stockholders” shall mean CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company, together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.
1.54   “Stockholder Parties” shall mean the Parties other than the Company.
1.55   “Subsidiaries” shall mean, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
1.56   “Three Director Appointment Threshold” shall have the meaning set forth in Section 3.3(a).
1.57   “Two Director Appointment Threshold” shall have the meaning set forth in Section 3.3(a).
1.58   “Transfer” shall mean, (a) when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, contract or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, (b) when used as a verb, (i) the voluntary or involuntary sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security by the Transferor, (ii) entry by the Transferor into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided, however, that notwithstanding anything to the contrary in this Agreement, a Transfer shall not include any Getty Family Permitted Encumbrance; provided, further, that for purposes of Section 4, a transfer of any Equity Securities of the Company upon a foreclosure under a Getty Family Permitted Encumbrance or the subsequent Transfer of any Equity Securities subject thereto shall constitute a Transfer. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
2.   Representations and Warranties.
Each of the Parties hereby represents and warrants to each other Party that as of the date such Party executes this Agreement:
2.1   Existence; Authority; Enforceability.   Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party who is not an individual is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.
2.2   Absence of Conflicts.   The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party who is not an individual; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Party is a Party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.
2.3   Consents.   Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.
3.   Company Board.
3.1   Size.   Each Director shall serve on the Company Board for the time periods set forth in the Certificate of Incorporation, the Bylaws and this Agreement. Without limiting the Getty Family Stockholders’, the Koch Stockholders’ or the Sponsor Stockholders’ rights pursuant to this Section 3, the Company Board may increase or decrease its size in accordance with the provisions of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws and the organizational documents of the Company’s Subsidiaries, as they may be amended from time to time, shall not at any time be inconsistent with the terms of this Agreement.
3.2   Board Members.   Each of the Investor Stockholders and Management Stockholders, severally and not jointly, agrees with the Company to take all Necessary Action to cause (a) the Company Board to be comprised of a number of directors as agreed by the Getty Family Stockholders, Koch Stockholders and the Sponsor Stockholders in accordance with the rights set forth herein and (b) those individuals to be nominated in accordance with this Section 3, initially (i) three (3) of whom have been or will be nominated by the Getty Family Nominator, and thereafter nominated pursuant to Section 3.3(a) or Section 3.5 of this Agreement (each, a “Getty Family Director”), (ii) two (2) of whom have been or will be nominated by the Koch Stockholders, and thereafter nominated pursuant to Section 3.3(b) or Section 3.5 of this Agreement (each, a “Koch Director”), (iii) one (1) of whom have been or will be nominated by the Sponsor Nominator (on behalf of the Sponsor Stockholders) and thereafter designated pursuant to Section 3.3(c) or Section 3.5 of this Agreement (the “Sponsor Director”), (iv) the Chief Executive Officer of the Company, initially Craig Peters (the “CEO Director”) and (v) a number of independent directors sufficient to comply with the requisite independence requirements of the New York Stock Exchange (“NYSE”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”), which such directors as of the Effective Date (as defined in the Certificate of Incorporation) shall initially be selected and mutually agreed by the Getty Family Nominator, the Koch Stockholders and the Sponsor Nominator. Each of the Getty Family Stockholders, the Koch Stockholders and the Sponsor Stockholders, severally and not jointly, agrees with the Company to take all Necessary Action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:
(a)   the Class I Directors shall include: one (1) Getty Family Director;
(b)   the Class II Directors shall include: one (1) Getty Family Director, one (1) Koch Director and one (1) Sponsor Director;
(c)   the Class III Directors shall include: one (1) Getty Family Director and one (1) Koch Director.
(a)   The initial term of the Class I Directors shall expire immediately following the Company’s 2023 annual meeting of stockholders at which Directors are elected. The initial term of the Class II Directors shall expire immediately following the Company’s 2024 annual meeting of stockholders at which Directors are elected. The initial term of the Class III Directors shall expire immediately following the Company’s 2025 annual meeting at which Directors are elected. Until the date that is immediately following the Company’s 2025 annual meeting of stockholders at which Directors are elected, the appointment of any independent director and any increase of the size of the Board shall require the consent of the Getty Family Stockholders, the Koch Stockholders and the Sponsor Stockholders; provided that (i) the consent of the Getty Family Stockholders and Koch Stockholders, as applicable, shall not be required following such date as the Getty Family Stockholders and Koch Stockholders, respectively, cease to Beneficially Own at least five percent (5)% of the total Company Shares and (ii) the consent of the Sponsor Stockholders shall not be required following such date as the Sponsor Stockholders cease to Beneficially Own at least 7,674,000 Company Shares, as adjusted for stock splits, stock combinations, and the like.
3.3   Designation Rights.   Subject to the terms and conditions of this Agreement, from and after the Closing:
(a)   Getty Family Directors:   For so long as (i) the Getty Family Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than 52,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like (the “Three Director Appointment Threshold”), the Getty Family Nominator shall be entitled to nominate three (3) individuals to the Company Board to serve as Getty Directors, (ii) if the Getty Family Stockholders do not meet the Three Director Appointment Threshold, but the Getty Family Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than 26,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like (the “Two Director Appointment Threshold”), the Getty Family Nominator shall be entitled to nominate two (2) individuals to the Company Board to serve as Getty Directors, and (iii) the Getty Family Stockholders Beneficially Own, in the aggregate, fewer than 26,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, but greater than or equal to five percent (5%) of the total number of outstanding Company Shares (but less than a number of Company Shares that would meet the Two Director Appointment Threshold), the Getty Family Nominator shall be entitled to nominate one (1) individual to the Company Board to serve as a Getty Director. In the event that the Getty Family Stockholders Beneficially Own, in the aggregate, less than five percent (5%) of the total number of outstanding Company Shares, the Getty Family Nominator shall not be entitled to nominate any individual to the Company Board pursuant to this Section 3.3. No delay by the Getty Family Nominator in nominating any individuals to the Company Board pursuant to this Section 3.3(a) shall impair its right to subsequently nominate any individuals to the Company Board pursuant to this Section 3.3(a). In the event that the Getty Family Nominator has nominated less than the total number of nominees that the Getty Family Nominator is entitled to nominate to the Company Board pursuant to this Section 3.3(a), the Getty Family Nominator shall have the right, at any time, to nominate such additional nominees to the Company Board to which they are entitled, in which case, the Company shall take all Necessary Action, to enable the Getty Family Nominator to nominate and effect the election or appointment of such additional individuals to the Company Board.
(b)   Koch Directors:   For so long as (i) the Koch Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than 26,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, the Koch Stockholders shall be entitled to nominate two (2) individuals to the Company Board to serve as Koch Directors and (ii) the Koch Stockholders Beneficially Own, in the aggregate, fewer than 26,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, but greater than or equal to five percent (5%) of the total number of outstanding Company Shares, the Koch Stockholders shall be entitled to nominate one (1) individual to the Company Board to serve as a Koch Director. In the event that the Koch Stockholders Beneficially Own, in the aggregate, less than five percent (5%) of the total number of outstanding Company Shares, the Koch Stockholders shall not be entitled to nominate any individual to the Company Board pursuant to this Section 3.3. No delay by the Koch Stockholders in nominating any individual to the Company Board pursuant to this Section 3.3(b) shall impair its right to subsequently nominate any individual to the Company Board pursuant to this Section 3.3(b). In the event that the Koch Stockholders have nominated less than the total number of nominees that the Koch Stockholders are entitled to nominate to the Company Board pursuant to this Section 3.3(b), the Koch Stockholders shall have the right, at any time, to nominate such additional nominees to the Company Board to which they are entitled, in which case, the Company shall take all Necessary Action, to enable the Koch Stockholders to nominate and effect the election or appointment of such additional individuals to the Company Board.
(c)   Sponsor Director.   For so long as the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than 5,116,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, the Sponsor Nominator (on behalf of the Sponsor Stockholders) shall be entitled to nominate one (1) individual to the Company Board to serve as the Sponsor Director. In the event that the Sponsor Stockholders Beneficially Own, in the aggregate, fewer than 5,116,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, the Sponsor Nominator (on behalf of the Sponsor Stockholders) shall not be entitled to nominate any individual to the Company Board pursuant to this Section 3.3(c). In the event that the Sponsor Nominator has not nominated any individual to the Company Board that the Sponsor Nominator is entitled to nominate pursuant to this Section 3.3(c), the Sponsor Nominator shall have the right, at any time, to nominate such nominee to which it is entitled, in which case, the Company shall take all Necessary Action, to enable the Sponsor Nominator (on behalf of the Sponsor Stockholders) to nominate and effect the election or appointment of such individual.
(d)   Decrease in Directors.   Upon any decrease in the number of Directors that the Getty Family Nominator, the Koch Stockholders or the Sponsor Nominator, as applicable, are entitled to designate for nomination to the Company Board pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), the Getty Family Stockholders, the Koch Stockholders or the Sponsor Stockholders, as applicable, shall take all Necessary Action to cause the appropriate number of Getty Family Directors, Koch Directors or Sponsor Director, as applicable, to offer to tender their resignation promptly, and no later than, sixty (60) days prior to the expected date of the Company’s next annual meeting of stockholders. For the avoidance of doubt, following such decrease in the number of Directors that the Getty Family Nominator, the Koch Stockholders or the Sponsor Nominator, as applicable, are entitled to designate for nomination to the Company Board pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable, there will be no increase in the number of Directors that the Getty Family Nominator, the Koch Stockholders or the Sponsor Nominator, as applicable, may designate to the Company Board pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable, notwithstanding any increase in the applicable ownership percentage that brings the Getty Family Stockholders, the Koch Stockholders or the Sponsor Stockholders, as applicable, to the ownership percentage set forth in Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable, that was required to nominate such Director who has tendered (or will tender) its resignation as a result of such earlier decrease. Notwithstanding the foregoing, the Company Board may, in its sole discretion and with the express written consent of such individual, recommend for nomination a Getty Family Director, Koch Director or Sponsor Director that has tendered his or her resignation pursuant to this Section 3.3(d).
3.4   Removal; Resignation.   Except as provided in Section 3.3(d), and subject to the Certificate of Incorporation and Bylaws, an Investor Director may be removed from the Company Board only upon the written request of the Investor Stockholder entitled to nominate such individual pursuant to Section 3.3. Any Investor Director may resign at any time upon notice to the Company. If any Investor Stockholder that is entitled to nominate an Investor Director hereunder notifies the Company that such Investor Stockholder desires to remove such Investor Director previously nominated by such Investor Stockholder, with or without cause, then such Director shall be removed from the Company Board and the parties shall take all Necessary Action to cause such removal of such Director, including voting all Company Shares in favor of, or executing a written consent authorizing, such removal.
3.5   Vacancies.   In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, resignation or removal of any Investor Director, each Party shall take all Necessary Action as will result in the election or appointment as an Investor Director of an individual nominated to fill such vacancy and serve as an Investor Director by the applicable Investor Stockholder, that had, pursuant to Section 3.3, nominated the Investor Director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Company Board. Notwithstanding anything to the contrary, the director position for such Investor Director shall not be filled pending such designation and appointment, unless the applicable Investor Stockholder fails to nominate an individual to fill such position for more than twenty (20) days following the creation of such vacancy, after which the Company may appoint a successor Director until the applicable Investor Stockholder makes such designation.
3.6   Chairman of the Board.   The chairman of the Company Board (the “Chairman”) shall preside at all meetings of the Company Board and shall exercise such powers and perform such other duties as shall be determined from time to time by the Company Board in accordance with the Certificate of Incorporation and the Bylaws. The Chairman shall initially be Mark Getty. For so long as the Getty Family Nominator is entitled to nominate two (2) Directors to the Company Board pursuant to Section 3.3(a), the Getty Family Nominator shall be entitled to designate the Chairman.
3.7   Committees.   The Company Board shall establish and maintain committees in accordance with the Certificate of Incorporation and the Bylaws as well as the applicable requirements of the NYSE. For as long as each of the Getty Family Nominator, Koch Stockholders and the Sponsor Nominator is entitled to designate for nomination one (1) individual to the Company Board pursuant to Section 3.3(a), each committee of the Company Board shall, at the Getty Family Nominator’s, Koch Stockholders’ or Sponsor Nominator’s, as applicable, option, include at least one (1) Getty Family Director, Koch Director or Sponsor Director, as applicable, subject to applicable Law, the rules and regulations of the SEC and the requisite independence requirements of the NYSE applicable to such committee.
3.8   Board Observer.   For so long as the Getty Family Nominator (on behalf of the Getty Family Stockholders), Koch Stockholders or Sponsor Nominator (on behalf of the Sponsor Stockholders), as applicable, is entitled to nominate one (1) individual to the Company Board to serve as the Getty Director, Koch Director or Sponsor Director, as applicable, pursuant to Section 3.3(c), the Company will permit an individual designated by the Getty Family Nominator, Koch Stockholders, or Sponsor Nominator, as applicable, from time to time (each, an “Observer”) to attend meetings of the Company Board and of any committee thereof as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the Directors or any advisory board members. Observer shall be entitled to concurrent receipt of any materials provided to the Company Board or any committee thereof, provided, however, that such Observer shall agree to hold in confidence and trust all information so provided.
3.9   Expenses; Indemnification; Insurance.
(a)   The Company shall cause the Investor Directors to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Company Board and any committees thereof, including travel, lodging and meal expenses.

(b)   For so long as an Investor Director is serving as a Director, (i) the Company shall provide such director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Investor Director as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in such organizational documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader or substantially similar indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
(c)   The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and (ii) for so long as Investor Director serves as a Director, maintain such coverage with respect to such Investor Directors; provided that upon removal or resignation of such Investor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.
3.10   Further Actions.
(a)   The Company hereby agrees to take all Necessary Action to (i) call, or cause the Company Board to call, a meeting of stockholders of the Company as may be necessary to cause the election as Directors of those individuals nominated by Investor Stockholders in accordance with the provisions of this Section 3 and (ii) include in the slate of nominees recommended by the Company Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing as Directors the individuals nominated by Investor Stockholders pursuant to this Section 3 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Company Board to be elected, including soliciting proxies or consents in favor thereof.
(b)   Each of the Investor Stockholders and the Management Stockholders hereby agrees to take all Necessary Action to, and to vote all Equity Securities owned or held of record by such Investor Stockholder or Management Stockholders, as applicable, at any such meeting of stockholders of the Company, or take all actions by written consent in lieu of any such meeting as may be necessary, to (i) cause the Company to elect as Directors those individuals included in the slate of nominees proposed by the Company Board to the Company’s stockholders for each election of Directors, including the nominees designated by any Investor Stockholders in accordance with this Article 3, and to otherwise effect the intent of the provisions of this Article 3 and (ii) comply with all obligations of such Investor Stockholder or Management Stockholder, as applicable, pursuant to the terms of this Section 3 and to take such actions as may be reasonably necessary or appropriate to give full effect to the rights, benefits, obligations and liabilities contemplated by Section 3.
3.11   Restrictions on Other Agreements.   No Investor Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Company Shares or the New CCNB Class B Shares nor shall any Investor Stockholder enter into any other agreements or arrangements of any kind with any Person with respect to the Company Shares or the new CCNB Class B Shares on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other holders of Company Shares that are not parties to this Agreement or otherwise).
4.   Lock-Up.
4.1   Transfers of Shares.   Each of (a) the Lock-Up Holders and (b) the Founder Holders agrees that he, she or it will not, during the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders), Transfer any Lock-Up Shares. The “Lock-Up Shares” means any (i) New CCNB Class A Common Shares or

New CCNB Class B Common Shares Beneficially Owned by the Lock-Up Holders or the Founder Holders, as applicable, as of the Closing Date and (ii) any options or warrants to purchase any Company Shares, or any securities or agreements convertible into, exchangeable for or that represent the right to receive Company Shares, or any interest in any of the foregoing, Beneficially Owned by the Lock-Up Holders as of the Closing Date (including, for the avoidance of doubt, any New CCNB Class A Common Shares issued upon the occurrence of the applicable Triggering Event or Acceleration Event in accordance with the Business Combination Agreement); provided, however, that the following categories shall not be “Lock-Up Shares” for purposes of this Agreement: (A) any Equity Securities purchased by NBOKS (or Affiliate thereof) or any Founder Holder (or Affiliate thereof) pursuant to the Forward Purchase Agreement or any other forward purchase agreement entered into with CCNB in connection with CCNB’s initial public offering, (B) any Equity Securities purchased by NBOKS or any Affiliate of NBOKS in connection with the Backstop Agreement, (C) any Equity Securities issued pursuant to any Subscription Agreement (as defined in the Business Combination Agreement) entered into with CCNB and New CCNB in connection with the entry into the Business Combination Agreement, (D) any warrants held by a Founder Holder (or Affiliate thereof) to purchase New CCNB Class A Common Shares or any New CCNB Class A Common Shares underlying such warrants and (E) with respect to the Getty Stockholders and Koch Stockholders or Founder Holders (or Affiliates thereof), any Equity Securities acquired in the PIPE Investment or in any Permitted Equity Financing or any other equity investment made in New CCNB or CCNB after the date hereof and prior to or at the Closing. During the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders), any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.
4.2   Permitted Transfers.   Notwithstanding anything to the contrary contained in this Agreement, during the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders), a Lock-Up Holder or a Founder Holder, as applicable, may Transfer, without the consent of the Company, any of such Lock-Up Holder’s Lock-Up Shares or any such Founder Holder’s Lock-Up Shares to (a) any of such Lock-Up Holder’s Permitted Transferees or such Founder Holder’s Permitted Transferees, as applicable, upon written notice to the Company, (b) by virtue of the Amended and Restated Operating Agreement of CC Neuberger Principal Holdings II Sponsor LLC, as amended, supplemented or modified, from time to time or (c) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property subsequent to the Closing; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (a) or (b) above, the restrictions and obligations contained in Section 4 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by the Company.
4.3   10b-5 Plans.   Each Lock-Up Holder or Founder Holder shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Existing Investor Lock-Up Period, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders) and no public announcement or filing is voluntarily made or required regarding such plan during the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders).
4.4   Transfer Agent.   Each of the Lock-Up Holders and the Founder Holders also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Shares except in compliance with the restrictions contained in this Agreement and to the addition of a legend to such Lock-Up Holder’s or Founder Holders’, as applicable, Lock-Up Shares describing the restrictions contained in this Agreement.
5.   Coordination of Material Sales of Shares.   Following the end of the Existing Investor Lock-Up Period, the Getty Family Stockholders and the Koch Stockholders shall form a committee (the “Coordination

Committee”) for the purpose of facilitating communication among the Getty Family Stockholders and the Koch Stockholders with respect to any Material Sale of Shares which Coordination Committee shall be comprised of two (2) members, with one (1) representative designated by each of the Getty Family Nominator and the Koch Stockholders. If any Getty Family Stockholders or Koch Stockholders decides that they wish to pursue a Material Sale of Shares, before acting to carry out any such Transfer, they shall inform the Coordination Committee with the aim of optimizing the execution of such sale in a manner to minimize any potential material adverse impact the Company’s stock price. Notwithstanding the foregoing, the Coordination Committee shall be dissolved at the earlier of such time that either the Getty Family Stockholders or the Koch Stockholders own less than five percent (5%) of the issued and outstanding Company Shares.
6.   Certain Other Agreements.
6.1   Sharing of Information.   Individuals associated with each of the Investor Stockholders may from time to time serve on the Company Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (a) will from time to time receive Company Confidential Information and (b) may (subject to the obligation to maintain the confidentiality of such Company Confidential Information in accordance with Section 6.2) share such Company Confidential Information with other individuals associated with such Investor Stockholder (“Associated Individuals”). Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling such Investor Stockholder as an equityholder, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.
6.2   Company Confidential Information.
(a)   Each of the Parties recognize that it, or its Affiliates, Permitted Transferees and Representatives, has acquired or will acquire Company Confidential Information in connection with this Agreement or otherwise, the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each Party, severally and not jointly, covenants and agrees with the Company that it will not (and will cause its respective Affiliates, Associated Individuals and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Company Confidential Information known to it to any third party. Nothing in this Agreement shall prohibit any of the Investor Stockholders from disclosing Company Confidential Information to any Affiliate, Representative, limited partner, member, shareholder or beneficiary of such Investor Stockholder in accordance with Section 6.1; provided that such Investor Stockholder shall be responsible for any breach of this Section 6.2 by any such Person. No Company Confidential Information shall be deemed to be provided to any Person, including any Affiliate of a Party and no Person shall have any obligation hereunder, unless such Company Confidential Information is actually received by such Person. Notwithstanding the foregoing or anything to the contrary herein, each of the Investor Stockholders may disclose Company Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that (i) such routine audit or examination does not specifically target the Company, any of its subsidiaries or the Company Confidential Information and (ii) each Investor Stockholder that is a private equity, venture capital or other investment firm and their respective Affiliates may provide information about the subject matter of this Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities.
(b)   Each of the Parties shall cause their respective Affiliates, Associated Individuals and Representatives to abide by and comply with the provisions of this Section 6.2. Each of the Parties shall with respect to the Company Confidential Information, be liable to the Company for any and all breaches of and failures to abide by the confidentiality and use restrictions set forth herein by such Party, its Affiliates, Associated Individuals and its and their Representatives. Notwithstanding anything to the contrary herein or otherwise, any liability for breach of this Section 6.2 shall survive the termination of this Agreement and shall continue in effect forthwith. Further, no Affiliate or portfolio company of a Party shall be deemed to be a Representative hereunder for purposes of this Section 6.2 solely due to the fact that one of such Person’s employees who has received or had access to Company Confidential Information, serves as an officer or member of the board of directors (or similar governing body) of such Affiliate or portfolio company; provided, that such employee does not provide Company Confidential Information, to the other directors, officers or employees of such Affiliate or portfolio company.
(c)   For purposes of this Section 6.2, “Company Confidential Information” shall not include, with respect to any Person, information: (i) which such Person (or its Affiliates) can demonstrate was already in the possession of such Person (or its Affiliates) prior to its receipt from the Company or any Subsidiary thereof lawfully and from a source not subject to any confidentiality obligation to such Person, the Company, the Investor Stockholders, the Management Stockholders, their respective Affiliates or the foregoing’s respective Representatives, (ii) which such Person (or its Affiliates) can demonstrate was learned from sources other than the Company, the Investor Stockholders, the Management Stockholders, their respective Affiliates or the foregoing’s respective Representatives and, that to the knowledge of such Person (or its Affiliates), is not bound by any duty of confidentiality to any Person in respect of such information, after such information was disclosed by the Company or its Subsidiaries, (iii) which is or becomes generally available to the public or the participants in the industry in which the Company and its Subsidiaries participate, other than as a result of a disclosure by such Person, any of its Affiliates or any of its or its Affiliates’ respective Representatives in violation hereof, (iv) which is required by applicable Law or court of competent jurisdiction or requested by any governmental, administrative or regulatory authorities; provided that such Person or its Affiliates promptly notifies the Company of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of the Company, to minimize the extent of any such required disclosure or (v) which is independently developed by such Person or its Affiliates without use, reliance upon or reference to Company Confidential Information.
7.   Notices.   In the event a notice or other document is required to be sent hereunder to the Company or the other Parties, such notice or other document shall be given in writing, shall be either personally delivered to the Company or to the applicable Party or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by electronic mail, addressed to the party entitled to receive such notice or other document pursuant to the contact information for each party set forth on Annex I hereto. All notices, other communications or documents shall be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (c) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (d) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Without limiting the foregoing, each of the Company and the other Parties agrees to receive notice under the Certificate of Incorporation and Bylaws or under the DGCL, or under the organizational documents and applicable entity law of any Subsidiary of the Company to the contact information for each party set forth on Annex I hereto.
8.   Miscellaneous.
8.1   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE

ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY ACKNOLWEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. Each of the Parties (i) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.1, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing in this Section 8.1, a Party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
8.2   Binding Effect.   This Agreement shall be binding upon the Company, each of the parties hereto, and their respective permitted successors and assigns.
8.3   Amendment.   This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by (a) the Company and each of the Getty Family Stockholders, Koch Stockholders and Sponsor Stockholders, in each case only to the extent such Stockholder Party (or its applicable nominator) is entitled to designate for nomination to the Company Board at least one (1) Director pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable, and (b) with respect to any amendment, modification or supplement of this Agreement that would materially and adversely affect any Party in a manner that is disproportionate to the other Parties, the Company and such affected Party. Upon obtaining any such consent and without any further action or execution by the other Stockholder Parties, (i) any amendment, modification, supplement or waiver of this Agreement may be implemented and reflected in writing executed solely by the Company and the consenting Stockholder Parties and (ii) each other Stockholder Party shall be deemed a party to and bound by such amendment, modification, supplement or waiver. Notwithstanding any of the foregoing, any amendments, modifications, supplementations or changes to any provision related to the Getty Family Stockholders or their rights or obligations, or Koch Stockholders or their rights or obligations, or Sponsor Stockholders or their rights or obligations, as applicable, under the Agreement shall require the consent of the Getty Family Stockholders or Koch Stockholders or Sponsor Stockholders, as applicable.
8.4   Effectiveness; Termination.   This Agreement shall be effective as of and conditioned upon the occurrence of the Closing. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Unless earlier terminated by the mutual agreement of the Company and each Investor Stockholder, this Agreement shall terminate with respect to a Stockholder Party upon such later time he, she or it (or any of their applicable nominator) ceases to (x) have the right to designate for nomination to the Company Board at least one (1) Director pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable or (y) own one percent (1%) of the Company Shares; provided that such termination shall not release any party of any liability for any breach of this Agreement occurring prior to such termination.
8.5   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 8.5 shall not be required to provide any bond or other security in connection with any such injunction.
8.6   Counterparts.   This Agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.
8.7   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.
8.8   Further Assurances.   Subject to the terms and conditions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
8.9   Waiver.   No course of dealing between or among the Company or its Subsidiaries, any of the Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of any Party. The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
8.10   Entire Agreement.   Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the Parties as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the Parties, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.
8.11   No Third Party Beneficiaries.   Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 8.13 only, Related Parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.
8.12   Changes in Company Equity Securities.   If, and as often as, there are any changes in the Equity Securities of the Company by way of a dividend, distribution, stock split or combination, reclassification, recapitalization, exchange or readjustment, whether in a merger, consolidation, conversion or similar transaction, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Equity Securities of the Company as so changed.
8.13   No Recourse.   Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Related Party is intended as a third-party beneficiary of this Section 8.13.
8.14   Successors and Assigns.   The rights under this Agreement may be assigned (but only with all related obligations) by a Party to a Permitted Transferee of such Party; provided, however, that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Transferee and the Equity Securities of the Company with respect to which such rights are being transferred; and (b) such Permitted Transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.
Getty Investments L.L.C.
By:
/s/ Getty Investments L.L.C.

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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

Mark Getty
By:
/s/ Mark Getty

Name: Mark Getty
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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

The October 1993 Trust and The Options Settlement
By:
/s/ The October 1993 Trust and The Options Settlement

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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

Koch Icon Investments, LLC
By:
/s/ Michael Harris

Name: Michael Harris
Title:
Vice President

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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

CC Neuberger Principal Holdings II Sponsor LLC
By:
/s/ Chinh E. Chu

Name: Chinh E. Chu
Title:
Authorized Signatory

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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

CC NB Sponsor 2 Holdings LLC
By:
/s/ Chinh E. Chu

Name: Chinh E. Chu
Title:
Authorized Signatory

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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

Neuberger Berman Opportunistic Capital Solutions Master Fund LP
By:
/s/ Charles Kantor

Name: Charles Kantor
Title:
Managing Director

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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

Joel Alsfine
By:
/s/ Joel Alsfine

Name: Joel Alsfine
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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

James Quella
By:
/s/ James Quella

Name: James Quella
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SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

Jonathan Gear
By:
/s/ Jonathan Gear

Name: Jonathan Gear
SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

Schedule A
Stockholders
Getty Investments L.L.C.
Mark Getty
The October 1993 Trust and The Options Settlement
Koch Icon Investments, LLC
CC Neuberger Principal Holdings II Sponsor LLC
CC NB Sponsor 2 Holdings LLC
Neuberger Berman Opportunistic Capital Solutions Master Fund LP
Joel Alsfine
James Quella
Jonathan Gear

Schedule B
Lock-Up Holders
Getty Investments L.L.C.
Mark Getty
The October 1993 Trust
The Options Settlement
Koch Icon Investments, LLC

Schedule C
Management Stockholders
[Management Stockholders to be added.]

ANNEX L
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2022 by and among Vector Holding, LLC, a Delaware limited liability company, to be converted into a Delaware corporation pursuant to the Statutory Conversion (as defined in the Business Combination Agreement (as defined below) and renamed Getty Images Holdings, Inc. (the “Company”), and the persons and entities identified on Schedule A hereto (each such person, together with each Affiliate of such person that acquires Registrable Securities (as defined below) from such first Person other than pursuant to a registered offering or Rule 144 (but only for so long as such Affiliate holds Registrable Securities), and their respective successors and permitted assigns, an “Investor”).
RECITALS
WHEREAS, CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and certain other Investors entered into that certain Registration Rights Agreement (the “Prior Agreement”), dated as of August 4, 2020;
WHEREAS, the parties desire to enter into this Agreement in connection with that certain Business Combination Agreement, dated as of December 9, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among CCNB, the Company, Vector Domestication Merger Sub, LLC, a Delaware limited liability company, Vector Merger Sub 1, LLC, a Delaware limited liability company, Vector Merger Sub 2, LLC, a Delaware limited liability company, Griffey Global Holdings, Inc., a Delaware corporation, and solely for the limited purposes of certain sections set forth therein, Griffey Investors, LP, a Delaware limited partnership;
WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and replace it with this Agreement; and
WHEREAS, it is a condition to the Closing (as such term is defined in the Business Combination Agreement) that the parties hereto enter into this Agreement, to be effective upon the Closing.
NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.   Definitions.    As used in this Agreement, the following terms shall have the following meanings:
1.1   “Adverse Disclosure”   shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.
1.2   “Affiliate”   shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. “Affiliate” with respect to the Investors, shall not include (a) the Company or its subsidiaries and (b) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor or any of its Affiliates has an investment (whether as debt or equity). As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3   “Agreement”   has the meaning set forth in the preamble.
1.4   “Beneficially Own”   shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, for purposes of this Agreement, a Transfer with respect to any Equity Securities means that the Transferor no longer Beneficially Owns such Equity Securities (except, for the avoidance of doubt, for any Transfer to Permitted Transferees or with respect to pledges or encumbrances which do not Transfer economic risk). “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.
1.5   “Block Trade”   means any non-marketed underwritten takedown offering taking the form of a bought deal or a block sale to a financial institution.
1.6   “Board”    means the board of directors (or any successor governing body) of the Company.
1.7   “Business Combination Agreement”    has the meaning set forth in the recitals.
1.8   “CC Capital”   means CC NB Sponsor 2 Holdings LLC, a Delaware limited liability company.
1.9   “CCNB”   has the meaning set forth in the recitals.
1.10   “Class A Common Stock”   means the Class A Common Stock, par value $0.0001 per share, of the Company.
1.11   “Closing Date”   means the date of this Agreement.
1.12   “Company”   has the meaning set forth in the preamble and includes the Company’s successors by merger, amalgamation, acquisition, reorganization or otherwise.
1.13   “Controlling Person”   has the meaning set forth in Section 7.17.
1.14   “DTCDRS”   has the meaning set forth in Section 7.18.
1.15   “Earn-Out Shares”   has the meaning set forth in the Business Combination Agreement.
1.16   “Effectiveness Deadline”    has the meaning set forth in Section 2.2.
1.17   “Equity Securities”   means any shares of Class A Common Stock and any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), shares of Class A Common Stock, including options and warrants.
1.18   “Exchange Act”   means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
1.19   “Getty Family Demanding Holders”   has the meaning set forth in Section 2.1.
1.20   “Getty Family Investors”   means Getty Investments L.L.C., Mark Getty, The October 1993 Trust and The Options Settlement together with their respective successors and any Permitted Transferee.
1.21   “Getty Family Permitted Encumbrance”    has the meaning set forth in the Stockholders Agreement, dated as of December 9, 2021 (as may be amended or otherwise modified from time to time), by and among the Company and the parties named on Schedule A thereto.
1.22   “Governmental Entity”   means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality, including any state-owned entity, of any federal, state, local or foreign jurisdiction.
1.23   “Initial Registrable Securities”   has the meaning set forth in Section 7.1.
1.24   “Initial Registration Statement”   has the meaning set forth in Section 7.1.

1.25   “Inspectors”   has the meaning set forth in Section 7.8.
1.26   “Investor”   has the meaning set forth in the preamble.
1.27   “Koch Demanding Holders”   has the meaning set forth in Section 2.1.
1.28   “Koch Investors”   means Koch Icon Investments, LLC together with its successors and any Permitted Transferee.
1.29   “Laws”   means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law (including fiduciary duties).
1.30   “Long-Form Registration”   has the meaning set forth in Section 2.1.
1.31   “Misstatement”   shall mean an untrue statement of material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus (as applicable), necessary to make the statements in a Registration Statement or Prospectus (as applicable) (in light of the circumstances under which they were made) not misleading.
1.32   “New Registration Statement”   has the meaning set forth in Section 2.8.
1.33   “NBOKS”    means Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted company.
1.34   “Order”   means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, directive, decree or award entered by or with any Governmental Entity or arbitral institution.
1.35   “Permitted Transferee”   has the meaning set forth in the Stockholders Agreement, dated as of December 9, 2021 (as may be amended or otherwise modified from time to time), by and among the Company and the Investor Stockholders (as defined therein) party thereto.
1.36   “Person”   means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.37   “Piggyback Registration”   has the meaning set forth in Section 3.1.
1.38   “Piggyback Registration Statement”   has the meaning set forth in Section 3.1.
1.39   “Prior Agreement”   has the meaning set forth in the recitals.
1.40   “Proceeding”   means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
1.41   “Prospectus”   means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement, including any Shelf Supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
1.42   “Records”   has the meaning set forth in Section 7.8.
1.43   “Registrable Securities”   means (a) any Equity Securities Beneficially Owned or otherwise held directly or indirectly by any of the Investors, (b) any Equity Securities issued or issuable as a distribution with respect to, or in exchange for or in replacement of, any of the foregoing Equity Securities, including, without limitation, Earn-Out Shares and Sponsor Earn-Out Shares and (c) any Equity Securities issued or issuable to any Investor by way of a share dividend or share split or in exchange for or upon conversion of the Equity Securities described in subsections (a) and (b) or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to such Equity Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the SEC has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such Registration Statement, (ii) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and further subsequent public distribution of them shall not require registration under the Securities Act, (iii) such securities have been sold without registration pursuant to Rule 144, or (iv) such securities shall have ceased to be outstanding.
1.44   “Registration Date”   means the date on which the Company becomes subject to Section 13(a) or Section 15(d) of the Exchange Act.
1.45   “Registration Statement”   means any registration statement of the Company, including the Prospectus, amendments and supplements (including Shelf Supplements) to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.
1.46   “Related Party”   has the meaning set forth in Section 29.
1.47   “Rule 144”   means Rule 144 under the Securities Act or any successor rule thereto.
1.48   “SEC”   means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.
1.49   “Securities Act”   means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
1.50   “Selling Expenses”   means all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to this Agreement.
1.51   “Shelf Registration”   has the meaning set forth in Section 2.2.
1.52   “Shelf Registration Statement”   has the meaning set forth in Section 2.2.
1.53   “Shelf Supplement”   has the meaning set forth in Section 2.3.
1.54   “Shelf Takedown”   has the meaning set forth in Section 2.3.
1.55   “Shelf Takedown Notice”   has the meaning set forth in Section 2.3.
1.56   “Sponsor” has the meaning set forth in the preamble.
1.57   “Sponsor Earn-Out Shares”   has the meaning set forth in the Business Combination Agreement.
1.58   “Sponsor Investors”   shall mean the Sponsor, CC Capital and NBOKS, together with their successors and Permitted Transferees.
1.59   “Transfer”   means, (a) when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, contract or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, (b) when used as a verb, (i) the voluntary or involuntary sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security by the Transferor, (ii) entry by the Transferor into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement by the Transferor of any intention to effect any transaction specified in clauses “(i)” or “(ii).” The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
2.   Registration.
2.1   To the extent that a Registration Statement filed pursuant to Section 2.2 or a Shelf Registration Statement is not available to effect the proposed transaction, each of: (a) the Getty Family Investors that Beneficially Own at least a majority in interest of the then-outstanding number of Registrable Securities held by the Getty Family Investors (the “Getty Family Demanding Holders”); (b) the Koch Investors that Beneficially Own at least a majority in interest of the then-outstanding number of Registrable Securities held by the Koch Investors (the “Koch Demanding Holders”); (c) the Sponsor, (d) CC Capital and (e) NBOKS; may request that the Company register under the Securities Act all or any portion of its Registrable Securities pursuant to a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at such time (each, a “Long-Form Registration”), provided that such Investor(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $50 million from such Long-Form Registration. Each request for a Long-Form Registration shall specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than ten (10) days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have ten (10) days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the SEC a Registration Statement on Form S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within sixty (60) days after the date on which the initial request is given and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated to participate in more than four (4) Long-Form Registrations, pursuant to this Section 2.1 in any twelve (12)-month period.
2.2   Notwithstanding the provisions of Section 2.1, the Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file (or confidentially submit) a Registration Statement to permit the public resale of all the Registrable Securities held by the Investors from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) on the terms and conditions specified in this Section 2.2 and shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (a) the ninetieth (90th) calendar day (or one hundred twentieth (120th) calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing Date and (b) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this Section 2.2 shall be on Form S-3, or if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for the sale or resale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule or provision similar thereto adopted by the SEC, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor rule or similar provision adopted by the SEC then in effect) at any time beginning on the effective date for such Registration Statement. If Form S-3 is not then available to the Company, the Company shall use commercially reasonable efforts to convert the Form S-1 or other available registration statement to a shelf registration statement on Form S-3 (a “Shelf Registration Statement”) as promptly as practicable after the Company becomes eligible to use a Form S-3 that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”). A Registration Statement filed pursuant to this Section 2.2 shall provide for the sale or resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. The Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.2 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement or Shelf Registration Statement is continuously available, for the resale of all the Registrable Securities held by the holders thereof until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.2, but in any event within one (1) business day of such date, the Company shall notify the Investors of the effectiveness of such Registration Statement. If, after the filing such Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statement, the Company shall amend such Registration Statement to cover such additional Registrable Securities. The provisions of Section 2.3 shall apply mutatis mutandis to any resale of Registrable Securities pursuant to a registration statement filed pursuant to this Section 2.2.
2.3   At any time that a Shelf Registration Statement is effective, if a holder of Registrable Securities covered by such Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration Statement in an underwritten offering (a “Shelf Takedown”), provided that such Investor(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $25 million from such Shelf Takedown, and the Company is eligible to use such Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) such Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Upon receipt of a Shelf Takedown Notice, the Company shall promptly (but in no event later than five (5) business days, or, in the case of an underwritten overnight Block Trade, two (2) business days, following receipt thereof) deliver notice of such Shelf Takedown Notice to all other holders of Registrable Securities who shall then have five (5) business days, or, in the case an underwritten overnight Block Trade, two (2) business days, from the date such notice is given to notify the Company in writing of their desire to be included in such Shelf Takedown. Each holder of Registrable Securities and the Company agrees to use its good faith efforts to provide advance notice as soon as reasonably practicable to the holders of Registrable Securities of such first holder’s or the Company’s intention to deliver a Shelf Takedown Notice; provided, however, that none of the holders or the Company shall be obligated hereby to provide any such advance notice and, if provided, such advance notice shall not be binding in any respect. The Company shall prepare and file with the SEC a Shelf Supplement as soon as practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its best efforts to cause such Shelf Supplement to be declared effective by the SEC as soon as practicable thereafter. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated to participate in more than four (4) Shelf Takedowns or Block Trades, pursuant to this Section 2.3 or Section 5 (as applicable), in any twelve (12)-month period.
2.4   If the holders of the Registrable Securities initially requesting a Long-Form Registration or Shelf Takedown elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2.1, Section 2.2 or Section 2.3, and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities initially requesting the Long-Form Registration or Shelf Takedown shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.
2.5   The Company shall not include in any Long-Form Registration or Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Long-Form Registration or Shelf Takedown, which consent shall not be unreasonably withheld or delayed. If a Long-Form Registration or Shelf Takedown involves an underwritten offering and the managing underwriter of the requested Long-Form Registration or Shelf Takedown advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in the Long-Form Registration or Shelf Takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such underwritten offering and/or the number of Equity Securities proposed to be included in such Long-Form Registration or Shelf Takedown would adversely affect the price per share of the Equity Securities proposed to be sold in such underwritten offering, the Company shall include in such Long-Form Registration or Shelf Takedown (a) first, the Equity Securities that the holders of Registrable Securities propose to sell (pro rata based on the number of Registrable Securities held by such holders at the time the cutback is made), and (b) second, the Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of the Company and/or other holders of Equity Securities) (pro rata, based on (i) with respect to Equity Securities held by any other Persons, the number of Equity Securities held by such holders and (ii) with respect to the Company, the number of Equity Securities proposed to be included therein by the Company, in each case at the time the cutback is made).
2.6   The Company shall not be obligated to effect any Long-Form Registration (a) within ninety (90) days after the effective date of a previous Long-Form Registration or Shelf Takedown or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold, all of the shares of Registrable Securities requested to be included therein or (b) except with respect to the Registration Statement required to be filed pursuant to Section 2.2, while a lock-up agreement pursuant to Section 6 or any other lock-up agreement relating to such holder’s Registrable Securities is in effect and has not been waived with respect to such holder.
2.7   In the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the Investors and use its commercially reasonable efforts to file amendments to the Shelf Registration Statement as required by the SEC and/or (b) withdraw the Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by an Investor as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors, subject to a determination by the SEC that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event the Company amends the Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (a) or (b) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration Statement, as amended, or the New Registration Statement.
2.8   A holder of Registrable Securities shall have the right to withdraw from a Registration pursuant to this Section 2 for any or no reason whatsoever upon written notification to the Company and the underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement, in connection with Long-Form Registration, or at least two (2) business days prior to the time of pricing, in the case of a Shelf Takedown.

3.   Piggyback Registration.
3.1   Whenever the Company proposes to offer or sell any Equity Securities pursuant to a registered offering under the Securities Act (other than a registration (a) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit arrangement), (b) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) filed in connection with an “at-the-market” offering, (d) for an offering in connection with a merger, consolidation or other acquisition, an exchange offer or offering of securities solely to the Company’s existing shareholders, (e) for an offering of debt that is convertible into or exchangeable for Equity Securities of the Company, (f) for a rights offering (including any rights offering with a backstop or standby commitment) or (g) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more shareholders of the Company (other than an offering pursuant to Section 2 hereunder) and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than ten (10) business days prior to either the filing of such Registration Statement) to the holders of Registrable Securities of its intention to effect such a registration and, subject to Section 3.2 and Section 3.3, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within five (5) business days (or one (1) business day in the case of a Block Trade) after the Company’s notice has been given to each such holder. The Company agrees to use its good faith efforts to provide advance notice as soon as reasonably practicable to the holders of Registrable Securities of its intention to effect a Piggyback Registration; provided, however, that, other than the notices required ten (10) business days prior to the Registration Statement or prospectus supplement, as applicable, by the immediately preceding sentence, the Company shall not be obligated hereby to provide any such advance notice and, if provided, such advance notice shall not be binding in any respect. A Piggyback Registration shall not be considered a Long-Form Registration for purposes of Section 2.
3.2   If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration) in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such offering and/or that the number of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (a) first, the Equity Securities that the Company proposes to sell; (b) second, the Equity Securities requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder at the time of such cutback or in such manner as such holders may otherwise agree; and (c) third, the Equity Securities requested to be included therein by holders of Equity Securities other than holders of Registrable Securities, allocated among such holders as determined by the Company or in such other manner as they may agree.
3.3   If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Equity Securities other than Registrable Securities, and the managing underwriter advises the Company in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such offering and/or that the number of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (a) first, the Equity Securities requested to be included therein by the holder(s) requesting such registration or takedown and by the holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Equity Securities, including any Registrable Securities (on a fully diluted, as converted basis) owned by all such holders or in such other manner as such holders may otherwise agree; (b) second, the Equity Securities proposed to be sold by the Company; and (c) third, the Equity Securities requested to be included therein by the other holders of Equity Securities, allocated among such holders as determined by the Company or in such other manner as they may agree.
3.4   If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall, subject to the prior written consent of the holders of a majority of the Registrable Securities included in such Piggyback Registration, which consent shall not be unreasonably withheld or delayed, select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.
3.5   Any holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Piggyback Registration Statement, in connection with a Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time.
4.   Suspension of Sales; Adverse Disclosure.    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Investors shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with applicable law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any registration at any time, including the filing of a Shelf Supplement for a Shelf Takedown, would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company may, upon giving prompt written notice of such action to the Investors, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) consecutive days, determined in good faith by the Chief Executive Officer of the Company or the Board to be necessary for such purpose. The right to delay or suspend any submission, filing, initial effectiveness or use of a Registration Statement pursuant to this Section 4 shall be exercised by the Company, in the aggregate, for not more than ninety (90) total calendar days during any twelve (12) month period, provided that such period may be extended for an additional thirty (30) days with the consent of Holders representing a majority-in-interest of the Registrable Securities, which consent shall not be unreasonably withheld. In the event the Company exercises its rights under the preceding sentence, the Investors agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Investors of the expiration of any period during which it exercised its rights under this Section 4. For the avoidance of doubt, any suspension under this Section 4 shall not affect an Investor’s ability to sell Registrable Securities under an exemption from registration.
5.   Block Trades.   Notwithstanding Section 2 (with the exception of the limitation in number of total Block Trades and Shelf Takedowns established in the final sentence of Section 2.3) but subject to Section 4, if the Investors desire to effect a Block Trade, provided such Investor(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $25 million from such Block Trade in accordance with any other time periods in Section 2, the Investors shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. The Company shall use its commercially reasonable efforts to facilitate such Block Trade, provided that the Investors engaging in such Block Trade use their reasonable best efforts to work with the Company and applicable underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the participating Investors shall determine the number of offered securities, the underwriter or underwriters (which shall consist of one or more reputable nationally recognized investment banks) and share price of such offering. For clarity, the Company shall not be obligated to participate in more than four (4) Shelf Takedowns or Block Trades, pursuant to Section 2.3 or this Section 5 (as applicable), in any twelve (12)-month period.
6.   Lock-up Agreement.   In connection with any registered offering of Equity Securities of the Company by either the Company for its own account or by holders of Registrable Securities pursuant to this Agreement, and upon the request of the managing underwriter in such offering, each holder of Registrable Securities agrees to execute a customary lock-up agreement; provided, that (a) each such holder shall sign a lock-up agreement that contains restrictions that are no more restrictive than the restrictions contained in the lock-up agreements executed by any other holder of Registrable Securities participating in such offering, (b) such lock-up agreement shall not restrict the Transfer of Registrable Securities for more than ninety (90) days after the date of the underwriting agreement executed with the managing underwriter of such offering and (c) such lock-up agreement shall not restrict (i) Transfers to Permitted Transferees or (ii) any Getty Family Permitted Encumbrance. The Company shall cause its executive officers and its directors, and shall use reasonable best efforts to cause other holders of Equity Securities who Beneficially Own 5% or more of the then outstanding Equity Securities (considered on a fully-diluted basis), to enter into lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the lock-up agreements executed by the holders of Registrable Securities. Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 6, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 6 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of Equity Securities. Notwithstanding the foregoing, no Investor that does not participate in such offering shall be subject to such lock-up arrangements so long as such Investor holds less than one percent (1%) of the Equity Securities (considered on a fully-diluted basis).
7.   Registration Procedures.    If and whenever any holder of Registrable Securities requests that the offer and sale of any Registrable Securities be registered under the Securities Act or any Registrable Securities be distributed in a Shelf Takedown pursuant to the provisions of this Agreement, the Company shall use its best efforts to effect the registration of the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable and as applicable take the actions set forth in this Section 7.
7.1   Subject to Section 2.1, Section 2.2, Section 2.2 and Section 2.3, the Company shall (a) prepare and file with the SEC a Registration Statement covering such Registrable Securities and use its best efforts to cause such Registration Statement to be declared effective within the applicable time frame required; and (b) if (i) the Company has filed a Registration Statement (the “Initial Registration Statement”) with the SEC that covers Registrable Securities (the “Initial Registrable Securities”), (ii) pursuant to Rule 415(a)(5) under the Securities Act or any successor rule thereto, the Initial Registration Statement may no longer be used for offers and sales of any of the Initial Registrable Securities, and (iii) any of the Initial Registrable Securities are Registrable Securities at the time that (ii) above occurs, the Company shall prepare and file with the SEC within the time limits required by Rule 415 under the Securities Act or any successor rule thereto a New Registration Statement covering any Initial Registrable Securities that have not ceased to be Registrable Securities for an offering to be made on a delayed on continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto and shall use its best efforts to cause such New Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

7.2   (a) In the case of a Long-Form Registration or a registration on Form S-3 or any similar short form Registration Statement, the Company shall prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than one hundred and eighty (180) days, or if earlier, until all of such Registrable Securities have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement; and (b) in the case of a Shelf Registration, the Company shall prepare and file with the SEC such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of (i) thirty-six (36) months after the effective date of such Registration Statement and (ii) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Registration Statement.
7.3   Within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto with the SEC, the Company shall furnish to counsel selected by the holders of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the reasonable review, comment and approval of such counsel.
7.4   The Company shall notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement, including a Shelf Supplement, to any Prospectus forming a part of such Registration Statement has been filed with the SEC.
7.5   The Company shall furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto, including a Shelf Supplement (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may request in order to facilitate the disposition of the Registrable Securities owned by such seller.
7.6   The Company shall use its best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder requests and do any and all other acts and things which may be necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 7.6.
7.7   The Company shall notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain a Misstatement, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain a Misstatement.
7.8   The Company shall make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “   Records”), and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement.
7.9   The Company shall provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration.
7.10   The Company shall use its best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar Equity Securities are then listed or, if the Equity Securities are not then listed, on a national securities exchange selected by the holders of a majority of such Registrable Securities.
7.11   In connection with an underwritten offering, the Company shall enter into such customary agreements (including underwriting and, subject to Section 6, lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities)).
7.12   The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the twelve (12)-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said twelve (12)-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 6-K, 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto.
7.13   The Company shall furnish to each selling holder of Registrable Securities and each underwriter, if any, with (a) a written legal opinion of the Company’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in underwritten registered offerings; and (b) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings.
7.14   Without limiting Section 7.6, the Company shall use its best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof.
7.15   The Company shall notify the holders of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information.
7.16   The Company shall advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.
7.17   The Company shall permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.
7.18   The Company shall cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of Equity Securities and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of The Depository Trust Company’s Direct Registration System, or any successor thereto (the “DTCDRS”).
7.19   Not later than the effective date of such Registration Statement, the Company shall provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of the DTCDRS.
7.20   The Company shall take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable.
7.21   The Company shall otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.
8.   Expenses.    All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all (a) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (b) underwriting expenses (other than Selling Expenses); (c) expenses of any audits incident to or required by any such registration; (d) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (e) printing expenses; (f) messenger, telephone and delivery expenses; (g) fees and expenses of the Company’s counsel and accountants; (h) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (i) fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by the holders of a majority of the Registrable Securities included in the registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.
9.   Indemnification.
9.1   The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, shareholders and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable Law to be so delivered)

after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have.
9.2   In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by Law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall be in proportion to and not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts and any offering expenses borne by such holder) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.
9.3   Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 9, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (a) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (b) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.
9.4   If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts and any offering expenses borne by such party) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities Laws or rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
10.   Participation in Underwritten Registrations.    No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any customary underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than customary representations and warranties regarding such holder, such holder’s ownership of its Equity Securities to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 9.
11.   Rule 144 Compliance; Permitted Public Transfers.
11.1   With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:
(a)   make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;
(b)   use best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the Registration Date; and
(c)   furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may request in connection with the sale of Registrable Securities without registration.
12.   Preservation of Rights.    The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement.

13.   Notices.   All notices, other communications or documents shall be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (c) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (d) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13). Without limiting the foregoing, each of the Company and the other parties agrees to receive notice under the Certificate of Incorporation and Bylaws of the Company or under the Delaware General Corporation Law, or under the organizational documents and applicable entity law of any subsidiary of the Company, by electronic transmission at the e-mail address on file with the Company, and the Investors covenant and agrees to keep a current e-mail address on file with the Company for such purpose.
If to the Company:
Getty Images Holdings, Inc.
605 5th Ave. S., Suite 400
Seattle, WA 98104
Attention: Craig Peters
Email: craig.peters@gettyimages.com
With a copy to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Kyle C. Krpata
Email: kyle.krpata@weil.com
and
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James R. Griffin
Email: james.griffin@weil.com
and
Kirkland & Ellis LLP
601 Lexington Avenue,
New York, New York 10022
Attention: Lauren Colasacco
             Peter Seligson
Email: lauren.colasacco@kirkland.com
      peter.seligson@kirkland.com
If to any Investor, to such Investor’s address as set forth on Schedule A hereto.
14.   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES

ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY ACKNOLWEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. Each of the parties hereto (i) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 14, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing in this Section 14, a party hereto may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
15.   Amendment, Modification.   The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and Investors holding at least two-thirds of the Registrable Securities; provided, however, that any party may give a waiver as to itself; provided further, however that no amendment, modification, supplement, or waiver that disproportionately and adversely affects, alters, or changes the interests of any Investor shall be effective against such Investor without the prior written consent of such Investor; provided further, however, that the waiver of any provision with respect to any Registration Statement or offering may be given by Investors holding at least at least two-thirds of the then-outstanding Registrable Securities entitled to participate in such offering or, if such offering shall have been commenced, having elected to participate in such offering.
16.   Termination.   This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding, and shall be of no further force or effect with respect to any party when such party no longer holds Registrable Securities; provided, that the provisions of Section 8 and Section 9 shall survive any such termination.
17.   Counterparts.   This Agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.
18.   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.
19.   Further Assurances.   Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

20.   Waiver.   No course of dealing between or among the any of the parties hereto or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party hereto. The failure of any party hereto to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
21.   Entire Agreement.   Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the parties, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.
22.   No Third Party Beneficiaries.   Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 9 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 9. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.
23.   Headings.   The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
24.   Remedies.   Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
25.   Other Registration Rights.   The Company represents and warrants that no person, other than the Investors, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any registration filed by the Company for the sale of securities for its own account or for the account of any other Person. The parties hereto that were parties to the Prior Agreement hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. Further, the Company and each of the Investors agree that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
26.   Successor and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Investor may assign its rights hereunder to any purchaser or transferee of Registrable Securities, other than a sale pursuant to a Shelf Registration or under Rule 144; provided, that such: (a) the Company shall have received a written notice of such assignment; and (b) each purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto. Any Transfer or assignment made other than as provided in this Section 26 shall be null and void.
27.   Changes in Equity Securities.   If, and as often as, there are any changes in the Equity Securities by way of a dividend, distribution, stock split or combination, reclassification, recapitalization, exchange or readjustment, whether in a merger, consolidation, conversion or similar transaction, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Equity Securities as so changed.

28.   Aggregation of Equity Securities.   All Equity Securities Beneficially Owned by each party to this Agreement, its Affiliates and their Permitted Transferees shall be aggregated together for purposes of determining the rights or obligations of such party or the application of any restrictions to such party under this Agreement in each instance in which such right, obligation or restriction is determined in respect of or with reference to any Beneficial Ownership of Equity Securities; provided however, that the Equity Securities Beneficially Owned by CC Capital and NBOKS as a result of a distribution of the Equity Securities held by the Sponsor’s shall not be aggregated. In the event that, pursuant to a dissolution of the Sponsor, the Sponsor distributes all of its Registrable Securities to its members, each of CC Capital and NBOKS shall be treated as the Sponsor hereunder; provided, that CC Capital and NBOKS, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.
29.   No Recourse.   Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party to this Agreement may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party hereto (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party hereto (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto (each, but excluding for the avoidance of doubt, the parties hereto, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Related Party is intended as a third-party beneficiary of this Section 29.
[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement on the date first written above.
COMPANY:
VECTOR HOLDING, LLC
By: Name: Title:
[Signatures continued on following page.]
SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

INVESTORS:
[•]
By: Name: Title:
[Signatures continued on following page.]
SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

SCHEDULE A
INVESTORS
Name	Address for service of notices

ANNEX M
THE GETTY IMAGES HOLDINGS, INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
1.   General; Purpose.
(a)   The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers.
(b)   The Company, by means of the Plan, seeks to retain and assist its Related Corporations or Affiliates in retaining the services of such Eligible Employees and Eligible Service Providers, to secure and retain the services of new Eligible Employees and Eligible Service Providers and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.
(c)   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Plan participation in a uniform and non-discriminating basis. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan and, with respect to the 423 Component, the requirements of an Employee Stock Purchase Plan), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in the 423 Component or Non-423 Component of the Plan. Eligible Service Providers will only be able to participate in the Non-423 Component of the Plan.
2.   Administration.
(a)   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)   To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)   To designate from time to time which persons will be Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iv)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(v)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(vi)   To suspend or terminate the Plan at any time as provided in Section 12.
(vii)   To amend the Plan at any time as provided in Section 12.
(viii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.
(ix)   To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are non-U.S. nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock issuances, any of which may vary according to applicable requirements.
(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.   Stock Subject to the Plan.
(a)   Subject to the provisions of Section 11(a) relating to Capitalization Adjustments and Section 3(b), the maximum number of shares of Common Stock that may be issued under the Plan (the “Share Reserve”) will not exceed 5,000,000 shares of Common Stock. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired shares of Common Stock, including shares repurchased by the Company on the open market.
(d)   Any sub-plan adopted pursuant to Section 2(b)(ix) of the Plan shall be subject to the limits on shares of Common Stock under the Plan (inclusive of any adjustments), and shall be subject to the same share recycling provisions as the Plan (relating to purchase rights granted that terminate without having been exercised in full).

4.   Grant of Purchase Rights; Offering.
(a)   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering Period and Purchase Period.
5.   Eligibility.
(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or, solely with respect to the Non-423 Component, Employees of an Affiliate or Eligible Service Providers.
(b)   The Board may provide that Employees will not be eligible to be granted Purchase Rights under the Plan if, on the Offering Date, the Employee (i) has not completed at least two years of service since the Employee’s last hire date (or such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is an Officer, or (v) is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code. Unless otherwise determined by the Board for any Offering Period, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee customarily works more than 20 hours per week and more than five months per calendar year, and has been employed by the Company, a Related Corporation, or an Affiliate, as the case may be, for at least three continuous months preceding such Offering Date.
(c)   With respect to the 423 Component, no Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and common stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)   With respect to the 423 Component, as specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any

Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time. Subject to the above annual limit, the maximum number of shares of Common Stock that an Eligible Employee may purchase in any Offering Period shall not exceed the quotient of (i) $25,000 divided by (ii) the Fair Market Value of Common Stock on the first day of such Offering Period.
(e)   An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bonafide services to the Company or a Designated Company on the applicable Offering Date.
(f)   Notwithstanding anything set forth herein except for Section 5(e) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the Non-423 Component even if such requirements are not consistent with Section 423 of the Code.
6.   Purchase Rights; Purchase Price.
(a)   On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount, as designated by the Board; provided however, that with respect to the 423 Component, in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed 10% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.
(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of (but in no event lower than the par value per share of Common Stock):
(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.   Participation; Withdrawal; Termination.
(a)   An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “Company Designee”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable laws or regulations require that Contributions be deposited with a Company Designee or otherwise be segregated.
(b)   If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under applicable laws or regulations or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, wire transfer or another approved manner with respect to the Non-423 Component prior to a Purchase Date, in a manner directed by the Company or a Company Designee.
(c)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(d)   Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.
(e)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)   Unless otherwise specified in the Offering or required by applicable laws, the Company will have no obligation to pay interest on Contributions.
8.   Exercise of Purchase Rights.
(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock (rounded down to the nearest whole share), up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering.
(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, non-U.S. and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in compliance with all applicable laws or regulations, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest.
9.   Covenants of the Company.   The Company will seek to obtain from each U.S. federal or state, non-U.S. or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights or to issue and sell Common Stock on exercise of such Purchase Rights.
10.   Designation of Beneficiary.
(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating any beneficiary or beneficiaries who will receive any shares of Common Stock or Contributions from the Participant’s account under the Plan if the Participant dies before such shares of Common Stock or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing (on a form approved by the Company or as approved by the Company for use by a Company Designee) with the Company during the Participant’s lifetime.
(b)   In the absence of a valid designation as provided in Section 10(a) above, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving any shares of Common Stock or Contributions, the Participant’s beneficiary shall be the legatee or legatees designated under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such shares of Common Stock or Contributions in accordance with the Participant’s will or the laws of descent and distribution. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate. Any transfer permitted under this Section 10 shall be for no consideration.
11.   Capitalization Adjustments; Dissolution or Liquidation; Change in Control.
(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.
(b)   In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.
(c)   In the event of a Change in Control, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Change in Control) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) prior to the Change in Control under the outstanding Purchase Rights (with such actual date to be determined by the Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.
12.   Amendment, Termination or Suspension of the Plan.
(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of Common Stock available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable laws, regulations, or listing requirements.
(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)   Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right or the 423 Component complies with the requirements of Section 423 of the Code.
13.   Sections 409A and 457A of the Code; Tax Qualification.
(a)   Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code. Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception or other exemption available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(b)   Purchase Rights are intended to be exempt from the application of Section 457A of the Code. In the event that the Committee determines that Purchase Rights may be subject to Section 457A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Purchase Right from the application of Section 457A, (ii) preserve the intended tax treatment of any such Purchase Right, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant. To the extent that a Purchase Right constitutes deferred compensation subject to Section 457A, such Purchase Right will be subject to taxation in accordance with Section 457A. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 457A of the Code or any damages for failing to comply with Section 457A of the Code.
(c)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (e.g., under Section 409A or Section 457A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
14.   Effective Date of Plan.  The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or, if required under Section 12(a) above, amended) by the Board.
15.   Miscellaneous Provisions.
(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and Offerings do not constitute an employment or service contract. Nothing in the Plan or in the Offerings will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.
(d) The provisions of the Plan will be governed by the laws of the State of Delaware.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)   If any provision of the Plan does not comply with applicable laws or regulations, such provision will be construed in such a manner as to comply with applicable laws or regulations.
16.   Definitions.  As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)   “Affiliate” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest or that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Committee.
(c)   “Board” means the Board of Directors of the Company.
(d) “Capitalization Adjustment” means, with respect to the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board, a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Common Stock, subdivision of the Common Stock, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs.
(e)   “Change in Control” means, and shall occur, if:
(i)   any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; provided, that a Change in Control shall not be deemed to occur pursuant to this Section 16(e)(i) as a result of any of the Significant Investors becoming the beneficial owner, directly or indirectly, of securities held by another Significant Investor, except for any such transaction that results in the Company no longer being listed on a national securities exchange (a “Significant Investor Transaction”);
(ii)   during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section, a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board), or a director whose appointment results from a change in nomination rights of a Significant Investor as a result of a Significant Investor Transaction whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(iii)   a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 16(e)(i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or
(iv)   the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets that has been approved by the stockholders of the Company other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
(f)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)   “Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of no fewer than two members of the Board who are appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board.
(h)   “Common Stock” means the Class A common shares of the Company, par value $0.0001 per share (and any shares or other securities into which such Common Stock may be converted or into which it may be exchanged).
(i)   “Company” means Getty Images Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
(j)   “Contributions” means the payroll deductions or other payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.
(k)   “Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.
(l)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation.
(m) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
(n)   “Director” means a member of the Board.
(o)   “Effective Date” means the [Closing Date (as defined in the Merger Agreement)].
(p)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. For purposes of the Plan, the employment relationship will be treated as continuing intact while the Employee is on sick leave or other leave of absence approved by the Company or a Related Corporation or Affiliate and meeting the requirements of Treas. Reg. § 1.421-1(h)(2) that directly employs the Employee. Where the period of leave exceeds three (3) months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one day following the commencement of such leave or such other period specified in Treas. Reg. § 1.421-1(h)(2).
(q)   “Eligible Service Provider” means a natural person other than an Employee or Director who (i) is designated by the Committee to be an “Eligible Service Provider,” (ii) provides bonafide services to the Company or a Related Corporation, and (iii) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.
(r)   “Employee” means any person, including an Officer or Director, who is treated as an employee within the meaning of Section 3401(c) of the Code in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(s)   “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
(u)   “Fair Market Value” means, as applied to a specific date, the price of a share of Common Stock that is based on the opening, closing, actual, high, low or average selling prices of a share of Common Stock reported on any established stock exchange or national market system including without limitation the National Association of Securities Dealers, Inc. Automated Quotation System, the New York Stock Exchange and the National Market System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a share of Common Stock on the date as of which Fair Market Value is to be determined, or if shares of Common Stock are not publicly traded on such date, as of the most recent date on which shares of Common Stock were publicly traded. Notwithstanding the foregoing, if the Common Stock is not traded on any established stock exchange or national market system, the Fair Market Value means the price of a share of Common Stock as established by the Committee.
(v)   “New Purchase Date” means a new Purchase Date set by shortening any Offering then in progress.
(w) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.
(x)   “Offering” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(y)   “Offering Date” means a date selected by the Board for an Offering to commence.
(z)   “Offering Period” means a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Board pursuant to the Plan.
(aa)   “Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.
(bb)   “Participant” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.
(cc)   “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.
(dd)   “Plan” means this Getty Images Holdings, Inc. 2022 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.
(ee)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ff) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following an Offering Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(gg)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(hh)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(jj)   “Significant Investor Transaction” has the meaning set forth in Section 16(e)(i) hereof.
(kk)   “Significant Investors” shall mean the Koch Icon Investment, LLC, a Delaware limited liability company, and its Affiliates and the Family Investors.
(ll)   “Trading Day” means any day on which the exchange or market on which shares of Common Stock are listed is open for trading.
o  O  o

ANNEX N
THE GETTY IMAGES HOLDINGS, INC.
2022 EQUITY INCENTIVE PLAN
1.   Purpose.   The purpose of the Getty Images Holdings, Inc. 2022 Equity Incentive Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.
2.   Definitions.   Capitalized terms used and not otherwise defined herein shall have the meanings set forth below:
“Affiliate”means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with such first Person.
“Award” means a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Cash Award or other Stock-Based Award granted under the Plan.
“Award Agreement” means a notice or an agreement entered into between the Company and a Participant or provided by the Company to a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 14.2 hereof.
“Board” means the Board of Directors of the Company.
“Cash Award”means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
“Cause” has the meaning set forth in Section 12.2 hereof.
“Change in Control” has the meaning set forth in Section 11.3 hereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of no fewer than two members of the Board who are appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board.
“Common Stock” means the Company common stock, par value $0.0001 per share (and any shares or other securities into which such Common Stock may be converted or into which it may be exchanged).
“Company” means Getty Images Holdings, Inc. (f/k/a the Vector Holding, LLC), a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
“Date of Grant” means the date on which an Award under the Plan is granted by the Committee or such later date as the Committee may specify to be the effective date of an Award.
“Disability” means, unless otherwise defined in an Award Agreement, a disability described in Treasury Regulations Section 1.409A-3(i)(4)(i)(A). A Disability shall be deemed to occur at the time of the determination by the Committee of the Disability.
“Effective Date” has the meaning set forth in Section 15.1 hereof.
“Eligible Employee” means each employee of the Company or any of its Affiliates. An employee on a leave of absence may be an Eligible Employee, as determined by the Committee.

“Eligible Person” means any Person who is an officer, Eligible Employee, Non-Employee Director, or any natural person who is a consultant or other personal service provider of the Company or any of its Subsidiaries.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Fair Market Value” means, as applied to a specific date, the price of a share of Common Stock that is based on the opening, closing, actual, high, low or average selling prices of a share of Common Stock reported on any established stock exchange or national market system including without limitation the National Association of Securities Dealers, Inc. Automated Quotation System, the New York Stock Exchange (“NYSE”) and the National Market System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a share of Common Stock on the date as of which Fair Market Value is to be determined, or if shares of Common Stock are not publicly traded on such date, as of the most recent date on which shares of Common Stock were publicly traded. Notwithstanding the foregoing, if the Common Stock is not traded on any established stock exchange or national market system, the Fair Market Value means the price of a share of Common Stock as established by the Committee.
“Family Investors” means (i) any trust the beneficiaries of which are all Getty Family Members (each, a “Getty Trust”), (ii) any Getty Family Member but only in connection with a distribution from any Getty Trust with respect to which such Getty Family Member is a beneficiary, (iii) any other Person with respect to which all of the outstanding equity interests are owned beneficially and of record solely by Getty Family Members and/or Getty Trusts and (iv) in the case of any Getty Family Member, any other Person to whom securities are transferred by the laws of descent and distribution if such Getty Family Member is intestate.
“Getty Family Member” means any lineal descendant of J. Paul Getty (including children of any such lineal descendant by adoption and step children) or the spouse of any such lineal descendant.
“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.
“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.
“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that does not qualify as an Incentive Stock Option.
“Participant” means any Eligible Person who holds an outstanding Award under the Plan.
“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.
“Plan” means the Getty Images Holdings, Inc. Equity Incentive Plan as set forth herein, effective as of the Effective Date and as may be amended from time to time, as provided herein, and includes any sub-plan or appendix that may be created and approved by the Board to allow Eligible Persons of Subsidiaries to participate in the Plan.
“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.
“Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Service” means a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a Non-Employee Director, consultant or other service provider with the Company or any Subsidiary, as applicable.
“Significant Investor Transaction” has the meaning set forth in Section 11.3(a) hereof.
“Significant Investors” shall mean the Koch Icon Investment, LLC, a Delaware limited liability company, and its Affiliates and the Family Investors.
“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
“Stock-Based Award” means a grant of shares of Common Stock or any award that is valued by reference to shares of Common Stock to an Eligible Person under Section 10 hereof.
“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other Affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such Affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.
“Treasury Regulations” means regulations promulgated by the United States Treasury Department.
3.   Administration.
3.1   Committee Members.   The Plan shall be administered by the Committee. To the extent deemed necessary by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the NYSE or other principal exchange on which the Common Stock is then listed and (ii) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The Board may exercise all powers of the Committee hereunder and may directly administer the Plan. Neither the Company nor any member of the Board or Committee shall be liable for any action or determination made in good faith by the Board or Committee with respect to the Plan or any Award thereunder.
3.2   Committee Authority.   The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (vii) make all determinations it deems advisable for the administration of the Plan, (viii) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (ix) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, (x) accelerate the vesting or, to the extent applicable, exercisability or lapse of restrictions of any Award at any time (including, but not limited to, upon a Change in Control or upon termination of Service of a Participant under certain circumstances (including, without limitation, upon retirement)) and (xi) adopt such procedures, modifications or subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or provide services outside of the United States. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such Persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or board of directors of a Subsidiary or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
3.3   Delegation of Authority.   The Committee shall have the right, from time to time, to delegate in writing to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or other successor provision), other applicable law or such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
4.   Shares Subject to the Plan.
4.1   Number of Shares Reserved.   Subject to adjustment as provided in Section 4.2 and Section 4.4 hereof, the total number of shares of Common Stock that are available for issuance under the Plan (the “Share Reserve”) shall equal [•].1 Within the Share Reserve, the total number of shares of Common Stock available for issuance as Incentive Stock Options shall equal the maximum number of shares available for issuance under the Plan. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.
4.2   Share Replenishment.   Following the Effective Date, to the extent that an Award granted under this Plan is canceled, expired, repurchased, forfeited, surrendered, exchanged for cash, settled in cash or by delivery of fewer shares of Common Stock than the number underlying the Award, or otherwise terminated without delivery of the shares of Common Stock to the Participant under the Plan, the unissued shares of Common Stock will (i) not be deemed to have been delivered under the Plan, (ii) be available for future Awards under the Plan, and (iii) increase the Share Reserve by one share for each share that is retained by or returned to the Company. Shares of Common Stock that are withheld from any Award granted under this Plan in payment of the exercise, base or purchase price or taxes relating to such an Award shall be available for future Awards under the Plan, and shall increase the Share Reserve by one share for each share that is retained by or returned to the Company. Shares of Common Stock repurchased by the Company on the open market with the proceeds of an Option, will be deemed to have been delivered under the Plan and will not be available for future Awards under the Plan. The payment of dividend equivalents in cash in conjunction with any outstanding Award shall not count against the Share Reserve.
4.3   Awards Granted to Non-Employee Directors.   No Non-Employee Director may be granted, during any calendar year, Awards having a fair value (determined on the date of grant) that, when added to all other cash compensation paid to the Non-Employee Director in respect of the Non-Employee Director’s service as a member of the Board for such calendar year, exceeds $500,000.

1
Note to Draft: Share reserve equal to (i) five percent (5%) of the fully-diluted New CCNB Class A Common Stock immediately following the Closing, plus (ii) 2,250,000 shares of Common Stock for RSU Grants, plus (iii) the number of shares of Common Stock covered by the Company Options that will be assumed and converted pursuant to 3.1(b)(iii)(A)(2) of the Agreement.

4.4   Adjustments.   If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off or other corporate event or transaction or any other change affecting the Common Stock (other than regular cash dividends to stockholders of the Company), the Committee shall, in the manner and to the extent it considers appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of shares of Common Stock or other securities provided in Section 4.1 hereof, (ii) the number and kind of shares of Common Stock, units or other securities or rights subject to then outstanding Awards, (iii) the exercise, base or purchase price for each share or unit or other security or right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, and/or (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary to avoid additional taxes, be made in a manner consistent with the requirements of Section 409A of the Code and (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code, unless otherwise determined by the Committee.
5.   Eligibility and Awards.
5.1   Designation of Participants.   Any Eligible Person may be selected by the Committee to receive an Award and become a Participant. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such Person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to such Participant in any other year.
5.2   Determination of Awards.   The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.
5.3   Award Agreements.   Each Award granted to an Eligible Person shall be represented by an Award Agreement. The terms of the Award, as determined by the Committee, will be set forth in the applicable Award Agreements as described in Section 14.2 hereof.
6.   Stock Options.
6.1   Grant of Stock Options.   A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may be granted only to an Eligible Person satisfying the conditions of Section 6.7(a) hereof. Each Stock Option shall be designated on the Date of Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option. All Stock Options granted under the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable.
6.2   Exercise Price. Unless otherwise determined by the Committee, the exercise price per share of a Stock Option (other than a Stock Option substituted or assumed under Section 14.10) shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant. The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a share of Common Stock on the Date of Grant.
6.3   Vesting of Stock Options.    The Committee shall, in its discretion, prescribe in an award agreement the time or times at which or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited.

6.4   Term of Stock Options.   The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Subject to compliance with Section 409A of the Code, as applicable, and the provisions of this Section 6, the Committee may extend at any time the period in which a Stock Option may be exercised, but not beyond ten (10) years from the Date of Grant.
6.5   Stock Option Exercise; Tax Withholding.   Subject to such terms and conditions as specified in an Award Agreement (including applicable vesting requirements), a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax. Payment of the exercise price may be made: (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee in its sole discretion in an Award Agreement or otherwise (A) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Stock Option by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee. In accordance with Section 14.11 hereof, and in addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.
6.6   Limited Transferability of Nonqualified Stock Options.   All Stock Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 14.3 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act), or as otherwise permitted by the Committee to the extent also permitted by the general instructions of the Form S-8 registration statement, as may be amended from time to time, in each case as may be approved by the Committee in its discretion at the time of proposed transfer; provided, in each case, that any permitted transfer shall be for no consideration. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 14.3 hereof.
6.7   Additional Rules for Incentive Stock Options.
(a)   Eligibility.   An Incentive Stock Option may be granted only to an Eligible Person who is considered an employee for purposes of Treasury Regulation Section 1.421-1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.
(b)   Annual Limits.   No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Stock Options into account in the order in which granted. Any Stock Option grant that exceeds such limit shall be treated as a Nonqualified Stock Option.

(c)   Additional Limitations.   In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the Date of Grant and the maximum term shall be five (5) years.
(d)   Termination of Service.   An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than (i) three (3) months following termination of Service of the Participant with the Company and all Subsidiaries (other than as set forth in clause (ii) of this Section 6.7(d)) or (ii) one year following termination of Service of the Participant with the Company and all Subsidiaries due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.
(e)   Other Terms and Conditions; Nontransferability.   Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. A Stock Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.
(f)   Disqualifying Dispositions.   If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.
6.8   Repricing Prohibited.  Subject to the adjustment provisions contained in Section 4.4 hereof and other than in connection with a Change in Control, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award or cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan or otherwise approve any modification to such a Stock Option, that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the NYSE or other principal exchange on which the Common Stock is then listed.
6.9   No Rights as Stockholder.   The Participant shall not have any rights as a stockholder with respect to the shares underlying a Stock Option until such time as shares or Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.
7.   Stock Appreciation Rights.
7.1   Grant of Stock Appreciation Rights.   Stock Appreciation Rights may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic exercise or payment of the right upon a specified date or event. Stock Appreciation Rights shall be non-transferable, except as provided in Section 14.3 hereof. All Stock Appreciation Rights granted under the Plan are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code, to the extent applicable.
7.2   Terms of Stock Appreciation Rights.   The Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Stock Appreciation Right are not satisfied, the Award shall be forfeited. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee; provided, however, that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. Subject to compliance with Section 409A of the Code, as applicable, and the provisions of this Section 7.2, the Committee may extend at any time the period in which a Stock Appreciation Right may be exercised, but not beyond ten (10) years from the Date of Grant. The Committee may provide that a Stock Appreciation Right will cease to be exercisable upon or at the end of a period following a termination of Service for any reason. The base price of a Stock Appreciation Right shall be determined by the Committee in its discretion; provided, however, that the base price per share shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant (other than with respect to a Stock Appreciation Right substituted or assumed under Section 14.10).
7.3   Payment of Stock Appreciation Rights.   A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.
7.4   Repricing Prohibited.   Subject to the adjustment provisions contained in Section 4.4 hereof and other than in connection with a Change in Control, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall cancel a Stock Appreciation Right when the base price per share exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award or cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan or otherwise approve any modification to such Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the NYSE or other principal exchange on which the Common Stock is then listed.
7.5   No Rights as Stockholder.   The Participant shall not have any rights as a stockholder with respect to the shares underlying a Stock Appreciation Right unless and until such time as shares or Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.
8.   Restricted Stock Awards.
8.1   Grant of Restricted Stock Awards.   A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.
8.2   Vesting Requirements.   The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award are not satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company.
8.3   Transfer Restrictions.   Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, except as provided in Section 14.3 hereof. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates (if any) representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.
8.4   Rights as Stockholder.   Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted. The Committee shall determine and set forth in a Participant’s Award Agreement whether or not a Participant holding a Restricted Stock Award granted hereunder shall have the right to exercise voting rights with respect to the period during which the Restricted Stock Award is subject to forfeiture (the “Restriction Period”), and have the right to receive dividends on the Restricted Stock Award during the Restriction Period (and, if so, on what terms) provided that if a Participant has the right to receive dividends paid with respect to the Restricted Stock Award, such dividends shall be subject to the same vesting terms as the related Restricted Stock Award.
8.5   Section 83(b) Election.   If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.
9.   Restricted Stock Units.
9.1   Grant of Restricted Stock Units.   A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of a share of Common Stock on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine. Restricted Stock Units shall be non-transferable, except as provided in Section 14.3 hereof.
9.2   Vesting of Restricted Stock Units.   The Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Unit Award are not satisfied, the Award shall be forfeited.
9.3   Payment of Restricted Stock Units.   Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of a share of Common Stock, determined on such date or over such time period as determined by the Committee.
9.4   Dividend Equivalent Rights.  Dividends shall not be paid with respect to Restricted Stock Units. Dividend equivalent rights may be granted with respect to the shares of Common Stock subject to Restricted Stock Units to the extent permitted by the Committee and set forth in the applicable Award Agreement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Restricted Stock Units.
9.5   No Rights as Stockholder.   The Participant shall not have any rights as a stockholder with respect to the shares subject to a Restricted Stock Unit until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10.   Stock-Based Awards; Cash Awards.
10.1   Grant of Stock-Based Awards.   A Stock-Based Award may be granted to any Eligible Person selected by the Committee. A Stock-Based Award may be granted for past Services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee, and shall be based upon or calculated by reference to the Common Stock. The Committee shall determine the terms and conditions of such Awards, and such Awards may be made without vesting requirements. In addition, the Committee may, in connection with any Stock-Based Award, require the payment of a specified purchase price.
10.2   Rights as Stockholder.   The Participant shall not have any rights as a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, until such time as shares of Common Stock, if any, are issued to the Participant pursuant to the terms of the Award Agreement. If a Participant has the right to receive dividends paid with respect to the Stock-Based Award, such dividends shall be subject to the same vesting terms as the related Stock-Based Award, if applicable.
10.3   Cash Awards.   Cash Awards may be granted to any Eligible Person selected by the Committee. Cash Awards shall be in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Committee shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.
11.   Change in Control.
11.1   Effect on Awards.   Upon the occurrence of a Change in Control, except as otherwise provided by the Committee in an Award Agreement, all outstanding Awards may be treated in accordance with one or more of the following methods (and, for the avoidance of doubt, such treatment does not need to be uniform for Awards), as determined in the Committee’s sole discretion: (a) be (i) continued or assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent (with such continuation or assumption including conversion into the right to receive securities, cash or a combination of both), or (ii) substituted by the surviving company or corporation or its parent for awards (with such substitution including conversion into the right to receive securities, cash or a combination of both), with substantially similar terms for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards or other relevant factors, and with any applicable performance conditions deemed achieved (x) for any completed performance period, based on actual performance, as determined by the Committee or (y) for any partial or future performance period, at a level performance determined by the Committee (with the Award remaining subject only to time vesting), unless otherwise provided in an Award Agreement); (b) acceleration of exercisability, vesting and/or payment of outstanding Awards immediately prior to the occurrence of such event or upon or following such event; (c) upon written notice, providing that any outstanding Stock Options and Stock Appreciation Rights are exercisable during a period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Stock Options and Stock Appreciation Rights shall terminate to the extent not so exercised within the relevant period; or (d) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, Common Stock, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, however, that, in the case of Stock Options and Stock Appreciation Rights or similar Awards, the fair value may equal the excess, if any, of the value or amount of the consideration to be paid in the Change in Control transaction to holders of shares of Common Stock (or, if no such consideration is paid, Fair Market Value of the shares of Common Stock) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or if there is no such excess, Awards may be cancelled for no consideration; provided, further, that if any payments or other consideration are deferred and/or contingent as a result of escrows, earn outs, holdbacks or any other contingencies, subject to Section 409A of the Code, payments under this provision may be made on substantially the same terms and conditions applicable to, and only to the extent actually paid to, the holders of Common Stock in connection with the Change in Control.
11.2   Certain Terminations of Service.   To the extent determined by the Committee in its discretion at any time including as set forth in an Award Agreement, if a Participant’s Service with the Company and its Subsidiaries is terminated upon or within six (6) months following a Change in Control, or such longer period as the Committee determines which may be prior to, as of or following a Change in Control, by the Company without Cause (and no circumstances arising under Section 12.2(a) below exist) or upon such other circumstances as determined by the Committee, the unvested portion (if any) of all outstanding Awards held by the Participant shall immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any applicable performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the Committee, unless otherwise provided in an Award Agreement.
11.3   Definition of Change in Control.  Unless otherwise defined in an Award Agreement or other written agreement approved by the Committee, “Change in Control” means, and shall occur, if:
(a)   any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; provided, that a Change in Control shall not be deemed to occur pursuant to this Section 11.3(a) as a result of any of the Significant Investors becoming the beneficial owner, directly or indirectly, of securities held by another Significant Investor, except for any such transaction that results in the Company no longer being listed on a national securities exchange (a “Significant Investor Transaction”);
(b)   during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this section, a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board), or a director whose appointment results from a change in nomination rights of a Significant Investor as a result of a Significant Investor Transaction whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c)   a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 11.3(a) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or
(d)   the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets that has been approved by the stockholders of the Company other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.
Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
12.   Forfeiture Events.
12.1   General.   The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of Service for Cause, violation of laws, regulations or material Company policies, breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant, application of a Company clawback policy relating to financial restatement, or other conduct by the Participant that is detrimental to the business or reputation of the Company.
12.2   Termination for Cause.
(a)   Treatment of Awards.   Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of Service for Cause or (2) after termination, the Participant engages in conduct that violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 12.3 below. The Company shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs, whether the Participant engaged in an act or omission which would have warranted termination of Service for Cause or engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, the Company may suspend the Participant’s rights to exercise any Stock Option or Stock Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act or omission could constitute the basis for a termination for Cause as provided in this Section 12.2.
(b)   Definition of Cause. “Cause” means with respect to a Participant’s termination of Service, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import, which shall include but not be limited to “gross misconduct”)), termination due to a Participant’s (1) failure to substantially perform Participant’s duties or obey lawful directives that continues after receipt of written notice from the Company and a 10-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of Participant’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (5) material breach or violation of any agreement with the Company or its Affiliates, any restrictive covenant applicable to Participant, or any Company policy (including, without limitation, with respect to harassment); or (6) other conduct, acts or omissions that, in the good faith judgment of the Company, are likely to materially injure the reputation, business or a business relationship of the Company or any of its Affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement. With respect to a termination of Service for a non-employee director, Cause means an act or failure to act that constitutes cause for removal of a director under applicable law. Any voluntary termination of Service by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for Cause.
12.3   Right of Recapture.
(a)   General.   If at any time within one year (or such longer time specified in an Award Agreement or other agreement with a Participant or policy applicable to the Participant) after the date on which a Participant exercises a Stock Option or Stock Appreciation Right or on which a Stock-Based Award, Restricted Stock Award or Restricted Stock Unit vests, is settled in shares or otherwise becomes payable, or on which income otherwise is realized or property is received by a Participant in connection with an Award, (i) a Participant’s Service is terminated for Cause, (ii) the Committee determines in its discretion that the Participant is subject to any recoupment of benefits pursuant to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time, or (iii) after a Participant’s Service terminates for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of the Participant’s Service for Cause or (2) after a Participant’s termination of Service, the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, then, at the sole discretion of the Committee, any gain realized by the Participant from the exercise, vesting, payment, settlement or other realization of income or receipt of property by the Participant in connection with an Award, shall be repaid by the Participant to the Company upon notice from the Company, subject to applicable law. Such gain shall be determined as of the date or dates on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. To the extent not otherwise prohibited by law, the Company shall have the right to offset the amount of such repayment obligation against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).
(b)   Accounting Restatement.   If a Participant receives compensation pursuant to an Award under the Plan based on financial statements that are subsequently restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) any compensation recovery, “clawback” or similar policy, as may be in effect from time to time to which such Participant is subject and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy, whenever adopted, shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.
13.   Transfer, Leave of Absence, Etc.   For purposes of the Plan, except as otherwise determined by the Committee, the following events shall not be deemed a termination of Service: (a) a transfer to the service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or (b) an approved leave of absence for military service or sickness, a leave of absence where the employee’s right to re-employment is protected either by a statute or by contract or under the policy pursuant to which the leave of absence was granted, a leave of absence for any other purpose approved by the Company or if the Committee otherwise so provides in writing.
14.   General Provisions.
14.1   Status of Plan.   The Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver shares of Common Stock or make payments with respect to Awards.

14.2   Award Agreement.   An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or other amounts or securities subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement also may set forth the effect on an Award of a Change in Control and/or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and also may set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.
14.3   No Assignment or Transfer; Beneficiaries.   Except as provided in Section 6.6 hereof or as otherwise provided by the Committee to the extent not prohibited under Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Committee, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as determined under the Company 401(k) retirement plan or other applicable retirement or pension plan. In lieu of such determination, a Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant’s lifetime. In the absence of a valid designation as provided above, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the legatee or legatees of such Award designated under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. Any transfer permitted under this Section 14.3 shall be for no consideration.
14.4   No Right to Employment or Continued Service.   Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason or no reason at any time.
14.5   Rights as Stockholder.   A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.4 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the stock certificates (if any) be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions. Should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee considers necessary or advisable.

14.6   Trading Policy and Other Restrictions.   Transactions involving Awards under the Plan shall be subject to the Company’s insider trading and other restrictions, terms, conditions and policies, established by the Committee from time to time or by applicable law.
14.7   Section 409A Compliance.   To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment, transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months plus one (1) day following the date of the Participant’s termination of Service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A) and, upon expiration of such delay period, all payments and benefits delayed pursuant to this Section 14.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to such Participant in a lump sum, and all remaining payments and benefits due under this Plan or any Award Agreement shall be paid or provided in accordance with the normal payment dates specified for herein or therein, as applicable. For purposes of Section 409A of the Code, a Participant’s right to receive any installment payments pursuant to this Plan or any Award granted hereunder shall be treated as a right to receive a series of separate and distinct payments. For the avoidance of doubt, each applicable tranche of shares of Common Stock subject to vesting under any Award shall be considered a right to receive a series of separate and distinct payments. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
14.8   Section 457A Compliance.   In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant. To the extent that an Award constitutes deferred compensation subject to Section 457A, such Award will be subject to taxation in accordance with Section 457A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 457A of the Code or any damages for failing to comply with Section 457A of the Code.
14.9   Securities Law Compliance.   No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any action that the Company determines is necessary or advisable to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired solely for investment purposes and without any current intention to sell or distribute such shares.
14.10   Substitution or Assumption of Awards in Corporate Transactions.   The Committee may grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity, in substitution for awards previously granted by such corporation or other entity or otherwise. The Committee may also assume any previously granted awards of a former employee or a current employee, director, consultant or other service provider of another corporation or entity that becomes an Eligible Person by reason of such corporate transaction. The terms and conditions of the substituted or assumed awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. To the extent permitted by applicable law and the listing requirements of the NYSE or other exchange or securities market on which the Common Stock are listed, any such substituted or assumed awards shall not reduce the Share Reserve.
14.11   Tax Withholding.   A Participant shall be responsible for payment of any taxes or similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include, to the extent permitted by the Committee in its sole discretion, permitting the Participant to elect to satisfy the withholding obligation by tendering shares of Common Stock to the Company or having the Company withhold a number of shares of Common Stock having a value in each case up to the maximum statutory tax rates in the applicable jurisdiction or as the Committee may approve in its discretion (provided that such withholding does not result in adverse tax or accounting consequences to the Company), or similar charge required to be paid or withheld. In addition, to the extent permitted by the Committee in its sole discretion in an Award Agreement or otherwise, and subject to Section 16 of the Exchange Act, withholding may be satisfied through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the withholding amount, which shall be subject to any terms and conditions imposed by the Committee. The Company shall have the power and the right to require a Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any shares of Common Stock deliverable under an Award to satisfy such withholding obligation.
14.12   Unfunded Plan.   The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of shares of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
14.13   Other Compensation and Benefit Plans.   The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

14.14   Plan Binding on Transferees.   The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.
14.15   Severability.   If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
14.16   Governing Law.   The Plan, all Awards and all Award Agreements, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to the Plan, any Award or Award Agreement, or the negotiation, execution or performance of any such documents or matter related thereto (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with the Plan, any Award or Award Agreement, or as an inducement to enter into any Award Agreement), shall be exclusively governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations and repose, but without regard to any borrowing statute that would result in the application of the statute of limitations or repose of any other jurisdiction.
14.17   No Fractional Shares.   No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
14.18   No Guarantees Regarding Tax Treatment.   Neither the Company nor the Committee make any guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code, Section 4999 of the Code or otherwise and neither the Company nor the Committee shall have any liability to a Person with respect thereto.
14.19   Data Protection.   By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third party administrators of any data of a professional or personal nature for the purposes of administering the Plan and in connection with a Participant’s status as a stockholder of the Company upon the issuance of any shares of Common Stock pursuant to an Award.
14.20   Awards to Non-U.S. Participants.  To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has employees, Non-Employee Directors or consultants, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws, (ii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and (iii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 14.20 by the Committee shall be attached to this Plan document as appendices.
15.   Term; Amendment and Termination; Stockholder Approval.
15.1   Term.   The Board has adopted this plan as of the date written below. The Plan shall be effective as of the date of its approval by the stockholders of the Company within 12 months of the adoption (the “Effective Date”). Subject to Section 15.2 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.
15.2   Amendment and Termination.   The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, however, that no amendment, modification, suspension or termination of the Plan shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension or termination by the Company’s stockholders to the extent it deems necessary in its discretion for purposes of compliance with Section 422 of the Code or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of the NYSE or other exchange or securities market. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable in its discretion to comply with, take into account changes in, or interpretations of, applicable tax laws (including Section 409A of the Code), securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.
The Plan was adopted by the Board on [•], 2022.

ANNEX O
December 9, 2021
CONFIDENTIAL
Board of Directors
CC Neuberger Principal Holdings II
200 Park Avenue, 58th Floor
New York, NY 10166
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to CC Neuberger Principal Holdings II (“CCNB”), a Cayman Islands exempted company, of the aggregate Merger Consideration (as defined below) derived from an aggregate transaction equity value of $2,912,000,000 (the “Transaction Equity Value”) to be paid to Company Equityholders (as defined below), pursuant to that certain Business Combination Agreement (the “Agreement”) to be entered into by and among (a) CCNB, (b) Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“New CCNB”), (c) Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), (d) Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 1”), (e) Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 2”, and together with CCNB, New CCNB, Domestication Merger Sub and G Merger Sub 1, each a “CCNB Party” and, collectively, the “CCNB Parties”), (f) Griffey Global Holdings, Inc., a Delaware Corporation (the “Company”), and (g) for limited purposes set forth therein, Griffey Investors, LP, a Delaware limited liability company.
Pursuant and subject to the terms of the Agreement, the Transaction Equity Value will be delivered in the form of cash (the “Cash Consideration”), which you we understand is currently anticipated to be in the amount of $589 million, and shares of Class A common stock, par value $0.0001 per share of New CCNB (“New CCNB Class A Stock”) or options therefor (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”), based on a contractually agreed value of $10.00 per share (the “Reference Price”). We understand that pursuant to the Agreement, the mix of Cash Consideration and Stock Consideration is subject to adjustment under certain circumstances which could result in a reduction to the Cash Consideration and an increase to the Stock Consideration (and as to which we express no opinion). As more fully described in the Agreement, (i) prior to the effective time of the First Getty Merger, among other things (x) New CCNB will convert from a Delaware limited liability company to a Delaware corporation (the “Statutory Conversion”), and (y) CCNB will merge with and into Domestication Merger Sub (the “Domestication Merger”) and as a result of the Domestication Merger, CCNB will become a wholly-owned subsidiary of New CCNB, (ii) G Merger Sub 1 will merge with and into the Company, with the Company surviving as a subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB (the “First Getty Merger”), and (ii) the Company will merge with and into G Merger Sub 2, with G Merger Sub 2 surviving as a direct subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”, together with the Domestication Merger, the “Mergers”).
At the First Getty Merger, (A) the Company will become an indirect wholly-owned subsidiary of New CCNB, (B) shares of the Company’s preferred stock, par value $0.01 per share (“Company Preferred Stock”), issued and outstanding immediately prior to the effective time of the First Getty Merger will be cancelled and the holders thereof (the “Preferred Holders”) will be entitled to receive the applicable portion of the Merger Consideration consisting of Cash Consideration and Stock Consideration as set forth in the Agreement, (C) shares of the Company common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the First Getty Merger will be cancelled and the holders thereof (the “Common Holders”) will be entitled to receive the applicable portion of the Merger Consideration consisting of the Stock Consideration as set forth in the Agreement, and (D) Vested Company Options (as defined in the Agreement) outstanding immediately prior to the First Getty Merger will be assumed by New CCNB and converted into options granting the holder thereof (“Vested Option Holders” and together with the Preferred Holders and the Common Holders, the “Company Equityholders”) options to purchase a number of shares of New CCNB Class A Stock as set forth in the Agreement, which shares of Class A Common Stock are included as part of the Stock Consideration. We understand that under the Agreement, the Common Holders will also be entitled to receive Earn-Out Shares (as defined in the Agreement).
For purposes of the opinion set forth herein, we have:
(i)
reviewed certain historical internal financial information and other data relating to the Company provided to us by CCNB and approved for our use by CCNB;

(ii)
reviewed certain financial projections, estimates and other data for the Company provided to us by the management of CCNB and approved for our use by CCNB;

(iii)
reviewed certain pro forma financial effects of the transactions contemplated by the Agreement (the “Transaction”) furnished to us by CCNB;

(iv)
conducted discussions with members of the senior management and representatives of the Company and CCNB concerning the information described in clauses (i)  — (iii) above, as well as the businesses and prospects of the Company and CCNB generally;

(v)
compared the financial performance and condition of the Company with that of certain publicly traded companies that we deemed relevant;

(vi)
reviewed a draft, dated December 8, 2021, of the Agreement; and

(vii)
performed such other analyses and reviewed such other material and information as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management and other representatives of CCNB that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our analysis or opinion. With respect to the financial projections and other data relating to the Company and CCNB which you have directed we use for our analysis, we have assumed, that they have been prepared in good faith and based upon assumptions which, in light of the circumstances under which they were made, were reasonable, and that such financial projections, and other data are appropriate bases upon which to evaluate, the future financial performance of the Company and CCNB and the other matters covered thereby. We have assumed that, (i) the Reference Price represents the fair market value of a share of New CCNB Class A Stock, (ii) any adjustments to or reallocation of the Merger Consideration in accordance with the Agreement or otherwise would not be material to our analysis or this opinion, and (iii) the Funded Net Indebtedness (as defined in the Agreement) will be no greater than the $1.35 billion. We express no opinion as to any financial projections, estimates or other data or the assumptions on which they are based.
We have not conducted a physical inspection of the facilities or property of the Company or CCNB. We have not assumed any responsibility for or performed any independent valuation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of the Company or CCNB, nor have we been furnished with any such valuation or appraisal, and we have not considered any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings to which the Company or CCNB is or in the future may be a party or subject. Furthermore, we have not considered any tax, accounting, legal or regulatory effects of the Transaction or the Transaction structure on any person or entity and we have assumed the correctness in all respects material to our analysis and opinion of all tax, accounting, legal and regulatory advice given to CCNB.
We have assumed that the final Agreement, when signed by the parties thereto, will be substantially the same as the draft Agreement reviewed by us and will not vary in any respect material to our analysis or opinion. We also have assumed that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Transaction, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the combined business or the Transaction or that otherwise would be in any respect material to our analysis or opinion. We further have assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder. In addition, for purposes our opinion and analysis, we have assumed that no Preferred Dividend (as defined in the Agreement) will be paid prior to the effective time of the Getty Mergers.
Our opinion is necessarily based on economic, monetary, regulatory, market and other conditions as in effect on December 8, 2021, and other information made available to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. We express no opinion as to what the value of the shares of New CCNB Class A Stock actually will be when issued pursuant to the Transaction or the prices at which such New CCNB Class A Stock or any other securities of New CCNB may trade at any time. With your consent, we are not expressing any opinion on any potential future consideration, including equity interests of New CCNB such as the Earn-out Shares, that may be received by Company Equityholders or others contingent on certain market prices for shares of New CCNB Class A Stock. In addition, we understand that holders of Unvested Company Options (as defined in the Agreement) will receive unvested New CCNB options, which are not part of the Merger Consideration and to which you have instructed us to ascribe no value for purpose of our analysis and opinion. Accordingly, we express no opinion as to the terms of such unvested options and have assumed at your direction that they do not affect the capital structure of New CCNB in a manner material to our analysis. We are not expressing any opinion as to fair value or the solvency of the Company, New CCNB or CCNB following the closing of the Transaction. We do not express any opinion as to the prices at which the securities of any of the Company, CCNB or New CCNB may be transferable at any future time or as to the impact of the Transaction on, or as to, the solvency or viability of the Company, CCNB or New CCNB, or the ability for obligations associated with the Company, CCNB or New CCNB to be paid when they come due. Furthermore, our opinion does not address CCNB’s underlying business decision to undertake the Transaction, and our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or business strategies that might be available to CCNB. Our opinion is limited to the fairness, from a financial point of view, to CCNB of the aggregate Merger Consideration having a value derived from the Transaction Equity Value to be paid to Company Equityholders in connection with the Transaction and does not address any other term, aspect or implication of the Transaction or the terms of the Agreement or the documents referred to therein, including, without limitation, the form or structure of the Transaction, the Statutory Conversion, the Domestication Merger, the Second Getty Merger, the allocation of the Aggregate Consideration among the Company Equityholders, the treatment of any guarantee, indemnification arrangement or other agreement, arrangement or understanding entered into in connection with, or contemplated by or resulting from, the Transaction or otherwise.
Our opinion does not address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of the Company, CCNB or New CCNB or any other entity or relative fairness. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Transaction Equity Value, the Merger Consideration or otherwise. The issuance of this opinion has been authorized by our fairness opinion committee.
In connection with our engagement, we were not authorized to, and we did not, solicit third-party indications of interest in the acquisition of all or a part of CCNB and we were not requested to, and we did not, participate in the negotiation or structuring of the Transaction.
Natixis, S.A. (“Natixis”), the holder of a majority of our outstanding voting equity, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and non-financial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, CCNB, and/or their respective affiliates or any currency or commodity that may be involved in the Transaction. We have acted as financial advisor to CCNB with respect to this opinion and will receive a fee for our services which was earned upon our rendering this opinion. In addition, CCNB has agreed to reimburse our expenses and indemnify us against certain liabilities related to or arising out of our engagement. During the two years prior to the date hereof, our affiliate, Natixis Securities Americas LLC (“NSA”), acted as a co-manager of CCNB’s initial public offering as well as the initial public offering of CC Neuberger Principal Holdings III (“CCN III”), and received initial underwriting fees in connection therewith and will also be entitled to receive deferred underwriting fees upon, and subject to, the consummation of CCNB’s and CCN III’s initial business acquisitions. Under a fee sharing arrangement we have with NSA, we received a portion of such initial underwriting fees and we will be entitled to receive a portion of CCN III’s deferred underwriting fees subject to the consummation of CCN III’s initial business acquisition. Further, during the two years prior to the date hereof, we provided investment banking services to a management group that partnered with CC Capital and other investors to acquire Wilshire Associates, for which we received compensation. Although we have not provided financial advisory services to the Company for which we received compensation, we, Natixis and our respective affiliates in the future may provide such services to CCNB, New CCNB, the Company and/or their respective affiliates and may receive compensation for rendering such services.
This letter and our advisory services are provided solely for the benefit and use of the Board of Directors of CCNB (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute a recommendation as to how the Board of Directors or any other party should vote or act with respect to the Transaction or any other matter.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate Merger Consideration derived from the Transaction Equity Value to be paid by CCNB to Company Equityholders in connection with the Transaction is fair from a financial point of view to CCNB.
Very truly yours,
/s/ SOLOMON PARTNERS SECURITIES, LLC
SOLOMON PARTNERS SECURITIES, LLC

ANNEX P
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [insert date] between Vector Domestication Merger Sub, LLC (the “Surviving Company”) and CC Neuberger Principal Holdings II (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Delaware limited liability company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute and the Delaware Limited Liability Company Act.
Whereas the board of directors of the Merging Company and the sole managing member of the Surviving Company deem it desirable and in the best interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of 9 December 2021 and made between, among others, the Surviving Company and the Merging Company (the “Business Combination Agreement”), a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1
The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2
The surviving company (as defined in the Statute) is the Surviving Company.

3
The registered office of:

3.1
the Surviving Company is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America; and

3.2
the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below):

4.1
the share capital of the Merging Company will be US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each;

4.2
the Surviving Company will not have a share capital and the limited liability interests of the Surviving Company will be wholly-owned by the sole managing member of the Surviving Company.

5
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

6
The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company and limited liability company interests of the Surviving Company into limited liability company interests of the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

7
The rights and restrictions attaching to the limited liability company interests in the Surviving Company are set out in the limited liability company agreement of the Surviving Company in the form annexed at Annexure 2 hereto.

8
The limited liability company agreement of the Surviving Company immediately prior to the Merger shall be its limited liability company agreement after the Merger.

9
There are no amounts or benefits which are or shall be paid or payable to any director of the Merging Company or the sole managing member of the Surviving Company consequent upon the Merger.

10
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11
The name and address of the sole managing member of the surviving company (as defined in the Statute) is Vector Holding, Inc. of c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America.

12
This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

13
This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

14
At any time prior to the Effective Date, this Plan of Merger may be:

14.1
terminated by either the sole managing member of the Surviving Company or the board of directors of the Merging Company;

14.2
amended by both of the sole managing member of the Surviving Company and the board of directors of the Merging Company to:

(a)
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)
effect any other changes to this Plan of Merger which both the sole managing member of the Surviving Company and the board of directors of the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the sole managing member of the Surviving Company and the board of directors of the Merging Company, respectively.

15
This Plan of Merger may be executed in counterparts.

16
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank — signature pages follow)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Vector Domestication Merger Sub, LLC	)
By:	)	Name:
	)	Title: Officer of Vector Holding, Inc., the sole managing member of Vector Domestication Merger Sub, LLC

SIGNED by	)
CC Neuberger Principal Holdings II	)
By:	)	Name:
	)	Title: Director

Annexure 1
Business Combination Agreement

Annexure 2
Limited Liability Company Agreement
of
Vector Domestication Merger Sub, LLC

ANNEX Q
RESTATED OPTION AGREEMENT
THE AGREEMENT, made as of the 9th day of February 1998 by and between:
(1)
GETTY INVESTEMENTS LLC, a limited liability company organised and existing under the laws of the State of Delaware, United States of America, With its principal office at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502, USA (hereinafter “Getty Investments”);

(2)
GETTY IMAGES, INC., a company incorporated and existing under the laws of Delaware, with its principal office at 500 North Michigan Avenue, Suite 1700. Chicago, Illinois 60611, USA, (hereinafter “Getty Images”); and

(3)
GETTY COMMUNICATIONS PLC, a company incorporated under the laws of England and Wales (registered number 3005770), with its registered of at 191 Bayham Street, Camden Town, London NW1 0AG, England (hereinafter “Getty Communications”).

WITNESSETH:
WHEREAS Getty Investments owns and significant interest in Getty Images:
WHEREAS ownership of Getty investments resides in membership interests held by trusts and other entities whose beneficial owners and beneficiaries and members of the Getty family:
WHEREAS said members of the Getty family have consented to the use and registration of the “Getty” name as a trade name, trademark and service mark by Getty images and the companies under its control and Getty Investments hereby agrees to provide to the extent it is able to any written consent required to achieve registration, where the rights or trade marks of the Getty family and related companies are cited as obstacles in the prosecution of “Getty” Marks of Getty Images;
WHEREAS Getty Images and its subsidiaries use or intend to use the trade names, trademarks and service marks “Getty” and derivations thereof, including without limitation the trade names, trade marks and service marks set forth in schedule A (hereinafter collectively the “Getty Marks” which term shall include and future trade names, trademarks and service marks incorporating “Getty” and the aforementioned design) of photograph library, stock film and video agency services, and related goods and services:
WHEREAS Getty Communications and its subsidiaries have applied for registration of the Getty marks in the United States, the United Kingdom, and the European union and any other jurisdiction; and
WHEREAS Getty Investments wishes to retain control over the Getty Marks in the event that a third party acquires a Controlling Interest (as hereinafter defined) of Getty Images,
NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth the parties do hereby agree as flows:
1.
GRANT OF OPTION

Subject to the terms and conditions set forth below, and for consideration of $1 (the receipt and adequacy of which are hereby acknowledged) Getty Images grants to Getty Investments the right and option to purchase all right, title and interest in and to the Getty Marks, together with the goodwill of the business symbolized by the marks, and all applications and registrations for said marks, for the sum of $100. Getty Images shall not sell, transfer or encumber the Getty Marks, or any interest therein, without the prior written consent of Getty Investments.
2.
EXERCISE OF OPTION

(a)
Getty Investments shall have the right to exercise said option at any time in the future, but only after a third party (or related third party group) shall obtain a Controlling Interest in Getty Images. For the purposes hereof, the phrase, “Controlling interest” shall mean the ability to cast a majority of the total votes capable of being cast at any meeting of the holders of shares in Getty Images. Getty Investments shall have thirty (30) days after being notified in writing that any such third party has obtained a Controlling Interest in Getty Images in which to exercise this option by mailing, by certified mail, return receipt requested, a written notice of its exercise to Getty Images together with the payment of $100.
(b)
With thirty (30) days of the receipt of said notice and payments Getty Images and Getty Communications shall execute and deliver to Getty Investments an assignment of all right, title and interest in and to the Getty Marks and all applications and registrations for said marks. Said assignment shall be in a form suitable for recordal with the appropriate governmental agencies of the United State, the United Kingdom and the European Union and any other Jurisdiction in which the Getty Marks are registered or in which there are applications for registration pending. In the event that the assignments supplied are not in a form suitable for recordal with the appropriate governmental agencies or further documentation is required, Getty Images and Getty Communications undertake to execute any such further documents reasonably required by Getty Investments to effect final recordal of assignment.

3.
PHASE-OUT PERIOD AND LICENSE

(a)
Getty Images shall have one year from the date of the notice referred to in Clause 2(b) above, to phase out all use by Getty Images and its subsidiaries of all the Getty Marks (hereinafter the “Phase-Out Period”).

(b)
During the Term of the Phase-Out Period, Getty Investments grants to Getty Images and its subsidiaries a written license to use the Getty Marks throughout the world in connection with the goods, services and business of Getty Images and its subsidiaries, subject to the following terms and conditions:

(i)
the license shall become effective as of the date of the assignment and shall expire one year from said date;

(ii)
the license shall be royalty free;

(iii)
all use of the Getty Marks by Getty Images and its subsidiaries during the Phase-Out Period shall insure to the benefit of Getty Investments, and all such use shall bear appropriate legal notices indicating that the marks are being used under license from Getty Investments;

(iv)
Getty Images shall maintain the same high standard of quality for the goods ad services offered for sale and sold under the Getty Marks as it maintained while they were under its ownership, and Getty Investments shall have the right to make such inquiries, and to conduct such investigations, as it reasonably deems necessary to insure the continued maintenance by Getty Images of this high standard of quality; and

(v)
upon the expiration of the Phase-Out Period, Getty Images and its subsidiaries shall immediately cease to use, in any manner and for any purpose, directly or indirectly, any of the Getty Marks, and promptly destroy all remaining inventory of materials bearing any of the Getty Marks.

4.
ADOPTION OF NEW NAMES AND MARKS

(a)
During the Phase-Out Period, Getty Investments shall have the right to determine that the new trade names, trademarks and service marks to be used by Getty Images and its subsidiaries (hereinafter “New Names and Marks”) do not contain the Getty Marks nor be confusingly similar to any of the Getty Marks.

(b)
No later the ninety (90) days prior to the expiration to the Phase-Out Period, Getty Images shall submit for the review of Getty Investments its proposed new Name and Marks. Getty Investments shall have thirty (30) days within which to object to such new Names and Marks. If Getty Investments fails to respond in writing within this period, Getty Investments shall have no further right to object.

(c)
Upon the expiration of the Phase-Out Period, Getty Images and those of its subsidiaries that use the Getty Marks in their corporate name shall take all appropriate steps to change its corporate names, to communicate this change to their customers, and shall cease to use the Getty Marks.

5.
FURTHER ASSURANCE

(a)
Getty Images shall, if requested by Getty Investments, procure that any subsidiary of it that uses the Getty Marks shall enter into an agreement with Getty Investments in similar terms to this Agreement (the “Subsidiary Agreement”) save that if such subsidiary ceases to be a subsidiary of Getty Images without also ceasing its use of the Getty Marks and transferring any ownership rights to Getty Images, the Phase Out Period in the Subsidiary Agreement shall be 10 days.

(b)
Getty Images agrees that it will and will procure that its subsidiaries will do and execute all necessary acts and documents to give effect to this agreement.

6.
NOTICES

All notices or other communications required or permitted by this agreement shall be in writing and sent to the parties at the following addresses:
To Getty Investments:
Getty Investments LLC
1325 Airmotive Way, Suite 262
Reno
Nevada 89502
USA
Attention: Jan Moehl/Mark Jenness
To Getty Images:
Getty Images, Inc
101 Bayham Street
Camden Town
Londaon NW1 0AG
England
Attention: Jonathan Klein
To Getty Communications:
Getty Communications plc
101 Bayham Street
Camden Town
London NW1 0AG
England
Attention: Jonathan Klein
7.
MISCELLANEOUS

(a)
This agreement is governed exclusively by Delaware law.

(b)
To the fullest extent permitted by law any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by mandatory final and binding arbitration in New York City, New York, USA under the auspices of ad in accordance with the rules, then obtaining, of the American Arbitration Act and judgment upon the award tendered may be entered in any court having jurisdiction thereof. The reasonable fees, costs and expenses, including legal fees, incurred in connection with such arbitration shall be borne equally by the parties. Nothing in this paragraph 7(b) shall limit any right that any party may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.
(c)
In the event of an action for breach of this agreement, the parties acknowledge that recovery of damages shall not be a sufficient remedy, and the aggrieved party shall be entitled to specific performance thereof in addition to other legal remedies to which it may be entitled.

(d)
Getty Investments shall have the right to record this agreement against any and all applications and registrations of the Getty Marks with the appropriate governmental agencies of the United States, the United Kingdom and the European Union and any other Jurisdictions.

(e)
This agreement is binding upon the parties hereto, their subsidiaries, divisions and all those acting in concert or in participation with them or under their direction or control, and upon their successor and assigns.

(f)
In the event that a Getty Images subsidiary which has not execute this agreement uses any of the Getty Marks at any time in the future, such entity shall be required by Getty Images to execute this Agreement in counterpart, and Getty Investments shall be provided a copy of said counterpart.

(g)
This agreement embodies the entire agreement of the parties hereto and supersedes all prior negotiations, understandings and agreements whether written or oral. No part of this agreement may be varied by any party hereto. Except by a writing signed by each of the parties.

IN WITNESS THEREOF, the parties have caused this agreement to be executed by their duly authorised officers.

SCHEDULE A
ID	Country:	Proprietor:	Trademarks	Status	App No:	App Date:	Reg No:	Reg Date:	Display Classes:
20397	Exrepean Union (CTM)	Getty Communications Group Limited	GETTY	Pending	263240	09 May 1996			9, 16, 38 & 41
20824	United Sates	Getty Communications Limited	G Device	Pending	75/122977	20 Jun 1996			9, 16, 28 & 41
20826	United States	Getty Communications Limited	GETTY	Pending	75/122786	20 Jun 1996			9, 16, 38 & 41
20625	United States	Getty Communications Limited	GETTY COMMUNICATIONS	Pending	[ILLEGIBLE]	20 Jun 1996			9, 16, 38 & 41
23605	Austrlia	Getty Communications Plc	GETTY	Pending	727426	07 Feb 1997			9 & 41
23603	Canada	Getty Communications Plc	GETTY	Pending	835536	05 Feb 1997			9, 16. 38 &:41
23653	China	Getty Communications Plc	GETTY	Pending	970887237	20 Aug 1997			9
23654	China	Getty Communications Plc	GETTY	Pending	970087236	20 Aug 1997			41
22659	European Union (CTM)	Getty Communications Plc	G Device	Pending	364919	11 Oct 1996			9, 16, 38 & 41
23649	Hong Kong	Getty Communications Plc	GETTY	Pending	1867/97	l2 Feb 1997			9
23650	Hoag Kong	Getty Communications Plc	GETTY	Pending	1869/97	12 Feb 1997			41
23619	India	Getty Communications Plc	GETTY	Pending	753090	10 Feb 1997			9
23620	India	Getty Communications Plc	GETTY	Pending	753091	10 Feb 1997			16
23621	Indonesia	Getty Communications Plc	GETTY	Pending	0973705	09 May 1997			9
23622	Indonesia	Getty Communications Plc	GETTY	Pending	0978704	09 May 1997			16
23623	Indonesia	Getty Communications Plc	GETTY	Pending	J973707	09 May 1997			38
23524	Indonesia	Getty Communications Plc	GETTY	Pending	J973706	09 May 1977			41
23565	Israel	Getty Communications Plc	GETTY	Pending	110225	06 Feb 1997			9
23666	Israel	Getty Communications Plc	GETTY	Pending	110226	06 Feb 1997			41
23659	Japan	Getty Communications Plc	GETTY	Pending	H09-028811	19 Mar 1997			9
25660	Japan	Getty Communications Plc	GETTY	Pending	H09-028812	19 Mar 1997			41
25413	Japan	Getty Communications Plc	GETTY	Pending	H09-113608	08 May 1997			9
23645	Korea (South)	Getty Communications Plc	GETTY	Pending	97-6679	17 Feb 1997			9
23646	Korea (South)	Getty Communications Plc	GETTY	Pending	97-6676	17 Feb 1997			16
23647	Korea (South)	Getty Communications Plc	GETTY	Pending	97-1518	17 Feb 1997			38

ID	Country:	Proprietor:	Trademarks	Status	App No:	App Date:	Reg No:	Reg Date:	Display Classes:
23648	Korea (South)	Getty Communications Plc	GETTY	Pending	97-1519	17 Feb 1997			41
23625	Malaysia	Getty Communications Plc	GETTY	Pending	97/05668	02 May 1997			9
23626	Malaysia	Getty Communications Plc	GETTY	Pending	97/05669	02 May l997			16
21607	New Zealand	Getty Communications Plc	GETTY	Pending	272463	07 Feb 1997			9
23608	New Zealand	Getty Communications Plc	GETTY	Pending	272464	07 Feb 1997			41
23667	Saudi Arabia	Getty Communications Plc	GETTY	Pending	37504	17 Feb 1997			9
23668	Saudi Arabia	Getty Communications Plc	GETTY	Pending	37506	17 Feb 1997			41
23637	Singapore	Getty Communications Plc	GETTY	Pending	1592/97	12 Feb 1997			9
23636	Singapore	Getty Communications Plc	BETTY	Pending	1593/97	12 Feb 1997			16
23639	Singapore	Getty Communications Plc	GEITY	Pending	1594/97	12 Feb 1997			38
23640	Singapore	Getty Communications Plc	GETTY	Pending	1595/97	12 Feb 1997			21
23611	South Africa	Getty Communications Plc	GETTY	Pending	097/31720	16 Feb 1997			9
23612	South Africa	Getty Communications Plc	GETTY	Pending	097/31721	16 Feb 1997			16
23613	South Africa	Getty Communications Plc	GETTY	Pending	097/31722	06 Feb 1997			38
23614	South Africa	Getty Communications Plc c	GETTY	Pending	097/31723	06 Feb 1997			41
23657	Taiwan	Getty Communications Plc	GETTY	Pending	867376	15 Feb 1997			9
23658	Taiwan	Getty Communications Plc	GETIY	Pending	867374	15 Feb 1997			41
23629	Thailand	Getty Communications Plc	GETTY	Pending	[ILLEGIBLE]	04 Jul 1997			9
23630	Thailand	Getty Communications Plc	GETTY	Pending	[ILLEGIBLE]	04 Jul 1997			16
23631	Thailand	Getty Communications Plc	GETTY	Pending	[ILLEGIBLE]	04 Jul 1997			38
23632	Thailand	Getty Communications Plc	GETTY	Pending	[ILLEGIBLE]	04 Jul 1997			41
23663	Turkey	Getty Communications Plc	GETTY	Pending	2418	26 Feb 1997			9
23664	Turkey	Getty Communications Plc	GETTY	Pending	2428	26 Feb 1997			41
23671	United Arab Emirates	Getty Communications Plc	GETTY	Pending	[ILLEGIBLE]	29 Mar 1997			9
23672	United Arab	Getty Communications Plc	GETTY	Pending	[ILLEGIBLE]	29 Mar 1997			41
	Emirates
24537	Australia	Getty Images Limited	G & Eye Device	Pending	734738	16 May 1997			9 & 41
24531	Brazil	Getty Images Limited	G & Eye Device	Pending	820135666	21 Jul 1997			9
25347	Brazil	Getty Images Limited	G & Eye Device	Pending	820135674	21 Jul 1997			41
25669	Brazil	Getty Images Limited	G & Eye Device	Pending					41

ID	Country:	Proprietor:	Trademarks	Status	App No:	App Date:	Reg No:	Reg Date:	Display Classes:
25860	Brazil	Getty Images Limited	GETTY IMAGES	Pending					9
25661	Brazil	Getty Images Limited	GETTY IMAGES	Pending					41
24539	Canada	Getty Images Limited	G & Eye Device	Pending	845150	5 May 1997			9 & 41
24540	China	Getty Images Limited	G & Eye Device	Pending	[ILLEGIBLE]	[ILLEGIBLE]			9
24544	China	Getty Images Limited	G & Eye Device	Pending	910070655	[ILLEGIBLE]			41
25868	Colombia	Getty Images Limited	G & Eye Device	Pending					9
25863	Colombia	Getty Images Limited	GETTY IMAGES	Pending					9
25863	Colombia	Getty Images Limited	GETTY IMAGES	Pending					41
25870	Costa Rica	Getty Images Limited	G & Bye Device	Pending					9
25871	Costa Rica	Getty Images Limited	G & Bye Device	Pending					41
25864	Costa Rica	Getty Images Limited	GETTY IMAGES	Pending					9
25863	Costa Rica	Getty Images Limited	GETTY IMAGES	Pending					41
25872	[ILLEGIBLE]	Getty Images Limited	G & Eye Device	Pending					9
25873	[ILLEGIBLE]	Getty Images Limited	G & Eye Device	Pending					41
25866	[ILLEGIBLE]	Getty Images Limited	GETTY IMAGES	Pending					9
25867	[ILLEGIBLE]	Getty Images Limited	GETTY IMAGES	Pending					41
24536	European Union (CTM)	Getty Images Limited	G & Eye Device	Pending	534255	14 May 1997			9, 16 & 41
24541	Japan	Getty Images Limited	G & Eye Device	Pending	9-122086	22 Jun 1997			9
34542	Japan	Getty Images Limited	G Device	Pending	9-122087	02 Jun 1997			41
20551	United Kingdom	Getty Images Limited	G Device	Allowed to	[ILLEGIBLE]	05 Jun 1996			9, 14, 38 & 41
				Lapse
24543	United States	Getty Images Limited	G & Eye Device	Pending	75/317814	01 Jul 1997			9 & 41
23704	United States	[ILLEGIBLE]	EYB 2 EYE	Registered	74/759659	16 Feb 1993	1799536	19 Oct 1993	16
		[ILLEGIBLE]

Date:	GETTY INVESTMENTS LLC
By: /s/ Jan D. Moehl
Name: Jan D. Moehl
Title: Officer
Date:	GETTY IMAGES, INC.
By:
Name:
Title:
Date:	GETTY COMMUNICATIONS PLC
By:
Name:
Title:

Date:	GETTY INVESTMENTS LLC
By:
Name:
Title:
Date:	GETTY IMAGES, INC.
By: /s/ Mark Torrance
Name: Mark Torrance
Title:
Date:	GETTY COMMUNICATIONS PLC
By:
Name:
Title:

Date:	GETTY INVESTMENTS LLC
By:
Name:
Title:
Date:	GETTY IMAGES, INC.
By:
Name:
Title:
Date:	GETTY COMMUNICATIONS PLC
By: /s/ Mark Getty
Name: Mark Getty
Title:

ACKNOWLEDGMENT
STATE OF NEVADA
)

) ss.
COUNTY OF WASHOE
)

Signed or attested before me on February 6, 1998, by Jan D. Moehl, personally known to me to be the person who signed the within instrument in his capacity as an Officer of Getty Investments L.L.C.

ACKNOWLEDGMENT
STATE OF WASHINGTON
)

) ss.
COUNTY OF KING
)

On February 8th, 1998, before me, the undersigned, a Notary public in and for said State, personally appeared Mark Getty, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument the persons(s). or the entity, upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal.
/s/ Suzanne K. Pitee Suzanne K. Pitee My Commission Expires: 9-19-99

ACKNOWLEDGMENT
STATE OF CALIFORNIA
)

) ss.
COUNTY OF SAN FRANCISCO
)

On February   , 1998, before me, the undersigned, a Notary public in and for said State, personally appeared            , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument the persons(s). or the entity, upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal.

My Commission Expires:

EXECUTION COPY
WAIVER AND AMENDMENT TO RESTATED OPTION AGREEMENT
This WAIVER AND AMENDMENT TO RESTATED OPTION AGREEMENT, dated as of February 24, 2008 (this “Agreement”), is by and among Getty Investments L.L.C., a Delaware limited liability company (“Getty Investments”), Getty Images, Inc., a Delaware corporation (“Getty Images”), Getty Communications Limited (f/k/a Getty Communications plc), a company organized under the laws of England and Wales (“Getty Communications”), and Abe Investment, L.P., a Delaware limited partnership (“Parent”).
WHEREAS, Getty Investments, Getty Images and Getty Communications entered into a Restated Option Agreement, dated February 9, 1998 (the “Option Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Getty Investments has the right to obtain control over the Getty Marks in the event that a third party acquires a Controlling Interest in Getty Images;
WHEREAS, concurrently with the execution and delivery of this Agreement, Getty Images, Inc., Parent and Abe Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may be amended from time to time in compliance with the Interim Investors Agreement of even date herewith among Parent, Merger Sub, Abe Investment Holdings, Inc., Getty Investments and other parties thereto (as amended from time to time), the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Getty Images, and Getty Images will become a subsidiary of Parent (the “Merger”);
WHEREAS, prior to and immediately after the consummation of the Merger, a majority of the equity interests of Parent will be beneficially owned by Hellman & Friedman Capital Partners VI, L.P., a Delaware limited partnership and certain of its affiliated investment fund entities (“HFCP VI”); and
WHEREAS, as a condition to the willingness of, and as an inducement to, Parent to enter into the Merger Agreement, Getty Investments has agreed to enter into this Agreement pursuant to which, among other things, Getty Investments has agreed to waive certain rights under the Option Agreement and to amend certain provisions in the Option Agreement effective upon the closing of the Merger (the “CIosing”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1   Capitalized Terms.   Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to them in the Option Agreement.
ARTICLE II
WAIVER
2.1   Waiver.
(a)   Effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Getty Investments hereby waives the right to exercise, and agrees not to exercise, the option granted under the Option Agreement (the “Option”) in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger and HFCP VI and its investment vehicle and fund Affiliates (collectively, the “H&F Group”) obtaining an indirect Controlling Interest in Getty Images. For the purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Without limiting the foregoing, subject to the amendments to the Option Agreement set forth in Article III of this Agreement, Getty Investments continues to retain the Option, which it may exercise at any time in the future if any third party (or related third party group), other than the H&F Group pursuant to the Merger Agreement, obtains a Controlling Interest in Getty Images, and the waiver contemplated by this Section 2.1 does not constitute a waiver by Getty Investments of any other provisions under the Option Agreement, as amended by this Agreement.
ARTICLE III
AMENDMENTS TO THE OPTION AGREEMENT
3.1   Exercise of Option.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, the Option Agreement is hereby amended to insert a new Section 2(c) as follows:
“(c)
Notwithstanding anything to the contrary set forth herein, Getty Investments shall not have the right to exercise the option in Section 2(a) if and for so long as HFCP VI and its investment vehicle and fund Affiliates, collectively, beneficially own, or otherwise have the right to vote, directly or indirectly, a Controlling Interest in Getty Images, whether through beneficial ownership of voting securities of Getty Images or any direct or indirect parent of Getty Images and/or through proxies, voting trusts, voting agreements or otherwise. For the purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.”

3.2   Phase-Out Period.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 3(a) of the Option Agreement is hereby amended and restated as follows:
“(a)
Getty Images shall have eighteen (18) months from the date of the notice referred to in Clause 2(b) above, to phase out all use by Getty Images and its subsidiaries of all the Getty Marks (hereinafter, the “Phase-Out Period”).”

3.3   Phase-Out Period.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 3(b)(i) of the Option Agreement is hereby amended and restated as follows:
“(i)
the license shall become effective as of the date of the assignment and shall expire eighteen (18) months from said date;”

3.4   Adoption of New Names and Marks.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 4(b) of the Option Agreement is hereby amended and restated as follows:
“(b)
No later than ninety (90) days prior to the expiration of the Phase-Out Period, Getty Images shall submit for the review of Getty Investments its proposed new Names and Marks for the Getty Images businesses. Getty Investments shall have thirty (30) days within which to object to such new Names and Marks solely based on the fact that the new Names and Marks (x) contain the Getty Marks, (y) are confusingly similar to any of the Getty Marks or (z) are disparaging to Mark H. Getty or the “Getty” name. If Getty Investments fails to respond in writing within this period, Getty Investments shall have no further right to object.”

3.5   Integration and Amendments.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 7(g) of the Option Agreement is hereby amended and restated as follows:
“(g)
This Agreement, as modified by the Waiver and Amendment to Restated Option Agreement, dated as of February 24, 2008, by and among Getty Investments L.L.C., Getty Images, Inc., Getty Communications Limited (f/k/a Getty Communications plc) and Abe Investment, L.P. (the “Amendment Parties”), embodies the entire agreement of the parties hereto, and supersedes all prior negotiations, understandings and agreements whether written or oral, among the parties, with respect to the subject matter hereof. No part of this Agreement may be varied by any party hereto, except by a writing signed by each of the Amendment Parties.”

3.6   Survival.   Except as set forth in this Agreement, all other terms of the Option Agreement shall remain in full force and effect without amendment or modification thereof.
ARTICLE IV
MISCELLANEOUS
4.1   Termination.   Notwithstanding anything to the contrary set forth herein, it is understood and agreed that if the Merger Agreement is terminated in accordance with its terms, this Agreement shall be void and of no force and effect.
4.2   Amendment.   This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto.
4.3   Severability.   If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.
4.4   Entire Agreement.   Except for the Merger Agreement, the Option Agreement as amended hereby, this Agreement and the other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties, or any of them, with respect to the subject matter hereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof.
4.5   Successors and Assigns.   This agreement is binding upon the parties hereto, their subsidiaries, divisions and all those acting in concert or in participation with them or under their direction or control, and upon their successors and assigns. Notwithstanding the foregoing, this Agreement may only be assigned by a party hereto and its subsidiaries if the Option Agreement, as amended by this Agreement, is assigned together therewith.
4.6   Counterparts.   This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.
4.7   Governing Law; Dispute Resolution.   This Agreement is governed exclusively by Delaware law. To the fullest extent permitted by law, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by mandatory final binding arbitration in New York City, New York, USA under the auspices of and in accordance with the rules, then obtaining, of the American Arbitration Association, to the extent not inconsistent with the Delaware Uniform Arbitration Act and judgment upon the award tendered may be entered in any court having jurisdiction thereof. The reasonable fees, costs and expenses, including legal fees, incurred in connection with such arbitration shall be borne equally by the parties. Nothing in this Section 4.7 shall limit any right that any party may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.

4.8   WAIVER OF JURY TRIAL.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.9   Exercise of Rights and Remedies.   No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
4.10   Interpretation.   The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
4.11   Notices.   Notwithstanding anything to the contrary set forth in the Option Agreement, all notices or other communications required or permitted by this Agreement or the Option Agreement shall be in writing and sent to the parties at the following addresses (or any substitute addresses to which the parties are notified pursuant to this Section 4.11):
To Getty Images or Getty Communications;
601 North 34th Street
Seattle, Washington 98103
Attention: John Lapham, General Counsel
Facsimile: (206) 925-5623
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention:
Craig W. Adas
Kyle C. Krpata

Facsimile: (650) 802-3100
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Thomas A. Roberts
Facsimile: (212) 310-8007

To Getty Investments:
c/o Sutton Place Limited
101 Huntington Avenue, Suite 2575
Boston, Massachusetts 02199
Fax (617) 217-3501
Attn:
Jan Moehl
Mark Jenness

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention:
Daniel Kelly
Sarah Solum

Facsimile: (650) 752-2111
To Parent:
c/o Hellman & Friedman LLC’
One Maritime Plaza, 12th Floor
San Francisco, California 94111
Attention:
C. Andrew Ballard
Arrie Park, Esq.

Facsimile: (415) 788-0176
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
Brian M. Stadler

Facsimile: (212) 455-2502
and
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California 94304
Attention:
Chad Skinner

Facsimile: (650) 251-5002
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
GETTY INVESTMENTS L.L.C.
By:
/s/ JAN D. MOEHL

Name: JAN D. MOEHL
Title:  OFFICER
[Signature Page to Waiver and Amendment to Option Agreement]

GETTY IMAGES, INC.
By:
/s/ JOHN LAPHAM

Name:  JOHN LAPHAM
Title:  SVP
GETTY COMMUNICATIONS LIMITED
By:
/s/ JOHN LAPHAM

Name:  JOHN LAPHAM
Title:  DIRECTOR
[Signature Page to Waiver and Amendment to Option Agreement]

ABE INVESTMENT, L.P.
By:
Abe GP LLC, its general partner

By:
Hellman & Friedman Capital Partners VI,
LP., its managing member

By:
Hellman & Friedman Investors VI,
L.P., its general partner

By:
Hellman & Friedman LLC, its general partner

By:
/s/ Georgia Lee

Name:  Georgia Lee
Title:   Managing Director
[Signature Page to Waiver and Amendment to Option Agreement]

SECOND AMENDMENT TO RESTATED OPTION AGREEMENT
This SECOND AMENDMENT TO RESTATED OPTION AGREEMENT, dated as of July 2, 2008 (this “Agreement”), is by and among Getty Investments L.L.C., a Delaware limited liability company (“Getty Investments”), Getty Images, Inc., a Delaware corporation (“Getty Images”), Getty Communications Limited (f/k/a Getty Communications plc), a company organized under the laws of England and Wales (“Getty Communications”), and Abe Investment, L.P., a Delaware limited partnership (“Parent”).
WHEREAS, Getty Investments, Getty Images and Getty Communications entered into a Restated Option Agreement, dated February 9, 1998 (the “Option Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Getty Investments has the right to obtain control over the Getty Marks in the event that a third party acquires a Controlling Interest in Getty Images; and
WHEREAS, Getty Investments, Getty Images, Getty Communications and Parent entered into a Waiver and Amendment to Restated Option Agreement, dated as of February 24, 2008 (the “Waiver and Amendment”), pursuant to which Getty Investments agreed to waive certain rights under the Option Agreement and to amend certain provisions in the Option Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1   Capitalized Terms.   Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to them in the Option Agreement, as amended by the Waiver and Amendment.
ARTICLE II
AMENDMENTS TO THE OPTION AGREEMENT
2.1   Exercise of Option.   The parties hereto agree that Section 2 of the Option Agreement, as amended by the Waiver and Amendment, is hereby amended and restated as follows:
“2.   EXERCISE OF OPTION
(a)
Getty Investment shall have the right to exercise said option at any time in the future, but only after either:

(i)   a third party (or related third party group) shall obtain a Controlling Interest in Getty Images (a “Controlling Interest Event”); or
(ii)   Abe Investment, L.P. (“Parent”) and its subsidiaries (including, without limitation, Getty Images) cease all use of the Getty Marks in connection with the conduct of any of their businesses (a “Cessation of Use Event”) after the date hereof (for the avoidance of doubt, it is understood that if Parent and its subsidiaries (including, without limitation, Getty Images) commence any phase out or other process for transitioning from the usage of the Getty Marks in connection with the conduct of any of their businesses to the usage of other trade names, trademarks and service marks in connection with the conduct of their businesses (a “Transition Process”), a Cessation of Use Event shall not be deemed to have occurred unless, and until, Parent and its subsidiaries (including, without limitation, Getty Images) have completed such phase out or other process and have ceased all use of the Getty Marks in connection with the conduct of any of their businesses, provided that Parent and its subsidiaries (including, without limitation, Getty Images) continue in good faith to use the Getty Marks in connection with the conduct of their businesses during such phase out or other process).
For the purposes hereof, the phrase “Controlling Interest” shall mean the ability to cast a majority of the total votes capable of being cast at any meeting of the holders of shares of Getty Images. In the event that a Controlling Interest Event or a Cessation of Use Event, as applicable, has occurred, Getty Images will notify Getty Investments in writing of such occurrence within thirty (30) days thereafter. Getty Investments shall have thirty (30) days after being notified in writing that a Controlling Interest Event or a Cessation of Use Event, as applicable, has occurred in which to exercise this option by mailing, by certified mail, return receipt requested, a written notice of its exercise to Getty Images together with the payment of $100.
(b)
Within thirty (30) days of the receipt of said notice and payment Getty Images and Getty Communications shall execute and deliver to Getty Investments an assignment of all right, title and interest in and to the Getty Marks (together with all goodwill that is solely associated with the Getty Marks (for the avoidance of doubt, in no event shall such assignment of goodwill include any interest in any of the goodwill or other assets of Parent and its subsidiaries (including, without limitation, Getty Images and Getty Communications) other than the goodwill solely associated with the Getty Marks)) and all applications and registrations for said marks. Said assignment shall be in a form suitable for recordal with the appropriate governmental agencies of the United States, the United Kingdom and the European Union and any other jurisdiction in which the Getty Marks are registered or in which there are applications for registration pending. In the event that the assignments supplied are not in a form suitable for recordal with the appropriate governmental agencies or further documentation is required, Getty Images and Getty Communications undertake to execute any such further documents reasonably required by Getty Investments to effect final recordal of assignment.

(c)
In the event that Getty Investments exercises said option after a Cessation of Use Event:

(i)   Getty Investments shall not be permitted to use (or license or otherwise permit any other party to use), at any time after the exercise of said option, any of the Getty Marks in connection with any line of business or product line that is competitive with any then existing line of business or product line of Parent and its subsidiaries (including, without limitation, Getty Images) at the time at which the Cessation of Use Event occurs; and
(ii)   Getty Investments shall not be permitted to use (or license or otherwise permit any other party to use), at any time during the 18-month period immediately after the Cessation of Use Event occurs, “Getty Images” or any trade name, trademark or services mark containing “Getty Images” or any derivation thereof that contains “Getty” and “Images,” for any purpose;
provided, however that this clause 2(c) shall not apply if, on the date that is the earlier of the Cessation of Use Event and the commencement of a Transition Process, Parent and its subsidiaries (including, without limitation, Getty Images) are in active good faith discussions with one or more specific third parties with respect to a transaction in which one of such third parties potentially would acquire a Controlling Interest in Getty Images.
(d)
In the event that Getty Images notifies Getty Investments in writing pursuant to clause 2(a) that a Cessation of Use Event has occurred, Parent agrees that if, at any time during the (30) day period immediately after delivery of such written notification, Parent and its subsidiaries (including, without limitation, Getty Images) are in active good faith discussions with one or more specific third parties with respect to a transaction in which one of such third parties potentially would acquire a Controlling Interest in Getty Images, then Parent shall notify Getty Investments in writing that such discussions are occurring (for the avoidance of doubt, it is understood that Parent and its subsidiaries (including, without limitation, Getty Images) make no representation or warranty in connection with the delivery of any such notice that such potential Controlling Interest transaction or any other Controlling Interest transaction will occur at any time after the Cessation of Use Event).

(e)
Notwithstanding anything to the contrary set forth herein, Getty Investments shall not have the right to exercise the option in clause 2(a)(i) if and for so long as Hellman & Friedman Capital Partners VI, L.P., a Delaware limited partnership, and its investment vehicle and fund Affiliates, collectively, beneficially own, or otherwise have the right to vote, directly or indirectly, a Controlling Interest in Getty Images, whether through beneficial ownership of voting securities of Getty Images or any direct or indirect parent of Getty Images and/or through proxies, voting trusts, voting agreements or otherwise. For the purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.”
2.2   Phase-Out Period.   The parties hereto agree that Section 3(a) of the Option Agreement is hereby amended and restated as follows:
“(a) Getty Images shall have eighteen (18) months from the date of the notice delivered by Getty Images referred to in Clause 2(a) above with respect to the occurrence of a Controlling Interest Event, to phase out all use by Getty Images and its subsidiaries of all the Getty Marks (hereinafter, the “Phase-Out Period”).”
2.3   Integration and Amendments.   The parties hereto agree that Section 7(g) of the Option Agreement, as amended by the Waiver and Amendment, is hereby amended and restated as follows:
“(g)
This Agreement, as modified by (i) the Waiver and Amendment to Restated Option Agreement, dated as of February 24, 2008, by and among Getty Investments, Getty Images, Getty Communications Limited (f/k/a Getty Communications plc) and Abe Investment, L.P. (“Parent”) and (ii) the Second Amendment to Restated Option Agreement, dated as of July 2, 2008, by and among Getty Investments, Getty Images, Getty Communications Limited and Parent (collectively, the “Amendment Parties”), embodies the entire agreement of the parties hereto, and supersedes all prior negotiations, understandings and agreements whether written or oral, among the parties, with respect to the subject matter hereof. No part of this Agreement may be varied by any party hereto, except by a writing signed by each of the Amendment Parties.”

2.4   Survival.   Except as set forth in this Agreement, all other terms of the Option Agreement, as amended by the Waiver and Amendment, shall remain in full force and effect without amendment or modification thereof.
ARTICLE III
MISCELLANEOUS
3.1   Amendment.   This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto.
3.2   Severability.   If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.
3.3   Entire Agreement.   Except for the Merger Agreement, the Option Agreement, as amended by the Waiver and Amendment and this Agreement, and the other documents and instruments delivered in connection herewith and therewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties, or any of them, with respect to the subject matter hereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof.
3.4   Successors and Assigns.   This Agreement is binding upon the parties hereto, their subsidiaries, divisions and all those acting in concert or in participation with them or under their direction or control, and upon their successors and assigns. Notwithstanding the foregoing, this Agreement may only be assigned by a party hereto and its subsidiaries if the Option Agreement, as amended by the Waiver and Amendment and this Agreement, is assigned together therewith.
3.5   Counterparts.   This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.

3.6   Governing Law; Dispute Resolution.   This Agreement is governed exclusively by Delaware law. To the fullest extent permitted by law, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by mandatory final binding arbitration in New York City, New York, USA under the auspices of and in accordance with the rules, then obtaining, of the American Arbitration Association, to the extent not inconsistent with the Delaware Uniform Arbitration Act and judgment upon the award tendered may be entered in any court having jurisdiction thereof. The reasonable fees, costs and expenses, including legal fees, incurred in connection with such arbitration shall be borne equally by the parties. Nothing in this Section 3.6 shall limit any right that any party may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.
3.7   WAIVER OF JURY TRIAL.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
3.8   Exercise of Rights and Remedies.   No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
3.9   Interpretation.   The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
3.10    Notices.   Notwithstanding anything to the contrary set forth in the Option Agreement, as amended by the Waiver and Amendment, all notices or other communications required or permitted by this Agreement or the Option Agreement, as amended by the Waiver and Amendment, shall be in writing and sent to the parties at the following addresses (or any substitute addresses to which the parties are notified pursuant to this Section 3.10):
To Getty Images or Getty Communications;
601 North 34th Street
Seattle, Washington 98103
Attention:
John Lapham, General Counsel

Facsimile: (206) 925-5623
with a copy (which shall not constitute notice) to:
c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, California 94111
Attention:
C. Andrew Ballard
Arrie Park, Esq.

Facsimile: (415) 788-0176
and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
Brian M. Stadler

Facsimile: (212) 455-2502
and
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo AIto, California 94304
Attention:
Chad Skinner

Facsimile: (650) 251-5002
To Getty Investments:
c/o Sutton Place Limited
101 Huntington Avenue, Suite 2575
Boston, Massachusetts 02199
Fax (617) 217-3501
Attn:
Jan Moehl
Mark Jenness

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention:
Daniel Kelly
Sarah Solum

Facsimile: (650) 752-2111
To Parent:
c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, California 94111
Attention:
C. Andrew Ballard
Arrie Park, Esq.

Facsimile: (415) 788-0176
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
Brian M. Stadler

Facsimile: (212) 455-2502
and
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California 94304
Attention:
Chad Skinner

Facsimile: (650) 251-5002
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
GETTY INVESTMENTS L.L.C.
By:
/s/ Jan D. Moehl

Name: Jan D. Moehl
Title:  Officer
[Signature Page to Second Amendment to Option Agreement]

GETTY IMAGES, INC.
By:
/s/ John Joseph Lapham, III

Name:  John Joseph Lapham, III
Title:    Senior Vice President
GETTY COMMUNICATIONS LIMITED
By:
/s/ John Joseph Lapham, III

Name:  John Joseph Lapham, III
Title:    Director
[Signature Page to Second Amendment to Option Agreement]

ABE INVESTMENT, L.P.
By:
/s/ John Lapham

Name:  John Lapham
Title:    Vice President and Secretary
[Signature Page to Second Amendment to Option Agreement]

EXECUTION COPY
WAIVER AND THIRD AMENDMENT TO RESTATED OPTION AGREEMENT
This WAIVER AND THIRD AMENDMENT TO RESTATED OPTION AGREEMENT, dated as of August 14, 2012 (this “Agreement”), is by and among Getty Investments L.L.C., a Delaware limited liability company (“Getty Investments”), Getty Images, Inc., a Delaware corporation (“Getty Images”), Getty Communications Limited (f/k/a Getty Communications plc), a company organized under the laws of England and Wales (“Getty Communications”), Griffey Investors, L.P., a Delaware limited partnership (“Parent”) and Abe Investment, L.P., a Delaware limited partnership (“Partnership”).
WHEREAS, Getty Investments, Getty Images and Getty Communications entered into a Restated Option Agreement, dated February 9, 1998 (as amended, the “Option Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Getty Investments has the right to obtain control over the Getty Marks in the event that a third party acquires a Controlling Interest in Getty Images;
WHEREAS, Getty Investments, Getty Images, Getty Communications and Partnership entered into a Waiver and Amendment to Restated Option Agreement, dated as of February 24, 2008, pursuant to which Getty Investments agreed to waive certain rights under the Option Agreement and to amend certain provisions in the Option Agreement;
WHEREAS, Getty Investments, Getty Images, Getty Communications and Partnership entered into a Second Amendment to Restated Option Agreement, dated as of July 2, 2008, pursuant to which the parties thereto agreed to amend certain provisions in the Option Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Griffey Intermediate, Inc., a Delaware corporation (“Intermediate”), and Griffey Merger Sub, Inc. (a Delaware corporation and wholly-owned subsidiary of Intermediate) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may be amended from time to time in compliance with the Interim Investors Agreement of even date herewith among Parent, Intermediate, Merger Sub, Getty Investments and the other parties thereto (as amended from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and conditions set forth therein, the Partnership and its general partner, Griffey Investors GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“General Partner”) will be merged with and into Intermediate and Merger Sub will be merged with and into Getty Images, and Getty Images will become an indirect subsidiary of Parent (the “Mergers”);
WHEREAS, prior to and immediately after the consummation of the Mergers, a majority of the equity interests in Parent will be beneficially owned by Carlyle Partners V, L.P. (the “Sponsor Investor”) and certain of its investment vehicle and fund Affiliates (the “Sponsor Group”), and a minority of the equity interests in Parent will be beneficially owned by Getty Investments, Mark H. Getty and certain of their affiliated trusts and/or investment funds (the “Getty Family Group”);
WHEREAS, as a condition to the willingness of, and as an inducement to, Parent to enter into the Merger Agreement, Getty Investments and Partnership have agreed to enter into this Agreement pursuant to which, among other things, Getty Investments has agreed to waive certain rights under the Option Agreement and Getty Investments and Partnership have agreed to amend certain provisions in the Option Agreement effective upon the closing of the first of the Mergers (the “Closing”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1   Capitalized Terms.   Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to them in the Option Agreement.

ARTICLE II
WAIVER
2.1   Waiver.
(a)
Effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Getty Investments hereby waives the right to exercise, and agrees not to exercise, the option granted under the Option Agreement (the “Option”) in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Mergers and the Sponsor Group obtaining an indirect Controlling Interest in Getty Images as a result of the Mergers. For the purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Without limiting the foregoing, subject to the amendments to the Option Agreement set forth in ARTICLE III of this Agreement, Getty Investments continues to retain the Option, which it may exercise at any time in the future if any third party (or related third party group), other than the Sponsor Group pursuant to the Merger Agreement or any of the Sponsor Group’s affiliated investment funds (which for the avoidance of doubt are not “third parties” under the Option Agreement), obtains a Controlling Interest in Getty Images, and the waiver contemplated by this Section 2.1 does not constitute a waiver by Getty Investments of any other provisions under the Option Agreement, as amended by this Agreement.

ARTICLE III
AMENDMENTS TO THE OPTION AGREEMENT
3.1   Parent.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, all references in the Option Agreement to “Abe Investment, L.P.” shall refer to Griffey Investors, L.P.
3.2   Exercise of Option.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 2(a)(i) of the Option Agreement is hereby amended and restated as follows:
“(i)
a third party (or related third party group) shall obtain, directly or indirectly, a Controlling Interest in Getty Images (a “Controlling Interest Event”); provided that, for the avoidance of doubt, the initial underwritten public offering of securities of Getty Images or any direct or indirect parent of Getty Images pursuant to an effective registration statement (excluding a registration statement on Form S-4 or Form S-8) under the Securities Act of 1933, as amended (the “IPO”), shall not constitute a Controlling Interest Event unless a third party (or related third party group) shall obtain a Controlling Interest in Getty Images as a result of the IPO and shall beneficially own, or otherwise have the right to vote, directly or indirectly, a Controlling Interest immediately after the consummation of the IPO; or”.

3.3   Expiration of Non-Compete Period.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 2(c)(ii) of the Option Agreement is hereby amended and restated as follows:
“(ii)
Getty Investments shall not be permitted to use or license (or otherwise permit any other party to use), at any time during the 24-month period immediately after the Cessation of Use Event occurs, “Getty Images” or any trade name, trademark or services mark containing “Getty Images” or any derivation thereof that contains “Getty” and “Images,” for any purpose;”

3.4   Sponsor Investor Controlling Interest.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 2(e) of the Option Agreement is hereby amended and restated as follows:
“(e)
Notwithstanding anything to the contrary set forth herein, Getty Investments shall not have the right to exercise the option in clause 2(a)(i) as a result of Carlyle Partners V, L.P. (the “Sponsor Investor”) and its investment vehicle and fund Affiliates (collectively, the “Sponsor Group”) obtaining an indirect Controlling Interest in Getty Images as a result of the Mergers and for so long as

Sponsor Investor and its investment vehicle and fund Affiliates, collectively, beneficially own, or otherwise have the right to vote, directly or indirectly, a Controlling Interest in Getty Images, whether through beneficial ownership of voting securities of Getty Images or any direct or indirect parent of Getty Images and/or through proxies, voting trusts, voting agreements or otherwise. For the purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.”
3.5   Phase-Out Period.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 3(a) of the Option Agreement is hereby amended and restated as follows:
“(a)
Getty Images shall have twenty-four (24) months from the date of the notice delivered by Getty Investments exercising its option pursuant to the last sentence of the last paragraph under Clause 2(a) above with respect to the occurrence of a Controlling Interest Event to phase out all use by Getty Images and its subsidiaries of all the Getty Marks (hereinafter, the “Phase-Out Period”).”

3.6   Phase-Out Period.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 3(b)(i) of the Option Agreement is hereby amended and restated as follows:
“(i)
the license shall become effective as of the date of the notice delivered by Getty Investments exercising its option pursuant to the last sentence of the last paragraph under Clause 2(a) above with respect to the occurrence of a Controlling Interest Event, and shall expire twenty-four (24) months from said date;”

3.7   Integration and Amendments.   The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 7(g) of the Option Agreement is hereby amended and restated as follows:
“(g)
This Agreement, as modified by (i) the Waiver and Amendment to Restated Option Agreement, dated as of February 24, 2008, by and among Getty Investments, Getty Images, Getty Communications Limited (f/k/a Getty Communications plc) and Abe Investment, L.P. (“Parent”), (ii) the Second Amendment to Restated Option Agreement, dated as of July 2, 2008, by and among Getty Investments, Getty Images, Getty Communications Limited and Parent and (iii) the Waiver and Third Amendment to Restated Option Agreement (the “Waiver and Third Amendment”), dated as of August 14, 2012, by and among Getty Investments, Getty Images, Getty Communications Limited and Parent (collectively, the “Amendment Parties”), embodies the entire agreement of the parties hereto, and supersedes all prior negotiations, understandings and agreements whether written or oral, among the parties, with respect to the subject matter hereof. No part of this Agreement may be varied by any party hereto, except by a writing signed by each of the Amendment Parties. Effective as of the “Closing” (as such term is defined in the Waiver and Third Amendment), Abe Investment, L.P. is no longer party to this Agreement.”

3.8   Survival.   Except as set forth in this Agreement, all other terms of the Option Agreement shall remain in full force and effect without amendment or modification thereof.
ARTICLE IV
MISCELLANEOUS
4.1   Termination.   Notwithstanding anything to the contrary set forth herein, it is understood and agreed that if the Mergers are not consummated, this Agreement shall be void and of no force and effect.
4.2   Amendment.   This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto.
4.3   Severability.   If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.
4.4   Entire Agreement.   Except for the Merger Agreement, the Option Agreement as amended hereby, this Agreement and the other documents and instruments delivered in connection herewith and therewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties, or any of them, with respect to the subject matter hereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof.
4.5   Successors and Assigns.   This agreement is binding upon the parties hereto, their subsidiaries, divisions and all those acting in concert or in participation with them or under their direction or control, and upon their successors and assigns. Notwithstanding the foregoing, this Agreement may only be assigned by a party hereto and its subsidiaries if the Option Agreement, as amended by this Agreement, is assigned together therewith.
4.6   Counterparts.   This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.
4.7   Governing Law; Dispute Resolution.   This Agreement is governed exclusively by Delaware law. To the fullest extent permitted by law, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by mandatory final binding arbitration in New York City, New York, USA under the auspices of and in accordance with the rules, then obtaining, of the American Arbitration Association, to the extent not inconsistent with the Delaware Uniform Arbitration Act and judgment upon the award tendered may be entered in any court having jurisdiction thereof. The reasonable fees, costs and expenses, including legal fees, incurred in connection with such arbitration shall be borne equally by the parties. Nothing in this Section 4.7 shall limit any right that any party may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.
4.8   WAIVER OF JURY TRIAL.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.9   Exercise of Rights and Remedies.   No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
4.10   Interpretation.   The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
4.11   Notices.   Notwithstanding anything to the contrary set forth in the Option Agreement, all notices or other communications required or permitted by this Agreement or the Option Agreement shall be in writing and sent to the parties at the following addresses (or any substitute addresses to which the parties are notified pursuant to this Section 4.11):
To Getty Images or Getty Communications;
601 North 34th Street
Seattle, Washington 98103
Attention:
John Lapham, General Counsel

Facsimile:
(206) 925-5623

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention:
Craig W. Adas
Kyle C. Krpata

Facsimile:
(650) 802-3100

and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:
Thomas A. Roberts

Facsimile:
(212) 310-8007

To Getty Investments:
c/o Sutton Place Limited
101 Huntington Avenue, Suite 2575
Boston, Massachusetts 02199
Fax (617) 217-3501
Attn:
Jan Moehl
Mark Jenness

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention:
Daniel Kelly
Sarah Solum

Facsimile:
(650) 752-2111

To Parent:
c/o The Carlyle Group
520 Madison Avenue
New York, NY 10022
Facsimile: (212) 813-4901
Attention:
James A. Attwood, Jr.
Eliot P. S. Merrill

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile:
(212) 909-6836

Attention:
Paul S. Bird
Jonathan E. Levitsky

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
GETTY INVESTMENTS L.L.C.
By:
/s/ Jan D. Moehl

Name:
Jan D. Moehl

Title:
Officer

GETTY IMAGES, INC.
By:

Name:
Jonathan D. Klein

Title:
Chief Executive Officer and President

GETTY COMMUNICATIONS LIMITED
By:

Name:
John J. Lapham

Title:
Director

[Signature Page to Waiver and Third Amendment to Option Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
GETTY INVESTMENTS L.L.C.
By:

Name:
Title:
GETTY IMAGES, INC.
By:
/s/ Jonathan D. Klein

Name:
Jonathan D. Klein

Title:
Chief Executive Officer and President

GETTY COMMUNICATIONS LIMITED
By:

Name:
John J. Lapham

Title:
Director

[Signature Page to Waiver and Third Amendment to Option Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
GETTY INVESTMENTS L.L.C.
By:

Name:
JAN D. MOEHL

Title:
OFFICER

GETTY IMAGES, INC.
By:

Name:
Jonathan D. Klein

Title:
Chief Executive Officer and President

GETTY COMMUNICATIONS LIMITED
By:
/s/ John J. Lapham

Name:
John J. Lapham

Title:
Director

[Signature Page to Waiver and Third Amendment to Option Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above,
ABE INVESTMENT, L.P.
By:
/s/ Jonathan D. Klein

Name:
Jonathan D. Klein

Title:
Chief Executive Officer and President

[Signature Page to Waiver and Third Amendment to Option Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
GRIFFEY INVESTORS, L.P.
By: Griffey Investors GP, LLC, its general partner
By:
/s/ Eliot Merrill

Name:
Eliot Merrill

Title:
President

[Signature Page to Waiver and Third Amendment to Option Agreement]

Execution Version
FOURTH AMENDMENT TO RESTATED OPTION AGREEMENT
This FOURTH AMENDMENT TO RESTATED OPTION AGREEMENT, dated as of December 9, 2021 (this “Amendment”), is by and among Getty Investments L.L.C., a Delaware limited liability company (“Getty Investments”), Getty Images, Inc., a Delaware corporation (“Getty Images”), Griffey Investors, L.P., a Delaware limited partnership (“Parent”), and Abe Investment, L.P., a Delaware limited partnership (“Abe”).
WHEREAS, Getty Investments, Getty Images and Getty Communications PLC (“Getty Communications”) entered into a Restated Option Agreement, dated February 9, 1998 (as amended, the “Option Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Getty Investments has the right to obtain control over the Getty Marks (as such term is defined in the Option Agreement) in the event that a third party acquires a Controlling Interest (as such term is defined in the Option Agreement) in Getty Images;
WHEREAS, Getty Investments, Getty Images and Getty Communications and Abe entered into a Waiver and Amendment to Restated Option Agreement, dated as of February 24, 2008, pursuant to which Getty Investments agreed to waive certain rights under the Option Agreement and to amend certain provisions in the Option Agreement;
WHEREAS, Getty Investments, Getty Images and Getty Communications and Abe entered into a Second Amendment to Restated Option Agreement, dated as of July 2, 2008, pursuant to which the parties thereto agreed to amend certain provisions in the Option Agreement; and
WHEREAS, Getty Investments, Getty Images, Getty Communications, Parent and Abe entered into a Waiver and Third Amendment to Restated Option Agreement, dated as of August 14, 2012, pursuant to which the parties thereto agreed to amend certain provisions in the Option Agreement;
WHEREAS, CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), Vector Holding, LLC, a Delaware limited liability company and wholly owned subsidiary of CCNB (“New CCNB”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 2”, and together with CCNB, New CCNB, Domestication Merger Sub and G Merger Sub 1, each a “CCNB Party” and, collectively, the “CCNB Parties”), Griffey Global Holdings, Inc., a Delaware Corporation and an indirect parent entity of Getty Images (“Griffey Holdings”), and Parent entered into that certain Business Combination Agreement, dated as of December 9, 2021 (the “Business Combination Agreement”), pursuant to which, among other things, Griffey Holdings will be acquired by certain CCNB Parties and become a wholly-owned subsidiary of New CCNB which will change its name to “Getty Images Holdings, Inc.” (New CCNB following the Closing, the “Company”); and
WHEREAS, as a condition to the willingness of, and as an inducement to, the CCNB Parties to enter into the Business Combination Agreement, Griffey Holdings agreed to deliver this Amendment to CCNB and New CCNB on or prior to the Closing Date.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.   Definitions.   As used herein, the following terms shall have the following meanings. Capitalized terms used in this Amendment and not defined herein have the meanings ascribed to them in the Option Agreement.
“Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a

Person whether through the ownership of voting securities, by contract, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Amendment.
“Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.
“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company as in effect on the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.
“Closing” shall mean the closing of the transactions contemplated by the Business Combination Agreement.
“Closing Date” shall mean the date upon which the Closing occurs.
“Company Shares” shall mean New CCNB Class A Common Shares; provided, however, any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), New CCNB Class A Common Shares, including options and warrants to purchase New CCNB Class A Common Shares or any New CCNB Class A Common Shares underlying such convertible securities, shall not be “Company Shares” under this Amendment until their conversion, exercise or exchange, as applicable, to New CCNB Class A Common Shares.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Family Member” shall mean with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust, partnership, limited liability company or similar estate planning entity created for the benefit of such Person or of which any of the foregoing is a beneficiary.
“Getty Family Affiliate” shall mean (a) any trust the beneficiaries of which are all Getty Family Members and/or other Persons described in clauses (b), (c) and (d) of this definition (each, a “Getty Trust”), (b) any Getty Family Member, (c) any other Person with respect to which all of the outstanding Equity Securities are owned beneficially and of record solely by Getty Family Members and/or Getty Trusts, (d) in the case of any Getty Family Member, any other Person to whom Securities are transferred by the laws of descent and distribution if such Getty Family Member is intestate and (e) any other Affiliate of any Getty Family Stockholder or any Affiliate of any other Person described in clauses (a) through (d) of this definition.
“Getty Family Member” shall mean any lineal descendant of J. Paul Getty (including children of any such lineal descendant by adoption and step-children) or the spouse of any such lineal descendent.
“Getty Family Stockholders” shall mean Getty Investments, Mark Getty, The October 1993 Trust and The Options Settlement together with their respective successors and any Permitted Transferee of such Persons.
“New CCNB Class A Common Shares” shall mean the Class A common stock of the Company, par value $0.0001 per share, to be authorized pursuant to the Certificate of Incorporation.
“Permitted Transferee” shall mean, with respect to any Person, (a) any Affiliate, limited partner, member, stockholder or beneficiary of such Person (including any partner, shareholder, stockholder, beneficiary or member controlling or under common control with such Person, (b) any Family Member of such Person, (c) with respect to any Person that is a limited liability company, a limited partnership, an investment fund, vehicle or similar entity, (i) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (ii) any direct or indirect limited partner or investor in such limited liability company, limited partnership, investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (d) in the case of any Person who is an individual, (i) any successor by virtue of laws of descent and distribution upon death of such individual, or (ii) pursuant to a qualified domestic relations order (provided, however, that (i) in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of such Person or any entity that is controlled by a “portfolio company” of an Investor Stockholder constitute a Permitted Transferee) and (ii) no Person operating or engaging in a business which competes with the business of the Company or its subsidiaries shall constitute a Permitted Transferee of any Person; provided, that no Affiliated investment fund or vehicle of any Person (for the avoidance of doubt, excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that engages in or competes with the business of the Company so long as such securities are not the only securities held by such Affiliated investment fund or vehicle of such Person; provided, further, that, for clarity, this clause (ii) shall not apply to any Person other than an operating entity or an owner thereof. Without limiting the foregoing, with respect to the Getty Family Stockholders, “Permitted Transferee” shall include any Getty Family Affiliate.
“Person” shall mean any individual, corporation, partnership, trust, limited liability company, unincorporated association or other entity.
“Subsidiaries” shall mean, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
2.   Option Agreement Termination.
a.   Each of the parties hereto agrees that the Option Agreement will automatically terminate on the date following the Closing Date on which the Getty Family Stockholders Beneficially Own, in the aggregate, fewer than 27,500,000 Company Shares (as adjusted for stock splits, stock combinations, and the like, the “Ownership Threshold”). At and following such termination, the Option Agreement will cease to be of any further force and effect, and no party thereto will thereafter have any rights or obligations thereunder. For clarity, following such termination, Getty Images shall retain ownership of all of its rights in and to the Getty Marks (together with the goodwill associated therewith). If Getty Investments exercised its right under Section 7(d) of the Option Agreement to record the Option Agreement in any jurisdiction, it shall promptly take any customary actions to the extent reasonably requested by Getty Images (at the expense of the Company) to withdraw such recordation record the termination of the Option Agreement.
b.   Following the Closing, if (i) in a single transaction or series of transactions, any merger, consolidation, business combination, conversion, spin-off, restructuring, recapitalization, exchange, tender offer, sale of a material portion of equity or assets or any other non-ordinary course material corporate transaction involving the Company or any of its Subsidiaries or New CCNB or any of its Subsidiaries holding the Company (other than (v) any acquisition of assets, equity or businesses by New CCNB, the Company or their respective Subsidiaries that do not result in a Controlling Interest Event or any conversion or exchange of Company Shares outstanding as of immediately prior to such transaction or series of transactions as a result of which such Company Shares cease to be outstanding (but, for clarity, not a sale, transfer, spinoff or similar transaction which directly or indirectly includes the Getty Marks), (w) issuances or transfers of equity of the New CCNB, the Company or their respective Subsidiaries that do not result in a Controlling Interest Event or any conversion or exchange of Company Shares outstanding as of immediately prior to such transaction or series of transactions as a result of which such Company Shares cease to be outstanding (but, for clarity, not a sale, transfer, spinoff or similar transaction which directly or indirectly includes the Getty Marks), (x) a stock split, stock combination or the like with respect to Company Shares (but, for clarity, not a sale, transfer, spinoff or similar transaction which directly or indirectly includes the Getty Marks) as a result of which the holders of Company Shares immediately prior to such transaction or series of transactions continue to hold Company Shares immediately following such transaction or series of transactions in the same proportions as immediately prior to such transaction, (y) a transaction or series of transactions solely between or among the Company and wholly owned subsidiaries of the Company or other internal reorganization transactions not involving third parties and which do not result in any conversion or exchange of Company Shares outstanding as of immediately prior to such transaction or series of transactions as a result of which such Company Shares cease to be outstanding (but, for clarity, not a sale, transfer, spinoff or similar transaction which directly or indirectly includes the Getty Marks) or (z) a sale to a third party of assets or equity of the Company (other than the Getty Marks) or a subsidiary of the Company that does not directly or indirectly hold the Getty Marks, in each case in clauses (v) to (z) in a bona fide transaction, that is not for the purpose, or have the effect, of circumventing the intent of the provisions of this Amendment or the Option Agreement) (a “Fundamental Transaction”) shall occur or shall have been entered into and (ii) at the time that the parties to such Fundamental Transaction enter into definitive documentation with respect to such Fundamental Transaction (or if earlier, the time that such Fundamental Transaction is consummated), the Getty Family Stockholders Beneficially Own, in the aggregate, a number of Company Shares that is equal to or greater than the Ownership Threshold, then unless Getty Investments has provided a written waiver of its rights under this Section 2(b) to the Company (which waiver shall only be effective if it is in writing and makes specific reference to this Section 2(b)), this Amendment (but not the Option Agreement) will terminate upon (and effective immediately prior to) the consummation of such Fundamental Transaction. At and following such termination, this Amendment will cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder.
3.   Acknowledgement.   The parties to this Amendment acknowledge and agree that (i) neither the execution of the Business Combination Agreement by the parties thereto nor the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Controlling Interest Event and (ii) Getty Investments shall not, as a result of such execution or consummation, have the right to exercise the option granted under the Option Agreement. For the avoidance of doubt, ownership by New CCNB of Getty Images shall not in and of itself constitute a Controlling Interest Event, even if the Getty Family Stockholders Beneficially Own less than 50% of New CCNB unless a third party (or related third party group) obtains, directly or indirectly, a Controlling Interest in Getty Images.
4.   Effectiveness; Termination/Amendment.   This Amendment shall be valid and enforceable as of the date of this Amendment and may not be revoked by any party hereto; provided, that the provisions herein (other than this Section 4) shall not be effective until the Closing. In the event the Business Combination Agreement is terminated in accordance with its terms, this Amendment shall automatically terminate and be of no further force or effect. Neither this Amendment nor the Option Agreement may be amended other than in an instrument in writing signed by all of the parties hereto. Prior to the Closing, this Amendment may not be terminated, amended, modified or waived in any respect without the prior written consent of the parties hereto and CCNB. CCNB shall be an express third party beneficiary of this Agreement for these purposes.
5.   Entire Agreement.   Except for the Business Combination Agreement, the Option Agreement as amended hereby, this Amendment and the other documents and instruments delivered in connection herewith and therewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof. Sections 4.3 and 4.9 of the Option Agreement shall apply to this Amendment mutatis mutandis.
6.   No Other Amendments to Option Agreement.   Except as expressly provided for in this Amendment, the Option Agreement is not amended or modified and the Option Agreement remains in full force and effect.
7.   Successors and Assigns.   This Amendment is binding upon the parties hereto and their successors and assigns. Notwithstanding the foregoing, this Amendment may only be assigned by a party hereto and its Subsidiaries if the Option Agreement, as amended by this Amendment, is assigned together therewith.
8.   Counterparts.   This Amendment may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.
9.   Governing Law; Dispute Resolution.   This Amendment is governed exclusively by Delaware law. To the fullest extent permitted by law, any controversy or claim arising out of or relating to this Amendment, or the breach thereof, shall be settled by mandatory final binding arbitration in New York City, New York, USA under the auspices of and in accordance with the rules, then obtaining, of the American Arbitration Association, to the extent not inconsistent with the Delaware Uniform Arbitration Act and judgment upon the award tendered may be entered into any court having jurisdiction thereof. The reasonable fees, costs and expenses, including legal fees, incurred in connection with such arbitration shall be borne equally by the parties hereto. Nothing in this Section 8 shall limit any right that any party may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.
10.   Waiver of Jury Trial.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.   Interpretation.   The section headings contained in this Amendment are inserted for convenience only and will not affect in any way the meaning or interpretation of this Amendment. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. If an ambiguity or question of intent or interpretation arises, this Amendment will be construed as if drafted jointly by the parties and no presumption or burden of proof will arising favoring or disfavoring any party because of the authorship of any provision of this Amendment.
12.   Notices.   Notwithstanding anything to the contrary set forth in the Option Agreement, all notices or other communications required or permitted by this Amendment or the Option Agreement shall be in writing and sent to the parties at the following addresses (or any substitute addresses to which the parties are notified pursuant to this Section 15):
To Getty Images, Parent or Griffey Holdings;
605 5th Ave S. Suite 400
Seattle, WA 98104
Attention: Craig Peters
Email: craig.peters@gettyimages.com
With a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
201 Redwood Shares Parkway
Redwood Shores, California 94065
Attention: Kyle C. Krpata
Email: kyle.krpata@weil.com
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: James R. Griffin
Email: james.griffin@weil.com
To Getty Investments:
5390 Kietzke Lane, Suite 202
Reno, Nevada 89511
Attn:
Mark J. Jenness
Jeremiah J. Sullivan

Email:
admin@suttonpl.com

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
GETTY INVESTMENTS L.L.C.
By:
/s/ Jan D. Moehl

Name:
Jan D. Moehl

Title:
Authorized Officer

Signature Page to Amendment to Restated Option Agreement

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
GETTY IMAGES, INC.
By:
/s/ Craig Peters

Name:
Craig Peters

Title:
Chief Executive Officer and President

Signature Page to Amendment to Restated Option Agreement

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
GRIFFEY INVESTORS, L.P.
By:
/s/ Craig Peters

Name:
Craig Peters

Title:
Chief Executive Officer and President

Signature Page to Amendment to Restated Option Agreement

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
ABE INVESTMENT, L.P.
By:
/s/ Craig Peters

Name:
Craig Peters

Title:
Chief Executive Officer and President

Signature Page to Amendment to Restated Option Agreement

ANNEX R
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX S
BACKSTOP AGREEMENT
This Backstop Facility Agreement (this “Agreement”) is entered into as of November 16, 2020, by and between CC Neuberger Principal Holdings II, a Cayman Islands exempted company (the “Company”), and Neuberger Berman Opportunistic Capital Solutions Master Fund L.P., a Cayman Islands exempted limited partnership (the “Purchaser”). Capitalized terms used but not initially defined in this Agreement shall have the meaning hereinafter ascribed to such terms.
WHEREAS, the Purchaser and CC Capital Partners, LLC (“CC Capital”) have collectively sponsored a series of publicly traded special purpose acquisition companies (each such sponsored special purpose acquisition company, a “CC SPAC”), and the related sponsor vehicles for each such CC SPAC (each, a “Sponsor Vehicle”), for the purpose of each such CC SPAC effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);
WHEREAS, an allocation of $300,000,000.00 (the “Initial Allocation Amount”, which amount is subject to increase in accordance with Section 1(a) below), of committed capital of the Purchaser has been made to backstop redemptions of each CC SPAC on a first come first serve basis in accordance with the terms of this Agreement;
WHEREAS, as a result of the allocation of the Initial Allocation Amount, the Purchaser is now entering into this Agreement with the Company, whereby upon consummation of the Business Combination with respect to the Company (the “Closing”), the Purchaser will acquire Class A Ordinary Shares (or a successor security thereto) of the Company, and the Company will issue and sell to the Purchaser, on a private placement basis, solely to the extent necessary to fund redemptions of Class A Ordinary Shares (the “Buyer Share Redemptions”) on a share for share basis, in the amount determined pursuant to Section 2(a)(i) hereof and subject to the limitations set forth herein (the “Backstop Purchase Shares”); and
WHEREAS, the Purchaser expects to enter (or has entered) into an agreement with each CC SPAC other than the Company (each, an “Other SPAC”) in the form of this Agreement (except with respect to changes which would not adversely affect the rights of the Company, which would include, for the avoidance of doubt, more favorable provisions to the Other SPAC regarding the Utilization Limit or utilization priority) which will provide for the acquisition of common stock of such Other SPAC by the Purchaser in order to fund redemptions by shareholders of such Other SPAC (each, an “Other Backstop Agreement”).
NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.   Notifications of Available Amount; Utilization Request.
(a)   Utilization Limit.   The Purchaser shall never be required to fund an amount (or pay a BPS Purchase Price (as defined below)) pursuant to this Agreement greater than the sum of, at any time, (i) the Initial Allocation Amount, plus (ii) any additional allocation of committed capital made available to backstop redemptions of CC SPACs by CC Capital and the Purchaser in their sole discretion (if so made, an “Additional Allocation”), minus (iii) the amount of any utilization by an Other SPAC pursuant to an Other Backstop Agreement which utilization was notified to the Purchaser prior to the date a Utilization Notice was delivered pursuant to Section 1(c) hereunder (which amount, as deducted by this clause (iii), may in no event exceed $300,000,000.00 for the Company or any single Other SPAC) (such amount, the “Utilization Limit”); provided, that in no event shall the Utilization Limit ever be an amount in excess of $300,000,000.00.
(b)   Notification of Utilization Limit.   Promptly upon the Company’s request, the Purchaser shall notify the Company of the then-current Utilization Limit (including changes resulting from (i) an Additional Allocation having been made or (ii) any Other SPAC having delivered a utilization notice to the Purchaser pursuant to an Other Backstop Agreement), and such notification shall include: (i) the amount of such Additional Allocation or the amount required to be subscribed in accordance with such utilization notice delivered under an Other Backstop Agreement, as appropriate, and (ii) the resulting Utilization Limit. The

Utilization Limit at any time shall be calculated only in accordance with Section 1(a)). For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.
(c)   Notification of Utilization.   On the date by which Buyer Share Redemptions are required to be made in accordance with the Company’s memorandum and articles of association, as they may be amended from time to time (the “Memorandum and Articles”) (which date is two (2) Business Days prior to the date on which the Company’s shareholder meeting with respect to a Business Combination occurs), to the extent the Company has greater than zero (0) Buyer Share Redemptions and the amount of any alternative equity financing is less than the amount required to fund Buyer Share Redemptions, the Company shall deliver a written notice (the “Utilization Notice”) to the Purchaser setting forth: (i) the total number of Class A Ordinary Shares of the Company subject to Buyer Share Redemptions, (ii) the number of Class A Ordinary Shares (or successor security thereto) the Company is requiring the Purchaser to subscribe for in accordance with Section 2(a) of this Agreement, which number shall in no event be greater than the lesser of (x) an amount equal to (1) the then current Utilization Limit (which information shall be promptly provided by Purchaser to the Company upon request or otherwise in accordance with Section 1(a) hereof) divided by (2) $10.00 and (y) the total number of Class A Ordinary Shares subject to Buyer Share Redemptions (the “Subscription Amount”), (iii) the resulting BPS Purchase Price (as calculated in accordance with Section 2(a)(i)) and (iv) the Company’s wire instructions. If the Company fails to deliver a Utilization Notice on the date set forth in the prior sentence, the Company may provide a Utilization Notice after such date, but not later than twelve (12) Business Days prior to the Closing Date. A Utilization Notice cannot be made and the Company shall not be permitted to deliver a Utilization Notice or cause the Purchaser to acquire any Backstop Purchase Shares to the extent (i) the Company does not have any Class A Ordinary Shares subject to Buyer Share Redemptions or (ii) the then-current Utilization Limit is $0. Only one (1) Utilization Notice may be delivered hereunder. For the avoidance of doubt, (x) to the extent the proceeds of alternative equity financings, if any, are in an amount sufficient to fund all of the Company’s Buyer Share Redemptions, the Company shall not be required to deliver a Utilization Notice hereunder and the Purchaser shall not be required to purchase any securities hereunder and (y) in no event shall the Company be required to cause the Purchaser to subscribe for a number of Backstop Purchase Shares greater than the Subscription Amount necessary to fund the Company’s Buyer Share Redemptions after taking into account any such alternative equity financing, and in no event shall the Purchaser be required to purchase any such Backstop Purchase Shares.
(d)   Utilization Priority.   In no event will a CC SPAC (including the Company) be permitted to deliver a Utilization Notice prior to the time by which shareholders of such CC SPAC are required to deliver notice to such CC SPAC of the election to require shareholder redemptions (including Buyer Share Redemptions, which respect to the Company) in accordance with such CC SPAC’s governing documents, and any utilization notice (including a Utilization Notice hereunder) delivered prior to such time shall be deemed void and shall not (i) require the Purchaser to purchase any shares (including Class A Ordinary Shares) in such CC SPAC (including the Company) or (ii) reduce the utilization limit for any CC SPAC (including the Utilization Limit for the Company).
2.   Sale and Purchase.
(a)   Backstop Purchase Shares.
(i)   Subject to the terms and conditions hereof, solely in the event of the valid delivery of the Utilization Notice by the Company to the Purchaser hereunder, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company a number of Backstop Purchase Shares equal to the Subscription Amount for an aggregate purchase price of $10.00 multiplied by the number of Backstop Purchase Shares issued and sold hereunder (such aggregate purchase price, the “BPS Purchase Price”). In no event will the BPS Purchase Price be greater than the lesser of (x) the then-current Utilization Limit and (y) the total number of Class A Ordinary Shares subject to Buyer Share Redemptions multiplied by $10.00.
(ii)   The valid delivery of the Utilization Notice hereunder shall serve as notice to the Purchaser that the Purchaser will be required to pay the BPS Purchase Price, and acquire the Backstop Purchase Shares, at the BPS Closing (as defined below).

(iii)   The closing of the sale of the Backstop Purchase Shares (the “BPS Closing”) shall be held on the same date and immediately prior to the Closing (such date being referred to as the “Closing Date”); provided, however, that unless consented to in writing by the Purchaser, the BPS Closing shall not occur prior to the twelfth (12th) Business Day following the Purchaser’s receipt of the Utilization Notice. At the BPS Closing, the Company will issue to the Purchaser the Backstop Purchase Shares, registered in the name of the Purchaser, against (and concurrently with) the payment of the BPS Purchase Price to the Company by wire transfer of immediately available funds to the account notified to the Purchaser by the Company in the Utilization Notice.
(b)   Delivery of Backstop Purchase Shares.
(i)   The Company shall register the Purchaser as the owner of the Backstop Purchase Shares purchased by the Purchaser hereunder (individually or collectively, the “Securities”) in the register of members of the Company and with the Company’s transfer agent by book-entry on or promptly after (but in no event more than two (2) Business Days after) the date of the BPS Closing.
(ii)   Each register and book-entry for the Backstop Purchase Shares purchased by the Purchaser hereunder shall contain a notation, and each certificate (if any) evidencing the Backstop Purchase Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”
(c)   Legend Removal.   If the Backstop Purchase Shares are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then at the Purchaser’s request, the Company will, at its sole expense, cause the Company’s transfer agent to remove the legend set forth in Section 2(b)(ii) hereof. In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, that authorize and direct the transfer agent to transfer such Backstop Purchase Shares without any such legend; provided, however, that the Company will not be required to deliver any such opinion, authorization or certificate or direction if it reasonably believes that removal of the legend could reasonably be expected to result in or facilitate transfers of Backstop Purchase Shares in violation of applicable law.
(d)   Registration Rights.   The Purchaser shall have registration rights with respect to the Backstop Purchase Shares as set forth on Exhibit A (the “Registration Rights”).
3.   Representations and Warranties of the Purchaser.   The Purchaser represents and warrants to the Company as follows, as of the date hereof:
(a)   Organization and Power.   The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.
(b)   Authorization.   The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(c)   Governmental Consents and Filings.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.
(d)   Compliance with Other Instruments.   The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, if applicable, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.
(e)   Purchase Entirely for Own Account.   This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. If the Purchaser was formed for the specific purpose of acquiring the Securities, each of its equity owners is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.
(f)   Disclosure of Information.   The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the sale of the Securities with the Company’s management.
(g)   Restricted Securities.   The Purchaser understands that the sale of the Securities to the Purchaser has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale, except pursuant to the Registration Rights. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale, the holding period for the Securities, and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser acknowledges that the Company filed a Registration Statement for its initial public offering (“IPO”) with the SEC. The Purchaser understands that the sale of the Securities hereunder is not, and is not intended to be, part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to such sale of the Securities.
(h)   High Degree of Risk.   The Purchaser understands that its agreement to purchase the Securities involves a high degree of risk which could cause the Purchaser to lose all or part of its investment.
(i)   Accredited Investor.   The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(j)   Foreign Investors.   If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. The Purchaser’s subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.
(k)   No General Solicitation.   Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the sale of the Securities.
(l)   Residence.   The principal place of business of the Purchaser’s general partner is the office located at the address of the Purchaser set forth in Section 8(a) below.
(m)   Non-Public Information.   The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.
(n)   Adequacy of Financing.   The Purchaser has, or will have at the BPS Closing, available to it sufficient funds to satisfy its obligations under this Agreement. As of the date hereof, the Utilization Limit is the Initial Allocation Amount.
(o)   Affiliation of Certain FINRA Members.   The Purchaser is neither a person associated nor affiliated with any underwriter of the IPO of the Company or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that participated in the IPO of the Company.
(p)   No Other Representations and Warranties; Non-Reliance.   Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and the sale and purchase of the Securities, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3(p) shall limit any claim or cause of action (or recovery in connection therewith) with respect to fraud.
4.   Representations and Warranties of the Company.   The Company represents and warrants to the Purchaser as follows:
(a)   Incorporation and Corporate Power.   The Company is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.
(b)   Capitalization.   The authorized share capital of the Company consists, as of the date hereof, of:
(i)   500,000,000 Class A Ordinary Shares, 82,800,000 of which are issued and outstanding;
(ii)   50,000,000 Class B ordinary shares of the Company, par value $0.0001 per share, 25,700,000 of which are issued and outstanding; and all of the outstanding Class B ordinary shares of the Company have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable laws; and
(iii)   1,000,000 preference shares, none of which are issued and outstanding.
(c)   Authorization.   All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Backstop

Purchase Shares at the BPS Closing has been taken or will be taken prior to the BPS Closing, as applicable. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the BPS Closing, and the issuance and delivery of the Backstop Purchase Shares and the securities issuable upon conversion or exercise of the Backstop Purchase Shares has been taken or will be taken prior to the BPS Closing, as applicable. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.
(d)   Valid Issuance of Backstop Purchase Shares.
(i)   The Backstop Purchase Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 4(e) below, the Backstop Purchase Shares will be issued in compliance with all applicable federal and state securities laws.
(ii)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii) — (iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).
(e)   Governmental Consents and Filings.   Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for any filings pursuant to Regulation D of the Securities Act, applicable state securities laws, and pursuant to the Registration Rights.
(f)   Compliance with Other Instruments.   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not result in any violation or default (i) of any provisions of the Company’s Memorandum and Articles or its other governing documents, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which the Company is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which the Company is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which the Company is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.
(g)   Operations.   As of the date hereof, the Company has not conducted any operations other than organizational activities and activities in connection with its IPO, its search for a Business Combination and financing in connection therewith.
(h)   Foreign Corrupt Practices.   Neither the Company, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
(i)   Compliance with Anti-Money Laundering Laws.   The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all applicable U.S. and non-U.S. anti-money laundering laws, rules and regulations, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(j)   Absence of Litigation.   There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.
(k)   No General Solicitation.   Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the sale of the Backstop Purchase Shares.
(l)   No Other Representations and Warranties; Non-Reliance.   Except for the specific representations and warranties contained in this Section 4 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the sale and purchase of the Backstop Purchase Shares, the IPO or a potential Business Combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by any of the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4(l) shall limit any claim or cause of action (or recovery in connection therewith) with respect to fraud.
5.   Additional Agreements, Acknowledgements and Waivers of the Purchaser.
(a)   Trust Account.
(i)   The Purchaser hereby acknowledges that it is aware that the Company has established a trust account (the “Trust Account”) for the benefit of its public shareholders in connection with the closing of the Company’s IPO. The Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any distributions therefrom, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Class A Ordinary Shares issued in the IPO (the “Public Shares”) held by it.
(ii)   The Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, or any distributions therefrom and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account, or any distributions therefrom, that it may have now or in the future, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it. In the event the Purchaser has any Claim against the Company under this Agreement, the Purchaser shall not pursue such Claim against the Trust Account or against the property or any monies in the Trust Account, or any distributions therefrom, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it.

(b)   No Short Sales.   The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Business Combination Closing. For purposes of this Section 4(b), “Short Sales” shall include all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage or borrowing arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
(c)   Other Backstop Agreement.   In the event the Purchaser enters into an Other Backstop Agreement with an Other SPAC prior to the Closing, such Other Backstop Agreement shall be in the form of this Agreement (with only such changes as necessary to reflect such Other SPAC is the “Company” under the “Agreement” or such other changes as would not affect the Company’s ability to be first to issue a Utilization Notice in accordance with the terms hereof).
6.   BPS Closing Conditions.
(a)   The obligation of the Purchaser to purchase the Backstop Purchase Shares at the BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:
(i)   The Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of the Backstop Purchase Shares;
(ii)   The representations and warranties of the Company set forth in Section 4 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;
(iii)   The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the BPS Closing;
(iv)   The then-current Utilization Limit shall be greater than $0;
(v)   The Company shall have greater than zero (0) Class A Ordinary Shares subject to redemptions in accordance with its Memorandum and Articles, which redemptions have not been withdrawn, for which no alternative equity financing sources have been identified;
(vi)   Investors (direct and indirect) of the Purchaser with opt-out rights shall not have exercised such opt-out rights in respect of the Business Combination; and
(vii)   No order, writ, judgment, injunction, decree, determination, or award shall have been entered or threatened by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect or threatened, that makes the consummation of the transactions contemplated hereby illegal or prevents the consummation of the transactions contemplated hereby.
(b)   The obligation of the Company to sell the Backstop Purchase Shares at the BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:
(i)   The Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of the Backstop Purchase Shares;
(ii)   The representations and warranties of the Purchaser set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;
(iii)   The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the BPS Closing; and
(iv)   No order, writ, judgment, injunction, decree, determination, or award shall have been entered or threatened by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect or threatened, that makes the consummation of the transactions contemplated hereby illegal or prevents the consummation of the transactions contemplated hereby.
7.   Termination.   This Agreement may be terminated at any time prior to the BPS Closing:
(a)   by written consent of each of the Company and the Purchaser; or
(b)   automatically:
(i)   upon the consummation of the Business Combination (whether or not a Utilization Notice has been delivered and Backstop Purchase Shares have been purchased hereunder); or
(ii)   if a Business Combination is not consummated within 24 months from the closing of the IPO, or such later date as may be approved by the Company’s shareholders in accordance with the Memorandum and Articles.
In the event of any termination of this Agreement pursuant to this Section 7, the BPS Purchase Price, if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser in accordance with written instructions provided by the Purchaser to the Company, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 7 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement. Section 5(a) shall survive termination of this Agreement.
8.   General Provisions.
(a)   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to: CC Neuberger Principal Holdings II, 200 Park Avenue, 58th Floor, New York, New York 10166, Attn: Douglas Newton, email: newton@cc.capital, with a copy to the Company’s counsel at: Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Christian O. Nagler, Esq., Lauren M. Colasacco, P.C., and Peter S. Seligson, Esq., email: cnagler@kirkland.com, lauren.colasacco@kirkland.com and peter.seligson@kirkland.com, fax: (212) 446-4900.
All communications to the Purchaser shall be sent to Neuberger Berman Opportunistic Capital Solutions Master Fund L.P., c/o Neuberger Berman Investment Advisers LLC, 1290 Avenue of the Americas, New York, New York 10104, Attention: Lawrence Kohn, Ralph DeFeo and Ephraim Lemberger,

email: lawrence.kohn@nb.com, ralph.defeo@nb.com and ephraim.lemberger@nb.com, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 8(a).
(b)   No Finder’s Fees.   Other than fees payable to the underwriters of the IPO or any other investment bank or financial advisor who assists the Company in sourcing targets for a Business Combination, which fees shall be the responsibility of the Company, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
(c)   Entire Agreement.   This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.
(d)   No Third Party Beneficiaries.   This letter shall be binding on, and inure solely to the benefit of, the parties hereto and their respective successors and assigns, and nothing set forth in this letter shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, this Agreement.
(e)   Successors.   All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
(f)   Assignments.   Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, the Purchaser may assign and delegate all or a portion of its rights and obligations to purchase the Backstop Purchase Shares to one or more other persons upon the consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that no consent of the Company shall be required if such assignment or delegation is to an affiliate of the Purchaser; provided, further, that no such assignment or delegation shall relieve the Purchaser of its obligations hereunder (including its obligation to purchase the Backstop Purchase Shares) and the Company shall be entitled to pursue all rights and remedies against the Purchaser subject to the terms and conditions hereof. Any purported assignment or assumption of this Agreement or any right or obligation hereunder in contravention of this Section 8(f) shall be void ab initio.
(g)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
(h)   Headings.   The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
(i)   Governing Law.   This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.
(j)   Jurisdiction.   The parties (i) hereby irrevocably and unconditionally submit exclusively to the jurisdiction of the state courts of New York located in the Borough of Manhattan and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York located in the Borough of Manhattan or the United States District Court for the Southern District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(k)   Waiver of Jury Trial.   The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.
(l)   Amendments.   This Agreement may not be amended, modified, waived or supplemented as to any particular provision, except with the prior written consent of each of the Company and the Purchaser.
(m)   Waiver of Damages.   Notwithstanding anything to the contrary contained herein, in no event shall any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.
(n)   Severability.   The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
(o)   Expenses.   Each of the Company and the Purchaser will be responsible for payment of its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent, stamp taxes and all of The Depository Trust Company’s fees associated with the issuance and resale of the Securities and the securities issuable upon conversion or exercise of the Securities.
(p)   Construction.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.
(q)   Waiver.   No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(r)   Confidentiality.   Except as may be required by law, regulation or applicable stock exchange listing requirements, or upon the request of a governmental authority, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.
(s)   Specific Performance; Enforcement.   The Purchaser agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser in accordance with the terms hereof and that the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without a requirement to post bond or any other security. This Agreement may be enforced only by the Company and the Purchaser, and none of the Company’s direct or indirect creditors nor any other person that is not a party to this Agreement shall have any right to enforce this Agreement or to cause the Company to enforce this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.
CC NEUBERGER PRINCIPAL HOLDINGS II
By:
/s/ Matthew Skurbe

Name:
Matthew Skurbe

Title:
Chief Financial Officer

NEUBERGER BERMAN OPPORTUNISTIC CAPITAL SOLUTIONS MASTER FUND L.P.
By: Neuberger Berman Investment Advisers, as investment adviser
By:
/s/ Charles Kantor

Name:
Charles Kantor

Title:
Title: Managing Director

[Signature Page to Backstop Facility Agreement]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Amended and Restated Memorandum and Articles of Association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

Exhibit No.	Description
2.1†**
Business Combination Agreement by and among CC Neuberger Principal Holdings II, Griffey Global Holdings, Inc. and the other parties thereto, dated as of December 9, 2021 (included as Annex A to the proxy statement/prospectus).

3.1**	Form of New CCNB Pre-Closing Certificate of Incorporation (included as Annex B to the proxy statement/prospectus).
3.2**	Form of New CCNB Pre-Closing Bylaws (included as Annex C to the proxy statement/prospectus).
3.3**	Form of New CCNB Post-Closing Certificate of Incorporation (included as Annex D to the proxy statement/prospectus).
3.4**	Form of New CCNB Post- Closing Bylaws (included as Annex E to the proxy statement/prospectus).
4.1**	Specimen Common Stock Certificate of Getty Images Holdings, Inc.
4.2**	Specimen Warrant Certificate of Getty Images Holdings, Inc.
4.3**	Existing Warrant Agreement by and between CC Neuberger Principal Holdings II and Continental Stock Transfer & Trust Company, as warrant agent, dated August 4, 2020 (incorporated by reference to Exhibit 4.1 of CC Neuberger Principal Holdings II’s Form 8-K, filed with the SEC on August 4, 2020).
4.4**	Form of Warrant Assumption Agreement among Continental Stock Transfer & Trust Company, CC Neuberger Principal Holdings II and Vector Holding, LLC.
5.1	Opinion of Kirkland & Ellis LLP.
5.2	Opinion of Maples and Calder.
8.1**	Tax Opinion of Kirkland & Ellis LLP.
8.2**	Tax Opinion of Weil, Gotshal & Manges LLP.
10.1**	Forward Purchase Agreement by and between CC Neuberger Principal Holdings II and Neuberger Berman Opportunistic Capital Solutions Master Fund LP, dated August 4, 2020 (incorporated by reference to Exhibit 10.6 of CC Neuberger Principal Holdings II’s Form 8-K, filed with the SEC on August 4, 2020).

Exhibit No.	Description
10.2**	Side Letter to the Forward Purchase Agreement and Backstop Agreement by and between CC Neuberger Principal Holdings II, and Neuberger Berman Opportunistic Capital Solutions Master Fund L.P., dated as of December 9, 2021 (included as Annex F to the proxy statement/prospectus).
10.3**	Sponsor Side Letter by and among CC Neuberger Principal Holdings II Sponsor, LLC, Joel Alsfine, James Quella, Jonathan Gear, CC NB Sponsor 2 Holdings LLC, Neuberger Berman Opportunistic Capital Solutions Master Fund LP, CC Neuberger Principal Holdings II, Vector Holding, LLC and Griffey Global Holdings, Inc., dated as of December 9, 2021 (included as Annex G to the proxy statement/prospectus).
10.4**	Form of PIPE Subscription Agreement (included as Annex H to the proxy statement/prospectus).
10.5**	Form of Permitted Equity Subscription Agreement (included as Annex I to the proxy statement/prospectus).
10.6**	Backstop Facility Agreement by and between CC Neuberger Principal Holdings II, and Neuberger Berman Opportunistic Capital Solutions Master Fund LP, dated as of November 16, 2020 (included as Annex S to the proxy statement/prospectus).
10.7**	Stockholders Agreement by and among Vector Holding, LLC, CC Neuberger Principal Holdings II Sponsor LLC, the equityholders of CC Neuberger Principal Holdings II Sponsor LLC, certain equityholders of Griffey Global Holdings, Inc. and certain other parties thereto, dated as of December 9, 2021 (included as Annex K to the proxy statement/prospectus).
10.8**	Form of Registration Rights Agreement to be entered into at the closing of the Business Combination (included as Annex L to the proxy statement/prospectus).
10.9**	Form of 2022 Employee Stock Purchase Plan (included as Annex M to the proxy statement/prospectus).
10.10**	Form of 2022 Equity Incentive Plan (included as Annex N to the proxy statement/prospectus).
10.11**	Employment Agreement with Craig Peters dated July 1, 2015, as amended on January 27, 2017, November 3, 2017, January 1, 2019, April 1, 2020 and October 1, 2020.
10.12**	Employment Agreement with Milena Alberti-Perez dated December 9, 2020.
10.13**	Employment Agreement with Nathaniel Gandert dated June 1, 2016, as amended on April 1, 2020 and October 1, 2020.
10.14**	New CCNB Earn-Out Plan (included as Annex J to the proxy statement/prospectus).
10.15**	Restated Option Agreement, by and among Griffey Investors, L.P., Getty Images, Inc., Getty Investments, L.L.C. and certain other parties, dated February 9, 1998, as amended on February 9, 1998, February 24, 2008, August 14, 2012, and December 9, 2021 (included as Annex Q to the proxy statement/prospectus).
21.1**	List of Subsidiaries of Vector Holding, LLC.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (with respect to the Griffey Global Holdings, Inc. consolidated financial statements).
23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.4	Consent of Maples and Calder.
24.1**	Power of Attorney (included on signature page).
99.1**	Form of Preliminary Proxy Card.
99.2**	Consent of Mark H. Getty.
99.3	Consent of Solomon Partners Securities, LLC.
99.4**	Consent of Patrick Maxwell.
99.5**	Consent of Hilary Schneider.
99.6**	Consent of Craig Peters.
99.7**	Consent of Brett Watson.
99.8**	Consent of Michael Harris.
99.9**	Consent of Chinh E. Chu.
99.10**	Consent of Jonathan Klein.
99.11**	Consent of James Quella.
107**	Filing Fee Table.

†
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). CCNB agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

*
To be filed by amendment.

**
Previously filed.

Item 22.   Undertakings.
The undersigned registrant, hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of June, 2022.
VECTOR HOLDING, LLC
By:
/s/ Matthew Skurbe

 Name:  Matthew Skurbe
 Title:   Vice President and Secretary
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Chinh E. Chu Chinh E. Chu	Chief Executive Officer (Principal Executive Officer)	June 27, 2022
/s/ Douglas Newton Douglas Newton	President	June 27, 2022
/s/ Matthew Skurbe Matthew Skurbe	Vice President and Secretary (Principal Financial and Accounting Officer)	June 27, 2022